FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-258342-05

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated August 14, 2024, may be amended or completed prior to time of sale.

$770,667,000 (Approximate)
BANK5 2024-5YR9
(Central Index Key Number 0002032772)
as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)
as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

as Sponsors and Mortgage Loan Sellers
Commercial Mortgage Pass-Through Certificates, Series 2024-5YR9

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2024-5YR9 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates identified under “Summary of Certificates and VRR Interest”) and the VRR Interest represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named BANK5 2024-5YR9. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates and the VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the VRR Interest will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in September 2024. The rated final distribution date for the certificates is the distribution date in August 2057.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$9,500,000		[_]%	(5)	June 2029
Class A-2(6)	(6)(7)		[_]%	(5)(6)	(7)
Class A-2-1(6)	$0	(6)(7)	[_]%	(6)	(7)
Class A-2-2(6)	$0	(6)(7)	[_]%	(6)	(7)
Class A-2-X1(6)	$0	(6)(7)	[_]%	(6)	NAP
Class A-2-X2(6)	$0	(6)(7)	[_]%	(6)	NAP
Class A-3(6)	(6)(7)		[_]%	(5)(6)	(7)
Class A-3-1(6)	$0	(6)(7)	[_]%	(6)	(7)
Class A-3-2(6)	$0	(6)(7)	[_]%	(6)	(7)
Class A-3-X1(6)	$0	(6)(7)	[_]%	(6)	NAP
Class A-3-X2(6)	$0	(6)(7)	[_]%	(6)	NAP
Class X-A	$605,293,000	(8)	[_]%	Variable(9)	NAP
Class X-B	$165,374,000	(10)	[_]%	Variable(11)	NAP
Class A-S(6)	$86,470,000	(6)	[_]%	(5)(6)	August 2029
Class A-S-1(6)	$0	(6)	[_]%	(6)	August 2029
Class A-S-2(6)	$0	(6)	[_]%	(6)	August 2029
Class A-S-X1(6)	$0	(6)	[_]%	(6)	NAP
Class A-S-X2(6)	$0	(6)	[_]%	(6)	NAP
Class B(6)	$46,478,000	(6)	[_]%	(5)(6)	August 2029
Class B-1(6)	$0	(6)	[_]%	(6)	August 2029
Class B-2(6)	$0	(6)	[_]%	(6)	August 2029
Class B-X1(6)	$0	(6)	[_]%	(6)	NAP
Class B-X2(6)	$0	(6)	[_]%	(6)	NAP
Class C(6)	$32,426,000	(6)	[_]%	(5)(6)	September 2029
Class C-1(6)	$0	(6)	[_]%	(6)	September 2029
Class C-2(6)	$0	(6)	[_]%	(6)	September 2029
Class C-X1(6)	$0	(6)	[_]%	(6)	NAP
Class C-X2(6)	$0	(6)	[_]%	(6)	NAP

(Footnotes on table on pages 3 through 5)

You should carefully consider the summary of risk factors and the risk factors beginning on page 70 and page 72, respectively, of this prospectus.

None of the certificates, the VRR Interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the VRR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 29.7% of each class of offered certificates, Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 39.1% of each class of offered certificates and Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 31.2% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about August 30, 2024. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately [ ]% of the aggregate certificate balance of the offered certificates, plus accrued interest from August 1, 2024, before deducting expenses payable by the depositor.

J.P. Morgan	Wells Fargo Securities	Morgan Stanley
Co-Lead Managers and Joint Bookrunners
Academy Securities		Drexel Hamilton
Co-Manager		Co-Manager
August [__], 2024

BANK5 2024-5YR9

Geographic Overview of Mortgage Pool

Colorado
1 property
$4,000,000
0.4% of total
Nebraska
1 property
$5,500,000
0.6% of total
Missouri
1 property
$4,250,000
0.5% of total
Illinois
1 property
$5,890,000
0.6% of total
Michigan
2 properties
$39,500,000
4.3% of total
Pennsylvania
1 property
$90,000,000
9.9% of total
New York
9 properties
$204,305,214
22.4% of total
Nevada
1 property
$31,000,000
3.4% of total
California
7 properties
$94,160,000
10.3% of total
Massachusetts
4 properties
$45,440,000
5.0% of total
Maryland
1 property
$27,300,000
3.0% of total
Virginia
2 properties
$96,300,000
10.6% of total
North Carolina
1 property
$3,535,000
0.4% of total
Georgia
2 properties
$12,900,000
1.4% of total
Florida
1 property
$51,000,000
5.6% of total
Texas
7 properties
$165,135,000
18.1% of total
Arkansas
1 property
$5,000,000
0.5% of total
Tennessee
1 property
$25,000,000
2.7% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type

Manufactured Housing 0.9%
Industrial 0.8%
Hospitality 3.7%
Other 0.2%
Self Storage 4.5%
Retail 35.5%
Multifamily 15.4%
Office 17.6%
Mixed Use 21.4%

Summary of Certificates AND VRR INTEREST

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$9,500,000		30.000%	[__]%	(5)	June 2029	2.58	09/24 – 06/29
A-2(6)	(6)(7)		30.000%	[__]%	(5)(6)	(7)	(7)	(7)
A-3(6)	(6)(7)		30.000%	[__]%	(5)(6)	(7)	(7)	(7)
X-A	$605,293,00	0(8)	NAP	[__]%	Variable(9)	NAP	NAP	NAP
X-B	$165,374,00	0(10)	NAP	[__]%	Variable(11)	NAP	NAP	NAP
A-S(6)	$86,470,00	0(6)	20.000%	[__]%	(5)(6)	August 2029	4.96	08/29 – 08/29
B(6)	$46,478,00	0(6)	14.625%	[__]%	(5)(6)	August 2029	4.96	08/29 – 08/29
C(6)	$32,426,00	0(6)	10.875%	[__]%	(5)(6)	September 2029	4.99	08/29 – 09/29
Non-Offered Certificates(15)
X-D	$28,103,000	(12)	NAP	[__]%	Variable(13)	NAP	NAP	NAP
X-F	$19,456,000	(12)	NAP	[__]%	Variable(13)	NAP	NAP	NAP
X-G	$12,971,000	(12)	NAP	[__]%	Variable(13)	NAP	NAP	NAP
X-J	$33,507,453	(12)	NAP	[__]%	Variable(13)	NAP	NAP	NAP
D	$19,456,000		8.625%	[__]%	(5)	September 2029	5.04	09/29 – 09/29
E	$8,647,000		7.625%	[__]%	(5)	September 2029	5.04	09/29 – 09/29
F	$19,456,000		5.375%	[__]%	(5)	September 2029	5.04	09/29 – 09/29
G	$12,971,000		3.875%	[__]%	(5)	September 2029	5.04	09/29 – 09/29
J	$33,507,453		0.000%	[__]%	(5)	September 2029	5.04	09/29 – 09/29
R(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to the discussion in footnote (7) below. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates (collectively referred to herein as “Class X certificates”) may vary depending upon the final pricing of the classes of principal balance certificates or trust components whose certificate balances comprise such notional amounts and, if as a result of such pricing the pass-through rate of any class of the Class X certificates would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.
(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2 and Class A-3 certificates, are presented in the aggregate, taking into account the certificate balance of the Class A-2 and Class A-3 trust components. The approximate initial credit support percentages set forth for the Class A-S, Class B and Class C certificates represent the approximate credit support for the underlying Class A-S, Class B and Class C trust components, respectively. The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.
(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(5)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J certificates for any distribution date will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(6)	The Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B-1, Class B-2, Class B-X1, Class B-X2, Class C-1, Class C-2, Class C-X1 and Class C-X2 certificates are also offered certificates. Such classes of certificates, together with the Class A-2, Class A-3, Class A-S, Class B and Class C certificates, constitute the
3

“Exchangeable Certificates”. The Class A-1, Class D, Class E, Class F, Class G and Class J certificates, together with the Exchangeable Certificates with a certificate balance, are referred to as the “principal balance certificates.” Each class of Exchangeable Certificates will have the certificate balance or notional amount and pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

(7)	The exact initial certificate balances or notional amounts of the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components (and consequently, the exact initial certificate balance or notional amount of each class of Class A-2 Exchangeable Certificates and Class A-3 Exchangeable Certificates) are unknown and will be determined based on the final pricing of the certificates. However, the initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-2 and Class A-3 trust components are expected to be within the applicable ranges reflected in the following chart. The aggregate of the initial certificate balances of the Class A-2 and Class A-3 trust components is expected to be approximately $595,793,000, subject to a variance of plus or minus 5%. The Class A-2-X1 and Class A-2-X2 trust components will have initial notional amounts equal to the initial certificate balance of the Class A-2 trust component. The Class A-3-X1 and Class A-3-X2 trust components will have initial notional amounts equal to the initial certificate balance of the Class A-3 trust component. In the event that the Class A-3 trust component is issued with an initial certificate balance of $595,793,000, the Class A-2 trust component (and, correspondingly, the Class A-2 Exchangeable Certificates) will not be issued.
Trust Components	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Dates	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-2 trust component	$0 - $250,000,000	NAP – August 2029	NAP – 4.87	NAP / 06/29 – 08/29
Class A-3 trust component	$345,793,000 - $595,793,000	August 2029 – August 2029	4.96 – 4.92	08/29 – 08/29 / 06/29 – 08/29
(8)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1 certificates and the Class A-2 and Class A-3 trust components outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.
(9)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1 certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(10)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C trust components outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.
(11)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(12)	The Class X-D, Class X-F, Class X-G and Class X-J certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The notional amount of the Class X-J certificates will be equal to the certificate balance of the Class J certificates outstanding from time to time.
(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. The pass-through rate for the Class X-G
4

certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. The pass-through rate for the Class X-J certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class J certificates for the related distribution date.

(14)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(15)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates.

VRR Interest Summary

Non-Offered Eligible Vertical Interest	Approximate Initial VRR Interest Balance(1)	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Expected Weighted Average Life (Years)(3)	Expected Principal Window(3)
Class RR Certificates(4)	$33,491,260.70	[_]%	(5)	September 2029	4.92	09/24 – 09/29
RR Interest(4)	$12,019,500	[_]%	(5)	September 2029	4.92	09/24 – 09/29
(1)	The Class RR Certificates and the RR Interest will collectively constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules), which is expected to be acquired and retained by the sponsors as described under “Credit Risk Retention”. The Class RR Certificates and the RR Interest collectively comprise the “VRR Interest”. The VRR Interest represents the right to receive approximately 5.00% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates and the VRR Interest on each distribution date, as further described under “Credit Risk Retention”. The owner of the RR Interest is referred to in this prospectus as the “RR Interest Owner” and the RR Interest Owner and the holders of the Class RR Certificates (the “Class RR Certificateholders”) are referred to collectively in this prospectus as the “VRR Interest Owners”. See “Credit Risk Retention”.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR Interest are based on the assumptions set forth under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(4)	The Class RR certificates will be certificated but will not be “certificates” for purposes of this prospectus. The RR Interest will not be a “certificate” for purposes of this prospectus and is not being offered by this prospectus.
(5)	Although they do not have a specified pass-through rate (other than for tax reporting purposes), the effective pass-through rate for each of the RR Interest and the Class RR Certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, which mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G, Class J and Class R certificates and the VRR Interest are not offered by this prospectus. Any information in this prospectus concerning these certificates or the VRR Interest is presented solely to enhance your understanding of the offered certificates.

5

TABLE OF CONTENTS

Summary of Certificates AND VRR INTEREST	3
Important Notice Regarding the Offered Certificates	17
Important Notice About Information Presented in this Prospectus	18
Summary of Terms	29
Summary of Risk Factors	70
Risks Relating to the Mortgage Loans	70
Risks Relating to Conflicts of Interest	71
Other Risks Relating to the Certificates	71
Risk Factors	72
Risks Related to Market Conditions and Other External Factors	72
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	72
Risks Relating to the Mortgage Loans	73
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	73
Risks of Commercial and Multifamily Lending Generally	74
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	75
General	75
A Tenant Concentration May Result in Increased Losses	77
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	77
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	78
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	78
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	79
Early Lease Termination Options May Reduce Cash Flow	79
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	80
Retail Properties Have Special Risks	81
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.	81
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.	82
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.	82
Multifamily Properties Have Special Risks	84
Mixed Use Properties Have Special Risks	87
Hospitality Properties Have Special Risks	87
Office Properties Have Special Risks	89
Self Storage Properties Have Special Risks	90
Industrial Properties Have Special Risks	91
Manufactured Housing Community Properties Have Special Risks	93
Risks Relating to Affiliation with a Franchise or Hotel Management Company	94
Master Leased Properties Have Special Risks	95
Condominium Ownership May Limit Use and Improvements	95
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	97
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	98
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	100
6

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	101
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	102
Risks Related to Zoning Non-Compliance and Use Restrictions	104
Risks Relating to Inspections of Properties	106
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	106
Insurance May Not Be Available or Adequate	106
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	108
Terrorism Insurance May Not Be Available for All Mortgaged Properties	108
Risks Associated with Blanket Insurance Policies or Self-Insurance	109
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	110
Limited Information Causes Uncertainty	110
Historical Information	110
Ongoing Information	111
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	111
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	112
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	113
Static Pool Data Would Not Be Indicative of the Performance of this Pool	113
Appraisals May Not Reflect Current or Future Market Value of Each Property	114
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	115
The Borrower’s Form of Entity May Cause Special Risks	116
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	118
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	119
Other Financings or Ability to Incur Other Indebtedness Entails Risk	120
Tenancies-in-Common May Hinder Recovery	122
Risks Relating to Enforceability of Cross-Collateralization	122
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	123
Risks Associated with One Action Rules	123
State Law Limitations on Assignments of Leases and Rents May Entail Risks	123
Various Other Laws Could Affect the Exercise of Lender’s Rights	124
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	124
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	125
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	127
Risks Related to Ground Leases and Other Leasehold Interests	128
Increases in Real Estate Taxes May Reduce Available Funds	130
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	130
Risks Related to Conflicts of Interest	130
7

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	130
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	133
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	133
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	135
Potential Conflicts of Interest of the Operating Advisor	138
Potential Conflicts of Interest of the Asset Representations Reviewer	139
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	139
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	142
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Applicable Special Servicer of the Applicable Whole Loan	143
Other Potential Conflicts of Interest May Affect Your Investment	144
Other Risks Relating to the Certificates	145
EU Securitization Regulation and UK Securitization Regulation	145
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	148
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	151
General	151
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	152
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	154
Losses and Shortfalls May Change Your Anticipated Yield	154
Risk of Early Termination	155
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	155
Payments Allocated to the VRR Interest or the Certificates Will Not Be Available to the Certificates or the VRR Interest, Respectively	156
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	156
You Have Limited Voting Rights	156
The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment	157
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	160
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	161
Risks Relating to Modifications of the Mortgage Loans	163
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	164
Risks Relating to Interest on Advances and Special Servicing Compensation	165
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	165
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	166
8

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	167
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	167
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	168
Tax Considerations Relating to Foreclosure	168
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	169
REMIC Status	169
Material Federal Tax Considerations Regarding Original Issue Discount	170
General Risks	170
The Certificates May Not Be a Suitable Investment for You	170
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	170
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	170
Other Events May Affect the Value and Liquidity of Your Investment	171
The Certificates Are Limited Obligations	171
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	171
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	172
Description of the Mortgage Pool	174
General	174
Co-Originated or Third-Party Originated Mortgage Loans	175
Certain Calculations and Definitions	176
Definitions	177
Mortgage Pool Characteristics	190
Overview	190
Property Types	192
Retail Properties	192
Hospitality Properties	193
Office Properties	193
Mixed Use Properties	193
Self Storage Properties	194
Industrial Properties	194
Manufactured Housing Properties	194
Multifamily Properties	194
Specialty Use Concentrations	196
Significant Obligors	196
Mortgage Loan Concentrations	197
Top Fifteen Mortgage Loans	197
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	197
Geographic Concentrations	199
Mortgaged Properties with Limited Prior Operating History	199
Tenancies-in-Common or Diversified Ownership	200
Condominium and Other Shared Interests	200
Fee & Leasehold Estates; Ground Leases	201
Environmental Considerations	203
9

Redevelopment, Renovation and Expansion	205
Assessment of Property Value and Condition	205
Litigation and Other Considerations	206
Condemnations	207
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	207
Tenant Issues	209
Tenant Concentrations	209
Lease Expirations and Terminations	210
Expirations	210
Terminations	210
Other	212
Purchase Options and Rights of First Refusal	215
Affiliated Leases	216
Competition from Certain Nearby Properties	217
Insurance Considerations	218
Use Restrictions	219
Appraised Value	220
Non-Recourse Carveout Limitations	220
Real Estate and Other Tax Considerations	222
Delinquency Information	222
Certain Terms of the Mortgage Loans	223
Amortization of Principal	223
Payment Due Dates; Interest Rates; Calculations of Interest	223
Single Purpose Entity Covenants	224
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	225
Voluntary Prepayments	226
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	227
Defeasance	228
Releases; Partial Releases; Property Additions	229
Escrows	232
Mortgaged Property Accounts	233
Exceptions to Underwriting Guidelines	235
Additional Indebtedness	236
General	236
Whole Loans	236
Mezzanine Indebtedness	237
Other Secured Indebtedness	239
General	239
Preferred Equity	240
Other Unsecured Indebtedness	240
The Whole Loans	241
General	241
The Serviced Pari Passu Whole Loans	247
Intercreditor Agreement	247
Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans	248
Control Rights with respect to Servicing Shift Whole Loans.	248
Certain Rights of each Non-Controlling Holder	248
Sale of Defaulted Mortgage Loan	249
The Non-Serviced Pari Passu Whole Loans	250
Intercreditor Agreement	250
Control Rights	251
10

Certain Rights of each Non-Controlling Holder	251
Custody of the Mortgage File	253
Sale of Defaulted Mortgage Loan	253
The Non-Serviced AB Whole Loan	253
The BioMed 2024 Portfolio 2 AB Whole Loan	253
The Servicing Shift AB Whole Loan	261
The Bronx Terminal Market AB Whole Loan	261
Additional Information	270
Transaction Parties	272
The Sponsors and Mortgage Loan Sellers	272
JPMorgan Chase Bank, National Association	272
General	272
JPMCB’s Securitization Program	272
Review of JPMCB Mortgage Loans	274
JPMCB’s Underwriting Standards and Processes	276
Compliance with Rule 15Ga-1 under the Exchange Act	281
Retained Interests in This Securitization	284
Morgan Stanley Mortgage Capital Holdings LLC	284
Morgan Stanley Group’s Commercial Mortgage Securitization Program	284
The Morgan Stanley Group’s Underwriting Standards	286
Repurchases and Replacements	294
Wells Fargo Bank, National Association	298
General	298
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	298
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	299
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	304
Compliance with Rule 15Ga-1 under the Exchange Act	307
Retained Interests in This Securitization	311
The Depositor	311
The Issuing Entity	312
The Certificate Administrator and Trustee	313
The Master Servicer	315
The Primary Servicer and the Special Servicer	320
Summary of the Midland Primary Servicing Agreement	324
The Operating Advisor and Asset Representations Reviewer	328
Credit Risk Retention	330
General	330
VRR Interest	331
VRR Interest Available Funds	331
Priority of Distributions	332
Allocation of VRR Interest Realized Losses	333
Yield Maintenance Charge or Prepayment Premium	333
Qualifying CRE Loans	333
Description of the Certificates	333
General	333
Distributions	337
Method, Timing and Amount	337
Available Funds	338
Priority of Distributions	339
Pass-Through Rates	344
Exchangeable Certificates	345
Exchange Limitations	349
11

Exchange Procedures	349
Interest Distribution Amount	350
Principal Distribution Amount	350
Certain Calculations with Respect to Individual Mortgage Loans	352
Application Priority of Mortgage Loan Collections or Whole Loan Collections	354
Allocation of Yield Maintenance Charges and Prepayment Premiums	357
Assumed Final Distribution Date; Rated Final Distribution Date	361
Prepayment Interest Shortfalls	362
Subordination; Allocation of Realized Losses	364
Reports to Certificateholders and VRR Interest Owners; Certain Available Information	367
Certificate Administrator Reports	367
Information Available Electronically	374
Voting Rights	379
Delivery, Form, Transfer and Denomination	380
Book-Entry Registration	380
Definitive Certificates	383
Certificateholder Communication	383
Access to Certificateholders’ Names and Addresses	383
Requests to Communicate	384
List of Certificateholders and VRR Interest Owners	385
Description of the Mortgage Loan Purchase Agreements	385
General	385
Dispute Resolution Provisions	395
Asset Review Obligations	395
Pooling and Servicing Agreement	396
General	396
Assignment of the Mortgage Loans	396
Servicing Standard	397
Subservicing	399
Advances	400
P&I Advances	400
Servicing Advances	401
Nonrecoverable Advances	402
Recovery of Advances	403
Accounts	405
Withdrawals from the Collection Account	407
Servicing and Other Compensation and Payment of Expenses	410
General	410
Master Servicing Compensation	415
Special Servicing Compensation	418
Disclosable Special Servicer Fees	423
Certificate Administrator and Trustee Compensation	424
Operating Advisor Compensation	425
Asset Representations Reviewer Compensation	426
CREFC® Intellectual Property Royalty License Fee	426
Appraisal Reduction Amounts	427
Maintenance of Insurance	435
Modifications, Waivers and Amendments	439
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	445
Inspections	447
Collection of Operating Information	448
Special Servicing Transfer Event	448
Asset Status Report	451
12

Realization Upon Mortgage Loans	455
Sale of Defaulted Loans and REO Properties	458
The Directing Certificateholder	461
General	461
Major Decisions	464
Asset Status Report	468
Replacement of the Special Servicer	469
Control Termination Event and Consultation Termination Event	469
Servicing Override	472
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans	473
Rights of the Holders of Serviced Pari Passu Companion Loans	473
Limitation on Liability of Directing Certificateholder	473
The Operating Advisor	474
General	474
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	475
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	476
Recommendation of the Replacement of the Special Servicer	479
Eligibility of Operating Advisor	479
Other Obligations of Operating Advisor	480
Delegation of Operating Advisor’s Duties	481
Termination of the Operating Advisor With Cause	481
Rights Upon Operating Advisor Termination Event	482
Waiver of Operating Advisor Termination Event	482
Termination of the Operating Advisor Without Cause	483
Resignation of the Operating Advisor	483
Operating Advisor Compensation	483
The Asset Representations Reviewer	484
Asset Review	484
Asset Review Trigger	484
Asset Review Vote	485
Review Materials	486
Asset Review	487
Eligibility of Asset Representations Reviewer	489
Other Obligations of Asset Representations Reviewer	490
Delegation of Asset Representations Reviewer’s Duties	490
Assignment of Asset Representations Reviewer’s Rights and Obligations	491
Asset Representations Reviewer Termination Events	491
Rights Upon Asset Representations Reviewer Termination Event	492
Termination of the Asset Representations Reviewer Without Cause	493
Resignation of Asset Representations Reviewer	493
Asset Representations Reviewer Compensation	493
Limitation on Liability of Risk Retention Consultation Parties	493
Replacement of the Special Servicer Without Cause	494
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	497
Termination of the Master Servicer or Special Servicer for Cause	499
Servicer Termination Events	499
Rights Upon Servicer Termination Event	500
Waiver of Servicer Termination Event	502
Resignation of the Master Servicer or Special Servicer	502
13

Limitation on Liability; Indemnification	503
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	507
Dispute Resolution Provisions	507
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	507
Repurchase Request Delivered by a Party to the PSA	508
Resolution of a Repurchase Request	509
Mediation and Arbitration Provisions	512
Servicing of the Non-Serviced Mortgage Loans	513
Servicing of the 640 5th Avenue Mortgage Loan, the Showcase I Mortgage Loan and the Cummins Station Mortgage Loan	516
Servicing of the BioMed 2024 Portfolio 2 Mortgage Loan	518
Servicing of the Servicing Shift Mortgage Loans	518
Rating Agency Confirmations	520
Evidence as to Compliance	522
Limitation on Rights of Certificateholders and VRR Interest Owners to Institute a Proceeding	523
Termination; Retirement of Certificates	524
Amendment	525
Resignation and Removal of the Trustee and the Certificate Administrator	528
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	530
Certain Legal Aspects of Mortgage Loans	530
New York	530
Texas	530
Virginia	531
California	532
General	532
Types of Mortgage Instruments	533
Leases and Rents	533
Personalty	534
Foreclosure	534
General	534
Foreclosure Procedures Vary from State to State	534
Judicial Foreclosure	534
Equitable and Other Limitations on Enforceability of Certain Provisions	535
Nonjudicial Foreclosure/Power of Sale	535
Public Sale	535
Rights of Redemption	537
Anti-Deficiency Legislation	537
Leasehold Considerations	538
Cooperative Shares	538
Bankruptcy Laws	539
Environmental Considerations	546
General	546
Superlien Laws	546
CERCLA	546
Certain Other Federal and State Laws	547
Additional Considerations	548
Due-on-Sale and Due-on-Encumbrance Provisions	548
Subordinate Financing	548
Default Interest and Limitations on Prepayments	549
Applicability of Usury Laws	549
Americans with Disabilities Act	549
14

Servicemembers Civil Relief Act	550
Anti-Money Laundering, Economic Sanctions and Bribery	550
Potential Forfeiture of Assets	550
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	551
Pending Legal Proceedings Involving Transaction Parties	553
Use of Proceeds	553
Yield and Maturity Considerations	553
Yield Considerations	553
General	553
Rate and Timing of Principal Payments	553
Losses and Shortfalls	554
Certain Relevant Factors Affecting Loan Payments and Defaults	555
Delay in Payment of Distributions	556
Yield on the Certificates with Notional Amounts	556
Weighted Average Life	557
Pre-Tax Yield to Maturity Tables	562
Material Federal Income Tax Considerations	569
General	569
Qualification as a REMIC	570
Status of Offered Certificates	572
Exchangeable Certificates	573
Taxation of Regular Interests	573
Taxation of Regular Interests	574
General	574
Original Issue Discount	574
Acquisition Premium	576
Market Discount	576
Premium	577
Election To Treat All Interest Under the Constant Yield Method	578
Treatment of Losses	578
Yield Maintenance Charges and Prepayment Premiums	579
Sale or Exchange of Regular Interests	579
Taxes That May Be Imposed on a REMIC	580
Prohibited Transactions	580
Contributions to a REMIC After the Startup Day	581
Net Income from Foreclosure Property	581
REMIC Partnership Representative	581
Taxation of Certain Foreign Investors	582
FATCA	583
Backup Withholding	583
Information Reporting	583
3.8% Medicare Tax on “Net Investment Income”	584
Reporting Requirements	584
Certain State and Local Tax Considerations	586
Method of Distribution (Conflicts of Interest)	587
Incorporation of Certain Information by Reference	590
Where You Can Find More Information	591
Financial Information	591
Certain ERISA Considerations	592
General	592
Plan Asset Regulations	592
Administrative Exemptions	593
15

Insurance Company General Accounts	595
Legal Investment	597
Legal Matters	598
Ratings	598
Index of Defined Terms	602

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

16

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. THE OFFERED CERTIFICATES ARE A NEW ISSUE OF SECURITIES WITH NO ESTABLISHED TRADING MARKET AND WE CANNOT ASSURE YOU THAT A SECONDARY MARKET FOR THE OFFERED CERTIFICATES WILL DEVELOP. THE UNDERWRITERS ARE UNDER NO OBLIGATION TO MAKE A MARKET IN THE OFFERED CERTIFICATES AND MAY DISCONTINUE ANY MARKET MAKING ACTIVITIES AT ANY TIME WITHOUT NOTICE. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING, HOLDING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET-BACKED SECURITIES GENERALLY. IF A SECONDARY MARKET DOES DEVELOP, WE CANNOT ASSURE YOU THAT IT

17

WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE LIFE OF THE OFFERED CERTIFICATES. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—GENERAL RISKS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and VRR Interest, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;
●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	Summary of Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.;
●	references to any specified mortgaged property (or portfolio of mortgaged properties) refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1;
●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate
18

percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;
●	references to a “pooling and servicing agreement” (other than the BANK5 2024-5YR9 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including Underwritten Net Cash Flow as well as other terms used to measure and present information relating to operation and performance of the Mortgaged Properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of Net Operating Income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). They are not measurements of financial performance under GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP. Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis

19

of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this prospectus may not comply with these rules.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (AN “EU QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

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EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER, SEVERALLY BUT NOT JOINTLY, HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR (AS DEFINED ABOVE) IN THE EEA. FOR THE PURPOSES OF THIS PROVISION, THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES (AND FOR THE PURPOSES OF THE FOLLOWING SECTION OF THIS PROSPECTUS), A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (A “UK QUALIFIED INVESTOR”), AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED; AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL BE MADE ONLY TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

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UK MIFIR PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHOM THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN

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INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER, SEVERALLY BUT NOT JOINTLY, HAS REPRESENTED AND AGREED THAT:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A) IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO ANY UK RETAIL INVESTOR (AS DEFINED ABOVE) IN THE UK (AND FOR THE PURPOSES OF THIS PROVISION, THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES);

OTHER UK REGULATORY RESTRICTIONS

(B) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(C) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR OR THE UNDERWRITERS, OR THEIR RESPECTIVE AFFILIATES, OR ANY OTHER PERSON, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES AND THE VRR INTEREST, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY (A) REGULATION (EU) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (INCLUDING BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019) (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PERSON UNDERTAKES TO TAKE ANY ACTION WHICH MAY BE REQUIRED BY ANY POTENTIAL INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS THAT ARE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. SEE “RISK FACTORS—OTHER

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RISKS RELATING TO THE CERTIFICATES—EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION” IN THIS PROSPECTUS.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO

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“PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER

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SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless

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the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “Japanese Retention Requirement”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT HERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2024-5YR9.
Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.
Issuing Entity	BANK5 2024-5YR9, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.
Sponsors and Originators	The sponsors of this transaction are:
●	JPMorgan Chase Bank, National Association, a national banking association
●	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company
●	Wells Fargo Bank, National Association, a national banking association
These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
The originators of this transaction are:
●	JPMorgan Chase Bank, National Association, a national banking association
●	Morgan Stanley Bank, N.A., a national banking association
●	Wells Fargo Bank, National Association, a national banking association

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The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:
Sellers of the Mortgage Loans
Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	6	$230,390,000	25.3%
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	16	356,309,688	39.1
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	10	243,515,526	26.8
JPMorgan Chase Bank, National Association / Wells Fargo Bank, National Association	JPMorgan Chase Bank, National Association / Wells Fargo Bank, National Association(2)	1	80,000,000	8.8
Total		33	$910,215,214	100.0%

(1)	Certain of the mortgage loans were co-originated or were part of whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.
(2)	The BioMed 2024 Portfolio 2 mortgage loan (8.8%) is comprised of separate notes that are being sold by JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association. The BioMed 2024 Portfolio 2 mortgage loan is evidenced by two (2) promissory notes: (i) note A-6 with an outstanding principal balance of $40,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller and (ii) note A-8 with an outstanding principal balance of $40,000,000 as of the cut-off date, as to which Wells Fargo Bank, National Association is acting as mortgage loan seller.
See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.
Master Servicer	Wells Fargo Bank, National Association is expected to act as the master servicer under the pooling and servicing agreement. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086-23A, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

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The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Prior to the applicable servicing shift securitization date, any servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, any such servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Primary Servicer	Midland Loan Services, a Division of PNC Bank, National Association, is expected to act as primary servicer and perform servicing duties delegated by the master servicer with respect to certain mortgage loans to be sold to the depositor by each of JPMorgan Chase Bank, National Association and Morgan Stanley Mortgage Capital Holdings LLC, pursuant to a primary servicing agreement to be entered into with the master servicer. The principal servicing office of Midland Loan Services, a Division of PNC Bank, National Association, is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Primary Servicer”.
Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as special servicer with respect to the applicable mortgage loans and REO properties (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special

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servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.
Midland Loan Services, a Division of PNC Bank, National Association, is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate), which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any servicing shift mortgage loan or excluded loan) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.
Midland Loan Services, a Division of PNC Bank, National Association, or its affiliate, assisted Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.
If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan or serviced whole loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan, and prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed

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within such 30-day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.
Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.
The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Trustee	Computershare Trust Company, National Association will act as trustee. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other offices). Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.
The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to any servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift securitization date. From and after the related servicing shift securitization date, the mortgagee of record with respect to any servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

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With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other offices), and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Certificate Administrator and Trustee” and “Pooling and Servicing Agreement”.
The custodian with respect to any servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the VRR Interest Owners that the special servicer be replaced.
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The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced whole loan or servicing shift whole loan or any related REO property (each of which will be serviced pursuant to the related non-serviced pooling and servicing agreement). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer generally will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.
Directing Certificateholder	Subject to the rights of the holders of subordinate companion loans solely with respect to any serviced A/B whole loan described under “Description of the Mortgage Loan—The Whole Loans”, the directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any servicing shift mortgage loan and (ii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.
With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the

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controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.
The controlling class will be, as of any time of determination, the most subordinate certificates among the Class E, Class F, Class G and Class J certificates that has a certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such certificates, in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, at least equal to 25% of the initial certificate balance of such classes. As of the closing date, the controlling class will be the Class J certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.
It is anticipated that on the closing date, Eightfold Real Estate Capital Fund VI, L.P. or its affiliate is expected to purchase the Class X-F, Class X-G, Class X-J, Class F, Class G and Class J certificates, and that Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate) is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any excluded loan).
With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the servicing shift securitization date, the rights of the controlling noteholder of the related servicing shift whole loan (if the related control note is included in the related future securitization) are expected to be exercisable by the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will generally only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting a servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

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With respect to any serviced subordinate companion loan described under “Description of the Mortgage Pool—The Whole Loans”, during such time as the holder of such subordinate companion loan is no longer permitted to exercise control or consultation rights under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans”.
Each entity identified as an “Initial Directing Party” in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation parties will have certain non-binding consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The “risk retention consultation party” will be each of (i) the party selected by Morgan Stanley Bank, N.A., (ii) the party selected by Wells Fargo Bank, National Association, and (iii) the party selected by JPMorgan Chase Bank, National Association, in each case, as an owner of the VRR Interest. Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC and JPMorgan Chase Bank, National Association are expected to be appointed as the initial risk retention consultation parties with respect to the mortgage loans.
With respect to any risk retention consultation party or any holder of the majority of the VRR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been

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commenced against the equity collateral pledged to secure the related mezzanine loan, or certain affiliates thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
Significant Obligor	There are no significant obligors related to the issuing entity.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective payment due date for the monthly debt service payment that is due in August 2024 (or, in the case of any mortgage loan that has its first payment due date after August 2024, the date that would have been its payment due date in August 2024 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).
Closing Date	On or about August 30, 2024.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in September 2024.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Delaware, Maryland, New York, Kansas, Pennsylvania, North Carolina, the District of Columbia or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York

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Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.
Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the payment due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the payment due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution

Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:
Class	Assumed Final Distribution Date
Class A-1	June 2029
Class A-2	NAP – August 2029(1)(2)
Class A-3	August 2029 – August 2029(1)(2)
Class X-A	NAP
Class X-B	NAP
Class A-S	August 2029(2)
Class B	August 2029(2)
Class C	September 2029(2)

(1)	The range of assumed final distribution dates is based on the initial certificate balance of the Class A-2 trust component ranging from $0 to $250,000,000 and the initial certificate balance of the Class A-3 trust component ranging from $345,793,000 to $595,793,000.
(2)	Each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates that are principal balance certificates will have the same assumed final distribution date as the Class A-2, Class A-3, Class A-S, Class B or Class C certificates, respectively, shown in the table.
The rated final distribution date will be the distribution date in August 2057.

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Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2024-5YR9:
●	Class A-1
●	Class A-2, Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2
●	Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2
●	Class X-A
●	Class X-B
●	Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2
●	Class B, Class B-1, Class B-2, Class B-X1, Class B-X2
●	Class C, Class C-1, Class C-2, Class C-X1, Class C-X2
The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G, Class J and Class R.

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The Class RR certificates will be certificated, but will not be “certificates” for purposes of this prospectus and are not being offered by this prospectus. The RR Interest will not be a “certificate” for purposes of this prospectus and is not being offered by this prospectus.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Class	Approx. Initial Aggregate Certificate Balance or Notional Amount		Approx. % of Initial Pool Balance		Approx. Initial Credit Support(1)
Class A-1	$9,500,00	0	1.044%		30.000%
Class A-2	(2)(3)		(2)(3)		30.000%
Class A-3	(2)(3)		(2)(3)		30.000%
Class X-A	$605,293,000		NAP		NAP
Class X-B	$165,374,000		NAP		NAP
Class A-S	$86,470,000	(2)	9.500	%(2)	20.000%
Class B	$46,478,000	(2)	5.106	%(2)	14.625%
Class C	$32,426,000	(2)	3.562	%(2)	10.875%

(1)	The approximate initial credit support percentages with respect to the Class A-1, Class A-2 and Class A-3 certificates are presented in the aggregate, taking into account the certificate balances of the Class A-2 and Class A-3 trust components. The approximate initial credit support percentage set forth for the Class A-S certificates represents the approximate credit support for the underlying Class A-S trust component. The approximate initial credit support percentage set forth for the Class B certificates represents the approximate credit support for the underlying Class B trust component. The approximate initial credit support percentage set forth for the Class C certificates represents the approximate credit support for the underlying Class C trust component. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.
(2)	Each class of Exchangeable Certificates will have the certificate balance or notional amount described under “Description of the Certificates—Distributions—Exchangeable Certificates”.
(3)	The exact initial certificate balances or notional amounts of the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components (and consequently, the exact initial certificate balance or notional amount of each class of Class A-2 Exchangeable Certificates and Class A-3 Exchangeable Certificates) are unknown and will be determined based on the final pricing of the certificates. However, the initial certificate balance of the Class A-2 trust component is expected to be within the range of $0 - $250,000,000 (0.000% - 27.466% of the Initial Pool Balance), and the initial certificate balance of the Class A-3 trust component is expected to be within the range of $345,793,000 - $595,793,000 (37.990% - 65.456% of the Initial Pool Balance). The aggregate initial certificate balance of the Class A-2 and Class A-3 trust components is expected to be approximately $595,793,000, subject to a variance of plus or minus 5%. The Class A-2-X1 and Class A-2-X2 trust components will have initial notional amounts equal to the initial certificate balance of the Class A-2 trust component. The Class A-3-X1 and Class A-3-X2 trust components will have initial notional amounts equal to the initial certificate balance of the Class A-3 trust component.

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Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:
Class	Approx. Initial Pass-Through Rate(1)
Class A-1	[__]%
Class A-2(2)	[__]%
Class A-3(2)	[__]%
Class X-A	[__]%
Class X-B	[__]%
Class A-S(2)	[__]%
Class B(2)	[__]%
Class C(2)	[__]%

(1)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-S, Class B and Class C certificates for any distribution date will be a per annum rate equal to one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1 certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 trust components for the related distribution date, weighted on the basis of their respective aggregate certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(2)	Each class of Exchangeable Certificates will have the pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.
For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not
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include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.
For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.
The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.06250%.
The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.2500% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

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Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.
The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.
The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.010360%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.
The operating advisor will be entitled to an upfront fee of $10,000 on the closing date. The operating advisor will also be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any related companion loan) at a rate equal to 0.001390% per annum with respect to each mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.000300%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any
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distributions to certificateholders and the VRR Interest Owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the VRR Interest Owners.
Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the VRR Interest Owners. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.
With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and

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“Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate(2)
BioMed 2024 Portfolio 2	0.00125% per annum	0.15000%
640 5th Avenue	0.00250% per annum	0.25000%
Showcase I	0.00250% per annum	0.25000%
Cummins Station	0.00250% per annum	0.25000%

(1)	Included as part of the Servicing Fee Rate.
(2)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

Allocation between

VRR Interest and

Certificates	The aggregate amount available for distributions to holders of the certificates and the VRR Interest on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, each applicable master servicer, each applicable special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the VRR Interest, on the one hand, and for distribution to holders of the certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR interest will at all times be the product of such amount multiplied by a fraction, expressed as a percentage, the numerator of which is the initial VRR interest balance of the VRR Interest, and the denominator of which is the sum of the aggregate initial Certificate Balances of the Principal Balance Certificates and the initial VRR Interest Balance of the VRR Interest (the “VRR Percentage”); and (b) the Non-VRR Certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the VRR Percentage (such difference, the “Non-Retained Percentage”) (each of the VRR Percentage and Non-Retained Percentage are referred to as the respective “Percentage Allocation Entitlement”).

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A. Amount and Order

of Distributions on

Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:
First, to the Class A-1, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 trust components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes of certificates and trust components;
Second, to the Class A-1 certificates and the Class A-2 and Class A-3 trust components, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (b) second, to principal on the Class A-2 trust component, until the certificate balances of the Class A-2 trust component has been reduced to zero and (c) third, to principal on the Class A-3 trust component, until the certificate balance of the Class A-3 trust component has been reduced to zero, or (ii) if the certificate balance of each class of certificates and trust component other than the Class A-1 certificates and the Class A-2 and Class A-3 trust components have been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates or trust components, funds available for distributions of principal will be distributed to the Class A-1 certificates and Class A-2 and Class A-3 trust components remaining outstanding, pro rata (based on their respective certificate balances), without regard to the distribution priorities described above;
Third, to the Class A-1 certificates and the Class A-2 and Class A-3 trust components, to reimburse the Class A-1 certificates and the Class A-2 and Class A-3 trust components, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class or trust component, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class or trust component;
Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest
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entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the pass-through rate for such trust component;
Fifth, to the Class B, Class B-X1 and Class B-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class B trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the pass-through rate for such trust component;
Sixth, to the Class C, Class C-X1 and Class C-X2 trust components as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class C trust component, first, in an amount equal to any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those certificates or trust components, and then in an amount equal to interest on that amount at the pass-through rate for such trust component;

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Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class X-J and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and
Eighth, to the Class R certificates, any remaining amounts.
Principal and interest payable to the trust components will be distributed pro rata to the corresponding classes of exchangeable certificates representing interests therein in accordance with their class percentage interests therein as described under “Description of the Certificates—Distributions—Exchangeable Certificates”.
For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) and the VRR Interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—VRR Interest—Priority of Distributions. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.
A description of the amount of principal required to be distributed to each class of the certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” “Credit Risk Retention—VRR Interest—Priority of Distributions”, respectively.

C. Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the VRR Interest, on the one hand, and the certificates, on the other hand, in accordance with their respective percentage allocation entitlements. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

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For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the allocation between the VRR Interest and the certificates and the corresponding entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the VRR Interest and the certificates and the manner in which the certificate allocations are further allocated to certain classes of those certificates in ascending order (beginning with certain non-offered certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J or Class R certificates or any class of Exchangeable Certificates with an “X” suffix, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates and any class of Exchangeable Certificates with an “X” suffix, and, therefore, the amount of interest they accrue. Principal losses on the mortgage loans allocated to the VRR Interest will reduce the VRR Interest balance.

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(1)	The maximum certificate balances of Class A-2, Class A-3, Class A-S, Class B and Class C certificates (subject to the constraint on the aggregate initial certificate balance of the Class A-2 and Class A-3 trust components discussed above under “—Certificate Balances and Notional Amounts”) will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distributions”.
(2)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates are interest-only certificates.
(3)	The Class X-D, Class X-F, Class X-G and Class X-J certificates are not offered by this prospectus.
(4)	Other than the Class X-D, Class X-F, Class X-G, Class X-J and Class R certificates.
(5)	The VRR Interest is an “eligible vertical interest” (as defined in Regulation RR) that will comprise the Class RR certificates and the RR interest. The Class RR certificates will be in certificated form, but will not be “certificates” for purposes of this prospectus. The RR Interest will not be a “certificate” for purposes of this prospectus.
Other than the subordination of certain classes of certificates, as described above, and the limited credit support provided by the VRR Interest, as described below, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the certificates, on the
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other hand, pro rata in accordance with their respective percentage allocation entitlements.
The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1 certificates and the Class A-2 and Class A-3 trust components.
The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C trust components.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—VRR Interest—Allocation of VRR Interest Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the VRR Interest and the allocation of losses to the certificates and the VRR Interest.

E. Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and certificates. The reduction in amounts available for distribution to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:
●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	the application of appraisal reductions to reduce interest advances;
●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	a modification of a mortgage loan’s interest rate or principal balance; and

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●	other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer will be allocated between the VRR Interest, on the one hand, and the certificates, on the other hand, in accordance with their respective percentage allocation entitlements. The prepayment interest shortfalls allocated to the certificates are required to be further allocated among all of the classes of certificates (other than the Exchangeable Certificates) and all trust components entitled to interest, on a pro rata basis based on their respective amounts of accrued interest for the related distribution date, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. For any distribution date, prepayment interest shortfalls allocated to a trust component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective class percentage interests for that distribution date. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.
The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that
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constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.
None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any P&I Advances.
See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:
●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.
The special servicer will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance in their sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the related collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.
See “Pooling and Servicing Agreement—Advances”.
With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the
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servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the VRR Interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related payment due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.
With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.
The Mortgage Pool
The Mortgage Pool	The issuing entity’s primary assets will be thirty-three (33) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee estate and/or leasehold of the related borrower in forty-four (44) commercial, multifamily and/or manufactured housing community properties. See “Description of the Mortgage Pool—General”.
The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $910,215,214.

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Whole Loans
Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-three (33) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”, and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”), and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(2)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(2)
The Piazza.....................	$90,000,000	9.9%	$18,550,000	NAP	65.0%	65.0%	1.35x	1.35x
Baybrook Mall ...............	$88,000,000	9.7%	$132,000,000	NAP	56.0%	56.0%	1.72x	1.72x
BioMed 2024 Portfolio 2…	$80,000,000	8.8%	$469,894,737	$166,842,106	50.1%	65.3%	2.34x	1.67x
640 5th Avenue.............	$58,414,688	6.4%	$241,147,813	NAP	41.6%	41.6%	2.05x	2.05x
Bronx Terminal Market....	$50,210,526	5.5%	$189,789,474	$140,000,000	43.2%	68.5%	2.18x	1.07x
Culver Steps..................	$33,750,000	3.7%	$41,250,000	NAP	57.7%	57.7%	1.67x	1.67x
Showcase I....................	$31,000,000	3.4%	$138,500,000	NAP	67.8%	67.8%	1.30x	1.30x
Cummins Station............	$25,000,000	2.7%	$110,000,000	NAP	58.8%	58.8%	1.40x	1.40x

(1)	Any unsecuritized pari passu companion loan may be further split.
(2)	Calculated including any related pari passu companion loans, but excluding any related mezzanine debt (if any).
Each of The Piazza whole loan and Baybrook Mall whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. Any information regarding the servicing and administration of such “serviced whole loans”, and related “serviced mortgage loans” and “serviced companion loans” that constitute parts of such serviced whole loans, is presented solely to enhance your understanding of the servicing and administration of the non-serviced whole loans.
Each servicing shift whole loan (a “servicing shift whole loan” and the related mortgage loan, the “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan (or, with respect to the Bronx Terminal Market whole loan, the related companion loan evidenced by promissory note A-1) is securitized (the
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“servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the servicing shift whole loan will be a serviced whole loan, the related mortgage loan will be a serviced mortgage loan and the related companion loans will be serviced companion loans. On and after the related servicing shift securitization date, the servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.
As of the Closing Date, the Bronx Terminal Market whole loan and the Culver Steps whole loan will be the only servicing shift whole loans.
Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

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Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
BioMed 2024 Portfolio 2	BX 2024-BIO2	8.8%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association
640 5th Avenue	BANK5 2024-5YR8	6.4%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association
Showcase I	BANK5 2024-5YR8	3.4%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association
Cummins Station	BANK5 2024-5YR8	2.7%	Wells Fargo Bank, National Association	Greystone Servicing Company LLC	Computershare Trust Company, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party
BioMed 2024 Portfolio 2	Computershare Trust Company, National Association	Computershare Trust Company, National Association	N/A(2)	N/A(2)
640 5th Avenue	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	400 Capital Management LLC
Showcase I	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	400 Capital Management LLC
Cummins Station	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	400 Capital Management LLC

(1)	As of the closing date of the related securitization.
(2)	The BX 2024-BIO2 TSA does not provide for any operating advisor or similar entity.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Mortgage Loan Characteristics
The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payments of any subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

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In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and have not been updated. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$910,215,214
Number of mortgage loans	33
Number of mortgaged properties	44
Range of Cut-off Date Balances	$3,080,000 to $90,000,000
Average Cut-off Date Balance per mortgage loan	$27,582,279
Range of Interest Rates	5.181% to 7.600%
Weighted average Interest Rate	6.5867%
Range of original terms to maturity(2)	60 months to 61 months
Weighted average original term to maturity(2)	60 months
Range of remaining terms to maturity(2)	58 months to 61 months
Weighted average remaining term to maturity(2)	60
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	360 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)	39.9% to 68.9%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.2%
Range of LTV Ratios as of the maturity date(4)(5)	38.1% to 68.9%
Weighted average LTV Ratio as of the maturity date(4)(5)	56.7%
Range of U/W NCF DSCRs(5)(6)	1.25x to 2.34x
Weighted average U/W NCF DSCR(5)(6)	1.65x
Range of U/W NOI Debt Yields(5)	8.2% to 18.8%
Weighted average U/W NOI Debt Yield(5)	11.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	83.9%
Amortizing	16.1%

(1)	Subject to a variance of plus or minus 5%.
(2)	With respect to the Potomac Tower mortgage loan and the Northville Village Shopping Center Phase I mortgage loan (collectively, 12.5%), the initial due date for such mortgage loan occurs after September 2024. On the closing date, the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to such mortgage loan at the related interest rate with respect to the assumed September 2024 payment date (the “Closing Date Deposit Amount”). Information presented in this prospectus reflects the contractual loan terms, however, such mortgage loan is being treated as having an initial due date in September 2024.
(3)	Excludes thirty-one (31) mortgage loans (collectively, 83.9%) that are interest only for the entire term and the 640 5th Avenue mortgage loan (6.4%), which has a planned amortization schedule.
(4)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. Such mortgage
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loans are identified under the definitions of “Appraised Value” and/or “LTV Ratio” set forth under “Description of the Mortgage Pool—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.
(5)	In the case of mortgage loans that have one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the BioMed 2024 Portfolio 2 mortgage loan (8.8%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield are calculated including the related Subordinate Companion Loans are 65.3%, 65.3%, 1.67x and 10.1%, respectively. With respect to the Bronx Terminal Market mortgage loan (5.5%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield are calculated including the related Subordinate Companion Loans are 68.5%, 68.5%, 1.07x and 7.5%, respectively.
(6)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Definitions”.
All of the mortgage loans accrue interest on an actual/360 basis.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	With respect to the Magnolia Houston mortgage loan (3.7%), such mortgage loan refinanced in full a securitized mortgage loan in the original principal amount of $42,000,000, which had an original maturity date of June 6, 2021. The prior mortgage loan received a two-year maturity extension (with an option for a third year of extension, which the borrower exercised), resulting in an extended maturity date of June 6, 2024, pursuant to a loan modification entered into due to hardships relating to the COVID-19 pandemic. Such loan modification also included modifications with respect to principal payments and reserve funds.
With respect to the 120 Beach 26th Street mortgage loan (3.5%), such mortgage loan refinanced a mortgage loan with an outstanding balance of approximately $25,900,000 and a supplemental mortgage loan with an outstanding balance of approximately $2,680,000 that both matured on June 1, 2024. The borrower negotiated a short term extension of the mortgage loan to July 31, 2024 and of the supplemental mortgage loan to July 1, 2025. Both prior mortgage loans were refinanced in full on July 31, 2024.
With respect to the 42-35 Main Street mortgage loan (2.7%), such mortgage loan refinanced a mortgage loan in the original principal amount of $30,000,000, which had an original maturity date of November 22, 2023, as to which the borrower negotiated an extension until July

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22, 2024, and a further extension to August 22, 2024. The prior mortgage loan was refinanced in full on July 31, 2024.
With respect to the Mission Trace II Mortgage Loan (0.4%), the mortgage loan refinanced a mortgage loan which matured on July 6, 2024. The current mortgage loan refinanced such mortgage loan in full on July 8, 2024, and accordingly the prior mortgage loan was in maturity default at the time of refinancing.
As of the cut-off date, none of the other mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with, the origination of such mortgage loans.

Properties with Limited

Operating History	With respect to five (5) of the mortgaged properties (11.6%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

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See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances and the exchangeable certificates with notional amounts that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of $1,000,000 and integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Book-Entry Registration”.
Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

EU Securitization

Regulation and UK

Securitization Regulation	None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person,
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intends to retain a material net economic interest in the securitization constituted by the issue of the certificates and the VRR Interest, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person undertakes to take any action which may be required by any potential investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the offered certificates may not be a suitable investment for investors that are subject to any requirement of the EU Securitization Regulation or the UK Securitization Regulation. See “Risk Factors—Other Risks Relating to the Certificates— EU Securitization Regulation and UK Securitization Regulation” in this prospectus.

Information Available to

Certificateholders and

VRR Interest Owners	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record (initially expected to be Cede & Co., in the case of the offered certificates) and each VRR Interest Owner a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the VRR Interest Owners may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight, Thomson Reuters Corporation, DealView Technologies Ltd. and CRED iQ;
●	The certificate administrator’s website initially located at www.ctslink.com; and

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●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.
The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the aggregate certificate balance of the Class A-1 and Class D certificates and the Class A-2, Class A-3, Class A-S, Class B and Class C trust components is reduced to zero, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates), (iii) such holder (or holders) pay an amount equal to the VRR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicer consents to the exchange.
See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders or the VRR Interest Owners in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations
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Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that, with respect to each mortgage loan that is comprised of multiple promissory notes contributed to this securitization by multiple mortgage loan sellers, including the BioMed 2024 Portfolio 2 mortgage loan, each related mortgage loan seller will be obligated to take the above remediation actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements—General”.
Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders, the VRR Interest Owners and any related companion loan holder(s) (as a collective whole as if such certificateholders, VRR Interest Owner and, if applicable, the related companion loan holders constituted a single lender).
With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a

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manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.
In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.
Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.
The upper-tier REMIC will issue several classes of uncertificated REMIC “regular interests”, some of which will be held by the grantor trust. The grantor trust will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of REMIC “regular interests” issued by the upper-tier REMIC, as further described under “Material Federal Income Tax Considerations”.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will represent beneficial ownership of one or more REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class [_] certificates will represent regular interests issued with original issue discount, the Class [_] certificates will represent regular interests issued with de minimis original issue discount and that the Class [_] certificates will represent regular interests issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of
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employee benefit plans or individual retirement accounts.
Legal Investment	Until the SEC adopts rules establishing a different creditworthiness standard, the Class A-1 certificates, the Class A-2 Exchangeable Certificates, the Class A-3 Exchangeable Certificates, the Class X-A certificates, the Class X-B certificates, the Class A-S Exchangeable Certificates and the Class B Exchangeable Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”), so long as they are rated in one of the two highest rating categories by one of the rating agencies or another NRSRO, and the other classes of offered certificates will not constitute “mortgage related securities” for purposes of SMMEA.
If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.
The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to
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issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., retail, multifamily, mixed use, hospitality, office, self storage, industrial and manufactured housing) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

If you are considering an investment in a class of exchangeable certificates, you should carefully consider the risks that are specifically applicable to the related class(es) of certificates exchangeable therefor, since they would generally apply to your certificates if you make an exchange.

Risks Related to Market Conditions and Other External Factors

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties.  Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data.  Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. There can be no assurance that the sponsors, the master servicer, the special servicer or the other transaction parties will not suffer any such losses in the future.

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Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law.

Certain of the Mortgage Loans may have “sunset” clauses that provide that recourse liability (including for environmental matters) terminates following repayment or defeasance in full, or that the recourse liability of the carveout guarantor will not apply to any action, event or condition arising after the foreclosure of the Mortgaged Property or similar action by a mortgage lender or an equity foreclosure by a mezzanine lender.

Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such

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guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties, including perceptions as to crime, risk of terrorism or other factors;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;
●	demographic factors;
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●	consumer confidence;
●	consumer tastes and preferences;
●	political factors;
●	environmental factors;
●	seismic activity risk;
●	retroactive changes in building codes;
●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to make payments under its lease (including, for example, economic sanctions imposed on the

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tenant’s parent company or other financial distress experienced by affiliates of the tenant). If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

On February 27, 2024, Macy’s Inc. (“Macy’s”) announced the closure of approximately 150 locations through 2026 but did not identify the locations that would be closed. There can be no assurance that the Macy’s store at any mortgaged property will not be closed and that, if closed, such closing would not adversely impact the related mortgaged property. See "Description of the Mortgage Pool—Property Types—Retail Properties" for the mortgage loans secured by a mortgaged property where Macy's is an anchor store or tenant.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may have the right to assign their leases (and be released from their lease obligations) without landlord consent, either to other tenants meeting specific criteria, or more generally. In such event, the credit of the replacement tenant may be weaker than that of the assigning tenant.

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A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

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Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code codified in Title 11 of the United States Code, as amended from time to time (the “Bankruptcy Code”) a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. The foregoing risks with respect to the recharacterization of a lease as a financing apply to the affiliated tenant lease at the Mortgaged Property for the Potomac Tower Mortgage Loan. A true lease opinion was obtained with respect to such affiliated tenant lease, however, we cannot assure you such

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recharacterization would not occur. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,
●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,
●	if the related borrower fails to provide a designated number of parking spaces,
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,
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●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,
●	if a tenant’s use is not permitted by zoning or applicable law,
●	if the tenant is unable to exercise an expansion right,
●	if the landlord defaults on its obligations under the lease,
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,
●	in the case of government sponsored tenants, at any time or for lack of appropriations, or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

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Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. A number of retailers, including retailers that have stores located at the mortgaged properties, have announced ongoing store closures or are in financial distress, and other tenants at the mortgaged properties have co-tenancy clauses related to such retailers. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

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In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Additionally, the grocery store industry is highly competitive and is characterized by intense price competition, narrow margins, increasing fragmentation of retail and online formats, entry of non-traditional competitors and market consolidation. In addition, evolving customer preferences and the advancement of online, delivery, ship to home, and mobile channels in the industry enhance the competitive environment. Grocery stores may be undercut by competition that have greater financial resources to take measures such as altering product mixes, reducing prices, providing home/in-store fulfillment, or online ordering.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls or strip centers that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls or strip centers. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall or strip center property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting

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customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. Anchor tenants frequently have the right to go dark (i.e. cease operating), in their spaces and shadow anchor tenants frequently do not have operating covenants, and therefore are not required to continue operating in proximity to the related mortgaged property. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the

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Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Property Types—Specialty Use Concentrations”.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain, and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, however, so any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month or shorter term leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the coronavirus pandemic;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
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●	restrictions on the age or income of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;
●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and

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restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and
●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Certain of the mortgage loans may be subject to New York’s Section 421-a(16) Program, which provides, among other things, that a market rate residential unit will be subject to rent stabilization unless the owner would be entitled to remove such market rate residential unit from rent stabilization upon vacancy of such unit by reason of the monthly rent exceeding any limit established under the rent stabilization laws. In general, in Section 421-a(16) Program buildings, apartments initially rented at a rent amount in excess of the high rent threshold qualify for permanent exemption from the rent regulations. Rent concessions given to a particular tenant may be relevant in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. However, there is currently no governing statute, judicial decision, or governmental authority regulatory guidance as to whether rent concessions such as free rent, should be included or excluded in determining whether a unit has been initially rented at a rent that is at or above the high rent threshold. Accordingly, if the lower net effective rent (taking any rent concessions into consideration) is used as the relevant rent (rather than the higher contractual stated rent), more units at such property could be subject to rent stabilization.

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Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;
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●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and
●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs, banquet and meeting spaces, pools, swimming facilities and/or waterparks and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, bar’s or waterpark’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, bars or waterparks will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor

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license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and
●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

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In addition, the COVID-19 pandemic has resulted in lower than normal utilization levels with respect to office properties and it is uncertain how utilization levels will be impacted over time. In the event that office tenants continue to implement full or partial “work from home” or other remote work policies, the overall demand for office space may be adversely affected for a significant time after the pandemic ends, which may impact the ability of the borrowers to lease their properties, and may impact the operation and cash flow of the properties and/or the borrowers’ ability to refinance the mortgage loans at maturity.

In addition, WeWork, which filed for Chapter 11 bankruptcy on November 6, 2023, may cancel leases in certain locations in which they had been operating, which cancellations could in turn produce downward pressure on office rents in those locations.

Certain of the mortgaged properties contain life science laboratory and office buildings,

leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are generally rented by customers on a short term basis and for less square feet. Short term, smaller space users may be more impacted by economic fluctuations compared to traditional long term, larger office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”, “—Retail Properties” and “—Hospitality Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;
●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
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●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; or
●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space. In addition, in certain cases, self-storage properties may be leased to commercial tenants, which lease a large block of units or other space. In such case, expiration or termination of the commercial lease will expose the mortgaged property to a concentrated vacancy.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
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●	building design and adaptability;
●	unavailability of labor sources;
●	supply chain disruptions;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

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Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site-built single family homes;
●	the physical attributes of the community, including its age and appearance;
●	the location of the manufactured housing property;
●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);
●	the type of services or amenities it provides;
●	any age restrictions;
●	the property’s reputation; and
●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short-term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased

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homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case

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of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Master Leased Properties Have Special Risks

Properties subject to a master lease present special risks. In such cases, where the borrower owns the fee interest but does not operate the related improvements, such borrower will only receive the rental income from the master lease and not from the operation of any related improvements. Any default by the master lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While master leases may contain certain restrictions on the use and operation of the related mortgaged property, the master lessee often enjoys certain of the rights and privileges of a fee owner, including the right to assign and sublet the master leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such master lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the landlord would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the master lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The master lessee is commonly permitted to mortgage its master leasehold interest without restriction, and the leasehold lender will often have notice and cure rights with respect to material defaults under the master lease. In addition, master leased interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remains in place. Furthermore, master leased interests are generally subject to the same risks associated with the property type of the master lessee’s use of the premises because that use is a source of revenue for the payment of master lease rent.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a

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unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. See representation and warranty no. 8 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the VRR Interest

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Owners to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

In addition, vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. Such structures often have risks similar to those of condominium structures. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
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●	operating the property and providing building services;
●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural

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disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. In particular, there have been predictions that climate change may lead to an increase in the frequency of natural disasters and extreme weather conditions, with certain states bearing a greater risk of the adverse effects of climate change, which could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in those states. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans.

See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

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Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the VRR Interest Owners.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to

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mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Office, retail or mixed use properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present

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risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required

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significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

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In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described

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above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. In addition, a borrower may incur costs to comply with various existing and future federal, state or local laws and regulations enacted to address the potential impact of climate change, including, for example, laws that require mortgaged properties to comply with certain green building certification programs (e.g., LEED and EnergyStar) and other laws which may impact commercial real estate as a result of efforts to mitigate the factors contributing to climate change. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less

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physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the VRR Interest Owners.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2024. We cannot assure you if or when the NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	the title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million.

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The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 10 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related

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borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

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Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the VRR Interest Owners; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure

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you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the VRR Interest Owners until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the VRR Interest Owners. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the VRR Interest Owners. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

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The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria and the review conducted by each sponsor for this securitization transaction described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property.

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Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraised value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other

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factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values other than “as-is” value will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a

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material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of

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the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan, or in lieu of one or more reserve funds. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent.

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Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory schemes, including the Bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from

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taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders and the VRR Interest Owners. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

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Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
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●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

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In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownerships”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

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In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the VRR Interest Owners as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the

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lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are subject to master leases, operating leases or another similar structure, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders and the VRR Interest Owners. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”).  To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank, was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of

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Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). On May 1, 2023, the FDIC announced that it entered into a purchase and assumption agreement with JPMorgan Chase Bank, National Association, to assume all of the deposits and substantially all of the assets of First Republic Bank. Other banks have also come under pressure as a result of the failure of SVB, Signature Bank and First Republic Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements. In many cases, Flagstar does not meet the requirements for an eligible institution under the applicable mortgage loan documents. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrades, which may trigger the obligation to transfer accounts held at other institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, in some cases the related mortgage loan documents permit lockbox accounts to be maintained at institutions that do not meet the customary rating requirements under such mortgage loan documents, so long as such institutions meet certain other requirements under the mortgage loan documents related to the lockbox account, such as, without limitation, the requirement to transfer all amounts on deposit in the related lockbox account once every business day.

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Payment Due Dates; Interest Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage

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loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties” in this prospectus.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related

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special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example:

●	New York City Local Law 97 of 2019 (“Local Law 97”) generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

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Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would

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be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may have a material effect on the cash flow and net income of the related borrower.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases”. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

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Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator, and a risk retention consultation party, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the sponsors’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the interest rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the sponsors’ exposure to the mortgage loans to purchasers of the offered certificates. The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of

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transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective key employees or affiliates, or a sponsor, an originator or one of their respective key employees or affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity.

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Each of the sponsors, the originators and their respective key employees or affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective key employees or affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association, each an originator, are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention” and are expected to be appointed (or appoint an affiliated entity) as the initial risk retention consultation parties by the holders of the VRR Interest. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the majority of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain certificateholders, in particular if such risk retention consultation party or such VRR Interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest or the majority of the VRR Interest by whom such risk retention consultation party was appointed (any such loan referred to in this context as an “excluded loan” as to such party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A. or JPMorgan Chase Bank, National Association (in each case as holders of the VRR Interest (or any such party (or affiliate thereof) that is a risk retention consultation party)) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of its employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Nor can there be any assurance that any of Wells Fargo Bank, National Association, Morgan Stanley Bank, N.A. or JPMorgan Chase Bank, National Association (in each case as holders of the VRR Interest) or a risk retention consultation party will not seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation,

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acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Bronx Terminal Market whole loan and the Culver Steps whole loan, the servicing shift whole loans, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loans will shift to the applicable master servicer and the applicable special servicer under the servicing shift pooling and servicing agreement and will be governed exclusively by the servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of any such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of the controlling companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

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As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the VRR Interest and the party expected to be designated to consult with each applicable special servicer on their behalf as the risk retention consultation parties are each affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association or JPMorgan Chase Bank, National Association, each an

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affiliate of an Underwriting Entity, takes in its capacity as the holder of the VRR Interest or as a risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of

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the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party (with respect to “an excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might

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seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BANK5 2024-5YR9 non-offered certificates or the VRR Interest Owners, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any excluded loan), and Midland Loan Services, a Division of PNC Bank, National Association, is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Wells Fargo Bank, National Association, a sponsor, an originator and a mortgage loan seller, will be the master servicer under this securitization and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association serves in various capacities pursuant to the non-serviced pooling and servicing agreements as described in the chart entitled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is (or is affiliated with) a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or

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specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan or servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the risk retention consultation parties, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interest in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders and the VRR Interest Owners if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

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Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders and the VRR Interest Owners if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate), will be appointed as the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). The special servicer may, at the direction of the directing certificateholder for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan (or, in the case of the servicing shift mortgage loans, at the direction of

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the related controlling noteholder, prior to the applicable servicing shift securitization date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates or the VRR Interest. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan, non-serviced whole loan and the servicing shift mortgage loan), (ii) the controlling noteholder of any servicing shift whole loan prior to the applicable servicing shift securitization date or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan or the controlling noteholder of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Non-Serviced Whole Loans” is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is being serviced.

The controlling noteholder or directing certificateholder, as applicable, for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders will have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it

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is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holders (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift securitization date) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift securitization date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates and the VRR Interest, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, the special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift securitization date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

With respect to each serviced whole loan other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates or the VRR Interest, and it may have interests in conflict with those of the certificateholders and the VRR Interest Owners. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than a servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the VRR Interest Owners. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Rights Upon Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause or without cause for so long as a control termination event does not exist and other than in respect of any applicable excluded loans. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the

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applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity), if any, under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders or VRR Interest Owners, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-F, Class X-G, Class X-J, Class F, Class G and Class J certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be

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restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder (other than with respect to any excluded loan as to the directing certificateholder). The directing certificateholder will have certain rights to direct and consult with the master servicer and special servicer (other than with respect to any non-serviced mortgage loan and any excluded loan as to the directing certificateholder). In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift securitization date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and the descriptions of the consultation and control rights of the holders of the companion loan(s) for each of the whole loans under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Applicable Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, or if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any

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class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a non-serviced whole loan, the holder of the related controlling note (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan), under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

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Other Risks Relating to the Certificates

EU Securitization Regulation and UK Securitization Regulation

Investors should be aware, and in some cases are required to be aware, of certain restrictions and obligations with regard to securitizations imposed:

(a)    in the European Union (the “EU”), pursuant to Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and certain related regulatory technical standards, implementing technical standards and official guidance (together with the EU Securitization Regulation, the “EU SR Rules”);

(b)    in the non-EU member states of the European Economic Area, pursuant to the EU SR Rules, to the extent (if at all) implemented or applicable in such member states; and

(c)    in the United Kingdom (“UK”), pursuant to Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”) and as amended (including by the Securitisation (Amendment) (EU Exit) Regulations 2019) (the “UK Securitization Regulation”) and certain related technical standards and official guidance (together with the UK Securitization Regulation, the “UK SR Rules”).

The EU SR Rules impose certain requirements (the “EU Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the EU Securitization Regulation), being: (a) insurance undertakings and reinsurance undertakings as defined in Directive 2009/138/EC; (b) subject to certain conditions and exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (c) alternative investment fund managers as defined in Directive 2011/61/EU which manage and/or market alternative investment funds in the EU; (d) certain internally-managed investment companies authorized in accordance with Directive 2009/65/EC, and management companies as defined in that Directive; and (e) credit institutions and investment firms as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”) (and, in addition, the EU CRR makes provision as to the application of the EU Investor Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

The UK SR Rules impose certain requirements (the “UK Investor Requirements”) with respect to “institutional investors” (as such term is defined for purposes of the UK Securitization Regulation), being: (a) insurance undertakings and reinsurance undertakings as defined in the Financial Services and Markets Act 2000 (as amended, the “FSMA”); (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) CRR firms as defined in Regulation (EU) No 575/2013, as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK CRR”); and (f) FCA investment firms as defined in the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Investor Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the

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UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.

In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations” (and references to “each Securitization Regulation”, “either Securitization Regulation” or “the relevant Securitization Regulation” shall be construed accordingly); (b) the EU SR Rules and the UK SR Rules are referred to together as the “SR Rules”; (c) the EU Investor Requirements and the UK Investor Requirements are referred to together as the “SR Investor Requirements”; (d) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors”; and (e) a “third country” is (i) under the EU SR Rules, a country other than an EU member state, or (ii) under the UK SR Rules, a country other than the UK. A reference to the “applicable” Securitization Regulation, SR Rules or SR Investor Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation, the SR Rules or the SR Investor Requirements to which such SR Institutional Investor is subject.

Under the applicable SR Investor Requirements, an SR Institutional Investor is permitted to invest in a securitization (as defined for purposes of the applicable SR Rules) only if, amongst other things:

(i)                     where the originator, sponsor or original lender is established in a third country, such SR Institutional Investor has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than 5% in the securitization determined in accordance with Article 6 of the applicable Securitization Regulation and discloses the risk retention in accordance with the applicable SR Rules;

(ii)                 in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity (i.e., the issuer) has, where applicable, made available certain information prescribed by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article;

(iii)              in the case of a UK Institutional Investor, it has verified that, where the originator, sponsor or securitization special purpose entity is established in a third country, the relevant entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(iv)               where the originator or original lender is established in a third country, the SR Institutional Investor has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

The SR Investor Requirements further require that an SR Institutional Investor carries out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment

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position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, while holding an exposure to a securitization, an SR Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (a) establishing appropriate written procedures to monitor compliance with the applicable SR Investor Requirements and the performance of the investment and of the underlying assets; (b) performing stress tests on the cash flows and collateral values supporting the underlying assets; (c) ensuring internal reporting to its management body; and (d) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management of its investment and as otherwise required by the applicable SR Rules.

It remains unclear, in certain respects, what is and will be required for SR Institutional Investors to demonstrate compliance with the applicable SR Investor Requirements.

Failure to comply with one or more applicable SR Investor Requirements may result in various sanctions, including, in the case of those SR Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant SR Institutional Investor, or, in certain other cases, a requirement to take corrective action.

None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates and the VRR Interest, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the SR Rules. In particular, no such person undertakes to take any action which may be required by any SR Institutional Investor for the purposes of its compliance with any applicable SR Investor Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any SR Institutional Investor with any SR Investor Requirements.

Consequently, the certificates may not be a suitable investment for any SR Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the SR Rules and their compliance with any applicable SR Investor Requirements.

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Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder or VRR Interest Owners may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by

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the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for such classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, such ratings on those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its

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rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade.  Under the terms of the pooling and servicing agreement, the certificate administrator and trustee are required to maintain certain minimum credit ratings, which may be satisfied in certain cases by the master servicer maintaining specified minimum credit ratings or by entering into a supplemental agreement with a third party providing for certain backup advancing functions. In any such case, the trustee could cease to be an eligible trustee. Failure to maintain the ongoing rating requirements or requirements for a supplemental agreement by the master servicer, certificate administrator or trustee may require the certificate administrator and trustee, as applicable, to resign and be replaced with an entity meeting those required ratings.  See “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. If the certificate administrator and/or trustee were required to resign due to a credit rating downgrade or otherwise, we cannot assure you that an appropriate replacement could be identified or that a replacement would agree to the appointment or would be appointed within the time periods required in the

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pooling and servicing agreement.  In addition, accounts established and maintained under the pooling and servicing agreement by the master servicer, the special servicer, the certificate administrator or any institution designated by those parties on behalf of the parties to the pooling and servicing agreement, including, in certain circumstances, borrower reserve accounts, are required to be held at institutions meeting certain eligibility criteria, including minimum long term and/or short term credit ratings depending on the time period funds will be held in those accounts. If an institution holding accounts established and maintained under the pooling and servicing agreement were downgraded below the applicable eligibility criteria and a rating agency confirmation was not delivered, those accounts may be required to be transferred to an institution satisfying the applicable eligibility criteria.  Any downgrade or required replacement of the certificate administrator and/or trustee or required transfer of accounts may negatively impact the servicing and administration of the mortgage loans and may also adversely impact the performance, ratings, liquidity and/or value of your certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

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In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of

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those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the VRR Interest Owners. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

Furthermore, yield maintenance charges and prepayment premiums will only be allocated to certain classes of certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”, and each class may receive a different allocation of such amounts than other classes. In particular, the formulas for calculating the entitlements of the classes of Exchangeable IO Certificates to such amounts are different from the formulas for calculating the entitlements of the Class X-A and Class X-B certificates to such amounts.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates or trust component, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates or trust components.

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Interest-Only Class of Certificates	Underlying Classes of Certificates or Trust Components
Class X-A	Class A-1 certificates and Class A-2 and Class A-3 trust components
Class X-B	Class A-S, Class B and Class C trust components
Class A-2-X1	Class A-2-1 certificates
Class A-2-X2	Class A-2-2 certificates
Class A-3-X1	Class A-3-1 certificates
Class A-3-X2	Class A-3-2 certificates
Class A-S-X1	Class A-S-1 certificates
Class A-S-X2	Class A-S-2 certificates
Class B-X1	Class B-1 certificates
Class B-X2	Class B-2 certificates
Class C-X1	Class C-1 certificates
Class C-X2	Class C-2 certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the certificates with notional amounts. Investors in any such certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the

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mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and the VRR Interest and will result in a reduction of the certificate balance (or notional amount) of a class of certificates and the VRR Interest balance of the VRR Interest, pro rata based on the respective percentage allocation entitlements of the certificates (collectively) and the VRR Interest as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the certificates (other than the Class R certificates), first the Class J certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C trust component, then the Class B trust component, then the Class A-S trust component and, then, pro rata, the Class A-1 certificates and the Class A-2 and Class A-3 trust components, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class or trust component. Any portion of such amount applied to the Class A-2, Class A-3, Class A-S, Class B or Class C trust components will reduce the certificate balance or notional amount of each class of certificates in the related group of Exchangeable Certificates by an amount equal to the product of (x) its certificate balance or notional amount, divided by the certificate balance of such trust component prior to the applicable reduction, and (y) the amount applied to such trust component. A reduction in the certificate balance of the Class A-1 certificates or the Class A-2 or Class A-3 trust components will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class A-S, Class B or Class C trust components will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates to receive payments of principal and interest in respect of the certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S Exchangeable Certificates, Class B Exchangeable Certificates or

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Class C Exchangeable Certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the certificates will generally be subordinated to those of the holders of the Class A-1, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates, Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates, and, if your certificates are Class B Exchangeable Certificates or Class C Exchangeable Certificates, to those of the holders of the Class A-S Exchangeable Certificates and, if your certificates are Class C Exchangeable Certificates, to those of the holders of the Class B Exchangeable Certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

The VRR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the mortgage loans, which such losses are allocated between it, on one hand, and the certificates, on the other hand, as described under “Credit Risk Retention—VRR Interest—Allocation of VRR Realized Losses”.

Payments Allocated to the VRR Interest or the Certificates Will Not Be Available to the Certificates or the VRR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlements. See “Description of the Certificates—Distributions” and “Credit Risk Retention—VRR Interest”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders and the VRR Interest Owners generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of any directing certificateholder

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appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates or the VRR Interest Owners in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the VRR Interest Owners; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates and the VRR Interest will not have any voting rights; however, the holders of the VRR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to servicing shift mortgage loans, with respect to which the holder of the related controlling companion loan prior to the applicable servicing shift securitization date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans.

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With respect to any serviced A/B whole loan, prior to the occurrence of a control appraisal period with respect to the related subordinate companion loan, the directing certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the subordinate companion loan in accordance with the pooling and servicing agreement and the related intercreditor agreement. However, during a control appraisal period with respect to any serviced A/B whole loan, the directing certificateholder will have the same rights (including the rights described above) with respect to such serviced A/B whole loan as it does for the other mortgage loans in the issuing entity (except with respect to the Bronx Terminal Market Whole Loan, wherein the holder of the related promissory note designated as promissory note A-1 will have such rights during a control appraisal period; see “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift AB Whole Loan—The Bronx Terminal Market AB Whole Loan” in this prospectus). See “Description of the Mortgage Pool—The Whole Loans”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the controlling note holder (or the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note) for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan and, therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the controlling noteholder (or the directing certificateholder (or the equivalent) of the related securitization trust) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the

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Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the controlling noteholder or the directing certificateholder (or the equivalent), if any, under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties, the controlling companion loan holder with respect to any servicing shift whole loan, the controlling noteholder with respect to any non-serviced whole loan and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)                    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)                 may act solely in the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling noteholder may act solely in its own best interest;

(iii)              does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling noteholder does not have any duties to any other person;

(iv)               may take actions that favor the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or the related controlling noteholder over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)                  will have no liability whatsoever (other than, with respect to the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, the controlling noteholder, or the controlling companion

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loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, the VRR Interest Owners and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders, the VRR Interest Owners and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the master servicer or the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a “third-party purchaser”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced whole loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required

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under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor's recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders and the VRR Interest Owners will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent), or with respect to any servicing shift whole loan, the holders of the controlling notes related to such whole loans, and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders and the VRR Interest Owners generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders and VRR Interest Owners may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we

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cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any serviced A/B whole loan, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of such subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent), if any, of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent), if any, of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or, with respect to a servicing shift

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whole loan prior to the related servicing shift securitization date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates or the VRR Interest Owners;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder or VRR Interest Owners may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the interest rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates and the VRR Interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates or of the VRR Interest. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the VRR Interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association in its capacity as a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. A financial failure or insolvency proceeding involving a sponsor may interfere with or prevent the trust’s enforcement of such sponsor’s obligation to repurchase, cure or indemnify. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors

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may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

In addition, with respect to the BioMed 2024 Portfolio 2 mortgage loan, each related mortgage loan seller will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. It is also possible, that under certain circumstances, only one of such mortgage loan sellers will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the VRR Interest Owners to receive distributions on the offered certificates and the VRR Interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and

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demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency, conservatorship or receivership of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors to the depositor in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor and the depositor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor and by the depositor to the issuing entity would generally be respected as a sale in the event of a bankruptcy or insolvency of such sponsor or the depositor, as applicable. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy or bank insolvency cases. In this regard, legal opinions on bankruptcy law and bank insolvency matters unavoidably have inherent limitations primarily because of the pervasive equity powers of the bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy or bank insolvency process. As a result, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. If such party’s challenge is successful, payments on the offered certificates would be reduced or delayed. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a New York common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at

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various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the VRR Interest continuing to hold the full non-notionally reduced amount of such certificates or the VRR Interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, the special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the Pooling and Servicing Agreement or any related sub-servicing agreement. Any economic downturn or recession may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the PSA or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to

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effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make P&I Advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the VRR Interest Owners. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates, the VRR Interest Owners and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the VRR Interest Owners.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of applicable Treasury regulations. Foreclosure property includes only the real property (ordinarily the

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land and structures) securing the real estate mortgage and personal property incident to such real property.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

The Internal Revenue Service (“IRS”) has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”) that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

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Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 165 of the Code.

General Risks

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

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Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, civil unrest and/or protests, natural disasters and man-made disasters, including without limitation, the invasion of Ukraine by Russia and the economic sanctions triggered thereby, may have an adverse effect on the mortgaged properties and/or your certificates; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates and the VRR Interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR Interest, on one hand, and the certificates, on the other hand, as described in “Credit Risk Retention—VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the VRR Interest Owners will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The offered certificates are a new issue of securities with no established trading market and we cannot assure you that a secondary

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market for the offered certificates will develop. The underwriters are under no obligation to make a market in the offered certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally. If a secondary market does develop, we cannot assure you that it will provide holders of the offered certificates with liquidity of investment or that it will continue for the life of the offered certificates. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

Except as regards the status of certain Classes as “mortgage related securities” for purposes of SMMEA, we make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, capital
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regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	Until the SEC adopts rules establishing a different creditworthiness standard, the Class A-1 certificates, the Class A-2 Exchangeable Certificates, the Class A-3 Exchangeable Certificates, the Class X-A certificates, the Class X-B certificates, the Class A-S Exchangeable Certificates and the Class B Exchangeable Certificates will constitute “mortgage related securities” for purposes of SMMEA, so long as they are
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rated in one of the two highest rating categories by at least one NRSRO, and the other classes of offered certificates will not constitute “mortgage related securities” for purposes of SMMEA.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of thirty-three (33) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $910,215,214 (the “Initial Pool Balance”). The “Cut-off Date” means the respective payment due dates for such Mortgage Loans in August 2024 (or, in the case of any Mortgage Loan that has its first payment due date after August 2024, the date that would have been its payment due date in August 2024 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eight (8) Mortgage Loans (50.1%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a

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securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	6	6	$ 230,390,000	25.3%
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	16	16	356,309,688	39.1
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	10	14	243,515,526	26.8
JPMorgan Chase Bank, National Association / Wells Fargo Bank, National Association	JPMorgan Chase Bank, National Association / Wells Fargo Bank, National Association(2)	1	8	80,000,000	8.8
Total		33	44	$ 910,215,214	100.0%

(1)	Certain of the Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity that is not affiliated with the related mortgage loan seller and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.
(2)	The BioMed 2024 Portfolio 2 Mortgage Loan (8.8%) is comprised of separate notes that are being sold by JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association. The BioMed 2024 Portfolio 2 Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-6 with an outstanding principal balance of $40,000,000 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller and (ii) note A-8 with an outstanding principal balance of $40,000,000 as of the cut-off date, as to which Wells Fargo Bank, National Association is acting as mortgage loan seller.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans were co-originated or were part of Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity

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or were originated by another entity that is not affiliated with the mortgage loan seller and transferred to the mortgage loan seller:

●	The Baybrook Mall Mortgage Loan (9.7%) is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Barclays Capital Real Estate Inc. and Societe Generale Financial Corporation.
●	The BioMed 2024 Portfolio 2 Mortgage Loan (8.8%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Citi Real Estate Funding, Inc., Goldman Sachs Bank USA and Wells Fargo Bank, National Association.
●	The 640 5th Avenue Mortgage Loan (6.4%) is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Goldman Sachs Bank USA and Bank of Montreal.
●	The Bronx Terminal Market Mortgage Loan (5.5%) is part of a whole loan that was co-originated by German American Capital Corporation, Wells Fargo Bank, National Association, Bank of America, N.A., and Starwood Mortgage Capital LLC.
●	The Culver Steps Mortgage Loan (3.7%) is part of a whole loan that was co-originated by Wells Fargo Bank, National Association and DBR Investments Co. Limited.
●	The Showcase I Mortgage Loan (3.4%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on August 30, 2024 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, The Piazza Mortgage Loan or The Piazza Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a The Piazza Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, The Piazza Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

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All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to each Mortgage Loan with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hospitality property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Payment Due Date following the Cut-off Date and the 11 Payment Due Dates thereafter for such Mortgage Loan; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related

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footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. In certain other cases, the Appraised Value includes property that does not qualify as real property. For more information, see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth in the table below:

Mortgage Loan or Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity (“Other Than As-Is”)	Other Than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity (“As-Is”)	“As-Is” Appraised Value
The Piazza(1)	9.9%	65.0%	65.0%	$167,000,000	69.7%	69.7%	$155,800,000
Baybrook Mall(2)	9.7%	56.0%	53.0%	$392,659,260	56.4%	53.4%	$390,000,000
The Village Tulare(3)	1.5%	62.2%	62.2%	$21,700,000	67.5%	67.5%	$20,000,000
Mission Trace II(4)	0.4%	53.3%	53.3%	$7,500,000	53.9%	53.9%	$7,425,000

(1)       The appraised value of $167,000,000 represents the “Hypothetical As If Stabilized” value which is based on the hypothetical assumptions that (i) leases for three vacant retail spaces are signed and (ii) the conversion of the former WeWork space at the Mortgaged Property into 16 residential units has been completed. In addition, in determining the value of the Mortgaged Property, the appraiser used the extraordinary assumptions that (i) one of the borrower affiliated leases at the Mortgaged Property, for space that is intended to be operated by such borrower affiliate, is leased at market rent and (ii) two draft leases with unaffiliated tenants are signed on the same terms outlined in the drafts provided to the appraiser. The borrowers were required at loan origination to deposit $3,330,271 into an unfunded obligations reserve, $730,806 into a gap rent reserve related to the three retail leases, and $2,400,000 into a coworking space conversion obligations reserve related to the remaining work at the WeWork space.

(2)       The Appraised Value (Other Than “As-Is”) of $392,659,260 assumes that $2,659,260 will be reserved for tenant improvements. The Appraised Value without the reserve is $390,000,000. Since the date of the appraisal, some of the outstanding tenant improvements have been paid. At origination, the amount of the outstanding tenant improvements of approximately $1,984,194 were guaranteed by the guarantor pursuant to guaranty of limited payment in lieu of a reserve.

(3)   The Appraised Value (Other Than “As-Is”) of $21,700,000 assumes that $1,700,000 will be reserved for capital expenditures and tenant improvements and leasing commissions. At origination, $1,472,125 was reserved for such obligations.

(4) The Appraised Value (Other Than “As-Is”) of $7,500,000 assumes that tenant improvements will be reserved for. At origination, $34,541 was reserved for tenant improvements for one tenant.

With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

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“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.
●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income)), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in

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changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the Appraised Value.

With respect to Mortgage Loans which have an Appraised Value other than an “as-is” appraised value, or have an “as-portfolio” value, as set forth in the definition of “Appraised Value” above, the LTV Ratio is, unless otherwise expressly indicated, based on such non-“as-is” or “as-portfolio” Appraised Value. See also the footnotes to Annex A-1 to this prospectus for more information.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date, assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at Maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No

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representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans was calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

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“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated.

“Loan-to-Value Ratio at Maturity”, “LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,
●	capital expenditures, and
●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy As Of Date” means the date of determination of the Underwritten Economic Occupancy of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general

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summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).
●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.
●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.
●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).
●	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.
●	“D or YM@(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).
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●	“YM@%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Economic Occupancy” means (i) in the case of multifamily rental properties, the percentage of rental units that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Underwritten Economic Occupancy for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

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“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. Furthermore, the Underwritten Net Cash Flow for certain Mortgaged Properties reflects the estimated benefits of any applicable real estate tax exemptions or abatements. See “—Real Estate and Other Tax Considerations” below. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided

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market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero) and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has

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not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest

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payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan).

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Cash Flow” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units or (e) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds.

“Weighted Average Interest Rate” means the weighted average of the Interest Rates as of the Cut-off Date.

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), the Interest Rate of the BioMed 2024 Portfolio 2 Whole Loan is the Weighted Average Interest Rate of the respective components of the BioMed 2024 Portfolio 2 Whole Loan, as follows:

Mortgage Loan Component	Interest Rate
Mortgage Loan Component A	5.4313179%
Mortgage Loan Component B	5.9172279%
Mortgage Loan Component C	6.6442479%
Mortgage Loan Component D	7.7308079%

The Weighted Average Interest Rate of the BioMed 2024 Portfolio 2 Mortgage Loan being contributed to BANK5 2024-5YR9 is 5.48759809004295%, representing the Weighted Average Interest Rate of the Mortgage Loan Component A and the Mortgage Loan Component B. Note that the Interest Rate of the BioMed 2024 Portfolio 2 Whole Loan may change if any of the individual Mortgaged Properties securing the BioMed 2024 Portfolio 2 Whole Loan is released and any portion of any of the Mortgage Loan Components is paid down in accordance with the related Whole Loan documents. See “Description of the

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Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases; Property Additions” for additional information related to permitted partial release.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan and any related Pari Passu Companion Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

A Mortgage Loan’s mortgage rate may be lower than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-3 for certain information regarding each of the 15 largest Mortgage Loans that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

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Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$910,215,214
Number of Mortgage Loans	33
Number of Mortgaged Properties	44
Range of Cut-off Date Balances	$3,080,000 to $90,000,000
Average Cut-off Date Balance per Mortgage Loan	$27,582,279
Range of Interest Rates	5.181% to 7.600%
Weighted average Interest Rate	6.5867%
Range of original terms to maturity(2)	60 months to 61 months
Weighted average original term to maturity(2)	60 months
Range of remaining terms to maturity(2)	58 months to 61 months
Weighted average remaining term to maturity(2)	60 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	360 months to 360 months
Weighted average remaining amortization term(3)	360 months
Range of Cut-off Date LTV Ratios(4)(5)	39.9% to 68.9%
Weighted average Cut-off Date LTV Ratio(4)(5)	57.2%
Range of LTV Ratios at Maturity(4)(5)	38.1% to 68.9%
Weighted average LTV Ratio at Maturity(4)(5)	56.7%
Range of U/W NCF DSCRs(5)(6)	1.25x to 2.34x
Weighted average U/W NCF DSCR(5)(6)	1.65x
Range of U/W NOI Debt Yields(5)	8.2% to 18.8%
Weighted average U/W NOI Debt Yield(5)	11.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	83.9%
Amortizing	16.1%

(1)	Subject to a variance of plus or minus 5%.
(2)	With respect to the Potomac Tower Mortgage Loan and the Northville Village Shopping Center Phase I Mortgage Loan (collectively, 12.5%), the initial due date for such mortgage loan occurs after September 2024. On the closing date, the related mortgage loan seller will contribute an initial interest deposit amount to the issuing entity to cover an amount that represents one month’s interest that would have accrued with respect to such mortgage loan at the related interest rate with respect to the assumed September 2024 payment date (the “Closing Date Deposit Amount”). Information presented in this prospectus reflects the contractual loan terms, however, such mortgage loan is being treated as having an initial due date in September 2024.
(3)	Excludes thirty-one (31) mortgage loans (collectively, 83.9%) that are interest only for the entire term and the 640 5th Avenue Mortgage Loan (6.4%), which has a planned amortization schedule.
(3)	LTV Ratios (such as, for example, the Cut-off Date LTV Ratios and LTV Ratios at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. Such Mortgage Loans are identified under the definitions of “Appraised Value” and/or “LTV Ratio” set forth under “Description of the Mortgage Pool—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.
(4)	In the case of Mortgage Loans that have one or more Pari Passu Companion loans and/or Subordinate Companion Loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan. With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield are calculated including the related Subordinate Companion Loans are 65.3%, 65.3%, 1.67x and 10.1%, respectively. With respect to the Bronx Terminal Market Mortgage Loan (5.5%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity, U/W NCF DSCR and U/W NOI Debt Yield are calculated including the related Subordinate Companion Loans are 68.5%, 68.5%, 1.07x and 7.5%, respectively.
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(5)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Definitions”.

The issuing entity will include four (4) Mortgage Loans (22.2%) that represent the obligations of multiple borrowers (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

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Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	13	$323,300,526	35.5%
Anchored	9	193,950,526	21.3
Super Regional Mall	1	88,000,000	9.7
Unanchored	2	29,000,000	3.2
Single Tenant	1	12,350,000	1.4
Mixed Use	13	$195,134,161	21.4%
Lab/Office	7	77,789,474	8.5
Retail/Office	2	61,494,688	6.8
Office/Retail	1	33,750,000	3.7
Multifamily/Retail	2	18,750,000	2.1
Multifamily/Retail/Office	1	3,350,000	0.4
Office	3	$160,000,000	17.6%
CBD	2	109,000,000	12.0
Suburban	1	51,000,000	5.6
Multifamily	5	$139,900,000	15.4%
Mid Rise	1	90,000,000	9.9
High Rise	1	31,500,000	3.5
Garden	2	12,900,000	1.4
Student Housing	1	5,500,000	0.6
Self Storage	5	$41,255,000	4.5%
Self Storage	5	41,255,000	4.5
Hospitality	1	$33,400,000	3.7%
Full Service	1	33,400,000	3.7
Manufactured Housing	2	$7,785,000	0.9%
Manufactured Housing	2	7,785,000	0.9
Industrial	1	$7,230,000	0.8%
Manufacturing	1	7,230,000	0.8
Other	1	$2,210,526	0.2%
Parking	1	2,210,526	0.2
Total	44	$910,215,214	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties or mixed use properties with retail components set forth in the above chart, we note the following:

●	With respect to the Showcase I Mortgage Loan (3.4%), the largest tenant, FlyOver, is a flight simulation experience with flight motion and a wraparound screen. Such tenant leases space at both the Mortgaged Property and an adjacent non-collateral property, and a party wall has been taken down between such properties to accommodate such tenant’s space. The borrower has covenanted to, if the FlyOver lease is no longer in place, perform all work to disjoin the Mortgaged Property from the adjoining premises, and has represented that it does not anticipate that such work will cost in excess of $500,000.
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See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Redevelopment, Renovation and Expansion” and “—Specialty Use Concentrations” below.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	With respect to the Magnolia Houston Mortgage Loan (3.7%), the borrower, as franchisee, has the right to terminate the franchise agreement at any time upon six months’ notice and payment of a liquidated damages amount, together with the unamortized portion of the key money loan made to the borrower, and any license fees deferred pursuant to the terms of the franchise agreement. The liquidated damages amount is equal to the total license fee payable in respect of the 24 months before termination, divided by 24 and multiplied by 36 (or if termination is in the 36 months prior to expiration of the franchise, multiplied by the number of months between termination and expiration). The Mortgage Loan documents provide that it is an event of default if the borrower terminates the franchise agreement unless the franchisor and franchise agreement are replaced with a replacement franchisor and agreement reasonably approved by the lender.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgage Loan/Property Portfolio Names	Mortgage Loan Cut-off Date Balance ($)	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Magnolia Houston	$ 33,400,000	3.7%	2/28/2037	7/1/2029

See “Risk Factors—Risks Relating to the Mortgage Loans—Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below as well as “—Insurance Considerations”. For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

Office Properties

In the case of the office properties or mixed use properties with office components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more retail or office, we note the following:

●	With respect to the Culver Steps Mortgage Loan (3.7%), the Mortgaged Property is a mixed-use property comprised of office space, which makes up 65.2% of the NRA, and retail space, which makes up 34.8% of the NRA.
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See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, we note the following:

●	With respect to the Katonah Self Storage Mortgage Loan (1.5%), the Mortgaged Property is operated as self storage property containing a mix of storage and storage related spaces, including approximately 48.9% of the NRA allocable to traditional self storage units and wine storage cabinets and approximately 51.1% of the NRA devoted to the storage of luxury vehicles.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Industrial Properties

In the case of the industrial properties set forth in the above chart, see “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Fairgrove MHC Mortgage Loan (0.4%), of the 96 pads at the Mortgaged Property, 7 are occupied by mobile homes owned by an affiliate of the borrower, and leased to the occupants of such homes by such affiliate. In addition, the Mortgaged Property has 11 vacant pads, and it is anticipated that mobile homes owned by the borrower affiliate will be placed on such pads.

Multifamily Properties

In the case of the multifamily properties or mixed use properties with multifamily components set forth in the above chart, we note the following:

●	With respect to The Piazza Mortgage Loan (9.9%), the Mortgaged Property includes 332 residential units covering 306,577 square feet and 28,715 square feet of commercial space.
●	With respect to the 120 Beach 26th Street Mortgage Loan (3.5%), all of the units at the Mortgaged Property are rent stabilized in connection with a 421-a tax exemption. In addition, 9 units are leased to tenants with Section 8 vouchers.
●	In addition, with respect to the 120 Beach Street Mortgage Loan (3.5%), the garage at the Mortgaged Property was required to be inspected by August 1, 2024 pursuant to New York City Local Law 126. Such inspection did not take place by origination. At origination, the borrower was required to deposit $6,000 into an upfront reserve to pay the estimated cost of any fines or penalties arising from the borrower’s failure to comply with Local Law 126 and have an initial observation of the parking garage file
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filed with the City of New York. In addition, the borrower is required to hire a New York State licensed and registered professional engineer to inspect the parking garage on the Mortgaged Property periodically as required by Local Law 126 and file a report with the NYC Department of Buildings documenting the inspection, including any corrective action and pay any associated fines or penalties as a result of the borrower’s failure to do so by August 1, 2024. If the foregoing report indicates repairs, replacement or other maintenance to the Mortgaged Property, the borrower is required to promptly, and in compliance with Local Law 126, cause such repairs, replacement or other maintenance to be completed and paid for. In the event that the lender reasonably determines that the cost of completing such repairs, replacement or other maintenance will exceed $50,000, upon 10 days demand from the lender, the borrower must deposit such cost with the lender.

●	With respect to the Marx Development NY Residential Portfolio Market Mortgage Loan (2.1%), the 158-13 72nd Avenue individual Mortgage Property (having an allocated loan amount of $13,525,000, or 72.1% of the original principal balance of the Mortgage Loan) currently has second floor office/ business uses, all of which are borrower sponsor-affiliated, that are in violation of zoning requirements. The loan documents provide for partial recourse to the SPE co-borrowers and guarantor on a last-dollar basis up to $13,525,000, which recourse liability terminates upon non-affiliated multifamily tenants’ replacing all the affiliated office/ business tenants. In addition, each of the 158-13 72nd Avenue individual Mortgage Property and the 42-34 Saull Street individual Mortgage Property are subject to fire code violations (failure to obtain required permits or conduct required tests/ inspections) and building code violations (failure to allow/ file inspections, abate mold conditions, and/or repair defective plastered surfaces, among other things). The loan documents include covenants that the borrower remediate the violations within 90 days of loan origination (subject to lender-approved extensions) and provide for personal liability to the SPE co-borrowers and guarantor for losses related to such building and fire code violations.
●	With respect to the Marx Development NY Residential Portfolio Mortgage Loan (2.1%), with respect to the 42-34 Saull Street property, having an allocated loan amount equal to $5,225,000, or 27.9% of the original loan amount, 16 of the 32 constituent multifamily units are subject to New York City rent control regulations.
●	With respect to the Townwood and Windmill Apartments Mortgage Loan (1.4%), the Mortgaged Properties are comprised of two parcels with 162 combined units. In October 2023, a kitchen fire substantially damaged two units at the Townwood Apartments parcel, which are currently sealed for safety reasons. The County has agreed to allow construction for full repair of the two units, with work expected to commence in 2024. The loan documents include an up-front existing restoration reserve in the amount of $154,200 (125% of the estimated cost) for the related costs.
●	With respect to the Stadium Walk Mortgage Loan (0.6%), a significant portion of the units at the Mortgaged Property are occupied by students attending the University of Nebraska-Lincoln.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). See also representation and warranty No. 8 in Annex D-1 and the exceptions

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thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
School, educational facility and/or beauty and cosmetology school	2	9.2%
Laboratory space	8	8.8%
Bank branch	2	8.3%
Grocery store	3	7.7%
Movie Theater	2	7.1%
Medical Office	5	6.9%
Gym, fitness center, spa or health club	3	5.3%
Restaurant	3	4.7%
Entertainment Venue	1	1.4%

With respect to the Dundalk Plaza and Harmon Business Park Mortgage Loans (collectively, 3.8%), the related Mortgaged Property includes one or more tenants that operate an on-site gas station or automobile repair and servicing company.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

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Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit(1)	U/W NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)(2)	Property Type
The Piazza	$90,000,000	9.9%	$326,957.83	1.35x	65.0%	Multifamily
Baybrook Mall	$88,000,000	9.7%	$406.66	1.72x	56.0%	Retail
Potomac Tower	$84,000,000	9.2%	$347.52	1.48x	60.0%	Office
BioMed 2024 Portfolio 2	$80,000,000	8.8%	$552.40	2.34x	50.1%	Various
640 5th Avenue	$58,414,688	6.4%	$952.40	2.05x	41.6%	Mixed Use
One Town Center	$51,000,000	5.6%	$267.86	1.62x	61.7%	Office
Bronx Terminal Market	$50,210,526	5.5%	$261.22	2.18x	43.2%	Retail
Culver Steps	$33,750,000	3.7%	$616.09	1.67x	57.7%	Mixed Use
Magnolia Houston	$33,400,000	3.7%	$106,369.43	1.46x	46.1%	Hospitality
120 Beach 26th Street	$31,500,000	3.5%	$250,000.00	1.42x	67.9%	Multifamily
Showcase I	$31,000,000	3.4%	$937.25	1.30x	67.8%	Retail
Northville Village Shopping Center Phase I	$29,500,000	3.2%	$164.43	1.43x	68.9%	Retail
Dundalk Plaza	$27,300,000	3.0%	$153.31	1.43x	64.2%	Retail
Cummins Station	$25,000,000	2.7%	$328.68	1.40x	58.8%	Office
42-35 Main Street	$25,000,000	2.7%	$551.60	1.47x	61.0%	Retail
Top 3 Total/Weighted Average	$ 262,000,000	28.8%		1.52x	60.4%
Top 5 Total/Weighted Average	$ 400,414,688	44.0%		1.76x	55.6%
Top 15 Total/Weighted Average	$ 738,075,214	81.1%		1.68x	57.0%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per SF/Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but unless otherwise expressly stated, excludes any Subordinate Companion Loan.
(2)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%) based on the combined senior notes and subordinate notes are 1.67x and 65.3%, respectively. The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Bronx Terminal Market Mortgage Loan (5.5%) based on the combined senior notes and subordinate notes are 1.07x and 68.5%, respectively.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans” (14.7%) are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

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The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
BioMed 2024 Portfolio 2	$ 80,000,000	8.8%
Clark/Jenkins Storage Portfolio	22,255,000	2.4
Marx Development NY Residential Portfolio	18,750,000	2.1
Townwood and Windmill Apartments	12,900,000	1.4
Total	$ 133,905,000	14.7%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels, buildings or units that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers.

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” (1.4%) are not cross-collateralized but have borrower sponsors related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan / Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Harmon Business Park	1	$7,230,000	0.8%
Stadium Walk	1	5,500,000	0.6
Total	2	$12,730,000	1.4%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

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Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	9	$ 204,305,214	22.4%
Texas	7	$ 165,135,000	18.1%
Virginia	2	$ 96,300,000	10.6%
California	7	$ 94,160,000	10.3%
Pennsylvania	1	$ 90,000,000	9.9%
Florida	1	$ 51,000,000	5.6%
Massachusetts	4	$ 45,440,000	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout eleven (11) other states with no more than 4.4% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Fifteen (15) Mortgaged Properties (34.1%) located in California, Texas and Florida among others, are more susceptible to wildfires than properties in other parts of the country.
●	Seven (7) Mortgaged Properties (10.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 13.0%.
●	Three (3) Mortgaged Properties (16.7%) are each located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean south of Maryland, and are therefore more susceptible to hurricanes. See representation and warranty no. 18 and 26 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

Mortgaged Properties with Limited Prior Operating History

Five (5) of the Mortgaged Properties (11.6%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

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See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

With respect to The Village Tulare Mortgage Loan (1.5%), the related borrowers own all or a portion of the related Mortgaged Property as tenants-in-common and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

The Piazza Mortgage Loan, the One Town Center Mortgage Loan, the 120 Beach 26th Street Mortgage Loan, the Northville Village Shopping Center Phase I Mortgage Loan, the 42-35 Main Street Mortgage Loan and the Marx Development NY Residential Portfolio Mortgage Loan (solely with respect to the 158-13 72nd Avenue Mortgaged Property) (collectively, 26.4%) are each secured in whole or in part by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

With respect to the One Town Center Mortgage Loan (5.6%), the Mortgaged Property consists of one unit in a two-unit land condominium regime (an alternative to land subdivision). Condominium regimes are authorized by and subject to state statutory requirements, and such requirements may include obligations to protect the rights of unit-holders having a minority ownership interest, among other things. The borrower’s ownership interest in the common elements is 65.669%, and it has the right to appoint two of the three members of the owners’ association board of directors. Each unit owner has the obligation to maintain its own improvements. The owners’ association’s responsibilities are limited: it has the obligation to maintain certain covered sidewalks between the units and the parking garage, and, generally, the obligation to maintain common elements. The loan documents provide that the borrower and guarantor have full recourse liability if, without the lender’s consent, the condominium regime is amended, or the Mortgaged Property is subject to partition.

With respect to the 120 Beach 26th Street Mortgage Loan (3.5%), the Mortgaged Property was developed as a condominium and is subject to a condominium regime; however, the borrower owns all of the condominium units and the Mortgaged Property is operated as a rental property.

With respect to the 42-35 Main Street Mortgage Loan (2.7%), the Mortgaged Property consists of two retail units in a mixed-use condominium building known as “The Arcadia,” that is comprised of the 42-35 Main Street Property, 24 office condominium units, a parking structure with 298 parking spaces, and 79 luxury residential units on the upper floors. The borrower has an 18.797% undivided interest in the Arcadia condominium. The condominium is governed by two condominium boards, one for the residential units and one for the overall condominium. The overall condominium board has seven members, of which four are appointed by the residential units and three are appointed by the non-residential

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units. The borrower is entitled to approximately 26.7% of the non-residential unit vote, and accordingly does not control the condominium.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	42	$ 801,590,000	88.1%
Fee/Leasehold	1	58,414,688	6.4
Leasehold	1	50,210,526	5.5
Total	44	$ 910,215,214	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated. See Annex A-3 for more information on the Mortgaged Properties secured by ground leases relating to the largest 15 Mortgage Loans.

With respect to the 640 5th Avenue Mortgage Loan (6.4%), the 640 5th Avenue Mortgaged Property consists of two abutting and interconnected buildings facing Fifth Avenue (such building facing Fifth Avenue, the “Fifth Avenue Building”) and West 52nd Street (such building facing West 52nd Street, the “West 52nd Street Building”) in New York City. The borrower’s predecessor-in-interest of the 640 5th Avenue Mortgaged Property and the fee owner of a neighboring property known as 650 Fifth Avenue (such fee owner, the “Air Rights Tenant”, and such neighboring property, the “Non-Collateral Property”) entered into a series of ground leases described below in order to satisfy the “single ownership” requirement of the applicable zoning code in effect in 1970 in connection with the transfer of unused development rights at the West 52nd Street Building to the Air Rights Tenant.

First, the Air Rights Tenant ground leased the Non-Collateral Property to the borrower’s predecessor-in-interest pursuant to an approximately 99-year ground lease. The Air Rights Tenant, as landlord, is required to, among other things, pay real estate taxes, carry

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insurance, maintain and repair the Non-Collateral Property and comply with the laws for the Non-Collateral Property. The borrower, as tenant of the Non-Collateral Property, is obligated to pay $1.00 per annum in rent and has no material obligations with respect to the Non-Collateral Property. This ground lease may be terminated in connection with a condemnation.

Second, the borrower’s predecessor-in-interest ground leased the entirety of the Non-Collateral Property, the Fifth Avenue Building and the West 52nd Street Building to the Air Rights Tenant pursuant to a ground lease with a term of 99 years and 8 months, less 1 day. As of July 1, 2024, the Air Rights Tenant is required to pay $1,166,319 in rent per annum, payable monthly in installments of $97,193.25. Annual rent will reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building, as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant were in continuing negotiations regarding the amount of the Appraised Rental; provided, however, that such amount may not be lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher that the rental rate for the prior period), the Air Rights Tenant will pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through July 31, 2047, at which time, the rental rate will again be the greater of the rental rate for the prior period or 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building. As of August 12, 2024, the Appraised Rental for the Air Rights Tenant is still being negotiated. We cannot assure you of whether or when the new rental amount will be determined, or what will be the outcome of such negotiation. This ground lease requires the borrower, as landlord, to, among other things, pay taxes, carry insurance, maintain and repair the Fifth Avenue Building and the West 52nd Street Building. This ground lease may be terminated in connection with a condemnation or if the Air Rights Tenant fails to pay its rent described above.

Third, the Air Rights Tenant subleased the Fifth Avenue Building and the West 52nd Street Building to the borrower’s predecessor-in-interest while retaining the then-unused development rights generated by the West 52nd Street Building above a horizontal plane starting at the top of the improvements then located on the West 52nd Street Building. The exact amount of the development rights retained by the Air Rights Tenant is not stated in the related ground lease. This third ground lease is for a term of 99 years and 8 months, less 2 days, with rent payable by tenant in the amount of $1.00 per annum. The borrower, as subtenant at the Fifth Avenue Building and the West 52nd Street Building, is required to, among other things, pay all taxes and carry insurance for the demised premises and may make alterations to the demised premises without consent; provided that the borrower does not construct any improvement on the West 52nd Street Building that uses more floor area than the floor area used by the then-existing improvements. There is no affirmative maintenance or repair obligations, but the sublease does provide an indemnity in favor of the Air Rights Tenant, as sublandlord, if the borrower fails to maintain the demised premises and comply with the laws for the demised premises. This sublease cannot be terminated except in connection with a condemnation.

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With respect to the Bronx Terminal Market Mortgage Loan (5.5%), the Mortgage Loan is secured by the borrower’s leasehold interest in a ground lease with the City of New York, as ground lessor (the “Bronx Terminal Market Ground Lease”). The holder of the Mortgage Loan is required to be a person that is not a Prohibited Person (defined below). In connection with proposed assignment of the leasehold interest, the lessor’s consent is not required if the assignee is not a Prohibited Person, but 30 days’ advance notice is required to enable the ground lessor to make that determination. The Bronx Terminal Market Ground Lease further requires that a subtenant under any sublease is a person that is not a Prohibited Person. Generally, a “Prohibited Person” includes (i) persons, including related control parties, that are in default of any agreements with the City of New York or the New York City Economic Development Corporation (“EDC”); (ii) persons, including related control parties, that have been convicted of a felony or crime of moral turpitude, or are involved in organized crime; (iii) foreign governments, or parties controlled by foreign governments, in violation of the Export Administration Act of 1979 or related regulations; (iv) foreign governments, or parties controlled by foreign governments, whose activities are regulated or controlled by the U.S. Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended; (v) persons having a received a notice of default for non-payment from New York City in an amount over $10,000 unless contested in court proceedings; and (vi) except in the case of a “Recognized Mortgagee” or its “Control Affiliate” or designee, any person that has owned at any time in the preceding three (3) years any property which has been the subject of an in rem tax foreclosure by the City of New York unless otherwise released pursuant to the City’s Administrative Code.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

As regards ground leases, see representation No. 36 on Annex D-1 and the exceptions thereto on Annex D-2.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property no more than four (4) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the BioMed 2024 Portfolio 2 Loan (8.8%), in connection with the 47 Erie Street Parking Structure individual Mortgaged Property, the Phase I environmental site assessment obtained in connection with loan origination identified a controlled recognized environmental condition (“CREC”) associated with contaminated soils arising from the removal of three underground storage tanks in the 1997-1999 time period. Impacted soil was removed from the site for off-site disposal. The remaining soil in-place consists mostly of urban fill containing low concentrations of total petroleum hydrocarbons, polycyclic aromatic hydrocarbons and metals. Groundwater testing resulted in a “No Significant Risk” determination for current and foreseeable uses by the Massachusetts Department of Environmental Protection. The related property is subject activity and use limitations (AUL’s) to minimize exposure to impacted soil during construction activities or specific futures uses. The AUL conditions include preparation of a Soil Management Plan (SMP) prior to excavation, implementation construction health and safety plan for longer-term construction projects, installation of a vapor barrier for construction projects involving enclosed, occupied spaces on the ground floor, and obligation to perform repairs/replacement of the foundation as necessary to maintain integrity of the protective cap. Regulatory closure was achieved with the filing of a Class A-3 Response Action Outcome Statement (a Permanent Solution) in 2001. This AUL was amended in 2016, which included a revised sketch plan delineating the locations of pavement, building foundations, and parking garage that comprise the protective cover for the AUL area. Lender obtained a $10,000,000 pollution legal liability-type environmental insurance policy covering the subject property, among other collateral and non-collateral properties, with $5,000,000 sublimit per claim from Allied World Assurance Company (U.S.) Inc. with a 9-year term ending May 9, 2027 (the loan matures August 9, 2029) and having a $50,000 deductible per claim. Allied World Assurance Company (U.S.) Inc. has an S & P rating of “A+”.
●	With respect to the Bronx Terminal Market Mortgage Loan (5.5%), the ESA identified a CREC related to the prior on-site industrial uses at the Mortgaged Property for which a New York State Brownfield Cleanup Program was entered into. In 2009, following remediation, a Certificate of Completion was issued, imposing engineering and institutional controls on the subject property pursuant to a Site Management Plan, including the maintenance of existing engineering controls with a cover system using concrete, asphalt, and clean soil, and sub-slab depressurization systems and vapor barriers. Annual certifications are associated with the engineering controls and must be kept up to date and filed.
●	With respect to the 401 South La Brea Mortgage Loan (1.4%), the Phase I environmental site assessment required in connection with the loan origination identified a CREC related to site contamination and subsequent remediation activity from former gas station and auto dealership uses at the Mortgaged Property. Prior to development of the Mortgaged Property with the current retail use, the former owner, Chrysler Group Realty Company LLC (“Chrysler”), entered into a Voluntary Clean-up Agreement with the State of California to remediate the site, and the California Department of Toxic Substances Control ultimately issued a no further action letter, subject to certain use and activity limitations, and terminated the Voluntary Clean-up Agreement. Upon Chrysler’s sale of the subject property to a predecessor-in-title to the borrower’s interest in 2012, the property was subjected to various environmental protection covenants, including that the property not be used
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for commercial uses, for residential uses, as a hospital or other medical uses or a live-in nursing home, playground or park, unless the purchaser or subsequent owner (i) installs a vapor barrier, (ii) undertakes the management, removal and remediation of any contaminated soil or water that is disturbed during redevelopment, and (iii) implements other protective measures in connection with the contamination. Chrysler was thereupon released from any environmental liabilities. The restrictions run with the land. The property was subsequently redeveloped in 2014 for commercial retail operations. Based on analytical results of previous subsurface investigations identifying soil vapor above residential scenarios, and the regulatory closure, the former onsite operations are considered a CREC.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including, executing property required improvement plans (“PIPs”). Below are descriptions of certain of such Mortgaged Properties related to (i) the 15 largest Mortgage Loans and (ii) Mortgage Loans with property improvement plan amounts exceeding 10% of the related Cut-off Date Balance of such Mortgage Loan:

●	With respect to The Piazza Mortgage Loan (9.9%), the Mortgaged Property is in the process of converting 20,951 square feet of commercial space into 16 residential units, which are master leased to an affiliate of the borrower. Upon completion of such conversion, there will be 332 residential units. At origination, the borrower reserved $2,400,000 in connection with such conversion work.
●	With respect to the Secure Space Storage Mortgage Loan (0.5%), the loan documents provide that the borrower has the option, subject to certain conditions, including lender approval of plans and budget, to construct additional self-storage buildings on the property so long as construction is completed lien-free and without interruption to or adverse impact on existing tenants, property operation or zoning compliance.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the

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appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than four (4) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

See Annex A-1 and the footnotes related thereto and the definition of “LTV Ratio” for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation.

●	With respect to the Harmon Business Park Mortgage Loan (0.8%) and the Stadium Walk Mortgage Loan (0.6%), William M. Bennett, who is one of the non-recourse carveout guarantors as to the Harmon Business Park Mortgage Loan and is the sole non-recourse carveout guarantor of the Stadium Walk Mortgage Loan, is a defendant in a pending case filed in April 2023 in the New York County Supreme Court in connection with a commercial mortgage loan unrelated to the Mortgage Loan or the Mortgaged Property. The lender has declared a default under the foregoing loan and filed a lawsuit against the borrower for the unpaid principal and interest under such loan, as well as against William M. Bennett, as a guarantor under such loan, for the failure to pay $3,477,925.85, which the lender alleges represents the aggregate amount owed under two guaranties made by William M. Bennett in connection with such loan. In addition, William M. Bennett is a defendant in a pending case filed in January 2024 in the Boulder County Court, Colorado, in connection with another commercial mortgage loan that is guaranteed by William M. Bennett and is unrelated to the Mortgage Loan or the Mortgaged Property. According to the complaint, the plaintiff is seeking to recover the outstanding balance of the subject loan, $8,465,819.40, plus interest, attorneys’ fees and costs. In addition, William M. Bennett is a defendant in a pending case filed in December 2023 in the Circuit Court of Cook County, Illinois, in connection with another commercial mortgage loan that is partially guaranteed by William M. Bennett and is unrelated to the Mortgage Loan or the Mortgaged Property. According to the complaint, the plaintiff is seeking to
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recover $4,000,000, which represents the total amount of William M. Bennett’s obligations under the related limited guaranty plus expenses incurred in connection with the plaintiff’s enforcement of such guaranty.

●	With respect to the 120 West 79th Street Mortgage Loan (0.6%), the non-recourse carveout guarantor, David Dushey, is a defendant in a pending case filed in May 2024 in the New York County Supreme Court in connection with a commercial mortgage loan unrelated to the Mortgage Loan or the Mortgaged Property. The lender has declared a default under the foregoing loan and filed a lawsuit against the borrower for the unpaid principal and interest under the subject loan, as well as against David Dushey, as a guarantor under the subject loan. According to the complaint, David Dushey is named as a party defendant to adjudicate any deficiency under the subject note and mortgage for which David Dushey may be liable as a guarantor of the subject loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnations

There may be Mortgaged Properties as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Twenty-three (23) Mortgage Loans (78.5%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.
●	Nine (9) Mortgage Loans (20.4%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.
●	One (1) Mortgage Loans (1.1%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust.

With respect to the Baybrook Mall Mortgage Loan, the 640 5th Avenue Mortgage Loan, the Bronx Terminal Market Mortgage Loan, the Magnolia Houston Mortgage Loan, the 120 Beach 26th Street Mortgage Loan, the Northville Village Shopping Center Phase I Mortgage Loan, the Dundalk Plaza Mortgage Loan, the 42-35 Main Street Mortgage Loan, the Northpointe Shopping Center Mortgage Loan, the Harmon Business Park Mortgage Loan, 120 West 79th Street Mortgage Loan, the Stadium Walk Mortgage Loan, the Mission Trace II Mortgage Loan and the Fairgrove MHC Mortgage Loan (collectively, 41.7%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or

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affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of Mortgage Loans with related borrowers, we note the following:

●	With respect to the Baybrook Mall Mortgage Loan (9.7%), affiliates of the related borrower sponsor (an affiliate of Brookfield Corporation) have experienced prior defaults, including a default in February 2023 on commercial mortgage loans secured by two office properties in downtown Los Angeles having existing debt of approximately $784 million. In addition, in or around April 2023, an affiliate of such borrower sponsor defaulted on a securitized commercial mortgage loan in the amount of approximately $161 million secured by multiple office buildings located mostly in the Washington, D.C. area. In addition, the following tenants have been subject to bankruptcies: JCPenney filed for bankruptcy in 2020 and emerged in December 2020; and Forever 2021 filed for bankruptcy in 2019.
●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), the related borrower sponsor and certain of its affiliates have sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.
●	With respect to the Bronx Terminal Market Mortgage Loan (5.5%), the prior loan matured May 6, 2024 and was unpaid as of that date. The borrower and servicer agreed to a forbearance agreement to permit sufficient time for closing conditions for the subject loan to be satisfied, including, but not limited to, the co-lenders’ obtaining an acceptable leasehold estoppel from the City of New York. In addition, one of the loan sponsors (The Related Companies, L.P.) has sponsored other real estate projects that have been the subject of mortgage loan defaults, foreclosure proceedings and/or deed-in-lieu of foreclosure.
●	With respect to the Magnolia Houston Mortgage Loan (3.7%), the borrower sponsor obtained loan modifications on all of its securitized mortgage loans during the COVID-19 pandemic.
●	With respect to the Magnolia Houston mortgage loan (3.7%), such Mortgage Loan refinanced in full a securitized mortgage loan in the original principal amount of $42,000,000, which had an original maturity date of June 6, 2021. The prior mortgage loan received a two-year maturity extension (with an option for a third year of extension, which the borrower exercised), resulting in an extended maturity date of June 6, 2024, pursuant to a loan modification entered into due to hardships
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relating to the COVID-19 pandemic. Such loan modification also included modifications with respect to principal payments and reserve funds.

●	With respect to the 120 Beach 26th Street Mortgage Loan (3.5%), such Mortgage Loan refinanced a mortgage loan with an outstanding balance of approximately $25,900,000 and a supplemental mortgage loan with an outstanding balance of approximately $2,680,000 that both matured on June 1, 2024. The borrower negotiated a short term extension of the mortgage loan to July 31, 2024 and of the supplemental mortgage loan to July 1, 2025. Both prior mortgage loans were refinanced in full on July 31, 2024.
●	With respect to the 120 Beach 26th Street Mortgage Loan (3.5%), the Mortgaged Property was purchased by the borrower in 2016 in a foreclosure auction after the prior owner filed for Chapter 11 bankruptcy protection. At acquisition the Mortgaged Property was vacant and in need of renovation.
●	With respect to the Northville Village Shopping Center Phase I Mortgage Loan (3.2%), the borrower sponsor disclosed (i) a foreclosure on a securitized mortgage loan in February 2020 which resulted in an approximately $10.8 million loss to the related securitization trust and (ii) a maturity default on a securitized mortgage loan followed by a pre-negotiated agreement with the special servicer in 2014.
●	With respect to the Dundalk Plaza Mortgage Loan (3.0%), two securitized mortgage loans sponsored by the borrower sponsor were transferred to special servicing in 2017, including (i) a loan secured by two office buildings, which were transferred to the lender in a deed-in-lieu of foreclosure in 2017, which resulted in an $8.7 million loss to the related securitization trust and (ii) a loan secured by a single office building which was sold by the special servicer in 2017, resulting in an $11.0 million loss to the related securitization trust.
●	With respect to the 42-35 Main Street Mortgage Loan (2.7%), such Mortgage Loan refinanced a mortgage loan in the original principal amount of $30,000,000, which had an original maturity date of November 22, 2023, as to which the borrower negotiated an extension until July 22, 2024 and a further extension to August 22, 2024. The prior mortgage loan was refinanced in full on July 31, 2024.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 in Annex D-1 and the exceptions to representation and warranty no. 42 in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Four (4) Mortgaged Properties (4.0%) are each leased entirely to a single tenant.
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●	Seven (7) Mortgaged Properties (9.7%) are leased (or marketed to be leased) to multiple tenants; however, one such tenant occupies 50% or more of the NRA of such Mortgaged Property.

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each mixed use, office, industrial and retail Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Tenant Summary” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the One Town Center Mortgage Loans.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

With respect to certain Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on NRA leased) at each mixed use, office, industrial and retail Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination

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Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have unilateral termination options or termination options related to lack of appropriations with respect to all or a portion of their space as set forth below:

●	With respect to the Baybrook Mall Mortgage Loan (9.7%), the fourth largest tenant, H&M, has the right to terminate its lease upon 365 days’ notice if the tenant’s net sales fail to exceed approximately $5,440,386 between January 1, 2026 through December 31, 2026, or approximately $5,984,425 between January 1, 2028 through December 31, 2028. H&M is required to pay a termination fee equal to 50% of the then unamortized portion of its construction allowance. H&M’s sales for the trailing twelve months ended May 31, 2024 were $4,596,073.
●	With respect to the Potomac Tower Mortgage Loan (9.2%), (a) the second largest tenant at the Mortgaged Property (15.2% of the net rentable area), Strategic Investment Management, will have the right to terminate its lease effective as of March 31, 2029, subject to the payment of a termination fee and a written notice to the landlord by no later than December 31, 2027, and (b) the third largest tenant at the Mortgaged Property (9.4% of the net rentable area), Insight Global, will have the right to terminate its lease, subject to payment of a termination fee, (i) effective at the end of the 84th month of its lease (i.e., January 2025), if Insight Global notifies landlord of Insight Global’s increased space requirements at the Mortgaged Property and landlord cannot reasonably accommodate the size and timing of Insight Global’s increased spaces requirements within 3 months of notice, or (ii) if Insight Global notifies landlord that is has been acquired by another entity.
●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), the largest tenant at the 9360-9390 Towne Centre Drive individual Mortgaged Property (approximately 48.4% of the net rentable area at the related individual Mortgaged Property) and sole tenant at the Eastgate Mall individual Mortgaged Property (collectively, 8.7% of the net rentable area at the portfolio of Mortgaged Properties), Poseida Therapeutics, Inc., will have the right to terminate its lease, without payment of a termination fee, if such tenant enters into another lease at a different property (which may or may not be located at the Mortgaged Property) owned by the landlord or an affiliate landlord; provided, that the term of the new lease is no less than 10 years, and the premises of the new lease is no less than (x) in the case of its lease at the 9360-9390 Towne Centre Drive individual Mortgaged Property, 125,000 square feet and (y) in the case of its lease at the Eastgate Mall individual Mortgaged Property, 95,000 square feet; and provided further, in each case, that the tenant must provide notice of 30 days following full execution and delivery of the new lease. The loan documents do not contain anti-poaching provisions.
●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), the third largest tenant, The Klein Group, LLC, has a two-time right to terminate its lease, effective either December 31, 2027 or December 31, 2029, subject to, among other things, providing notice to the borrower no later than one year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default has occurred and is continuing under the lease and the payment of a termination fee. Additionally, the fifth largest
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tenant, Buchanan Ingersoll & Rooney, has a one-time right to terminate its lease, effective January 2, 2026, subject to providing notice to the borrower no later than November 8, 2024 and the payment of a termination fee.

●	With respect to the Culver Steps Mortgage Loan (3.7%), the fourth largest tenant, Sephora, has a performance-based termination right. If sales do not reach $725 per square foot for the lease years ending December 2023 and December 2024, then Sephora will have the right to terminate six months following the end of the fourth lease year with 180 days’ notice. Sephora’s 2023 sales were above the termination option threshold, and May 2024 T12 sales were $1,490 per square foot.
●	With respect to the Cummins Station Mortgage Loan (2.7%), the largest tenant, Gibson Brands, Inc., has an option to terminate a portion of its space, (Suite 206 comprising 1,965 square foot of its 57,357 square foot space) effective December 31, 2030 with notice between April 1, 2030 and July 31, 2030 and termination payment equal to unamortized tenant improvement and leasing costs.
●	With respect to the 42-35 Main Street Mortgage Loan (2.7%), the largest tenant, Bank of China, has an ongoing termination option whereby it may terminate its original space at any time after May 24, 2024 upon 12 months’ notice with no termination fee. In the event Bank of China elects (i) not to exercise its option to extend the lease for its original space (15,512 square feet) beyond the expiration of its initial lease term (May 24, 2029) or (ii) to exercise its early termination option applicable to its original space, then Bank of China may also terminate its expansion space (1,451 square feet) at the same time as its original space, upon payment of a $50,400 termination fee that decreases over time.

In addition, with respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) at a Mortgaged Property or portfolio of Mortgaged Properties see the charts entitled “Tenant Summary” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Underwritten Economic Occupancy may not be in physical occupancy, may not have begun paying rent, may be in negotiation or may have sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans and (iii) tenants that, alone or together with affiliated tenants, occupy 50% or more of the net rentable area of, or represent 50% or more of the underwritten revenues of, the related Mortgaged Properties, certain of such tenants have not taken occupancy or commenced paying rent, may have subleased their spaces, may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Potomac Tower Mortgage Loan (9.2%), the largest tenant at the Mortgaged Property (39.2% of the net rentable area), Venture Global, is currently
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subleasing 33,295 square feet out of a total of 94,744 square feet from three tenants: Environmental Systems Research Institute, Inc., Advantia Health, LLC and Tributary LLP (collectively, the “Potomac Tower Subleases”). Upon expiration of each of the Potomac Tower Subleases, Venture Global will become the prime tenant at the spaces related to the Potomac Tower Subleases, and will extend its tenancy under such spaces to September 30, 2034, which is co-terminous with the Venture Global lease covering the space under which Venture Global is the prime tenant (the “Venture Global Prime Lease”), with the same rental rate as rental rate under the Venture Global Prime Lease.

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), (a) the sole tenant at the Lincoln Centre individual Mortgaged Property, Illumina, Inc., has “gone dark” with respect to 68,400 square feet (approximately 19% of the net rentable area at the related individual Mortgaged Property and 6.9% of the net rentable area at the portfolio of Mortgaged Properties) of the 360,000 square feet of its leased space; however, such tenant continues to pay rent and is operating at some portion of its leased space. Given that Illumina, Inc. is still utilizing space at the Portfolio and continues to pay rent, actual dark space may be subject to change and the disclosure above is based on available information as of the date of this Prospectus; and (b) the third largest tenant at the 40 Erie Street individual Mortgaged Property, Gritstone Bio, Inc., which leases approximately 13,907 square feet at the related individual Mortgaged Property (approximately 8.8% of the net rentable area at the related individual Mortgaged Property and 1.4% of the net rentable area at the portfolio of Mortgaged Properties), has “gone dark” with respect to its leased space. There may be other tenants in addition to those described above whose leased space is “dark” or subject to a sublease in whole or in part.
●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), (a) the sole tenant at the Lincoln Centre individual Mortgaged Property, Illumina, Inc., has subleased (i) 87,205 square feet of its leased space at the related individual Mortgaged Property (approximately 24.2% of the net rentable area at the related individual Mortgaged Property and 8.8% of the net rentable area at the portfolio of Mortgaged Properties) and (ii) 41,600 square feet (approximately 11.6% of the net rentable area at the related individual Mortgaged Property and 4.2% of the net rentable area at the portfolio of Mortgaged Properties); and (b) the second largest tenant at the 4570 Executive Drive individual Mortgaged Property, Human Longevity, Inc., has subleased 25,394 square feet of its leased space at the related individual Mortgaged Property (approximately 20.2% of the net rentable area at the related individual Mortgaged Property and 2.6% of the net rentable area at the portfolio of Mortgaged Properties) to Neogenomics at a rental rate of $64.56 per square foot on a triple net basis. The above examples do not include subleases of less than 5,000 square feet or subleases between tenants at the portfolio of Mortgaged Properties, i.e. those tenants that lease and occupy space at the portfolio of Mortgaged Property as a direct tenant (in addition to any subleased square feet), and sublease a portion of their leased space to another tenant that also leases and occupies space at the Portfolio as a direct tenant (in addition to any subleased square feet). There may be other tenants in addition to those described above whose leased space is “dark” or subject to a sublease in whole or in part.
●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), the second largest tenant at the Mortgaged Property, Fidelity Real Estate Company, has subleased 19,841 square feet to Advisor Group in Suite 401, which commenced on October 1,
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2020, is scheduled to expire on October 31, 2026, and provides for approximately $907,726 in annual rent to Fidelity Real Estate Company.

●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), the third largest tenant at the Mortgaged Property, The Klein Group, LLC, is entitled to approximately $1,648,112 in free rent in connection with its recent lease extension. At origination, the borrower reserved $1,648,112 in a free rent reserve.
●	With respect to the One Town Center Mortgage Loan (5.6%), the rent for the largest tenant, Bank of America Merill Lynch, the third largest tenant, Raymond James, were underwritten on a straight-line rent averaging basis.
●	With respect to the Bronx Terminal Market Mortgage Loan (5.5%), the rent for the largest tenant, Target; the third largest tenant, Home Depot; and, the two additional non-top 5 tenants, Best Buy and City University of New York, were underwritten on a straight-line rent averaging basis.
●	With respect to the Culver Steps Mortgage Loan (3.7%), the rent for the largest tenant, Amazon, was underwritten on a straight-line rent averaging basis.
●	With respect to the Showcase I Mortgage Loan (3.4%), the second largest tenant, M&M World, recently executed a lease renewal in connection with a potential renovation of the M&M World space with a renewal rent of $4,000,000 per year, representing an approximately 75.6% increase as compared to the current in-place rent under the M&M World lease, and scheduled to commence upon the earlier to occur of (i) the delivery of the renovated M&M World space to M&M World and (ii) September 1, 2025 (“M&M Renewal Rent Commencement Date”). The underwritten rent for M&M World is based on the renewal rent amount of $4,000,000 per year. In addition, M&M World is entitled to a rent abatement of $166,666.67 per month for the first 12 months after the M&M Renewal Rent Commencement Date, and a rent abatement of $6,240.25 per day for 180 days commencing on the date that M&M World vacates its entire premises and removes trade fixtures and movable personal property in connection with renovating the M&M World space in accordance with the M&M World lease. At origination, $2,152,888 was reserved in connection with the M&M World gap/free rent obligations, representing the difference between the current in-place rent under M&M World lease and the renewal rent.
●	With respect to the Cummins Station Mortgage Loan (2.7%), (i) the third largest tenant, Serendipity Labs, has rent abatement through July 28, 2024. A rent concession reserve for all abated rent amounts was required at origination. In addition, the second largest tenant, Axial Healthcare, Inc., is subleasing portions of its space, as follows: (i) 5,072 square feet to Project Belle LLC, (ii) 11,900 square feet to Slick Innovations LLC and (iii) 4,725 square feet to Aullitas USA, Inc., who then sub-subleased it to Hunt Construction.
●	With respect to the 42-35 Main Street Mortgage Loan (2.7%), the largest tenant at the Mortgaged Property, Bank of China, is entitled to three months’ free rent during October 2024, November 2024 and December 2024 for expansion space (1,451 square feet).

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

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For more information related to tenants not yet in occupancy or in a free rent period at a Mortgaged Property or portfolio of Mortgaged Properties, see Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	With respect to the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as BioMed 2024 Portfolio 2, Culver Steps and Winterpock Crossing Shopping Center (collectively, 13.8%), one or more of the related Mortgaged Properties is subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner or the board of managers of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 8 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), the sole tenant at the Lincoln Centre individual Mortgaged Property, Illumina, Inc., has a ROFR to purchase the entire Lincoln Centre individual Mortgaged Property or any individual building at the related individual Mortgaged Property (“ROFR Property”) in the event the landlord receives an offer to purchase such individual Mortgaged Property or any individual building thereof on terms which the landlord would agree to sell such ROFR Property; provided, that the landlord is required to provide Illumina, Inc. with a summary of the pertinent economic and non-economic terms of such offer, including the purchase price and any earnest money deposits required (“Offer Summary”). Illumina, Inc. will then have 10 business days from receipt of such Offer Summary to notify the landlord of its election to exercise such ROFR option.
●	With respect to the Culver Steps Mortgage Loan (3.7%), in connection with the development of the Mortgaged Property, the borrower entered into a Disposition and Development Agreement (“DDA”) with Culver City, CA. The DDA contains a right of reverter benefiting the City if (i) the borrower transfers the Mortgaged Property in a manner not expressly permitted under the DDA or approved in advance in writing by the City or (ii) the borrower materially breaches the DDA and such breach is not cured within the time provided under the DDA. The reverter right terminates upon completion of construction and the City’s issuance and recordation of a release therefor. The borrower and the City have confirmed that the only remaining condition to recording such release is the execution of an “Operations and Maintenance Agreement” related to the public areas of the Mortgaged Property (the “O&M Agreement”), which was substantively final (and reviewed and approved by lender) as of the closing date and is intended to be executed by the parties shortly after closing. Tenants with NNN leases would be obligated to reimburse the borrower for O&M Plan expenses, which expenses are not expected to be material to loan underwriting. If the City’s right of reverter were to be exercised, upon title to
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the Mortgaged Property’s reverting to the City, the City must use best efforts to resell the Mortgaged Property to a qualified and responsible party or parties (as determined by the City). The proceeds from such sale will be used to pay for enforcement costs and then turned over to the borrower as the purchase price of the property (as determined pursuant to the terms of the DDA), which proceeds would then be turned over to lender to repay the debt. Pursuant to the loan agreement, the borrower is required to promptly execute the O&M Agreement and use commercially reasonable efforts to cause the City to record the release promptly thereafter. In the event of a loan default, the lender has the right to execute the O&M Agreement on the borrower’s behalf.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to The Piazza Mortgage Loan (9.9%), in connection with the conversion of a former commercial space at the Mortgaged Property into 16 residential units, the borrower and an affiliate of the borrower have entered into a master lease for all 16 of such residential units. Upon completion of such conversion, there will be 332 total residential units at the Mortgaged Property. In addition, the borrower and an affiliate of the borrower, Place Hospitality LLC, entered into two separate leases at the Mortgaged Property, representing approximately 28.0% of the NRA for the commercial portion of the Mortgaged Property and 2.4% of the total NRA at the Mortgaged Property (multifamily and commercial). One of the borrower-affiliated leases is for 2,395 square feet of space that is ultimately intended to be assigned to an unaffiliated tenant, SweatHouz, on the same terms and conditions of the Place Hospitality LLC lease that is currently in-place. The tenants’ obligations under the borrower-affiliated leases are guaranteed by the non-recourse carveout guarantors pursuant to the related guaranty agreement and are personally guaranteed by the borrowers. The guaranteed obligations with respect to the SweatHouz space will terminate upon the earlier to occur of (i) an assignment of Place Hospitality LLC’s interest in its lease to a tenant that is not an affiliate of the borrowers in accordance with the Mortgage Loan documents, (ii) the occurrence of each of the following: (A) the commencement of such non-affiliated tenant’s lease term, (B) the tendering of possession of the leased space to the applicable non-affiliated tenant and (C) the commencement of such non-affiliated tenant paying full unabated rent under such lease (except for market-standard rent abatements or free rent periods, in which case, the borrowers will be required to deposit into a free rent reserve an amount equal to such rent abatement or free rent), in each case, in accordance with The Piazza Whole Loan documents and (iii) the date that is 63 months after origination. We cannot assure you that such lease will be assigned by such unaffiliated tenant or assigned at all.

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●	With respect to the Potomac Tower Mortgage Loan (9.2%), the largest tenant, Venture Global (representing approximately 39.2% of the NRA at the Mortgaged Property), is the borrower sponsor. Without the prior written approval of the lender, (a) the borrower is permitted to amend the lease covering the space occupied by Venture Global (the “VG Lease”) or enter into a qualifying replacement lease in accordance with the Mortgage Loan documents, so long as certain conditions set forth in the Mortgage Loan documents are satisfied, including, without limitation: (i) such amendment or qualifying replacement lease is reasonably approved by the lender, and (ii) the borrower must deliver to the lender a certificate reasonably acceptable to the lender, certifying that the a tenant affiliated with the borrower (the “Affiliated Tenant”) has shareholder equity of at least $1,000,000,000; and (b) an Affiliated Tenant is permitted to enter into a sublease in which such Affiliated Tenant is the sublessee and the sublessor is a third party tenant so long as certain conditions set forth in the Mortgage Loan documents are satisfied, including, without limitation: (i) the underlying prime lease has been reasonably approved by the lender, (ii) such sublease is on the same economic and other commercial terms as the underlying prime lease with sublessee responsible for its pro rata share of obligations based on the portion of space subleased, (iii) the sublandlord remains liable under its lease as the prime tenant, (iv) the borrower enters into an amendment to the VG Lease, reasonably acceptable to the lender, which provides that, in the event the prime lease terminates or expires, that the premises demised by the sublease will become part of the demised premises under the VG Lease and, if required by the lender, the borrower must deliver a true lease opinion reasonably acceptable to the lender, with respect to such amendment, and (v) the borrower must deliver to the lender a certificate reasonably acceptable to the lender, certifying that the Affiliated Tenant has shareholder equity of at least $1,000,000,000.

●	With respect to the 120 West 79th Street Mortgage Loan (0.6%), the largest tenant, Forman Mills (representing approximately 73.3% of the NRA at the Mortgaged Property), is an affiliate of the borrower sponsor.

●	With respect to the 1305 Kings Highway Mortgage Loan (0.3%), the largest tenant, Manhattan Optometry & Ophthalmic Dispensing PLLC (representing approximately 60.1% of the NRA at the Mortgaged Property), is an affiliate of the borrower sponsor. The appraised value of such Mortgaged Property is based on the extraordinary assumption that such affiliated lease would be enforceable upon a resale of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves.

●	With respect to the Piazza Mortgage Loan (9.9%), the related borrower sponsor owns property adjacent to the Mortgaged Property that may compete with the Mortgaged Property.
●	With respect to the Baybrook Mall Mortgage Loan (9.7%), the Mortgaged Property is part of a larger shopping center, which includes a non-collateral adjacent lifestyle
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and power center owned by the borrower sponsor, which may be competitive with the Mortgaged Property.

●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), an affiliate of the borrower has an ownership interest in other retail properties in the same metropolitan area as the Mortgaged Property, which may be competitive with the Mortgaged Property securing the related Mortgage Loan.
●	With respect to the Showcase I Mortgage Loan (3.4%), the Mortgaged Property is part of a five-property development owned by the related borrower sponsors, one of which properties is under construction. The remaining properties are located in close proximity to the Mortgaged Property and may compete with the Mortgaged Property.
●	With respect to the Northville Village Shopping Center Phase I Mortgage Loan (3.2%), the Mortgaged Property is part of a larger shopping center, which includes a non-collateral adjacent Phase II owned by the borrower sponsor, which may be competitive with the Mortgaged Property.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California and Washington) do not require earthquake insurance. Seven (7) of the Mortgaged Properties (10.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 13.0%.

With respect to certain of the Mortgaged Properties, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies.

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Certain of the Mortgaged Properties may permit the borrower’s obligations to provide required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement.

Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions to representation and warranty nos. 8 and 26 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

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In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. Such modifications may be subject to review and approval of the applicable authority, and any such approval process, even if successful, could delay any redevelopment or alteration of the related Mortgaged Property. For example:

●	With respect to the Magnolia Houston Mortgage Loan (3.7%), the Mortgaged Property is listed on the National Register of Historic Places. We cannot assure you that such designation will not limit the right to alter or reconstruct the Mortgaged Property.

In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”) or are in the process of obtaining either a TCO or a permanent certificate of occupancy (“PCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Definitions”. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-“as-is” value will be the value of the related Mortgaged Property at maturity or other specified date. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary” assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-

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recourse carveout guarantor or environmental indemnitor. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), the loan documents provide that the guarantor’s springing recourse liability for enumerated events is limited to 15% of the outstanding loan amount, plus costs of enforcement. In addition, the loan documents provide that the guarantor’s loss-recourse liability for environmental matters is limited to the aggregate PLL-type environmental insurance policy minimum limits applicable to the related properties ($5 million per incident and $10 million in the aggregate, or $20 million per incident and $25 million in the aggregate) if the term of the related PLL Policy does not extend 2 years past the loan maturity. Currently there are two PLL-type environmental insurance policies that cover various collateral properties, (A) a policy with $20 million per incident and $25 million aggregate limits expiring March 12, 2026, and (B) a policy with $5 million per incident and $10 million aggregate limits expiring May 9, 2027.
●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), the non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the 640 5th Avenue Whole Loan, plus the lender’s enforcement costs under the guaranty (including reasonable attorneys’ fees). In addition, transfers of the Mortgaged Property or a controlling interest in the borrower in violation of the Mortgage Loan documents are loss recourse, rather than full recourse.
●	With respect to the Culver Steps Mortgage Loan (3.7%), the loan documents provide that the SPE borrower and guarantor have personal liability for losses only (not full springing recourse liability) for (A) any transfer of the property or interest therein as a result of leases, easements, restrictive covenants, licenses or occupancy agreements in violation of loan document terms and conditions; and (B) any transfer of a non-controlling, direct or indirect ownership interest in the borrower pursuant to which the transferee or affiliates obtains or increases its non-controlling interest to less than 10% (or, following securitization of the last component notes, 20%) unless such transfer is a permitted transfer under the loan documents.

Certain of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no RECs at the Mortgaged Property.

With respect to certain of the Mortgage Loans, the lender is required to make claims under an environmental insurance policy prior to making claims under the environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 640 5th Avenue Mortgage Loan (6.4%), the Mortgaged Property is subject to an Industrial and Commercial Tax Abatement (the “ICAP Tax Abatement”) that is scheduled to end on July 1, 2029, and is set to be phased out beginning in July 2024. The ICAP Tax Abatement originally provided a 100% tax abatement of the 640 5th Avenue Mortgaged Property’s assessment value, which abatement amount will be reduced to 80.0% of such assessment value in July 2024, 60.0% in July 2025, 40.0% in July 2026, 20.0% in July 2027 and 20.0% in July 2028 until termination. The total benefit from the ICAP Tax Abatement for the 2024/2025 tax year is $2,459,639.
●	With respect to the Bronx Terminal Market Mortgage Loan (5.5%), the subject property is subject to a PILOT Agreement with the City of New York that expires in the 2033/2034 tax year. The exemption amount is 100% in tax year 2023/2024, and reduces 10% per year through expiration (the loan matures in 2029). In tax year 2023/2024, unabated taxes were $13,436,971. In tax year 2033/2034, when the PILOT exemption burns off, unabated taxes are scheduled at $14,217,766. Property taxes were underwritten based on the borrower’s budgeted amount. When the PILOT expires, the ground lessee pays property taxes. If the property is tax-exempt due to City ownership at that time, it pays taxes that would be assessed if the property were not exempt.
●	With respect to the 120 Beach 26th Street Mortgage Loan (3.5%), the Mortgaged Property benefits from a 25-year 421-a tax exemption that will end after the 2034/2035 tax year. The exemption phases out at the rate of 20% per year starting in the 2031/2032 tax year. Real estate taxes were underwritten based on (i) current abated taxes of $5,126 for the tax parcels comprising the multifamily building at the 120 Beach 26th Street Property and (ii) current taxes of $79,737 for the surface parking lot at the 120 Beach 26th Street Property, which does not have a tax abatement. The appraisal for the 120 Beach 26th Street Property estimates that unabated taxes for the 120 Beach 26th Street Property for the upcoming year would be $785,956 (including both the multifamily building and surface parking lot), and estimates the net present value of the tax abatement to be approximately $5,510,000.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a

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payment due date is not received from the related borrower by the immediately following payment due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty-one (31) Mortgage Loans (83.9%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Two (2) Mortgage Loan (16.1%) requires monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Interest Only	31	$763,800,526	83.9%
Amortizing Balloon	2	146,414,688	16.1
Total	33	$910,215,214	100.0%

(1)       The information in this table and on Annex A-1 regarding amortization is based on the express terms of the Mortgage Loans.

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Payment Due Dates; Interest Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have payment due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Payment Due Date”) that occur as described in the following table:

Overview of Payment Due Dates

Payment Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	16	$375,309,688	41.2%
5	5	197,890,000	21.7
6	3	97,460,526	10.7
9	1	80,000,000	8.8
11	8	159,555,000	17.5
Total	33	$910,215,214	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period Default (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	22	$742,820,214	81.6%
5	11	167,395,000	18.4
Total	33	$910,215,214	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

The Mortgaged Properties are secured by first liens on, or security interests in a fee simple and/or leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the mortgage loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), for purposes of calculating interest and other amounts payable on the BioMed 2024 Portfolio 2 Whole Loan, each note was divided into multiple components with varying interest rates. The interest rate of each note (including the BioMed 2024 Portfolio 2 Mortgage Loan) represents the weighted average interest rate of the related components. Prepayments of each note will be applied to the related components in sequential order. As a result of the components having different interest rates and the allocation of prepayments to sequentially reduce the components, the per annum weighted average interest rate of the components (and, therefore, the interest rate of the BioMed 2024 Portfolio 2 Mortgage Loan) may increase over time, which would increase the debt service and may have an adverse effect on the borrower’s ability to make payments under the BioMed 2024 Portfolio 2 Whole Loan. In addition, if any such increase in interest rate occurs after any Withheld Amounts are withheld, but prior to the Withheld Amounts’ inclusion in the Net Mortgage Rate as described under “Description of the Certificates—Distributions—Pass-Through Rates”, then the Withheld Amounts may not reflect the increased interest rate when the Withheld Amounts are included in the calculation of the Net Mortgage Rate.

Single Purpose Entity Covenants

●	With respect to the Baybrook Mall Mortgage Loan (9.7%), the non-recourse carveout guarantor executed a guaranty of limited payment, pursuant to which it guaranteed payment of the Baybrook Mall Whole Loan in an amount equal to approximately $1,984,194 (the “Upfront Rollover Amount”) in lieu of providing a reserve for tenant improvements, landlord work and leasing commissions in such amount. The guaranteed amount will be reduced on a dollar-for-dollar basis by an amount equal to the aggregate amount of expenditures actually made by the borrower or its affiliates for the outstanding amounts related to the Upfront Rollover Amount or for certain other costs permitted pursuant to the Baybrook Mall Whole Loan documents.
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See “—Additional Indebtedness” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws” in this prospectus.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 7 months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases; Property Additions” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

In addition, certain of the Mortgage Loans may permit the related borrower to paydown a Mortgage Loan in the event that the related loan fails to satisfy a minimum debt service requirement.

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Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Twenty-six (26) Mortgage Loans (62.3%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Payment Due Date through and including the maturity date (or, in some cases, such earlier Payment Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.
●	Five (5) Mortgage Loans (23.4%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium and the lender is not entitled to require a defeasance in lieu of prepayment, and thereafter such Mortgage Loan is freely prepayable.
●	One (1) Mortgage Loan (5.5%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and following such period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Payment Due Date through and including the maturity date (or, in some cases, such earlier Payment Due Date on which the Mortgage Loan becomes freely prepayable), and thereafter such Mortgage Loan is freely prepayable.
●	One (1) Mortgage Loan (8.8%) permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium for a specified period of time, thereafter permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the first Due Date in the open period (including the remaining principal balance due on the first Due Date in the open period) or to make a voluntary principal prepayment upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

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The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
4	11	36.8%
5	4	5.1
6	4	12.7
7	14	45.4
Total	33	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
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●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders and the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of twenty-eight (28) Mortgage Loans (the “Defeasance Loans”) (collectively, 76.6%) permit the applicable borrower at any time (generally, provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled payment due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such payment due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the related Balloon Payment (provided that in certain cases the related borrower is obligated to purchase the foregoing securities directly, rather than to provide a Defeasance Deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See representation and warranty no. 34 in

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Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance in connection with a partial release or substitution, see “—Releases; Partial Releases; Property Additions” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases; Property Additions

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or the release of improved or otherwise material portions of the Mortgaged Property without additional monetary consideration, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Baybrook Mall Mortgage Loan (9.7%), the borrower may obtain the release of (A) one or more parcels (including “air rights” parcels but excluding the parcels leased to JCPenney or owned by Macy’s, Dillard’s or Living Spaces, as of the origination date (each, an “Anchor Parcel”)) or outlots, or (B) one or more Acquired Parcels or Expansion Parcels (each as defined below), including, if applicable, any Anchor Parcel that is an Expansion Parcel (each, a “Release Parcel”), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the Release Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or non-income producing and improved only by landscaping, utility facilities that are not required for the use of the remaining Baybrook Mall Property (the “Remaining Property”) or are either readily re-locatable or will continue to service the Remaining Property, or non-income producing surface parking areas, (iii) the borrower delivers evidence that the parcel subject to release is not necessary for the operation or use of the Remaining Property and may be readily separated from the Remaining Property without a material diminution in value, (iv) the parcel subject to release has been legally subdivided from the Remaining Property and after giving effect to such transfer, the release parcel and the Remaining Property conform to legal requirements and constitute separate tax lots (or all action has been taken to effectuate the same), (v) the parcel subject to the release is not necessary for the Remaining Property to comply with zoning or legal requirements, (vi) receipt of a rating agency confirmation from the applicable rating agencies (provided that such confirmation will not be required for release of an Expansion Parcel or if the rating agency has waived review or has neither granted nor declined in writing to grant such confirmation within 30 days of a request for such confirmation), and (vii) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines provided that the borrower may prepay the Baybrook Mall Whole Loan to meet such condition (without payment of a yield maintenance premium), unless the lender
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receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the Release Parcel.

The borrower under the Baybrook Mall Mortgage Loan is also permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrower acquires a fee or leasehold interest at or adjacent to the shopping center of which the Exchange Parcel is a part (each, an “Acquired Parcel”) as collateral for the Baybrook Mall Whole Loan upon 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) there is no event of default, (ii) the Exchange Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are not required for the use of the Remaining Property or are readily re-locatable or will continue to serve the Remaining Property (and the borrower is able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (iii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Baybrook Mall Property or an appraiser of comparable experience selected by the borrower, (iv) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) unless the Acquired Parcel is already covered by the environmental report delivered at origination, an addendum or supplement to such environmental report or new environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions (including if the borrower certifies that it intends to demolish the improvements within a year), a property condition report indicating that the Acquired Parcel is in good condition, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, and the cost of such repairs or remediation is reasonably likely to exceed $11,750,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the related Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (e) the loan-to-value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the Baybrook Mall Whole Loan in order to meet such condition (without payment of a yield maintenance premium), unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the substitution, and (f) the lender has received a rating agency confirmation from the applicable rating agencies (unless the rating agencies waive review).

In addition, the borrower under the Baybrook Mall Mortgage Loan has the right, at its own expense, to acquire one or more parcels of land, together with any improvements thereon located, that constitutes an integral part of, or adjoins or is proximately located near, the shopping center of which the Baybrook Mall Property is a part, which land was not owned by the borrower on the origination date (such acquired land, an “Expansion Parcel”), to become additional collateral for the Baybrook Mall Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrower acquires a fee simple or leasehold interest in the applicable Expansion Parcel, and (iii) the borrower delivers, among other things, (a) unless the Expansion Parcel is already covered by

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the environmental report delivered at origination, an addendum or supplement to such environmental report or new environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Expansion Parcel, and title insurance, (c) if the Expansion Parcel is improved, subject to certain exceptions (including if the borrower certifies that it intends to demolish the improvements within a year), a property condition report indicating that the Expansion Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Expansion Parcel, and the cost of such repairs or remediation is reasonably likely to exceed $11,750,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

●	With respect to BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), the borrowers may at any time obtain the release of an individual Mortgaged Property from the lien of the Whole Loan and the release of the applicable borrower’s obligations under the Whole Loan documents with respect to the individual Mortgaged Property, subject to the satisfaction of certain conditions, including, but not limited to, (i) payment of the applicable Release Amount (as defined below) together with any yield maintenance premium then required, (ii) after giving effect to such release, the debt yield of the Whole Loan as of the determination date immediately preceding such release is greater than or equal to 9.66% and (iii) compliance with certain REMIC provisions. Notwithstanding the foregoing, if the foregoing debt yield requirement is not satisfied and the release of such individual Mortgaged Property is in connection with an arms-length transaction to a third party, the borrowers may release such individual Mortgaged Property upon payment to the lender of an amount equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such individual Mortgaged Property and (ii) the greater of (x) the applicable Release Amount for such individual Mortgaged Property together with any yield maintenance premium then required and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt yield requirement, together with any yield maintenance premium then required. In connection with any release where the amount to be prepaid is less than the Mortgage ALA (defined below) for such individual Mortgaged Property, the Mortgage ALA for each individual Mortgaged Property that will remain subject to the lien of the Whole Loan documents will each be increased on a pro rata basis by the amount of such shortfall, provided that to the extent such increase will require amending any mortgage which contains a cap on the amount secured by such mortgage that is less than the reallocated Mortgage ALA, the borrowers will pay the cost of any mortgage recording tax. As used herein, the “Release Amount” means, for an individual Mortgaged Property, the lesser of (a) the outstanding principal amount of the Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such individual Mortgaged Property (as adjusted pursuant to the Whole Loan documents if applicable), multiplied by (i) 105%, until such time as the outstanding Whole Loan amount has been reduced to $501,715,790, and (ii) thereafter, 110%.

Furthermore, some of the Mortgage Loans permit the release of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or

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operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-seven (27) Mortgage Loans (64.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-one (21) Mortgage Loans (75.6%) that are secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for mixed use, office, retail and industrial properties only.

Twenty-eight (28) Mortgage Loans (65.9%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Fifteen (15) Mortgage Loans (23.2%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to the Bronx Terminal Market Mortgage Loan (5.5%), which is a part of the Bronx Terminal Market Whole Loan evidenced by pari passu senior notes aggregating $240,000,000 and a subordinate note in the amount of $140,000,000, the loan documents require an up-front $9,000,000 DMV Space Funds reserve, which is to be disbursed to borrower if the DMV lease is fully executed within 180 days of loan closing (or, if a cash sweep event has occurred, the lender is to disburse funds to pay for DMV leasing expenses). If the DMV lease is not executed within 180 days, the lender is required to disburse funds for leasing expenses related to one or more qualifying substitute leases. When the applicable leasing expenses have been paid in full, remaining funds are disbursed to the borrower so long as no cash sweep period has occurred and is continuing. If the DMV lease is not fully executed by the earlier of (A) 180 days of loan closing or (B) the date it is determined that the DMV lease will not be executed (the “DMV Negotiation End Date”), upon five days’ notice, the borrower can use the DMV Space Funds to prepay the subordinate note without payment of yield maintenance provided that the prepayment is made within 30 days of the DMV Negotiation End Date. While amounts remaining in the DMV Space Funds reserve at the time of an event of default could be applied to the senior notes, we cannot assure you that any available funds would not be earlier applied to leasing expenses or prepayment of subordinate debt obligations in a non-default scenario or, subject to the servicing standard, retained for leasing expenses and not applied to the senior debt in a default scenario.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. Certain Mortgage Loans

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also permit the borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard/Springing Cash Management	14	$514,880,526	56.6%
Springing	12	173,020,000	19.0
Soft/Springing Cash Management	3	30,150,000	3.3
Soft/In Place Cash Management	1	90,000,000	9.9
Hard/In Place Cash Management	2	83,414,688	9.2
Other(1)	1	18,750,000	2.1
Total	33	$910,215,214	100.0%

(1)       The Marx Development NY Residential Portfolio Mortgage Loan has a soft lockbox for the residential portion of the Mortgaged Property and a hard lockbox for the commercial portion of the Mortgaged Property.

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.
●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related
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borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.
●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.
●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.
●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are

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paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hospitality Mortgage Loans, rents deposited into the lockbox account may be net of management fees, hotel operating expenses, and reserves (or custodial funds (employee tips) and occupancy taxes may be remitted back to the borrower from the lockbox prior to payments to the lender), and with respect to certain other Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans. See also “Risk Factors—Risks Relating to the Mortgage Loans—Cash Management Operations Entail Certain Risks that Could Adversely Affect Distributions on Your Certificates.”

Exceptions to Underwriting Guidelines

Certain of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Standards and Processes”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; and “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”.

●	With respect to the BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), (i) the underwritten management fee is 1.5% of effective gross income, which is below 3.0% of effective gross income, and (ii) real estate taxes are underwritten to the borrower’s budget, and due to California Proposition 13, the sale or transfer of the certain Mortgaged Properties may result in an increase to such Mortgaged Properties’ assessed value and property taxes, each of which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding these exceptions is supported by the following: (i) the loan metrics for the BioMed 2024 Portfolio 2 Senior Loan are 50.1% loan to value ratio, 2.34x net cash flow debt service coverage ratio, and 13.1% net operating income debt yield; (ii) if the underwritten management fee were increased to 2.6%, which assumes 1% for single tenant investment grade properties and 3% for all other properties, the net cash flow debt service coverage ratio is 2.30x and net operating income debt yield would be 12.9% (iii) the BioMed 2024 Portfolio 2 Mortgaged Properties are 93.8% leased to 14 individual tenants, with a weighted average remaining lease term of 5.9 years; and (iv) approximately 48.2% of the BioMed 2024 Portfolio 2 Mortgaged Properties NRA is leased to investment-grade tenants. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.
●	With respect to the Bronx Terminal Market Mortgage Loan (5.5%), (i) the underwritten management fee is 2.2% of effective gross income, which is below 3.0% of effective gross income, which represents exceptions to the underwriting guidelines for Wells Fargo Bank, National Association. Wells Fargo Bank, National Association’s decision to include the Bronx Terminal Market Mortgage Loan notwithstanding these exceptions is supported by the following: (i) the loan metrics
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for the Bronx Terminal Market Mortgage Loan are 43.2% loan to value ratio, 2.18x underwritten net cash flow debt service coverage ratio, and 11.9% underwritten net operating income debt yield (ii) the performance of the Bronx Terminal Market Mortgaged Property has been stable with occupancy of at least 90.2% since 2015 and averaging 98.7% between 2015 and 2023, and (iii) if the management fee were increased to 3.0%, the underwritten NCF DSCR and net operating income debt yield would be 2.15x and 11.8%, respectively. In addition, certain characteristics of the Bronx Terminal Market Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Bronx Terminal Market Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

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Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is not aware of any existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the Depositor, except as set forth in the table below.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Loan Cut-off Date Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Under-written NCF DSCR	Cut-off Date Total Debt Under-written NCF DSCR(1)
The Piazza	$90,000,000	9.9%	$18,500,000	$ 18,550,000	NAP	6.50555293191657%(2)	65.0%	76.1%	1.35x	1.05x(2)
640 5th Avenue	$58,414,688	6.4%	$99,854,167	$241,147,813	NAP	7.47200%	41.6%	55.5%	2.05x	1.31x

(1)       Calculated including the mezzanine debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)       Calculated including the base interest rate of the mezzanine debt of 10.0% per annum (the “Base Pay Rate”), but exclusive of the 2.5000% per annum deferred interest rate (the “Deferred Pay Rate”). To the extent amounts remain on deposit in the cash management account after payment of monthly interest based on the Base Pay Rate and the required waterfall in accordance with the related cash management agreement, the mezzanine borrower is required to make deferred interest payments based on the Deferred Pay Rate (x) first, for the current interest accrual period and (y) second, accrued and capitalized into the outstanding principal amount during prior interest accrual periods. To the extent insufficient amounts remain on deposit in the cash management account, deferred interest payments based on the Deferred Pay Rate are required to be added to the principal of the mezzanine debt.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is coterminous with the related Mortgage Loan. Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default (or continuing event of default with respect to the 640 5th Avenue Mortgage Loan) under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive

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notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default (or in some cases any default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums. The related mezzanine loan agreement provides, among other things, that an event of default under the related Mortgage Loan will be an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan Cut-off % of Initial Pool Balance	Maximum Principal Amount (if specified)	Maximum Combined LTV(1)	Minimum Combined DSCR(1)	Minimum Combined DY(1)	Intercreditor Agreement Required(2)	Mortgage Lender Allowed to Require Rating Agency Confirmation(2)
BioMed 2024 Portfolio 2	$80,000,000	8.8%	N/A	65.3%	N/A	9.66%	Y	N
Cummins Station	$25,000,000	2.7%	N/A	65.0%	1.35x	9.50%	Y	Y

(1) Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(2) Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

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The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be on the lender’s then current form (subject to commercially reasonable changes), or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to a lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

General

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

●	With respect to the Mortgaged Properties located in Florida (5.6%), Florida statutes render unenforceable any provision in the loan documents that prohibits the borrower from incurring Property Assessed Clean Energy (“PACE”) loans in connection with the related Mortgaged Property.
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Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents. Certain Mortgage Loans permit the borrower to incur certain other unsecured subordinate indebtedness as described below:

●	With respect to the Magnolia Houston Mortgage Loan (3.7%), pursuant to an amendment to franchise agreement dated in December 2016, the borrower was to receive a key money loan in the amount of $2,125,000 within 45 days of the opening date of the hotel at the Mortgaged Property (which opening date occurred in or around February 2017). Such key money loan has a 20 year amortization schedule. The unamortized balance of the key money loan as of the origination date is approximately $1,330,000. If the related franchise agreement is terminated on or prior to the 20th anniversary of the opening date, the borrower (or successor hotel owner) will owe the franchisor an amount equal to the key money loan multiplied by a fraction, where (i) the numerator is the number of full and partial months from the earlier of (x) the date of termination or (y) the last month the hotel owner was not in an uncured default of the franchise agreement, to the 20th anniversary of the opening date of the hotel and (ii) the denominator is 240 months. If the franchise agreement expires on its expiration date without the hotel owner being in default under the franchise agreement, the key money loan will be fully forgiven. Pursuant to the franchise comfort letter entered into between the borrower, lender and franchisor, if the issuing entity takes title to the Mortgaged Property it may, in each case subject to certain conditions, either (i) remove the hotel from the franchise or (ii) keep an agreement with the franchisor in place. Pursuant to the related franchise agreement, upon the issuing entity taking title to the Mortgaged Property, in the event that it elects to keep an agreement with the franchisor in place, it will be required to assume the borrower’s obligations with respect to any then-unamortized portion of such key money loan. In the event that the issuing entity took title to the Mortgaged Property and the franchise agreement were to terminate thereafter prior to its expiration date, which may occur either due to the servicer exercising the hotel owner’s termination option or due to a default by the issuing entity under the franchise agreement, the issuing entity would be liable for any then-unamortized portion of the key money loan. The potential for such liability to exist could have an impact on the decisions of the special servicer with respect to exercising remedies with respect to the Mortgage Loan.

Further, certain sponsors may have applied for and received so-called PPP loans from the U.S. government that, while related to the mortgaged property, are not direct obligations of the related borrower. If the sponsor does not satisfy eligibility criteria for the

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forgiveness of such loans, the sponsor’s wherewithal to provide support to the mortgaged property could be impaired, and increase the risk of a borrower default.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as The Piazza, Baybrook Mall, BioMed 2024 Portfolio 2, 640 5th Avenue, Bronx Terminal Market, Culver Steps, Showcase I and Cummins Station is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BANK5 2024-5YR8 PSA” means the pooling and servicing agreement that governs the servicing of the 640 5th Avenue Whole Loan and the Cummins Station Whole Loan.

“BX 2024-BIO2 TSA” means the trust and servicing agreement that governs the servicing of the BioMed 2024 Portfolio 2 AB Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Appraisal Period” means, with respect to any Serviced A/B Whole Loan, the period during which a “Control Appraisal Event” (or analogous term) exists under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as “Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

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“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Whole Loan comprised of a Non-Serviced Mortgage Loan with one or more related Subordinate Companion Loans and, in certain cases, one or more Non-Serviced Pari Passu Companion Loans. The BioMed 2024 Portfolio 2 AB Whole Loan is a Non-Serviced AB Whole Loan.

“Non-Serviced Certificate Administrator” means, with respect to any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Custodian” means, with respect to any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA.

“Non-Serviced Directing Certificateholder” means, with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Master Servicer” means, with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means (i) each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) each Servicing Shift Mortgage Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan.

“Non-Serviced Pari Passu Whole Loan” means (i) each of the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

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“Non-Serviced PSA” means, with respect to any Non-Serviced Whole Loan, the related pooling and servicing agreement identified under the column entitled “Transaction/Pooling Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Trustee” means, with respect to any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans, (ii) the Non-Serviced AB Whole Loans and (iii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the applicable master servicer appointed under the related Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means, with respect to each Serviced Whole Loan, the applicable special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced A/B Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. The Bronx Terminal Market Whole Loan (prior to the related Servicing Shift Securitization Date) is the only Serviced A/B Whole Loan related to the Trust.

“Serviced Companion Loan” means any of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) any Mortgage Loans that are not included on the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) each Servicing Shift Mortgage Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan that is part of a Serviced Whole Loan and includes each Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date).

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

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“Serviced Subordinate Companion Loan” means, with respect to any Serviced A/B Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means each Serviced A/B Whole Loan and each Serviced Pari Passu Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the Bronx Terminal Market Mortgage Loan and the Culver Steps Mortgage Loan will be the only Servicing Shift Mortgage Loans related to the Trust.

“Servicing Shift PSA” means, with respect to any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement entered into in connection with the securitization of the related Control Note (or, with respect to the Bronx Terminal Market Mortgage Loan or the Bronx Terminal Market Whole Loan, the securitization of the related Pari Passu Companion Loan evidenced by the promissory note A-1).

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the closing date of the securitization of the related Control Note (or, with respect to the Bronx Terminal Market Whole Loan, the securitization of the related Pari Passu Companion Loan evidenced by the promissory note A-1).

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes a related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the related Servicing Shift PSA on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the Bronx Terminal Market Whole Loan and the Culver Steps Whole Loan are each a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan and is subordinate to the related Mortgage Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

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Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)(2)(3)
The Piazza	Serviced	Note A-1	Control	$75,000,000	BANK5 2024-5YR9
		Note A-2-1	Non-Control	$15,000,000	BANK5 2024-5YR9
		Note A-2-2	Non-Control	$18,550,000	JPMorgan Chase Bank, National Association
Baybrook Mall	Serviced	Note A-1	Control	$60,000,000	BANK5 2024-5YR9
		Note A-2	Non-Control	$28,000,000	BANK5 2024-5YR9
		Note A-3	Non-Control	$10,000,000	Morgan Stanley Bank, N.A.
		Note A-4	Non-Control	$10,000,000	Morgan Stanley Bank, N.A.
		Note A-5	Non-Control	$25,000,000	Barclays Capital Real Estate Inc.
		Note A-6	Non-Control	$18,000,000	Barclays Capital Real Estate Inc.
		Note A-7	Non-Control	$8,000,000	Barclays Capital Real Estate Inc.
		Note A-8	Non-Control	$5,000,000	Barclays Capital Real Estate Inc.
		Note A-9	Non-Control	$30,000,000	Societe Generale Financial Corporation
		Note A-10	Non-Control	$16,000,000	Societe Generale Financial Corporation
		Note A-11	Non-Control	$10,000,000	Societe Generale Financial Corporation
BioMed 2024 Portfolio 2	Non-Serviced	Note A-1	Control	$139,957,896	BX 2024-BIO2
		Note A-2	Non-Control	$69,978,947	BX 2024-BIO2
		Note A-3	Non-Control	$69,978,947	BX 2024-BIO2
		Note A-4	Non-Control	$69,978,947	BX 2024-BIO2
		Note A-5	Non-Control	$80,000,000	Citi Real Estate Funding Inc.
		Note A-6	Non-Control	$40,000,000	BANK5 2024-5YR9
		Note A-7	Non-Control	$40,000,000	Goldman Sachs Bank USA
		Note A-8	Non-Control	$40,000,000	BANK5 2024-5YR9
		Note B-1	Non-Control	$66,736,843	BX 2024-BIO2
		Note B-2	Non-Control	$33,368,421	BX 2024-BIO2
		Note B-3	Non-Control	$33,368,421	BX 2024-BIO2
		Note B-4	Non-Control	$33,368,421	BX 2024-BIO2
640 5th Avenue	Non-Serviced	Note A-1	Control	$40,000,000	BANK5 2024-5YR8
		Note A-2-1	Non-Control	$29,000,000	BANK5 2024-5YR8
		Note A-2-2	Non-Control	$8,500,000	BANK5 2024-5YR9
		Note A-3	Non-Control	$30,000,000	BANK5 2024-5YR9
		Note A-4	Non-Control	$20,000,000	BANK5 2024-5YR9
		Note A-5	Non-Control	$69,600,000	Benchmark 2024-V8
		Note A-6	Non-Control	$40,000,000	WFCM 2024-5C1
		Note A-7	Non-Control	$10,400,000	WFCM 2024-5C1
		Note A-8	Non-Control	$25,000,000	BBCMS 2024-5C27
		Note A-9	Non-Control	$17,500,000	Benchmark 2024-V8
		Note A-10	Non-Control	$10,000,000	Benchmark 2024-V8

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Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)(2)(3)
Bronx Terminal Market	Servicing Shift	Note A-1	Non-Control	$40,000,000	DBR Investments Co. Limited
		Note A-2	Non-Control	$20,000,000	DBR Investments Co. Limited
		Note A-3	Non-Control	$15,000,000	DBR Investments Co. Limited
		Note A-4	Non-Control	$11,578,947	DBR Investments Co. Limited
		Note A-5	Non-Control	$5,000,000	DBR Investments Co. Limited
		Note A-6	Non-Control	$10,000,000	Starwood Mortgage Capital LLC
		Note A-7	Non-Control	$10,000,000	Starwood Mortgage Capital LLC
		Note A-8	Non-Control	$10,000,000	Starwood Mortgage Capital LLC
		Note A-9	Non-Control	$10,000,000	Starwood Mortgage Capital LLC
		Note A-10	Non-Control	$4,000,000	Starwood Mortgage Capital LLC
		Note A-11	Non-Control	$4,000,000	Starwood Mortgage Capital LLC
		Note A-12	Non-Control	$30,000,000	BANK5 2024-5YR9
		Note A-13	Non-Control	$10,000,000	BANK5 2024-5YR9
		Note A-14	Non-Control	$4,500,000	BANK5 2024-5YR9
		Note A-15	Non-Control	$3,210,526	BANK5 2024-5YR9
		Note A-16	Non-Control	$2,500,000	BANK5 2024-5YR9
		Note A-17	Non-Control	$30,000,000	Bank of America, National Association
		Note A-18	Non-Control	$10,000,000	Bank of America, National Association
		Note A-19	Non-Control	$4,500,000	Bank of America, National Association
		Note A-20	Non-Control	$3,210,526	Bank of America, National Association
		Note A-21	Non-Control	$2,500,000	Bank of America, National Association
		Note B	Control	$140,000,000	CPPIB Credit Investments III Inc.
Culver Steps	Servicing Shift	Note A-1	Control	$41,250,000	DBR Investments Co. Limited
		Note A-2	Non-Control	$33,750,000	BANK5 2024-5YR9
Showcase I	Non-Serviced	Note A-1-1	Control	$69,000,000	BANK5 2024-5YR8
		Note A-1-2	Non-Control	$1,000,000	BANK5 2024-5YR9
		Note A-2	Non-Control	$20,000,000	BANK5 2024-5YR9
		Note A-3	Non-Control	$10,000,000	BANK5 2024-5YR9
		Note A-4	Non-Control	$40,000,000	Benchmark 2024-V8
		Note A-5	Non-Control	$29,500,000	Benchmark 2024-V8
Cummins Station	Non-Serviced	Note A-1	Control	$60,000,000	BANK5 2024-5YR8
		Note A-2-1	Non-Control	$25,000,000	BANK5 2024-5YR9
		Note A-2-2	Non-Control	$25,000,000	Wells Fargo Bank, National Association
		Note A-3	Non-Control	$25,000,000	WFCM 2024-5C1

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Control Note and/or Non-Control Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Control Notes or Non-Control Notes, as the case may be, subject to the terms of the related Intercreditor Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Control Note or Non-Control Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	The identification of a securitization trust means we have identified another securitization that has closed or as to which (a) a term sheet, preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (b) a premarketing term sheet, term sheet, preliminary offering circular or final offering circular has been printed, that, in each case, has included or is expected to include the subject Control Note or Non-Control Note, as the case may be.
(3)	Midland Loan Services, a Division of PNC Bank, National Association, is expected to act as the primary servicer of each of The Piazza and the Baybrook Mall Mortgage Loans. See “Transaction Parties --The Primary Servicer” for additional information.

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The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.
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With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans.

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder (or a designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled (but not required) to exercise the consultation rights described below.

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The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult with each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire between five (5) and ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned time period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights the special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder),

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and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy
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certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” holder under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan (including each Servicing Shift Whole Loan), one or more related Non-Control Notes will be included in the Trust, and pursuant to the PSA, the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consent (solely in the case of the Directing Certificateholder so long as no Control Termination Event has occurred and is continuing) or consultation (in the case of the Directing Certificateholder or the special

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servicer, as applicable) rights, if any, of the Non-Controlling Holder under the related Intercreditor Agreement.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew. In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If the special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such

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Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the securitization governed by the related Non-Serviced PSA).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related note contributed to the securitization governed by the related Non-Serviced PSA, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loan

The BioMed 2024 Portfolio 2 AB Whole Loan

General

The BioMed 2024 Portfolio 2 Whole Loan is evidenced by:

(i)   two senior promissory notes designated as Note A-6 and Note A-8, with an aggregate Cut-off Date Balance of $80,000,000 (the “BioMed 2024 Portfolio 2 Mortgage Loan”), that will be deposited into the issuing entity;

(ii)  six senior promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, and Note A-7, having an aggregate Cut-off Date Balance of $469,894,737.00 (collectively, the “BioMed 2024 Portfolio 2 Pari Passu Companion Loans” and, together with the BioMed 2024 Portfolio 2 Mortgage Loan, the “BioMed 2024 Portfolio 2 Senior Notes”) (the holders of such BioMed 2024 Portfolio 2 Senior Notes, the “BioMed 2024 Portfolio 2 Senior Note Holders”), that will not be included in the issuing entity; and

(iii) four promissory notes designated as Note B-1, Note B-2, Note B-3, and Note B-4, having a Cut-off Date Balance of $166,842,106 (the “BioMed 2024 Portfolio 2 Subordinate Notes” and, together with the BioMed 2024 Portfolio 2 Senior Notes, the “BioMed 2024 Portfolio 2 Notes”) (the holder of the BioMed 2024 Portfolio 2 Subordinate Notes, the “BioMed 2024 Portfolio 2 Subordinate Note Holder”; collectively, with the BioMed 2024 Portfolio 2

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Senior Note Holders and the BioMed 2024 Portfolio 2 Subordinate Note Holder, the “Note Holders”), that were included in the BX 2024-BIO2 securitization transaction.

The BioMed 2024 Portfolio 2 Mortgage Loan, the BioMed 2024 Portfolio 2 Pari Passu Companion Loans and the BioMed 2024 Portfolio 2 Subordinate Loans are collectively referred to in this prospectus as the BioMed 2024 Portfolio 2 Whole Loan (the “BioMed 2024 Portfolio 2 Whole Loan”).

The rights of the issuing entity as the holder of the BioMed 2024 Portfolio 2 Mortgage Loan, the rights of the holders of the BioMed 2024 Portfolio 2 Pari Passu Companion Loans and the rights of the holder of the BioMed 2024 Portfolio 2 Subordinate Loans are subject to a Co-Lender Agreement (the “BioMed 2024 Portfolio 2 Co-Lender Agreement”). The following summaries describe certain provisions of the BioMed 2024 Portfolio 2 Co-Lender Agreement.

Servicing

The BioMed Bio 2024 Portfolio 2 Whole Loan will be serviced pursuant to the BX 2024-BIO2 Trust and Servicing Agreement (the “BX 2024-BIO2 TSA”) in accordance with the terms of the BX 2024-BIO2 TSA and the BioMed 2024 Portfolio 2 Co-Lender Agreement by the master servicer under the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Master Servicer”) and the special servicer under the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Special Servicer”).

Application of Payments

All amounts tendered by the related borrowers (the “BioMed 2024 Portfolio 2 Borrowers”) or otherwise available for payment on or with respect to or in connection with the BioMed 2024 Portfolio 2 Mortgage Loan or the properties securing the BioMed 2024 Portfolio 2 Whole Loan (the “BioMed 2024 Portfolio 2 Properties”) or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the BioMed 2024 Portfolio 2 Mortgage Loan, or insurance proceeds or condemnation awards (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the BioMed 2024 Portfolio 2 Properties or released to the BioMed 2024 Portfolio 2 Borrowers in accordance with the terms of the BioMed 2024 Portfolio 2 Whole Loan documents, to the extent permitted by the REMIC provisions of the Code), but excluding (x) all amounts for required reserves or escrows required by the BioMed 2024 Portfolio 2 Whole Loan documents (to the extent, in accordance with the terms of the BioMed 2024 Portfolio 2 Whole Loan documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the BioMed 2024 Portfolio 2 Master Servicer, the trustee under the BX 2024-BIO2 TSA (the “BioMed 2024 Portfolio 2 Trustee”) or other Back-Up Advancing Agent, as applicable, under the BX 2024-BIO2 TSA, and (y) all amounts that are then due, payable or reimbursable to the BioMed 2024 Portfolio 2 Master Servicer, BioMed 2024 Portfolio 2 Special Servicer, BioMed 2024 Portfolio 2 Trustee, the certificate administrator under the BX 2024-BIO2 TSA or any successor back-up advancing agent appointed pursuant to the BX 2024-BIO2 TSA (the “Back-Up Advancing Agent”) with respect to the BioMed 2024 Portfolio 2 Whole Loan pursuant to the BX 2024-BIO2 TSA (excluding (i) master servicing fees, trustee fees, certificate administrator fees and principal and interest Advances, all of which will be payable to such party on a first priority basis from collections allocable to the respective holders of the BioMed 2024 Portfolio 2 Senior Notes or the BioMed 2024 Portfolio 2 Junior Notes in respect of which such fees accrued or such Advances were made, in each case prior to any distributions made to any Note Holders in respect of each such Note,

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respectively (or, as and to the extent provided in the BX 2024-BIO2 TSA, out of default interest and late payment charges collected on the BioMed 2024 Portfolio 2 Whole Loan), (ii) interest on principal and interest advances which are reimbursable pursuant to clause (b) below, (iii) any fees payable to the BioMed 2024 Portfolio 2 Master Servicer or the BioMed 2024 Portfolio 2 Special Servicer which are payable solely to the extent paid by the BioMed 2024 Portfolio 2 Borrowers, and (iv) default interest which is to be applied in accordance with the BX 2024-BIO2 TSA), will be distributed by the BX 2024-BIO2 TSA Master Servicer in the following order of priority without duplication (and payments will be made at such times as are set forth in the BX 2024-BIO2 TSA):

(i)            first, to the holders of the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BX 2024-BIO2 TSA Senior Note, an amount equal to the accrued and unpaid interest on the Stated Principal Balance for the related BioMed 2024 Portfolio 2 Senior Note at the applicable Interest Rate, net of the primary servicing fee rate;

(ii)         second, to the holders of the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Junior Note, an amount equal to the accrued and unpaid interest on the Stated Principal Balance of the related BioMed 2024 Portfolio 2 Junior Note at the applicable Interest Rate, net of the primary servicing fee rate;

(iii)          third, to the holders of the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on the respective Stated Principal Balances of the BioMed 2024 Portfolio 2 Senior Notes, (i) at any time that no Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, with respect to such Payment Due Date with respect to the BioMed 2024 Portfolio 2 Whole Loan, until the Stated Principal Balance for each BioMed 2024 Portfolio 2 Senior Note has been reduced to zero, and (ii) at any time that a Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the Stated Principal Balance for each BioMed 2024 Portfolio 2 Senior Note has been reduced to zero;

(iv)         fourth, to the holders of the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on the respective Stated Principal Balances of the BioMed 2024 Portfolio 2 Junior Notes, (i) at any time that no Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, with respect to such Stated Payment Date with respect to the BioMed 2024 Portfolio 2 Whole Loan, until the Stated Principal Balance for each BioMed 2024 Portfolio 2 Junior Note has been reduced to zero, and (ii) at any time that a Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the Stated Principal Balance for each BioMed 2024 Portfolio 2 Junior Note has been reduced to zero;

(v)          fifth, if the proceeds of any foreclosure sale or any liquidation of the BioMed 2024 Portfolio 2 Whole Loan or the BioMed 2024 Portfolio 2 Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a workout the Stated Principal Balances for the BioMed 2024 Portfolio 2 Senior Notes have been reduced, such excess amount will be paid to the holders of the BioMed 2024 Portfolio 2 Senior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Senior Note, an amount equal to the reduction, if any, of the Stated Principal

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Balance for the related BioMed 2024 Portfolio 2 Senior Note as a result of such workout, plus interest on such amount at the applicable Interest Rate, net of the primary servicing fee rate;

(vi)         sixth, if the proceeds of any foreclosure sale or any liquidation of the BioMed 2024 Portfolio 2 Whole Loan or the BioMed 2024 Portfolio 2 Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v) and, as a result of a workout the Stated Principal Balances for the BioMed 2024 Portfolio 2 Junior Notes have been reduced, such excess amount will be paid to the holders of the BioMed 2024 Portfolio 2 Junior Notes, on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Junior Note, an amount equal to the reduction, if any, of the Stated Principal Balance for the related BioMed 2024 Portfolio 2 Junior Note as a result of such workout, plus interest on such amount at the applicable Interest Rate, net of the primary servicing fee rate;

(vii)       seventh, to the holders of the BioMed 2024 Portfolio 2 Senior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a BioMed 2024 Portfolio 2 Senior Note, an amount equal to all yield maintenance premiums allocated to the related BioMed 2024 Portfolio 2 Senior Note in accordance with the BioMed 2024 Portfolio 2 Whole Loan documents;

(viii)       eighth, to the holders of the BioMed 2024 Portfolio 2 Junior Notes on a pro rata and pari passu basis based on their respective entitlements, up to, in the case of each holder of a Junior Trust Note, an amount equal to all yield maintenance premiums allocated to the related BioMed 2024 Portfolio 2 Junior Note in accordance with the BioMed 2024 Portfolio 2 Whole Loan documents;

(ix)         ninth, to the extent assumption or transfer fees actually paid by the BioMed 2024 Portfolio 2 Borrowers are not required to be otherwise applied under the BX 2024-BIO2 TSA or the BioMed 2024 Portfolio 2 Co-Lender Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the BioMed 2024 Portfolio 2 Master Servicer or the BioMed 2024 Portfolio 2 Special Servicer (in each case provided that such reimbursements or payments relate to the BioMed 2024 Portfolio 2 Whole Loan), any such assumption or transfer fees, to the extent actually paid by the BioMed 2024 Portfolio 2 Borrowers, will be paid to the holders of the BioMed 2024 Portfolio 2 Senior Notes, pro rata, based on their respective Percentage Interests, and the holders of the BioMed 2024 Portfolio 2 Junior Trust Notes, pro rata, based on their respective Percentage Interests;

(x)          tenth, as a recovery of any default interest or late charges then due and owing under the BioMed 2024 Portfolio 2 Whole Loan (to be applied as contemplated by the BX 2024-BIO2 TSA);

(xi)        eleventh, as payment of all fees payable to the BioMed 2024 Portfolio 2 Master Servicer and the BioMed 2024 Portfolio 2 Special Servicer, payable in accordance with the BX 2024-BIO2 TSA and the BioMed 2024 Portfolio 2 Whole Loan documents, to the extent not paid above; and

(xii)       twelfth, if any excess amount is available to be distributed in respect of the BioMed 2024 Portfolio 2 Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid to the holders of the

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BioMed 2024 Portfolio 2 Senior Notes and BioMed 2024 Portfolio 2 Junior Notes, pro rata, based on their respective initial Percentage Interests in the BioMed 2024 Portfolio 2 Whole Loan.

All expenses and losses relating to the BioMed 2024 Portfolio 2 Whole Loan and the BioMed 2024 Portfolio 2 Properties (including, without limitation, losses of principal and interest, property protection advances, interest on Advances, Special Servicing Fees, Liquidation Fees and Workout Fees), Appraisal Reduction Amounts and certain other trust expenses, will be allocated, first, to the BioMed 2024 Portfolio 2 Junior Notes, and then, to the BioMed 2024 Portfolio 2 Senior Notes. Notwithstanding anything to the contrary in the BioMed 2024 Portfolio 2 Co-Lender Agreement, if an advance of principal or interest is made with respect to any Note, then interest on such advance will only be reimbursed from default interest and late payment charges collected on the BioMed 2024 Portfolio 2 Whole Loan, as and to the extent provided in the BX 2024-BIO2 TSA, from amounts paid by the BioMed 2024 Portfolio 2 Borrowers to cover such interest on advances and otherwise (i) in the case of the BioMed 2024 Portfolio 2 Senior Notes, first, out of any amounts received with respect to the BioMed 2024 Portfolio 2 Whole Loan that would otherwise be distributable to the holders of the BioMed 2024 Portfolio 2 Junior Notes, and second, out of any amounts received with respect to the BioMed 2024 Portfolio 2 Whole Loan that would otherwise be distributable to the holder of such Note as to which the advance of principal or interest was made, and (ii) in the case of the BioMed 2024 Portfolio 2 Junior Notes, out of any amounts received with respect to the BioMed 2024 Portfolio 2 Whole Loan that would otherwise be distributable to the holder of such Note as to which the advance of principal or interest was made.

“Triggering Event of Default” means (i) any event of default under the BioMed 2024 Portfolio 2 Whole Loan (each, a “Whole Loan Event of Default” with respect to an obligation of the BioMed 2024 Portfolio 2 Borrowers to pay money due under the BioMed 2024 Portfolio 2 Whole Loan or (ii) any non-monetary Whole Loan Event of Default as a result of which the BioMed 2024 Portfolio 2 Whole Loan becomes a specially serviced BioMed 2024 Portfolio 2 Whole Loan (which, for clarification, will not include any imminent Whole Loan Event of Default).

Consultation and Control

The controlling note holder under the BioMed 2024 Portfolio 2 Co-Lender Agreement will be the BioMed 2024 Portfolio 2 Trustee, as holder of Note A-1 (such party, the “Controlling Note Holder”). The applicable consenting party will be entitled to exercise the rights of the Controlling Note Holder with respect to the BioMed 2024 Portfolio 2 Whole Loan. Pursuant to the terms of the BioMed 2024 Portfolio 2 Co-Lender Agreement, Major Decisions to be made with respect to the BioMed 2024 Portfolio 2 Whole Loan will require the approval of the applicable consenting party.

Pursuant to the BioMed 2024 Portfolio 2 Co-Lender Agreement, with respect to any consent, modification, amendment or waiver under or other action in respect of the BioMed 2024 Portfolio 2 Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Major Decision, the BioMed 2024 Portfolio 2 Master Servicer will be required to provide the Controlling Note Holder (or its representative) with at least ten (10) Business Days (or, in the case of a determination of an acceptable insurance default, twenty (20) days) prior notice requesting consent to the requested Major Decision. The BioMed 2024 Portfolio 2 Master Servicer or the BioMed 2024 Portfolio 2 Special Servicer, as applicable, is not permitted to take any action with respect to such Major Decision (or make a determination not to take action with respect to such Major Decision), unless and until the BioMed 2024 Portfolio 2 Special Servicer receives the written

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consent of Controlling Note Holder (or its representative) before implementing a decision with respect to such Major Decision; provided that following the securitization of the BioMed 2024 Portfolio 2 Junior Notes, the provisions of the BX 2024-BIO2 TSA will govern the consent and consultation rights under the BioMed 2024 Portfolio 2 Co-Lender Agreement.

Notwithstanding the foregoing, the holder of Note A-1 (the “Lead Securitization Note”), as the lead securitization Note Holder (or any servicer acting on its behalf) (the “Lead Securitization Noteholder”) will not be permitted to follow any advice or consultation provided by the Controlling Note Holder (or its representative) that would require or cause the Lead Securitization Noteholder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the accepted servicing practices, require or cause the Lead Securitization Noteholder (or any servicer acting on its behalf) to violate provisions of the BioMed 2024 Portfolio 2 Co-Lender Agreement or the BX 2024-BIO2 TSA, require or cause the Lead Securitization Noteholder (or any servicer acting on its behalf) to violate the terms of the BioMed 2024 Portfolio 2 Whole Loan, or materially expand the scope of the Lead Securitization Noteholder’s (or any servicer’s) responsibilities under the BioMed 2024 Portfolio 2 Co-Lender Agreement or the BX 2024-BIO2 TSA.

The BioMed 2024 Portfolio 2 Special Servicer will be required to provide copies to each BioMed 2024 Portfolio 2 Senior Note Holder that is a holder of a non-controlling note (each, a “Non-Controlling Note”, each holder thereof, a “Non-Controlling Note Holder”) of any notice, information and report that is (or, without regard to the occurrence of any control termination event, consultation termination event or similar event, would be) required to be provided to the consenting party pursuant to the BX 2024-BIO2 TSA with respect to any Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is (or, if applicable, would be) required to be provided to the consenting party. The BioMed 2024 Portfolio 2 Special Servicer will be required to consult with each Non-Controlling Note Holder on a strictly non-binding basis, if after having received such notices, information and reports, any such Non-Controlling Note Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status report, and the BioMed 2024 Portfolio 2 Special Servicer will be required to consider alternative actions recommended by such Non-Controlling Note Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to any such Non-Controlling Note Holder by the BioMed 2024 Portfolio 2 Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the BioMed 2024 Portfolio 2 Special Servicer will no longer be obligated to consult with such Non-Controlling Note Holder, whether or not such Non-Controlling Note Holder has responded within such ten (10) Business Day period.

Sale of the Defaulted Mortgage Loan

If the BioMed 2024 Portfolio 2 Whole Loan becomes a Defaulted Mortgage Loan (as defined in the BX 2024-BIO2 TSA), and if the BioMed 2024 Portfolio 2 Special Servicer decides to sell the Lead Securitization Note, the BioMed 2024 Portfolio 2 Special Servicer will be required to sell all of the Notes, together as interests evidencing one whole loan. Notwithstanding the foregoing, the BioMed 2024 Portfolio 2 Special Servicer will not be permitted to sell the BioMed 2024 Portfolio 2 Whole Loan without the consent of the Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the Non-Controlling Note, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BioMed 2024 Portfolio 2 Special Servicer, a copy of the most recent appraisal and certain other

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supplementary documents (if reasonably requested by the Non-Controlling Note Holder), (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the BioMed 2024 Portfolio 2 Whole Loan, and any documents in the servicing file maintained by the BioMed 2024 Portfolio 2 Master Servicer and/or BioMed 2024 Portfolio 2 Special Servicer with respect to the BioMed 2024 Portfolio 2 Whole Loan reasonably requested by the Non-Controlling Note Holder that are material to the price of the related Non-Controlling Notes and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Note Holders) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the BioMed 2024 Portfolio 2 Special Servicer in connection with the proposed sale.

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Special Servicer Appointment Rights

Subject to the terms of the BioMed 2024 Portfolio 2 Co-Lender Agreement and the BX 2024-BIO2 TSA, the Controlling Note Holder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated special servicer in connection with any such termination or replacement), will have the right, at any time from time to time, to appoint a replacement special servicer with respect to the BioMed 2024 Portfolio 2 Whole Loan. The Controlling Note Holder (or its representative) will be entitled to terminate the rights and obligations of the BioMed 2024 Portfolio 2 Special Servicer under the BX 2024-BIO2 TSA, with or without cause, upon at least ten (10) Business Days’ prior written notice to the BioMed 2024 Portfolio 2 Special Servicer (provided, however, that Controlling Note Holder (and/or its representative) will not be liable for any termination or similar fee in connection with the removal of the BioMed 2024 Portfolio 2 Special Servicer in accordance with the BioMed 2024 Portfolio 2 Co-Lender Agreement); such termination will not be effective unless and until (A) such Rating Agency Confirmations as are required under the BioMed 2024 Portfolio 2 Servicing Agreement are obtained (to the extent any portion of the BioMed 2024 Portfolio 2 Whole Loan has been securitized); (B) the initial or successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the BioMed 2024 Portfolio 2 Special Servicer) all of the responsibilities, duties and liabilities of the BioMed 2024 Portfolio 2 Special Servicer under the BX 2024-BIO2 TSA from and after the date it becomes the BioMed 2024 Portfolio 2 Special Servicer as they relate to the BioMed 2024 Portfolio 2 Whole Loan pursuant to an assumption agreement reasonably satisfactory to the BioMed 2024 Portfolio 2 Trustee; and (C) the BioMed 2024 Portfolio 2 Trustee has received an opinion of counsel reasonably satisfactory to the BioMed 2024 Portfolio 2 Trustee to the effect that (x) the designation of such replacement to serve as BioMed 2024 Portfolio 2 Special Servicer is in compliance with the BX 2024-BIO2 TSA, (y) such replacement will be bound by the terms of the BX 2024-BIO2 TSA with respect to the BioMed 2024 Portfolio 2 Whole Loan and (z) subject to customary qualifications and exceptions, the BX 2024-BIO2 TSA will be enforceable against such replacement in accordance with its terms. The Lead Securitization Noteholder will be required to promptly provide copies to any terminated special servicer of the documents referred to in the preceding sentence.

Transfer of Companion Loan Notes

Each of the BioMed 2024 Portfolio 2 Senior Note Holders will have the right to transfer all or any portion of its Note(s) without the prior consent of any other Noteholder (i) with respect to each BioMed 2024 Portfolio 2 Senior Note prior to an event of default under the BioMed 2024 Portfolio 2 Whole Loan, to any party other than a Borrower Restricted Party and (ii) after a Whole Loan Event of Default, to any party, including a Borrower Restricted Party; provided, however, that the BioMed 2024 Portfolio 2 Senior Note Holder must notify, among others, the Rating Agency and each other Noteholder before any transfer to a Borrower Restricted Party.

“Borrower Restricted Party” means, individually or collectively, as the context may require, (i) the BioMed 2024 Portfolio 2 Borrower, any sponsor of the BioMed 2024 Portfolio 2 Borrower, any borrower under a related mezzanine loan, any guarantor under the BioMed 2024 Portfolio 2 Whole Loan or a related mezzanine loan, any operating lessee or property manager of the BioMed 2024 Portfolio 2 Property, or any of their respective managers, servicers, agents or affiliates, (ii) a Restricted Holder, (iii) any person controlling or controlled by or under common control with the BioMed 2024 Portfolio 2 Borrower, any sponsor of the BioMed 2024 Portfolio 2 Borrower, any borrower under a related mezzanine loan, any guarantor under the BioMed 2024 Portfolio 2 Whole Loan or a related mezzanine

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loan, any operating lessee or property manager of the BioMed 2024 Portfolio 2 Property, or a Restricted Holder, as applicable, or (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any interest in the BioMed 2024 Portfolio 2 Borrower, any sponsor of the BioMed 2024 Portfolio 2 Borrower, any borrower under a related mezzanine loan, any guarantor under the BioMed 2024 Portfolio 2 Whole Loan or a related mezzanine loan, any operating lessee or property manager of the BioMed 2024 Portfolio 2 Property, or a Restricted Holder (other than any shareholder, partner, member or owner owning less than a 10% non-controlling direct or indirect legal or beneficial interest in any of the foregoing). For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Holder” means any holder of a related mezzanine loan (or any affiliate, manager or agent thereof) or an owner of any interest in any related mezzanine loan (whether legally, beneficially or otherwise, including as a holder of a note evidencing a related mezzanine loan, a holder of a participation interest in a related mezzanine loan or a beneficial owner of any interest in a related mezzanine loan or any securities collateralized by a related mezzanine loan) (a) as to which an event of default has occurred under such mezzanine loan giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (b) as to which foreclosure proceedings against the related collateral have been initiated.

The Servicing Shift AB Whole Loan

The Bronx Terminal Market AB Whole Loan

General

The Bronx Terminal Market Mortgage Loan (5.5%), is part of a Whole Loan that is part of a split loan structure comprised of 21 senior promissory notes and a subordinate promissory note, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $380,000,000. Five such senior promissory notes, note A-12, note A-13, note A-14, note A-15, and note A-16, which have an aggregate initial principal balance of approximately $50,210,526 (collectively, the “Bronx Terminal Market Mortgage Loan”), will be deposited into this securitization.

The Bronx Terminal Market Whole Loan (as defined below), is evidenced by (i) the Bronx Terminal Market Mortgage Loan, (ii) 16 senior promissory notes designated as note A-1, note A-2, note A-3, note A-4, note A-5, note A-6, note A-7, note A-8, note A-9, note A-10, note A-11, note A-17, note A-18, note A-19, note A-20 and note A-21 (the “Bronx Terminal Market Senior Pari Passu Companion Loans”), which have an aggregate initial principal balance of approximately $189,789,474; and (iii) one subordinate promissory note designated as note B (the “Bronx Terminal Market Subordinate Companion Loan”), which has an initial principal balance of $140,000,000.

The Bronx Terminal Market Mortgage Loan, the Bronx Terminal Market Senior Pari Passu Companion Loans and the Bronx Terminal Market Subordinate Companion Loan are referred to herein, collectively, as the “Bronx Terminal Market Whole Loan”, and the Bronx Terminal Market Senior Pari Passu Companion Loans and the Bronx Terminal Market Subordinate Companion Loan are referred to herein as the “Bronx Terminal Market Companion Loans”. The Bronx Terminal Market Senior Pari Passu Companion Loans are

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generally pari passu in right of payment with each other and with the Bronx Terminal Market Mortgage Loan and together are referred to herein as the “Bronx Terminal Market A Notes”. The Bronx Terminal Market Subordinate Companion Loan is subordinate in right of payment with respect to the Bronx Terminal Market A Notes.

Only the Bronx Terminal Market Mortgage Loan is included in the issuing entity. The remaining Bronx Terminal Market Senior Pari Passu Companion Loans are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized promissory notes are under no obligation to do so. The Bronx Terminal Market Subordinate Companion Loan is currently held by CPPIB Credit Investments III Inc., but may be transferred to a third-party at a later date.

The rights of the holders of the promissory notes evidencing The Bronx Terminal Market Whole Loan (the “Bronx Terminal Market Noteholders”) are subject to an Intercreditor Agreement (the “Bronx Terminal Market Intercreditor Agreement”). The following summaries describe certain provisions of the Bronx Terminal Market Intercreditor Agreement.

Servicing

The Bronx Terminal Market Whole Loan (including the Bronx Terminal Market Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the PSA for this securitization by the applicable master servicer and, if necessary, the applicable special servicer, only temporarily, until the securitization of the Bronx Terminal Market note A-1 Pari Passu Companion Loan. At that time, the servicing and administration of the Bronx Terminal Market Whole Loan will shift to the applicable master servicer and the applicable special servicer under the pooling and servicing agreement (the “Bronx Terminal Market Servicing Shift PSA”) that governs the securitization of the Bronx Terminal Market note A-1 Pari Passu Companion Loan and will be governed exclusively by the Bronx Terminal Market Servicing Shift PSA and the Bronx Terminal Market Intercreditor Agreement. See “Pooling and Servicing Agreement” and “The Servicing of the Bronx Terminal Market A/B Whole Loan Will Shift to Other Servicers”.

Application of Payments prior to a Bronx Terminal Sequential Pay Event

Generally, as long as no monetary event of default, any other event of default for which the Bronx Terminal Market Whole Loan is actually accelerated or any other event of default which causes the Bronx Terminal Market Whole Loan to become specially serviced, or any bankruptcy or insolvency event that constitutes an event of default (a “Bronx Terminal Market Sequential Pay Event”) has occurred and is continuing, all amounts available for payment on the Bronx Terminal Market Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the applicable master servicer or the applicable special servicer and (iii) certain amounts payable or reimbursable to the applicable master servicer and applicable special servicer), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Bronx Terminal Market Intercreditor Agreement, as follows:

(a)    First, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective Bronx Terminal Market Class A Notes;

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(b)  Second, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective principal balances, in each case in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to a monthly payment date allocated as principal until the Bronx Terminal Market A Notes principal balances have been reduced to zero;

(c)   Third, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective entitlements, up to the amount of any unreimbursed out-of-pocket costs and expenses paid or incurred by such holder of a Bronx Terminal Market A Note with respect to the Bronx Terminal Market Mortgage Loan;

(d)    Fourth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan exceed the amounts required to be applied in accordance with clauses (a) through (c) above, and, as a result of a workout the aggregate principal balances of the Bronx Terminal Market A Notes have been reduced such excess amount shall be paid to the holders of the Bronx Terminal Market A Notes in an aggregate amount up to the amount of such reduction;

(e)    Fifth, to the extent a holder of the Bronx Terminal Market Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the Bronx Terminal Market Intercreditor Agreement, to reimburse such noteholder for all such cure payments;

(f) Sixth, to the holder of the Bronx Terminal Market Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance of the Bronx Terminal Market Subordinate Companion Loan;

(g) Seventh, to the holder of the Bronx Terminal Market Subordinate Companion Loan, in an amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, with respect to a monthly payment date allocated as principal until the Bronx Terminal Market Subordinate Companion Loan principal balance has been reduced to zero;

(h) Eighth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan exceed the amounts required to be applied in accordance with clauses (a) through (g) above, and, as a result of a workout the principal balances of the Bronx Terminal Market Subordinate Companion Loan has been reduced such excess amount shall be paid to the holders of the Bronx Terminal Market Subordinate Companion Loan in an aggregate amount up to the amount of such reduction;

(i) Ninth, to the holder of the Bronx Terminal Market Senior Pari Passu Companion Loan and to the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, in an aggregate amount equal to their respective percentage interests in any prepayment premium paid by the mortgage borrower;

(j) Tenth, to the holder of the Bronx Terminal Subordinate Companion Loan in an amount equal to its percentage interest in any prepayment premium paid by the mortgage borrower;

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(k) Eleventh, any assumption or transfer fees, to the extent actually paid by the mortgage borrower, pro rata to the Bronx Terminal Market Noteholders, in accordance with their respective percentage interests; and

(l) Twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Bronx Terminal Market Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (k), pro rata to the Bronx Terminal Market Noteholders, in accordance with their respective percentage interests.

Application of Payments after a Bronx Terminal Market Sequential Pay Event

Generally, for so long as a Bronx Terminal Market Sequential Pay Event has occurred and is continuing, all amounts available for payment on The Bronx Terminal Market Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of advances then due and payable or reimbursable to the applicable master servicer or the applicable special servicer and (iii) certain amounts payable or reimbursable to the applicable master servicer and applicable special servicer), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Bronx Terminal Market Intercreditor Agreement, as follows:

(a)    First, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of their respective Bronx Terminal Market A Notes (calculated at a rate net of the primary servicing fee rate);

(b)    Second, pro rata, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and to the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, to apply to the principal balances of the Bronx Terminal Market Senior Pari Passu Companion Loans and the Bronx Terminal Market Mortgage Loan until their principal balances have been reduced to zero;

(c)    Third, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the applicable master servicer, the applicable special servicer or the trustee, as applicable) with respect to the Bronx Terminal Market Whole Loan pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement or the PSA, as applicable;

(d)    Fourth, to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of the Bronx Terminal Market Mortgage Loan, pro rata, any prepayment or yield maintenance premium allocable to the Bronx Terminal Market A Notes, to the extent paid by the Bronx Terminal Market Whole Loan borrower;

(e)    Fifth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a) through (d) and, as a result of a workout the aggregate principal balances of the Bronx Terminal Market A

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Notes have been reduced (to the extent such reductions were made in accordance with the terms of the PSA by reason of the insufficiency of the Bronx Terminal Market Subordinate Companion Loan to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bronx Terminal Market Senior Pari Passu Companion Loans and the issuing entity, as holder of The Bronx Terminal Market Mortgage Loan, on a pro rata and pari passu basis (x) in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout plus (y) an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bronx Terminal Market A Notes;

(f)     Sixth, to the extent the holder of the Bronx Terminal Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights”, to reimburse the holder of the Bronx Terminal Market Subordinate Companion Loan for all such cure payments; and to the holder of the Bronx Terminal Market Subordinate Companion Loan in the amount of any other unreimbursed, reasonable out-of-pocket costs and expenses paid or incurred by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the Bronx Terminal Market borrower;

(g)    Seventh, to the holder of the Bronx Terminal Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the principal balance of the Bronx Terminal Market Subordinate Companion Loan (calculated at a rate net of the primary servicing fee rate);

(h) Eighth, to the holder of the Bronx Terminal Subordinate Companion Loan, in reduction of the principal balance of the Bronx Terminal Market Subordinate Companion Loan until its principal balance has been reduced to zero;

(i) Ninth, to the holders of the Bronx Terminal Subordinate Companion Loans, any prepayment or yield maintenance premium allocable to the Bronx Terminal Market Subordination Companion Loans, to the extent paid by the Bronx Terminal Market Whole Loan borrower;

(j) Tenth, if the proceeds of any foreclosure sale or any liquidation of the Bronx Terminal Market Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a) through (i) and, as a result of a workout the principal balance of the Bronx Terminal Market Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the Bronx Terminal Market Subordinate Companion Loan (x) in an amount up to the reduction, if any, of the principal balance of the Bronx Terminal Market Subordinate Companion Loan as a result of such workout plus (y) an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bronx Terminal Market Subordinate Companion Loan;

(k) Eleventh, to the Bronx Terminal Market Noteholders, on a pro rata basis based on their respective interest entitlements, any assumption or transfer fees, to the extent actually paid by the Bronx Terminal Market Whole Loan Borrower; and

(l) Twelfth, if any excess amount, including without limitation, default interest, is available to be distributed in respect of the Bronx Terminal Market Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a) through (k), any remaining amounts, if not otherwise subject to allocation pursuant to the terms of the PSA, will be paid pro rata to the Bronx Terminal Market Noteholders.

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Consultation and Control

The controlling noteholder under the Bronx Terminal Market Intercreditor Agreement (the “Bronx Terminal Market Controlling Noteholder”) will initially be the holder of the majority of the Bronx Terminal Market Subordinate Companion Loan (by principal balance). If a Bronx Terminal Market Control Appraisal Period with respect to the Bronx Terminal Market Companion Loans occurs and is continuing, the holder of promissory note A-1, will become the Bronx Terminal Market Controlling Noteholder. If the holder of the Bronx Terminal Market Subordinate Companion Loan would be the Bronx Terminal Market Controlling Noteholder with respect to the Bronx Terminal Market Whole Loan, but any interest in such Bronx Terminal Market Subordinate Companion Loan is held by a borrower party, or a borrower party would otherwise be entitled to exercise the rights of the Bronx Terminal Market Controlling Noteholder in respect to the Bronx Terminal Market Subordinate Companion Loan, then a Bronx Terminal Market Control Appraisal Period will be deemed to have occurred with respect to such Bronx Terminal Market Subordinate Companion Loan. The Bronx Terminal Market Controlling Noteholder will have consent and/or consultation rights with respect to the Bronx Terminal Market Whole Loan similar, but not necessarily identical, to those held by the directing certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

“Bronx Terminal Market Borrower Related Party” means, with respect to the Bronx Terminal Market Whole Loan, (a) the related borrower, (b) any manager of the Bronx Terminal Market Mortgaged Property, (c) any Accelerated Mezzanine Loan Lender with respect to the Bronx Terminal Market Whole Loan or (d) any borrower party affiliate (as defined in the Bronx Terminal Market Intercreditor Agreement).

A “Bronx Terminal Market Control Appraisal Period” means any period with respect to the Bronx Terminal Market Whole Loan, if and for so long as: (a) (1) the initial principal balance of the Bronx Terminal Market Subordinate Companion Loan, minus, (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on the Bronx Terminal Market Subordinate Companion Loan, after the date of creation of the Bronx Terminal Market Subordinate Companion Loan, (y) any appraisal reduction amount or collateral deficiency amount, as applicable, for the Bronx Terminal Market Whole Loan that is allocated to the Bronx Terminal Market Subordinate Companion Loan, and (z) any losses realized with respect to the Bronx Terminal Market Mortgaged Property or the Bronx Terminal Market Whole Loan that are allocated to the Bronx Terminal Market Subordinate Companion Loan, is less than (b) 25% of the remainder of (i) the sum of the initial principal balance of the Bronx Terminal Market Subordinate Companion Loan, less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Bronx Terminal Market Subordinate Companion Loan, after the date of creation of the Bronx Terminal Market Subordinate Companion Loan, provided that a Bronx Terminal Market Control Appraisal Period will terminate upon the occurrence of a Bronx Terminal Market Threshold Event Cure (as defined below) by the holders of the Bronx Terminal Market Subordinate Companion Loan.

A “Bronx Terminal Market Threshold Event Cure” means the right of the holders of the Bronx Terminal Market Subordinate Companion Loan to avoid (or terminate) a Bronx Terminal Market Control Appraisal Period by providing Bronx Terminal Market Threshold Event Collateral in an amount which, when added to 90% of the appraised value of the Bronx Terminal Market Mortgaged Property as determined pursuant to the PSA and any Bronx Terminal Market Threshold Event Collateral then held by the servicer would cause the applicable Bronx Terminal Market Control Appraisal Period not to be in effect.

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“Bronx Terminal Market Threshold Event Collateral” means either (a) cash collateral for the benefit of, and acceptable to, the applicable master servicer or (b) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution meeting the ratings requirements as described in the Bronx Terminal Market Intercreditor Agreement to be held by the applicable master servicer or applicable special servicer.

Pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Bronx Terminal Market Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a “major decision” under the Bronx Terminal Market Intercreditor Agreement (a “Bronx Terminal Market Major Decision”) has been requested or proposed or any fact or circumstance has occurred requiring that a Bronx Terminal Market Major Decision be made, or if the applicable master servicer or the applicable special servicer, as applicable, otherwise intends to make a Bronx Terminal Market Major Decision, at least 10 business days (30 days with respect to any proposed modification or waiver of any material provision governing the type, nature or amount of insurance coverage required to be obtained and maintained by the Bronx Terminal Market Whole Loan borrower) prior to taking action with respect to such Bronx Terminal Market Major Decision, the applicable master servicer or applicable special servicer, as applicable, must receive the written consent of the Bronx Terminal Market Controlling Noteholder (or its representative) before implementing a decision with respect to such Bronx Terminal Market Major Decision; provided, that if the applicable master servicer or applicable special servicer, as the case may be, does not receive a response within 5 business days of its delivery of notice of a Bronx Terminal Market Major Decision, the applicable master servicer or applicable special servicer, as applicable, is required to deliver a second notice to the Bronx Terminal Market Controlling Noteholder, and if the Bronx Terminal Market Controlling Noteholder does not respond within 5 business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice and the Bronx Terminal Market controlling noteholder’s consent will be deemed to have been given; provided, further, that such failure to reply will not affect the rights of the Bronx Terminal Market controlling noteholder to consent to any future actions. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the servicing standard set forth in the PSA, the applicable Master Servicer or applicable Special Servicer, as the case may be, may take actions with respect to the Bronx Terminal Market Mortgaged Property before obtaining the consent of the Bronx Terminal Market Controlling Noteholder (or its representative) if the applicable special servicer reasonably determines in accordance with the such servicing standard that immediate action is necessary to protect the interests of the Bronx Terminal Market Noteholders.

At any time that the holder of the Bronx Terminal Market Subordinate Companion Loan is the Bronx Terminal Market Controlling Noteholder, if the Bronx Terminal Market borrower submits a DMV Lease Reserve Release Request (as defined below), then the master servicer or special servicer, as applicable, must deliver notice thereof and all accompanying documentation to the Bronx Terminal Market Controlling Noteholder and its controlling noteholder representative, if any, and not process or implement any decision with respect to such request (or make a determination not to take action with respect to such request) unless and until it has received written instruction from the Bronx Terminal Market Controlling Noteholder. Upon receipt of such written instruction, the master servicer or special servicer, as applicable, is to follow such instruction and release or disburse funds from the DMV Lease Reserve (or not release or disburse such funds, as applicable) in accordance with the instructions. If the Master Servicer or Special Servicer, as applicable, has not received a response from the Bronx Terminal Market Controlling Noteholder within

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five business days after delivery of the notice thereof, the Master Servicer or Special Servicer, as applicable, must deliver an additional notice and if the Bronx Terminal Market Controlling Noteholder fails to respond to the Master Servicer or Special Servicer, as applicable, within 5 business days after receipt of such second notice, the Master Servicer or Special Servicer, as applicable, may process and take action (or make a determination not to take action) without obtaining the consent or awaiting the instruction of the Bronx Terminal Market Controlling Noteholder.

“DMV Lease Reserve Release Request” means a request from the Bronx Terminal Market borrower to release or disburse to the Bronx Terminal Market Mortgage Borrower all or any portion of the funds then remaining in the related reserve established under the Bronx Terminal Market loan documents, including any request that includes a request to waive or modify any of the conditions or requirements for release or disbursement set forth in the applicable provisions of the Bronx Terminal Market loan documents.

Notwithstanding the foregoing, the applicable master servicer and applicable special servicer, as the case may be, are not required to follow any advice or consultation provided by the Bronx Terminal Market Controlling Noteholder (or its representative) that would be inconsistent with the servicing standard set forth in the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable, require or cause the applicable master servicer or applicable special servicer to violate provisions of the Bronx Terminal Market Intercreditor Agreement or the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable, require or cause a violation of the terms of the Bronx Terminal Market Whole Loan or materially expand the scope of the applicable master servicer’s or applicable special servicer’s responsibilities under the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable, or the Bronx Terminal Market Intercreditor Agreement.

In addition, pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, the issuing entity, as a non-controlling note holder of a Bronx Terminal Market A Note will have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain Bronx Terminal Market Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Bronx Terminal Market Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if, the applicable master servicer or applicable special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the applicable master servicer or applicable special servicer, as applicable, is permitted to make any Bronx Terminal Market Major Decisions or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Bronx Terminal Market Noteholders. Neither the applicable master servicer nor applicable special servicer, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the issuer as holder of the Bronx Terminal Market Mortgage Loan (or its representative).

The directing certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

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Sale of Defaulted Bronx Terminal Market Whole Loan

Pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, if the Bronx Terminal Market Whole Loan becomes a defaulted loan pursuant to the terms of the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable, the applicable special servicer may elect to sell (1) the Bronx Terminal Market Whole Loan, subject to the consent right of the Bronx Terminal Market Controlling Noteholder, in which case such sale would include each of Bronx Terminal Market A Notes and the Bronx Terminal Market Subordinate Companion Loan as determined by the applicable special servicer in accordance with the servicing standard under the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable, (taking into account the subordinate nature of the Bronx Terminal Market Subordinate Companion Loan), or (2) the Bronx Terminal Market Mortgage Loan together with the Bronx Terminal Market Senior Pari Passu Companion Loans and in the event of a sale under this clause (2), and subject to the terms of the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable, the holder of the Bronx Terminal Market Mortgage Loan (or its representative) will be permitted to submit an offer any sale of the Bronx Terminal Market Senior Pari Passu Companion Loans so long as such holder of the Bronx Terminal Market Mortgage Loan is not the Bronx Terminal Market Controlling Noteholder. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth under the PSA or the Bronx Terminal Market Servicing Shift PSA, as applicable. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties”. Proceeds of the sale of the Bronx Terminal Market Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments after a Bronx Terminal Market Triggering Event of Default” above.

Purchase Option

The holders of the Bronx Terminal Market Subordinate Companion Loan will have the right to purchase, in whole but not in part, the Bronx Terminal Market A Notes, at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is a Bronx Terminal Market Borrower Related Party) of the Bronx Terminal Market Notes that are being purchased, by delivery of written notice (a “Bronx Terminal Market Purchase Notice”) during an event of default under the related mortgage loan documents or a servicing transfer event under the PSA, as applicable. Such purchase is required to comply with all requirements of the PSA and all actual costs and expenses related thereto will be paid by the purchasing noteholder. Upon delivery of the Bronx Terminal Market Purchase Notice to the selling Bronx Terminal Market Noteholders, such Bronx Terminal Market Noteholders will be required to sell (and the Bronx Terminal Market Subordinate Companion Loan Noteholder delivering the Bronx Terminal Market Purchase Notice will be required to purchase) the applicable Bronx Terminal Market Notes at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Bronx Terminal Market Purchase Date”) not less than 10 and not more than 60 days after the date of the Bronx Terminal Market Purchase Notice. The failure of the Bronx Terminal Market Subordinate Companion Loan Noteholder to purchase the more senior Bronx Terminal Market Notes on the Defaulted Bronx Terminal Market Purchase Date will result in the termination of such right with respect to the event that gave rise to such right.

The right of the Bronx Terminal Market Subordinate Companion Loan Noteholder to purchase the more Bronx Terminal Market A Notes as described in this section will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Bronx Terminal Market Mortgaged Property.

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Cure Rights

In the event that there is (a) a monetary event of default beyond applicable notice and grace periods with respect to the Bronx Terminal Market Whole Loan or (b) a non-monetary event of default beyond applicable notice and grace periods with respect to the Bronx Terminal Market Whole Loan, then the holder of the Bronx Terminal Market Subordinate Companion Loan will have the right, but not the obligation, to: (A) cure such monetary event of default within 7 business days following the receipt of notice of such default and (B) cure such nonmonetary event of default within the later of (i) the expiration date of the cure period afforded to the borrower under the mortgage loan documents and (ii) 30 days following receipt of notice of such default; provided that under certain circumstances the cure period with respect to a non-monetary event of default may be extended by up to 90 days. If the Bronx Terminal Market Subordinate Companion Loan Noteholder elects to cure a default by way of a payment of money (a “Bronx Terminal Market Cure Payment”), the Bronx Terminal Market Subordinate Companion Loan Noteholder will be required to also pay, in addition to such Bronx Terminal Market Cure Payment, for all out-of-pocket costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the applicable master servicer or applicable special servicer or the holders of the applicable Bronx Terminal Market Notes, including all unreimbursed advances and any interest charged thereon. So long as an event of default exists that is being cured by the Bronx Terminal Market Subordinate Companion Loan Noteholder and the applicable cure period has not expired, the default will not be treated as a Bronx Terminal Market Sequential Pay Event (i) for purposes of “—Application of Payments after a Bronx Terminal Sequential Pay” above, (ii) modifying, amending or waiving any provisions of the related Mortgage Loan documents, (iii) for purposes of triggering an acceleration of the Bronx Terminal Market Whole Loan or commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Property, or (iv) for purposes of treating the Bronx Terminal Market Whole Loan as a specially serviced loan. Notwithstanding the foregoing, such right to cure is limited to a combined total of six (6) monetary defaults, no more than four (4) of which may be consecutive, and six (6) non-monetary defaults.

Special Servicer Appointment Rights

Pursuant to the terms of the Bronx Terminal Market Intercreditor Agreement, the Bronx Terminal Market Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the Bronx Terminal Market Whole Loan and appoint a replacement special servicer in in lieu thereof without the consent of the holders of the Bronx Terminal Market Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement— Replacement of a Special Servicer Without Cause” and “—Termination of a Master Servicer or Special Servicer for Cause”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled

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principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Interest Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in July 2024 and ending on the hypothetical Determination Date in August 2024. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

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Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from JPMorgan Chase Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC and Wells Fargo Bank, National Association on or about August 30, 2024 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation (“JPMC”) whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2023, of JPMC, and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMC, as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. The 2023 annual report of JPMC is available on JPMC’s website at www.jpmorganchase.com. None of the documents that JPMC files with the SEC or any of the information on, or accessible through, either the SEC’s website or JPMC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, manufactured housing community and multifamily properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2022, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $181 billion. Of that amount, approximately $145 billion has been securitized by the depositor, a subsidiary of JPMCB. In its fiscal year ended December 31, 2022, JPMCB originated approximately $6 billion of commercial mortgage loans, of which approximately $4 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial

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mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

Pursuant to certain interim servicing arrangements between Wells Fargo Bank and JPMCB, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of JPMCB, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by JPMCB and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the JPMCB Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regard to any JPMCB Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund.

Pursuant to certain interim servicing arrangements between Midland and JPMCB, a sponsor and a mortgage loan seller, or Midland and certain affiliates of JPMCB, Midland acts as primary servicer with respect to certain mortgage loans owned by JPMCB and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the JPMCB Mortgage Loans. There are currently no outstanding servicing advances made by Midland in regard to any JPMCB Mortgage Loan that is serviced by Midland prior to its inclusion in the trust fund.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan, which is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, Citi Real Estate Funding Inc., Goldman Sachs Bank USA, and JPMorgan Chase Bank, National Association, and portions of which are being sold by Morgan Stanley Mortgage Capital Holdings LLC and JPMCB, the JPMCB Data File was used to provide the numerical information regarding such Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;
●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.
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Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Standards and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it meets each of

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the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Standards and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Certain Calculations and Definitions”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower

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sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may also reflect prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required

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to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include:

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(1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
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●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

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Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Standards and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act

The Depositor’s most recently filed Form ABS-15G that includes information related to JPMCB was filed with the SEC on May 3, 2024, and JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on February 9, 2024. The Central Index Key (or CIK) number for The Depositor is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by JPMCB (or a predecessor), which activity occurred during the period from July 1, 2021 to June 30, 2024 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

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Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected			Notes
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
Asset Class: Commercial Mortgage Pass-Through Certificates
J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-PHH (CIK # 0001743796)		JPMorgan Chase Bank, National Association	1	$333,200,000	100%	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			1	$333,200,000	100%	1	$328,933,823	100%	0	0.00	0.00	0	0.00	0.00	1	$328,933,823	100%	0	0.00	0.00	0	0	0.00
J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-PHH MZ		JPMorgan Chase Bank, National Association	1	$94,300,000	100%	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			1	$94,300,000	100%	1	$94,300,000	100%	0	0.00	0.00	0	0.00	0.00	1	$94,300,000	100%	0	0.00	0.00	0	0	0.00
J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-MFP		JPMorgan Chase Bank, National Association	1	$481,000,000	100%	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00
Total by Issuing Entity			1	$481,000,000	100%	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00	1	$221,103,521	100%	0	0.00	0.00	0	0.00	0.00
Total by Asset Class			3	$908,500,000		3	$644,337,344		0	0.00		0	0.00		3	$644,337,344		0	0.00		0	0

(1)	In connection with the preparation of this table, JPMorgan Chase Bank, National Association undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which we are a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of
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representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on our records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to us. Our ability to Provide Reportable Information that is not already in our records is significantly dependent upon the cooperation of those other Demand Entities. Any applicable Reportable Information that is not contained herein is unknown and is not available to us without unreasonable effort or expense, because some Demand Entities are no longer in existence, some Demand Entities have not agreed to provide Reportable Information, some Demand Entities may not have provided complete Reportable Information, and some Demand Entities may be unable or unwilling to provide Reportable Information without unreasonable effort or expense (or without imposing unreasonable expense on us). The information in this Form ABS-15G has not been verified by any third party. In addition, the information in this Form ABS-15G does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

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Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain $12,019,500 VRR Interest Balance of the VRR Interest. However, JPMCB or its affiliates may retain on the Closing Date certain classes of certificates, including, without limitation, the Class R certificates. In addition, JPMCB or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than its portion of the VRR Interest) at any time. JPMCB will be required to retain its portion of the VRR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers of this securitization and an anticipated initial Risk Retention Consultation Party. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator or co-originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”) (39.1%), which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization. Morgan Stanley Bank is also the holder of certain of the Companion Loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the

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mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated (or acquired) and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans may be included in both public and private securitizations. MSMCH also acquires or originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to acquisitions or originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2023.

Period	Total Mortgage Loans(1)(2)		Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2023	5.	1	1.7	2.4	4.	0
Year ending December 31, 2022	12.	3	2.7	3.8	6.	5
Year ending December 31, 2021	16.	8	6.9	4.8	11.	7
Year ending December 31, 2020	6.	4	2.2	2.6	4.	9
Year ending December 31, 2019	18.	4	6.3	3.4	9.	8

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated or purchased in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.
(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to June 30, 2024, Morgan Stanley Bank originated or acquired multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $121,332,233,023.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property

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concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or borrower sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the

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collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a

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calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the borrower sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.
●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the borrower sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing
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certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.
●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.
●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or is already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

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Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.
●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent
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typically reviews the Phase I environmental site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II environmental site assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II environmental site assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.
●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be

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reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Pursuant to certain interim servicing arrangements between Midland and MSMCH, a sponsor and a mortgage loan seller, or Midland and certain affiliates of MSMCH, Midland acts as primary servicer with respect to certain mortgage loans owned by MSMCH or such affiliates from time to time.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to the Morgan Stanley Group’s underwriting guidelines described above in respect of the MSMCH Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. Except as described under such heading, none of the MSMCH Mortgage Loans were originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination or acquisition of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;
●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;
●	insurance information for the related mortgaged properties;
●	information from third party reports such as the appraisals, environmental and property condition reports;
●	credit and background searches with respect to the related borrowers; and
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●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. MSMCH engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;
●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and
●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, (i) MSMCH generally re-underwrote such Mortgage Loan to confirm whether it was originated in accordance with the Morgan Stanley Group’s underwriting guidelines and procedures, and (ii) MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in

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connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to any mortgage loan that is part of a whole loan originated by one or more other originators, co-originated) in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to any mortgage loan that is part of a whole loan originated by one or more other originators, co-originated) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a

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related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing April 1, 2021 and ending March 31, 2024, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from January 1, 2024 through March 31, 2024 was set forth in a Form ABS-15G filed by MSMCH on May 14, 2024. The Central Index Key Number of MSMCH is 0001541557.

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Repurchases and Replacements(1)
Asset Class: CMBS

Name of Issuing Entity	Check if Registered	Name of Originator(2)	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand(3)			Assets That Were Repurchased or Replaced(4)			Assets Pending Repurchase or Replacement (within cure period)(5)			Demand in Dispute(6)			Demand Withdrawn(7)			Demand Rejected(8)
			#	$	%	#	$(9)	%(10)	#	$(9)	%(10)	#	$(9)	%(10)	#	$(9)	%(10)	#	$(9)	%(10)	#	$(9)	%(10)
Morgan Stanley Capital I Trust 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,139,689	(11)	0	-	(11)	0	-	(11)	0	-	(11)	1	11,139,689	(11)	0	-	(11)
		IXIS Real Estate Capital Inc.	29	394,907,946	24.4%	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)
		NCB, FSB	76	186,437,861	11.5%	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)
		Massachusetts Mutual Life Insurance Company	23	106,224,406	6.6%	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)
		SunTrust Bank	13	84,420,011	5.2%	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)
		Union Central Mortgage Funding, Inc.	23	48,313,591	3%	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)
		National Consumer Cooperative Bank	1	23,491,609	1.5%	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)	0	-	(11)
Issuing Entity Subtotal			232	1,616,114,632	100%	1	11,139,689	(11)	0	-	(11)	0	-	(11)	0	-	(11)	1	11,139,689	(11)	0	-	(11)
BANK 2021-BNK31 (0001840121)(12)	X	Wells Fargo Bank, N.A.	16	311,413,202	34.4%	0	-	0%	0	-	0%	0	-	0%	0	-	0%	0	-	0%	0	-	0%
		Morgan Stanley Bank, N.A.	17	274,568,000	30.3%	1	4,500,000	0.5%	0	-	0%	0	-	0%	0	-	0%	1	4,500,000	0.5%	0	-	0%
		Bank of America, N.A.	11	259,652,948	28.7%	0	-	0%	0	-	0%	0	-	0%	0	-	0%	0	-	0%	0	-	0%
		National Cooperative Bank, N.A.	17	59,552,254	6.6%	0	-	0%	0	-	0%	0	-	0%	0	-	0%	0	-	0%	0	-	0%
Issuing Entity Subtotal			61	905,186,404	100%	1	4,500,000	0.5%	0	-	0%	0	-	0%	0	-	0%	1	4,500,000	0.5%	0	-
Aggregate Total						2	15,639,689		0	-		0	-		0	-		2	15,639,689		0	-

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(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.
(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.
(3)	Reflects aggregate numbers for all demand activity shown in this table.
(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from April 1, 2021 through March 31, 2024. The demand related to loans reported in this column may have been received prior to such reporting period.
(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from April 1, 2021 through March 31, 2024.
(6)	Includes demands received during and prior to the reporting period from April 1, 2021 through March 31, 2024, unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.
(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from April 1, 2021 through March 31, 2024. The demand related to loans reported in this column may have been received prior to such reporting period.
(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from April 1, 2021 through March 31, 2024. The demand related to loans reported in this column may have been received prior to such reporting period.
(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the March 2024 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool or the relevant securitization was paid off entirely. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.
(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the March 2024 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.
(11)	The Morgan Stanley Capital I Trust 2006-IQ11 securitization was paid off entirely on August 16, 2021 and, as a result, the outstanding principal balance of such securitization as of March 31, 2024 was zero.
(12)	A repurchase demand was received with respect to the 1049 Fifth Avenue mortgage loan on August 28, 2023. Following such demand, Morgan Stanley Mortgage Capital Holdings LLC repurchased the 1049 Fifth Avenue mortgage loan on November 15, 2023.

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Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $17,815,484.38 VRR Interest Balance of the VRR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than its portion of the VRR Interest) at any time. Morgan Stanley Bank will be required to retain its portion of the VRR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 30 Hudson Yards, 62nd Floor, New York, New York 10001. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia

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Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2023, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $4.2 billion. Since the beginning of 2010 through July 31, 2024, Wells Fargo Bank originated approximately 2,875 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $67.1 billion, which were included in 223 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk

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Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors. In addition, Wells Fargo Bank may in some instances have reduced the term interest rate that Wells Fargo Bank would otherwise charge on a Wells Fargo Bank mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the Wells Fargo Bank mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service

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coverage ratio sufficiently such that the related Wells Fargo Bank mortgage loan satisfied Wells Fargo Bank’s minimum debt service coverage ratio underwriting requirements for such Wells Fargo Bank mortgage loan.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells

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Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;
●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;
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●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;
●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or
●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves
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may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The BioMed 2024 Portfolio 2 Mortgage Loan (8.8%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, Citi Real Estate Funding Inc., Goldman Sachs Bank USA, and JPMorgan Chase Bank, National Association. The Bronx Terminal Market Mortgage Loan (5.5%) is part of a Whole Loan that was co-originated by Wells Fargo Bank, German American Capital Corporation, Bank of America, N.A. and Starwood Mortgage Capital LLC. The Culver Steps Mortgage Loan (3.7%) is part of a Whole Loan that was co-originated by Wells Fargo Bank and DBR Investments Co. Limited.

From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts. None of the Wells Fargo Bank Mortgage Loans included in this securitization was originated by a third party.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the

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level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

With respect to the BioMed 2024 Portfolio 2 Mortgage Loan, which is part of a Whole Loan that was co-originated by Wells Fargo Bank, Citi Real Estate Funding Inc., Goldman Sachs Bank USA, and JPMorgan Chase Bank, National Association, and portions of which are being sold by Wells Fargo Bank and JPMCB, the JPMCB Data File was used to provide the numerical information regarding such Mortgage Loan in this prospectus.

Data Comparisons and Recalculation. Wells Fargo Bank engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;
●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.
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Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a

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representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from July 1, 2021 to June 30, 2024 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)

WFCM Commercial Mortgage Trust 2018- C45, Commercial Mortgage Pass-Through Certificates, Series 2018-C45	x	Wells Fargo Bank, National Association	14	271,350,036.00	41.19	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
CIK #: 1741690		Barclays Bank PLC	11	172,882,585.00	26.24	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	7	113,800,000.00	17.27	0	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00	0.00	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC(11)	17	100,732,798.00	15.29	1	6,758,227.92	1.09	0	0.00	0.00	0.00	0.00	0.00	1	6,758,227.92	1.09	0.00	0.00	0.00	1	6,758,227.92	1.09

Issuing Entity Subtotal			49	658,765,419.00	100.00	1	6,758,227.92	1.09	0	0.00	0.00	0.00	0.00	0.00	1	6,758,227.92	1.09	0.00	0.00	0.00	1	6,758,227.92	1.09

Wells Fargo Commercial Mortgage Trust 2015-C26, Commercial Mortgage Pass-Through Certificates, Series 2015-C26	X	Wells Fargo Bank, National Association	27	333,096,285.00	35.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1630513		Liberty Island Group I LLC	9	167,148,741.00	17.37	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	15	127,687,269.00	13.27	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	18	107,661,190.00	11.19	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC (12)	8	85,142,723.00	8.85	1	32,650,000.00	3.39	0	0.00	0.00	0	0.00	0.00	1	28,810,156.00	3.93	0	0.00	0.00	1	28,810,156.00	3.93
		Walker & Dunlop Commercial Property Funding I WF, LLC	3	46,800,000.00	4.86	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC	6	45,794,237.00	4.76	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		National Cooperative Bank, N.A.	16	42,739,265.00	4.44	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			102	962,069,711.00	100.00	1	30,949,659.00	3.76	0	0.00	0.00	0	0.00	0.00	1	30,761,712.00	3.92	0	0.00	0.00	1	30,761,712.00	3.92

Wells Fargo Commercial Mortgage Pass-Through Certificates, Series 2018-C46		Wells Fargo Bank, National Association	16	253,493,356.00	36.63	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK# 1748940		Barclays Bank PLC(13)	8	147,873,396.00	21.37	1	32,100,000.00	4.80	0	0.00	0.00	1	32,100,000.00	5.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		BSPRT CMBS Finance, LLC	12	122,987,798.00	17.77	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Argentic Real Estate Finance LLC	10	121,505,000.00	17.56	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	3	46,250,000.00	6.68	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			49	692,109,550.00	100.00	1	32,100,000.00	4.80	0	0.00	0.00	1	32,100,000.00	5.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

FRESB 2018-SB53 Mortgage Trust, Multifamily Mortgage Pass-Through Certificates, Series 2018-SB53		Federal Home Loan Mortgage Corporation(14)(15)	226	589,285,060.67	100.00	3	21,988,416.00	7.81	3	21,988,416.00	7.81	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			226	589,285,060.67	100.00	3	21,988,416.00	7.81	3	21,988,416.00	7.81	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

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Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)(10)

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2021-BNK31	X	Wells Fargo Bank, National Association	16	311,413,202.00	34.4	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Morgan Stanley Mortgage Capital Holdings LLC (16)	17	274,568,000.00	30.3	1	4,500,000.00	0.50	0	0.00	0.00	1	4,500,000.00	0.50	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Bank of America, National Association	11	259,652,948.00	28.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		National Cooperative Bank, N.A.	17	59,552,254.00	6.6	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			61	905,186,404.00	100.00	1	4,500,000.00	0.50	0	0.00	0.00	1	4,500,000.00	0.50	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			487	3,807,416,145.00		7	96,296,303.00		3	21,988,416.00		2	36,600,000.00		2	37,519,939.92		0	0.00		2	37,519,939.92

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)
(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)
(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)
(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)
(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)
(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)
(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)
(10)	Includes assets for which a party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of the end of the Rule 15Ga-1 Reporting Period. (For columns v-x)
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(11)	LNR Partners, LLC (“LNR”), as special servicer for Loan No. 27 (5800 N. Course, LLC, the “Loan”) claimed in a letter dated November 4, 2022, that C-III Commercial Mortgage LLC (“C-III”, as the Mortgage Loan Seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the intent and execution of a cash flow sweep at origination of the Loan. LNR has demanded C-III repurchase the Loan due to a breach of the RWs. In a letter dated November 18, 2022, C-III acknowledged receipt of the LNR repurchase request and it is disputing LNR’s breach allegation.
(12)	Midland Loan Services, a Division of PNC Bank, National Association, as general special servicer (the “General Special Servicer”) for Mortgage Loan number 5 (with respect to the property known as "Aloft Houston by the Galleria," located at 5415 Westheimer Road, Houston, TX 77056) (the “Aloft Houston Loan”), in a letter dated September 11, 2020 (the “Repurchase Request”), requested that Argentic Real Estate Finance LLC (“AREF”) (formerly known as Silverpeak Real Estate Finance LLC) repurchase the Aloft Houston Loan on the basis that a Material Document Defect occurred. In a letter dated September 21, 2020, AREF rejected the Repurchase Request because a Material Document Defect can be addressed by curing (as set forth in Section 5(a) of the applicable Mortgage Loan Purchase Agreement), and even if the deficiency described in the Repurchase Request were a Material Document Defect, it has already been cured, by virtue of the existence and effectiveness of an Interim Franchise Agreement that was executed on July 13, 2020. On January 6, 2021, counsel for the General Special Servicer on behalf of the Trustee filed a complaint in the Supreme Court of the State of New York seeking that AREF repurchase the Aloft Houston Loan on the basis of a Material Document Defect. On, August 29, 2023, the Supreme Court of the State of New York adjudicated in favor of the General Special Servicer on behalf of the Trustee. Argentic plans to appeal this judgement.
(13)	Argentic Services Company LP, as special servicer for the 350 East 52nd Street loan (the “Loan”) claimed in a letter dated February 25, 2022, that Barclays Bank PLC (“Barclays”, as the mortgage loan seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to a material defect related to the guarantor being a debtor in bankruptcy prior to the origination date of the Loan. Argentic Services Company LP has demanded Barclays repurchase the Loan due to a breach of the RWs. In a letter dated March 8, 2022, Barclays further acknowledged receipt of the Argentic Services Company LP repurchase request and noted it is reviewing the related circumstances to determine its course of action.
(14)	KeyBank National Association (“KeyBank”), as special servicer for the 287 McGuinness Boulevard loan, the 293 McGuinness Boulevard loan, and the 299 McGuinness Boulevard loan (together, the “Loans”) claimed in a letter dated April 18, 2022 that Federal Home Loan Mortgage Corporation (“Freddie Mac”, as the mortgage loan seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to NYC Buildings stop work orders and construction work violations not being remedied. On June 7, 2022, Freddie Mac sent notice of its election to repurchase the Loans at the applicable purchase price, without agreeing to the validity of the allegation of breach made in the special servicer’s communication. In said June 7, 2022 correspondence, Freddie Mac noted its intention to work with parties to the pooling and servicing agreement to effectuate such repurchase pursuant to the terms of the mortgage loan repurchase agreement.
(15)	Per the underlying trust documents, Federal Home Loan Mortgage Corporation (“Freddie Mac”) is the mortgage loan seller. With respect to the assets that were subject to repurchase demands, The Community Preservation Corporation, Inc. was the underlying originator.
(16)	KeyBank National Association (“KeyBank”), as special servicer for Loan No. 38 (1049 5th Avenue, the “Loan”) claimed in a letter dated September 7, 2023, that Morgan Stanley Mortgage Capital Holdings LLC (“Morgan Stanley”, as the Mortgage Loan Seller) breached certain representations and warranties (the “RWs”) made in the related mortgage loan purchase agreement due to the legality and enforceability of the mortgage. KeyBank has demanded Morgan Stanley repurchase the Loan due to one or more breaches of certain RWs.

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The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from April 1, 2024 through June 30, 2024 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on August 8, 2024, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on August 8, 2024, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $15,675,776.32 VRR Interest Balance of the VRR Interest. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates (other than its portion of the VRR Interest) to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time. Wells Fargo Bank will be required to retain its portion of the VRR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by

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the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the VRR Interest Owners.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the VRR Interest Owners upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, BANK5 2024-5YR9 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates and the Class RR Certificates, making distributions, providing reports to Certificateholders and the VRR Interest Owners and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates and the Class RR Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties―The Certificate Administrator and Trustee”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor and the asset representations reviewer. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

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The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Certificate Administrator and Trustee

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as certificate administrator, certificate registrar, trustee and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.1 billion (USD) in assets as of December 31, 2023. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare, as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2023, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 500 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $274 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare

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Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2023, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,237 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $706 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders and the VRR Interest Owners. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2023, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 427,700 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsor or their affiliates and anticipates that one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2023 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2023 Computershare CMBS Annual Statement of Compliance”).

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For one CMBS transaction, the related Subject 2023 Computershare CMBS Annual Statement of Compliance disclosed that certain classes were underpaid and other classes overpaid for two consecutive months. The payment error was caused by an administrative error relating to the reimbursement of non-recoverable advances. Computershare Trust Company corrected the error in the next month.

For one CMBS transaction, the related Subject 2023 Computershare CMBS Annual Statement of Compliance disclosed an administrative error processing the servicer’s report where funds received in connection with a principal adjustment on a liquidated loan were not distributed to holders resulting in an underpayment to one class. Computershare Trust Company revised the distribution to correct the payment error three months after the payment error occurred.

For each of the two CMBS transactions, the related Subject 2023 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity.  However, each of Computershare Trust Company and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The current long-term issuer ratings of Computershare are “BBB” by Morningstar DBRS, “BBB” by Fitch, “A-” by KBRA, “Baa2” by Moody’s and “BBB” by S&P.

The information set forth under this heading “—The Certificate Administrator and Trustee” has been provided by Computershare Trust Company.

For a description of any material affiliations, relationships and related transactions between Computershare Trust Company and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and the trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator and the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank is expected to act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1086-23A, 550 South Tryon Street, 23rd Floor, Charlotte, North Carolina 28202.

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Wells Fargo Bank is also (i) an anticipated holder of a portion of the VRR Interest, (ii) a sponsor, an originator, a mortgage loan seller, the Retaining Sponsor and an anticipated Risk Retention Consultation Party, (iii) an affiliate of Wells Fargo Securities, LLC, an underwriter, (iv) the master servicer under the BANK5 2024-5YR8 PSA, pursuant to which each of the 640 5th Avenue Whole Loan, the Showcase I Whole Loan and the Cummins Station Whole Loan is serviced and (iv) the current holder of one or more of the Companion Loans as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2021	As of 12/31/2022	As of 12/31/2023	As of 6/30/2024
By Approximate Number:	29,704	27,480	25,184	24,552
By Approximate Aggregate Unpaid Principal Balance (in billions):	$619.35	$599.96	$569.60	$564.13

Within this portfolio, as of June 30, 2024, are approximately 19,129 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $448.4 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of June 30, 2024, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

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Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2021	$461,645,275,707	$1,395,817,923	0.30%
Calendar Year 2022	$447,783,265,998	$1,178,103,154	0.26%
Calendar Year 2023	$417,536,836,151	$951,214,812	0.23%
YTD Q2 2024	$415,484,757,684	$951,597,104	0.23%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch, S&P and DBRS, Inc. (“Morningstar DBRS”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar DBRS
Primary Servicer:	CPS1	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo Bank are “A+” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. In light of COVID-19 and related social distancing, shelter-in-place and similar guidance and requirements, Wells Fargo Bank instituted a requirement that its personnel, including those in the commercial mortgage servicing group, but subject to certain exceptions, work remotely, beginning on March 16, 2020 or as soon as possible thereafter, and continuing until March 14, 2022. Personnel returned to their offices on March 14, 2022 on a hybrid flexible model that allows for some remote work. This remote-working capability is part of Wells Fargo Bank’s business continuity plan. Based on management’s review of its remote-working capability and resources and its daily review of actual results since instituting the remote-working requirement, Wells Fargo Bank does not expect the remote-working to adversely affect its servicing operations in any material respect.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;
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●	audit services;
●	tracking and reporting of flood zone changes;
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;
●	Uniform Commercial Code searches and filings;
●	insurance tracking and compliance;
●	onboarding-new loan setup;
●	lien release-filing & tracking;
●	credit investigation & background checks; and
●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans and Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, Serviced Companion Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

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There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers (1) to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans and/or (2) to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, which may include prior to their inclusion in the trust fund, some or all of the MSMCH Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regard to any MSMCH Mortgage Loan that may be serviced by Wells Fargo Bank prior to its inclusion in the trust fund.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regard to any Mortgage Loan being transferred by it that may be serviced by Wells Fargo Bank prior to its inclusion in the trust fund.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $15,675,776.32 VRR Interest Balance of the VRR Interest. However, Wells Fargo Bank or its affiliates may retain certificates. Any such party will have the right to dispose of any such certificates at any time. Wells Fargo Bank will be required to retain its portion of the VRR Interest for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances

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and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Primary Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association ("Midland"), is expected to act as the primary servicer of certain Mortgage Loans to be sold to the Depositor by JPMorgan Chase Bank, National Association and Morgan Stanley Mortgage Capital Holdings LLC (collectively, 64.5%) (such Mortgage Loans, the “Midland Serviced Mortgage Loans”). Midland is expected to be initially responsible for the primary servicing and administration of such Midland Serviced Mortgage Loans pursuant to a certain primary servicing agreement expected to be entered into between Midland, as primary servicer, and Wells Fargo Bank, National Association, as master servicer (the “Midland Primary Servicing Agreement”). Certain servicing and administrative functions may also be provided by one or more sub-subservicers that previously serviced the mortgage loans for the applicable loan seller.

Midland is also expected to act as the special servicer and in this capacity will initially be responsible for the servicing and administration of the specially serviced mortgage loans and REO properties pursuant to the pooling and servicing agreement.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“Morningstar DBRS”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar DBRS. For each category, S&P ranks Midland as “Strong”. Morningstar DBRS ranks Midland as “MOR CS2” for master servicer, “MOR CS1” for primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.

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Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

In accordance with the PSA and Midland Primary Servicing Agreement, Midland has engaged (or may in the future engage) one or more third-party vendors and/or affiliates to support Midland’s performance of certain duties and/or obligations under the PSA, including, but not limited to, with respect to one or more of the following tasks:

●	converting and de-converting loans to or from the servicing system and setting up any applicable cash management waterfall;
●	calculating certain amounts such as principal and interest payments, default interest, deferred interest, rent escalations, financial statement penalty fees, payoff amounts and other ad hoc items;
●	calculating remittances and allocated loan and appraisal reduction amounts and preparing remittance reports and other related reports, including Schedule AL;
●	administering certain aspects relating to reserve account disbursement requests;
●	assisting with the collection of financial/operating statements and rent rolls and performing operating statement and rent roll spreading activities;
●	monitoring covenant compliance and occupancy and tenant-related triggers, completing certain covenant calculations, tests and related analyses and identifying loans for Midland to proceed with cash management implementation;
●	UCC, tax and insurance-related researching, monitoring, filing, reporting, collecting and tracking, and lien release filing and tracking;
●	performing property inspections and preparing the related property inspection reports;
●	updating of the servicing system periodically with certain information, such as with respect to borrower, collateral, loan terms, escrows, reserves, covenants, loan-level transactions (i.e., amendments, assumptions, defeasances, etc.) and servicing fees;
●	processing loan and bring current statements and updating receivables;
●	per Midland’s requirements, generating certain correspondence including hello letters, missed payment letters, financial statement demand letters and event of default letters; and
●	one or more additional tasks assigned by Midland; provided, however, such tasks will not include holding or collecting funds or performing asset management (other than document review and preparation in support of Midland’s asset managers’ processing of certain asset management transactions).
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Notwithstanding the foregoing, Midland will remain responsible for Midland’s duties and/or obligations under the PSA. Midland monitors and oversees its third-party vendors in compliance with its internal procedures, the PSA and applicable law.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, VRR Interest Owners, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2024, Midland was master and primary servicing approximately 19,890 commercial and multifamily mortgage loans with a principal balance of approximately $445 billion. The collateral for such loans may be located in all 50 states, the District of Columbia, Puerto Rico, Guam, US Virgin Islands and Canada. Approximately 13,838 of such loans, with a total principal balance of approximately $342 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland assisted Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate) with due diligence relating to the Mortgage Loans.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2021 to 2023.

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Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2021	2022	2023
CMBS	$302	$328	$336
Other	$301	$315	$244
Total	$603	$642	$580

As of June 30, 2024, Midland was named the special servicer in approximately 308 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $118 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 185 assets with an outstanding principal balance of approximately $4.6 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2021 to 2023.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2021	2022	2023
Total	$163	$162	$119

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any companion loan holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between MSMCH and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope,

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type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information concerning the Primary Servicer and the Special Servicer has been provided by Midland.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer may be terminated, with respect to the Mortgage Loans serviced under the PSA (a) with or without cause by the directing holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”, upon satisfaction of certain conditions specified in the PSA. The special servicer may resign under the PSA as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the special servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Summary of the Midland Primary Servicing Agreement

Midland has acquired the right to be appointed as the primary servicer of the Midland Serviced Mortgage Loans and any related Companion Loans (together with the Midland Serviced Mortgage Loans, the “Midland Serviced Loans”). Accordingly, Wells Fargo Bank, National Association, as master servicer, and Midland, as primary servicer, will be required to enter into the Midland Primary Servicing Agreement to be dated as of August 1, 2024. The primary servicing of the Midland Serviced Loans will be governed by the Midland Primary Servicing Agreement. The following summary describes certain provisions of the Midland Primary Servicing Agreement relating to the primary servicing and administration of the Midland Serviced Loans. Any reference to Mortgage Loans (or related defined terms) in this section is intended to only apply to the Midland Serviced Mortgage Loans.

Pursuant to the Midland Primary Servicing Agreement, Midland, as primary servicer, on behalf of the Master Servicer, will be responsible for certain of the obligations of the Master Servicer with respect to the Midland Serviced Mortgage Loans described in “Pooling and Servicing Agreement”, including, but not limited to: collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts (consistent with the requirements of the PSA) to hold such collections; remitting to the Master Servicer on a timely basis monthly payments less any primary servicing fees, escrow and reserve payments, funds allocated for payment to any related serviced companion loan holder and payments in the nature of additional servicing compensation due to Midland, as primary servicer; collecting borrower reports, budgets, operating statements, income statements, and rent rolls; preparing reports (including, but not limited to, collection reports, monthly remittance reports, and various CREFC® reports) and performing annual inspections of the related Mortgaged Property; promptly notifying Master Servicer of any defaults under the Midland Serviced Mortgage Loans, collection issues or customer issues; provided that Midland will not take any action with respect to enforcing such loans without the prior written approval of the Master Servicer; monitoring borrower insurance obligations on such loans and obtaining such

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property level insurance when the borrower fails to maintain such insurance; maintaining an appropriate fidelity bond and errors and omissions insurance (or self-insurance). Midland will be responsible for performing the primary servicing of the Midland Serviced Loans in a manner consistent with the Servicing Standard under the PSA.

Midland may hold certain original letters of credit on behalf of the Master Servicer and Trustee for the benefit of the Certificateholders, but will not hold any other portion of the Mortgage File; provided that from time to time, Midland may temporarily have possession of certain other documents in the Mortgage File in connection with certain servicing duties. Additionally, Midland will be responsible for maintaining the servicing file (or any portion thereof) and releasing files in accordance with the PSA and the Midland Primary Servicing Agreement. Any portion of the servicing file or the Mortgage File in Midland’s possession will be required to be held by Midland, on behalf of the Master Servicer for the benefit of the Certificateholders and will be identified in accordance with Midland’s customary procedures by assigning a loan number that will reflect the ownership of the related Mortgage Loan by the trustee.

Midland will have no obligation to make, or be permitted to make, any principal and interest advance or any servicing advances except as described in the following sentence. With respect to any servicing advance required to be made on an urgent or emergency basis such that Midland is unable to provide the Master Servicer with sufficient notice to enable the Master Servicer to make such servicing advance, Midland may, in Midland’s sole discretion, make such servicing advance with prior notice to the Master Servicer if reasonably practicable and the Master Servicer will be required to reimburse Midland for such servicing advance and interest thereon within 5 Business Days of receipt of written request therefor.

Midland will not communicate directly with any Rating Agency regarding the Midland Serviced Mortgage Loans or the Midland Primary Servicing Agreement except in limited circumstances set forth in the Midland Primary Servicing Agreement.

For so long as Midland is not the Special Servicer under the PSA, Midland may not take any action with respect to any Major Decision or certain other actions as set forth in the Midland Primary Servicing Agreement unless Midland has confirmed with the Master Servicer that the Master Servicer is either obligated to process or that the Master Servicer and the special servicer have mutually agreed that the Master Servicer shall process such request pursuant to the PSA. Following such confirmation, Midland may not permit or consent to any Major Decision or take any other action requiring the approval of the Master Servicer under the Midland Primary Servicing Agreement without the prior written approval of the Master Servicer. Such consent will be subject to the consent of the Special Servicer to the extent set forth in the PSA. Midland will process and close any defeasance and obtain any required consent of the Master Servicer to such defeasance. The Master Servicer will be required to request any such approvals or any Rating Agency Confirmation, if applicable.

During any such time that Midland is acting as the Special Servicer under the PSA (if Midland were to be appointed as a successor to the Special Servicer), and subject to the following paragraph, if pursuant to the PSA the Master Servicer is responsible for processing any Major Decision or certain other actions as set forth in the Midland Primary Servicing Agreement, then Midland will be required to perform the obligations of the Master Servicer with respect to such transaction (including dealing directly with, and obtaining the consent of, the special servicer on matters for which the PSA requires the Master Servicer to deal with, or obtain the consent of, the Special Servicer) without the approval of the Master Servicer, but subject to all requirements and restrictions set forth in the relevant provisions of the PSA and the paragraph below; provided, however, that the Midland will be required to

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copy the Master Servicer on all correspondence to the Special Servicer and the related mortgagor regarding such matters and Midland will be required to prepare any package and analysis necessary to obtain any required Rating Agency Confirmation and forward such package to the Master Servicer. Midland will process and close any defeasance and obtain any required consent of the Master Servicer to such defeasance. The Master Servicer (not Midland) will deal with the 17g-5 Information Provider and the Rating Agencies to the extent required by the PSA with respect to such matters. Notwithstanding the foregoing, with respect to any assumption, transfer, defeasance, or certain other actions as set forth in the Midland Primary Servicing Agreement for which the PSA does not require the Master Servicer to obtain the consent or approval of the Special Servicer, Midland will not be permitted to consent to any such action without the prior written consent of the Master Servicer. With respect to any such proposed action requiring the consent of the Master Servicer, Midland will be required to perform and forward to the Master Servicer any analysis, recommendation or other information required to be prepared and/or delivered by the Master Servicer and, if the Master Servicer consents to any such modification, extension, waiver, consent or other action, Midland shall close such transaction or grant such consent. Midland will not be permitted to permit any principal prepayment or defeasance with respect to any Mortgage Loan or Serviced Companion Loan without the written consent of the Master Servicer.

In the event that Midland, in the good faith and reasonable judgment of the Master Servicer, violates the Servicing Standard or otherwise commits a “Servicer Termination Event” under the PSA in connection with the granting or withholding of any approval as described in the prior paragraph, Midland thereafter will no longer be permitted to exercise the approval rights described in the prior paragraph and will thereafter be required to seek the approval of the Master Servicer. Midland, in processing each of these transactions, will be required to apprise the Master Servicer of its actions from time to time, to the extent and as further set forth in the Midland Primary Servicing Agreement. Midland will also be required to provide all reasonable cooperation to the Master Servicer in connection with the Master Servicer’s duties under the PSA to oversee Midland as a sub-servicer.

Midland will also timely provide such certifications, reports and registered public accountant attestations required by the Midland Primary Servicing Agreement or by the Master Servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

With respect to all servicing responsibilities of the Master Servicer under the PSA which are not being performed by Midland under the Midland Primary Servicing Agreement, Midland will be required to reasonably cooperate with the Master Servicer to facilitate the timely performance of such servicing responsibilities.

As compensation for its activities under the Midland Primary Servicing Agreement, Midland will be paid a primary servicing fee with respect to the Midland Serviced Loans only to the extent that the Master Servicer receives the servicing fee with respect to such Midland Serviced Loans under the PSA. Midland will be entitled to certain additional servicing compensation as further set forth in the Midland Primary Servicing Agreement with respect to the Midland Serviced Loans, including, but not limited to, a portion of Modification Fees, assumption fees and defeasance fees, but only from amounts to which the Master Servicer is entitled under the PSA.

Neither Midland nor any partners, directors, officers, shareholders, members, managers, employees or agents of Midland (the “Midland Parties”) will be under any liability to the Master Servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Midland Primary Servicing Agreement, or for errors in judgment.

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However, this will not protect the Midland Parties against any breach of warranties or representations made in the Midland Primary Servicing Agreement, or against any liability that would otherwise be imposed on Midland by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the Midland Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its duties under the Midland Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified by the Master Servicer against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) (collectively, the “Losses”) incurred by Midland in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the Midland Primary Servicing Agreement, the Midland Serviced Loans or the certificates resulting from the Master Servicer’s willful misconduct, bad faith, fraud, or negligence in the performance of duties under the Midland Primary Servicing Agreement or negligent disregard of its obligations under the Midland Primary Servicing Agreement. The Midland Parties will be indemnified by the Issuing Entity, to the extent provided in the PSA, against any Losses incurred by Midland in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the Midland Primary Servicing Agreement, the Midland Serviced Loans, the certificates, other than any Losses (i) that are specifically required to be borne by Midland without right of reimbursement pursuant to the terms of the Midland Primary Servicing Agreement, (ii) that are incurred in connection with any breach of representation or warranty made by Midland in the Midland Primary Servicing Agreement, (iii) that are incurred by reason of by reason of willful misconduct, bad faith, or negligence of Midland in the performance of its obligations or duties under the Midland Primary Servicing Agreement or negligent disregard of obligations and duties under the Midland Primary Servicing Agreement; provided, however, that the indemnification described in this sentence will be strictly limited to any actual amount of indemnification received by the Master Servicer under the PSA as a result of pursuing the Issuing Entity on behalf of Midland for such indemnification.

Midland will indemnify and hold harmless the Master Servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the Master Servicer in connection with any claim, loss, penalty, fine, foreclosure, judgment, liability or legal action relating to the Midland Primary Servicing Agreement, the PSA, the certificates by reason of (1) any breach by Midland of a representation or warranty made by Midland in the Midland Primary Servicing Agreement or (2) any willful misconduct, bad faith, or negligence by Midland in the performance of its obligations or duties under the Midland Primary Servicing Agreement or under the PSA or by reason of negligent disregard of such obligations and duties.

The Midland Primary Servicing Agreement only may be terminated with respect to a particular Midland Serviced Loan or in certain cases the entire Midland Primary Servicing Agreement only if any of the following occurs:

●	the Master Servicer (or the depositor to the extent the depositor has the right to terminate Midland under the PSA) elects to terminate Midland following an event of default under the Midland Primary Servicing Agreement (which will generally be similar in nature and scope to the Servicer Termination Events described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”);
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●	upon resignation by Midland in accordance with the terms of the Midland Primary Servicing Agreement;
●	at the option of the purchaser of any Midland Serviced Loans pursuant to the terms of the PSA; provided that any such termination pursuant to this clause will only be effective with respect to the purchased Midland Serviced Loans and not with respect to the entire agreement;
●	upon the later of the final payment or other liquidation of the last Midland Serviced Loans and disposition of all REO Property and remittance of all funds thereunder;
●	upon termination of the PSA; or
●	by mutual consent of Midland and the Master Servicer in writing.

Notwithstanding the foregoing, upon any termination of Midland, Midland will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and is required to cooperate fully with the Master Servicer to transition primary servicing of the Midland Serviced Loans to the Master Servicer or its designee.

The foregoing information under this section titled “—Summary of the Midland Primary Servicing Agreement” has been provided by Wells Fargo. None of the depositor, the underwriters, the special servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform uses compliance checking software and has a team of industry specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support and expert testimony as well as other consulting assignments.

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As of June 30, 2024, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 295 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $256 billion. As of June 30, 2024, Pentalpha Surveillance was acting as asset representations reviewer for 124 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $116 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

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Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The VRR Interest is intended to be an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules), and Wells Fargo Bank, National Association is acting as the retaining sponsor under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”). Wells Fargo Bank, JPMCB and Morgan Stanley Bank (the “Retaining Parties”) will retain the indicated amount of the VRR Interest below.

The VRR Interest will have an aggregate VRR Interest Balance as of the Closing Date of $45,510,760.70, representing approximately 5.0% of all “ABS interests” (as defined in the Credit Risk Retention Rules) in the Trust (which will consist of the certificates (other than the Class R certificates) and the VRR Interest). The effective interest rate of the VRR Interest will be equal to the WAC Rate. A portion of the VRR Interest will be certificated and represented by the definitive Class RR certificates (the “Class RR Certificates”), and a portion of the VRR Interest will be uncertificated and referred to herein as the “RR Interest”. The owner of the RR Interest is referred to as the “RR Interest Owner” and the RR Interest Owner and the holders of the Class RR Certificates (the “Class RR Certificateholders”) are referred to collectively as the “VRR Interest Owners”.

Wells Fargo Bank will be permitted to offset the amount of its required risk retention by the portions of the VRR Interest acquired by each of JPMCB and Morgan Stanley Bank, as originators of one or more of the securitized assets. For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, the Retaining Sponsor will acquire from the depositor, and retain, in the form of a portion of the Class RR Certificates, $15,675,776.32 of the VRR Interest, representing approximately 34.4% of the aggregate VRR Interest Balance of all of the outstanding VRR Interest. Morgan Stanley Bank, N.A., a national banking association, will acquire from the depositor, and retain, in the form of a portion of the Class RR Certificates, $17,815,484.38 of the VRR Interest, representing approximately 39.1% of the aggregate VRR Interest Balance of all of the outstanding VRR Interest and representing at least 20% of the aggregate VRR Interest Balance of all of the outstanding VRR Interest. Morgan Stanley Bank originated approximately 39.1% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate VRR Interest Balance of all of the outstanding VRR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. JPMorgan Chase Bank, National Association, a national banking association, will acquire from the depositor, and retain, in the form of the RR Interest, $12,019,500.00 of the VRR Interest, representing approximately 26.4% of the aggregate VRR Interest Balance of all of the outstanding VRR Interest and representing at least 20% of the aggregate VRR Interest Balance of all of the outstanding VRR Interest. JPMCB originated approximately 26.4% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate VRR Interest Balance of all of the outstanding VRR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Each Retaining Party (other than Wells Fargo Bank) will acquire its applicable portion of the VRR Interest from the depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of the Credit Risk Retention Rules, whereby such Retaining Party will sell to the depositor (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) the Mortgage Loans (or applicable portions thereof) that it has originated in exchange for cash consideration and such applicable portion of the VRR Interest. The VRR Interest Balance of such applicable

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portion of the VRR Interest (i) will, subject to certain adjustments for deal proceeds and expenses, represent a reduction in the price received by such Retaining Party from the depositor for the Mortgage Loans (or applicable portions thereof) sold by such Retaining Party (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) to the depositor for inclusion in the Mortgage Pool and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by such Retaining Party in accordance with the Credit Risk Retention Rules.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

None of the sponsors, the depositor or the underwriters or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates and the VRR Interest, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such person undertakes to take any action which may be required by any potential investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. In addition, the arrangements described under this “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the offered certificates may not be a suitable investment for investors that are subject to any requirement of the EU Securitization Regulation or the UK Securitization Regulation. See “Risk Factors—Other Risks Relating to the Certificates— EU Securitization Regulation and UK Securitization Regulation” in this prospectus.

VRR Interest

VRR Interest Available Funds

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the certificates other than the Class R Certificates (as a collective whole). The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the sum of (i) the VRR Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Interest Available Funds”).

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Distributions—Available Funds”).

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Priority of Distributions

On each Distribution Date, for so long as the aggregate VRR Interest Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the VRR Interest Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance of the VRR Interest has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, up to an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the holders of the Regular Certificates and Trust Components pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus;

provided, that to the extent any VRR Interest Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC provisions of the Code. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust.  The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC provisions of the Code require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

“VRR Percentage” means a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the sum of the aggregate initial Certificate Balances of all of the classes of the Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

The “Non-Retained Percentage” is 100% minus the VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates and Trust Components according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates and Trust

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Components according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the VRR Percentage divided by the Non-Retained Percentage.

Allocation of VRR Interest Realized Losses

The certificate administrator will be required to allocate any VRR Interest Realized Losses to the VRR Interest in reduction of the VRR Interest Balance thereof.

The “VRR Interest Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any successor REO Loans expected to be outstanding immediately following such Distribution Date, is less than (ii) the VRR Interest Balance of the VRR Interest after giving effect to distributions of principal on such Distribution Date.

Yield Maintenance Charge or Prepayment Premium

On each Distribution Date, the certificate administrator is required to distribute to the holders of the VRR Interest the VRR Percentage of any Yield Maintenance Charge or Prepayment Premium received on or prior to the related Determination Date, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Description of the Certificates

General

The certificates and the VRR Interest will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and

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interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2024-5YR9 will consist of the following classes: the Class A-1 certificates, the Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates (collectively with the Class A-S Exchangeable Certificates, the “Class A Certificates”), the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates (collectively, the “Class X Certificates”), and the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G, Class J and Class R certificates.

The issuing entity will also issue an “eligible vertical interest” (as defined in Regulation RR), a portion of which will be certificated and represented by the definitive Class RR certificates (the “Class RR Certificates”), and the other portion of which will be uncertificated and referred to herein as the “RR Interest”. The Class RR certificates and the RR Interest are collectively referred to in this prospectus as the “VRR Interest”. Each of the Class RR Certificates and the RR Interest will represent interests in a REMIC regular interest and will be entitled to receive certain distributions under the PSA as described under “Credit Risk Retention.” However, neither the Class RR Certificates nor the RR Interest will be a “certificate” for purposes of this prospectus.

The Class A Certificates (other than the Class A-S Exchangeable Certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G and Class J certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates (in each case, excluding the Exchangeable Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates, the Subordinate Certificates and the Class R certificates are collectively referred to in this prospectus as the “Certificates”.

The “Exchangeable Certificates” are comprised of (i) the Class A-2, Class A-2-1, Class A-2-2, Class A-2-X1, Class A-2-X2 certificates (collectively, the “Class A-2 Exchangeable Certificates”), (ii) the Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1 and Class A-3-X2 certificates (collectively, the “Class A-3 Exchangeable Certificates”), (iii) the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates (collectively, the “Class A-S Exchangeable Certificates”), (iv) the Class B, Class B-1, Class B-2, Class B-X1 and Class B-X2 certificates (collectively, the “Class B Exchangeable Certificates”) and (v) the Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 certificates (collectively, the “Class C Exchangeable Certificates”). The Class A-2-X1, Class A-2-X2, Class A-3-X1, Class A-3-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 and Class C-X2 certificates are collectively referred to herein as the “Exchangeable IO Certificates”.

The Certificates (other than the Class X Certificates, the Class R certificates and the Exchangeable IO Certificates) are collectively referred to in this prospectus as the “Principal

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Balance Certificates”. The Class A Certificates, the Class X-A certificates, the Class X-B certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, the Class X Certificates and the Exchangeable IO Certificates will have the respective Notional Amounts, and the Class RR Certificates and the RR Interest will have the respective VRR Interest Balances shown under “Summary of Certificates and VRR Interest”.

The “Certificate Balance” of any class of Principal Balance Certificates or Exchangeable P&I Trust Component outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and each Exchangeable P&I Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates or Exchangeable P&I Trust Component on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates or Exchangeable P&I Trust Component in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or Exchangeable P&I Trust Component may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “VRR Interest Balance” of the Class RR Certificates, the RR Interest or the VRR Interest, as applicable, at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the VRR Interest Balance of the Class RR Certificates, the RR Interest or the VRR Interest, as applicable, will be reduced by any distributions of principal actually made on, and by any VRR Interest Realized Losses actually allocated to, the Class RR Certificates, the RR Interest or the VRR Interest, as applicable, on that Distribution Date. In the event that VRR Interest Realized Losses previously allocated to the Class RR Certificates, the RR Interest or the VRR Interest, as applicable, in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, holders of the Class RR Certificates, the RR Interest or the VRR Interest, as applicable, may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “Credit Risk Retention—VRR Interest—Priority of Distributions” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates, the Exchangeable IO Certificates and the Exchangeable IO Trust Components will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $605,293,000.

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The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C Trust Components outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $165,374,000.

The Notional Amount of the Class X-D certificates will equal the aggregate Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $28,103,000.

The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $19,456,000 .

The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $12,971,000.

The Notional Amount of the Class X-J certificates will equal the Certificate Balance of the Class J certificates outstanding from time to time. The initial Notional Amount of the Class X-J certificates will be approximately $33,507,453.

The Notional Amounts of the Class A-2-X1 and Class A-2-X2 Trust Components will equal the Certificate Balance of the Class A-2 Trust Component. The Notional Amounts of the Class A-2-X1 and Class A-2-X2 Certificates will equal the Certificate Balances of the Class A-2-1 and Class A-2-2 Certificates, respectively.

The Notional Amounts of the Class A-3-X1 and Class A-3-X2 Trust Components will equal the Certificate Balance of the Class A-3 Trust Component. The Notional Amounts of the Class A-3-X1 and Class A-3-X2 Certificates will equal the Certificate Balances of the Class A-3-1 and Class A-3-2 Certificates, respectively.

The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Trust Components will equal the Certificate Balance of the Class A-S Trust Component. The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Certificates will equal the Certificate Balances of the Class A-S-1 and Class A-S-2 Certificates, respectively.

The Notional Amounts of the Class B-X1 and Class B-X2 Trust Components will equal the Certificate Balance of the Class B Trust Component. The Notional Amounts of the Class B-X1 and Class B-X2 Certificates will equal the Certificate Balances of the Class B-1 and Class B-2 Certificates, respectively.

The Notional Amounts of the Class C-X1 and Class C-X2 Trust Components will equal the Certificate Balance of the Class C Trust Component. The Notional Amounts of the Class C-X1 and Class C-X2 Certificates will equal the Certificate Balances of the Class C-1 and Class C-2 Certificates, respectively.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Exchangeable Certificates) and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1, Class A-3-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Trust Components and the VRR Interest will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, collectively with the Lower-Tier REMIC, the “Trust REMICs”). The grantor trust (the “Grantor Trust”) will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the REMIC “regular interests” issued by the Upper-Tier REMIC.

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Distributions

Method, Timing and Amount

Distributions on the certificates and the VRR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in September 2024.

All distributions (other than the final distribution on any certificate or the VRR Interest) are required to be made to the Certificateholders in whose names the certificates are registered and the VRR Interest Owners previously identified to the certificate administrator in each case, as of the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last Business Day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder or VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder or VRR Interest Owner, as applicable, has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder or VRR Interest Owner, as applicable. The final distribution on any certificate or the VRR Interest is required to be made in like manner, but only upon presentation and surrender of the certificate (or certificate evidencing the applicable portion of the VRR Interest, if any) at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests. All distributions made with respect to the VRR Interest will be allocated pro rata among the VRR Interest Owners based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The portion of the VRR Interest owned by any VRR Interest Owner is referred to herein as a “Percentage Interest.”

The Percentage Interest of any Class R certificate will be set forth on the face thereof.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it, in Permitted Investments. The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account and the VRR Interest Gain-On-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

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Available Funds

The aggregate amount available for distribution to holders of the certificates and the VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)    the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Payment Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Payment Due Date occurring after the related Determination Date, subsequent to the related Payment Due Date) allocable to the Mortgage Loans;
●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the VRR Interest Owners;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all Yield Maintenance Charges and Prepayment Premiums;
●	all amounts deposited in the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Interest Rate for the related Mortgage Loan;

(b)    if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date if received by the master servicer on or prior to the related Determination Date;

(c)    all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

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(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)  solely with respect to the Distribution Date occurring in September 2024, the Closing Date Deposit Amount.

The amount available for distribution to holders of the Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) (x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates and each Trust Component that would remain unpaid as of the close of business on the Distribution Date, divided by (y) the Non-Retained Percentage, and (b) (x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any outstanding Realized Losses and VRR Interest Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Interest Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Payment Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Payment Due Date if such Mortgage Loan (including any Companion Loan) had a Payment Due Date in such preceding month and ending on and including the Payment Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Payment Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates and the Trust Components have not been reduced to zero, the

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certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and X-J certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes and Trust Components;

Second, to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, in reduction of the Certificate Balances of those classes, in the following priority:

(i)        prior to the Cross-Over Date:

(a)  to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(b)  to the Class A-2 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made on such Distribution Date), until the Certificate Balances of the Class A-2 Trust Component is reduced to zero; and

(c)  to the Class A-3 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) has been made) for such Distribution Date, until the Certificate Balance of the Class A-3 Trust Component is reduced to zero;

(ii)        on or after the Cross-Over Date, to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components remaining outstanding, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, as applicable, are reduced to zero;

Third, to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class or Trust Component, then, (ii) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class or Trust Component compounded monthly from the date the related Realized Loss was allocated to such class or Trust Component until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Fifth, after the Certificate Balances of the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components have been reduced to zero, to the Class A-S Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Sixth, to the Class A-S Trust Component, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such Trust Component,

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then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Seventh, to the Class B, Class B-X1 and Class B-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Ninth, to the Class B Trust Component, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such Trust Component, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Tenth, to the Class C, Class C-X1 and Class C-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B Trust Component have been reduced to zero, to the Class C Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Twelfth, to the Class C Trust Component, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C Trust Components have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

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Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class J certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B and Class C Trust Components and the Class D, Class E, Class F and Class G certificates have been reduced to zero, to the Class J certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the

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portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class J certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates (other than Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates) and the Class A-S, Class B and Class C Trust Components have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or VRR Interest Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates or Trust Component in respect of which a reimbursement is made.

Principal and interest payable on the Trust Components will be distributed pro rata to the corresponding classes of Exchangeable Certificates representing interests therein in accordance with their Class Percentage Interests therein as described below under “—Exchangeable Certificates”.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Risk Retention Allocation Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the Risk Retention Allocation Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Interest Realized Losses previously allocated to the VRR Interest; (ii) the Non-Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-Retained Certificates or Trust Components for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down (and correspondingly the VRR Interest Distribution Account will increase as a result of such increase). If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or Retained Certificate Realized Loss, as applicable, of such class of certificates or Trust Components will be decreased by such amount.

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Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each of the Class A-1, Class A-2, Class A-3, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class J certificates for any Distribution Date will equal one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1 certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Trust Components for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-J certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class J certificates for the related Distribution Date.

Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components. See “—Exchangeable Certificates” below.

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The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Interest Rate then in effect, minus the related Administrative Fee Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Payment Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Payment Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Payment Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided, further, that with respect to the Potomac Tower Mortgage Loan and the Northville Village Shopping Center Phase I Mortgage Loan, the Closing Date Deposit Amount will be included in determining the Net Mortgage Rate relating to the initial Distribution Date. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Fee Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Interest Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan (which, in the case of the BioMed 2024 Portfolio 2 Mortgage Loan, is the weighted average of the interest rates of the respective components of such Mortgage Loan) or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate.

Exchangeable Certificates

Each class of Exchangeable Certificates may be exchanged for the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa. Following any exchange of one or more classes of Exchangeable Certificates (the applicable

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“Surrendered Classes”) for one or more classes of other Exchangeable Certificates (the applicable “Received Classes”), the Class Percentage Interests (as defined below) of the outstanding Certificate Balances or Notional Amounts of the Corresponding Trust Components that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) will be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) will be increased. The dollar denomination of each of the Received Classes of certificates must be equal to the dollar denomination of each of the Surrendered Classes of certificates. No fee will be required with respect to any exchange of Exchangeable Certificates.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-2	Class A-2-1, Class A-2-X1
Class A-2	Class A-2-2, Class A-2-X2
Class A-3	Class A-3-1, Class A-3-X1
Class A-3	Class A-3-2, Class A-3-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2
Class B	Class B-1, Class B-X1
Class B	Class B-2, Class B-X2
Class C	Class C-1, Class C-X1
Class C	Class C-2, Class C-X2

On the Closing Date, the issuing entity will issue the following “Trust Components,” each with the initial Certificate Balance (or, if such Trust Component has an “X” suffix, Notional Amount) and Pass-Through Rate set forth next to it in the table below. Each Trust Component with an “X” suffix is referred to herein as an “Exchangeable IO Trust Component,” and each other Trust Component is referred to herein as an “Exchangeable P&I Trust Component.” Each Trust Component will be a REMIC “regular interest” issued by the Upper-Tier REMIC. Each Exchangeable IO Trust Component will not be entitled to distributions of principal.

Trust Component	Initial Certificate Balance or Notional Amount	Pass-Through Rate
Class A-2	See footnote (7) to the table under “Summary of Certificates and VRR Interest”	Class A-2 Certificate Pass-Through Rate minus 1.00%
Class A-2-X1	Equal to Class A-2 Trust Component Certificate Balance	0.50%
Class A-2-X2	Equal to Class A-2 Trust Component Certificate Balance	0.50%
Class A-3	See footnote (7) to the table under “Summary of Certificates and VRR Interest”	Class A-3 Certificate Pass-Through Rate minus 1.00%
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	0.50%
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	0.50%
Class A-S	$86,470,000	Class A-S Certificate Pass-Through Rate minus 1.00%
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	0.50%

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Trust Component	Initial Certificate Balance or Notional Amount	Pass-Through Rate
Class B	$46,478,000	Class B Certificate Pass-Through Rate minus 1.00%
Class B-X1	Equal to Class B Trust Component Certificate Balance	0.50%
Class B-X2	Equal to Class B Trust Component Certificate Balance	0.50%
Class C	$32,426,000	Class C Certificate Pass-Through Rate minus 1.00%
Class C-X1	Equal to Class C Trust Component Certificate Balance	0.50%
Class C-X2	Equal to Class C Trust Component Certificate Balance	0.50%

Each class of Exchangeable Certificates represents an undivided beneficial ownership interest in the Trust Components set forth next to it in the table below (the “Corresponding Trust Components”). Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components and represents a percentage interest (the related “Class Percentage Interest”) in each Corresponding Trust Component, including principal and interest payable thereon, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such class of Certificates, divided by (y) the Certificate Balance of the Class A-2 Trust Component (if such class of Exchangeable Certificates has an “A-2” designation), the Class A-3 Trust Component (if such class of Exchangeable Certificates has an “A-3” designation), the Class A-S Trust Component (if such class of Exchangeable Certificates has an “A-S” designation), the Class B Trust Component (if such class of Exchangeable Certificates has a “B” designation) or the Class C Trust Component (if such class of Exchangeable Certificates has a “C” designation).

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Group of Exchangeable Certificates	Class of Exchangeable Certificates	Corresponding Trust Components
Class A-2 Exchangeable Certificates	Class A-2	Class A-2, Class A-2-X1, Class A-2-X2
	Class A-2-1	Class A-2, Class A-2-X2
	Class A-2-2	Class A-2
	Class A-2-X1	Class A-2-X1
	Class A-2-X2	Class A-2-X1, Class A-2-X2
Class A-3 Exchangeable Certificates	Class A-3	Class A-3, Class A-3-X1, Class A-3-X2
	Class A-3-1	Class A-3, Class A-3-X2
	Class A-3-2	Class A-3
	Class A-3-X1	Class A-3-X1
	Class A-3-X2	Class A-3-X1, Class A-3-X2
Class A-S Exchangeable Certificates	Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
	Class A-S-1	Class A-S, Class A-S-X2
	Class A-S-2	Class A-S
	Class A-S-X1	Class A-S-X1
	Class A-S-X2	Class A-S-X1, Class A-S-X2
Class B Exchangeable Certificates	Class B	Class B, Class B-X1, Class B-X2
	Class B-1	Class B, Class B-X2
	Class B-2	Class B
	Class B-X1	Class B-X1
	Class B-X2	Class B-X1, Class B-X2
Class C Exchangeable Certificates	Class C	Class C, Class C-X1, Class C-X2
	Class C-1	Class C, Class C-X2
	Class C-2	Class C
	Class C-X1	Class C-X1
	Class C-X2	Class C-X1, Class C-X2

The maximum Certificate Balance or Notional Amount of each class of Class A-2 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-2 Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class A-3 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-3 Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class A-S Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-S Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class B Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class B Trust Component, and the maximum Certificate Balance or Notional Amount of each class of Class C Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class C Trust Component. The maximum Certificate Balances of Class A-2, Class A-3, Class A-S, Class B and Class C certificates (subject to the constraint on the aggregate initial Certificate Balance of the Class A-2 and Class A-3 Trust Components discussed in footnote (7) to the table under “Summary of the Certificates and VRR Interest”) will be issued on the Closing Date, and the Certificate Balance or Notional Amount of each other class of Exchangeable Certificates will be equal to zero on the Closing Date.

Each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates will have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-2 Trust

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Component, Class A-3 Trust Component, Class A-S Trust Component, Class B Trust Component or Class C Trust Component, respectively. Each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates with a Certificate Balance will have the same approximate initial credit support, Assumed Final Distribution Date, weighted average life and expected principal window as the Class A-2 certificates, Class A-3 certificates, Class A-S certificates, Class B certificates or Class C certificates, respectively, shown above in the “Summary of Certificates and VRR Interest” table.

Appraisal Reduction Amounts and Collateral Deficiency Amounts (and Realized Losses) allocated to each of the Class A-2, Class A-3, Class A-S, Class B or Class C Trust Components will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to notionally reduce (or reduce) their Certificate Balances in accordance with their Class Percentage Interests therein.

Exchange Limitations

A Certificateholder that owns Exchangeable Certificates and desires to make an exchange, but does not own Exchangeable Certificates that collectively are the required denominations of Surrendered Classes necessary to make the desired exchange for applicable Received Classes, may be unable to obtain other Exchangeable Certificates sufficient to compose the required denominations or may be able only to exchange a portion (if any) of its Exchangeable Certificates. Other Certificateholders may be unwilling to sell their Certificates at reasonable prices (or at any price) or may be unable to sell their Certificates, or Certificates may have been purchased or placed into other financial structures and thus may be unavailable for purchase in any secondary market. Such circumstances may prevent you from obtaining Exchangeable Certificates in the proportions necessary to effect an exchange.

Potential purchasers of Exchangeable Certificates should consider the tax characteristics of such certificates as further discussed under “Material Federal Income Tax Considerations—Exchangeable Certificates”. The Trust Components will not be withdrawn from the Grantor Trust in connection with any exchange.

Exchange Procedures

If a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates, the Certificateholder must notify the certificate administrator no later than three business days before the proposed exchange date via email to CCTCMBSBondAdmin@computershare.com. The exchange date can generally be any business day other than the first or last business day of the month. The notice must (i) be on the Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of both the Certificates to be exchanged and the Certificates to be received, the current Certificate Balance(s) or Notional Amount(s) and original Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes and Received Classes, the Certificateholder’s DTC participant number and the proposed exchange date. A notice becomes irrevocable on the second business day before the proposed exchange date.

Subject to the satisfaction of the conditions to an exchange, including the procedures described above, upon the request of the holder of Exchangeable Certificates of the relevant class(es) and the surrender of such Exchangeable Certificates, the certificate administrator will be required to deliver the Exchangeable Certificates of the relevant class(es) to which that holder is entitled in the exchange. The certificate administrator will also reduce the

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outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the certificate register. The Certificateholder and the certificate administrator will utilize the Deposit and Withdrawal System at DTC to effect the exchange.

The first distribution on an Exchangeable Certificate received in an exchange transaction will be made on the first Distribution Date in the month following the month of the exchange to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates or Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates or Trust Component will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class or Trust Component immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates or Trust Component will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of the certificates with a Notional Amount or Exchangeable IO Trust Components, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for such Distribution Date and (ii) in the case of the certificates with a Notional Amount or Exchangeable IO Trust Components, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or

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reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders and the VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Payment Due Date occurring, or a grace period ending, after the related Determination Date, the related Payment Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Payment Due Date occurring, or a grace period ending, after the related Determination Date, the related Payment Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the

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extent that such amount was transferred into the Collection Account as of the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Payment Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Interest Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Interest Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)        the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Payment Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)             all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Payment Due Date in the related month of substitution);

(iii)           the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Payment Due Date in the related month of substitution); and

(iv)           any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

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The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)                 the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)              the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and VRR Interest Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Interest Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

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With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the VRR Interest Owners or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections);

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Interest Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

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Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, on each component thereof) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates) (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such principal to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero);

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property

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(including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code. Interest received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in the BioMed 2024 Portfolio 2 Mortgage Loan. Principal received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, on each component thereof) to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Interest Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

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Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such principal to be applied to the components thereof in sequential order until the outstanding principal balance of each such component is reduced to zero);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (or, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, on each component thereof) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates) (with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, such accrued and unpaid interest as between the components thereof to be applied in sequential order to such components);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Interest received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case to pay all accrued and outstanding interest in the BioMed 2024 Portfolio 2 Mortgage Loan. Principal received on the BioMed 2024 Portfolio 2 Mortgage Loan pursuant to the foregoing will be required to be applied to the components thereof in sequential order, in each case until the outstanding principal balance of each such component is reduced to zero.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner:

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(x) to the classes of Certificates specified below, in the following amounts:

(1) to each of the Class A-1, Class A-2, Class A-2-1, Class A-2-2, Class A-3, Class A-3-1, Class A-3-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1, Class C-2 and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date.

(2) to the Class A-2-X1 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-2-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-2 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-2-1 certificates and the applicable principal prepayment,

(3) to the Class A-2-X2 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-2-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-2 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-2-2 certificates and the applicable principal prepayment,

(4) to the Class A-3-X1 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-3-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-3 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-3-1 certificates and the applicable principal prepayment,

(5) to the Class A-3-X2 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-3-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-3 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-3-2 certificates and the applicable principal prepayment,

(6) to the Class A-S-X1 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 certificates and the applicable principal prepayment,

(7) to the Class A-S-X2 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 certificates for

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that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 certificates and the applicable principal prepayment,

(8) to the Class B-X1 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class B certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-1 certificates and the applicable principal prepayment,

(9) to the Class B-X2 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class B certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class B-2 certificates and the applicable principal prepayment,

(10) to the Class C-X1 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-1 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class C certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-1 certificates and the applicable principal prepayment,

(11) to the Class C-X2 certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-2 certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class C certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class C-2 certificates and the applicable principal prepayment,

(12) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class A-1 certificates, the Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1 certificates, the Class A-2 Exchangeable Certificates and the Class A-3 Exchangeable Certificates as described above,

(13) to the Class X-B certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the total amount of principal distributed to the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date, and the denominator of which is the YM Denominator for the Distribution Date, over (b) the total amount of such Yield Maintenance Charge or Prepayment Premium distributed to the

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Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and the Class C Exchangeable Certificates as described above, and

(14) to the Class X-D certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above; and

(y) to the VRR Interest (and, correspondingly, pro rata to the Class RR Certificates and the RR Interest based on their respective Percentage Interests in the VRR Interest), the VRR Percentage of such Yield Maintenance Charge or Prepayment Premium.

“YM Denominator” means, for any Distribution Date, the total amount of principal distributed to the Class A-1, Class D, Class E, Class F, Class G and Class J certificates, Class A-2 Exchangeable Certificates, the Class A-3 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates for that Distribution Date.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will pay to the holders of each remaining Class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) the Non-Retained Percentage of any Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom) and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;
●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and
●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or
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●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-F, Class X-G, Class X-J, Class E, Class F, Class G, Class J or Class R Certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates or the VRR Interest, as applicable, is the Distribution Date on which the aggregate Certificate Balance or VRR Interest Balance, as applicable, of that class of certificates or the VRR Interest, as applicable, would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as shown (or, with respect to each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates with a Certificate Balance the date set forth next to the Class A-2 certificates, Class A-3 certificates, Class A-S certificates, Class B certificates or Class C certificates, respectively) in the table under “Summary of Certificates and VRR Interest”.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or

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liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in August 2057. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the payment due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such payment due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a payment due date occurring after the related Determination Date, the related Payment Due Date) in any calendar month and does not pay interest on such prepayment through the following Payment Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Shortfalls for each Distribution Date with respect to any Serviced A/B Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loans on a pro rata basis. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)                 the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the

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special servicer allowed a prepayment on a date other than the applicable Payment Due Date) for the related Distribution Date, and

(ii)              the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer with respect to the related Collection Period, calculated at a rate of (i) 0.00250% per annum with respect to any mortgage loan serviced by Wells Fargo Bank, National Association as the master servicer (other than any Midland Serviced Mortgage Loans sold to the Depositor by JPMorgan Chase Bank, National Association) or (ii) 0.00125% per annum with respect to the Midland Serviced Mortgage Loans sold to the Depositor by JPMorgan Chase Bank, National Association for which Midland Loan Services, a Division of PNC Bank, National Association is the primary servicer, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the VRR Interest Owners to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and, any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating

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interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates and the Trust Components, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to a Trust Component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective Class Percentage Interests therein.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Certificates (other than the Class R Certificates) will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G and Class J certificates to receive distributions of principal and/or interest, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Exchangeable Certificates will likewise be protected by the subordination of the Class B Exchangeable Certificates, the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G and Class J certificates. The Class B Exchangeable Certificates will likewise be protected by the subordination of the Class C Exchangeable Certificates and the Class D, Class E, Class F, Class G and Class J certificates. The Class C Exchangeable Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class J certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Certificates (other than the Class R certificates) that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Certificates that are Principal Balance Certificates on any Distribution Date will be made first, to the Class A-1 certificates, until its Certificate Balance has been reduced to zero, second, to the Class A-2 Trust Component, until its Certificate balance has been reduced to zero, and third, to the Class A-3 Trust Component, until its Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, in each case, that are still outstanding, pro rata (based upon their respective Certificate Balances) until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, for so long as they are outstanding, of the entire Principal Distribution Amount

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for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, the percentage interest in the issuing entity evidenced by the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components by the Subordinate Certificates.

Following retirement of the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B and Class C Trust Components and the Class D, Class E, Class F, Class G and Class J certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class J certificates) and Trust Components as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders and the VRR Interest Owners on that date, the certificate administrator is required to calculate the Realized Loss and VRR Interest Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class J certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C Trust Component;

seventh, to the Class B Trust Component; and

eighth, to the Class A-S Trust Component.

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Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Any Realized Loss applied to the Class A-2, Class A-3, Class A-S, Class B or Class C Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

Realized Losses will not be allocated to the VRR Interest or the Class R certificates and will not be directly allocated to the Class X Certificates or the Exchangeable IO Certificates or the Exchangeable IO Trust Components. However, the Notional Amounts of the classes of Class X Certificates or Exchangeable IO Certificates or Exchangeable IO Trust Components will be reduced if the related classes of Principal Balance Certificates or Exchangeable P&I Trust Components are reduced by such Realized Losses.

In general, Realized Losses and VRR Interest Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator and Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan that has a related Subordinate Companion Loan, losses will be allocated first to each related Subordinate Companion Loan in accordance with the related Intercreditor Agreement until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and the related Pari Passu Companion Loans (if any), pro rata, based upon their respective principal balances.

A class of Regular Certificates, a Trust Component or the VRR Interest will be considered outstanding until its Certificate Balance, Notional Amount or VRR Interest Balance, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance, as applicable, to zero, reimbursements of any previously allocated Realized Losses or VRR Interest Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above and, with respect to the VRR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—VRR Interest—Priority of Distributions”.

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Reports to Certificateholders and VRR Interest Owners; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder and VRR Interest Owner of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or a VRR Interest Owner, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates or in reduction of the VRR Interest Balance of the VRR Interest and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class or the VRR Interest, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or VRR Interest Owner, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, Certificate Owner or VRR Interest Owner reasonably requests, to enable Certificateholders and the VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

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(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the VRR Interest Owners by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (to the extent delivery is required under the PSA);
●	a CREFC® Schedule AL file;
●	a CREFC® loan periodic update file; and
●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer).
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In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property for which it acts as master servicer or special servicer, as applicable:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2025, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).
●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2025, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person

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(including the Directing Certificateholder or Risk Retention Consultation Party and any VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be each of (i) the party selected by Morgan Stanley Bank, N.A., (ii) the party selected by Wells Fargo Bank, National Association and (iii) the party selected by JPMorgan Chase Bank, National Association, in each case, as an owner of the VRR Interest. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of each Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of such Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar).

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

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“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party or the holder of the majority of the VRR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, such Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party. It is expected that there will be no Excluded Loans with respect to this securitization on the Closing Date.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, a VRR Interest Owner, the Directing Certificateholder or a Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2) if such person is a Risk Retention Consultation Party, such person will have access to all the reports and information available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such

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person is not the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the Master Servicer (to the extent in the possession of the Master Servicer) or the Special Servicer (to the extent in the possession of the Special Servicer), as the case may be, and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to Excluded Information on the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will be deemed not to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an

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Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designees including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or VRR Interest Owner that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to Non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder or VRR Interest Owner, as applicable, copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder or VRR Interest Owner, as applicable; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or VRR Interest Owner, as applicable, may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders and VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

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Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
o	this prospectus;
o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
o	the Distribution Date Statements;
o	the CREFC® bond level files;
o	the CREFC® collateral summary files; and
o	the CREFC® Reports, other than the CREFC® loan setup file and other than the CREFC® special servicer loan file (provided that they are received by the certificate administrator);
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
o	the summary of any Final Asset Status Report as provided by the special servicer;
o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;
o	any appraisals delivered in connection with any Asset Status Report;
o	any CREFC® appraisal reduction template received by the certificate administrator;
o	any annual reports as provided by the operating advisor; and
o	any notice or documents provided to the certificate administrator by the depositor, master servicer or the special servicer directing the certificate administrator to post to the “additional documents” tab;
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●	the following documents, which will be made available under a tab or heading designated “special notices”:
o	notice of any release based on an environmental release under the PSA;
o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
o	notice of final payment on the certificates or the VRR Interest;
o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or VRR Interest Owners of the termination of the master servicer or special servicer;
o	any notice of resignation or termination of the master servicer or special servicer;
o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
o	any notice to Certificateholders or VRR Interest Owners of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
o	any notice of termination of a sub-servicer by a successor master servicer or trustee;
o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
o	any notice of the termination of the issuing entity;
o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);
o	any notice of the occurrence of an Operating Advisor Termination Event;
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o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
o	any Proposed Course of Action Notice;
o	any assessment of compliance delivered to the certificate administrator;
o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;
o	any Attestation Reports delivered to the certificate administrator; and
o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders, Certificate Owners and VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded

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Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, VRR Interest Owners and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity, the Certificateholders and/or the VRR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege

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or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, VRR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, VRR Interest Holders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, VRR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet

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website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder or any VRR Interest Owner that has in each case provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or VRR Interest Owners only those persons in whose names the certificates or VRR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class R certificates or the VRR Interest will be entitled to any Voting Rights.

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Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of $1,000,000 and integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”)

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include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders and VRR Interest Owners” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special

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Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders and VRR Interest Owners to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear

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Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the certificate administrator to obtain possession of the certificates of such class.

The Class RR Certificates are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners thereof.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the

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names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder, Certificate Owner or VRR Interest Owner to communicate with other Certificateholders, Certificate Owners or VRR Interest Owners related to Certificateholders, Certificate Owners or VRR Interest Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder, Certificate Owner or VRR Interest Owners making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder, Certificate Owner, VRR Interest Owners or VRR Interest Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders, Certificate Owners or VRR Interest Owner may use to contact the requesting Certificateholder, Certificate Owner or VRR Interest Owner.

Any Certificateholder, Certificate Owner or VRR Interest Owner wishing to communicate with other Certificateholders, Certificate Owners or VRR Interest Owner regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Computershare Trust Company, National Association

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BANK5 2024-5YR9

With a copy to:
trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders, Certificate Owners or VRR Interest Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates or VRR Interest, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates or VRR Interest, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates or VRR Interest: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a Certificateholder’s, Certificate Owner’s or RR Interest Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

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List of Certificateholders and VRR Interest Owners

Upon the written request of any Certificateholder or VRR Interest Owner, which is required to include a copy of the communication the Certificateholder or VRR Interest Owner proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series and/or VRR Interest Owners with respect to their rights under the PSA or the certificates and/or the VRR Interest, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder or VRR Interest Owner (at such Certificateholder’s or VRR Interest Owner’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders or VRR Interest Owners related to the class of certificates or the VRR Interest, as applicable. In addition, upon written request to the certificate administrator of any Certificateholder, certificate owner (if applicable) or VRR Interest Owner that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder, certificate owner or VRR Interest Owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor. For purposes of each applicable MLPA and the related discussion below, the BioMed 2024 Portfolio 2 Mortgage Loan will constitute a “Mortgage Loan” under each of the respective MLPAs pursuant to which the related mortgage loan sellers are selling Mortgage Loans, only to the extent of the portion thereof to be sold to the depositor by the applicable mortgage loan seller.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                     the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                  the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)               an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

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(iv)                the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                   an original or a copy of each assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)                the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)             originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)          the original or a copy of the policy or certificate of lender’s title insurance (which may be in electronic form) issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)              any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)                 an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)              the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)           the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)        the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)        the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

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(xv)            the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)         the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)      the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)   the original or a copy of all related environmental insurance policies;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date (or, in certain cases, a later date to be specified in the PSA) and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

Notwithstanding anything to the contrary contained herein, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver Mortgage Notes as part of the related Mortgage File will be limited to delivery of only the Mortgage Notes held by such party. In addition, with respect to such Mortgage Loan, the obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

“Diligence File” means, with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)    A copy of each of the following documents:

(i)                        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

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(iii)                  any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)                   all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)                      the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)                   any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)                any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)             any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)                 any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)                    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)                 any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)              any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)           all related environmental reports; and

(xiv)            all related environmental insurance policies;

(b)    a copy of any engineering reports or property condition reports;

(c)    other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), a copy of any rent roll;

(d)    for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

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(e)    a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)     a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)    a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)    a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)    a copy of all litigation searches;

(p)    a copy of all bankruptcy searches;

(q)    a copy of any origination settlement statement;

(r)    a copy of the insurance summary report;

(s)    a copy of organizational documents of the related mortgagor and any guarantor;

(t)     a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)   a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)    a copy of any closure letter (environmental); and

(w)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect.

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No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or any VRR Interest Owner in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)	such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or
(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,
(A)	cure such Material Defect in all material respects, at its own expense,
(B)	repurchase the affected Mortgage Loan (or, in the case of BioMed 2024 Portfolio 2 Mortgage Loan, the applicable portion thereof) or REO Loan at the Purchase Price, or
(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally

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have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, in the case of BioMed 2024 Portfolio 2 Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted)), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to promptly provide notice (as required by the terms of the MLPA or the PSA) prevented the mortgage loan seller from being able to cure such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of BioMed 2024 Portfolio 2 Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms),

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(ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the Enforcing Servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Interest Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the payment due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller. With respect to BioMed 2024 Portfolio 2

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Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a removed Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)    have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the payment due date in the calendar month during which the substitution occurs;

(b)    have a fixed Interest Rate not less than the Interest Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)    have the same payment due date and a grace period no longer than that of the removed Mortgage Loan;

(d)    accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)    have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)     have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)    comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

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(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)   have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class, by the Directing Certificateholder;

(o)    prohibit defeasance within two years of the Closing Date;

(p)    not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)    have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Interest Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the VRR Interest Owners and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to cure, repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any

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representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so. If any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon the applicable mortgage loan seller’s remittance of such costs and expenses, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects.

As stated above, with respect to a Material Defect related to BioMed 2024 Portfolio 2 Mortgage Loan (8.8%), each of the related mortgage loan sellers will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the related mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the PSA (if such Whole Loan is a Serviced Whole Loan) or the related Non-Serviced PSA (if such Whole Loan is a Non-Serviced Whole Loan) and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

Each mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by such mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and each mortgage loan seller will have the rights described under that heading.

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Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Others”, on and after the applicable Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

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On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the Certificateholders and the VRR Interest Owners. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the Certificateholders and the VRR Interest Owners. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to either the Directing Certificateholder or the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the VRR Interest Owners the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders and the VRR Interest Owners (as a collective whole as if such Certificateholders and the VRR Interest Owners constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the VRR Interest Owners and the holder of the related Companion Loan (as a collective whole as if such Certificateholders, and the VRR Interest Owners and the holder or holders of the related Companion Loan constituted a single lender), taking into

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account the pari passu or subordinate, as applicable, nature of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A) any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B) the ownership of any certificate or any portion of the VRR Interest (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C) the obligation, if any, of the master servicer to make advances;

(D) the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E) the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G) any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H) any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Interest Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination

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and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain

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expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)      all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) for which it acts as master servicer during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)      in the case of each Mortgage Loan for which it acts as master servicer that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. For the avoidance of doubt, the master servicer will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless the terms of the Mortgage Loan have been permanently modified to change or forgive a monetary obligation. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to

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the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a Balloon Payment in excess of the regular periodic payment, default interest, late payment charges, Yield Maintenance Charges or Prepayment Premiums or with respect to any Companion Loan.

The special servicer will not be required to make any P&I Advance or any recoverability determination with respect to any P&I Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as master servicer and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances or recoverability determination with respect to any Servicing Advance. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit

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of the Certificateholders and the VRR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any previously made or proposed P&I Advance or Servicing Advance is or would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the

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issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders and the VRR Interest Owners. The master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders and the VRR Interest Owners.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or the VRR Interest or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed

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portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the

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“Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Payment Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the VRR Interest Owners. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans for which it acts as master servicer (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single

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account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the VRR Interest Owners.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates or distributable to the VRR Interest with respect to its interest in the Grantor Trust) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and Trust Components and to make distributions of interest and principal from VRR Interest Available Funds to the holders of the VRR Interest as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—VRR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and of the VRR Interest Owners. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Payment Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such amounts and into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and Trust Components (including to reimburse for Realized Losses previously allocated to such certificates or components), and the amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Interest Available Funds to all amounts due and payable on the VRR Interest (including to reimburse for VRR Interest Realized Losses previously allocated to the VRR Interest). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Interest Gain-

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on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates, the Trust Components and the VRR Interest have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders and VRR Interest Owners.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds, as provided in the PSA.

In the event that any loss is incurred in respect of any Permitted Investment (as to which the master servicer or special servicer, as the case may be, would have been entitled to any net investment earnings) directed to be made by the master servicer or the special servicer, as the case may be, and on deposit in any of the Collection Account, the Companion Distribution Account, a servicing account, Loss of Value Reserve Fund or the REO Account (each an “Investment Account”), the master servicer (in the case of a Collection Account, the Companion Distribution Account or any servicing account maintained by the master servicer) or the special servicer (in the case of an REO Account, the Loss of Value Reserve Fund or any servicing account maintained by the special servicer) will be required to deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of net investment loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the master servicer nor the special servicer will be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account (as such term is defined in the PSA) at the time such investment was made (and such federal or state chartered depository institution or trust company is not an affiliate of the master servicer or the special servicer, as applicable, unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion

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Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                           to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges on the related Distribution Date;

(ii)                        to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)                     to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)                      to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)                         to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)                      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)                   to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)                to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)                    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)                       to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between

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Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)                    to recoup any amounts deposited in the Collection Account in error;

(xii)                 to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)              to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)               to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)                  to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)               to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)            to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)         to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)              to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)                to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of

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the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with	Monthly
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Mortgage Loan and any related Serviced Companion Loan.	respect to the other Mortgage Loans.
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Master Servicer(2)

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and a Specially Serviced Loan) and the related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains a Loss of Value Payment or obtains other recoveries resulting from repurchases by the related mortgage loan seller due to material breaches of representations and warranties or material document defects.

		From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan(s), if applicable), or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $10,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but not any Companion Loan) and REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower pays with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	For each Delinquent Loan the sum of: (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.
(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.
(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.06250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be

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payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from a borrower relating to a Mortgage Loan and any related Serviced Companion Loan for which it acts as master servicer:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;
●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);
●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;
●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;
●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demand charges are prepared by the master servicer;
●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and
●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.
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Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

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“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Fee Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee (at the Liquidation Fee Rate) will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains a Loss of Value Payment or obtains other recoveries resulting from repurchases by the related mortgage loan seller due to material breaches of representations and warranties or material document defects, as described in the pooling and servicing agreement.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at the rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms—Offered Certificates”. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

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The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of 0.2500% per annum and the rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties.

Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments (other than the balloon payments that are received within 120 days following the related maturity date as a result of a Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full if such Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Servicing Transfer Event” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event”), and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by the special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if

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and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan, (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) or (d) each defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan(s), if applicable) or (iii) Loss of Value Payments or other recoveries resulting from repurchases by the related mortgage loan seller due to material breaches of representations and warranties or material document defects, as described in the PSA.

A “Liquidation Fee” for each Mortgage Loan (and each related Serviced Companion Loan) and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer or the master servicer, as applicable, as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

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Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)                           (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)                        the purchase of (A) any Specially Serviced Loan that is part of a Serviced A/B Whole Loan or related REO Property by the holder of the related Subordinate Companion Loan or (B) of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)                     the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)                      with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)                         the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)                      if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Servicing Transfer Event” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect

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and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan and Serviced Companion Loan for which it acts as special servicer in the form of:

(i)                           100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)                        100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)                     100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)                      100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)                         50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision regardless of who processes such decision,

(vi)                      late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date,

(vii)                   100% of charges for beneficiary statements and demand charges actually paid by the borrowers to the extent such beneficiary statements or demand charges are prepared by the special servicer, and

(viii)                100% of any charges collected for checks intended for deposit in the applicable REO account maintained by the special servicer and returned for insufficient funds.

Notwithstanding the foregoing, the special servicer may also charge reasonable review fees in connection with any borrower request to the extent actually paid by the borrower.

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The special servicer will also be entitled to penalty charges paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly if the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any portion of such fee charged by the master servicer. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, neither special servicer will be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu

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Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of such Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01036% (1.036 basis points) per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

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Operating Advisor Compensation

The operating advisor will be paid a fee of $10,000 on the Closing Date (the “Operating Advisor Upfront Fee”). An additional fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, and will accrue at a rate (the “Operating Advisor Fee Rate”) payable on the Stated Principal Balance of such Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans. The Operating Advisor Fee Rate will be equal to 0.00139% (0.139 basis points) per annum with respect to each Mortgage Loan.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower pays) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the VRR Interest have been reduced to zero as a result of the allocation of Realized Losses and the VRR Interest Realized Losses to such certificates and VRR Interest, as applicable, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the VRR Interest as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

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Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00030% (0.030 basis points) per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

In connection with each Asset Review with respect to each Delinquent Loan (a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to the sum of (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the VRR Interest as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written invoice therefor by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

A CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on

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the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the VRR Interest Owners, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

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The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)    the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)    the excess of

1.    the sum of

a)    90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)    all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.    the sum as of the Payment Due Date occurring in the month of the date of determination of

a)    to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Interest Rate,

b)    all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

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c)    all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loans, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

Each such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be

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an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the special servicer from the master servicer in accordance with the PSA) or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and receipt of information from the master servicer in the master servicer’s possession reasonably necessary to calculate the Appraisal Reduction Amount and (b) the occurrence of such Appraisal Reduction Event. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent any related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan with respect to the Directing Certificateholder), the special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related

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Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has no knowledge of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the VRR Interest Owners. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates or Trust Component then-outstanding (i.e., first, to the Class J certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, pro rata based on their respective interest entitlements, to the Class C, Class C-X1 and Class C-X2 Trust Components, seventh, pro rata based on their respective interest entitlements, to the Class B, Class B-X1 and Class B-X2 Trust Components, eighth, pro rata based on their respective interest entitlements, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-J certificates and the Class A-2, Class A-2-X1, Class A-2-X2, Class A-3, Class A-3-X1 and Class A-3-X2 Trust Components). See “—Advances” and “Description of the Certificates—Distributions—Exchangeable Certificates” in this prospectus. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the VRR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the certificates, on the other hand, based on the VRR Percentage and the Non-Retained Percentage, respectively.

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As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Serviced Mortgage Loan and any Serviced Companion Loan using reasonable efforts to deliver such information within four (4) business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with regard to Non-Serviced Mortgage Loans), the trustee, the operating advisor (unless a Control Termination Event has occurred and is continuing and the special servicer has calculated any such Collateral Deficiency Amount) or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer, the master servicer and the certificate administrator will be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

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“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer, the operating advisor (unless a Control Termination Event has occurred and is continuing and the special servicer has calculated any such Collateral Deficiency Amount) and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The operating advisor, the certificate administrator and the special servicer will be entitled to conclusively rely on the master servicer’s calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

“Allocated Collateral Deficiency Amount” means, with respect to any Collateral Deficiency Amount, the Non-Retained Percentage of such Collateral Deficiency Amount.

For purposes of (x) determining the Controlling Class and the occurrence and continuance of a Control Termination Event, and (y) determining the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, Allocated Appraisal Reduction Amounts and Allocated Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class or Trust Component is notionally reduced to zero (i.e., first, to the Class J certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C Trust Component, seventh, to the Class B Trust Component, eighth, to the Class A-S Trust Component, and finally, pro rata based on their respective Certificate Balances, to the Class A-1 certificates and the Class A-2 and Class A-3 Trust Components).

In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Allocated Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J certificates, second, to the Class G certificates, third, to the Class F certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts

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and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), but only to the extent of the Allocated Appraisal Reduction Amounts and Allocated Cumulative Appraisal Reduction Amounts, as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the master servicer will be required to notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the non-serviced special servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) receipt of information that is in the possession of the master servicer and reasonably requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other

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Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with

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respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (if the master servicer and the special servicer mutually agree that the master servicer will process such default with respect to a Non-Specially Serviced Loan) or by the special servicer (with respect to any Non-Specially Serviced Loan (unless the master servicer and the special servicer mutually agree that the master servicer will process such default) and with respect to any Specially Serviced Loan with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or, with respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. In addition, upon the written request of a Risk Retention Consultation Party with respect to any individual triggering event, the applicable special servicer will be required to consult on a non-binding basis with such Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination by such special servicer of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the

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applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or the special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, and/or the consultation rights of the Risk Retention Consultation Parties (solely with respect to the Specially Serviced Loans), the master servicer (with respect to a Non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate. The master servicer (at its own expense) and the special servicer (at the expense of the trust fund) may rely on insurance consultants in making the determinations described above.

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During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, or, with respect to any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of a Risk Retention Consultation Party, consulting (on a non-binding basis) with a Risk Retention Consultation Party, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and any Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period)) and, with respect to a Specially Serviced Loan and upon the request of a Risk Retention Consultation Party, upon non-binding consultation with such Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in each case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the VRR Interest Owners. Any cost incurred by the master servicer or the special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

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The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and all such matters that involve a Major Decision for all Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans that are Non-Specially Serviced Loans, and the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan and does not involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust, or cause the Grantor Trust or any Trust REMIC to be subject to tax. With respect to any Major Decision that the master servicer and the special servicer have mutually agreed will be processed by the master servicer, the master servicer will not be permitted under the PSA to agree to any modification, waiver or amendment that constitutes a Major Decision without the special servicer’s consent and, prior to the occurrence and continuance of a Control Termination Event, the special servicer having obtained the consent of the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder or Subordinate Companion Loan holder, as applicable, and such objection is communicated to the special servicer) within 10 business days (or, with respect to a Serviced A/B Whole Loan, the period prescribed in the related Intercreditor Agreement), plus, if applicable, any additional time period provided under the related Intercreditor Agreement, of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s or the master servicer’s, as applicable, recommendation and analysis and all information reasonably requested by the Directing Certificateholder with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will be required to consult with the Directing Certificateholder as provided in the PSA and described in this prospectus.

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Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below, including providing adequate time to accommodate the consultation rights of any Companion Holder, to the extent set forth in the related Intercreditor Agreement.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request as described above, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or such Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer reasonably requested by the special servicer relating to such Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the special servicer or the Risk Retention Consultation Parties:

(i)                           grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements (except, that, other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than 3 consecutive late deliveries of financial statements);

(ii)                        consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(iii)                     approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(iv)                      grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities, including approval of new leases and amendments to current leases (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control

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Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet), including approval of new leases and amendments to current leases;

(v)                         consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(vi)                      consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, (a) the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000 and (b) the master servicer will be required to deliver notice to the Directing Certificateholder of any such replacement referenced in the preceding clause (a) promptly after completion of such replacement);

(vii)                   approve annual operating budgets for Mortgage Loans;

(viii)                consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, other than any release, reduction, or withdrawal that would constitute a Major Decision;

(ix)                    grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower on or before the maturity date of a Mortgage Loan has delivered a Refinancing/P&S Document reasonably acceptable to the master servicer or the special servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due;

(x)                       any modification, amendment, consent to a modification or waiver of any term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such intercreditor, co-lender or similar agreement) the Directing

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Certificateholder’s consent (or deemed consent) will be required for any such modification to an intercreditor, co-lender or similar agreement other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness;

(xi)                    any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination;

(xii)                 approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan documents do not otherwise permit such principal prepayment;

(xiii)              any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the lender but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; and

(xiv)               grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that, with respect to any Serviced A/B Whole Loan prior to the occurrence of a Control Appraisal Period with regard to such Serviced A/B Whole Loan, the foregoing matters will not include (and Master Servicer Decision will not include) any action that constitutes a “major decision” under the related Intercreditor Agreement.

In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan

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with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Interest Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (w) the restrictions and limitations described below, (x) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of a Risk Retention Consultation Party, with respect to any Major Decision in respect of a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with such Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case, as provided in the PSA and described in this prospectus, (y) with respect to any Serviced A/B Whole Loan, any rights of the holder of the related Subordinate Companion Loan to consent to such modification, waiver or amendment and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by applicable REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b)

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upon request of a Risk Retention Consultation Party, with non-binding consultation with such Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in each such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Interest Rate.

If the special servicer closes any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or a Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), a Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), a Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or a Risk Retention Consultation Party), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

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“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the lender may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold the lender’s consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive the lender’s right to exercise such rights; provided, however, that if such matter is a Major Decision (i) the special servicer, (x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the special servicer has consulted with the Directing Certificateholder or (z) with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement if and to the extent required, and pursuant to the process described under “—The Directing Certificateholder—Major Decisions” below and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the master servicer or the special servicer, as applicable, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the special servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the lender may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold the lender’s consent to the creation of any additional lien or

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other encumbrance, consistent with the Servicing Standard or (b) to waive the lender’s right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

After receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and as to which such matter involves a Major Decision, the master servicer will be required to promptly provide the special servicer with written notice of any such request for such matter and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance except as provided in the next sentence. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to such a “due-on-sale” or “due-on-encumbrance” clause. If the master servicer and special servicer mutually agree that the master servicer is to process such request, the master servicer will be required to provide the special servicer with the master servicer’s written recommendation and analysis, to the extent the master servicer is recommending approval, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that the special servicer does not respond within 10 business days after receipt of such written recommendation and analysis and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such matter will be deemed granted.

For the avoidance of doubt, with respect to any “due-on-sale” or “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to a Risk Retention Consultation Party or the holder of the majority of the VRR Interest, upon request of a Risk Retention Consultation Party, the applicable special servicer will be required to consult on a non-binding basis with such Risk

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Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement. Neither the master servicer nor the special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than an REO Property, an REO Loan or a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2025 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2026) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity), and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to any Serviced A/B Whole Loan, the costs will be allocated, first, as an expense of the holder of the related Subordinate Companion Loan, and second, as an expense of the holder of the related Mortgage Loan to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or

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abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use efforts consistent with the Servicing Standard to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2025 and the calendar year ending on December 31, 2025. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing if (each of the following, a “Servicing Transfer Event”):

(1)      the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the master servicer or the special servicer, on or before the date on which the subject payment was due, a Refinancing/P&S Document from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the master servicer or the special servicer, as applicable (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable, and the special servicer will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if (x) such refinancing or sale does not occur (i) before the expiration of the time period for refinancing or sale specified in such documentation or (ii) within 120 days of the date the original balloon payment was due, or (y) the master servicer is required to make a P&I Advance in respect of such Mortgage Loan

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(or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

(2)      the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)      as to which, in the judgment of the master servicer or the special servicer (and, (i) in the case of the master servicer, so long as no Control Termination Event is continuing, with the consent of the special servicer who will be required to obtain the consent of the Directing Certificateholder and (ii) in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)), a payment default (other than as set forth in clause (1) with respect to a balloon payment) is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder;

(4)      there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders and VRR Interest Owners (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)      the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and

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liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)      the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)      the master servicer or the special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)      as to which the master servicer or the special servicer (and, (i) in the case of the master servicer, so long as no Control Termination Event is continuing, with the consent of the special servicer who will be required to obtain the consent of the Directing Certificateholder and (ii) in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Control Note, to the extent required by the terms of the related Intercreditor Agreement)) determines that (a) a default (other than as described in clause (3) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the VRR Interest Owners (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the VRR Interest with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If a Mortgage Loan or Serviced Whole Loan would become a Specially Serviced Loan because of an event described in clause (1) of the definition of “Servicing Transfer Event” and the related borrower has provided prior to the related maturity date a Refinancing/P&S Document, until a Consultation Termination Event, the Directing Certificateholder will be entitled to consult on a strictly non-binding basis with the master servicer and the special servicer regarding whether or not such Refinancing/P&S Document is satisfactory in form and substance and from an acceptable lender or purchaser; provided that the master servicer and the special servicer will not be required to consult with the Directing Certificateholder for more than 5 business days following delivery by the master servicer or the special servicer, respectively, of a request to consult with the Directing Certificateholder.

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If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event and, in the case of any Serviced A/B Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and during a Control Appraisal Period with respect to the related Subordinate Companion Loan);
●	with respect to any Serviced A/B Whole Loan, to the extent the related Subordinate Companion Loan is not subject to a Control Appraisal Period, the holder of the related Subordinate Companion Loan;
●	each Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);
●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;
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●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event and, with respect to any Serviced A/B Whole Loan, only to the extent that it is subject to a Control Appraisal Period);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;
●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action,
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setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder (or, with respect to a Serviced A/B Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the holder of the related Subordinate Companion Loan, to the extent required by the terms of the related Intercreditor Agreement) fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders, the VRR Interest Owners and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer, prior to the occurrence and continuance of a Control Termination Event, will act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction is inconsistent with the Servicing Standard, the special servicer, may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing

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Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Prior to the occurrence of a Control Termination Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, if both a Control Termination Event has occurred and is continuing and a Control Appraisal Period is in effect), the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates) and the VRR Interest Owners, as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the VRR Interest Owners as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the special servicer has decided not to revise such Asset Status Report, as applicable.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While a Control Termination Event Has Occurred and Is Continuing”.

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After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than with respect to an applicable Excluded Loan or any Serviced A/B Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period)) will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Control Appraisal Period the operating advisor will consult with the Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to receive any Asset Status Report or otherwise consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan and prior to the occurrence and continuance of a Control Appraisal Period, the applicable special servicer will prepare an Asset Status Report for such Serviced A/B Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the holder of the Serviced Subordinate Companion Loan will have the same rights as the Directing Certificateholder described hereunder with respect thereto, and the Directing Certificateholder will have no approval rights over any such Asset Status Report unless a Control Appraisal Period exists. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the VRR Interest Owners, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard,

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based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)    such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and the VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)    there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the VRR Interest Owners (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate or the VRR Interest is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage

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Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the VRR Interest Owners is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the VRR Interest Owners to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the VRR Interest Owners. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the VRR Interest Owners and, with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is

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required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two business days after such amounts are received and properly identified, the special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders and the VRR Interest Owners or, in the case of a Serviced Whole Loan, Certificateholders, VRR Interest Owners and any holder of the related Serviced Pari Passu Companion Loan or any holder of a Serviced Subordinate Companion Loan (as a collective whole as if such Certificateholders, VRR Interest Owners and Companion Holder constituted a single lender and, with respect to a Serviced A/B Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the VRR Interest Owners and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting on a non-binding basis with the Risk Retention Consultation Parties, in each case, with respect to any Mortgage Loan (other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the VRR Interest Owners and the special servicer would be entitled to such Liquidation Fee to the same extent as if such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder (but only prior to the occurrence and continuance of a Consultation Termination Event) , the holder of the related Subordinate Companion Loan (with respect to a Serviced A/B Whole Loan, but only prior to the occurrence of a Control Appraisal Period), and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in

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respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer or special servicer, as applicable, with a Refinancing/P&S Document that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder); and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be an offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders, the VRR Interest Owners and the related

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Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with (i) the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and (ii) the Risk Retention Consultation Parties, in each case, and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, VRR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender (and with respect to any Serviced A/B Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the VRR Interest Owners and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the VRR Interest Owners and, if applicable, the related Companion Holder(s) constituted a single lender (and with respect to any Serviced A/B Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by a special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

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In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the VRR Interest Owners, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances and “—The Non-Serviced AB Whole Loans”.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer as to all Major Decisions with respect to Serviced Mortgage Loans (other than any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and (2) the master servicer to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”, and will have the right to replace the special servicer with or without cause and have certain other rights under the Pooling and Servicing Agreement as described below. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

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With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and those rights will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent.

The Risk Retention Consultation Parties will be entitled to consult (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Parties or the holder of the majority of the VRR Interest) on a strictly non-binding basis with the applicable special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Excluded Loan or the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than any Excluded Loans as to the Directing Certificateholder) is expected to be Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate).

As used herein, the term “Directing Certificateholder,” unless used in relation to a Servicing Shift Mortgage Loan, means the entity determined pursuant to clause (ii) of the definition of such term.

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“Loan-Specific Directing Certificateholder” means, at any date of determination, with respect to a Servicing Shift Mortgage Loan, the then applicable “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to the Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class J certificates. The Control Eligible Certificates will not include the VRR Interest, and the VRR Interest is not permitted to be a Controlling Class.

The “Control Eligible Certificates” will be any of the Class G or Class J certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder or any VRR Interest Owner may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

With respect to any matter for which the consent of the Directing Certificateholder or consultation with the Directing Certificateholder or Risk Retention Consultation Party is required, to the extent no specific time period for deemed consent or consultation is

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expressly stated in the PSA, in the event no response from the Directing Certificateholder or Risk Retention Consultation Party, as applicable, is received within ten (10) Business Days following written request for consent or consultation, as the case may be, and its receipt of all reasonably requested information on any required consent or consultation, such consent will be deemed given or such consultation will be deemed to have occurred, as applicable; provided that the failure of the Directing Certificateholder or a Risk Retention Consultation Party, as applicable, to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take (or consent to the master servicer’s taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (ix) of the definition of “Major Decision”) after receipt of the special servicer’s written recommendation, which may be in the form of an Asset Status Report, and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written consent has not been received by the special servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action). If the master servicer and the special servicer have mutually agreed that the master servicer will process any Major Decision, the master servicer will not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 10 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such Major Decision plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period permitted in the related Intercreditor Agreement. Upon request, the special servicer, other than with respect to an Excluded Loan as to a Risk Retention Consultation Party or the holder of the majority of the VRR Interest (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”), will also be required to consult on a non-binding basis with the Risk Retention Consultation Parties with respect to such Major Decision; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. The foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to the Directing Certificateholder or holder of the majority of the Controlling Class.

“Major Decision” means, with respect to any Mortgage Loan or Serviced Whole Loan, each of the following:

(i)                           any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing

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any Mortgage Loan (other than any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan) that comes into and continues in default;

(ii)                        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decisions;

(iii)                     any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(iv)                      any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)                         any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clauses (xiii) or (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(vi)                      (a) any property management company changes with respect to a Specially Serviced Loan with a principal balance equal to or greater than $10,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is a Non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party or (c) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)                   releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents (provided, however, that any releases for which there is lender discretion of material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the PSA will also constitute Major Decisions);

(viii)                any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage

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Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)                    other than in the case of a Non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(x)                       other than in the case of a Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet or (b) such transaction is not a routine leasing matter;

(xi)                    other than in the case of a Non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xii)                 any consent to incurrence of additional debt by the borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xiii)              requests for property or other collateral releases or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material, non-income producing parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property, (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (e) the items listed in clause (vii) of this definition and clause (viii) of the definition of Master Servicer Decision;

(xiv)               other than in the case of a Non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xv)                  agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (b) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

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(xvi)               determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvii)            other than in the case of a Non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xviii)         following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(xix)             other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xx)                the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower.

A “Non-Specially Serviced Loan” means any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

Subject to the terms and conditions described in this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Serviced Mortgage Loans and Serviced Companion Loans. Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is a Non-Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and, except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or such Major Decision. With respect to such request, the master servicer will continue to cooperate with reasonable requests of the special servicer by delivering any additional information in the master servicer’s possession to the special servicer reasonably requested by the special servicer relating to such Major Decision. Except as mutually agreed to by the master servicer and the special servicer, the master servicer will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

In addition, the master servicer is required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether the issuing entity as lender should cure any borrower defaults relating to ground leases. Any costs relating to any such cure of a borrower default relating to a ground lease is required to be paid by the master servicer as a Servicing Advance.

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With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the rights described in this section, and the rights to exercise any “major decision” under the related Intercreditor Agreement with respect to any Serviced A/B Whole Loan will be held by the holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have the generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to a Risk Retention Consultation Party or the holder of the majority of the VRR Interest), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Parties, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and the Risk Retention Consultation Parties will remain entitled to receive any notices, reports or information to which it is entitled, and the special servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder and, with respect to a Specially Serviced Loan, the Risk Retention Consultation Parties (in each case, other than with respect to any Excluded Loan as to such party) in connection with any Major Decision to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder and, other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Parties or the holder of a majority of the VRR Interest, the Risk Retention Consultation Parties will remain entitled to receive any notices, reports or information to which it is entitled, and the applicable special servicer and any other applicable party will be required to consult with the Risk Retention Consultation Parties (on a non-binding basis) in connection with any action to be taken or refrained from being taken.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party or, with respect to a Serviced A/B

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Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to receive any Asset Status Reports or consult with the special servicer with respect to Asset Status Reports. See “—Asset Status Report” above.

Notwithstanding the foregoing, with respect to a Serviced A/B Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by the holder of the related Subordinate Companion Loan. The applicable special servicer will prepare an Asset Status Report for such Serviced A/B Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Intercreditor Agreement, and the Directing Certificateholder will have no approval rights over any such Asset Status Report. However, during a Control Appraisal Period with respect to a Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Additionally, upon request, the special servicer will be required to consult with the Risk Retention Consultation Parties in connection with any Major Decision not relating to an Excluded Loan as to such party and consider alternative actions recommended by a Risk Retention Consultation Party. Any such consultation will not be binding on the special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. In the event such special servicer receives no response from the Directing Certificateholder or a Risk Retention Consultation Party, as applicable, within 10 business days following its written request for input on any required consultation, such special servicer will not be obligated to consult with the Directing Certificateholder or such Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder or a Risk Retention Consultation Party to respond will not relieve

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such special servicer from consulting with the Directing Certificateholder or such Risk Retention Consultation Party on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan.

With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in

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connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) at least equal to 25% of the initial Certificate Balance of that class; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder, and the term “Consultation Termination Event” will not be applicable to a Loan-Specific Directing Certificateholder; provided, further, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of principal payments on the Mortgage Loans.

The certificate administrator will notify the operating advisor, the master servicer and the special servicer within 10 business days of the existence or cessation of (i) any Control Termination Event or (ii) any Consultation Termination Event.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred during such time as the applicable Mortgage Loan is an Excluded Loan.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event and a Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

With respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the control and consent rights described in this section, and those rights will be held by holder of the related Subordinate Companion Loan in accordance with the PSA and the related Intercreditor Agreement. However, during

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a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Parties or the operating advisor)) is necessary to protect the interests of the Certificateholders and the VRR Interest Owners (and, with respect to a Serviced Whole Loan, the interests of the Certificateholders, the VRR Interest Owners and holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Parties or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, if and to the extent required pursuant to the PSA, provides the Directing Certificateholder and the Risk Retention Consultation Parties (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

Similarly, with respect to any Serviced A/B Whole Loan, in the event that the applicable master servicer or the applicable special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the related holder of the Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period (or any matter requiring consultation with the related holder of the Subordinate Companion Loan)) is necessary to protect the interests of the Certificateholders, as a collective whole (taking into account the subordinate nature of the related Subordinate Companion Loan), the applicable master servicer or the applicable special servicer, as the case may be, may take any such action without waiting for the related Companion Holder’s response (or without waiting to consult with the related Companion Holder); provided that the applicable special servicer or master servicer, as applicable, provides the related holder of the Subordinate Companion Loan with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or, in the case of any Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder, a Risk Retention Consultation Party, the operating advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) or, in the case of a Serviced A/B Whole Loan, the holder of the related Subordinate Companion Loan that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate

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administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders and the VRR Interest Owners.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or the Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Controlling Holder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans or Servicing Shift Mortgage Loan has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and notice and information rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders or the VRR Interest Owners for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

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Each Certificateholder and VRR Interest Owner will acknowledge and agree, by its acceptance of its certificates or portion of the VRR Interest, as applicable, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the VRR Interest Owners;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates (other than the Controlling Class) or to the VRR Interest Owners;

(d)  may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates and over the interests of the VRR Interest Owners; and

(e)    will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder or VRR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder and VRR Interest Owner will acknowledge and agree, by its acceptance of its certificates or portion of the VRR Interest, that the holders of a Servicing Shift Whole Loan, a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder, any third-party, the VRR Interest or any VRR Interest Owner. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

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Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder or VRR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA), Servicing Shift Whole Loan or any related REO Properties. Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. In addition, the operating advisors or equivalent parties (if any) under the Non-Serviced PSAs have certain obligations and consultation rights which are substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, unless both a Control Termination Event and a Control Appraisal Period have occurred and are continuing), the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of any special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) and (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a material mathematical error contained in such calculations, then the operating advisor will be required to notify such special servicer of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with such special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the applicable special servicer to the Directing Certificateholder or the Risk

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Retention Consultation Parties which does not include any communication (other than the related Asset Status Report) between such special servicer and Directing Certificateholder or the Risk Retention Consultation Parties with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable special servicer in accordance with the terms of the PSA. In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA. No such consultation will be required prior to a Control Termination Event and, during such period, the operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicers.

The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report. Each Final Asset Status Report will be required to be labeled or otherwise identified or communicated as being final by the special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than a Servicing Shift Whole Loan), after a Control Termination Event has occurred and is continuing (or, with respect to any Serviced A/B Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and a Control Appraisal Period), the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)  the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the applicable special servicer, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the applicable special servicer has calculated any such Appraisal Reduction Amount or

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Collateral Deficiency Amount) or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (c) above:

(i)        after the calculation has been finalized, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information that is reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)        if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)        if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

With respect to the operating advisor’s review of net present value or Appraisal Reduction Amount calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation or Appraisal Reduction Amount.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders, the VRR Interest Owners and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders, VRR Interest Owners and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates or VRR Interest Owners (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, any VRR Interest Owner, any Risk Retention Consultation Party or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information)

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delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the special servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the VRR Interest Owners (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 in the prior calendar year and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

The operating advisor’s annual report will be prepared on the basis of the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of the items required to be reviewed by it pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

No annual report prepared by the operating advisor under the circumstances described above will be permitted to include an analysis of the special servicer’s performance in respect of any Serviced A/B Whole Loan until after the occurrence and continuance of a related Control Appraisal Period under the related Intercreditor Agreement.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing any operating advisor annual report, the operating advisor will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

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The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)            that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)         that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)          that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years

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of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” and any information that appears on its face to be Privileged Information received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Parties’ consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined (and has labeled, identified or otherwise communicated as privileged or confidential information) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party,(iii) information subject to attorney-client privilege (that has been labeled, identified or otherwise communicated as being subject to such privilege) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for

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the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

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(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and VRR Interest Owners electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Risk Retention Consultation Party, any Companion Holder, the Certificateholders, the VRR Interest Owners and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

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Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder and the Risk Retention Consultation Parties, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to provide notice to all Certificateholders and VRR Interest Owners by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register and VRR Interest Owners’ addresses appearing in the certificate administrator’s registry of ownership. On each Distribution Date after providing such notice to the Certificateholders, and VRR Interest Owners, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context[, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after March 1, 2015, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between November 2019 and December 31, 2023 was approximately 35.1%.

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This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 28.8% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of these Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Parties, the Certificateholders and the VRR Interest Owners. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and

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until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v)), the master servicer (with respect to clauses (vi) and (vii) for Non-Specially Serviced Loans for which it acts as master servicer) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)                  a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)               a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)            a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)           copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)                a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)             a copy of any notice previously delivered by the master servicer or special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

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(vii)          copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications (and, if such documents are not in its possession, solely with respect to any Mortgage Loan sold by such mortgage loan seller that is a Non-Serviced Mortgage Loan, the mortgage loan seller will be required to make a request under the applicable Non-Serviced PSA for any such documents that are not in its possession). In the event any missing documents with respect to a Non-Serviced Mortgage Loan are not provided by the mortgage loan seller, the asset representations reviewer will request such documents from the parties to the related Non-Serviced PSA, to the extent that the asset representations reviewer is entitled to request such documents under such Non-Serviced PSA.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan; provided, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or associated Review Materials in

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order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or VRR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to Non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to Non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by

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the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to Non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“Morningstar DBRS”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, LLC (“KBRA”), Moody’s Investors Service, Inc. (“Moody’s”) or S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”) and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Morningstar DBRS, Fitch, KBRA, Moody’s or S&P has qualified, downgraded or withdrawn its rating or

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ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information labeled as Privileged Information and any information that appears on its face to be Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and VRR Interest Owners), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the VRR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain

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obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer thereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)        any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)        any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material

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respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)        any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)        the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and VRR Interest Owners (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

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Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders, all VRR Interest Owners and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders, all VRR Interest Owners evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Parties will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by

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reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Parties:

(a)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)          may act solely in the interests of the holders of the VRR Interest;

(c)          does not have any liability or duties to the holders of any class of certificates;

(d)          may take actions that favor the interests of the holders of one or more classes of certificates or of the VRR Interest Owners over the interests of the holders of one or more other classes of certificates and over the interests of the VRR Interest Owners; and

(e)          will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder or VRR Interest Owner may take any action whatsoever against any Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Parties for having so acted.

The taking of, or refraining from taking, any action by the master servicer or special servicer in accordance with the recommendation of the Risk Retention Consultation Parties, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class. Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan, prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will not be entitled to exercise the above-described rights, and the holder of such Subordinate Companion Loan will be entitled to replace the applicable special servicer with or without cause in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period with respect to any Serviced A/B Whole Loan, the Directing Certificateholder will have generally similar (although not

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necessarily identical) rights (including the rights described above) with respect to such Serviced A/B Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to use reasonable efforts to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing

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Certificateholder or the holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not select a replacement special servicer in writing, with a copy to the special servicer, within 30 days of notice of resignation (provided that the conditions required to be satisfied for the appointment of the replacement special servicer to be effective are not required to be completed within such 30 day period but in any event are to be completed within 120 days), the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If (i) at any time the special servicer that had acted as the special servicer for an Excluded Special Servicer Loan prior to it becoming an Excluded Special Servicer Loan or (ii) an Excluded Special Servicer was appointed on the Closing Date and, in either case, the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the

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replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the VRR Interest Owners, (vi) currently has the special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which a commercial mortgage-backed securities transaction there are outstanding commercial mortgage-backed securities rated by Moody’s) and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, and (viii) is currently acting as the special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loans. Rather, with respect to any Servicing Shift Whole Loan, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan. If such Control Note is included in a securitization trust, the party designated under the related pooling and servicing agreement will be entitled to exercise the rights of the Control Note holder.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that

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(i) evidence at least 20% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not “risk retention affiliated” with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to any Serviced A/B Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced A/B Whole Loan under the related Intercreditor Agreement and a Control Termination Event has occurred and is continuing.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace the applicable special servicer will not apply to any Serviced A/B Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced A/B Whole Loan under the related Intercreditor Agreement.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor

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Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer on the recommendation of an operating advisor will not apply with respect to any Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Securitization Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Securitization Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)    (i) any failure by the master servicer to make any deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)    any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)    any failure on the part of the master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and

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the master servicer or special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)    any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan or the VRR Interest Owners and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)    certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)     either Moody’s or KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), (A) such rating action has not been withdrawn by Moody’s or KBRA, as applicable, (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and (B) such Rating Agency (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has publicly cited servicing concerns with the master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)    the master servicer or special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and the master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% or more of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely

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with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer

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Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Rating Agencies have provided a confirmation (or deemed confirmation) that such sale will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Serviced Pari Passu Companion Loan Security. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of

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a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the Companion Loan Rating Agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of related Serviced Pari Passu Companion Loan Securities, and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders , VRR Interest Owners or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the

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purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust, any Trust REMIC or the Grantor Trust under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that the master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

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In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and VRR Interest Owners (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the VRR Interest Owners and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, any depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than

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as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

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Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and special servicer, and the master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by an Enforcing Servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a

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Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. Prior to the occurrence of a Resolution Failure, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

In the event a Repurchase Request is Resolved in a manner contemplated by clause (v) of the definition thereof, in the event the Enforcing Servicer determines in its reasonable judgment that such a contractually binding agreement to be entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller could reasonably be expected to result in losses or other shortfalls on or in respect of the related Mortgage Loan directly attributable to the contractually binding agreement, then the Enforcing Servicer will be required to, prior to the occurrence of a Control Termination Event, obtain the consent of the Directing Certificateholder before entering into such contractually binding agreement; provided, however, no such consent will be required (i) if

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the related Mortgage Loan is an Excluded Loan with regard to the Directing Certificateholder, or (ii) if no such determination is made by the Enforcing Servicer.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this prospectus, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will, within three (3) business days after the expiration of the 30-day response period, tabulate the

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responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders and whether that amount constitutes a majority. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including non-binding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including non-binding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect

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either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

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In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within sixty (60) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such

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proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

The Non-Serviced Mortgage Loans will be serviced pursuant to the related Non-Serviced PSAs and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Pari Passu Whole Loans will be similar in all material respects to the servicing

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terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BANK5 2024-5YR9 mortgage pool, if necessary).
●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.
●	The Non-Serviced Directing Certificateholder, if any, under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the related Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.
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●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions and Major Decisions, respectively, under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.
●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of prepayment interest shortfalls related to the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the BANK5 2024-5YR9 mortgage pool, if necessary).
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●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	The operating advisor under the Non-Serviced PSA may only be entitled to consult with the related Non-Serviced Special Servicer and recommend the termination of the Non-Serviced Special Servicer after a consultation termination event or control termination event.
●	The Non-Serviced PSA may provide certain non-binding consultation rights in respect of the Non-Serviced Mortgage Loan (if such Non-Serviced Mortgage Loan is specially serviced) to a representative of the holders of the vertical credit risk retention interests.
●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available by requesting copies from the underwriters.

Servicing of the 640 5th Avenue Mortgage Loan, the Showcase I Mortgage Loan and the Cummins Station Mortgage Loan

The 640 5th Avenue Mortgage Loan, the Showcase I Mortgage Loan and the Cummins Station Mortgage Loan are being serviced pursuant to the BANK5 2024-5YR8 PSA. The servicing terms of the BANK5 2024-5YR8 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the

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items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer earns a primary servicing fee with respect to each of the 640 5th Avenue Mortgage Loan, the Showcase I Mortgage Loan and the Cummins Station Mortgage Loan that is to be calculated at 0.00250% per annum.
●	Upon the 640 5th Avenue Whole Loan, the Showcase I Whole Loan or the Cummins Station Whole Loan becoming a specially serviced loan under the BANK5 2024-5YR8 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to such Whole Loan accruing at a rate equal to 0.25% per annum, subject to a monthly minimum fee of $3,500.
●	In connection with a workout of the 640 5th Avenue Mortgage Loan, the Showcase I Mortgage Loan or the Cummins Station Whole Loan, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each collection (other than penalty charges) of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on the corrected Whole Loan for so long as it remains a corrected Whole Loan. Such fee is subject to a floor of $25,000.
●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.2500% of the related payments or proceeds received in connection with the liquidation of the related Whole Loan or related REO Property. Such fee is subject to a floor of $25,000 with respect to such Whole Loan.
●	The operating advisor under the BANK5 2024-5YR8 PSA will be entitled to consult with the related Non-Serviced Special Servicer under different circumstances than those under which the BANK5 2024-5YR9 operating advisor is entitled to consult with the BANK5 2024-5YR9 special servicer. In particular, such operating advisor will be entitled to consult on major decisions when the principal balance of the “eligible horizontal residual interest” (as defined under Regulation RR) issued by the BANK5 2024-5YR8 securitization trust is 25% or less than the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts) or the principal balance of the senior-most class of the control eligible certificates issued by the BANK5 2024-5YR8 securitization trust is less than 25% of the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts). In addition, the operating advisor under the BANK5 2024-5YR8 PSA will at any time be entitled to recommend the termination of the BANK5 2024-5YR8 special servicer if it determines, in its sole discretion exercised in good faith, that (i) such special servicer is not performing its duties as required under the BANK5 2024-5YR8 PSA or is otherwise not acting in accordance with the related servicing standard and (ii) the replacement of the special servicer would be in the best interest of the BANK5 2024-5YR8 certificateholders as a collective whole. Such recommendation would then be subject to confirmation by the BANK5 2024-5YR8 certificateholders pursuant to a certificateholder vote.
●	Unlike the PSA, the BANK5 2024-5YR8 PSA does not provide certain non-binding consultation rights in respect of the 640 5th Avenue Mortgage Loan (if such Mortgage Loan is specially serviced) to a representative of the holders of the credit risk retention interests.
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Prospective investors are encouraged to review the full provisions of the BANK5 2024-5YR8 PSA, which is available via request from the underwriters.

Servicing of the BioMed 2024 Portfolio 2 Mortgage Loan

The BioMed 2024 Portfolio 2 Mortgage Loan is being serviced pursuant to the BX 2024-BIO2 TSA. The servicing terms of the BX 2024-BIO2 TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The related Non-Serviced Master Servicer will earn a servicing fee with respect to the BioMed 2024 Portfolio 2 Mortgage Loan that is to be calculated at 0.00125% per annum.
●	Upon the BioMed 2024 Portfolio 2 Whole Loan becoming a specially serviced loan under the BX 2024-BIO2 TSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the BioMed 2024 Portfolio 2 Mortgage Loan accruing at a rate equal to 0.2500% per annum, until such time as the BioMed 2024 Portfolio 2 Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.
●	The related Non-Serviced Special Servicer is entitled to a workout fee equal to 1.00% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the BioMed 2024 Portfolio 2 Whole Loan. The workout fee is not subject to any cap or minimum fee.
●	The related Non-Serviced Special Servicer is entitled to a liquidation fee equal to 0.2500% of net liquidation proceeds received in connection with the liquidation of the BioMed 2024 Portfolio 2 Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.
●	The BX 2024-BIO2 TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There will be no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the BX 2024-BIO2 TSA.
●	The BX 2024-BIO2 TSA does not require the related Non-Serviced Master Servicer to make the equivalent of compensating interest payments in respect of the BioMed 2024 Portfolio 2 Whole Loan.
●	The BX 2024-BIO2 TSA does not provide for any operating advisor or similar entity

Prospective investors are encouraged to review the full provisions of the BX 2024-BIO2 TSA, which is available via request from the underwriters.

Servicing of the Servicing Shift Mortgage Loans

The Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note (or, with respect to the Bronx Terminal Market Mortgage Loan, the securitization of the related Pari

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Passu Companion Loan evidenced by the promissory note A-1). In particular, with respect to the Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.
●	Following the related Servicing Shift Securitization Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.
●	Until the related Servicing Shift Securitization Date, the applicable master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.
●	Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).
●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.
●	The related Non-Serviced PSA will provide for a primary servicing fee, liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are calculated in a manner similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% (or, in the case of the Back Bay Office Whole Loan, 0.75%) and 1.00% (or, in the case of the Back Bay Office Whole Loan, 0.75%), respectively (subject to any customary market minimum amounts and fee offsets).
●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement (to the extent the related control note is
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included in the related securitization trust) will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

The terms of and parties to any Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Servicing Shift A/B Whole Loan—The Bronx Terminal Market AB Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or the special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement

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special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s, Fitch and KBRA.

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or

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requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or VRR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate

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administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and VRR Interest Owners to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or VRR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or VRR Interest, unless the Certificateholder or VRR Interest Owner previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the VRR Interest Owners and/or the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the

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request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or the VRR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or any of the VRR Interest Owners, unless the Certificateholders or the VRR Interest Owners have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder and VRR Interest Owner will be deemed under the PSA to have expressly covenanted with every other Certificateholder and VRR Interest Owner and the trustee, that no one or more Certificateholders or VRR Interest Owner will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of any other holders of certificates or VRR Interest Owners, or to obtain or seek to obtain priority over or preference to any other Certificateholder or VRR Interest Owner, or to enforce any right under the PSA, the certificates or the VRR Interest, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders and VRR Interest Owners.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and VRR Interest Owners of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the VRR Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the VRR Interest in exchange for the surrender of the VRR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (B) below in exchange for the then-outstanding Certificates (provided, however, that (a) the aggregate certificate balance of the Class A-1 and Class D certificates and the Class A-2, Class A-3, Class A-S, Class B and Class C Trust Components is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of then-outstanding Certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each VRR Interest Owner, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by

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the special servicer and approved by the master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other special servicer, the master servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the VRR Interest Owners, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates, VRR Interest Owners or holders of any Companion Loan:

(a)    to correct any defect or ambiguity in the PSA;

(b)    to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the VRR Interest, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)    to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or VRR Interest Owner, as evidenced in writing by an opinion of counsel

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at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)    to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate or the VRR Interest is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, VRR Interest Owner or holder of a Companion Loan;

(e)    to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)     to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder, VRR Interest Owner or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)    to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or VRR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class and for so long as no Control Termination Event has occurred and is continuing), the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order

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to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder or VRR Interest Owner, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administrator must post such notice to its website;

(j)     to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of (x) the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class and (y) the VRR Interest Owners (if affected by such amendment) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or VRR Interest Owners, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class or the VRR Interest (or any portion thereof) without the consent of the holder of such certificate or the related VRR Interest Owner, or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any VRR Interest Owner or holder of a Companion Loan, without the consent of the holders of all certificates of that class then outstanding or such VRR Interest Owner or holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates or VRR Interest, without the consent of the holders of all certificates of that class then outstanding or all VRR Interest Owners, as applicable, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates and the VRR Interest Owners or a Rating Agency Confirmation by each Rating Agency and confirmation

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of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) (x) in the case of the trustee, an institution (A) whose long-term senior unsecured debt or issuer rating is rated at least “A2” by Moody’s or who has a long- term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided, however, that the trustee may maintain a long-term senior unsecured debt rating or issuer rating of at least “Baa3” by Moody’s if the master servicer maintains a long-term senior unsecured debt or issuer rating of at least “A2” by Moody’s or a long term counterparty risk assessment of at least “A2(cr)” by Moody’s), (B) whose long-term senior unsecured debt or issuer credit rating is rated at least “A” by Fitch (or short-term rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of at least “BBB-” by Fitch as long as either (1) the master servicer has a rating on its long-term senior unsecured debt of at least “A” by Fitch or has a short-term rating of at least “F1” by Fitch, or (2) the trustee maintains an agreement with a national banking association with a rating of at least “A” on its long-term senior unsecured debt or issuer credit rating by Fitch or a short-term rating of “F1” by Fitch which agreement provides for such national banking association to make advances if the trustee, in its capacity as backup advancing party, is unwilling or unable to do so; provided, further, that

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the trustee will notify Fitch within thirty (30) days in the event there is a downgrade of such banking association’s Fitch rating, the agreement is terminated, or any other changes that may limit the agreement) and (C) whose long-term senior unsecured debt or issuer credit rating is rated at least “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s and Fitch), and (y) in the case of the certificate administrator, an institution whose long-term senior unsecured debt or issuer rating is rated at least “Baa3” by Moody’s, or in the case of each of clause (ii)(x) and (ii)(y), such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, all VRR Interest Owners, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and

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(ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Nine (9) Mortgaged Properties (22.4%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas

Seven (7) Mortgaged Properties (18.1%) are located in Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

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Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a nonjudicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Virginia

Two (2) Mortgaged Properties (10.6%) are located in California. Foreclosure of the lien of a deed of trust in Virginia typically and most efficiently is accomplished by a non-judicial trustee’s sale under a power of sale provision in the deed of trust. Judicial foreclosure also can be, but seldom is, used. In a non-judicial foreclosure, written notice to the borrower and other lienholders of record and newspaper advertisement of the trustee’s sale, containing certain information, must be given for the time period prescribed in the deed of trust, but subject to statutory minimums. After such notice, the trustee may sell the real estate at public auction. Although rarely used in Virginia, in a judicial foreclosure, after notice to all interested parties, a full hearing and judgment in favor of the lienholder, the court orders a foreclosure sale to be conducted by a court-appointed commissioner in chancery or other officer. In either type of foreclosure sale, upon consummation of the foreclosure, the borrower has no right to redeem the property. A deficiency judgment for a recourse loan may be obtained. Further, under Virginia law, under certain circumstances and for certain time periods, a lienholder may petition the court for the appointment of a receiver to collect, protect and disburse the real property’s rents and revenues, and otherwise to maintain and preserve the real property, pursuant to the court’s instructions. The decision to appoint a receiver is solely within the court’s discretion, regardless of what the deed of trust provides.

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California

Seven (7) Mortgaged Properties (10.3%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

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Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

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Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

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Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that

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physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

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The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from

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bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

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Bankruptcy Laws

Operation of the federal bankruptcy code codified in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

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Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other reasons, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease providing for the termination or modification of such rights or obligations upon the filing of a bankruptcy petition or the occurrence of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee

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becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested by a creditor and granted by a bankruptcy court in certain circumstances, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property under which the debtor is a lessee, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, there is risk associated with a borrower ground lessee or ground lessor becoming a debtor in a proceeding under the Bankruptcy Code. In general, upon the

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bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. Additionally, the Bankruptcy Code requires a debtor lessee to timely perform any obligations under a non-residential real property lease arising after the petition date, until the debtor determines whether to assume or reject the lease. The bankruptcy court may defer the time for the debtor lessee to perform under the lease until 60 days following the petition date for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the nondebtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may wait until the confirmation of its plan of reorganization to determine whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the lessee/borrower debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the

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court ruled with respect to an unrecorded lease of real property that where a sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of General Growth Properties, notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth Properties case had argued that the 21 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of

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reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under most fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed or reasonably should have believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Under certain fraudulent transfer statutes, a debtor that is generally not paying its debts as they become due other than as a result of a bona fide dispute is presumed to be insolvent. A lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or intended to, believed or reasonably should have believed that it would incur debts that would render it unable to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things,

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senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnership triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

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A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

A debtor in possession or trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to a secured mortgage lender. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of mortgagees have been inequitable, the claims of the mortgagees may be subordinated to the claims of other creditors and the liens securing such claims may be transferred to the debtor’s estate.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of

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“owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

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Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

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Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

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Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Anti-Money Laundering Act of 2020, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain

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offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions
Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly owned subsidiary of JPMCB. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator, the holder of a portion of the VRR Interest, an anticipated initial risk retention consultation party and the holder of the companion loans for which the noteholder is identified as “JPMCB” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

MSMCH and its affiliates are playing several roles in this transaction. MSMCH, a mortgage loan seller is an affiliate of Morgan Stanley & Co. LLC, one of the underwriters, and Morgan Stanley Bank, N.A., an originator, the holder of a portion of the VRR Interest, an anticipated initial risk retention consultation party and the current holder of one or more of the Companion Loans as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator, the retaining sponsor, the holder of a portion of the VRR Interest, an anticipated initial risk retention consultation party and a mortgage loan seller, is also the master servicer under this securitization and the current holder of one or more of the Companion Loans as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and is an affiliate of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is the master servicer under the BANK5 2028-5YR8 PSA, which governs the servicing and administration of each of the 640 5th Avenue Whole Loan, the Showcase I Whole Loan and the Cummins Station Whole Loan.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related

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mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Midland, or an affiliate, assisted Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Pursuant to certain interim servicing agreements between each of JPMCB and MSMCH and certain of their respective affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including prior to their inclusion in the issuing entity certain of the JPMCB Mortgage Loans.

In the case of certain Mortgage Loans, pari passu loan and/or a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the MSMCH Mortgage Loans.

Computershare Trust Company, as successor to Wells Fargo Bank, is the interim custodian of the loan files for all of the mortgage loans to be serviced under the PSA that MSMCH will transfer to the depositor.

Computershare Trust Company, National Association, the trustee, certificate administrator and custodian, is (i) the trustee, certificate administrator and custodian under the BANK5 2024-5YR8 PSA, which governs the servicing and administration of the 640 5th Avenue Whole Loan, the Showcase I Whole Loan and the Cummins Station Whole Loan and (ii) the certificate administrator and custodian under the BX 2024-BIO2 TSA, which governs the servicing and administration of the BX 2024-BIO2 Whole Loan.

Pentalpha Surveillance LLC, is the operating advisor under the BANK5 2024-5YR8 PSA, which governs the servicing and administration of the 640 5th Avenue Whole Loan, the Showcase I Whole Loan and the Cummins Station Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the

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transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the VRR Interest not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer.

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While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates or Exchangeable IO Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Interest Rates prepay faster than Mortgage Loans with lower Interest Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the

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Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss and a VRR Interest Realized Loss occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and VRR Interest Owners in reduction of the Certificate Balances of the certificates and the VRR Interest Balance of the VRR Interest. Realized Losses and VRR Interest Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates or Trust Components indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes of Certificates or Trust Components
Class X-A	$605,293,000	Class A-1 certificates and Class A-2 and Class A-3 Trust Components
Class X-B	$165,374,000	Class A-S, Class B and Class C Trust Components
Class A-2-X1	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-1 certificates
Class A-2-X2	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-2 certificates
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-1 certificates
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-2 certificates
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	Class A-S-1 certificates
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	Class A-S-2 certificates
Class B-X1	Equal to Class B Trust Component Certificate Balance	Class B-1 certificates
Class B-X2	Equal to Class B Trust Component Certificate Balance	Class B-2 certificates
Class C-X1	Equal to Class C Trust Component Certificate Balance	Class C-1 certificates
Class C-X2	Equal to Class C Trust Component Certificate Balance	Class C-2 certificates

Certificateholders and VRR Interest Owners are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the payment due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand

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for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases; Property Additions”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of

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certificates or Trust Components indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes of Certificates or Trust Components
Class X-A	$605,293,000	Class A-1 certificates and Class A-2 and Class A-3 Trust Components
Class X-B	$165,374,000	Class A-S, Class B and Class C Trust Components
Class A-2-X1	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-1 certificates
Class A-2-X2	Equal to Class A-2 Trust Component Certificate Balance	Class A-2-2 certificates
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-1 certificates
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	Class A-3-2 certificates
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	Class A-S-1 certificates
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	Class A-S-2 certificates
Class B-X1	Equal to Class B Trust Component Certificate Balance	Class B-1 certificates
Class B-X2	Equal to Class B Trust Component Certificate Balance	Class B-2 certificates
Class C-X1	Equal to Class C Trust Component Certificate Balance	Class C-1 certificates
Class C-X2	Equal to Class C Trust Component Certificate Balance	Class C-2 certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—VRR Interest-Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment (or, with respect to any Serviced A/B Whole Loan, allocation of principal payments to the related Mortgage Loan) each month, expressed as a per annum percentage

557

of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans (or, with respect to any Serviced A/B Whole Loan, allocation of principal payments to the related Mortgage Loan) are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay (or, with respect to any Serviced A/B Whole Loan, principal payments will be allocated) at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables below with respect to the Class A-2, Class A-3, Class A-S, Class B and Class C certificates apply equally to each class of Class A-2 Exchangeable Certificates, Class A-3 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates, respectively, that has a certificate balance. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;
●	the initial aggregate certificate balance, notional amount or VRR Interest Balance, as the case may be, of each interest-bearing class of certificates or the VRR Interest is as described in this prospectus;
●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;
●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;
●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;
●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;
●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;
558

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;
●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);
●	except as described in the next two succeeding bullet points, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;
●	except as otherwise assumed in the immediately preceding two bullet points, voluntary prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;
●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;
●	no Yield Maintenance Charges or Prepayment Premiums are collected;
●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;
●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in September 2024; and
●	the Offered Certificates are settled with investors on August 30, 2024;
●	the Interest Rate in effect for each Mortgage and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Interest Rate (which, in the case of the BioMed 2024 Portfolio 2 Mortgage Loan assumes no change in the weighted average of the interest rates of the respective components in connection with any partial prepayment);and
●	the Closing Date Deposit Amount will be received on or before the Closing Date.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the

559

Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	81%	81%	81%	81%	81%
August 2026	62%	62%	62%	62%	62%
August 2027	42%	42%	42%	42%	42%
August 2028	22%	22%	22%	22%	22%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.58	2.53	2.52	2.52	2.52

Percent of the Maximum Initial Certificate Balance ($250,000,000)(1)
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.87	4.79	4.71	4.60	4.37

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 Certificates; however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	NAP	NAP	NAP	NAP	NAP
August 2025	NAP	NAP	NAP	NAP	NAP
August 2026	NAP	NAP	NAP	NAP	NAP
August 2027	NAP	NAP	NAP	NAP	NAP
August 2028	NAP	NAP	NAP	NAP	NAP
August 2029 and thereafter	NAP	NAP	NAP	NAP	NAP
Weighted Average Life (years)	NAP	NAP	NAP	NAP	NAP

(1)	The exact initial Certificate Balance of the Class A-2 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 Certificates; however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.
560

Percent of the Maximum Initial Certificate Balance ($595,793,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.92	4.88	4.84	4.77	4.48

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates; however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($345,793,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.96	4.95	4.93	4.89	4.55

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates; however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.96	4.96	4.96	4.96	4.71

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.96	4.96	4.96	4.96	4.71
561

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029	43%	14%	0%	0%	0%
August 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.99	4.97	4.96	4.96	4.71

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from August 1, 2024 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions (or, with respect to any Serviced A/B Whole Loan, amounts will be allocated to the related Mortgage Loan in accordance with the above assumptions) at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Tables indicating the approximate pre-tax yield to maturity on the Exchangeable Certificates will be presented in the final prospectus.

562

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-2-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-2-2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-2-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

563

Pre-Tax Yield to Maturity for the Class A-2-X1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-2-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-2-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-3-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-3-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

564

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-3-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-3-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

565

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-S-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-S-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class A-S-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

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Pre-Tax Yield to Maturity for the Class A-S-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class B-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class B-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class B-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

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Pre-Tax Yield to Maturity for the Class B-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class B-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class B-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class C-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

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Pre-Tax Yield to Maturity for the Class C-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class C-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class C-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Pre-Tax Yield to Maturity for the Class C-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class C-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

[__]-[__]	[__]%	[__]%	[__]%	[__]%	[__]%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates and the VRR Interest. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Code, as well as regulations promulgated by the U.S. Department of the Treasury and the IRS (together, the “REMIC Provisions”). Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

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Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of uncertificated regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated residual interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G and Class J certificates, the Class A-2, Class A-2-X1, Class A-2-X2, the Class A-3, Class A-3-X1, Class A-3-X2, Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 trust components (the “Trust Components”) and the VRR Interest (together, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated residual interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the arrangement for holding the Trust Components will be classified as a trust under Section 301.7701-4(c) of the Treasury Regulations (the “Grantor Trust”). The Grantor Trust will issue the Exchangeable Certificates. Under Section 671 of the Code, the holders of the Exchangeable Certificates will be treated as the beneficial owners of the specific Trust Components underlying their particular Exchangeable Certificates.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Provisions provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that

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each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

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In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-

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off Date, five (5) of the Mortgaged Properties securing four (4) Mortgage Loan representing 15.4% of the Initial Pool Balance, is a multifamily property. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Exchangeable Certificates

Whether or not an Exchangeable Certificate represents one, or more than one, Regular Interest, each Regular Interest represented by an Exchangeable Certificate will be treated as a separately taxable interest: the basis of each such Regular Interest and the income, deduction, loss and gain of each such Regular Interest should be accounted for separately.

Upon acquiring an Exchangeable Certificate for cash, the Certificateholder must establish a separate basis in each of the Regular Interests. The Certificateholder can do so by allocating the cost of the Exchangeable Certificate among the Regular Interest(s) based on their relative fair market values at the time of acquisition. Similarly, if a Certificateholder disposes of an Exchangeable Certificate for cash, the Certificateholder must establish a separate gain or loss for each Regular Interest. The Certificateholder can do so by allocating the amount realized for the Exchangeable Certificate among the Regular Interests based on their relative fair market values at the time of disposition.

Because each of the one or more Regular Interests will be treated as a separately taxable interest, no gain or loss will be realized upon surrendering one Exchangeable Certificate representing one group of Regular Interests in exchange for two or more Exchangeable Certificates representing the same group of components in different combinations. Regardless of the value of the Exchangeable Certificates received, immediately after the exchange, each of the Regular Interests represented by the Exchangeable Certificate surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately. Similarly, no gain or loss will be realized upon surrendering two or more Exchangeable Certificates representing one group of Regular Interests in exchange for one or more Exchangeable Certificates representing the same group of Regular Interests in different combinations. Regardless of the value of the Exchangeable Certificate or Certificates received, immediately after the exchange, each of the Regular Interests underlying the Exchangeable Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately.

Taxation of Regular Interests

Each Regular Interest generally will be treated for federal income tax purposes as a debt instrument issued by the Upper-Tier REMIC. The discussion that follows applies separately to each Regular Interest represented by a Certificate.

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Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of

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nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates and the Exchangeable IO Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate or an Exchangeable IO Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPP (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be

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made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate or an Exchangeable IO Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A and Class X-B certificates or the Exchangeable IO Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such

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distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election, is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the market discount election and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may

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elect under Code Section 171 to amortize such premium under the constant yield method. Such election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all taxable premium bonds acquired thereafter. The election, is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [_] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held, and for all market discount bonds acquired, by the holder as of the first day of the taxable year for which the election is made and for all bond premium bonds and market discount bonds acquired thereafter. The election is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its

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uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates or Exchangeable IO Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the

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amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller increased by any original issue discount or market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an Exchangeable Certificate, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMICs at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited

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transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Provisions indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) (“partnership representative”) will represent each REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the Pooling and Servicing Agreement will designate the Securities Administrator as the partnership representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year, may have to take the adjustment

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into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will utilize any election or other exception available to make any REMIC’s residual interest holders (that is, the holders of the Class R certificates) rather than the REMIC itself, liable for any taxes arising from audit adjustments to the REMIC’s taxable income. It is unclear how that may affect a REMIC residual interest holder’s ability to challenge any audit adjustment that might otherwise be available in the absence of any such election or exception. Holders of Class R certificates should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or

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business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a domestic corporation, domestic partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a domestic corporation or domestic partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person. Partnerships are urged to consult their tax advisors concerning the application of the rules described herein, which may be applied differently to partners that are U.S. Persons and to partners that are not.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest payments to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the information reporting requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder (i) is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number, or (ii) other than a holder of a Class R certificate, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if

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the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate Certificateholders that are U.S. Persons are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which can include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. Certificateholders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely held fixed investment trusts”. Under these regulations, the certificate administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Exchangeable Certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the certificate administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the certificate administrator may report under the safe harbor for

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widely-held mortgage trusts, as such term is defined under Treasury Regulations Section 1.671-5.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

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Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates and nonresident VRR Interest Owners solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from such nonresident holders. We cannot assure you that holders of offered certificates or VRR Interest Owners will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

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Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-2-1	Class A-2-2
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

Underwriter	Class A-2-X1	Class A-2-X2	Class A-3	Class A-3-1
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

Underwriter	Class A-3-2	Class A-3-X1	Class A-3-X2	Class X-A
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

Underwriter	Class X-B	Class A-S	Class A-S-1	Class A-S-2
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

Underwriter	Class A-S-X1	Class A-S-X2	Class B	Class B-1
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

Underwriter	Class B-2	Class B-X1	Class B-X2	Class C
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

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Underwriter	Class C-1	Class C-2	Class C-X1	Class C-X2
J.P. Morgan Securities LLC	$ [__]	$ [__]	$ [__]	$ [__]
Morgan Stanley & Co. LLC	$ [__]	$ [__]	$ [__]	$ [__]
Wells Fargo Securities, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Academy Securities, Inc.	$ [__]	$ [__]	$ [__]	$ [__]
Drexel Hamilton, LLC	$ [__]	$ [__]	$ [__]	$ [__]
Total	$ [__]	$ [__]	$ [__]	$ [__]

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2024, before deducting expenses payable by the depositor (estimated at $[__], excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters are under no obligation to make a market in the Offered Certificates and may discontinue any market making activities at any time without notice. In addition, the ability of the Underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing, holding and selling of, or issuing quotations with respect to, asset-backed securities generally. See “Risk Factors—General Risks—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

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The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and VRR Interest Owners; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB, which is a sponsor, an originator, a holder of a portion of the VRR Interest, a mortgage loan seller, and is an affiliate of the depositor. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of MSMCH, which is a sponsor, a holder of a portion of the VRR Interest, a mortgage loan seller under this securitization and Morgan Stanley Bank, which is an originator. Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, an originator, the Retaining Sponsor, a holder of a portion of the VRR Interest, and the initial Risk Retention Consultation Party, a mortgage loan seller and the master servicer under this securitization. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General,” and certain mezzanine loans related to the Mortgage Loans, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of Morgan Stanley & Co. LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, and affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)      the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by JPMCB (or, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, the portion thereof allocable to JPMCB);

(2)      the payment by the depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by MSMCH; and

(3)      the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank (or, with respect to the BioMed 2024 Portfolio 2 Mortgage Loan, the portion thereof allocable to Wells Fargo Bank).

As a result of the circumstances described above in the prior two paragraphs, each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The

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Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

J.P. Morgan is the marketing name for the investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by J.P. Morgan Securities LLC and its securities affiliates, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, National Association and its banking affiliates. J.P. Morgan Securities LLC is a member of the Securities Investor Protection Corporation (“SIPC”) and the New York Stock Exchange.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the Financial Industry Regulatory Authority (“FINRA”), the New York Stock Exchange, the National Futures Association (“NFA”) and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC and Wells Fargo Bank, National Association. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the depositor with respect to the issuing entity (file number 333-258342-05)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

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Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-258342) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

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Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity

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interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market

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value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the

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direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan will be deemed to have represented by its acquisition of such Offered Certificates that (i) none of the depositor, any underwriter, the trustee, the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code), and the Transaction Parties are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates, and (ii) the Plan fiduciary is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

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Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

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Legal Investment

Based on interpretive guidance provided by the SEC (as further described below), the Class A-1 certificates, the Class A-2 Exchangeable Certificates, the Class A-3 Exchangeable Certificates, the Class X-A certificates, the Class X-B certificates, the Class A-S Exchangeable Certificates and the Class B Exchangeable Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”), so long as they are rated in one of the two highest rating categories by one of the Rating Agencies or another NRSRO, and the other classes of Offered Certificates will not constitute “mortgage related securities.” While Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, the various classes of Offered Certificates may or may not qualify as “mortgage related securities” for purposes of SMMEA at the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. Except as regards the status of certain Classes as “mortgage related securities” for purposes of SMMEA, we make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

597

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates receive investment grade credit ratings from two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in August 2057. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in

598

connection with a Mortgage Loan modification, waiver or amendment, (i) excess interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five

599

NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

600

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601

Index of Defined Terms

@
@%(#)	183
1
17g-5 Information Provider	378
1986 Act	572
1996 Act	547
3
30/360 Basis	418
4
401(c) Regulations	596
A
AB Modified Loan	432
Accelerated Mezzanine Loan Lender	371
Acceptable Insurance Default	437
Acquired Parcel	230
Acting General Counsel’s Letter	167
Actual/360 Basis	224
Actual/360 Loans	406
ADA	549
Additional Exclusions	437
Administrative Fee Rate	345
ADR	177
Advances	401
Affiliated Tenant	217
Affirmative Asset Review Vote	485
Aggregate Available Funds	338
Aggregate Excess Prepayment Interest Shortfall	364
Aggregate Gain-on-Sale Entitlement Amount	339
Aggregate Principal Distribution Amount	350
Air Rights Tenant	201
Allocated Appraisal Reduction Amount	429
Allocated Collateral Deficiency Amount	433
Allocated Cumulative Appraisal Reduction Amount	429
Anchor Parcel	229
Annual Debt Service	177

Appraisal Institute	301
Appraisal Reduction Amount	428
Appraisal Reduction Event	427
Appraised Rental	202
Appraised Value	177
Appraised-Out Class	434
ASR Consultation Process	454
Assessment of Compliance	523
Asset Representations Reviewer Asset Review Fee	426
Asset Representations Reviewer Fee	426
Asset Representations Reviewer Fee Rate	426
Asset Representations Reviewer Termination Event	491
Asset Representations Reviewer Upfront Fee	426
Asset Review	487
Asset Review Notice	486
Asset Review Quorum	486
Asset Review Report	489
Asset Review Report Summary	489
Asset Review Standard	488
Asset Review Trigger	484
Asset Review Vote Election	485
Asset Status Report	451
Assumed Final Distribution Date	361
Assumed Scheduled Payment	352
Attestation Report	523
Available Funds	338, 339
B
Balloon LTV Ratio	182
Balloon Payment	182
BANK5 2024-5YR8 PSA	241
Bankruptcy Code	78, 539
Base Interest Fraction	360
Base Pay Rate	237
Beds	188
BioMed 2024 Portfolio 2 Co-Lender Agreement	254
BioMed 2024 Portfolio 2 Master Servicer	254
BioMed 2024 Portfolio 2 Mortgage Loan	253
BioMed 2024 Portfolio 2 Notes	253
BioMed 2024 Portfolio 2 Pari Passu Companion Loans	253

602

BioMed 2024 Portfolio 2 Senior Note Holders	253
BioMed 2024 Portfolio 2 Senior Notes	253
BioMed 2024 Portfolio 2 Special Servicer	254
BioMed 2024 Portfolio 2 Subordinate Note Holder	253
BioMed 2024 Portfolio 2 Subordinate Notes	253
BioMed 2024 Portfolio 2 Whole Loan	254
Borrower Party	370
Borrower Party Affiliate	371
Borrower Restricted Party	260
Breach Notice	390
Bridge Bank	125
Bronx Terminal Market Control Appraisal Period	266
Bronx Terminal Market Ground Lease	203
Bronx Terminal Market Mortgage Loan	261
Bronx Terminal Market Sequential Pay Event	262
Bronx Terminal Market Servicing Shift PSA	262
BSCMI	272
BX 2024-BIO2 TSA	241, 254
C
C(WUMP)O	24
Cash Flow Analysis	179
CERCLA	546
Certificate Administrator/Trustee Fee	424
Certificate Administrator/Trustee Fee Rate	424
Certificate Balance	335
Certificate Owners	381
Certificateholder	372
Certificateholder Quorum	495
Certificateholder Repurchase Request	507
Certificates	334
Certifying Certificateholder	383
Chrysler	204
CityFHEPS	86
Class A Certificates	334
Class A-3 Exchangeable Certificates	334

Class A-S Exchangeable Certificates	334
Class B Exchangeable Certificates	334
Class C Exchangeable Certificates	334
Class Percentage Interest	347
Class RR Certificateholders	5, 330
Class RR Certificates	330, 334
Class X certificates	3
Class X Certificates	334
Clearstream	380
Clearstream Participants	382
Closing Date	176, 272
Closing Date Deposit Amount	60, 190
CMBS	170, 320
Code	169
Collateral Deficiency Amount	433
Collection Account	405
Collection Period	339
Communication Request	384
Companion Distribution Account	405
Companion Holder	241
Companion Holders	241
Companion Loan	56
Companion Loan Rating Agency	241
Companion Loans	174
Compensating Interest Payment	362
Computershare	313
Computershare Limited	313
Computershare Trust Company	313
Constant Prepayment Rate	557
Consultation Termination Event	471
Control Appraisal Period	241
Control Eligible Certificates	463
Control Note	241
Control Termination Event	471
Controlling Class	463
Controlling Class Certificateholder	463
Controlling Holder	241
Controlling Note Holder	257
Corrected Loan	451
Corresponding Trust Components	347
CPP	558
CPR	557
CPY	558
CRE Loans	294, 307
CREC	204
Credit Risk Retention Rules	330
CREFC®	367
CREFC® Intellectual Property Royalty License Fee	426
CREFC® Intellectual Property Royalty License Fee Rate	427
CREFC® Reports	367

603

Cross-Over Date	343
CTS	313
Cumulative Appraisal Reduction Amount	432, 434
Cure/Contest Period	488
Cut-off Date	174
Cut-off Date Balance	180
Cut-off Date Loan-to-Value Ratio	180
Cut-off Date LTV Ratio	180
D
D or @%(#)	183
D or YM(#)	183
D or YM@(#)	183
D(#)	183
DDA	215
Debt Service Coverage Ratio	181
Defaulted Loan	458
Defeasance Deposit	228
Defeasance Loans	228
Defeasance Lock-Out Period	228
Defeasance Option	228
Deferred Pay Rate	237
Definitive Certificate	380
Delegated Directive	20
Delinquent Loan	485
Demand Entities	297
Depositories	380
Determination Date	337
Diligence File	387
Directing Certificateholder	462
Directing Certificateholder Asset Status Report Approval Process	453
Disclosable Special Servicer Fees	424
Discount Rate	360
Dispute Resolution Consultation	511
Dispute Resolution Cut-off Date	510
Distribution Accounts	406
Distribution Date	337
Distribution Date Statement	367
DMV Negotiation End Date	232
Dodd-Frank Act	172
DOL	592
DSCR	181
DTC	380
DTC Participants	380
DTC Rules	382
E
EDC	203
EDGAR	591

EEA	20
Effective Gross Income	179
Eligible Asset Representations Reviewer	489
Eligible Operating Advisor	479
Enforcing Party	508
Enforcing Servicer	507
ESA	203, 278
Escrow/Reserve Mitigating Circumstances	280
EU	145
EU CRR	145
EU Institutional Investor	145
EU Investor Requirements	145
EU PRIIPS Regulation	20
EU Prospectus Regulation	20
EU Qualified Investor	20
EU Retail Investor	20
EU Securitization Regulation	145
EU SR Rules	145
Euroclear	380
Euroclear Operator	383
Euroclear Participants	382
EUWA	21, 145
Excess Modification Fee Amount	419
Excess Modification Fees	417
Excess Prepayment Interest Shortfall	364
Exchange Act	271
Exchange Parcel	230
Exchangeable Certificates	4, 334
Exchangeable IO Certificates	334
Exchangeable IO Trust Component	346
Exchangeable P&I Trust Component	346
Excluded Controlling Class Holder	370
Excluded Controlling Class Loan	371
Excluded Information	371
Excluded Loan	371
Excluded Plan	594
Excluded Special Servicer	495
Excluded Special Servicer Loan	495
Exemption	593
Exemption Rating Agency	593
Expansion Parcel	230
F
FATCA	583
FDIA	165
FDIC	124, 166
FIEL	26
Fifth Avenue Building	201

604

Final Asset Status Report	453, 475
Final Dispute Resolution Election Notice	511
Financial Promotion Order	22
FINRA	590
FIRREA	167, 277
Fitch	489
Flagstar	125
FPO Persons	22
FSMA	21, 145
G
GAAP	19
Gain-on-Sale Remittance Amount	339
Gain-on-Sale Reserve Account	406
Garn Act	548
GLA	181
Government Securities	226
Grantor Trust	336, 570
H
HSTP Act	87
I
ICAP Tax Abatement	222
In Place Cash Management	181
Indirect Participants	381
Initial Delivery Date	451
Initial Pool Balance	174
Initial Requesting Certificateholder	507
Institutional Investor	25
Insurance and Condemnation Proceeds	405
Intercreditor Agreement	241
Interest Accrual Amount	350
Interest Accrual Period	350
Interest Distribution Amount	350
Interest Rate	345
Interest Reserve Account	406
Interest Shortfall	350
Interested Person	460
Investment Account	407
Investor Certification	371
IRS	169
J
Japanese Retention Requirement	27
JFSA	26
JPMC	272
JPMCB	272

JPMCB Data Tape	274
JPMCB Deal Team	274
JPMCB Mortgage Loans	274
JPMCB’s Qualification Criteria	276
JRR Rule	26
K
KBRA	489
L
L(#)	183
Lead Securitization Note	258
Lead Securitization Noteholder	258
Liquidation Fee	420
Liquidation Fee Rate	420
Liquidation Proceeds	405
Loan Per Unit	182
Loan-to-Value Ratio at Maturity	182
Local Law 97	127
Lock-out Period	226
Loss of Value Payment	392
Losses	327
Lower-Tier Regular Interests	570
Lower-Tier REMIC	336, 570
LTV Ratio	180
LTV Ratio at Maturity	182
M
M&M Renewal Rent Commencement Date	214
Macy’s	76
MAI	393
Major Decision	464
Major Decision Reporting Package	464
MAS	25
Master Servicer	315
Master Servicer Decision	440
Master Servicer Proposed Course of Action Notice	509
Material Defect	390
Maturity Date Balloon Payment	182
Midland	320
Midland Parties	326
Midland Primary Servicing Agreement	320
Midland Serviced Loans	324
Midland Serviced Mortgage Loans	320
MIFID II	20
MLPA	385
Modification Fees	418
Moody’s	317, 489

605

Morgan Stanley Bank	284
Morgan Stanley Group	284
Morgan Stanley Origination Entity	286
Morningstar DBRS	317, 320, 489
Mortgage	175
Mortgage ALA	231
Mortgage File	385
Mortgage Loan	56
Mortgage Note	175
Mortgage Pool	174
Mortgaged Property	175
MSMCH	284
MSMCH Data File	293
MSMCH Mortgage Loans	284
MSMCH Qualification Criteria	294
MSMCH Securitization Database	292
N
Net Mortgage Rate	345
Net Operating Income	182
NFA	590
NFIP	107
NI 33-105	27
Non-Collateral Property	201
Non-Control Note	242
Non-Controlling Holder	242
Non-Controlling Note	258
Non-Controlling Note Holder	258
Nonrecoverable Advance	402
Non-Retained Percentage	46, 332
Non-Serviced AB Whole Loan	242
Non-Serviced Certificate Administrator	242
Non-Serviced Companion Loan	57, 242
Non-Serviced Companion Loans	57
Non-Serviced Custodian	242
Non-Serviced Directing Certificateholder	242
Non-Serviced Master Servicer	242
non-serviced mortgage loan	57
Non-Serviced Mortgage Loan	57, 242
Non-Serviced Pari Passu Companion Loan	242
Non-Serviced Pari Passu Mortgage Loan	242
Non-Serviced Pari Passu Whole Loan	242
Non-Serviced PSA	243
Non-Serviced Special Servicer	243
Non-Serviced Trustee	243
non-serviced whole loan	57
Non-Serviced Whole Loan	243

Non-Specially Serviced Loan	467
Non-U.S. Person	583
Note Holders	254
Notional Amount	335
NRA	182
NRSRO	370
NRSRO Certification	373
O
O&M Agreement	215
O(#)	183
OCC	298
Occupancy As Of Date	182
Offer	21
Offer Summary	215
Offered Certificates	335
OID Regulations	574
OLA	167
Operating Advisor Consulting Fee	425
Operating Advisor Expenses	425
Operating Advisor Fee	425
Operating Advisor Fee Rate	425
Operating Advisor Standard	477
Operating Advisor Termination Event	481
Operating Advisor Upfront Fee	425
Other Master Servicer	243
Other PSA	243
Other Special Servicer	243
P
P&I Advance	400
P&I Advance Date	400
PACE	124, 239
Pads	188
PAR	278
Par Purchase Price	458
Pari Passu Companion Loans	174
Pari Passu Mortgage Loan	243
Participants	380
Parties in Interest	592
partnership representative	581
Pass-Through Rate	344
Patriot Act	550
Payment Due Date	223, 339
PCO	220
Pentalpha Surveillance	328
Percentage Interest	337
Periodic Payments	338
Permitted Investments	407

606

Permitted Special Servicer/Affiliate Fees	424
PIPs	205
PL	302
Plans	592
PML	302
Potomac Tower Subleases	213
PRC	24
Preliminary Dispute Resolution Election Notice	510
Prepayment Assumption	575
Prepayment Interest Excess	362
Prepayment Interest Shortfall	362
Prepayment Premium	361
Prepayment Provisions	182
Prime Rate	405
Principal Balance Certificates	335
Principal Distribution Amount	351
Principal Shortfall	352
Privileged Information	480
Privileged Information Exception	480
Privileged Person	369
Professional Investors	25
Prohibited Person	203
Prohibited Prepayment	363
Promotion of Collective Investment Schemes Exemptions Order	22
Proposed Course of Action	509
Proposed Course of Action Notice	509
Prospectus	24
PSA	333
PSA Party Repurchase Request	508
PTCE	595
Purchase Price	392
Q
Qualification Criteria	307
Qualified Replacement Special Servicer	496
Qualified Substitute Mortgage Loan	393
Qualifying CRE Loan Percentage	333
R
RAC No-Response Scenario	520
Rated Final Distribution Date	362
Rating Agencies	521
Rating Agency Confirmation	521
REA	83
Realized Loss	365
REC	203
Received Classes	346

Record Date	337
Refinancing/P&S Document	445
Registration Statement	591
Regular Certificates	334
Regular Interestholder	574
Regular Interests	570
Regulation AB	523
Reimbursement Rate	405
Related Proceeds	403
Release Amount	231
Release Date	228
Release Parcel	229
Relevant Investor	25
Relevant Persons	22
Relief Act	550
Remaining Property	229
Remaining Term to Maturity	184
REMIC	570
REMIC Provisions	569
REO Account	407
REO Loan	353
REO Property	451
Repurchase Request	508
Requesting Certificateholder	510
Requesting Holders	434
Requesting Investor	384
Requesting Party	520
Required Credit Risk Retention Percentage	333
Requirements	550
Residual Certificates	334
Resolution Failure	508
Resolved	508
Restricted Group	593
Restricted Holder	261
Restricted Party	480
Retaining Parties	330
Retaining Sponsor	330
Review Materials	486
RevPAR	184
Risk Retention Allocation Percentage	333
Risk Retention Consultation Party	370
ROFO	215
ROFR	215
ROFR Property	215
Rooms	188
RR Interest	330, 334
RR Interest Owner	5, 330
Rule 15Ga-1 Reporting Period	281, 307
Rule 17g-5	373

607

S
S&P	320, 489
Scheduled Principal Distribution Amount	351
SEC	271
Securities Act	523
Securitization Accounts	334, 407
Securitization Regulations	146
SEL	302
Senior Certificates	334
Serviced A/B Whole Loan	243
Serviced Companion Loan	243
Serviced Companion Loans	56
Serviced Mortgage Loan	243
Serviced Mortgage Loans	56
Serviced Pari Passu Companion Loan	243
Serviced Pari Passu Companion Loan Securities	500
Serviced Pari Passu Mortgage Loan	243
Serviced Pari Passu Whole Loan	243
Serviced Subordinate Companion Loan	244
Serviced Whole Loan	244
Serviced Whole Loans	56
Servicer Termination Event	499
Servicing Advances	401
Servicing Fee	415
Servicing Fee Rate	415
servicing shift master servicer	57
servicing shift mortgage loan	56
Servicing Shift Mortgage Loan	244
servicing shift pooling and servicing agreement	57
Servicing Shift PSA	244
servicing shift securitization date	57
Servicing Shift Securitization Date	244
servicing shift special servicer	57
servicing shift whole loan	56
Servicing Shift Whole Loan	244
Servicing Standard	398
Servicing Transfer Event	448
SF	184
SFA	25
SFO	24
Similar Law	592
SIPC	590
SMMEA	68, 597
Special Servicing Fee	419
Special Servicing Fee Rate	419
Specially Serviced Loans	448
Sq. Ft.	184

Square Feet	184
SR Institutional Investors	146
SR Investor Requirements	146
SR Rules	146
Startup Day	570
Stated Principal Balance	352
Structured Product	24
Structuring Assumptions	558
Subject 2023 Computershare CMBS Annual Statement of Compliance	314
Subject Loan	426
Subordinate Certificates	334
Subordinate Companion Loan	244
Subsequent Asset Status Report	451
Sub-Servicing Agreement	399
Surrendered Classes	346
SVB	124
T
T-12	184
TCO	220
Term to Maturity	184
Termination Purchase Amount	524
Terms and Conditions	383
Tests	487
third country	146
Title V	549
Total Operating Expenses	179
Transaction Parties	595
Triggering Event of Default	257
TRIPRA	108
Trust	312
Trust Components	346, 570
Trust REMICs	336, 570
TTM	184
U
U.S. Person	583
U/W DSCR	181
U/W Expenses	184
U/W NCF	185
U/W NCF Debt Yield	187
U/W NCF DSCR	181
U/W Net Cash Flow	185
U/W Net Operating Income	187
U/W NOI	187
U/W NOI Debt Yield	188
U/W NOI DSCR	187
U/W Revenues	188
UCC	533

608

UK	21, 145
UK CRR	145
UK Institutional Investor	146
UK Investor Requirements	145
UK MIFIR Product Governance Rules	22
UK PRIIPS Regulation	21
UK Prospectus Regulation	21
UK Qualified Investor	21
UK Retail Investor	21
UK Securitization Regulation	145
UK SR Rules	145
Underwriter Entities	133
Underwriting Agreement	587
Underwritten Debt Service Coverage Ratio	181
Underwritten Economic Occupancy	184
Underwritten Expenses	184
Underwritten NCF	185
Underwritten NCF Debt Yield	187
Underwritten Net Cash Flow	185
Underwritten Net Cash Flow Debt Service Coverage Ratio	181
Underwritten Net Operating Income	187
Underwritten Net Operating Income Debt Service Coverage Ratio	187
Underwritten NOI	187
Underwritten NOI Debt Yield	188
Underwritten Revenues	188
Units	188
Unscheduled Principal Distribution Amount	351
Unsolicited Information	487
Upper-Tier REMIC	336, 570
V
Venture Global Prime Lease	213

VG Lease	217
Volcker Rule	173
Voting Rights	379
VRR Interest	5, 334
VRR Interest Available Funds	331
VRR Interest Balance	335
VRR Interest Distribution Amount	332
VRR Interest Gain-on-Sale Remittance Amount	331
VRR Interest Gain-on-Sale Reserve Account	406
VRR Interest Owners	5, 330
VRR Percentage	46, 332
VRR Principal Distribution Amount	332
W
WAC Rate	345
Wachovia Bank	298
Weighted Average Interest Rate	188
Weighted Averages	189
Wells Fargo Bank	298, 313
Wells Fargo Bank Data Tape	305
Wells Fargo Bank Deal Team	305
West 52nd Street Building	201
Whole Loan	56, 174
Whole Loan Event of Default	257
Withheld Amounts	406
Workout Fee	419
Workout Fee Rate	419
Workout-Delayed Reimbursement Amount	404
Y
Yield Maintenance Charge	361
YM Denominator	360
YM(#)	183
YM@%(#)	184

609

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

A-1-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group
							1	1
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	9.9%	100.0%	JPMCB	JPMCB	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	9.7%	100.0%	MSBNA	MSMCH	NAP	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	9.2%	100.0%	JPMCB	JPMCB	NAP	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	8.8%		JPMCB/WFB	JPMCB/WFB	NAP	NAP
4.01	Property		1	200 Sidney	2.8%	32.2%
4.02	Property		1	Lincoln Centre	1.9%	21.1%
4.03	Property		1	40 Erie Street	1.3%	14.5%
4.04	Property		1	4570 Executive Drive	1.0%	11.6%
4.05	Property		1	9360-9390 Towne Centre Drive	0.8%	9.2%
4.06	Property		1	21 Erie Street	0.6%	7.4%
4.07	Property		1	47 Erie Street Parking Structure	0.2%	2.8%
4.08	Property		1	Eastgate Mall	0.1%	1.3%
5	Loan	10, 12, 27	1	640 5th Avenue	6.4%	100.0%	MSBNA	MSMCH	NAP	NAP
6	Loan		1	One Town Center	5.6%	100.0%	WFB	WFB	NAP	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	5.5%	100.0%	WFB	WFB	NAP	NAP
8	Loan	7, 10	1	Culver Steps	3.7%	100.0%	WFB	WFB	NAP	NAP
9	Loan		1	Magnolia Houston	3.7%	100.0%	MSBNA	MSMCH	NAP	NAP
10	Loan		1	120 Beach 26th Street	3.5%	100.0%	MSBNA	MSMCH	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	3.4%	100.0%	JPMCB	JPMCB	NAP	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	3.2%	100.0%	MSBNA	MSMCH	NAP	NAP
13	Loan		1	Dundalk Plaza	3.0%	100.0%	MSBNA	MSMCH	NAP	NAP
14	Loan	10, 30	1	Cummins Station	2.7%	100.0%	WFB	WFB	NAP	NAP
15	Loan		1	42-35 Main Street	2.7%	100.0%	MSBNA	MSMCH	NAP	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	2.4%		WFB	WFB	NAP	NAP
16.01	Property		1	Lakeline	1.0%	39.6%
16.02	Property		1	Southlake	0.8%	33.2%
16.03	Property		1	Northgate	0.7%	27.2%
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	2.1%		WFB	WFB	NAP	NAP
17.01	Property		1	158-13 72nd Avenue	1.5%	72.1%
17.02	Property		1	42-34 Saull Street	0.6%	27.9%
18	Loan		1	Shops at Abilene	1.6%	100.0%	MSBNA	MSMCH	NAP	NAP
19	Loan	9	1	Katonah Self Storage	1.5%	100.0%	JPMCB	JPMCB	NAP	NAP
20	Loan	20	1	The Village Tulare	1.5%	100.0%	MSBNA	MSMCH	NAP	NAP
21	Loan		2	Townwood and Windmill Apartments	1.4%		WFB	WFB	NAP	NAP
21.01	Property		1	Windmill Apartments	0.9%	66.1%
21.02	Property		1	Townwood Apartments	0.5%	33.9%
22	Loan		1	401 South La Brea	1.4%	100.0%	WFB	WFB	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	1.4%	100.0%	WFB	WFB	NAP	NAP
24	Loan		1	Northpointe Shopping Center	1.1%	100.0%	MSBNA	MSMCH	NAP	NAP
25	Loan		1	Harmon Business Park	0.8%	100.0%	MSBNA	MSMCH	Group 1	NAP
26	Loan	24	1	120 West 79th Street	0.6%	100.0%	JPMCB	JPMCB	NAP	NAP
27	Loan	17	1	Stadium Walk	0.6%	100.0%	JPMCB	JPMCB	Group 1	NAP
28	Loan		1	Secure Space Storage	0.5%	100.0%	WFB	WFB	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	0.5%	100.0%	MSBNA	MSMCH	NAP	NAP
30	Loan	21	1	Mission Trace II	0.4%	100.0%	MSBNA	MSMCH	NAP	NAP
31	Loan	G	1	Fairgrove MHC	0.4%	100.0%	MSBNA	MSMCH	NAP	NAP
32	Loan		1	34 Avenue A	0.4%	100.0%	MSBNA	MSMCH	NAP	NAP
33	Loan	25	1	1305 Kings Highway	0.3%	100.0%	MSBNA	MSMCH	NAP	NAP

A-1-1

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Address	City	County

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	1001-13 North 2nd Street, 1015 North 2nd Street, 1010 North Hancock Street, 1050 North Hancock Street and 145 West Wildey Street, Unit 1	Philadelphia	Philadelphia
2	Loan	10, 15, 19, 29	1	Baybrook Mall	500 Baybrook Mall	Friendswood	Harris
3	Loan	13, 23, 31, B	1	Potomac Tower	1001 North 19th Street	Arlington	Arlington
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	Various	Various	Various
4.01	Property		1	200 Sidney	200 Sidney Street	Cambridge	Middlesex
4.02	Property		1	Lincoln Centre	200, 300, 400, 500 and 800 Lincoln Centre Drive	Foster City	San Mateo
4.03	Property		1	40 Erie Street	40 Erie Street	Cambridge	Middlesex
4.04	Property		1	4570 Executive Drive	4570 Executive Drive	San Diego	San Diego
4.05	Property		1	9360-9390 Towne Centre Drive	9360-9390 Towne Centre Drive	San Diego	San Diego
4.06	Property		1	21 Erie Street	21 Erie Street	Cambridge	Middlesex
4.07	Property		1	47 Erie Street Parking Structure	47 Erie Street	Cambridge	Middlesex
4.08	Property		1	Eastgate Mall	4575 Eastgate Mall	San Diego	San Diego
5	Loan	10, 12, 27	1	640 5th Avenue	640 5th Avenue	New York	New York
6	Loan		1	One Town Center	One Town Center Road	Boca Raton	Palm Beach
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	610 Exterior Street	Bronx	Bronx
8	Loan	7, 10	1	Culver Steps	9300 Culver Boulevard	Culver City	Los Angeles
9	Loan		1	Magnolia Houston	1100 Texas Avenue	Houston	Harris
10	Loan		1	120 Beach 26th Street	120 Beach 26th Street	Far Rockaway	Queens
11	Loan	10, 26, E	1	Showcase I	3785 South Las Vegas Boulevard	Las Vegas	Clark
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	17447 Haggerty Road	Northville	Wayne
13	Loan		1	Dundalk Plaza	1401-1417 Merritt Boulevard	Baltimore	Baltimore
14	Loan	10, 30	1	Cummins Station	209 10th Avenue South	Nashville	Davidson
15	Loan		1	42-35 Main Street	42-35 Main Street	Flushing	Queens
16	Loan		3	Clark/Jenkins Storage Portfolio	Various	Various	Various
16.01	Property		1	Lakeline	11000 Lakeline Boulevard	Austin	Williamson
16.02	Property		1	Southlake	2060 East Continental Boulevard	Southlake	Tarrant
16.03	Property		1	Northgate	8833 Research Boulevard	Austin	Travis
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	Various	Various	Queens
17.01	Property		1	158-13 72nd Avenue	158-13 72nd Avenue	Pomonok	Queens
17.02	Property		1	42-34 Saull Street	42-34 Saull Street	Flushing	Queens
18	Loan		1	Shops at Abilene	3517 Catclaw Drive	Abilene	Taylor
19	Loan	9	1	Katonah Self Storage	341 Railroad Avenue	Bedford Hills	Westchester
20	Loan	20	1	The Village Tulare	621 Prosperity Avenue, 795 East Prosperity Avenue and 1203 North Cherry Street	Tulare	Tulare
21	Loan		2	Townwood and Windmill Apartments	Various	Savannah	Chatham
21.01	Property		1	Windmill Apartments	6 Talina Lane and 0 Holland Road	Savannah	Chatham
21.02	Property		1	Townwood Apartments	920 Mohawk Street	Savannah	Chatham
22	Loan		1	401 South La Brea	415 South La Brea Avenue	Los Angeles	Los Angeles
23	Loan		1	Winterpock Crossing Shopping Center	6601, 6701, 6758 and 6801 Lake Harbour Drive	Midlothian	Chesterfield
24	Loan		1	Northpointe Shopping Center	45030-45250 Northpointe Boulevard	Utica	Macomb
25	Loan		1	Harmon Business Park	13031-13045 Harmon Road	Fort Worth	Tarrant
26	Loan	24	1	120 West 79th Street	120 West 79th Street	Chicago	Cook
27	Loan	17	1	Stadium Walk	1341 North 9th Street	Lincoln	Lancaster
28	Loan		1	Secure Space Storage	3519 North Salem Road and 3525 North Salem Road	Fayetteville	Washington
29	Loan	F	1	Muegge Manor MHC	38 Vista Drive	Saint Charles	Saint Charles
30	Loan	21	1	Mission Trace II	3355 South Wadsworth Boulevard	Lakewood	Jefferson
31	Loan	G	1	Fairgrove MHC	125 Capital Loop	Reidsville	Rockingham
32	Loan		1	34 Avenue A	34 Avenue A	New York	New York
33	Loan	25	1	1305 Kings Highway	1305 Kings Highway	Brooklyn	Kings

A-1-2

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)
											5, 6, 7, 8, 9		10
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	PA	19123	Multifamily	Mid Rise	2006-2007	2019	332	Units	326,957.83	90,000,000
2	Loan	10, 15, 19, 29	1	Baybrook Mall	TX	77546	Retail	Super Regional Mall	1978	2016	540,986	SF	406.66	88,000,000
3	Loan	13, 23, 31, B	1	Potomac Tower	VA	22209	Office	CBD	1989	2015	241,710	SF	347.52	84,000,000
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	Various	Various	Various	Various	Various	Various	995,458	SF	552.40	80,000,000
4.01	Property		1	200 Sidney	MA	02139	Mixed Use	Lab/Office	2000	2016	188,616	SF		25,742,105
4.02	Property		1	Lincoln Centre	CA	94404	Mixed Use	Lab/Office	2017	NAP	360,000	SF		16,842,105
4.03	Property		1	40 Erie Street	MA	02139	Mixed Use	Lab/Office	1996	2015	106,638	SF		11,578,947
4.04	Property		1	4570 Executive Drive	CA	92121	Mixed Use	Lab/Office	2000	2019	125,550	SF		9,296,842
4.05	Property		1	9360-9390 Towne Centre Drive	CA	92121	Mixed Use	Lab/Office	1990	2020	147,577	SF		7,368,421
4.06	Property		1	21 Erie Street	MA	02139	Mixed Use	Lab/Office	1925	2018	51,914	SF		5,908,421
4.07	Property		1	47 Erie Street Parking Structure	MA	02139	Other	Parking Garage	1997	NAP	447	Spaces		2,210,526
4.08	Property		1	Eastgate Mall	CA	92121	Mixed Use	Lab/Office	1989	2020	15,163	SF		1,052,632
5	Loan	10, 12, 27	1	640 5th Avenue	NY	10022	Mixed Use	Retail/Office	1949	2003	314,533	SF	952.40	58,500,000
6	Loan		1	One Town Center	FL	33486	Office	Suburban	1990	NAP	190,395	SF	267.86	51,000,000
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	NY	10451	Retail	Anchored	2009	NAP	918,779	SF	261.22	50,210,526
8	Loan	7, 10	1	Culver Steps	CA	90232	Mixed Use	Office/Retail	2019	NAP	121,736	SF	616.09	33,750,000
9	Loan		1	Magnolia Houston	TX	77002	Hospitality	Full Service	1926	2003, 2017-2019	314	Rooms	106,369.43	33,400,000
10	Loan		1	120 Beach 26th Street	NY	11691	Multifamily	High Rise	2006	2016	126	Units	250,000.00	31,500,000
11	Loan	10, 26, E	1	Showcase I	NV	89109	Retail	Anchored	1997	2003	180,848	SF	937.25	31,000,000
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	MI	48168	Retail	Anchored	1997	NAP	179,410	SF	164.43	29,500,000
13	Loan		1	Dundalk Plaza	MD	21222	Retail	Anchored	1968	2018-2020	178,075	SF	153.31	27,300,000
14	Loan	10, 30	1	Cummins Station	TN	37203	Office	CBD	1910	2017	410,740	SF	328.68	25,000,000
15	Loan		1	42-35 Main Street	NY	11355	Retail	Unanchored	2013	NAP	45,323	SF	551.60	25,000,000
16	Loan		3	Clark/Jenkins Storage Portfolio	TX	Various	Self Storage	Self Storage	Various	NAP	253,425	SF	87.82	22,255,000
16.01	Property		1	Lakeline	TX	78717	Self Storage	Self Storage	2017	NAP	83,305	SF		8,815,171
16.02	Property		1	Southlake	TX	76092	Self Storage	Self Storage	2018	NAP	78,350	SF		7,395,761
16.03	Property		1	Northgate	TX	78758	Self Storage	Self Storage	2019	NAP	91,770	SF		6,044,068
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	NY	Various	Mixed Use	Multifamily/Retail	Various	NAP	98	Units	191,326.53	18,750,000
17.01	Property		1	158-13 72nd Avenue	NY	11365	Mixed Use	Multifamily/Retail	1991	NAP	66	Units		13,525,000
17.02	Property		1	42-34 Saull Street	NY	11355	Mixed Use	Multifamily/Retail	1990	NAP	32	Units		5,225,000
18	Loan		1	Shops at Abilene	TX	79606	Retail	Anchored	2004	NAP	175,581	SF	81.16	14,250,000
19	Loan	9	1	Katonah Self Storage	NY	10507	Self Storage	Self Storage	2002; 2005; 2009	NAP	104,708	SF	133.71	14,000,000
20	Loan	20	1	The Village Tulare	CA	93274	Retail	Anchored	1971; 1986	2000	164,766	SF	81.93	13,500,000
21	Loan		2	Townwood and Windmill Apartments	GA	31419	Multifamily	Garden	Various	2024	162	Units	79,629.63	12,900,000
21.01	Property		1	Windmill Apartments	GA	31419	Multifamily	Garden	1986	2024	104	Units		8,525,000
21.02	Property		1	Townwood Apartments	GA	31419	Multifamily	Garden	1984	2024	58	Units		4,375,000
22	Loan		1	401 South La Brea	CA	90036	Retail	Single Tenant	2014	NAP	42,157	SF	292.95	12,350,000
23	Loan		1	Winterpock Crossing Shopping Center	VA	23112	Retail	Anchored	1999	2007	122,956	SF	100.04	12,300,000
24	Loan		1	Northpointe Shopping Center	MI	48315	Retail	Anchored	1990	2004	176,918	SF	56.52	10,000,000
25	Loan		1	Harmon Business Park	TX	76177	Industrial	Manufacturing	2020-2022	NAP	82,255	SF	87.90	7,230,000
26	Loan	24	1	120 West 79th Street	IL	60620	Retail	Anchored	1986	NAP	68,200	SF	86.36	5,890,000
27	Loan	17	1	Stadium Walk	NE	68508	Multifamily	Student Housing	1991	2018	238	Beds	23,109.24	5,500,000
28	Loan		1	Secure Space Storage	AR	72704	Self Storage	Self Storage	2005	2017	80,000	SF	62.50	5,000,000
29	Loan	F	1	Muegge Manor MHC	MO	63303	Manufactured Housing	Manufactured Housing	1966	NAP	67	Pads	63,432.84	4,250,000
30	Loan	21	1	Mission Trace II	CO	80227	Retail	Unanchored	1983-1987	NAP	44,142	SF	90.62	4,000,000
31	Loan	G	1	Fairgrove MHC	NC	27320	Manufactured Housing	Manufactured Housing	1983	NAP	96	Pads	36,822.92	3,535,000
32	Loan		1	34 Avenue A	NY	10009	Mixed Use	Multifamily/Retail/Office	1900	2022	3,450	SF	971.01	3,350,000
33	Loan	25	1	1305 Kings Highway	NY	11229	Mixed Use	Retail/Office	1975	1996; 2019	9,979	SF	308.65	3,080,000

A-1-3

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)
							11			12		12
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	90,000,000	90,000,000	5.91000%	0.016300%	5.893700%	NAP	449,406.25	NAP	5,392,875.00
2	Loan	10, 15, 19, 29	1	Baybrook Mall	88,000,000	83,258,238	6.81600%	0.017550%	6.798450%	574,632.36	NAP	6,895,588.32	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	84,000,000	84,000,000	7.60000%	0.021300%	7.578700%	NAP	539,388.89	NAP	6,472,666.68
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	80,000,000	80,000,000	5.48759809004295%	0.016300%	5.47129809004295%	NAP	370,920.98	NAP	4,451,051.76
4.01	Property		1	200 Sidney	25,742,105	25,742,105
4.02	Property		1	Lincoln Centre	16,842,105	16,842,105
4.03	Property		1	40 Erie Street	11,578,947	11,578,947
4.04	Property		1	4570 Executive Drive	9,296,842	9,296,842
4.05	Property		1	9360-9390 Towne Centre Drive	7,368,421	7,368,421
4.06	Property		1	21 Erie Street	5,908,421	5,908,421
4.07	Property		1	47 Erie Street Parking Structure	2,210,526	2,210,526
4.08	Property		1	Eastgate Mall	1,052,632	1,052,632
5	Loan	10, 12, 27	1	640 5th Avenue	58,414,688	53,466,563	6.1293333%	0.017550%	6.1117833%	385,397.62	NAP	4,624,771.44	NAP
6	Loan		1	One Town Center	51,000,000	51,000,000	7.33800%	0.017550%	7.320450%	NAP	316,196.46	NAP	3,794,357.52
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	50,210,526	50,210,526	5.18100%	0.017550%	5.163450%	NAP	219,794.84	NAP	2,637,538.08
8	Loan	7, 10	1	Culver Steps	33,750,000	33,750,000	6.63400%	0.017550%	6.616450%	NAP	189,172.66	NAP	2,270,071.92
9	Loan		1	Magnolia Houston	33,400,000	33,400,000	7.47000%	0.017550%	7.452450%	NAP	210,802.71	NAP	2,529,632.52
10	Loan		1	120 Beach 26th Street	31,500,000	31,500,000	6.10000%	0.017550%	6.082450%	NAP	162,348.96	NAP	1,948,187.52
11	Loan	10, 26, E	1	Showcase I	31,000,000	31,000,000	6.36000%	0.017550%	6.342450%	NAP	166,581.94	NAP	1,998,983.28
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	29,500,000	29,500,000	6.50000%	0.035050%	6.464950%	NAP	162,011.00	NAP	1,944,132.00
13	Loan		1	Dundalk Plaza	27,300,000	27,300,000	7.20000%	0.035050%	7.164950%	NAP	166,075.00	NAP	1,992,900.00
14	Loan	10, 30	1	Cummins Station	25,000,000	25,000,000	7.15500%	0.017550%	7.137450%	NAP	151,132.81	NAP	1,813,593.72
15	Loan		1	42-35 Main Street	25,000,000	25,000,000	7.12000%	0.017550%	7.102450%	NAP	150,393.52	NAP	1,804,722.24
16	Loan		3	Clark/Jenkins Storage Portfolio	22,255,000	22,255,000	6.72900%	0.017550%	6.711450%	NAP	126,528.18	NAP	1,518,338.16
16.01	Property		1	Lakeline	8,815,171	8,815,171
16.02	Property		1	Southlake	7,395,761	7,395,761
16.03	Property		1	Northgate	6,044,068	6,044,068
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	18,750,000	18,750,000	6.71000%	0.017550%	6.692450%	NAP	106,299.91	NAP	1,275,598.92
17.01	Property		1	158-13 72nd Avenue	13,525,000	13,525,000
17.02	Property		1	42-34 Saull Street	5,225,000	5,225,000
18	Loan		1	Shops at Abilene	14,250,000	14,250,000	6.90000%	0.017550%	6.882450%	NAP	83,075.52	NAP	996,906.24
19	Loan	9	1	Katonah Self Storage	14,000,000	14,000,000	6.75000%	0.016300%	6.733700%	NAP	79,843.75	NAP	958,125.00
20	Loan	20	1	The Village Tulare	13,500,000	13,500,000	7.02000%	0.017550%	7.002450%	NAP	80,071.88	NAP	960,862.56
21	Loan		2	Townwood and Windmill Apartments	12,900,000	12,900,000	7.08400%	0.047550%	7.036450%	NAP	77,210.68	NAP	926,528.16
21.01	Property		1	Windmill Apartments	8,525,000	8,525,000
21.02	Property		1	Townwood Apartments	4,375,000	4,375,000
22	Loan		1	401 South La Brea	12,350,000	12,350,000	6.95000%	0.017550%	6.932450%	NAP	72,520.52	NAP	870,246.24
23	Loan		1	Winterpock Crossing Shopping Center	12,300,000	12,300,000	7.07000%	0.055050%	7.014950%	NAP	73,473.99	NAP	881,687.88
24	Loan		1	Northpointe Shopping Center	10,000,000	10,000,000	7.04000%	0.075050%	6.964950%	NAP	59,481.48	NAP	713,777.76
25	Loan		1	Harmon Business Park	7,230,000	7,230,000	6.95200%	0.017550%	6.934450%	NAP	42,467.55	NAP	509,610.60
26	Loan	24	1	120 West 79th Street	5,890,000	5,890,000	7.27000%	0.016300%	7.253700%	NAP	36,179.19	NAP	434,150.28
27	Loan	17	1	Stadium Walk	5,500,000	5,500,000	7.60000%	0.016300%	7.583700%	NAP	35,317.13	NAP	423,805.56
28	Loan		1	Secure Space Storage	5,000,000	5,000,000	6.94000%	0.017550%	6.922450%	NAP	29,318.29	NAP	351,819.48
29	Loan	F	1	Muegge Manor MHC	4,250,000	4,250,000	6.00000%	0.017550%	5.982450%	NAP	21,545.14	NAP	258,541.68
30	Loan	21	1	Mission Trace II	4,000,000	4,000,000	6.98000%	0.017550%	6.962450%	NAP	23,589.81	NAP	283,077.72
31	Loan	G	1	Fairgrove MHC	3,535,000	3,535,000	6.10000%	0.017550%	6.082450%	NAP	18,219.16	NAP	218,629.92
32	Loan		1	34 Avenue A	3,350,000	3,350,000	6.70000%	0.017550%	6.682450%	NAP	18,963.95	NAP	227,567.40
33	Loan	25	1	1305 Kings Highway	3,080,000	3,080,000	6.86000%	0.017550%	6.842450%	NAP	17,851.88	NAP	214,222.56

A-1-4

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)
								13	13	13	13
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	Interest Only	No	Actual/360	60	60	60	60	0	0	8/5/2024	0
2	Loan	10, 15, 19, 29	1	Baybrook Mall	Amortizing Balloon	No	Actual/360	0	0	60	60	360	360	7/19/2024	0
3	Loan	13, 23, 31, B	1	Potomac Tower	Interest Only	No	Actual/360	61	61	61	61	0	0	8/8/2024	0
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	Interest Only	No	Actual/360	60	60	60	60	0	0	8/9/2024	0
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	Amortizing Balloon	No	Actual/360	0	0	60	59	NAP	NAP	6/10/2024	1
6	Loan		1	One Town Center	Interest Only	No	Actual/360	60	59	60	59	0	0	7/9/2024	1
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	Interest Only	No	Actual/360	60	60	60	60	0	0	8/6/2024	0
8	Loan	7, 10	1	Culver Steps	Interest Only	No	Actual/360	60	60	60	60	0	0	7/26/2024	0
9	Loan		1	Magnolia Houston	Interest Only	No	Actual/360	60	59	60	59	0	0	6/5/2024	1
10	Loan		1	120 Beach 26th Street	Interest Only	No	Actual/360	60	60	60	60	0	0	7/31/2024	0
11	Loan	10, 26, E	1	Showcase I	Interest Only	No	Actual/360	60	59	60	59	0	0	6/7/2024	1
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	Interest Only	No	Actual/360	61	61	61	61	0	0	8/2/2024	0
13	Loan		1	Dundalk Plaza	Interest Only	No	Actual/360	60	60	60	60	0	0	7/9/2024	0
14	Loan	10, 30	1	Cummins Station	Interest Only	No	Actual/360	60	58	60	58	0	0	6/6/2024	2
15	Loan		1	42-35 Main Street	Interest Only	No	Actual/360	60	60	60	60	0	0	7/31/2024	0
16	Loan		3	Clark/Jenkins Storage Portfolio	Interest Only	No	Actual/360	60	60	60	60	0	0	7/31/2024	0
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	Interest Only	No	Actual/360	60	60	60	60	0	0	7/26/2024	0
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	Interest Only	No	Actual/360	60	60	60	60	0	0	7/26/2024	0
19	Loan	9	1	Katonah Self Storage	Interest Only	No	Actual/360	60	60	60	60	0	0	8/1/2024	0
20	Loan	20	1	The Village Tulare	Interest Only	No	Actual/360	60	58	60	58	0	0	6/6/2024	2
21	Loan		2	Townwood and Windmill Apartments	Interest Only	No	Actual/360	60	59	60	59	0	0	7/9/2024	1
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	Interest Only	No	Actual/360	60	60	60	60	0	0	8/6/2024	0
23	Loan		1	Winterpock Crossing Shopping Center	Interest Only	No	Actual/360	60	60	60	60	0	0	7/22/2024	0
24	Loan		1	Northpointe Shopping Center	Interest Only	No	Actual/360	60	59	60	59	0	0	6/17/2024	1
25	Loan		1	Harmon Business Park	Interest Only	No	Actual/360	60	60	60	60	0	0	7/19/2024	0
26	Loan	24	1	120 West 79th Street	Interest Only	No	Actual/360	60	60	60	60	0	0	7/11/2024	0
27	Loan	17	1	Stadium Walk	Interest Only	No	Actual/360	60	60	60	60	0	0	7/31/2024	0
28	Loan		1	Secure Space Storage	Interest Only	No	Actual/360	60	59	60	59	0	0	7/10/2024	1
29	Loan	F	1	Muegge Manor MHC	Interest Only	No	Actual/360	60	60	60	60	0	0	7/10/2024	0
30	Loan	21	1	Mission Trace II	Interest Only	No	Actual/360	60	60	60	60	0	0	7/8/2024	0
31	Loan	G	1	Fairgrove MHC	Interest Only	No	Actual/360	60	59	60	59	0	0	6/27/2024	1
32	Loan		1	34 Avenue A	Interest Only	No	Actual/360	60	60	60	60	0	0	7/31/2024	0
33	Loan	25	1	1305 Kings Highway	Interest Only	No	Actual/360	60	60	60	60	0	0	7/3/2024	0

A-1-5

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)
						13				14	14	13, 15
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	5	9/5/2024	NAP	8/5/2029	NAP	0	0	L(24),YM1(30),O(6)	11,012,162	3,824,557
2	Loan	10, 15, 19, 29	1	Baybrook Mall	1	9/1/2024	9/1/2024	8/1/2029	NAP	0	0	L(24),D(32),O(4)	41,668,756	11,820,364
3	Loan	13, 23, 31, B	1	Potomac Tower	5	9/5/2024	NAP	9/5/2029	NAP	0	0	L(25),YM1(32),O(4)	15,417,502	4,953,214
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	9	9/9/2024	NAP	8/9/2029	NAP	0	0	YM0.5%(24),DorYM0.5%(29),O(7)	85,469,946	25,221,741
4.01	Property		1	200 Sidney									23,664,042	6,898,096
4.02	Property		1	Lincoln Centre									18,183,731	5,093,898
4.03	Property		1	40 Erie Street									14,104,382	4,651,964
4.04	Property		1	4570 Executive Drive									10,674,557	3,762,645
4.05	Property		1	9360-9390 Towne Centre Drive									9,014,947	2,866,298
4.06	Property		1	21 Erie Street									5,993,729	1,152,875
4.07	Property		1	47 Erie Street Parking Structure									2,782,533	580,403
4.08	Property		1	Eastgate Mall									1,052,026	215,560
5	Loan	10, 12, 27	1	640 5th Avenue	1	8/1/2024	8/1/2024	7/1/2029	NAP	0	0	L(25),D(28),O(7)	72,036,886	18,237,231
6	Loan		1	One Town Center	11	8/11/2024	NAP	7/11/2029	NAP	0	0	L(25),D(28),O(7)	10,611,522	3,976,213
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	6	9/6/2024	NAP	8/6/2029	NAP	5	0	L(23),YM1(1),DorYM1(32),O(4)	47,421,498	17,043,518
8	Loan	7, 10	1	Culver Steps	6	9/6/2024	NAP	8/6/2029	NAP	0	0	L(24),D(29),O(7)	11,135,231	4,019,828
9	Loan		1	Magnolia Houston	1	8/1/2024	NAP	7/1/2029	NAP	5	5	L(25),D(28),O(7)	17,186,152	12,701,808
10	Loan		1	120 Beach 26th Street	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(24),D(32),O(4)	3,711,540	745,893
11	Loan	10, 26, E	1	Showcase I	1	8/1/2024	NAP	7/1/2029	NAP	0	0	L(24),YM1(29),O(7)	16,088,013	3,194,013
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	1	9/1/2024	NAP	9/1/2029	NAP	5	5	L(24),D(30),O(7)	3,433,021	1,154,400
13	Loan		1	Dundalk Plaza	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(24),D(32),O(4)	3,456,720	815,368
14	Loan	10, 30	1	Cummins Station	11	7/11/2024	NAP	6/11/2029	NAP	0	0	L(26),D(27),O(7)	16,879,806	4,185,679
15	Loan		1	42-35 Main Street	1	9/1/2024	NAP	8/1/2029	NAP	5	0	L(24),D(31),O(5)	3,938,760	968,666
16	Loan		3	Clark/Jenkins Storage Portfolio	11	9/11/2024	NAP	8/11/2029	NAP	0	0	L(24),D(29),O(7)	3,947,434	1,999,913
16.01	Property		1	Lakeline									1,508,724	743,462
16.02	Property		1	Southlake									1,180,522	530,179
16.03	Property		1	Northgate									1,258,188	726,272
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	11	9/11/2024	NAP	8/11/2029	NAP	0	0	L(24),D(32),O(4)	3,634,698	1,788,785
17.01	Property		1	158-13 72nd Avenue									2,381,669	1,100,624
17.02	Property		1	42-34 Saull Street									1,253,029	688,161
18	Loan		1	Shops at Abilene	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(24),D(29),O(7)	2,747,364	1,047,534
19	Loan	9	1	Katonah Self Storage	5	9/5/2024	NAP	8/5/2029	NAP	0	0	L(24),D(30),O(6)	3,661,797	1,781,203
20	Loan	20	1	The Village Tulare	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(26),D(27),O(7)	1,991,211	621,421
21	Loan		2	Townwood and Windmill Apartments	11	8/11/2024	NAP	7/11/2029	NAP	0	0	L(25),D(28),O(7)	1,813,673	808,611
21.01	Property		1	Windmill Apartments									1,194,708	563,863
21.02	Property		1	Townwood Apartments									618,964	244,748
22	Loan		1	401 South La Brea	11	9/11/2024	NAP	8/11/2029	NAP	0	0	L(24),D(32),O(4)	1,619,644	355,169
23	Loan		1	Winterpock Crossing Shopping Center	11	9/11/2024	NAP	8/11/2029	NAP	0	0	L(24),D(32),O(4)	1,816,550	400,482
24	Loan		1	Northpointe Shopping Center	1	8/1/2024	NAP	7/1/2029	NAP	0	5	L(25),D(30),O(5)	1,985,081	678,211
25	Loan		1	Harmon Business Park	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(24),D(31),O(5)	987,219	154,223
26	Loan	24	1	120 West 79th Street	5	9/5/2024	NAP	8/5/2029	NAP	0	0	L(24),D(30),O(6)	1,189,075	437,670
27	Loan	17	1	Stadium Walk	1	9/1/2024	NAP	8/1/2029	NAP	0	0	L(24),D(30),O(6)	1,385,567	789,429
28	Loan		1	Secure Space Storage	11	8/11/2024	NAP	7/11/2029	NAP	0	0	L(25),D(28),O(7)	932,335	236,400
29	Loan	F	1	Muegge Manor MHC	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(23),YM1(32),O(5)	389,085	66,116
30	Loan	21	1	Mission Trace II	5	9/5/2024	NAP	8/5/2029	NAP	0	0	L(24),D(32),O(4)	941,722	369,181
31	Loan	G	1	Fairgrove MHC	1	8/1/2024	NAP	7/1/2029	NAP	5	5	L(23),YM1(30),O(7)	367,242	81,710
32	Loan		1	34 Avenue A	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(24),D(32),O(4)	447,589	82,461
33	Loan	25	1	1305 Kings Highway	1	9/1/2024	NAP	8/1/2029	NAP	5	5	L(24),D(32),O(4)	NAV	NAV

A-1-6

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	7,187,606	4/30/2024	T-12	10,942,780	3,830,341	7,112,438	12/31/2023	T-12	10,087,435	3,930,171	6,157,265
2	Loan	10, 15, 19, 29	1	Baybrook Mall	29,848,392	5/31/2024	T-12	42,147,608	12,227,638	29,919,970	12/31/2023	T-12	40,539,309	11,947,424	28,591,885
3	Loan	13, 23, 31, B	1	Potomac Tower	10,464,288	12/31/2023	T-12	13,351,683	4,777,613	8,574,070	12/31/2022	T-12	11,081,759	4,522,442	6,559,318
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	60,248,205	3/31/2024	T-12	84,472,430	25,317,096	59,155,334	12/31/2023	T-12	82,497,597	23,810,406	58,687,190
4.01	Property		1	200 Sidney	16,765,946	3/31/2024	T-12	22,759,084	6,921,719	15,837,365	12/31/2023	T-12	22,214,851	6,661,111	15,553,740
4.02	Property		1	Lincoln Centre	13,089,833	3/31/2024	T-12	18,193,066	5,181,882	13,011,184	12/31/2023	T-12	17,847,308	5,067,069	12,780,239
4.03	Property		1	40 Erie Street	9,452,417	3/31/2024	T-12	14,006,653	4,579,941	9,426,712	12/31/2023	T-12	12,121,371	4,032,638	8,088,733
4.04	Property		1	4570 Executive Drive	6,911,912	3/31/2024	T-12	10,861,584	3,817,054	7,044,530	12/31/2023	T-12	10,448,701	3,452,658	6,996,043
4.05	Property		1	9360-9390 Towne Centre Drive	6,148,648	3/31/2024	T-12	8,970,666	2,982,548	5,988,118	12/31/2023	T-12	10,779,744	2,856,444	7,923,300
4.06	Property		1	21 Erie Street	4,840,853	3/31/2024	T-12	5,866,478	1,065,329	4,801,149	12/31/2023	T-12	5,677,004	998,372	4,678,632
4.07	Property		1	47 Erie Street Parking Structure	2,202,130	3/31/2024	T-12	2,770,094	552,837	2,217,257	12/31/2023	T-12	2,433,387	591,553	1,841,834
4.08	Property		1	Eastgate Mall	836,466	3/31/2024	T-12	1,044,805	215,786	829,019	12/31/2023	T-12	975,231	150,562	824,669
5	Loan	10, 12, 27	1	640 5th Avenue	53,799,655	12/31/2023	T-12	67,571,078	19,799,244	47,771,835	12/31/2022	T-12	66,651,606	17,827,438	48,824,168
6	Loan		1	One Town Center	6,635,309	4/30/2024	T-12	10,293,531	3,903,052	6,390,479	12/31/2023	T-12	9,426,812	3,788,641	5,638,171
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	30,377,981	3/31/2024	T-12	48,058,002	17,301,924	30,756,078	12/31/2023	T-12	48,167,771	16,915,840	31,251,930
8	Loan	7, 10	1	Culver Steps	7,115,403	4/30/2024	T-12	10,011,522	3,873,413	6,138,109	12/31/2023	T-12	8,578,704	4,229,505	4,349,198
9	Loan		1	Magnolia Houston	4,484,344	5/31/2024	T-12	16,342,427	12,060,179	4,282,248	12/31/2023	T-12	12,719,810	10,350,641	2,369,169
10	Loan		1	120 Beach 26th Street	2,965,647	6/30/2024	T-12	3,587,138	757,629	2,829,509	12/31/2023	T-12	3,386,591	779,259	2,607,332
11	Loan	10, 26, E	1	Showcase I	12,894,000	4/30/2024	T-12	15,515,891	3,125,777	12,390,114	12/31/2023	T-12	13,686,743	2,886,618	10,800,125
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	2,278,621	12/31/2023	T-12	3,824,645	1,061,907	2,762,737	12/31/2022	T-12	4,059,044	933,350	3,125,694
13	Loan		1	Dundalk Plaza	2,641,352	3/31/2024	T-12	3,435,890	813,873	2,622,017	12/31/2023	T-12	3,153,864	842,074	2,311,790
14	Loan	10, 30	1	Cummins Station	12,694,127	3/31/2024	T-12	16,603,708	4,311,244	12,292,464	12/31/2023	T-12	16,698,714	4,697,634	12,001,080
15	Loan		1	42-35 Main Street	2,970,095	12/31/2023	T-12	3,286,337	1,251,338	2,034,998	12/31/2022	T-12	2,615,291	1,030,621	1,584,670
16	Loan		3	Clark/Jenkins Storage Portfolio	1,947,521	6/30/2024	T-12	3,887,874	1,911,780	1,976,093	12/31/2023	T-12	3,629,218	2,071,402	1,557,816
16.01	Property		1	Lakeline	765,262	6/30/2024	T-12	1,498,540	730,923	767,617	12/31/2023	T-12	1,487,867	678,922	808,945
16.02	Property		1	Southlake	650,343	6/30/2024	T-12	1,159,327	511,070	648,256	12/31/2023	T-12	1,051,587	554,136	497,451
16.03	Property		1	Northgate	531,916	6/30/2024	T-12	1,230,007	669,787	560,220	12/31/2023	T-12	1,089,764	838,343	251,420
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	1,845,913	3/31/2024	T-12	3,600,126	1,794,065	1,806,061	12/31/2023	T-12	3,469,183	1,763,711	1,705,472
17.01	Property		1	158-13 72nd Avenue	1,281,045	3/31/2024	T-12	2,360,062	1,083,841	1,276,220	12/31/2023	T-12	2,262,480	1,074,371	1,188,109
17.02	Property		1	42-34 Saull Street	564,868	3/31/2024	T-12	1,240,064	710,223	529,841	12/31/2023	T-12	1,206,703	689,340	517,363
18	Loan		1	Shops at Abilene	1,699,830	12/31/2023	T-12	2,902,121	1,114,138	1,787,983	12/31/2022	T-12	NAV	NAV	NAV
19	Loan	9	1	Katonah Self Storage	1,880,593	3/31/2024	T-12	3,652,207	1,779,986	1,872,221	12/31/2023	T-12	3,310,739	1,573,932	1,736,806
20	Loan	20	1	The Village Tulare	1,369,790	12/31/2023	T-12	2,150,521	530,297	1,620,224	12/31/2022	T-12	2,039,402	529,383	1,510,019
21	Loan		2	Townwood and Windmill Apartments	1,005,062	5/31/2024	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.01	Property		1	Windmill Apartments	630,846	5/31/2024	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21.02	Property		1	Townwood Apartments	374,216	5/31/2024	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan		1	401 South La Brea	1,264,475	5/31/2024	T-12	1,613,879	336,219	1,277,660	12/31/2023	T-12	1,610,208	317,970	1,292,238
23	Loan		1	Winterpock Crossing Shopping Center	1,416,068	3/31/2024	T-12	1,823,598	434,844	1,388,754	12/31/2023	T-12	1,816,764	504,388	1,312,376
24	Loan		1	Northpointe Shopping Center	1,306,870	12/31/2023	T-12	1,967,631	647,603	1,320,028	12/31/2022	T-12	1,892,500	617,942	1,274,558
25	Loan		1	Harmon Business Park	832,995	4/30/2024	T-12	976,215	187,738	788,477	12/31/2023	T-12	376,219	49,985	326,235
26	Loan	24	1	120 West 79th Street	751,405	12/31/2023	T-12	1,145,035	431,410	713,625	12/31/2022	T-12	NAV	NAV	NAV
27	Loan	17	1	Stadium Walk	596,138	5/31/2024	T-12	1,353,694	817,641	536,053	12/31/2023	T-12	1,222,959	834,449	388,510
28	Loan		1	Secure Space Storage	695,936	5/31/2024	T-12	933,888	250,111	683,777	12/31/2023	T-12	901,186	262,135	639,051
29	Loan	F	1	Muegge Manor MHC	322,969	4/30/2024	T-12	369,342	63,991	305,351	12/31/2023	T-12	311,496	48,214	263,282
30	Loan	21	1	Mission Trace II	572,541	4/30/2024	T-12	910,420	392,463	517,957	12/31/2023	T-12	884,764	380,862	503,902
31	Loan	G	1	Fairgrove MHC	285,533	4/30/2024	T-12	348,398	80,808	267,589	12/31/2023	T-12	303,637	85,478	218,159
32	Loan		1	34 Avenue A	365,128	4/30/2024	T-12	462,288	55,943	406,345	12/31/2023	T-12	NAV	NAV	NAV
33	Loan	25	1	1305 Kings Highway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-7

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)
														16, 17	16, 17
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	12/31/2022	T-12	90.7%	12,813,095	3,925,483	8,887,612	87,307	0	8,800,305	1.37	1.35
2	Loan	10, 15, 19, 29	1	Baybrook Mall	12/31/2022	T-12	100.0%	41,481,121	11,271,177	30,209,945	232,624	324,592	29,652,729	1.75	1.72
3	Loan	13, 23, 31, B	1	Potomac Tower	12/31/2021	T-12	89.7%	15,013,576	5,023,645	9,989,931	48,342	362,565	9,579,024	1.54	1.48
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	12/31/2022	T-12	93.7%	97,707,980	25,625,813	72,082,166	66,915	497,729	71,517,523	2.36	2.34
4.01	Property		1	200 Sidney	12/31/2022	T-12	100.0%	31,122,294	6,841,858	24,280,436	33,951	94,308	24,152,177
4.02	Property		1	Lincoln Centre	12/31/2022	T-12	100.0%	20,914,054	5,419,567	15,494,487	10,800	180,000	15,303,687
4.03	Property		1	40 Erie Street	12/31/2022	T-12	100.0%	15,205,784	4,613,990	10,591,794	4,266	53,319	10,534,209
4.04	Property		1	4570 Executive Drive	12/31/2022	T-12	91.5%	12,230,158	3,839,407	8,390,751	7,533	62,775	8,320,443
4.05	Property		1	9360-9390 Towne Centre Drive	12/31/2022	T-12	60.6%	7,873,720	2,960,083	4,913,637	7,379	73,789	4,832,469
4.06	Property		1	21 Erie Street	12/31/2022	T-12	100.0%	6,491,667	1,159,323	5,332,345	2,077	25,957	5,304,311
4.07	Property		1	47 Erie Street Parking Structure	12/31/2022	T-12	NAP	2,782,533	584,424	2,198,109	0	0	2,198,109
4.08	Property		1	Eastgate Mall	12/31/2022	T-12	100.0%	1,087,770	207,163	880,608	910	7,582	872,116
5	Loan	10, 12, 27	1	640 5th Avenue	12/31/2021	T-12	92.9%	77,479,026	21,293,412	56,185,614	78,633	7,574,210	48,532,770	2.37	2.05
6	Loan		1	One Town Center	12/31/2022	T-12	90.0%	10,887,851	4,573,075	6,314,776	38,079	140,395	6,136,302	1.66	1.62
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	12/31/2022	T-12	90.1%	46,320,029	17,725,341	28,594,688	183,756	918,779	27,492,153	2.27	2.18
8	Loan	7, 10	1	Culver Steps	12/31/2022	T-12	96.9%	13,060,930	4,476,030	8,584,900	24,347	121,736	8,438,816	1.70	1.67
9	Loan		1	Magnolia Houston	12/31/2022	T-12	61.3%	17,186,152	12,797,633	4,388,519	687,446	0	3,701,073	1.73	1.46
10	Loan		1	120 Beach 26th Street	12/31/2022	T-12	95.0%	3,697,740	903,740	2,794,000	31,500	0	2,762,500	1.43	1.42
11	Loan	10, 26, E	1	Showcase I	12/31/2022	T-12	91.7%	17,910,209	3,501,507	14,408,703	27,127	180,848	14,200,728	1.32	1.30
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	12/31/2021	T-12	95.0%	4,461,293	1,453,589	3,007,704	36,821	195,157	2,775,726	1.55	1.43
13	Loan		1	Dundalk Plaza	12/31/2022	T-12	95.0%	3,834,497	788,581	3,045,916	26,711	177,037	2,842,168	1.53	1.43
14	Loan	10, 30	1	Cummins Station	12/31/2022	T-12	73.5%	18,454,322	4,621,356	13,832,966	102,685	0	13,730,281	1.41	1.40
15	Loan		1	42-35 Main Street	12/31/2021	T-12	95.0%	3,944,212	1,160,888	2,783,324	6,581	118,890	2,657,853	1.54	1.47
16	Loan		3	Clark/Jenkins Storage Portfolio	12/31/2022	T-12	81.9%	4,184,122	2,076,710	2,107,412	30,809	0	2,076,603	1.39	1.37
16.01	Property		1	Lakeline	12/31/2022	T-12	86.2%	1,584,394	750,447	833,947	11,408	0	822,539
16.02	Property		1	Southlake	12/31/2022	T-12	82.4%	1,261,275	561,068	700,207	10,112	0	690,095
16.03	Property		1	Northgate	12/31/2022	T-12	76.9%	1,338,453	765,195	573,258	9,289	0	563,969
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	12/31/2022	T-12	91.6%	3,576,074	1,899,794	1,676,280	37,322	44,060	1,594,897	1.31	1.25
17.01	Property		1	158-13 72nd Avenue	12/31/2022	T-12	89.9%	2,336,328	1,154,646	1,181,682	21,661	30,200	1,129,821
17.02	Property		1	42-34 Saull Street	12/31/2022	T-12	95.0%	1,239,746	745,148	494,598	15,661	13,860	465,076
18	Loan		1	Shops at Abilene	NAV	NAV	86.6%	2,827,878	987,407	1,840,471	26,337	140,499	1,673,635	1.85	1.68
19	Loan	9	1	Katonah Self Storage	12/31/2022	T-12	94.3%	3,869,770	1,816,506	2,053,263	20,942	0	2,032,322	2.14	2.12
20	Loan	20	1	The Village Tulare	12/31/2021	T-12	87.3%	2,225,982	783,908	1,442,074	24,715	153,019	1,264,340	1.50	1.32
21	Loan		2	Townwood and Windmill Apartments	NAV	NAV	92.4%	2,233,394	786,181	1,447,213	48,600	0	1,398,613	1.56	1.51
21.01	Property		1	Windmill Apartments	NAV	NAV	93.1%	1,466,009	543,021	922,988	31,200	0	891,788
21.02	Property		1	Townwood Apartments	NAV	NAV	91.1%	767,385	243,160	524,225	17,400	0	506,825
22	Loan		1	401 South La Brea	12/31/2022	T-12	95.0%	1,626,694	349,915	1,276,779	6,324	84,314	1,186,141	1.47	1.36
23	Loan		1	Winterpock Crossing Shopping Center	12/31/2022	T-12	92.9%	1,886,984	443,224	1,443,760	51,642	16,699	1,375,419	1.64	1.56
24	Loan		1	Northpointe Shopping Center	12/31/2021	T-12	95.0%	1,933,099	664,313	1,268,786	26,538	91,450	1,150,798	1.78	1.61
25	Loan		1	Harmon Business Park	12/31/2022	T-12	95.0%	1,042,290	253,564	788,726	8,226	48,093	732,407	1.55	1.44
26	Loan	24	1	120 West 79th Street	NAV	NAV	95.0%	1,345,390	470,141	875,249	10,230	46,461	818,558	2.02	1.89
27	Loan	17	1	Stadium Walk	12/31/2022	T-12	95.0%	1,544,978	811,624	733,354	35,700	0	697,654	1.73	1.65
28	Loan		1	Secure Space Storage	12/31/2022	T-12	83.4%	885,475	290,136	595,339	8,800	0	586,539	1.69	1.67
29	Loan	F	1	Muegge Manor MHC	9/30/2022	T-12	95.0%	428,437	63,729	364,708	3,350	0	361,358	1.41	1.40
30	Loan	21	1	Mission Trace II	12/31/2022	T-12	93.6%	1,002,663	386,071	616,593	8,193	50,043	558,357	2.18	1.97
31	Loan	G	1	Fairgrove MHC	12/31/2022	T-12	87.5%	415,492	92,141	323,351	4,800	0	318,551	1.48	1.46
32	Loan		1	34 Avenue A	NAV	NAV	95.0%	458,632	98,598	360,034	2,629	6,900	350,505	1.58	1.54
33	Loan	25	1	1305 Kings Highway	NAV	NAV	95.0%	516,047	129,106	386,941	2,994	20,218	363,729	1.81	1.70

A-1-8

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date
					16, 17	16, 17				9, 18, 19, 20, 21	9, 18, 19, 20, 21	16, 17, 22
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	8.2%	8.1%	167,000,000	Hypothetical As If Stabilized	5/22/2024	65.0%	65.0%	97.6%	6/20/2024
2	Loan	10, 15, 19, 29	1	Baybrook Mall	13.7%	13.5%	392,659,260	As Is	6/4/2024	56.0%	53.0%	95.4%	6/30/2024
3	Loan	13, 23, 31, B	1	Potomac Tower	11.9%	11.4%	140,000,000	As Is	6/27/2024	60.0%	60.0%	100.0%	8/8/2024
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	13.1%	13.0%	1,098,200,000	As Is	Various	50.1%	50.1%	93.8%	Various
4.01	Property		1	200 Sidney			323,600,000	As Is	4/30/2024			100.0%	4/12/2024
4.02	Property		1	Lincoln Centre			243,000,000	As Is	4/22/2024			100.0%	4/12/2024
4.03	Property		1	40 Erie Street			151,900,000	As Is	4/30/2024			100.0%	4/12/2024
4.04	Property		1	4570 Executive Drive			120,000,000	As Is	4/24/2024			91.6%	4/12/2024
4.05	Property		1	9360-9390 Towne Centre Drive			141,000,000	As Is	4/24/2024			65.6%	4/12/2024
4.06	Property		1	21 Erie Street			75,500,000	As Is	4/30/2024			100.0%	4/12/2024
4.07	Property		1	47 Erie Street Parking Structure			28,000,000	As Is	4/30/2024			NAP	NAP
4.08	Property		1	Eastgate Mall			15,200,000	As Is	4/24/2024			100.0%	4/12/2024
5	Loan	10, 12, 27	1	640 5th Avenue	18.8%	16.2%	720,000,000	As Is	2/28/2024	41.6%	38.1%	92.9%	6/1/2024
6	Loan		1	One Town Center	12.4%	12.0%	82,600,000	As Is	5/30/2024	61.7%	61.7%	100.0%	5/16/2024
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	11.9%	11.5%	555,000,000	As Is	4/30/2024	43.2%	43.2%	90.2%	4/19/2024
8	Loan	7, 10	1	Culver Steps	11.4%	11.3%	130,000,000	As Is	6/4/2024	57.7%	57.7%	100.0%	7/1/2024
9	Loan		1	Magnolia Houston	13.1%	11.1%	72,500,000	As Is	4/10/2024	46.1%	46.1%	61.1%	5/31/2024
10	Loan		1	120 Beach 26th Street	8.9%	8.8%	46,400,000	As Is	5/1/2024	67.9%	67.9%	99.2%	7/1/2024
11	Loan	10, 26, E	1	Showcase I	8.5%	8.4%	250,000,000	As Is	3/27/2024	67.8%	67.8%	90.0%	2/29/2024
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	10.2%	9.4%	42,800,000	As Is	5/29/2024	68.9%	68.9%	97.7%	7/22/2024
13	Loan		1	Dundalk Plaza	11.2%	10.4%	42,500,000	As Is	4/25/2024	64.2%	64.2%	97.6%	4/15/2024
14	Loan	10, 30	1	Cummins Station	10.2%	10.2%	229,700,000	As Is	4/16/2024	58.8%	58.8%	71.1%	5/15/2024
15	Loan		1	42-35 Main Street	11.1%	10.6%	41,000,000	As Is	4/26/2024	61.0%	61.0%	95.5%	5/9/2024
16	Loan		3	Clark/Jenkins Storage Portfolio	9.5%	9.3%	41,400,000	As Is	6/11/2024	53.8%	53.8%	82.0%	6/30/2024
16.01	Property		1	Lakeline			14,900,000	As Is	6/11/2024			85.4%	6/30/2024
16.02	Property		1	Southlake			12,700,000	As Is	6/11/2024			80.0%	6/30/2024
16.03	Property		1	Northgate			13,800,000	As Is	6/11/2024			80.7%	6/30/2024
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	8.9%	8.5%	31,500,000	As Is	5/21/2024	59.5%	59.5%	96.9%	Various
17.01	Property		1	158-13 72nd Avenue			22,900,000	As Is	5/21/2024			95.5%	7/9/2024
17.02	Property		1	42-34 Saull Street			8,600,000	As Is	5/21/2024			100.0%	7/11/2024
18	Loan		1	Shops at Abilene	12.9%	11.7%	23,600,000	As Is	6/5/2024	60.4%	60.4%	87.4%	5/31/2024
19	Loan	9	1	Katonah Self Storage	14.7%	14.5%	35,100,000	As Is	6/4/2024	39.9%	39.9%	93.8%	3/31/2024
20	Loan	20	1	The Village Tulare	10.7%	9.4%	21,700,000	As Is	3/20/2024	62.2%	62.2%	91.0%	3/15/2024
21	Loan		2	Townwood and Windmill Apartments	11.2%	10.8%	19,950,000	As Is	5/28/2024	64.7%	64.7%	92.6%	6/13/2024
21.01	Property		1	Windmill Apartments			13,250,000	As Is	5/28/2024			93.3%	6/13/2024
21.02	Property		1	Townwood Apartments			6,700,000	As Is	5/28/2024			91.4%	6/13/2024
22	Loan		1	401 South La Brea	10.3%	9.6%	28,000,000	As Is	6/11/2024	44.1%	44.1%	100.0%	8/11/2024
23	Loan		1	Winterpock Crossing Shopping Center	11.7%	11.2%	18,300,000	As Is	5/18/2024	67.2%	67.2%	95.3%	7/1/2024
24	Loan		1	Northpointe Shopping Center	12.7%	11.5%	15,500,000	As Is	5/2/2024	64.5%	64.5%	100.0%	4/23/2024
25	Loan		1	Harmon Business Park	10.9%	10.1%	12,100,000	As Is	5/23/2024	59.8%	59.8%	100.0%	7/9/2024
26	Loan	24	1	120 West 79th Street	14.9%	13.9%	9,400,000	As Is	5/2/2024	62.7%	62.7%	100.0%	2/1/2024
27	Loan	17	1	Stadium Walk	13.3%	12.7%	8,020,000	As Is	4/9/2024	68.6%	68.6%	97.5%	8/5/2024
28	Loan		1	Secure Space Storage	11.9%	11.7%	10,800,000	As Is	6/6/2024	46.3%	46.3%	82.9%	6/24/2024
29	Loan	F	1	Muegge Manor MHC	8.6%	8.5%	6,290,000	As Is	5/30/2024	67.6%	67.6%	98.5%	6/11/2024
30	Loan	21	1	Mission Trace II	15.4%	14.0%	7,500,000	As Is	5/24/2024	53.3%	53.3%	93.9%	6/1/2024
31	Loan	G	1	Fairgrove MHC	9.1%	9.0%	5,540,000	As Is	5/30/2024	63.8%	63.8%	88.5%	6/15/2024
32	Loan		1	34 Avenue A	10.7%	10.5%	5,500,000	As Is	5/9/2024	60.9%	60.9%	100.0%	5/1/2024
33	Loan	25	1	1305 Kings Highway	12.6%	11.8%	5,000,000	As Is	5/8/2024	61.6%	61.6%	100.0%	6/12/2024

A-1-9

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
						23, 24, 25
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	NAP	NAP	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	No	JCPenney	96,605	17.9%	1/31/2026
3	Loan	13, 23, 31, B	1	Potomac Tower	No	Venture Global	94,744	39.2%	9/30/2034
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2
4.01	Property		1	200 Sidney	No	AbbVie Inc.	119,980	63.6%	57,850 SF (7/31/2028); 62,130 SF (10/31/2029)
4.02	Property		1	Lincoln Centre	Yes	Illumina, Inc.	360,000	100.0%	200,000 SF (1/15/2033); 160,000 SF (11/15/2033)
4.03	Property		1	40 Erie Street	No	Intellia Therapeutics, Inc.	65,319	61.3%	9/30/2026
4.04	Property		1	4570 Executive Drive	No	BioMed Realty, L.P.	49,912	39.8%	6/22/2025
4.05	Property		1	9360-9390 Towne Centre Drive	No	Poseida Therapeutics, Inc.	71,405	48.4%	12/31/2029
4.06	Property		1	21 Erie Street	Yes	MIL 21E, LLC	51,914	100.0%	11/30/2030
4.07	Property		1	47 Erie Street Parking Structure	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	Eastgate Mall	Yes	Poseida Therapeutics, Inc.	15,163	100.0%	12/31/2029
5	Loan	10, 12, 27	1	640 5th Avenue	No	Victoria's Secret	63,779	20.3%	1/31/2032
6	Loan		1	One Town Center	No	Bank of America Merrill Lynch	61,430	32.3%	2/28/2027
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	No	Target	188,446	20.5%	10/14/2033
8	Loan	7, 10	1	Culver Steps	No	Amazon	79,369	65.2%	7/31/2031
9	Loan		1	Magnolia Houston	NAP	NAP	NAP	NAP	NAP
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	No	FlyOver	41,108	22.7%	8/31/2034
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	No	Kroger	58,120	32.4%	6/30/2027
13	Loan		1	Dundalk Plaza	No	Ollie's Bargain Outlet	34,140	19.2%	9/30/2027
14	Loan	10, 30	1	Cummins Station	No	Gibson Brands, Inc.	57,357	14.0%	12/31/2032
15	Loan		1	42-35 Main Street	No	Bank of China	16,963	37.4%	15,512 SF (5/24/2029); 1,451 SF (9/30/2033)
16	Loan		3	Clark/Jenkins Storage Portfolio
16.01	Property		1	Lakeline	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	Southlake	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	Northgate	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio
17.01	Property		1	158-13 72nd Avenue	No	Boulevard Adult Day Care (borrower affiliate)	9,000	34.9%	9/30/2029
17.02	Property		1	42-34 Saull Street	No	Happy City Adult Day Care Center	12,143	85.9%	4/30/2030
18	Loan		1	Shops at Abilene	No	Ross Dress For Less	30,187	17.2%	1/31/2030
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP
20	Loan	20	1	The Village Tulare	No	Vallarta Supermarkets	50,500	30.6%	12/31/2027
21	Loan		2	Townwood and Windmill Apartments
21.01	Property		1	Windmill Apartments	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Townwood Apartments	NAP	NAP	NAP	NAP	NAP
22	Loan		1	401 South La Brea	Yes	Target Corporation	42,157	100.0%	2/9/2029
23	Loan		1	Winterpock Crossing Shopping Center	No	Children's Museum of Richmond	26,060	21.2%	12/31/2025
24	Loan		1	Northpointe Shopping Center	No	Going Going Gone by Dick's Clothing & Sporting Goods	59,850	33.8%	1/31/2029
25	Loan		1	Harmon Business Park	No	CB Adventure Supply	13,700	16.7%	7/31/2027
26	Loan	24	1	120 West 79th Street	No	Forman Mills	50,000	73.3%	5/1/2034
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP
30	Loan	21	1	Mission Trace II	No	Colpar Hobbies, Inc.	4,640	10.5%	6/30/2025
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP
32	Loan		1	34 Avenue A	No	Ruff Club	1,750	50.7%	10/30/2027
33	Loan	25	1	1305 Kings Highway	No	Manhattan Optometry & Ophthalmic Dispensing PLLC	6,000	60.1%	5/31/2039

A-1-10

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant
					26
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	NAP	NAP	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	Forever 21	81,772	15.1%	12/31/2026	Foot Locker
3	Loan	13, 23, 31, B	1	Potomac Tower	Strategic Investment Management	36,641	15.2%	3/31/2034	Insight Global
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2
4.01	Property		1	200 Sidney	Seres Therapeutics, Inc.	68,636	36.4%	1/13/2030	NAP
4.02	Property		1	Lincoln Centre	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	40 Erie Street	BioNTech US Inc.	26,806	25.1%	9/30/2028	Gritstone Bio, Inc.
4.04	Property		1	4570 Executive Drive	Human Longevity, Inc.	48,049	38.3%	34,616 SF (9/12/2025); 13,433 SF (9/12/2030)	International AIDS Vaccine Initiative, Inc.
4.05	Property		1	9360-9390 Towne Centre Drive	Biosplice Therapeutics, Inc.	25,391	17.2%	11/24/2030	NAP
4.06	Property		1	21 Erie Street	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	47 Erie Street Parking Structure	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	Eastgate Mall	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	Fidelity Real Estate Company	40,615	12.9%	11/30/2026	The Klein Group, LLC
6	Loan		1	One Town Center	Kayne Anderson	25,733	13.5%	8/31/2030	Raymond James
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	BJ's Wholesale Club	130,099	14.2%	8/2/2029	Home Depot
8	Loan	7, 10	1	Culver Steps	Erewhon Market	14,558	12.0%	5/31/2038	Laurel Grill
9	Loan		1	Magnolia Houston	NAP	NAP	NAP	NAP	NAP
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	M&M World	31,025	17.2%	8/31/2040	Marshalls
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	Barnes & Noble Superstore	28,200	15.7%	5/31/2027	TJ Maxx
13	Loan		1	Dundalk Plaza	ALDI	19,704	11.1%	7/31/2028	Planet Fitness
14	Loan	10, 30	1	Cummins Station	Axial Healthcare, Inc	45,911	11.2%	6/30/2028	Serendipity Labs
15	Loan		1	42-35 Main Street	Lao Yu Yuan Dumpling House Inc.	4,427	9.8%	7/31/2032	Maxin Bakery 4235 Inc.
16	Loan		3	Clark/Jenkins Storage Portfolio
16.01	Property		1	Lakeline	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	Southlake	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	Northgate	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio
17.01	Property		1	158-13 72nd Avenue	Borough Adult Day Care, Inc	7,654	29.7%	8/31/2031	New Milestone, INC
17.02	Property		1	42-34 Saull Street	NEW MILESTONE INC.	2,000	14.1%	11/30/2029	NAP
18	Loan		1	Shops at Abilene	TJ Maxx	27,600	15.7%	11/30/2026	Michaels
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP
20	Loan	20	1	The Village Tulare	Serrano's Furniture Gallery	23,200	14.1%	12/31/2027	Planet Fitness
21	Loan		2	Townwood and Windmill Apartments
21.01	Property		1	Windmill Apartments	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Townwood Apartments	NAP	NAP	NAP	NAP	NAP
22	Loan		1	401 South La Brea	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	Ferguson Enterprises, Inc.	25,892	21.1%	5/31/2027	Tractor Supply Co
24	Loan		1	Northpointe Shopping Center	The Salvation Army	49,248	27.8%	1/31/2029	PetSmart
25	Loan		1	Harmon Business Park	Trinity All Stars	12,000	14.6%	6/30/2028	Excellence Auto Collision
26	Loan	24	1	120 West 79th Street	Family Dollar	8,800	12.9%	9/1/2027	Neighborhood Laundromat
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP
30	Loan	21	1	Mission Trace II	Day At A Time	3,616	8.2%	12/31/2032	Vapergate, LLC
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP
32	Loan		1	34 Avenue A	Island Hill Construction	1,700	49.3%	4/1/2029	NAP
33	Loan	25	1	1305 Kings Highway	CityMD	3,979	39.9%	10/31/2025	NAP

A-1-11

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	18,376	3.4%	13,936 SF (4/30/2032); 4,440 SF (5/31/2027)	H&M	17,510	3.2%
3	Loan	13, 23, 31, B	1	Potomac Tower	22,811	9.4%	12/31/2027	Consumer Brands Association (GMA)	18,913	7.8%
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2
4.01	Property		1	200 Sidney	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	Lincoln Centre	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	40 Erie Street	13,907	13.0%	4/30/2025	Make Life Sweeter, LLC	606	0.6%
4.04	Property		1	4570 Executive Drive	17,006	13.5%	8/20/2026	NAP	NAP	NAP
4.05	Property		1	9360-9390 Towne Centre Drive	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	21 Erie Street	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	47 Erie Street Parking Structure	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	Eastgate Mall	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	30,103	9.6%	4/14/2034	Abbot Capital Management	20,019	6.4%
6	Loan		1	One Town Center	24,364	12.8%	3/31/2030	Kaufman, Rossin & Co.	16,308	8.6%
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	124,955	13.6%	2/28/2034	Food Bazaar	77,915	8.5%
8	Loan	7, 10	1	Culver Steps	7,541	6.2%	6/30/2034	Sephora	4,166	3.4%
9	Loan		1	Magnolia Houston	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	30,624	16.9%	1/31/2029	Coca Cola	18,597	10.3%
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	23,254	13.0%	11/30/2033	Michaels	19,080	10.6%
13	Loan		1	Dundalk Plaza	18,219	10.2%	10/15/2032	Harbor Freight Tools	16,814	9.4%
14	Loan	10, 30	1	Cummins Station	32,124	7.8%	7/28/2033	Gish, Sherwood & Friends, Inc.	28,363	6.9%
15	Loan		1	42-35 Main Street	3,730	8.2%	2,462 SF (1/31/2028); 1,268 SF (9/30/2027)	KST Café Inc.	3,495	7.7%
16	Loan		3	Clark/Jenkins Storage Portfolio
16.01	Property		1	Lakeline	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	Southlake	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	Northgate	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio
17.01	Property		1	158-13 72nd Avenue	3,000	11.6%	7/31/2027	DSM Design Group LLC (borrower affiliate)	2,650	10.3%
17.02	Property		1	42-34 Saull Street	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Shops at Abilene	21,332	12.1%	2/28/2029	PetSmart	19,107	10.9%
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	20	1	The Village Tulare	20,100	12.2%	11/30/2031	Altura Centers for Health	15,490	9.4%
21	Loan		2	Townwood and Windmill Apartments
21.01	Property		1	Windmill Apartments	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Townwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	401 South La Brea	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	20,614	16.8%	9/30/2034	Dollar Tree Stores, Inc.	10,000	8.1%
24	Loan		1	Northpointe Shopping Center	31,974	18.1%	3/31/2027	Ollie's Bargain Outlet	29,946	16.9%
25	Loan		1	Harmon Business Park	7,200	8.8%	11/30/2024	Encounter Arts Academy	4,800	5.8%
26	Loan	24	1	120 West 79th Street	5,200	7.6%	2/28/2029	Morrison's Soul Food	4,200	6.2%
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	21	1	Mission Trace II	3,273	7.4%	10/31/2027	Namaste Restaurant	3,062	6.9%
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	34 Avenue A	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	25	1	1305 Kings Highway	NAP	NAP	NAP	NAP	NAP	NAP

A-1-12

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	NAP	NAP	NAP	NAP	6/6/2024
2	Loan	10, 15, 19, 29	1	Baybrook Mall	1/31/2032	Victoria's Secret	14,115	2.6%	1/31/2032	5/20/2024
3	Loan	13, 23, 31, B	1	Potomac Tower	7/31/2034	KIMC Inc.	18,898	7.8%	4/30/2029	5/17/2024
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2
4.01	Property		1	200 Sidney	NAP	NAP	NAP	NAP	NAP	4/8/2024
4.02	Property		1	Lincoln Centre	NAP	NAP	NAP	NAP	NAP	4/10/2024
4.03	Property		1	40 Erie Street	12/4/2029	NAP	NAP	NAP	NAP	4/8/2024
4.04	Property		1	4570 Executive Drive	NAP	NAP	NAP	NAP	NAP	4/8/2024
4.05	Property		1	9360-9390 Towne Centre Drive	NAP	NAP	NAP	NAP	NAP	4/8/2024
4.06	Property		1	21 Erie Street	NAP	NAP	NAP	NAP	NAP	4/8/2024
4.07	Property		1	47 Erie Street Parking Structure	NAP	NAP	NAP	NAP	NAP	4/8/2024
4.08	Property		1	Eastgate Mall	NAP	NAP	NAP	NAP	NAP	4/8/2024
5	Loan	10, 12, 27	1	640 5th Avenue	12/31/2032	Buchanan Ingersoll & Rooney	16,816	5.3%	1/31/2029	4/17/2024
6	Loan		1	One Town Center	6/30/2030	AF Encore Management	10,585	5.6%	7/31/2026	5/30/2024
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	9/30/2039	Burlington Coat Factory	74,329	8.1%	1/31/2028	5/1/2024
8	Loan	7, 10	1	Culver Steps	1/31/2031	Afuri Ramen	3,015	2.5%	3/1/2034	6/3/2024
9	Loan		1	Magnolia Houston	NAP	NAP	NAP	NAP	NAP	4/11/2024
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP	5/13/2024
11	Loan	10, 26, E	1	Showcase I	12/31/2029	Showcase Food Court	14,737	8.1%	9/30/2038	4/4/2024
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	2/28/2034	Ulta Beauty	11,750	6.5%	7/31/2027	6/7/2024
13	Loan		1	Dundalk Plaza	12/31/2029	Octapharma Plasma	15,107	8.5%	9/30/2026	4/30/2024
14	Loan	10, 30	1	Cummins Station	5/31/2026	The Interpublic Group of Companies, Inc.	17,074	4.2%	10/31/2028	4/16/2024
15	Loan		1	42-35 Main Street	12/31/2026	Gogo Fast Food Inc.	2,337	5.2%	4/30/2029	5/8/2024
16	Loan		3	Clark/Jenkins Storage Portfolio
16.01	Property		1	Lakeline	NAP	NAP	NAP	NAP	NAP	7/16/2024
16.02	Property		1	Southlake	NAP	NAP	NAP	NAP	NAP	7/16/2024
16.03	Property		1	Northgate	NAP	NAP	NAP	NAP	NAP	7/16/2024
17	Loan	8, 22	2	Marx Development NY Residential Portfolio
17.01	Property		1	158-13 72nd Avenue	12/31/2024	Atria Builders, LLC	1,600	6.2%	12/31/2024	5/23/2024
17.02	Property		1	42-34 Saull Street	NAP	NAP	NAP	NAP	NAP	5/23/2024
18	Loan		1	Shops at Abilene	1/31/2035	Old Navy	14,806	8.4%	5/31/2027	5/17/2024
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP	6/6/2024
20	Loan	20	1	The Village Tulare	14,060 SF (10/31/2036); 1,430 SF (6/30/2028)	Denny's	4,300	2.6%	11/30/2027	4/2/2024
21	Loan		2	Townwood and Windmill Apartments
21.01	Property		1	Windmill Apartments	NAP	NAP	NAP	NAP	NAP	5/31/2024
21.02	Property		1	Townwood Apartments	NAP	NAP	NAP	NAP	NAP	5/31/2024
22	Loan		1	401 South La Brea	NAP	NAP	NAP	NAP	NAP	6/20/2024
23	Loan		1	Winterpock Crossing Shopping Center	2/28/2027	Goodyear Tire & Rubber Company	5,200	4.2%	3/31/2026	5/16/2024
24	Loan		1	Northpointe Shopping Center	5/31/2026	US Mattress	3,813	2.2%	5/31/2031	5/6/2024
25	Loan		1	Harmon Business Park	5/31/2027	Top Notch Transmissions	4,460	5.4%	12/31/2026	5/30/2024
26	Loan	24	1	120 West 79th Street	1/31/2028	NAP	NAP	NAP	NAP	4/29/2024
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP	4/10/2024
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP	6/18/2024
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP	6/5/2024
30	Loan	21	1	Mission Trace II	4/30/2026	The Rusty Bucket	2,945	6.7%	8/31/2029	6/17/2024
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP	4/11/2024
32	Loan		1	34 Avenue A	NAP	NAP	NAP	NAP	NAP	5/17/2024
33	Loan	25	1	1305 Kings Highway	NAP	NAP	NAP	NAP	NAP	5/30/2024

A-1-13

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms
										27
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	6/5/2024	NAP	NAP	No	Fee	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	NAP	5/20/2024	NAP	NAP	No	Fee	NAP	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	NAP	5/17/2024	NAP	NAP	No	Fee	NAP	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2
4.01	Property		1	200 Sidney	NAP	4/8/2024	NAP	NAP	Yes	Fee	NAP	NAP
4.02	Property		1	Lincoln Centre	NAP	4/8/2024	4/8/2024	12%	Yes	Fee	NAP	NAP
4.03	Property		1	40 Erie Street	NAP	4/8/2024	NAP	NAP	Yes	Fee	NAP	NAP
4.04	Property		1	4570 Executive Drive	NAP	4/8/2024	4/8/2024	10%	Yes	Fee	NAP	NAP
4.05	Property		1	9360-9390 Towne Centre Drive	NAP	4/8/2024	4/8/2024	13%	Yes	Fee	NAP	NAP
4.06	Property		1	21 Erie Street	NAP	4/8/2024	NAP	NAP	Yes	Fee	NAP	NAP
4.07	Property		1	47 Erie Street Parking Structure	NAP	4/8/2024	NAP	NAP	Yes	Fee	NAP	NAP
4.08	Property		1	Eastgate Mall	NAP	4/8/2024	4/8/2024	10%	Yes	Fee	NAP	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	NAP	4/12/2024	NAP	NAP	No	Fee/Leasehold	7/30/2070	None
6	Loan		1	One Town Center	NAP	6/24/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	NAP	4/30/2024	NAP	NAP	Yes - AE	Leasehold	9/13/2055	5, 10-year extension options
8	Loan	7, 10	1	Culver Steps	NAP	6/3/2024	6/3/2024	9%	No	Fee	NAP	NAP
9	Loan		1	Magnolia Houston	NAP	4/11/2024	NAP	NAP	No	Fee	NAP	NAP
10	Loan		1	120 Beach 26th Street	NAP	5/13/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	NAP	4/5/2024	NAP	NAP	No	Fee	NAP	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	NAP	6/7/2024	NAP	NAP	No	Fee	NAP	NAP
13	Loan		1	Dundalk Plaza	NAP	4/30/2024	NAP	NAP	No	Fee	NAP	NAP
14	Loan	10, 30	1	Cummins Station	NAP	4/17/2024	NAP	NAP	No	Fee	NAP	NAP
15	Loan		1	42-35 Main Street	NAP	5/8/2024	NAP	NAP	No	Fee	NAP	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio
16.01	Property		1	Lakeline	NAP	7/3/2024	NAP	NAP	No	Fee	NAP	NAP
16.02	Property		1	Southlake	NAP	7/3/2024	NAP	NAP	No	Fee	NAP	NAP
16.03	Property		1	Northgate	NAP	7/3/2024	NAP	NAP	No	Fee	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio
17.01	Property		1	158-13 72nd Avenue	NAP	5/23/2024	NAP	NAP	No	Fee	NAP	NAP
17.02	Property		1	42-34 Saull Street	NAP	5/23/2024	NAP	NAP	No	Fee	NAP	NAP
18	Loan		1	Shops at Abilene	NAP	5/17/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP
19	Loan	9	1	Katonah Self Storage	NAP	6/6/2024	NAP	NAP	No	Fee	NAP	NAP
20	Loan	20	1	The Village Tulare	NAP	4/2/2024	4/2/2024	8%	No	Fee	NAP	NAP
21	Loan		2	Townwood and Windmill Apartments
21.01	Property		1	Windmill Apartments	NAP	5/31/2024	NAP	NAP	No	Fee	NAP	NAP
21.02	Property		1	Townwood Apartments	NAP	5/31/2024	NAP	NAP	No	Fee	NAP	NAP
22	Loan		1	401 South La Brea	NAP	6/20/2024	6/20/2024	11%	No	Fee	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	NAP	5/21/2024	NAP	NAP	No	Fee	NAP	NAP
24	Loan		1	Northpointe Shopping Center	NAP	5/6/2024	NAP	NAP	No	Fee	NAP	NAP
25	Loan		1	Harmon Business Park	NAP	5/30/2024	NAP	NAP	No	Fee	NAP	NAP
26	Loan	24	1	120 West 79th Street	NAP	4/29/2024	NAP	NAP	No	Fee	NAP	NAP
27	Loan	17	1	Stadium Walk	NAP	4/10/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP
28	Loan		1	Secure Space Storage	NAP	6/18/2024	NAP	NAP	No	Fee	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	6/5/2024	NAP	NAP	No	Fee	NAP	NAP
30	Loan	21	1	Mission Trace II	NAP	6/17/2024	NAP	NAP	No	Fee	NAP	NAP
31	Loan	G	1	Fairgrove MHC	NAP	4/11/2024	NAP	NAP	No	Fee	NAP	NAP
32	Loan		1	34 Avenue A	NAP	5/17/2024	NAP	NAP	No	Fee	NAP	NAP
33	Loan	25	1	1305 Kings Highway	NAP	5/30/2024	NAP	NAP	No	Fee	NAP	NAP

A-1-14

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)
					28	28
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	NAP	625,851	128,170	0	Springing	7,276
2	Loan	10, 15, 19, 29	1	Baybrook Mall	NAP	NAP	0	Springing	0	Springing	0
3	Loan	13, 23, 31, B	1	Potomac Tower	NAP	NAP	804,850	134,142	0	Springing	0
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2			0	Springing	0	Springing	0
4.01	Property		1	200 Sidney	NAP	NAP
4.02	Property		1	Lincoln Centre	NAP	NAP
4.03	Property		1	40 Erie Street	NAP	NAP
4.04	Property		1	4570 Executive Drive	NAP	NAP
4.05	Property		1	9360-9390 Towne Centre Drive	NAP	NAP
4.06	Property		1	21 Erie Street	NAP	NAP
4.07	Property		1	47 Erie Street Parking Structure	NAP	NAP
4.08	Property		1	Eastgate Mall	NAP	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	1	No	0	Springing	0	Springing	0
6	Loan		1	One Town Center	NAP	NAP	580,236	145,059	73,934	73,934	0
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	The greater of (i) $394,961.41 ("Adjusted Base Amount") and (ii) 5% of Gross Revenue	No	0	Springing	0	Springing	0
8	Loan	7, 10	1	Culver Steps	NAP	NAP	0	Springing	0	Springing	0
9	Loan		1	Magnolia Houston	NAP	NAP	330,421	47,203	0	Springing	0
10	Loan		1	120 Beach 26th Street	NAP	NAP	14,947	7,474	101,766	20,353	0
11	Loan	10, 26, E	1	Showcase I	NAP	NAP	363,322	121,107	0	Springing	2,261
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	NAP	NAP	53,582	26,791	0	Springing	0
13	Loan		1	Dundalk Plaza	NAP	NAP	0	25,608	0	Springing	6,204
14	Loan	10, 30	1	Cummins Station	NAP	NAP	355,264	88,816	0	Springing	0
15	Loan		1	42-35 Main Street	NAP	NAP	71,628	35,814	11,528	5,764	0
16	Loan		3	Clark/Jenkins Storage Portfolio			377,713	53,959	0	Springing	0
16.01	Property		1	Lakeline	NAP	NAP
16.02	Property		1	Southlake	NAP	NAP
16.03	Property		1	Northgate	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio			133,796	66,898	109,500	21,900	0
17.01	Property		1	158-13 72nd Avenue	NAP	NAP
17.02	Property		1	42-34 Saull Street	NAP	NAP
18	Loan		1	Shops at Abilene	NAP	NAP	336,352	42,044	0	Springing	0
19	Loan	9	1	Katonah Self Storage	NAP	NAP	103,496	14,779	4,805	4,805	2,129
20	Loan	20	1	The Village Tulare	NAP	NAP	0	Springing	7,417	7,417	60,000
21	Loan		2	Townwood and Windmill Apartments			47,298	15,766	61,080	7,635	500,000
21.01	Property		1	Windmill Apartments	NAP	NAP
21.02	Property		1	Townwood Apartments	NAP	NAP
22	Loan		1	401 South La Brea	NAP	NAP	87,090	17,418	0	Springing	0
23	Loan		1	Winterpock Crossing Shopping Center	NAP	NAP	35,658	11,886	6,284	3,142	288,000
24	Loan		1	Northpointe Shopping Center	NAP	NAP	288,340	28,834	0	Springing	280,000
25	Loan		1	Harmon Business Park	NAP	NAP	59,182	7,398	6,413	6,413	0
26	Loan	24	1	120 West 79th Street	NAP	NAP	25,826	25,826	0	Springing	32,609
27	Loan	17	1	Stadium Walk	NAP	NAP	14,053	14,053	2,203	1,101	0
28	Loan		1	Secure Space Storage	NAP	NAP	0	2,570	4,678	4,678	0
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	15,254	1,907	2,850	475	0
30	Loan	21	1	Mission Trace II	NAP	NAP	0	10,550	0	Springing	0
31	Loan	G	1	Fairgrove MHC	NAP	NAP	4,141	518	1,209	604	0
32	Loan		1	34 Avenue A	NAP	NAP	2,275	2,275	1,277	1,277	0
33	Loan	25	1	1305 Kings Highway	NAP	NAP	3,692	3,692	2,049	1,025	0

A-1-15

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)
							29, 30	30, 31	32
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	7,276	0	2,393	2,393	86,145	0	0	0	0
2	Loan	10, 15, 19, 29	1	Baybrook Mall	Springing	270,493	0	Springing	1,081,972	0	0	0	0
3	Loan	13, 23, 31, B	1	Potomac Tower	6,005	0	0	30,214	0	0	0	0	0
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	0	0	0	Springing	An amount equal to twelve (12) multiplied by the Rollover Reserve Monthly Deposit.	0	0	0	0
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	Springing	195,217	1,567,900	500,000	15,000,000	0	0	0	0
6	Loan		1	One Town Center	2,424	0	500,000	15,866	0	0	0	0	0
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	Springing	547,400	874,981	Springing	1,696,118	0	0	0	0
8	Loan	7, 10	1	Culver Steps	Springing	48,696	1,179,329	Springing	243,480	0	0	0	0
9	Loan		1	Magnolia Houston	56,490	0	0	0	0	0	0	0	0
10	Loan		1	120 Beach 26th Street	2,625	63,000	0	0	0	0	0	0	34,723
11	Loan	10, 26, E	1	Showcase I	2,261	0	15,071	15,071	542,544	0	0	0	0
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	3,069	0	500,000	17,193	750,000	0	0	0	81,313
13	Loan		1	Dundalk Plaza	2,226	106,845	0	14,840	712,300	0	0	0	0
14	Loan	10, 30	1	Cummins Station	8,557	205,370	10,000,000	83,333	0	0	0	0	160,050
15	Loan		1	42-35 Main Street	567	0	0	5,665	203,954	0	0	0	0
16	Loan		3	Clark/Jenkins Storage Portfolio	2,566	92,427	0	0	0	0	0	0	10,120
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	3,111	0	0	3,672	0	0	0	0	0
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	2,195	105,349	0	14,632	500,000	0	0	0	75,563
19	Loan	9	1	Katonah Self Storage	2,129	76,661	0	0	0	103,089	0	0	0
20	Loan	20	1	The Village Tulare	Springing	50,000	150,000	17,163	411,915	0	0	0	17,875
21	Loan		2	Townwood and Windmill Apartments	4,050	0	0	0	0	0	0	0	0
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	351	12,636	0	7,026	252,936	0	0	0	0
23	Loan		1	Winterpock Crossing Shopping Center	1,025	0	300,000	6,250	0	0	0	0	0
24	Loan		1	Northpointe Shopping Center	2,212	0	0	16,955	610,367	0	0	0	40,000
25	Loan		1	Harmon Business Park	686	0	150,000	Springing	150,000	0	0	0	1,125
26	Loan	24	1	120 West 79th Street	Springing	51,150	217,391	Springing	341,000	0	0	0	0
27	Loan	17	1	Stadium Walk	1,983	0	0	0	0	0	0	0	85,500
28	Loan		1	Secure Space Storage	734	0	0	0	0	0	0	0	0
29	Loan	F	1	Muegge Manor MHC	279	0	0	0	0	0	0	0	27,772
30	Loan	21	1	Mission Trace II	700	8,193	0	9,207	110,480	0	0	0	2,250
31	Loan	G	1	Fairgrove MHC	400	0	0	0	0	0	0	0	146,417
32	Loan		1	34 Avenue A	219	5,257	0	575	13,800	0	0	0	0
33	Loan	25	1	1305 Kings Highway	258	37,122	0	1,746	41,912	0	0	0	27,500

A-1-16

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	6,461,077	0	Unfunded Obligations Reserve ($3,330,271); Coworking Space Conversion Obligations Reserve ($2,400,000); Gap Rent Reserve ($730,806)
2	Loan	10, 15, 19, 29	1	Baybrook Mall	0	Springing	Outstanding TI/LC Reserve (Upfront: $0); Anchor Tenant Reserve (Monthly: Springing)
3	Loan	13, 23, 31, B	1	Potomac Tower	130,659	0	Free Rent Reserve
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	3,569,740	0	Unfunded Obligations Reserve
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	1,648,112	0	Free Rent Reserve
6	Loan		1	One Town Center	47,865	0	Existing TI/LC Reserve
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	9,000,000	Springing	DMV Space Reserve (Upfront: $9,000,000); Ground Rent Reserve (Monthly: Springing)
8	Loan	7, 10	1	Culver Steps	0	0	NAP
9	Loan		1	Magnolia Houston	0	Springing	Future PIP Reserve
10	Loan		1	120 Beach 26th Street	97,702	0	Local Law 11 Reserve ($91,702); Local Law 126 Reserve ($6,000)
11	Loan	10, 26, E	1	Showcase I	14,402,888	0	Unfunded M&M TI Obligations Reserve ($12,000,000); Unfunded M&M Free Rent Obligations Reserve ($2,152,888); Unfunded Obligations Reserve ($250,000)
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	0	0	NAP
13	Loan		1	Dundalk Plaza	1,401,585	0	Pet Supply Reserve ($1,386,284.82); Unfunded Obligations Reserve ($15,300)
14	Loan	10, 30	1	Cummins Station	3,138,645	Springing	Existing TI/LC Reserve Funds ($2,115,256.38); Rent Concession Reserve Funds ($1,023,389.00); Low DSCR Trigger Event Reserve (Springing)
15	Loan		1	42-35 Main Street	0	0	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	0	0	NAP
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	61,100	0	Rent Concession Reserve
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	235,000	0	PetSmart TI Obligations Reserve ($100,000); Bath & Body Works TI Obligations Reserve ($100,000); Shoe Carnival Gap Rent Reserve ($35,000)
19	Loan	9	1	Katonah Self Storage	0	0	NAP
20	Loan	20	1	The Village Tulare	1,487,760	Springing	Combined TI/LC & CapEx Reserve (Upfront: $1,472,125); Unfunded Obligations Reserve (Upfront: $15,635.40); Critical Tenant Reserve (Monthly: Springing)
21	Loan		2	Townwood and Windmill Apartments	154,200	0	Existing Restoration Reserve
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	0	Springing	Major Tenant Reserve
23	Loan		1	Winterpock Crossing Shopping Center	0	0	NAP
24	Loan		1	Northpointe Shopping Center	0	0	NAP
25	Loan		1	Harmon Business Park	0	0	NAP
26	Loan	24	1	120 West 79th Street	0	0	NAP
27	Loan	17	1	Stadium Walk	300,000	0	Unit Upgrade Reserve
28	Loan		1	Secure Space Storage	0	0	NAP
29	Loan	F	1	Muegge Manor MHC	0	0	NAP
30	Loan	21	1	Mission Trace II	58,122	0	Nancy & Jonathan Martinez 10N Salon Reserve
31	Loan	G	1	Fairgrove MHC	0	0	NAP
32	Loan		1	34 Avenue A	0	0	NAP
33	Loan	25	1	1305 Kings Highway	0	Springing	Letter of Credit Reserve

A-1-17

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type
								33
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	0	0	NAP	Soft
2	Loan	10, 15, 19, 29	1	Baybrook Mall	Anchor Tenant Reserve (An amount equal to the product obtained by multiplying (x) $50.00 by (y) the aggregate amount of gross leasable square footage of the applicable Anchor Tenant space as of the Closing Date)	0	NAP	Hard
3	Loan	13, 23, 31, B	1	Potomac Tower	0	0	NAP	Hard
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	0	0	NAP	Hard
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	0	0	NAP	Hard
6	Loan		1	One Town Center	0	0	NAP	Hard
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	0	0	NAP	Hard
8	Loan	7, 10	1	Culver Steps	0	0	NAP	Hard
9	Loan		1	Magnolia Houston	0	0	NAP	Springing
10	Loan		1	120 Beach 26th Street	0	0	NAP	Springing
11	Loan	10, 26, E	1	Showcase I	0	0	NAP	Hard
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	0	0	NAP	Springing
13	Loan		1	Dundalk Plaza	0	0	NAP	Hard
14	Loan	10, 30	1	Cummins Station	0	0	NAP	Hard
15	Loan		1	42-35 Main Street	0	0	NAP	Hard
16	Loan		3	Clark/Jenkins Storage Portfolio	0	0	NAP	Springing
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	0	0	NAP	Soft (Residential) / Hard (Commercial)
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	0	0	NAP	Springing
19	Loan	9	1	Katonah Self Storage	0	0	NAP	Hard
20	Loan	20	1	The Village Tulare	0	0	NAP	Hard
21	Loan		2	Townwood and Windmill Apartments	0	0	NAP	Springing
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	0	0	NAP	Soft
23	Loan		1	Winterpock Crossing Shopping Center	0	0	NAP	Soft
24	Loan		1	Northpointe Shopping Center	0	0	NAP	Springing
25	Loan		1	Harmon Business Park	0	0	NAP	Hard
26	Loan	24	1	120 West 79th Street	0	0	NAP	Hard
27	Loan	17	1	Stadium Walk	0	0	NAP	Soft
28	Loan		1	Secure Space Storage	0	0	NAP	Springing
29	Loan	F	1	Muegge Manor MHC	0	0	NAP	Springing
30	Loan	21	1	Mission Trace II	0	0	NAP	Hard
31	Loan	G	1	Fairgrove MHC	0	0	NAP	Springing
32	Loan		1	34 Avenue A	0	0	NAP	Springing
33	Loan	25	1	1305 Kings Highway	0	0	NAP	Springing

A-1-18

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
						34
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	In Place	Yes	No	Yes	Yes	90,000,000	18,550,000	92,627.62
2	Loan	10, 15, 19, 29	1	Baybrook Mall	Springing	Yes	No	Yes	Yes	88,000,000	132,000,000	861,948.55
3	Loan	13, 23, 31, B	1	Potomac Tower	Springing	Yes	No	No	NAP	NAP	NAP	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	Springing	Yes	No	Yes	No	80,000,000	469,894,737	2,178,672.72
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	In Place	Yes	Yes	Yes	No	58,414,688	241,147,813	1,591,000.44
6	Loan		1	One Town Center	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	Springing	Yes	No	Yes	No	50,210,526	189,789,474	830,796.83
8	Loan	7, 10	1	Culver Steps	Springing	Yes	Yes	Yes	No	33,750,000	41,250,000	231,211.02
9	Loan		1	Magnolia Houston	Springing	Yes	No	No	NAP	NAP	NAP	NAP
10	Loan		1	120 Beach 26th Street	Springing	Yes	No	No	NAP	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	Springing	Yes	No	Yes	No	31,000,000	138,500,000	744,245.14
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
13	Loan		1	Dundalk Plaza	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
14	Loan	10, 30	1	Cummins Station	In Place	Yes	Yes	Yes	No	25,000,000	110,000,000	664,984.38
15	Loan		1	42-35 Main Street	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	Springing	Yes	No	No	NAP	NAP	NAP	NAP
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	Springing	Yes	No	No	NAP	NAP	NAP	NAP
19	Loan	9	1	Katonah Self Storage	Springing	Yes	No	No	NAP	NAP	NAP	NAP
20	Loan	20	1	The Village Tulare	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
21	Loan		2	Townwood and Windmill Apartments	Springing	Yes	No	No	NAP	NAP	NAP	NAP
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
24	Loan		1	Northpointe Shopping Center	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
25	Loan		1	Harmon Business Park	Springing	Yes	No	No	NAP	NAP	NAP	NAP
26	Loan	24	1	120 West 79th Street	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
27	Loan	17	1	Stadium Walk	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
28	Loan		1	Secure Space Storage	Springing	Yes	No	No	NAP	NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	Springing	Yes	No	No	NAP	NAP	NAP	NAP
30	Loan	21	1	Mission Trace II	Springing	Yes	No	No	NAP	NAP	NAP	NAP
31	Loan	G	1	Fairgrove MHC	Springing	Yes	No	No	NAP	NAP	NAP	NAP
32	Loan		1	34 Avenue A	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
33	Loan	25	1	1305 Kings Highway	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP

A-1-19

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
							35		12
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	542,033.87	NAP	NAP	108,550,000	542,033.87	65.0%	1.35	8.2%	18,500,000
2	Loan	10, 15, 19, 29	1	Baybrook Mall	1,436,580.91	NAP	NAP	220,000,000	1,436,580.91	56.0%	1.72	13.7%	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	2,549,593.70	166,842,106	7.23928517798977%	716,736,843	3,570,087.72	65.3%	1.67	10.1%	NAP
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	1,976,398.06	NAP	NAP	299,562,500	1,976,398.06	41.6%	2.05	18.8%	99,854,167
6	Loan		1	One Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	1,050,591.67	140,000,000	9.20000%	380,000,000	2,138,832.41	68.5%	1.07	7.5%	NAP
8	Loan	7, 10	1	Culver Steps	420,383.68	NAP	NAP	75,000,000	420,383.68	57.7%	1.67	11.4%	NAP
9	Loan		1	Magnolia Houston	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	910,827.08	NAP	NAP	169,500,000	910,827.08	67.8%	1.30	8.5%	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Dundalk Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 30	1	Cummins Station	816,117.19	NAP	NAP	135,000,000	816,117.19	58.8%	1.40	10.2%	NAP
15	Loan		1	42-35 Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	20	1	The Village Tulare	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		2	Townwood and Windmill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Northpointe Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Harmon Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	24	1	120 West 79th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	21	1	Mission Trace II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	34 Avenue A	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	25	1	1305 Kings Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-20

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
					36		12, 36		36
1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	10.00000%	127,050,000	698,341.74	76.1%	1.05	7.0%	No	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	11.50000%	399,416,667	3,084,670.36	55.5%	1.31	14.1%	No	NAP
6	Loan		1	One Town Center	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
8	Loan	7, 10	1	Culver Steps	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9	Loan		1	Magnolia Houston	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11	Loan	10, 26, E	1	Showcase I	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
13	Loan		1	Dundalk Plaza	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
14	Loan	10, 30	1	Cummins Station	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Mezzanine
15	Loan		1	42-35 Main Street	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
20	Loan	20	1	The Village Tulare	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
21	Loan		2	Townwood and Windmill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
23	Loan		1	Winterpock Crossing Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
24	Loan		1	Northpointe Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25	Loan		1	Harmon Business Park	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
26	Loan	24	1	120 West 79th Street	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
30	Loan	21	1	Mission Trace II	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
32	Loan		1	34 Avenue A	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33	Loan	25	1	1305 Kings Highway	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP

A-1-21

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	Post Brothers	Michael A. Pestronk and Matthew I. Pestronk	No
2	Loan	10, 15, 19, 29	1	Baybrook Mall	Brookfield Properties Retail Holding LLC and SMRF Baybrook Investor Member LLC	BPR Nimbus LLC	No
3	Loan	13, 23, 31, B	1	Potomac Tower	Venture Global LNG, Inc.	Venture Global LNG, Inc.	No
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	BioMed Realty, L.P.	BRE Edison L.P.	No
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	Vornado Realty Trust	Manhattan High Street Holdings LP	No
6	Loan		1	One Town Center	Nader Ohebshalom	Nader Ohebshalom	No
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	The Related Companies, L.P.	The Related Companies, L.P.	No
8	Loan	7, 10	1	Culver Steps	Hackman Capital Partners, LLC	Hackman Capital Partners, LLC	No
9	Loan		1	Magnolia Houston	H. Stevens Holtze III	H. Stevens Holtze III	No
10	Loan		1	120 Beach 26th Street	Doron Pergament	Doron Pergament	No
11	Loan	10, 26, E	1	Showcase I	Jeffrey Gindi and Eli Gindi	Jeffrey Gindi and Eli Gindi	No
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	Grand/Sakwa Management L.L.C.	Daniel L. Stern, Christopher G. Brochert and Gary Sakwa	No
13	Loan		1	Dundalk Plaza	Christos Economides and Oekos Corporation	Christos Economides and Oekos Corporation	No
14	Loan	10, 30	1	Cummins Station	Zachary P. Liff	Zachary P. Liff	No
15	Loan		1	42-35 Main Street	Eric Chong and Alex Lau	Eric Chong and Alex Lau	No
16	Loan		3	Clark/Jenkins Storage Portfolio	Stephen L. Clark, Stephen L. Clark II and Ricky L. Jenkins	Ricky L. Jenkins and Clark Family, LLC	No
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	David Marx	David Marx	No
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	William R. Wilson, III and Kyle D. Miller	William R. Wilson, III and Kyle D. Miller	No
19	Loan	9	1	Katonah Self Storage	Collectors Car Garage Group, LLC	John M. Belniak and James H. Machinist	No
20	Loan	20	1	The Village Tulare	Christopher D. Shane	Christopher D. Shane	No
21	Loan		2	Townwood and Windmill Apartments	Samantha Wells and David Iglewicz	Samantha Wells and David Iglewicz	No
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	SKR Holdings, LLC	SKR Holdings, LLC	No
23	Loan		1	Winterpock Crossing Shopping Center	Roger A. Glover, III	Roger A. Glover, III	No
24	Loan		1	Northpointe Shopping Center	Gregg Orley and David W. Schostak	Gregg Orley and David W. Schostak	No
25	Loan		1	Harmon Business Park	William M. Bennett and Matt Goebel	William M. Bennett and Matt Goebel	No
26	Loan	24	1	120 West 79th Street	Jenel Management Corp	David Dushey	No
27	Loan	17	1	Stadium Walk	Elevate Multifamily	William M. Bennett	No
28	Loan		1	Secure Space Storage	Henry K Jordan, Jr.	Henry K Jordan, Jr.	No
29	Loan	F	1	Muegge Manor MHC	Bethlehem Communities	Iysam Atuan and Mark Holcombe	No
30	Loan	21	1	Mission Trace II	Time Equities	TEI LLC	No
31	Loan	G	1	Fairgrove MHC	The Foundry Companies, LLC	Christian P. Cronin	No
32	Loan		1	34 Avenue A	Chun Y. Lee and Sylvia L. Hung	Chun Y. Lee and Sylvia L. Hung	No
33	Loan	25	1	1305 Kings Highway	Arthur Vayner, Leonid Vayner and Dmitry Vayner	Arthur Vayner, Leonid Vayner and Dmitry Vayner	No

A-1-22

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	No	Refinance		108,550,000	22,500,468	18,500,000	0	149,550,468
2	Loan	10, 15, 19, 29	1	Baybrook Mall	No	Refinance		220,000,000	0	0	0	220,000,000
3	Loan	13, 23, 31, B	1	Potomac Tower	No	Acquisition		84,000,000	62,988,770	0	0	146,988,770
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	No	Refinance		549,894,737	142,402,323	166,842,106	0	859,139,166
4.01	Property		1	200 Sidney
4.02	Property		1	Lincoln Centre
4.03	Property		1	40 Erie Street
4.04	Property		1	4570 Executive Drive
4.05	Property		1	9360-9390 Towne Centre Drive
4.06	Property		1	21 Erie Street
4.07	Property		1	47 Erie Street Parking Structure
4.08	Property		1	Eastgate Mall
5	Loan	10, 12, 27	1	640 5th Avenue	No	Refinance		300,000,000	106,245,190	100,000,000	0	506,245,190
6	Loan		1	One Town Center	No	Acquisition		51,000,000	29,396,973	0	4,000,000	84,396,973
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	No	Refinance		240,000,000	13,238,721	140,000,000	0	393,238,721
8	Loan	7, 10	1	Culver Steps	No	Refinance		75,000,000	0	0	0	75,000,000
9	Loan		1	Magnolia Houston	No	Refinance	Y	33,400,000	1,888,973	0	0	35,288,973
10	Loan		1	120 Beach 26th Street	No	Refinance		31,500,000	0	0	0	31,500,000
11	Loan	10, 26, E	1	Showcase I	No	Refinance		169,500,000	4,571,072	0	0	174,071,072
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	No	Refinance		29,500,000	0	0	0	29,500,000
13	Loan		1	Dundalk Plaza	No	Refinance		27,300,000	0	0	0	27,300,000
14	Loan	10, 30	1	Cummins Station	No	Refinance		135,000,000	649,890	0	0	135,649,890
15	Loan		1	42-35 Main Street	No	Refinance		25,000,000	0	0	0	25,000,000
16	Loan		3	Clark/Jenkins Storage Portfolio	No	Refinance
16.01	Property		1	Lakeline
16.02	Property		1	Southlake
16.03	Property		1	Northgate
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	No	Refinance
17.01	Property		1	158-13 72nd Avenue
17.02	Property		1	42-34 Saull Street
18	Loan		1	Shops at Abilene	No	Acquisition
19	Loan	9	1	Katonah Self Storage	No	Refinance
20	Loan	20	1	The Village Tulare	Yes	Acquisition
21	Loan		2	Townwood and Windmill Apartments	No	Refinance
21.01	Property		1	Windmill Apartments
21.02	Property		1	Townwood Apartments
22	Loan		1	401 South La Brea	No	Refinance
23	Loan		1	Winterpock Crossing Shopping Center	No	Refinance
24	Loan		1	Northpointe Shopping Center	No	Recapitalization
25	Loan		1	Harmon Business Park	No	Acquisition
26	Loan	24	1	120 West 79th Street	No	Acquisition
27	Loan	17	1	Stadium Walk	No	Refinance
28	Loan		1	Secure Space Storage	No	Refinance
29	Loan	F	1	Muegge Manor MHC	No	Refinance
30	Loan	21	1	Mission Trace II	No	Refinance
31	Loan	G	1	Fairgrove MHC	No	Acquisition
32	Loan		1	34 Avenue A	No	Acquisition
33	Loan	25	1	1305 Kings Highway	No	Acquisition

A-1-23

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	134,615,404	0	7,838,467	7,096,597	0	0	149,550,468	NAP	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	213,488,234	0	1,474,030	0	5,037,736	0	220,000,000	NAP	NAP	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	0	143,000,000	3,053,261	935,509	0	0	146,988,770	NAP	NAP	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	845,920,651	0	9,648,775	3,569,740	0	0	859,139,166	NAP	NAP	NAP
4.01	Property		1	200 Sidney								NAP	NAP	NAP
4.02	Property		1	Lincoln Centre								NAP	NAP	NAP
4.03	Property		1	40 Erie Street								NAP	NAP	NAP
4.04	Property		1	4570 Executive Drive								NAP	NAP	NAP
4.05	Property		1	9360-9390 Towne Centre Drive								NAP	NAP	NAP
4.06	Property		1	21 Erie Street								NAP	NAP	NAP
4.07	Property		1	47 Erie Street Parking Structure								NAP	NAP	NAP
4.08	Property		1	Eastgate Mall								NAP	NAP	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	501,608,063	0	1,421,115	3,216,012	0	0	506,245,190	NAP	NAP	NAP
6	Loan		1	One Town Center	0	82,000,000	1,194,938	1,202,035	0	0	84,396,973	NAP	NAP	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	376,708,834	0	6,654,906	9,874,981	0	0	393,238,721	NAP	NAP	NAP
8	Loan	7, 10	1	Culver Steps	68,575,407	0	1,181,363	1,179,329	4,063,901	0	75,000,000	NAP	NAP	NAP
9	Loan		1	Magnolia Houston	32,360,925	0	2,597,627	330,421	0	0	35,288,973	2/28/2037	188.30	115.35
10	Loan		1	120 Beach 26th Street	29,481,605	0	1,209,500	249,138	559,757	0	31,500,000	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	151,744,918	0	7,542,613	14,783,541	0	0	174,071,072	NAP	NAP	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	25,227,314	0	417,409	634,895	3,220,382	0	29,500,000	NAP	NAP	NAP
13	Loan		1	Dundalk Plaza	22,665,062	0	908,728	1,407,789	2,318,422	0	27,300,000	NAP	NAP	NAP
14	Loan	10, 30	1	Cummins Station	117,462,455	0	4,533,475	13,653,959	0	0	135,649,890	NAP	NAP	NAP
15	Loan		1	42-35 Main Street	23,864,508	0	469,127	83,156	583,209	0	25,000,000	NAP	NAP	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio								NAP	NAP	NAP
16.01	Property		1	Lakeline								NAP	NAP	NAP
16.02	Property		1	Southlake								NAP	NAP	NAP
16.03	Property		1	Northgate								NAP	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio								NAP	NAP	NAP
17.01	Property		1	158-13 72nd Avenue								NAP	NAP	NAP
17.02	Property		1	42-34 Saull Street								NAP	NAP	NAP
18	Loan		1	Shops at Abilene								NAP	NAP	NAP
19	Loan	9	1	Katonah Self Storage								NAP	NAP	NAP
20	Loan	20	1	The Village Tulare								NAP	NAP	NAP
21	Loan		2	Townwood and Windmill Apartments								NAP	NAP	NAP
21.01	Property		1	Windmill Apartments								NAP	NAP	NAP
21.02	Property		1	Townwood Apartments								NAP	NAP	NAP
22	Loan		1	401 South La Brea								NAP	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center								NAP	NAP	NAP
24	Loan		1	Northpointe Shopping Center								NAP	NAP	NAP
25	Loan		1	Harmon Business Park								NAP	NAP	NAP
26	Loan	24	1	120 West 79th Street								NAP	NAP	NAP
27	Loan	17	1	Stadium Walk								NAP	NAP	NAP
28	Loan		1	Secure Space Storage								NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC								NAP	NAP	NAP
30	Loan	21	1	Mission Trace II								NAP	NAP	NAP
31	Loan	G	1	Fairgrove MHC								NAP	NAP	NAP
32	Loan		1	34 Avenue A								NAP	NAP	NAP
33	Loan	25	1	1305 Kings Highway								NAP	NAP	NAP

A-1-24

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	200 Sidney	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	Lincoln Centre	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	40 Erie Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04	Property		1	4570 Executive Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.05	Property		1	9360-9390 Towne Centre Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.06	Property		1	21 Erie Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.07	Property		1	47 Erie Street Parking Structure	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.08	Property		1	Eastgate Mall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan		1	One Town Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	7, 10	1	Culver Steps	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan		1	Magnolia Houston	61.3%	189.20	115.58	61.1%	177.03	104.50	57.2%	174.46	85.96
10	Loan		1	120 Beach 26th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	10, 26, E	1	Showcase I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan		1	Dundalk Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	10, 30	1	Cummins Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan		1	42-35 Main Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	Lakeline	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	Southlake	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	Northgate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.01	Property		1	158-13 72nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17.02	Property		1	42-34 Saull Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan		1	Shops at Abilene	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	9	1	Katonah Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	20	1	The Village Tulare	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan		2	Townwood and Windmill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	Property		1	Windmill Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	Property		1	Townwood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	401 South La Brea	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Winterpock Crossing Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan		1	Northpointe Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan		1	Harmon Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	24	1	120 West 79th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	17	1	Stadium Walk	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Secure Space Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	F	1	Muegge Manor MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	21	1	Mission Trace II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	G	1	Fairgrove MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	34 Avenue A	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	25	1	1305 Kings Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-25

BANK5 2024-5YR9

Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Hotel Occupancy (%)	Coop - Committed Secondary Debt	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/Investor Carry

1	Loan	5, 6, 10, 16, 18, 33, 36, A	1	The Piazza	NAP
2	Loan	10, 15, 19, 29	1	Baybrook Mall	NAP
3	Loan	13, 23, 31, B	1	Potomac Tower	NAP
4	Loan	10, 11, 35, C	8	BioMed 2024 Portfolio 2	NAP
4.01	Property		1	200 Sidney	NAP
4.02	Property		1	Lincoln Centre	NAP
4.03	Property		1	40 Erie Street	NAP
4.04	Property		1	4570 Executive Drive	NAP
4.05	Property		1	9360-9390 Towne Centre Drive	NAP
4.06	Property		1	21 Erie Street	NAP
4.07	Property		1	47 Erie Street Parking Structure	NAP
4.08	Property		1	Eastgate Mall	NAP
5	Loan	10, 12, 27	1	640 5th Avenue	NAP
6	Loan		1	One Town Center	NAP
7	Loan	10, 28, 34, D	1	Bronx Terminal Market	NAP
8	Loan	7, 10	1	Culver Steps	NAP
9	Loan		1	Magnolia Houston	49.3%
10	Loan		1	120 Beach 26th Street	NAP
11	Loan	10, 26, E	1	Showcase I	NAP
12	Loan	13, 14, 32	1	Northville Village Shopping Center Phase I	NAP
13	Loan		1	Dundalk Plaza	NAP
14	Loan	10, 30	1	Cummins Station	NAP
15	Loan		1	42-35 Main Street	NAP
16	Loan		3	Clark/Jenkins Storage Portfolio	NAP
16.01	Property		1	Lakeline	NAP
16.02	Property		1	Southlake	NAP
16.03	Property		1	Northgate	NAP
17	Loan	8, 22	2	Marx Development NY Residential Portfolio	NAP
17.01	Property		1	158-13 72nd Avenue	NAP
17.02	Property		1	42-34 Saull Street	NAP
18	Loan		1	Shops at Abilene	NAP
19	Loan	9	1	Katonah Self Storage	NAP
20	Loan	20	1	The Village Tulare	NAP
21	Loan		2	Townwood and Windmill Apartments	NAP
21.01	Property		1	Windmill Apartments	NAP
21.02	Property		1	Townwood Apartments	NAP
22	Loan		1	401 South La Brea	NAP
23	Loan		1	Winterpock Crossing Shopping Center	NAP
24	Loan		1	Northpointe Shopping Center	NAP
25	Loan		1	Harmon Business Park	NAP
26	Loan	24	1	120 West 79th Street	NAP
27	Loan	17	1	Stadium Walk	NAP
28	Loan		1	Secure Space Storage	NAP
29	Loan	F	1	Muegge Manor MHC	NAP
30	Loan	21	1	Mission Trace II	NAP
31	Loan	G	1	Fairgrove MHC	NAP
32	Loan		1	34 Avenue A	NAP
33	Loan	25	1	1305 Kings Highway	NAP

A-1-26

  BANK5 2024-5YR9

  Footnotes to Annex A-1

(1)	JPMCB—JPMorgan Chase Bank, National Association; MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; WFB—Wells Fargo Bank, National Association.

(2)	Certain tenants may not be in occupancy or may be in free rent periods. See "Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this prospectus for information regarding the 5 largest tenants at mortgaged properties securing the 15 largest Mortgage Loans and tenants that occupy 50% or more of the net rentable area at their respective mortgaged properties which are not in occupancy or are in free rent periods.

(3)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced Mortgage Loan, pari passu loan primary servicing fee rate, in each case applicable to the related Mortgage Loan.

(4)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See "Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest Mortgage Loans and tenants that occupy 50% or more of the net rentable area at their respective mortgaged properties.

(5)	With respect to Mortgage Loan No. 1, The Piazza, the Mortgaged Property is in the process of converting 20,951 square feet of commercial space into 16 residential units, which are master leased to an affiliate of the borrowers. Upon completion of such conversion, there will be 332 residential units. The Underwritten Occupancy % assumes that such conversion has been completed and that the related units are occupied.

(6)	With respect to Mortgage Loan No. 1, The Piazza, the Mortgaged Property includes 332 residential units covering 306,577 square feet and commercial space covering 28,715 square feet.

(7)	With respect to Mortgage Loan No. 8, Culver Steps, the Mortgaged Property is a mixed use property with 79,369 square feet of office space (65.2% of NRA) and 42,367 square feet of retail space (34.8% of NRA).

(8)	With respect to Mortgage Loan No. 17, Marx Development NY Residential Portfolio, the Mortgaged Property is a mixed use property with 98 multifamily units and 39,947 SF of commercial space. The Unit of Measure represents the 98 multifamily units.

(9)	With respect to Mortgage Loan No. 19, Katonah Self Storage, the Mortgaged Property is operated as a self storage property containing a mix of storage and storage related spaces, including approximately 48.9% of the net rentable area allocable to traditional self storage units, wine storage cabinets, and a customer clubhouse and approximately 51.1% of the net rentable area devoted to the storage of luxury vehicles.

(10)	With respect to Mortgage Loan No. 1, The Piazza, Mortgage Loan No. 2, Baybrook Mall, Mortgage Loan No. 4, BioMed 2024 Portfolio 2, Mortgage Loan No. 5, 640 5th Avenue, Mortgage Loan No. 7, Bronx Terminal Market, Mortgage Loan No. 8, Culver Steps, Mortgage Loan No. 11, Showcase I, and Mortgage Loan No. 14, Cummins Station, each such Mortgage Loan is part of a whole loan related to the issuing entity. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Loan Per Unit ($) calculations are in each case based on the subject Mortgage Loan together with any related pari passu companion loan, but (unless otherwise indicated) without regard to any related subordinate companion loan(s). For further information, see “Description of the Mortgage Pool—The Whole Loans—General”, “—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement” or “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans,” as applicable, in this prospectus.

(11)	With respect to Mortgage Loan No. 4, BioMed 2024 Portfolio 2, the Interest Rate % represents the weighted average of component A and component B of the whole loan, which components are comprised of, collectively, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Definitions” in the prospectus.

(12)	With respect to Mortgage Loan No. 5, 640 5th Avenue, the 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan each have fixed amortization for their entire 60-month loan terms. With respect to the 640 5th Avenue Whole Loan, the borrower is required to make payments on each monthly payment date, as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment. With respect to the 640 5th Avenue Mezzanine Loan, the mezzanine borrower is required to make payments on each monthly payment date as follows: (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment.

(13)	With respect to Mortgage Loan No. 3, Potomac Tower, and Mortgage Loan No. 12, Northville Village Shopping Center Phase I, under the terms of the related Mortgage Loan documents, the First Payment Date is the payment date in October 2024, and the Original Term to Maturity or ARD (mos.), Remaining Term to Maturity or ARD (mos.), Original IO Period (mos.), or Remaining IO Period (mos.), as applicable, is 60 months. However, the related mortgage loan seller will contribute an initial interest deposit amount to the

A-1-27

issuing entity on the Closing Date to cover an amount that represents one month’s interest that would have accrued with respect to the Mortgage Loan at the related interest rate with respect to a September 2024 payment date, and, therefore, such Mortgage Loan is being treated as having a First Payment Date on the due date in September 2024, a L(#) of (i) with respect to Mortgage Loan No. 3, Potomac Tower, 25 months and (ii) with respect to Mortgage Loan No. 12, Northville Village Shopping Center Phase I, 24 months, and an Original Term to Maturity or ARD (mos.), Remaining Term to Maturity or ARD (mos.), Original IO Period (mos.), or Remaining IO Period (mos.), as applicable, of 61 months.

(14)	With respect to Mortgage Loan No. 12, Northville Village Shopping Center Phase I, no more than once in any twelve month period, the borrower will have a grace period of five days following notice to the lender that any monthly debt service payment amount is due.

(15)	With respect to Mortgage Loan No. 2, Baybrook Mall, the related loan documents permit one or more outparcel or other releases or substitutions without prepayment or defeasance. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases; Property Additions” in this prospectus.

(16)	With respect to Mortgage Loan No. 1, The Piazza, the borrowers and an affiliate of the borrowers, Place Hospitality LLC, entered into two separate commercial leases at the Mortgaged Property, representing approximately 28.0% of the net rentable area for the commercial portion of the Mortgaged Property and 2.4% of the total net rentable area at the Mortgaged Property (multifamily and commercial).

(17)	With respect to Mortgage Loan No. 27, Stadium Walk, underwriting is based on the August 2024 pre-leased rent roll for the 2024-2025 academic year.

(18)	With respect to Mortgage Loan No. 1, The Piazza, the appraised value of $167,000,000 represents the “Hypothetical As If Stabilized” value of $167,000,000 which is based on the hypothetical assumptions that (i) leases for three vacant retail spaces are signed and (ii) the conversion of the former WeWork space at the Mortgaged Property into 16 residential units has been completed. In addition, in determining the value of the Mortgaged Property, the appraiser used the extraordinary assumptions that (i) one of the borrower affiliated leases at the Mortgaged Property, for space that is intended to be operated by such borrower affiliate, is leased at market rent and (ii) two draft leases with unaffiliated tenants are signed on the same terms outlined in the drafts provided to the appraiser. The borrowers were required at loan origination to deposit $3,330,271 into an unfunded obligations reserve, $730,806 into a gap rent reserve related to the three retail leases, and $2,400,000 into a coworking space conversion obligations reserve related to the remaining work at the WeWork space. Based on the “as-is” appraised value of $155,800,000, The Piazza Whole Loan results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 69.7% and The Piazza Total Debt results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 81.5%.

(19)	With respect to Mortgage Loan No. 2, Baybrook Mall, the Appraised Value ($) is the market value “as is” with escrow reserve, which assumes that $2,659,260.33 will be reserved for tenant improvements. The market value “as is” Appraised Value without the reserve is $390,000,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 56.4% and 53.4%, respectively, and an appraised value per SF of $720.91. Since the date of the appraisal, some of the outstanding tenant improvements have been paid. At origination, the outstanding tenant improvements of approximately $1,984,194 were guaranteed by the guarantor under the Guaranty of Limited Payment in lieu of a reserve.

(20)	With respect to Mortgage Loan No. 20, The Village Tulare, the Appraised Value ($) assumes that $1,700,000 will be reserved for capital expenditures and tenant improvements and leasing commissions. The “as is” Appraised Value without the reserve is $20,000,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 67.5% and 67.5% respectively. At origination, $1,472,125 was reserved for such obligations.

(21)	With respect to Mortgage Loan No. 30, Mission Trace II, the Appraised Value ($) assumes that tenant improvements will be reserved for. The “as is” Appraised Value without the reserve is $7,425,000 which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 53.9% and 53.9% respectively. At origination, $34,541 was reserved for tenant improvements for one tenant.

(22)	With respect to Mortgage Loan No. 17, Marx Development NY Residential Portfolio, four commercial tenants (6,150 square feet), representing 15.4% of the commercial net rentable square feet, are owned by an affiliate of the borrower.

(23)	With respect to Mortgage Loan No. 3, Potomac Tower, the largest tenant, Venture Global (representing approximately 39.2% of the net rentable area at the Mortgaged Property), is the Sponsor.

(24)	With respect to Mortgage Loan No. 26, 120 West 79th Street, the largest tenant, Forman Mills, is an affiliate of the Sponsor.

(25)	With respect to Mortgage Loan No. 33, 1305 Kings Highway, the largest tenant, Manhattan Optometry & Ophthalmic Dispensing PLLC, is an affiliate of the borrower.

(26)	With respect to Mortgage Loan No. 11, Showcase I, the second largest tenant, M&M World, recently executed a lease renewal in connection with a potential renovation of the M&M World space with a renewal rent of $4,000,000 per year, which renewal rent is

A-1-28

scheduled to commence upon the earlier to occur of (i) the delivery of the renovated M&M World space to M&M World and (ii) September 1, 2025. The underwritten rent for M&M World is based on the renewal rent amount of $4,000,000 per year.

(27)	With respect to Mortgage Loan No. 5, 640 5th Avenue, a prior owner of the Mortgaged Property ground leased the Mortgaged Property to the owner of the property located at 650 5th Avenue (the “Air Rights Tenant”), who subleased the Mortgaged Property (other than development rights relating to the West 52nd Street building, which was retained by the Air Rights Tenant) back to such prior owner of the Mortgaged Property, solely for the purpose of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the prospectus.

(28)	With respect to Mortgage Loan No. 7, Bronx Terminal Market, commencing August 2024 and every 5 years thereafter, the borrower is required to pay ground rent equal to the greater of (i) 105% of the immediately preceding Adjusted Base Amount ($394,961) or (ii) 5.0% of Gross Revenues (defined as all rent received from subtenants minus (a) a management fee in the amount of 3% of rent from subtenants received by tenants and (b) aggregate compensation and associated costs and expenses for 2 on-site personnel engaged in the operation of the Mortgaged Property). As part of Target's lease, the tenant paid an upfront buydown of $46,394,000. Gross revenues utilized to calculate percent ground rent include an amortized imputed annual gross revenue amount from the tenant's buydown, calculated at an annual rate of 6.9% of the total buydown. The ground lease expires on September 13, 2055 and has five, 10-year renewal options.

(29)	With respect to Mortgage Loan No. 2, Baybrook Mall, at the origination date, the borrower provided a Guaranty of Limited Payment from the Non-Recourse Carveout Guarantor in lieu of depositing approximately $1,984,194 (the "Upfront Rollover Amount") into a TI/LC reserve. The amount guaranteed under such guaranty will be reduced on a dollar-for-dollar basis by an amount equal to the aggregate amount of expenditures actually made by the borrower or its affiliates for the outstanding amounts related to the Upfront Rollover Amount or for certain other costs permitted pursuant to the Baybrook Mall Whole Loan documents.

(30)	With respect to Mortgage Loan No. 14, Cummins Station, TI/LC reserves may be used for general TI/LCs and existing TI/LCs totaling $2,115,000 with respect to the Vidorra Restaurant space (9,400 square feet of net rentable area).

(31)	With respect to Mortgage Loan No. 3, Potomac Tower, the borrower is required to deposit into a TI/LC reserve any termination fees or other payments received by the borrower in connection with the termination of any lease at the Mortgaged Property in excess of $250,000.

(32)	With respect to Mortgage Loan No. 12, Northville Village Shopping Center Phase I, the TI/LC Cap will decrease from $750,000 to $500,000 at such time as the borrower provides to the lender evidence that Barnes & Noble Superstore has renewed its lease at the Mortgaged Property.

(33)	With respect to Mortgage Loan No. 1, The Piazza, the borrowers are required to deposit, or cause to be deposited, into a lockbox account all rents received from residential tenants within two business days of receipt thereof and all non-residential tenants are required to deliver all rental amounts directly to the lockbox account.

(34)	With respect to Mortgage Loan No. 7, Bronx Terminal Market, the Whole Loan Underwritten NCF DSCR (x) is 1.07x, which is below the cash flow sweep trigger of 1.10x. However, the NCF DSCR cash flow sweep trigger event calculation is based on tenant improvements and leasing commissions of $0.35 per square foot and capital expenditures of $0.10 per square foot, which is equal to or greater than a 1.10x NCF DSCR. Therefore, the Mortgage Loan is not in a cash flow sweep at time of securitization.

(35)	With respect to Mortgage Loan No. 4, BioMed 2024 Portfolio 2, the Subordinate Companion Loan Interest Rate represents the weighted average of component C and component D of the related whole loan, which components are comprised of, collectively, Note B-1, Note B-2, Note B-3, and Note B-4. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Definitions” in the prospectus.

(36)	With respect to Mortgage Loan No. 1, The Piazza, each of the Mezzanine Debt Interest Rate (%), Total Debt Monthly Debt Service ($) and Total Debt Underwritten NCF DSCR (x) is calculated including the base interest rate of the mezzanine debt of 10.0% per annum (the “Base Pay Rate”), but exclusive of the 2.5000% per annum deferred interest rate (the “Deferred Pay Rate”). To the extent amounts remain on deposit in the cash management account after payment of monthly interest based on the Base Pay Rate and the required waterfall in accordance with the related cash management agreement, the mezzanine borrower is required to make deferred interest payments based on the Deferred Pay Rate (x) first, for the current interest accrual period and (y) second, accrued and capitalized into the outstanding principal amount during prior interest accrual periods. To the extent insufficient amounts remain on deposit in the cash management account, deferred interest payments based on the Deferred Pay Rate are required to be added to the principal of the mezzanine debt.

A.	With respect to Mortgage Loan No. 1, The Piazza, “Yield Maintenance Premium” means, with respect to any repayment of the outstanding principal balance of the Mortgage Loan, an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the portion of the Mortgage Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the notes to be made with respect to the portion of the Mortgage Loan under the notes assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on

A-1-29

the portion of the Mortgage Loan being prepaid is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid. “Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the date which is five (5) business days prior to the date that such prepayment shall be applied has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

B.	With respect to Mortgage Loan No. 3, Potomac Tower, “Yield Maintenance Premium” means, with respect to any repayment of the outstanding principal balance of the Mortgage Loan prior to the business day after the payment date which is three months prior to the related Maturity Date, an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the portion of the Mortgage Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of unpaid principal and interest under the notes to be made on or prior to the business day after the payment date which is three months prior to the related Maturity Date with respect to the portion of the Mortgage Loan under the notes assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the Mortgage Loan being prepaid is paid on the business day after the payment date which is three months prior to the related Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid. “Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the date that is five business days prior to the date that such prepayment will be applied has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the Mortgage Lender may reasonably select.

C.	With respect to Mortgage Loan No. 4, BioMed 2024 Portfolio 2, “Yield Maintenance Premium” means, with respect to each Component, an amount equal to the greater of (a) one-half of one percent (0.50%) of the outstanding principal amount of such Component to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest in respect of the principal amount being prepaid under such Component assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on such Component is paid on the February 9, 2029 (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a payment date), over (ii) the principal amount being prepaid provided, with respect to any prepayment of any portion of the Whole Loan that is subject to a rated securitization and which is made after the Payment Date in January 2029 but prior to the February 9, 2029, the Yield Maintenance Premium will be zero. All Yield Maintenance Premiums payable with respect to Component A and Component B will be allocated to the notes comprising Note A on a pro rata and pari passu basis, and all Yield Maintenance Premiums payable with respect to Component C and Component D will be allocated to the notes comprising Note B on a pro rata and pari passu basis. “Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security, that as of the date which is five (5) business days prior to the date that such prepayment has a remaining term to maturity closest to, but not later than, the February 9, 2029 as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the lender may reasonably select. If there is no United States Treasury Security with a yield equal to the remaining term to the February 9, 2029, the Prepayment Rate will be calculated by taking the linear interpolation of the yields with maturity dates (one longer and one shorter) most nearly approximating the remaining term to February 9, 2029.

D.	With respect to Mortgage Loan No. 7, Bronx Terminal Market, “Yield Maintenance Premium” means an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Whole Loan being prepaid and (ii) the excess, if any, of (A) the present value (determined using a discount rate equal to the Treasury Note Rate at such time) of all scheduled monthly payments of principal and interest payable in respect of the principal amount of the Whole Loan being prepaid; provided that the notes will be deemed, for purposes of this definition, to be due and payable on the Open Prepayment Commencement Date, over (B) the principal amount of the Whole Loan being prepaid. The lender’s calculation of the Yield Maintenance Premium, and all component calculations (including, without limitation, the Treasury Note Rate), will be conclusive and binding on the borrower absent manifest error. “Treasury Note Rate” means, at the time of the prepayment, as applicable, the rate of interest per annum equal to (x) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Prepayment Commencement Date (or if two or more such securities have maturity dates equally close to the Open Prepayment Commencement Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date, divided by (y) twelve (12). “Open Prepayment Commencement Date” means the Monthly Payment Date that occurs three (3) months prior to the Stated Maturity Date. “Stated Maturity Date” means, subject to the loan agreement, August 6, 2029; provided, however, that, in the event the lender changes the Monthly Payment Date in accordance with the loan agreement, the Stated Maturity Date will also be deemed to have been changed such that the Stated Maturity Date and the Monthly Payment Date will occur on the same calendar day and, if requested by the lender, the borrower will be required to promptly execute an amendment to the loan agreement to evidence such change. “Monthly Payment Date” means the sixth (6th) day of every calendar month occurring during the term of the Whole Loan; provided, however, that (i) the lender has the right to change

A-1-30

the Monthly Payment Date to any other day of a calendar month selected by the lender, in its sole and absolute discretion (including in connection with a securitization) upon reasonable prior written notice to the borrower (in which event such change will then be deemed effective), (ii) if the lender changes the Monthly Payment Date as aforesaid, the lender will be required to also adjust the Interest Period accordingly and (iii) if requested by the lender, the borrower will be required to promptly execute an amendment to the loan agreement to evidence such changes.

E.	With respect to Mortgage Loan No. 11, Showcase I, “Yield Maintenance Premium” means an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the portion of the Mortgage Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the note to be made with respect to the portion of the Mortgage Loan under the note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the Mortgage Loan being prepaid is paid on the Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding payment date in the event such payment is not made on a payment date), over (ii) the principal amount being prepaid. As used in this definition, the term “Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the date that is five business days prior to the date that such prepayment will be applied has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the lender may reasonably select.

F.	With respect to Mortgage Loan No. 29, Muegge Manor MHC, “Yield Maintenance Premium” means an amount equal to the greater of: (x) one percent (1%) of the principal amount of the note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” means the date on which prepayment is made. As used in this definition, the term “Calculated Payments” means the monthly payments of interest only which would be due based on the principal amount of the note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the applicable interest rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by the lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, the lender will select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, will the lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

G.	With respect to Mortgage Loan No. 31, Fairgrove MHC, “Yield Maintenance Premium” means an amount equal to the greater of: (x) one percent (1%) of the principal amount of the note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” means the date on which prepayment is made. As used in this definition, the term “Calculated Payments” means the monthly payments of interest only which would be due based on the principal amount of the note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the applicable interest rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by the lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, the lender will select a comparable publication to determine the Yield Maintenance Treasury Rate.

A-1-31

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

A-2-1

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ANNEX A-2

Mortgage Loan Sellers
Loan Seller			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

JPMorgan Chase Bank, National Association			6	$230,390,000	25.3%	6.7129%	60	1.46x	10.3%	62.1%	62.1%
Morgan Stanley Mortgage Capital Holdings LLC			16	$356,309,688	39.1%	6.7304%	60	1.63x	13.0%	56.8%	55.5%
Wells Fargo Bank, National Association			10	$243,515,526	26.8%	6.6180%	60	1.65x	11.2%	55.4%	55.4%
JPMorgan Chase Bank, National Association/Wells Fargo Bank, National Association			1	$80,000,000	8.8%	5.4876%	60	2.34x	13.1%	50.1%	50.1%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Cut-off Date Balances
Cut-off Date Balance ($)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

$3,080,000	-	$9,999,999	9	$41,835,000	4.6%	6.8875%	60	1.63x	12.1%	60.5%	60.5%
$10,000,000	-	$19,999,999	8	$108,050,000	11.9%	6.9226%	60	1.54x	11.5%	57.6%	57.6%
$20,000,000	-	$29,999,999	5	$129,055,000	14.2%	6.9346%	60	1.42x	10.5%	61.8%	61.8%
$30,000,000	-	$39,999,999	4	$129,650,000	14.2%	6.6541%	60	1.47x	10.5%	59.6%	59.6%
$40,000,000	-	$90,000,000	7	$501,625,214	55.1%	6.3823%	60	1.79x	12.6%	55.0%	54.0%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		$3,080,000
Maximum:		$90,000,000
Average:		$27,582,279

States
State			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

New York			9	$204,305,214	22.4%	6.1292%	60	1.83x	13.2%	50.6%	49.6%
Texas			7	$165,135,000	18.1%	6.9498%	60	1.60x	12.8%	54.2%	52.6%
Virginia			2	$96,300,000	10.6%	7.5323%	61	1.49x	11.9%	60.9%	60.9%
California			7	$94,160,000	10.3%	6.3100%	60	1.83x	11.8%	53.8%	53.8%
Pennsylvania			1	$90,000,000	9.9%	5.9100%	60	1.35x	8.2%	65.0%	65.0%
Florida			1	$51,000,000	5.6%	7.3380%	59	1.62x	12.4%	61.7%	61.7%
Massachusetts			4	$45,440,000	5.0%	5.4876%	60	2.34x	13.1%	50.1%	50.1%
Michigan			2	$39,500,000	4.3%	6.6367%	60	1.48x	10.8%	67.8%	67.8%
Nevada			1	$31,000,000	3.4%	6.3600%	59	1.30x	8.5%	67.8%	67.8%
Maryland			1	$27,300,000	3.0%	7.2000%	60	1.43x	11.2%	64.2%	64.2%
Tennessee			1	$25,000,000	2.7%	7.1550%	58	1.40x	10.2%	58.8%	58.8%
Georgia			2	$12,900,000	1.4%	7.0840%	59	1.51x	11.2%	64.7%	64.7%
Illinois			1	$5,890,000	0.6%	7.2700%	60	1.89x	14.9%	62.7%	62.7%
Nebraska			1	$5,500,000	0.6%	7.6000%	60	1.65x	13.3%	68.6%	68.6%
Arkansas			1	$5,000,000	0.5%	6.9400%	59	1.67x	11.9%	46.3%	46.3%
Missouri			1	$4,250,000	0.5%	6.0000%	60	1.40x	8.6%	67.6%	67.6%
Colorado			1	$4,000,000	0.4%	6.9800%	60	1.97x	15.4%	53.3%	53.3%
North Carolina			1	$3,535,000	0.4%	6.1000%	59	1.46x	9.1%	63.8%	63.8%

Total / Wtd. Avg:			44	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

A-2-1

ANNEX A-2

Property Types
Property Type	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

Retail
Anchored	9	$193,950,526	21.3%	6.3876%	60	1.65x	11.1%	59.8%	59.8%
Super Regional Mall	1	$88,000,000	9.7%	6.8160%	60	1.72x	13.7%	56.0%	53.0%
Unanchored	2	$29,000,000	3.2%	7.1007%	60	1.54x	11.7%	59.9%	59.9%
Single Tenant	1	$12,350,000	1.4%	6.9500%	60	1.36x	10.3%	44.1%	44.1%

Subtotal:	13	$323,300,526	35.5%	6.5897%	60	1.65x	11.8%	58.2%	57.4%

Mixed Use
Lab/Office	7	$77,789,474	8.5%	5.4876%	60	2.34x	13.1%	50.1%	50.1%
Retail/Office	2	$61,494,688	6.8%	6.1659%	59	2.03x	18.5%	42.6%	39.3%
Office/Retail	1	$33,750,000	3.7%	6.6340%	60	1.67x	11.4%	57.7%	57.7%
Multifamily/Retail	2	$18,750,000	2.1%	6.7100%	60	1.25x	8.9%	59.5%	59.5%
Multifamily/Retail/Office	1	$3,350,000	0.4%	6.7000%	60	1.54x	10.7%	60.9%	60.9%

Subtotal:	13	$195,134,161	21.4%	6.0379%	60	2.01x	14.1%	50.1%	49.1%

Office
CBD	2	$109,000,000	12.0%	7.4979%	60	1.46x	11.5%	59.7%	59.7%
Suburban	1	$51,000,000	5.6%	7.3380%	59	1.62x	12.4%	61.7%	61.7%
Subtotal:	3	$160,000,000	17.6%	7.4470%	60	1.51x	11.8%	60.4%	60.4%

Multifamily
Mid Rise	1	$90,000,000	9.9%	5.9100%	60	1.35x	8.2%	65.0%	65.0%
High Rise	1	$31,500,000	3.5%	6.1000%	60	1.42x	8.9%	67.9%	67.9%
Garden	2	$12,900,000	1.4%	7.0840%	59	1.51x	11.2%	64.7%	64.7%
Student Housing	1	$5,500,000	0.6%	7.6000%	60	1.65x	13.3%	68.6%	68.6%
Subtotal:	5	$139,900,000	15.4%	6.1275%	60	1.39x	8.8%	65.8%	65.8%

Self Storage
Self Storage	5	$41,255,000	4.5%	6.7617%	60	1.66x	11.6%	48.2%	48.2%
Subtotal:	5	$41,255,000	4.5%	6.7617%	60	1.66x	11.6%	48.2%	48.2%

Hospitality
Full Service	1	$33,400,000	3.7%	7.4700%	59	1.46x	13.1%	46.1%	46.1%
Subtotal:	1	$33,400,000	3.7%	7.4700%	59	1.46x	13.1%	46.1%	46.1%

Manufactured Housing
Manufactured Housing	2	$7,785,000	0.9%	6.0454%	60	1.43x	8.8%	65.9%	65.9%

Subtotal:	2	$7,785,000	0.9%	6.0454%	60	1.43x	8.8%	65.9%	65.9%

Industrial
Manufacturing	1	$7,230,000	0.8%	6.9520%	60	1.44x	10.9%	59.8%	59.8%
Subtotal:	1	$7,230,000	0.8%	6.9520%	60	1.44x	10.9%	59.8%	59.8%

Other
Parking Garage	1	$2,210,526	0.2%	5.4876%	60	2.34x	13.1%	50.1%	50.1%
Subtotal:	1	$2,210,526	0.2%	5.4876%	60	2.34x	13.1%	50.1%	50.1%

Total / Wtd. Avg:	44	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

A-2-2

ANNEX A-2

Mortgage Rates
Mortgage Rate (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

5.18100%	-	6.49999%	8	$348,910,214	38.3%	5.8051%	60	1.82x	11.7%	55.1%	54.5%
6.50000%	-	6.99900%	13	$255,515,000	28.1%	6.7555%	60	1.61x	12.0%	56.6%	55.5%
7.00000%	-	7.49900%	10	$216,290,000	23.8%	7.2287%	59	1.51x	11.8%	59.9%	59.9%
7.50000%	-	7.60000%	2	$89,500,000	9.8%	7.6000%	61	1.49x	12.0%	60.5%	60.5%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		5.1810%
Maximum:		7.6000%
Weighted Average:		6.5867%

Original Terms to Maturity
Original Term to Maturity (mos.)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

60	-	61	33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		60
Maximum:		61
Weighted Average:		60

Remaining Terms to Maturity
Remaining Term to Maturity (mos.)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

58	-	61	33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%
Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		58
Maximum:		61
Weighted Average:		60

A-2-3

ANNEX A-2

Original Amortization Terms
Original Amortization Term (mos.)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

Interest Only			32	$822,215,214	90.3%	6.5621%	60	1.65x	11.6%	57.3%	57.0%
360			1	$88,000,000	9.7%	6.8160%	60	1.72x	13.7%	56.0%	53.0%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:			360
Maximum:			360
Weighted Average:			360

Remaining Amortization Terms
Remaining Amortization Term (mos.)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

Interest Only			32	$822,215,214	90.3%	6.5621%	60	1.65x	11.6%	57.3%	57.0%
360			1	$88,000,000	9.7%	6.8160%	60	1.72x	13.7%	56.0%	53.0%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:			360
Maximum:			360
Weighted Average:			360

Debt Service Coverage Ratios
Debt Service Coverage Ratio (x)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

1.25x	-	1.49x	16	$458,570,000	50.4%	6.7771%	60	1.40x	10.2%	61.3%	61.3%
1.50x	-	1.99x	13	$249,020,000	27.4%	6.9706%	60	1.67x	12.8%	59.3%	58.3%
2.00x	-	2.34x	4	$202,625,214	22.3%	5.6839%	60	2.20x	14.6%	45.2%	44.2%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		1.25x
Maximum:		2.34x
Weighted Average:		1.65x

A-2-4

ANNEX A-2

Cut-off Date Loan-to-Value Ratios
Cut-off Date Loan-to-Value Ratio (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

39.9%	-	49.9%	6	$173,375,214	19.0%	6.2449%	59	1.92x	14.6%	43.1%	41.9%
50.0%	-	54.9%	3	$106,255,000	11.7%	5.8038%	60	2.12x	12.4%	51.0%	51.0%
55.0%	-	59.9%	5	$172,730,000	19.0%	6.8237%	60	1.60x	12.1%	57.3%	55.7%
60.0%	-	64.9%	12	$253,805,000	27.9%	7.2892%	60	1.52x	11.9%	61.6%	61.6%
65.0%	-	68.9%	7	$204,050,000	22.4%	6.2103%	60	1.39x	9.0%	66.7%	66.7%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		39.9%
Maximum:		68.9%
Weighted Average:		57.2%

Maturity Date Loan-to-Value Ratios
Maturity Date Loan-to-Value Ratio (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

38.1%	-	49.9%	6	$173,375,214	19.0%	6.2449%	59	1.92x	14.6%	43.1%	41.9%
50.0%	-	59.9%	8	$278,985,000	30.7%	6.4352%	60	1.80x	12.2%	54.9%	53.9%
60.0%	-	64.9%	12	$253,805,000	27.9%	7.2892%	60	1.52x	11.9%	61.6%	61.6%
65.0%	-	68.9%	7	$204,050,000	22.4%	6.2103%	60	1.39x	9.0%	66.7%	66.7%
Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		38.1%
Maximum:		68.9%
Weighted Average:		56.7%

Amortization Type
Amortization Type			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)

Interest Only			31	$763,800,526	83.9%	6.5953%	60	1.61x	11.1%	58.5%	58.5%
Amortizing Balloon			2	$146,414,688	16.1%	6.5420%	60	1.85x	15.7%	50.3%	47.1%

Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Underwritten NOI Debt Yield
Underwritten NOI Debt Yield (%)			No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR(1)	Weighted Average U/W NOI Debt Yield(1)	Weighted Average Cut-off Date LTV(1)(2)	Weighted Average Maturity Date LTV(1)(2)
8.2%	-	9.1%	6	$179,035,000	19.7%	6.1110%	60	1.35x	8.5%	65.5%	65.5%
9.2%	-	10.1%	1	$22,255,000	2.4%	6.7290%	60	1.37x	9.5%	53.8%	53.8%
10.2%	-	11.1%	7	$115,930,000	12.7%	6.9174%	60	1.42x	10.5%	60.8%	60.8%
11.2%	-	12.1%	7	$225,460,526	24.8%	6.7952%	60	1.67x	11.7%	56.8%	56.8%
12.2%	-	18.8%	12	$367,534,688	40.4%	6.5776%	60	1.88x	14.1%	52.4%	51.1%
Total / Wtd. Avg:			33	$910,215,214	100.0%	6.5867%	60	1.65x	11.8%	57.2%	56.7%

Minimum:		8.2%
Maximum:		18.8%
Weighted Average:		11.8%

(1)	In the case of Loan Nos. 1, 2,4,5,7,8,11 and 14, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s).
(2)	In the case of Loan No. 1 Cut-off Date LTV and the Maturity Date LTV are calculated by using an appraised value based on certain hypothetical assumptions or an “as-is” value that includes certain portfolio premium.
Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition ” and “Description of the Mortgage Pool—Appraised Value ” in the Prospectus for additional details.

A-2-5

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ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

A-3-1

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

The Piazza
1001-13 North 2nd Street, 1015 North 2nd Street,
1010 North Hancock Street, 1050 North Hancock Street
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123
PHILADELPHIA
Temple Univ. College of Liberal Arts
Temple University
Howard Gittis Student Center
W Montgomery Ave
W Oxford St
Billy Penn Studios
Yorktown
Cruz Recr. Center
Old Kensington
Germantown Ave
Fairmount Primary Care Center at Girard Medical Center
GREEN LINE TROLLEY
W Girard Ave
E Girard Ave
GIRARD
Frankford Ave
Fishtown
Poplar St
John F. Street Community Ctr.
East Poplar Playground
Northern Liberties
The Fillmore Philadelphia
N Delaware Ave
Penn Treaty Park
Brooklyn Bowl Philadelphia
Rivers Casino Philadelphia
MARKET-FRANKFORD LINE
N Front St
Delaware Expwy
Fairmount Ave
Edgar Allan Poe House
Spring Garden St
SPRING GARDEN
The Ave Live
Ridge Ave
Union Transfer
BROAD ST LINE
N 12th St
N 11th St
N 10th St
N 9th St
N 8th St
N 7th St
N 6th St
N 5th St
N 2nd St
SEPTA
Callowhill St
Franklin Music Hall
Vine St Expwy
Vine St
Pier 24
PENNSYLVANIA
NEW JERSEY
Delaware River
Franklin Square
Benjamin Franklin Bridge
PATCO
Chinatown
CHINATOWN
Temple Univ. School of Podiatric Med.
Race St
National Constitution Center
US Mint
Race Street Pier
Cherry Street Pier
Camden
Pennsylvania Convention Center
Center City
Arch St
Federal Reserve Bank
Reading Terminal Market
Market East
Aramak Tower
The Gallery at East Market
IRS
Independence Visitor Center
Market St
MARKET-FRANKFORD LINE
13TH
11TH
8TH
5TH
2ND
Liberty Bell
Natl. Mus. of American Jewish History
Benjamin Franklin Mus.
Philadelphia Intl. Airport 9 miles
676
30
95
Flemington
Quakertown
PENNSYLVANIA
Hopewell
Franklin Township
Lambertville
Princeton
Doylestown
Harleysville
Montgomeryville
Pottstown
Lansdale
Newtown
TRENTON
Hamilton Twp.
Horsham
Feasterville Trevose
Yardley
Langhorne
Phoenixville
Norristown
King of Prussia
Levittown
Abington
Bensalem
Conshohocken
Burlington
Malvern
Wayne
Mount Holly
PHILADELPHIA
Moorestown
NEW JERSEY
Media
Yeadon
CAMDEN
Mount Laurel
Chester Heights
Cherry Hill
Chester
Medford Township
Woodbury
Bellmawr
Lindenwold
DE
Gloucester Township
WILMINGTON
Swedesboro

A-3-2

Mortgage Loan No. 1 – The Piazza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	JPMCB			Single Asset/Portfolio:	Single Asset
				Location:	Philadelphia, PA 19123
Original Balance(1):	$90,000,000			General Property Type(4):	Multifamily
Cut-off Date Balance(1):	$90,000,000			Detailed Property Type:	Mid Rise
% of Initial Pool Balance:	9.9%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2006-2007/2019
Borrower Sponsor:	Post Brothers			Size(3)(4):	332 Units
Guarantors:	Michael A. Pestronk and Matthew			Cut-off Date Balance per Unit(1):	$326,958
	I. Pestronk			Maturity Date Balance per Unit(1):	$326,958
Mortgage Rate:	5.9100%			Property Manager:	Post Commercial Real Estate, LLC
Note Date:	8/5/2024
Maturity Date:	8/5/2029			Underwriting and Financial Information
Term to Maturity:	60 months			UW NOI(5)(6):	$8,887,612
Amortization Term:	0 months			UW NCF:	$8,800,305
IO Period:	60 months			UW NOI Debt Yield(1)(8):	8.2%
Seasoning:	0 months			UW NCF Debt Yield(1):	8.1%
Prepayment Provisions:	L(24),YM1(30),O(6)			UW NOI Debt Yield at Maturity(1):	8.2%
Lockbox/Cash Mgmt Status:	Soft/In Place			UW NCF DSCR(1)(8):	1.35x
Additional Debt Type(1)(8):	Pari Passu/Mezzanine			Most Recent NOI(5):	$7,187,606 (4/30/2024 TTM)
Additional Debt Balance(1)(8):	$18,550,000/$18,500,000			2nd Most Recent NOI:	$7,112,438 (12/31/2023)
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent NOI:	$6,157,265 (12/31/2022)
Reserves(2)				Most Recent Occupancy(3)(6):	97.6% (6/20/2024)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	93.0% (4/30/2024 TTM)
RE Taxes:	$625,851	$128,170	NAP	3rd Most Recent Occupancy:	93.6% (12/31/2023)
Insurance:	$0	Springing	NAP	Appraised Value (as of)(7):	$167,000,000 (5/22/2024)
Replacement Reserve:	$7,276	$7,276	NAP	Appraised Value per Unit:	$503,012
TI/LC Reserve:	$2,393	$2,393	$86,145	Cut-off Date LTV Ratio(1)(8):	65.0%
Unfunded Obligations Reserve:	$3,330,271	$0	NAP	Maturity Date LTV Ratio(1)(8):	65.0%
Gap Rent Reserve:	$730,806	$0	NAP
Coworking Space Conversion Obligations Reserve(3):	$2,400,000	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$108,550,000	72.6%	Loan Payoff:	$134,615,404	90.0%
Borrower Equity:	$22,500,468	15.0%	Closing Costs:	$7,838,467	5.2%
Mezzanine Loan Amount(8):	$18,500,000	12.4%	Upfront Reserves:	$7,096,597	4.7%
Total Sources:	$149,550,468	100.0%	Total Uses:	$149,550,468	100.0%

(1)	The Piazza Mortgage Loan (as defined below) is part of The Piazza Whole Loan (as defined below) with an original aggregate principal balance of $108,550,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on The Piazza Whole Loan.
(2)	See “Escrows and Reserves” section below.
(3)	Size and Most Recent Occupancy are inclusive of the 16 residential units required to be delivered on or before March 5, 2025. In connection with the conversion, the borrower sponsor has received all necessary permits and approvals from the city. Although the units are yet to be completed, funds have been reserved for the related estimated cost of construction and an affiliate of the borrowers has executed a master lease for rents associated with the yet to be constructed units, to remain in place until such time each unit has been completed and leased to a third-party tenant.
(4)	The Piazza Property (as defined below) includes 28,715 SF of commercial retail space (exclusive of SF associated with the recently vacated WeWork commercial space), which is 100.0% leased as of the origination date of The Piazza Whole Loan.
(5)	The increase from Most Recent NOI to UW NOI is primarily attributable to (i) the construction of the 16 residential units required to be delivered on or before March 5, 2025 and (ii) 100.0% leased commercial space.
(6)	UW NOI and Most Recent Occupancy are inclusive of certain executed residential leases commencing in August and September of 2024.
(7)	Appraised Value of $167,000,000 represents the “hypothetical as-if-stabilized” value which is based on the hypothetical assumptions that (i) leases for three vacant retail spaces are signed and (ii) the conversion of the former WeWork space at The Piazza Property into 16 residential units has been completed. In addition, in determining the value of The Piazza Property, the appraiser used the extraordinary assumptions that (i) one of the borrower affiliated leases at The Piazza Property, for space that is intended to be operated by such borrower affiliate, is leased at market rent and (ii) two draft leases with unaffiliated tenants are signed on the same terms outlined in the drafts provided to the appraiser. The borrowers were required at loan origination to deposit $3,330,271 into an unfunded obligations reserve, $730,806 into a gap rent reserve related to the three retail leases, and $2,400,000 into a coworking space conversion obligations reserve related to the remaining work at the WeWork space.
(8)	Concurrently with the funding of The Piazza Whole Loan, RCG LV Debt VII REIT, LLC funded a mezzanine loan in the amount of $18,500,000 (“The Piazza Mezzanine Loan” and, together with The Piazza Whole Loan, “The Piazza Total Debt”). The Piazza Total Debt results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 76.1%, a UW NCF DSR of 1.05x and an UW NOI DY of 7.0%. See “Mezzanine Loan” below.

A-3-3

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

The Mortgage Loan. The largest mortgage loan (“The Piazza Mortgage Loan”) is part of a whole loan (“The Piazza Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $108,550,000. The Piazza Whole Loan is secured by a first priority fee mortgage encumbering a 332-unit luxury multifamily apartment complex, inclusive of 28,715 SF of commercial retail space, located in Philadelphia, Pennsylvania (“The Piazza Property”).

The Piazza Mortgage Loan is evidenced by the controlling Note A-1 with an original principal amount of $75,000,000 and the non-controlling Note A-2-1 with an original principal amount of $15,000,000. The remaining promissory note comprising The Piazza Whole Loan is summarized in the below table. The Piazza Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR9 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

The Piazza Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	BANK5 2024-5YR9	Yes
A-2-1	$15,000,000	$15,000,000	BANK5 2024-5YR9	No
A-2-2(1)	$18,550,000	$18,550,000	JPMCB	No
Whole Loan	$108,550,000	$108,550,000

(1)	Expected to be contributed to one or more future securitization trusts.

The Borrowers and the Borrower Sponsor. The borrowers are 1010 North Hancock Partners, LP, Piazza Partners I, LP, 1050 North Hancock Partners, LP and 145 W. Wildey Lot Associates, LP, each a Pennsylvania limited partnership, each structured to be a special purpose entity with two independent directors, and Piazza LLC, a Pennsylvania limited liability company, structured to be a special purpose entity with two independent directors. The borrower sponsor is Post Brothers which is jointly owned by the non-recourse carveout guarantors, Michael A. Pestronk and Matthew I. Pestronk.

Founded in 2006 by brothers Matthew and Michael Pestronk, Post Brothers was formed to exclusively focus on creating and operating infill, class-A, “best-in-class” Philadelphia apartment buildings. Since its founding, Post Brothers has developed more than 30 properties, 8,000 apartments and 700,000 SF of complimentary office and retail space. Consistent with its goals of offering upscale living at an accessible price point, Post Brothers constructed the first LEED-certified residential high-rise in Philadelphia, making Post Brothers the largest private buyer of wind-generated electricity in the Philadelphia region. Post Brothers employs over 200 vertically integrated employees, providing the company deep in-house expertise in design, construction, leasing and property management, allowing for the company to focus on product quality.

The Property. The Piazza Property is a mid-rise, luxury apartment complex comprised of three distinct buildings, as well as 28,715 SF of commercial space. Located in the Northern Liberties neighborhood, the appraisal notes that The Piazza Property was the premier property that began the Northern Liberties renaissance. Each of the three buildings that comprise The Piazza Property (Erbe, Navona and Montesino), features its own unique style and offerings. Full of amenities, The Piazza Property offers residents access to apartment features such as spas, expansive and fully equipped fitness facilities with tanning beds, steam rooms, hydro massage tables and a sauna, as well as two exclusive pool clubs. Other public and private amenities include an on-site dog park, access to a kid’s playground and concierge and valet services. Additionally, residents of The Piazza Property have access to the amenities available at the neighboring sponsor-owned Piazza Alta property, which features a 25,000 SF rooftop pool club with interconnected sets of large pools, a hot tub, splash pad, fire pits, kitchens and lounge space, as well as additional fitness centers and a terrace and sun deck with cabanas, outdoor lounges and a golf simulator. Located on the adjacent block, there is a 302-space parking garage that is part of The Piazza Property. As of June 25, 2024, the parking garage was 98.7% percent leased at an average rental rate of $298, representing an approximately $100 discount per space to the nearby Piazza Alta.

The borrower sponsor acquired The Piazza Property in 2018 for approximately $97.9 million and has since invested approximately $40.0 million in capital expenditures, including a full gut-renovation of 60 of the 316 units currently available, termed “Palazzo” units. Renovated Palazzo units incorporate upgraded Brazilian oak flooring throughout the units, brand new kitchen appliances and finishes as well as updated bathroom features. The remaining 256 units are labeled as “Authentic”. The Piazza Property’s current multifamily unit mix is comprised of 158 one-bed and 158 two-bed units. WeWork previously rented, and recently vacated, approximately 30,000 SF of commercial space at The Piazza Property. The borrower sponsor plans to transform 20,951 SF of the space into 16 new residential multifamily units, consisting of 13 one bedroom and three two-bedroom units. The new units, averaging 1,309 SF, are expected to be larger than the existing Palazzo units, averaging 885 SF, and are expected to command higher rental rates. In connection with the WeWork conversion, for which the borrower sponsor has already obtained all necessary permits and approvals from the City, $2,400,000 was reserved at loan origination for the estimated cost of construction. The 16 new residential units are required to be delivered on or before March 5, 2025 and an affiliate of the borrowers has executed a master lease for the 16 anticipated units. The master lease has a term of 63 months and requires a total rent of $58,220 per month. The master lease will be backstopped by the guarantors and burn off as leases are converted and leased to third-party tenants.

A-3-4

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

The following table presents certain information relating to the residential unit mix of The Piazza Property:

Unit Mix(1)
Unit Type	Total No. of Units	Leased Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Underwritten Monthly Rent per Unit	Average Monthly Rent per Unit(2)
1 Bedroom – Authentic	129	128	38.9%	99.2%	728	$2,246	$2,475
1 Bedroom – Palazzo	29	28	8.7%	96.6%	694	$2,832	$2,950
1 Bedroom – New Units(3)	13	13	3.9%	100.0%	1,068	$3,310(4)	$3,300
2 Bedroom – Authentic	127	124	38.3%	97.6%	1,092	$2,939	$3,175
2 Bedroom – Palazzo	31	28	9.3%	90.3%	1,064	$3,992	$4,000
2 Bedroom – New Units(3)	3	3	0.9%	100.0%	2,354	$5,062(4)	$5,000
Total/Weighted Average	332	324	100.0%	97.6%	923	$2,782	$2,982

(1)	Information based on the underwritten rent roll inclusive of (i) certain executed residential leases commencing in August and September of 2024 and (ii) the yet to be constructed WeWork units for which an affiliate of the borrowers has executed a master lease.
(2)	Information obtained from the appraisal.
(3)	Represents the 16 residential units required to be delivered on or before March 5, 2025. In connection with the conversion, the borrower sponsor has received all necessary permits and approvals from the city. Although the units are yet to be completed, funds have been reserved for the related estimated cost of construction and an affiliate of the borrowers has executed a master lease for rents associated with the yet to be constructed units, to remain in place until such time each unit has been completed and leased to a third-party tenant.
(4)	Average Underwritten Monthly Rent per Unit reflects rents to be collected per the terms of the master lease agreement.

The following table presents certain information relating to the rent growth since acquisition of The Piazza Property:

Rent Growth(1)
Date	1 Bedroom – Authentic	1 Bedroom - Palazzo	2 Bedroom – Authentic	2 Bedroom - Palazzo
Jun-2018	$1,572	NAP	$1,981	NAP
Jun-2019	$1,723	NAP	$2,085	NAP
Jun-2020	$1,890	$2,336	$2,316	$3,200
Jun-2021	$1,939	$2,420	$2,458	$3,305
Jun-2022	$2,091	$2,587	$2,657	$3,642
Jun-2023	$2,144	$2,674	$2,817	$3,805
Jun-2024	$2,244	$2,842	$2,940	$4,014
Total / Average Annual Growth	42.8% / 7.1%	21.7% / 5.4%	48.4% / 8.1%	25.4% / 6.4%

(1)	Information obtained from the borrower sponsor.

The commercial component at The Piazza Property is currently 100.0% leased to nine tenants, three of which have leases that were recently executed in July and August 2024. The three largest tenants by underwritten rent are Atrium, which is an affiliate of the borrowers, Dollar General and Urban Village Brewing Co. Atrium is a restaurant and coffee shop, Dollar General is a low-cost grocery store and Urban Village Brewing Co. is a bar serving craft beers and other artisan specialties. For the trailing twelve months as of November 2023, Urban Village Brewing Co. recorded approximately $650 in sales PSF. Other retail tenants include: Orangetheory Fitness, a commercial gym specializing in fitness classes; SweatHouz, an infrared sauna and cold plunge recovery studio; Anejo, an upscale Mexican restaurant and bar; Sugared + Bronzed, a skin care services provider focusing on tanning and hair removal; Hudson Table, a kitchen studio that hosts cooking demonstrations and classes and Bagels & Co, a family owned “roast to order” coffee shop.

On or prior to origination, an affiliate of the borrower, Place Hospitality LLC, entered into two separate leases at The Piazza Property. One of the borrower-affiliated leases is for space that is ultimately intended, but not contractually required, to be assigned to SweatHouz, on the same terms and conditions as the Place Hospitality LLC lease that is currently in-place. The Atrium lease was also executed by Place Hospitality LLC, an affiliate of the borrowers, who intends to operate the space under the name Atrium. The tenants’ obligations under the borrower-affiliated leases are guaranteed by the non-recourse carveout guarantors pursuant to the related guaranty agreement and are personally guaranteed by the borrowers. The guaranteed obligations with respect to the Atrium space will terminate upon the achievement of a debt service coverage ratio (accounting for both The Piazza Whole Loan and The Piazza Mezzanine Loan) of 1.10x or greater for two consecutive calendar quarters, excluding rent associated with the Atrium lease. The guaranteed obligations with respect to the SweatHouz space will terminate upon the earlier to occur of (i) an assignment of Place Hospitality LLC’s interest in its lease to a tenant that is not an affiliate of the borrowers in accordance with The Piazza Whole Loan documents, (ii) the occurrence of each of the following: (A) the commencement of such non-affiliated tenant’s lease term, (B) the tendering of possession of the leased space to the applicable non-affiliated tenant and (C) the commencement of such non-affiliated tenant paying full unabated rent under such lease (except for market-standard rent abatements or free rent periods, in which case, the borrowers will be required to deposit into a free rent reserve an amount equal to such rent abatement or free rent), in each case, in accordance with The Piazza Whole Loan documents and (iii) the date that is 63 months after origination.

A-3-5

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

The following table presents certain information relating to the commercial tenancy at The Piazza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody's/Fitch S&P)(2)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Atrium(3)(4)	NR/NR/NR	5,640	19.6%	$451,200	32.2%	$80.00	7/4/2035	1 x 5 Yr	N
Dollar General	Baa2/NR/BBB	5,692	19.8%	$219,142	15.6%	$38.50	2/28/2027	2 x 5 Yr	N
Urban Village Brewing Co.	NR/NR/NR	4,825	16.8%	$197,190	14.1%	$40.87	11/30/2026	2 x 5 Yr	N
SweatHouz(3)(4)	NR/NR/NR	2,395	8.3%	$131,725	9.4%	$55.00	7/4/2035	1 x 5 Yr	N
Anejo	NR/NR/NR	2,800	9.8%	$112,000	8.0%	$40.00	12/31/2029	2 x 5 Yr	N
Subtotal/Wtd. Avg.		21,352	74.4%	$1,111,257	79.2%	$52.04

Other Tenants(3)		7,363	25.6%	$291,075	20.8%	$39.53
Occupied Collateral Total		28,715	100.0%	$1,402,332	100.0%	$48.84
Vacant Space		0	0.0%
Total/Wtd. Avg.		28,715	100.0%

(1)	Information based on the underwritten rent roll as of June 20, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Leases have been executed but the tenant is not yet in occupancy or paying rent.
(4)	Prior to origination, an affiliate of the borrower, Place Hospitality LLC, entered into two separate leases at The Piazza Property. One of the borrower-affiliated leases is for space that is ultimately intended to be assigned to SweatHouz, on the same terms and conditions of the Place Hospitality LLC lease that is currently in-place. The Atrium lease was executed by Place Hospitality LLC, which intends to operate the space under the name Atrium. The tenants’ obligations under the borrower-affiliated leases are guaranteed by the non-recourse carveout guarantors pursuant to the related guaranty of recourse obligations and are personally guaranteed by the borrowers.

The following table presents certain information relating to the commercial lease rollover schedule at The Piazza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx % of SF Rolling	Approx Cumulative % of SF Rolling	Total UW Rent Rolling	Approx % of Total UW Rent Rolling	Approx Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2024	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2025	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2026	1	4,825	16.8%	16.8%	$197,190	14.1%	14.1%	$40.87
2027	2	8,962	31.2%	48.0%	$328,217	23.4%	37.5%	$36.62
2028	0	0	0.0%	48.0%	$0	0.0%	37.5%	$0.00
2029	2	4,355	15.2%	63.2%	$175,000	12.5%	49.9%	$40.18
2030	1	1,138	4.0%	67.1%	$42,000	3.0%	52.9%	$36.91
2031	0	0	0.0%	67.1%	$0	0.0%	52.9%	$0.00
2032	0	0	0.0%	67.1%	$0	0.0%	52.9%	$0.00
2033	0	0	0.0%	67.1%	$0	0.0%	52.9%	$0.00
2034	0	0	0.0%	67.1%	$0	0.0%	52.9%	$0.00
2035 & Thereafter	3	9,435	32.9%	100.0%	$659,925	47.1%	100.0%	$69.94
Vacant	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	9	28,715	100.0%		$1,402,332	100.0%		$48.84

(1)	Information is based on the underwritten rent roll as of June 20, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

A-3-6

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

The Market. The Piazza Property is located in the Northern Liberties neighborhood of Philadelphia. Northern Liberties has experienced a significant amount of redevelopment over the past two decades. In recent years, the area has seen a steady influx of residents which helped propel additional demand and additional development of the area. Today, the submarket appeals to households of all types, with many seeking higher quality housing at more affordable prices than at the heart of Center City. Being less densely developed with high rise buildings also helps to provide a more neighborhood-like atmosphere. The submarket benefits from accessible public transit as The Piazza Property is located within walking distance of two subway stops providing direct access to core locations within Center City. Moreover, the subway also provides access to the primary regional rail lines serving numerous Pennsylvania suburban communities. Popular demand generators for Northern Liberties include its artistic, culinary and entertainment activity. According to the appraisal, approximately 4.0% of submarket inventory and 4.9% of the market inventory represents newer construction. Furthermore, absorption for the last 12 months was positive for the overall market area and at the submarket level, with a healthy approximate 1:1 ratio.

Northern Liberties is part of the Philadelphia-Camden-Wilmington metropolitan statistical area (“MSA”), the eighth most populated MSA in the United States. The MSA is highlighted by a dynamic mix of key industries, including education and health services, finance, biotechnology, manufacturing and tourism. According to the appraisal, there are 13 Fortune 500 companies located in the MSA; the MSA is one of the top three bioscience regions in the northeast and seventh nationally. Additionally, according to the appraisal, approximately 40% of the United States population can be reached within a day’s drive and approximately 60% of the United States population is situated within a two-hour flight radius. As the seventh largest MSA in employment, the MSA maintains an unemployment rate of 3.3% as of the fourth quarter of 2023. The MSA features an expansive logistics ecosystem, which includes several major highways, railways, international airports and public transit systems. Additionally, local manufacturers have been a recent source of strength, with payrolls climbing in the MSA despite losing momentum nationally. Economic reliance on manufacturing, as well as food and pharmaceuticals has led to the MSA seeing more stable demand.

According to the appraisal, the zip code that The Piazza Property is located in has an average household income of $134,334 as of 2023, with almost 50% of households having income levels supporting the average market rent of The Piazza Property. Additionally, the zip code recorded a 2023 population of 21,206 individuals. The demographic profile of Northern Liberties has increased rapidly since 2010, with the zip code seeing an approximately 54.6% increase to its population between 2010 and 2023. Moreover, according to the appraisal, annual population growth in The Piazza Property’s zip code is projected to be 5.8% in the future.

According to the appraisal, the Northern Liberties submarket is considered a top tier market area, with an average rental rate well above that of the overall metro markets and city of Philadelphia overall. As of the first quarter of 2024, the submarket reported total inventory of 3,729 units with a 15.3% vacancy rate and average asking rents of $2,281 per month. The appraisal identified five directly competitive multifamily properties as detailed in the table below:

Competitive Set
	The Piazza (Subject)	The Poplar	Piazza Alta	The Carson	The Battery	Corner 2nd
Year Built/Renovated	2006-2007/2019	1929/2021	2022/NAP	2023/NAP	1920/2023	2023/NAP
Number of Units	332(1)(2)	285	695	373	235	71
Average Monthly Rent (per unit)
1 Bedroom	$2,425(1)(3)	$2,548	$3,090	$2,693	$3,300	$3,085
1 Bedroom PSF	$3.24(1)(3)	$2.94	$4.12	$3.42	$4.50	$3.93
2 Bedroom	$3,170(1)(3)	$4,565	$4,695	$4,060	$4,367	$4,395
2 Bedroom PSF	$2.85(1)(3)	$3.06	$4.51	$3.74	$3.39	$3.61
Occupancy	97.6%(1)(2)	93.0%	93.0%	51.0%(4)	63.0%(4)	97.0%

Source: Appraisal, unless otherwise indicated.

(1)	Information based on the underwritten rent roll inclusive of (i) certain residential leases commencing in August and September of 2024 and (ii) the yet to be constructed WeWork units for which an affiliate of the borrowers has executed a master lease.
(2)	Number of Units is inclusive of the 16 residential units required to be delivered on or before March 5, 2025. In connection with the conversion, the borrower sponsor has received all necessary permits and approvals from the city. Although the units are yet to be completed, funds have been reserved for the related estimated cost of construction and an affiliate of the borrowers has executed a master lease for rents associated with the yet to be constructed units, to remain in place until such time each unit has been completed and leased to a third-party tenant.
(3)	Calculated as a weighted average between Authentic, Palazzo and new units.
(4)	The Carson and The Battery were recently delivered and are still in an initial lease-up period.

Appraisal. The appraiser concluded to a “hypothetical as-if-stabilized” value for The Piazza Property of $167,000,000 as of May 22, 2024, based on the hypothetical assumption that the three retail leases are executed and the conversion of the WeWork space is completed. Prior to the origination date, three retail leases were executed resulting in 100.0% commercial occupancy. The borrowers were required at loan origination to deposit (i) $3,330,271 into the Unfunded Obligations Reserve and $730,806 into the Gap Rent Reserve, in order to fully capitalize outstanding obligations associated with the three retail leases, and (ii) $2,400,000 into the Coworking Space Conversion Obligations Reserve for estimated cost of construction associated with conversion of the WeWork units. Further, an affiliate of the borrowers executed a master lease for the 16 new anticipated units. The appraisal also provides for an “as is” appraised value of $155,800,000. The “as is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 69.7% for The Piazza Whole Loan.

Environmental Matters. According to the Phase I environmental site assessment dated June 6, 2024, there was no evidence of any recognized environmental l conditions at The Piazza Property.

A-3-7

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Piazza Property:

Cash Flow Analysis
	2021	2022	2023	TTM 4/30/2024	UW(1)	UW per Unit(1)
Base Rent	$8,838,021	$9,495,375	$9,919,605	$10,050,456	$10,116,694	$30,472
Vacant Income (New Units)	$0	$0	$0	$0	$698,640(2)	$2,104
Vacant Income (Existing)	$0	$0	$0	$0	$339,060	$1,021
Commercial Rental Income	$1,177,984	$1,197,815	$1,065,414	$924,142	$1,402,332	$4,224
Commercial Other Income	$71,777	$72,787	$86,181	$86,405	$124,355	$375
Gross Potential Rent	$10,087,782	$10,765,977	$11,071,200	$11,061,003	$12,681,080	$38,196
(Vacancy / Concessions)	($1,601,099)	($1,514,318)	($1,193,819)	($1,182,922)	($1,114,034)(3)	($3,356)
Net Rentable Income	$8,486,683	$9,251,659	$9,877,381	$9,878,081	$11,567,046	$34,840
Other Income	$646,694	$835,776	$1,065,399	$1,134,081	$1,246,049	$3,753
Effective Gross Income	$9,133,377	$10,087,435	$10,942,780	$11,012,162	$12,813,095	$38,594

Real Estate Taxes	$1,405,957	$1,473,207	$1,437,773	$1,429,394	$1,460,511	$4,399
Insurance	$218,280	$254,640	$252,855	$256,539	$275,665	$830
Other Operating Expenses	$2,032,283	$2,202,324	$2,139,713	$2,138,623	$2,189,307	$6,594
Total Operating Expenses	$3,656,520	$3,930,171	$3,830,341	$3,824,557	$3,925,483	$11,824

Net Operating Income	$5,476,857	$6,157,265	$7,112,438	$7,187,606	$8,887,612	$26,770
Replacement Reserves	$0	$0	$0	$0	$87,307	$263
Net Cash Flow	$5,476,857	$6,157,265	$7,112,438	$7,187,606	$8,800,305	$26,507

Occupancy (%)	88.1%	90.0%	93.6%	93.0%	97.6%(4)
NOI DSCR(5)	0.84x	0.95x	1.09x	1.11x	1.37x
NCF DSCR(5)	0.84x	0.95x	1.09x	1.11x	1.35x
NOI Debt Yield(5)	5.0%	5.7%	6.6%	6.6%	8.2%
NCF Debt Yield(5)	5.0%	5.7%	6.6%	6.6%	8.1%

(1)	Information based on the underwritten rent roll inclusive of (i) certain residential leases commencing in August and September of 2024 and (ii) the yet to be constructed WeWork units for which an affiliate of the borrowers has executed a master lease.
(2)	Inclusive of rent attributable to the 16 additional units required to be delivered on or before March 5, 2025. In connection with the conversion, the borrower sponsor has received all necessary permits and approvals from the city. Although the units are yet to be completed, funds have been reserved for the related estimated cost of construction and an affiliate of the borrowers has executed a master lease for rents associated with the yet to be constructed units, to remain in place until such time each unit has been completed and leased to a third-party tenant.
(3)	UW (Vacancy/Concessions) is inclusive of (i) in-place vacancy (as of June 20, 2024 including certain executed residential leases commencing in August and September of 2024) for the current residential unit inventory, (ii) all rents associated with the yet to be constructed WeWork units and (iii) 5.0% economic vacancy for the commercial rental space.
(4)	Represents residential occupancy inclusive of (i) 16 yet to be constructed residential units required to be delivered on or before March 5, 2025 and upon conversion of the WeWork space, for which an affiliate of the borrowers has executed a master lease and (ii) certain residential leases commencing in August and September of 2024.
(5)	Debt service coverage ratios and debt yields are based on The Piazza Whole Loan.

Escrows and Reserves.

Real Estate Taxes – On the loan origination date, the borrowers were required to make an upfront deposit of $625,851 into a reserve for real estate taxes. In addition, the borrowers are required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the real estate taxes that the mortgage lender estimates will be payable during the next ensuing twelve months (initially estimated to be $128,170).

Insurance – The borrowers are required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12th of the insurance premiums that the mortgage lender estimates will be payable for the renewal of the insurance coverage; provided, however, that such monthly reserves for insurance premiums have been conditionally suspended so long as (i) no event of default has occurred and is continuing and (ii) the insurance coverage for The Piazza Property is included in a blanket policy approved by the lender in its reasonable discretion.

Replacement Reserve – On the loan origination date, the borrowers were required to make an upfront deposit of $7,276 into a reserve for replacement reserves. In addition, the borrowers are required to deposit into a replacement reserve, on a monthly basis, $7,276.

TI/LC Reserve – On the loan origination date, the borrowers were required to make an upfront deposit of $2,393 into a reserve for TI/LC reserves. In addition, the borrowers are required to deposit into a TI/LC reserve, on a monthly basis, $2,393, along with any lease termination fees or other payments received by the borrowers in connection with the termination or modification of any non-residential lease at The Piazza Property. The TI/LC reserve is subject to a cap of $86,145.

A-3-8

Multifamily – Mid Rise	Loan #1	Cut-off Date Balance:	$90,000,000
1001-13 North 2nd Street, 1015 North	The Piazza	Cut-off Date LTV:	65.0%
2nd Street, 1010 North Hancock		UW NCF DSCR:	1.35x
Street, 1050 North Hancock Street		UW NOI Debt Yield:	8.2%
and 145 West Wildey Street, Unit 1
Philadelphia, PA 19123

Unfunded Obligations Reserve – On the loan origination date, the borrowers were required to make an upfront deposit of $3,330,271 into a reserve for unfunded obligations reserves associated with the TI/LC costs of three recently executed retail leases.Gap Rent Reserve – On the loan origination date, the borrowers were required to make an upfront deposit of $730,806 into a gap rent reserve associated with three recently executed retail leases.

Coworking Space Conversion Obligations Reserve – On the loan origination date, the borrowers were required to make an upfront deposit of $2,400,000 into a reserve for the estimated costs of construction associated with the conversion of the WeWork space to 16 new residential units.

Lockbox and Cash Management. The Piazza Whole Loan is structured with a soft lockbox and in place cash management. The borrowers and the property manager are required to direct the non-residential tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received into such account within two business days after receipt. All funds in the lockbox account are required to be swept once every business day to a lender-controlled cash management account. Funds in the cash management account are required to be applied to debt service and the reserves and escrows described above and applied to debt service under The Piazza Mezzanine Loan in accordance with The Piazza Whole Loan documents, with any excess funds (i) during the continuance of a Cash Sweep Event (as defined below)(other than a Cash Sweep Event that occurs solely as a result of a mezzanine event of default), to be deposited into an excess cash flow reserve account held by the lender as cash collateral for The Piazza Whole Loan, or (ii) if a Cash Sweep Event is in effect solely as a result of a mezzanine event of default, (x) first, to the mezzanine lender in an amount equal to any deferred interest that was not paid during such Cash Sweep Period and (y) second, into an excess cash flow reserve account held by the lender as cash collateral for The Piazza Whole Loan, or (iii) to the extent no Cash Sweep Event is in effect, disbursed to the borrower.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of a borrower or the property manager, (iii) the debt service coverage ratio (x) with respect to The Piazza Whole Loan and The Piazza Mezzanine Loan, falling below 1.05x based on the trailing three-month period preceding the date of such determination, or (y) solely with respect to The Piazza Whole Loan, falling below 1.34x based on the trailing three-month period preceding the date of such determination (collectively, a “DSCR Trigger Event”) or (iv) any mezzanine event of default. As of the origination date, a Cash Sweep Event is in effect due to the occurrence of a DSCR Trigger Event.

A Cash Sweep Event will no longer be continuing (a) with respect to clause (iii) above, upon (1) the achievement of a debt service coverage ratio (accounting for both The Piazza Whole Loan and The Piazza Mezzanine Loan) of 1.10x or greater for two consecutive calendar quarters based upon the trailing three-month period immediately preceding the date of determination, and (2) the achievement of a debt service coverage ratio (accounting for The Piazza Whole Loan only) of 1.40x or greater for two consecutive calendar quarters based upon the trailing three-month period immediately preceding the date of determination, (b) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default or an express waiver of such event of default in writing by the lender in its sole and absolute discretion, (c) with respect to clause (ii) above, solely with respect to the property manager, if, within 60 days of the occurrence thereof, the borrowers replace the applicable property manager with a qualified property manager under a replacement management agreement, or (d) with respect to clause (iv) above, if such mezzanine event of default has been cured in accordance with the terms of the related The Piazza Mezzanine Loan documents; provided, however, (i) no event of default under The Piazza Whole Loan documents has occurred and be continuing, and (ii) the borrowers have paid all of the lender’s reasonable, out-of-pocket expenses incurred in connection with such cure including reasonable, out-of-pocket attorney’s fees and expenses. In no event may the borrowers be entitled to cure a Cash Sweep Event caused by a bankruptcy action of any of the borrowers.

Mezzanine Loan. Concurrently with the funding of The Piazza Whole Loan, RCG LV Debt VII REIT, LLC funded a mezzanine loan in the amount of $18,500,000 to be secured by the mezzanine borrowers’ interests in the borrowers as collateral for The Piazza Mezzanine Loan. The Piazza Mezzanine Loan is coterminous with The Piazza Whole Loan. The Piazza Mezzanine Loan accrues interest at an all-in rate of 12.5000% per annum, of which 10.000% is to be paid as part of each monthly debt service payment amount, and of which 2.5000% per annum is added to the debt to the extent not paid on each monthly payment date. The Piazza Mezzanine Loan is interest-only through the loan term. A mezzanine intercreditor agreement was executed at loan origination. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the prospectus.

	Mezzanine Original Principal Balance	Mezzanine Interest Rate	Loan Term (Original)	Amortization Term (Original)	IO Period	Total Debt U/W DSCR based on NOI/NCF(1)	Total Debt U/W Debt Yield based on NOI/NCF	Total Debt Cut-off Date LTV Ratio	Total Debt LTV Ratio at Maturity
Piazza Mezzanine Loan	$18,500,000	12.50%	60	0	60	1.06x / 1.05x	7.0% / 6.9%	76.1%	76.1%

(1)	Total Debt U/W DSCR based on NOI/NCF is calculated exclusive of the 2.5000% per annum added to the debt to the extent not paid on each monthly payment date.

Condominium: One parcel of The Piazza Property (the 145 W. Wildey Street parcel) is subject to a condominium structure comprised of (i) a garage unit (80% ownership of the condominium), and (ii) a roof unit (20% ownership of the condominium). The 145 W. Wildey Lot Associates, LP borrower owns the garage unit, which controls the condominium.

Terrorism Insurance. The borrowers are required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 18 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-9

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

A-3-10

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

A-3-11

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

A-3-12

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

Baybrook Mall
500 Baybrook Mall
Friendswood, TX 77546
South Houston
Deer Park
La Porte
La Porte Municipal Airport
Pasadena
Edgebrook
Downtown Houston 11 miles
HCA Houston Healthcare Southeast
Texas Chiropractic College
San Jacinto College Central Campus
St. Luke's Health - Patients Medical Center - Pasadena, TX
Pasadena Convention Center
Edgebrook Plaza
Almeda Crossing
Almeda Mall
Fuqua Business Park
Southpoint Shopping Ctr.
Fuqua Shopping Center
Southbelt/ Ellington
HARRIS COUNTY
Pasadena Municipal Golf Course
Ellington Field
Lone Star Flight Museum
HOUSTON
Chemlake Golf Course
Bay Pointe Shopping Center
Bay Oaks Country Club
Clear Lake
Armand Bayou Park
University of Houston-Clear Lake
Scarsdale Village
San Jacinto College South
NASA Johnson Space Center
Clear Lake
Golfcrest Country Club
Quail Crossing
Timber Creek Golf Club
Pearland
Space Center Houston
Bay Area Plaza
UTMB Health Clear Lake Campus Hospital
Challenger Plaza
Houston Methodist Clear Lake Hospital
Nassau Bay Town Square
Baybrook Gateway
Baybrook Village
Baybrook Square
HCA Houston Healthcare Clear Lake
Bayway Village
BRAZORIA COUNTY
Friendswood
Baywood Plaza
Clear Creek ISD Challenger Columbia Stadium
Webster
South Shore Harbour Country Club
Challenger 7 Memorial Park
League City
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UTMB Health League City Campus Hospital & Clinics
Beacon Lakes Golf Club
Magnolia Creek Golf Course
Bay Colony Town Center
League City Towne Center
Dickinson
Galveston 21 miles
Spencer Hwy
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Genoa Red Bluff Rd
Red Bluff Rd
Bay Area Blvd
Sam Houston Tollway
Gulf Frwy
Space Center Blvd
Clear Lake City Blvd
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Galveston Rd
Middlebrook Dr
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Scarsdale Blvd
Blackhawk Blvd
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Yost Blvd
Broadway St
W. Wedgewood Dr
Parkwood Dr
NASA Pkwy
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Marina Bay Dr
Main St
Grissom Rd
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Fuqua St
Conroe
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Spring
Atascocita
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Katy
HOUSTON
Channelview
Baytown
Deer Park
Pasadena
Sugar Land
Missouri City
Pearland
Friendswood
League City
Texas City
Rosenberg
Richmond
Galveston Bay

A-3-13

Mortgage Loan No. 2 – Baybrook Mall

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Friendswood, TX 77546
Original Balance(1):	$88,000,000			General Property Type:	Retail
Cut-off Date Balance(1):	$88,000,000			Detailed Property Type:	Super Regional Mall
% of Initial Pool Balance:	9.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1978/2016
Borrower Sponsors:	Brookfield Properties Retail Holding LLC			Size(5):	540,986 SF
	and SMRF Baybrook Investor Member			Cut-off Date Balance Per SF(1):	$407
	LLC			Maturity Date Balance Per SF(1):	$385
Guarantor:	BPR Nimbus LLC			Property Manager:	Brookfield Properties Retail Inc.
Mortgage Rate:	6.8160%				(borrower-related)
Note Date:	7/19/2024
Maturity Date:	8/1/2029
Term to Maturity:	60 months			Underwriting and Financial Information
Amortization Term:	360 months			UW NOI:	$30,209,945
IO Period:	0 months			UW NCF:	$29,652,729
Seasoning:	0 months			UW NOI Debt Yield(1):	13.7%
Prepayment Provisions(2):	L(24),D(32),O(4)			UW NCF Debt Yield(1):	13.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	14.5%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	1.72x
Additional Debt Balance(1):	$132,000,000			Most Recent NOI:	$29,848,392 (5/31/2024 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$29,919,970 (12/31/2023)
Reserves(3)				3rd Most Recent NOI:	$28,591,885 (12/31/2022)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	95.4% (6/30/2024)
RE Taxes:	$0	Springing	NAP	2nd Most Recent Occupancy:	99.3% (12/31/2023)
Insurance:	$0	Springing	NAP	3rd Most Recent Occupancy:	97.5% (12/31/2022)
Replacement Reserve:	$0	Springing	$270,493	Appraised Value (as of)(6):	$392,659,260 (6/4/2024)
TI/LC Reserve:	(4)	Springing	$1,081,972	Appraised Value Per SF(6):	$726
Anchor Tenant Reserve:	$0	Springing	NAP	Cut-off Date LTV Ratio(1)(6):	56.0%
				Maturity Date LTV Ratio(1)(6):	53.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$220,000,000	100.0%	Loan Payoff:	$213,488,234	97.0%
			Return of Equity:	$5,037,736	2.3%
			Closing Costs:	$1,474,030	0.7%
Total Sources:	$220,000,000	100.0%	Total Uses:	$220,000,000	100.0%

(1)	The Baybrook Mall Mortgage Loan (as defined below) is part of the Baybrook Mall Whole Loan (as defined below), with an aggregate original principal amount of $220,000,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Baybrook Mall Whole Loan.
(2)	Defeasance of the Baybrook Mall Whole Loan is permitted at any time after the date that is the earliest to occur of (i) two years after the date on which the entire Baybrook Mall Whole Loan (other than portions of the Baybrook Mall Whole Loan not intended for securitization) have been securitized and (ii) forty-two months from the origination date . The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the BANK5 2024-5YR9 securitization trust in August 2024. The actual defeasance lockout period may be longer.
(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(4)	On the origination date, the borrower provided a Guaranty of Limited Payment (as described below) from the non-recourse carveout guarantor in lieu of depositing approximately $1,984,194 into a TI/LC reserve. See “Escrows and Reserves” below for further discussion of the Guaranty of Limited Payment.
(5)	Size does not include 720,931 SF of space associated with Dillard’s, Macy’s and Living Space, all non-collateral anchor tenants.
(6)	The Appraised Value is the Market Value “As Is” with Escrow Reserve, which assumes that $2,659,260 will be reserved for tenant improvements. The Market Value “As Is” Appraised Value without the reserve is $390,000,000, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 56.4% and 53.3% respectively, and an Appraised Value Per SF of $720.91. Since the date of the appraisal, some of the outstanding tenant improvements have been paid. At origination, the outstanding tenant improvements of approximately $1,984,194 were guaranteed by the guarantor under the Guaranty of Limited Payment in lieu of a reserve.

The Mortgage Loan. The second largest mortgage loan (the “Baybrook Mall Mortgage Loan”) is part of a whole loan (the “Baybrook Mall Whole Loan”) evidenced by eleven pari passu promissory notes with an aggregate original principal amount of $220,000,000. The Baybrook Mall Whole Loan is secured by a first priority fee mortgage encumbering a 540,986 SF retail property located in Friendswood, Texas (the “Baybrook Mall Property”). The Baybrook Mall Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), Societe Generale Financial Corporation (“SGFC”) and Barclays Capital Real Estate Inc. (“BCREI”) on July 19, 2024. The Baybrook Mall Mortgage Loan is evidenced by the controlling Note A-1 and the non-controlling Note A-2 with an aggregate original principal amount of $88,000,000. The Baybrook Mall Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR9 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement” in the prospectus.

A-3-14

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

The table below summarizes the promissory notes that comprise the Baybrook Mall Whole Loan.

Baybrook Mall Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$60,000,000	$60,000,000	BANK5 2024-5YR9	Yes
A-2	$28,000,000	$28,000,000	BANK5 2024-5YR9	No
A-3(1)	$10,000,000	$10,000,000	MSBNA	No
A-4(1)	$10,000,000	$10,000,000	MSBNA	No
A-5(1)	$25,000,000	$25,000,000	BCREI	No
A-6(1)	$18,000,000	$18,000,000	BCREI	No
A-7(1)	$8,000,000	$8,000,000	BCREI	No
A-8(1)	$5,000,000	$5,000,000	BCREI	No
A-9(1)	$30,000,000	$30,000,000	SGFC	No
A-10(1)	$16,000,000	$16,000,000	SGFC	No
A-11(1)	$10,000,000	$10,000,000	SGFC	No
Total	$220,000,000	$220,000,000

(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

The Borrower and the Borrower Sponsors. The borrower is Baybrook Mall, LLC, a single-purpose, Delaware limited liability company with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Baybrook Mall Whole Loan. The non-recourse carveout guarantor is BPR Nimbus LLC. The borrower sponsors are Brookfield Properties Retail Holding LLC and SMRF Baybrook Investor Member LLC, which is owned by Nuveen Asset Management, LLC (“Nuveen”). Brookfield Properties Retail Holding LLC is an affiliate of Brookfield Property Partners L.P., the public real estate vehicle for Brookfield Asset Management Inc. Brookfield Property Partners, L.P. is a large global real estate company, with more than 1,000 managed properties and 380 million SF of managed space worldwide. Brookfield Property Partners, L.P. owns and operates properties in the world’s major markets, with a global portfolio that includes office, retail, multifamily, logistics, hospitality, and development opportunities. The borrower is owned by a joint venture between Brookfield Properties Retail Holdings LLC (51%) and Nuveen (49%). Nuveen is an asset manager and wholly owned subsidiary of Teachers Insurance and Annuity Association.

The Property. The Baybrook Mall Property is a 540,986 SF super regional shopping center, which is part of a larger 1,261,917 SF super regional shopping center (the “Baybrook Mall Regional Shopping Center”) located in Friendswood, Texas. As of June 30, 2024, the Baybrook Mall Property was 95.4% leased to a granular rent roll comprised of approximately 140 tenants. The five largest tenants by SF at the Baybrook Mall Property comprise approximately 13.8% of underwritten rent, and no single tenant makes up more than 5.7% of the underwritten rent. Additionally, the ten largest tenants by SF account for 23.7% of the aggregate underwritten rent. Notable national tenants at the Baybrook Mall Property include Apple, Sephora, Foot Locker, Buckle, Lego, Shoe Palace, Victoria’s Secret, and Finish Line. The Baybrook Mall Property is anchored by Dillard’s, Macy’s, Living Spaces (which is currently building out its space and is not yet in occupancy) and JCPenney. The Dillard’s, Macy’s and Living Spaces tenants are separately owned and are not part of the collateral. Additionally, the borrower sponsor owns the remainder of the Baybrook Mall Regional Shopping Center, which includes an adjacent outdoor lifestyle center as well as a power center anchored by Dick’s Sporting Goods, neither of which are part of the collateral. The Baybrook Mall Property includes three restaurant outparcels: Denny’s, The Cheesecake Factory and P.F. Changs. The Baybrook Mall Regional Shopping Center has seen completed expansion projects including an additional lifestyle expansion and power center, adding more than 30 retailers, 10 restaurants, and entertainment venues including The Lawn, a spacious grassy area providing a gathering spot for the community. Since 2019, the borrower sponsor invested approximately $16.8 million in capital expenditures at the Baybrook Mall Property, including property development and tenant improvements.

The following table presents inline sales history at the Baybrook Mall Property:

Tenant Sales PSF(1)
Tenant Type	2021 Sales	2021 Sales PSF	2022 Sales	2022 Sales PSF	2023 Sales	2023 Sales PSF	TTM 5/31/2024 Sales	TTM 5/31/2024 Sales PSF	TTM 5/31/2024 Occupancy Cost(2)
Inline (<10,000 SF)	$189,773,031	$976	$203,360,206	$881	$203,295,153	$855	$206,637,422	$863	14.2%
Inline (<10,000 SF excl. Apple)	$148,088,487	$782	$156,222,056	$692	$164,350,170	$706	$168,012,667	$717	17.2%

(1)	Information is based on sales information provided by the borrower sponsor.
(2)	Occupancy Cost is based on current underwritten total rent (the sum of underwritten base rent, percentage rent, overage rent and underwritten reimbursements).

Major Tenants.

JCPenney (96,605 SF, 17.9% of NRA, 1.3% of underwritten base rent) Founded in 1902 and headquartered in Plano, Texas, JCPenney is a department store chain with approximately 50,000 employees. JCPenney serves customers at more than 650 stores across the United States and Puerto Rico. JCPenney is one of the nation’s largest retailers of apparel, home, jewelry, and beauty merchandise with a growing portfolio of private and national brands. JCPenney has anchored the Baybrook Mall Property since 2005, has a lease expiration date of January 31, 2026, and has six, five-year extension options remaining. JCPenney filed for bankruptcy in 2020 during the beginning of the COVID-19 pandemic and emerged from bankruptcy in December 2020.

A-3-15

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

Forever 21 (81,772 SF, 15.1% of NRA, 0.0% of underwritten base rent) Founded in 1984 and headquartered in Los Angeles, California, Forever 21 sells men's and women's clothing and accessories. Forever 21 is located in more than 540 locations globally and online throughout the United States and in Canada, Europe, Japan, Korea, and the Philippines. Forever 21 has been a tenant at the Baybrook Mall Property since 2009, has a lease expiration date of December 31, 2026, and has no extension options remaining. Forever 21 pays percentage rent instead of base rent. Based on the May 2024 TTM period, Forever 21 percentage in lieu rent was $519,744. $519,744 of percentage rent was underwritten for Forever 21. Forever 21 filed for bankruptcy in 2019 and emerged from bankruptcy in 2020.

H&M (17,510 SF, 3.2% of NRA, 3.0% of underwritten base rent) H&M is a global retailer offering affordable apparel for men, women and children. H&M was incorporated in 1947 and remains under the control of the family of founder Erling Persson. H&M group’s brands are H&M, H&M Home, COS, Weekday, Monki, & Other Stories, ARKET, Afound and Singular Society. H&M operates approximately 4,338 stores across 77 markets with approximately 143,000 employees. H&M has been a tenant at the Baybrook Mall Property since 2022, has a lease expiration date of January 31, 2032, and has two, three-year extension options remaining. H&M has the right to terminate its lease upon 365 days’ notice if the tenant’s net sales fail to exceed approximately $5,440,386 between January 1, 2026 through December 31, 2026, or approximately $5,984,425 between January 1, 2028 through December 31, 2028. H&M is required to pay a termination fee equal to 50% of the then unamortized portion of the construction allowance. H&M’s sales for the TTM May 2024 period were $4,596,073.

Victoria’s Secret (14,115 SF, 2.6% of NRA, 3.7% of underwritten base rent) Victoria’s Secret is a Fortune 500 specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swimwear, as well as fragrances and body care. Victoria’s Secret/Pink comprises two brands, Victoria’s Secret and PINK. Victoria’s Secret employs over 30,000 associates across approximately 1,350 retail stores in approximately 70 countries. Victoria’s Secret has been a tenant at the Baybrook Mall Property since 2022, has a lease expiration date of January 31, 2032, and has no extension options remaining. Victoria’s Secret’s parent company filed for bankruptcy in 2020, and Victoria’s Secret was spun off as an independent business in 2021.

A-3-16

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

The following table presents a summary regarding the major stores at the Baybrook Mall Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Anchor Stores
JCPenney	NR / NR / NR	96,605	17.9%	$325,000	1.3%	$3.36	1/31/2026	6, 5-year	N
Macy’s (non-collateral)(3)	BBB / Baa3 / BBB-	0	0.0%	$0	NAP	NAP	NAP	NAP	NAP
Dillard’s (non-collateral)(3)	BBB- / Baa3 / BB+	0	0.0%	$0	NAP	NAP	NAP	NAP	NAP
Living Spaces (non-collateral)(3)	NR / NR / NR	0	0.0%	$0	NAP	NAP	NAP	NAP	NAP
Subtotal/Wtd. Avg.		96,605	17.9%	$325,000	1.3%	$3.36

Major Tenants
Forever 21(4)	NR / NR / NR	81,772	15.1%	$0	0.0%	$0.00	12/31/2026	None	N
Foot Locker(5)	NR / Ba2 / BB+	18,376	3.4%	$1,383,569	5.7%	$75.29	Various	None	N
H&M(6)	NR / NR / BBB	17,510	3.2%	$728,241	3.0%	$41.59	1/31/2032	2, 3-year	Y
Victoria’s Secret	NR / B1 / BB-	14,115	2.6%	$904,630	3.7%	$64.09	1/31/2032	None	N
The Cheesecake Factory	NR / NR /NR	11,393	2.1%	$517,698	2.1%	$45.44	1/31/2033	2, 5-year	N
Finish Line	NR / NR /NR	9,000	1.7%	$479,970	2.0%	$53.33	1/31/2028	None	N
Akira	NR / NR /NR	7,845	1.5%	$404,018	1.7%	$51.50	8/31/2029	None	N
Tilly’s(7)	NR / NR /NR	7,530	1.4%	$246,231	1.0%	$32.70	2/28/2033	None	Y
American Eagle Outfitters(8)	NR / NR /NR	6,723	1.2%	$721,311	3.0%	$107.29	3/31/2032	None	Y
Buckle	NR / NR /NR	6,502	1.2%	$310,275	1.3%	$47.72	7/31/2028	None	N
Subtotal/Wtd. Avg.		180,766	33.4%	$5,695,943	23.6%	$31.51

Other Tenants(9)		238,914	44.2%	$18,124,370	75.1%	$75.86
Occupied Subtotal/Wtd. Avg.		516,285	95.4%	$24,145,313	100.0%	$46.77(10)

Vacant Space		24,701	4.6%
Total/Wtd. Avg.		540,986	100.0%

(1)	Information is based on the underwritten rent roll as of June 30, 2024 and includes (i) rent increases totaling $463,228 through June 1, 2025 and (ii) signed not occupied rent totaling $946,662.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Macy’s, Dillard’s and Living Spaces (which are not part of the Baybrook Mall Property) occupy 720,931 SF and anchor the Baybrook Mall Regional Shopping Center. Such non-collateral anchors do not have operating covenants in place. Living Spaces is currently building out its space and not yet in occupancy.
(4)	Forever 21 pays percentage rent instead of base rent. Based on the May 2024 TTM period, Forever 21 percentage in lieu rent was $519,744. $519,744 of percentage rent was underwritten for Forever 21.
(5)	Includes 13,936 SF of Foot Locker space that expires on April 30, 2032 and 4,440 SF of Kids Foot Locker space that expires on May 31, 2027.
(6)	H&M has the right to terminate its lease upon 365 days’ notice if the tenant’s net sales fail to exceed approximately $5,440,386 between January 1, 2026 through December 31, 2026, or approximately $5,984,425 between January 1, 2028 through December 31, 2028. H&M is required to pay a termination fee equal to 50% of the then unamortized portion of its construction allowance. H&M’s sales for the TTM May 2024 period were $4,596,073.
(7)	Tilly’s has the right to terminate its lease upon 365 days’ notice if the tenant’s net sales fail to exceed $2,000,000 between November 1, 2027 through December 31, 2027. Tilly’s is required to pay a termination fee equal to 100% of the then unamortized portion of its construction allowance. Tilly’s sales for the TTM May 2024 period were $2,380,972.
(8)	American Eagle Outfitters has the right to terminate its lease upon 180 days’ notice if the tenant’s net sales fail to exceed $4,349,071 between April 1, 2027 through March 31, 2028. American Eagle Outfitters is required to pay a termination fee equal to $117,652.50. American Eagle Outfitters’ sales for the TTM May 2024 period were $4,647,955.
(9)	Includes 5,151 SF of inline tenant space as to which only percentage rent is due, 302 SF of tenant space as to which only overage rent is due and 3,411 SF of other space as to which there is no underwritten rent.
(10)	Includes the following SF as to which no base rent was underwritten: 81,772 SF occupied by Forever 21, as to which only percentage rent is due, 5,151 SF of inline tenant space as to which only percentage rent is due, 302 SF of tenant space as to which only overage rent is due and 3,411 SF of other space as to which there is no underwritten rent. Occupied Subtotal/Wtd. Avg. Annual UW Rent PSF excluding these tenants is $56.73.

A-3-17

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

The following table presents certain information relating to stores with the highest overall sales in order of their May 31, 2024 TTM Sales:

Top Tenants by Total Sales(1)
Tenant Name	Tenant SF	2022 Sales	2021 Sales PSF	2023 Sales	2023 Sales PSF	TTM 5/31/2024 Sales	TTM 5/31/2024 Sales PSF	TTM 5/31/2024 Occupancy Cost(2)
Macy’s(3)	254,000	$57,100,000	$225	$48,500,000	$191	$48,500,000	$191	0.2%
Dillard’s(3)	299,681	$51,500,000	$172	$51,200,000	$171	$51,200,000	$171	0.2%
Apple	5,176	$47,138,150	$9,107	$38,944,983	$7,524	$38,624,755	$7,462	1.1%
Sephora	5,876	$9,194,514	$1,565	$12,049,893	$2,051	$12,789,992	$2,177	8.3%
Foot Locker	18,376(4)	$11,908,582	$648	$12,329,184	$671	$12,452,889	$678	14.3%
JCPenney	96,605	$11,700,000	$121	$11,300,000	$117	$11,300,000	$117	2.9%
Victoria’s Secret	14,115	$9,186,162	$651	$10,320,677	$731	$10,210,080	$723	15.7%
The Cheesecake Factory	11,393	$9,806,788	$861	$9,899,056	$869	$9,845,401	$864	5.8%
Forever 21	81,772	$7,596,815	$93	$6,230,995	$76	$6,496,805	$79	8.0%
H&M	17,510	$6,099,815	$348	$5,413,053	$309	$4,596,073	$262	17.0%

(1)	Information obtained from the borrower.
(2)	Occupancy Cost is based on current underwritten total rent (the sum of underwritten base rent, percentage rent, overage rent and underwritten reimbursements). For the non-collateral anchor stores Macy’s and Dillard’s, Occupancy Cost is based on their respective common area maintenance expense contributions.
(3)	Not part of the Baybrook Mall Property collateral.
(4)	Includes 13,936 SF of Foot Locker space and 4,400 SF of Kids Foot Locker Space.

The following table presents certain information relating to the lease rollover at the Baybrook Mall Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling(3)
MTM	4	5,896	1.1%	1.1%	$308,043	1.3%	1.3%	$52.25
2024	8	8,611	1.6%	2.7%	$1,005,321	4.2%	5.4%	$116.75
2025	18	21,559	4.0%	6.7%	$1,816,951	7.5%	13.0%	$84.28
2026	24	240,690	44.5%	51.2%	$4,458,740	18.5%	31.4%	$18.52
2027	22	43,312	8.0%	59.2%	$4,177,820	17.3%	48.7%	$96.46
2028	21	54,663	10.1%	69.3%	$3,321,909	13.8%	62.5%	$60.77
2029	15	42,280	7.8%	77.1%	$2,640,420	10.9%	73.4%	$62.45
2030	7	11,461	2.1%	79.2%	$833,557	3.5%	76.9%	$72.73
2031	2	1,208	0.2%	79.4%	$214,791	0.9%	77.8%	$177.81
2032	6	54,798	10.1%	89.6%	$3,511,886	14.5%	92.3%	$64.09
2033	7	28,476	5.3%	94.8%	$1,645,052	6.8%	99.1%	$57.77
2034	3	3,331	0.6%	95.4%	$210,822	0.9%	100.0%	$63.29
2035 & Thereafter	4	0	0.0%	95.4%	$0	0.0%	100.0%	$0.00
Vacant	0	24,701	4.6%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.(4)	141	540,986	100.0%		$24,145,313	100.0%		$46.77

(1)	Information is based on the underwritten rent roll as of June 30, 2024 and includes (i) rent increases totaling $463,228 through June 1, 2025 and (ii) signed not occupied rent totaling $946,662.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
(3)	Includes the following SF as to which no base rent was underwritten: 81,772 SF occupied by Forever 21, as to which only percentage rent is due, 5,151 SF of inline tenant space as to which only percentage rent is due, 302 SF of tenant space as to which only overage rent is due and 3,411 SF of other space as to which there is no underwritten rent. Total/Wtd. Avg. UW Rent PSF Rolling excluding these tenants is $56.73.
(4)	Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

A-3-18

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

The Market. The Baybrook Mall Property is located in Friendswood, Texas, west of the central business district of Houston and northwest of the George Bush Intercontinental Airport. Major industries include energy, aerospace, specialty chemical, healthcare, and maritime. The city is also home to the Texas Medical Center, the largest medical center in the world, and the world’s largest concentration of health care and research institutions. Primary access to the local area is provided by Interstate 45, a major north-south arterial highway in the immediate area. State Route 35 and Gulf Freeway are the major north-south highways in the immediate area. Bay Area Boulevard and Long Prairie Road are the primary east-west roadways in the area. The Baybrook Mall Property is not accessible via public transportation. The primary mode of transportation in the immediate area is through automobile. Neighboring areas and the larger Houston metropolitan region are served by the Metropolitan Transit Authority of Harris County (METRO), which includes bus routes and park-and-ride services that Friendswood residents can access for commutes to Houston. According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Southeast Outlier retail submarket was approximately 3.6% with average asking rents of $28.82 PSF and inventory of approximately 16.6 million SF. According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Houston market was approximately 5.0%, with average asking rents of $21.08 PSF and inventory of approximately 440.3 million SF. According to the appraisal, the 2023 population within a one-mile-, three-mile and five- mile radius of the Baybrook Mall Property was 6,603, 76,142 and 211,728, respectively. The 2023 average household income within the same one-mile-, three-mile and five- mile radius was $93,263, $102,629 and $122,801, respectively.

The appraisal identified three shopping centers in the Baybrook Mall Property’s primary competitive set as outlined below:

Competitive Set Summary
Name	Baybrook Mall (subject)	Houston Galleria	Memorial City	Pearland Town Center
Address	500 Baybrook Mall	5075 Westheimer Road	303 Memorial City	11200 Broadway
City, State	Friendswood, TX	Houston, TX	Houston, TX	Pearland, TX
Rentable Area (SF)	1,261,917(1)	2,011,293	1,700,000	N/A
Year Built	1978	1970	1966	N/A
Anchor Tenants	Dillard's, Macy's, JCPenney	Macy's, Neiman Marcus, Nordstrom, Saks Fifth Avenue	Dillard's JCPenney, Macy's	Dillard's, Macy's, Dick's Sporting Goods
Sales PSF	$863(2)	$980	$700	$406
Occupancy	95.4%(3)	95.0%	89.0%	94.0%

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated June 30, 2024.
(2)	Based on TTM 5/31/2024 sales period.
(3)	Occupancy is not inclusive of non-collateral tenants. The Baybrook Mall Property is comprised of 540,986 SF. Dillard’s, Macy’s and Living Spaces (720,931 SF) are not part of the collateral.

The following table presents information relating to the appraisal’s market rent conclusion for the Baybrook Mall Property:

Market Rent Summary
	Market Rent	Escalations	Term (Months)	Reimbursements	Tenant Allowances (New/Renewal)	Leasing Commissions (New/Renewal)
0 to 1,500 SF Space:	$80.00	3.00%/year	60	Triple Net	$40.00 / $10.00	6.0% / 3.0%
1,501 to 2,500 SF Space:	$70.00	3.00%/year	60	Triple Net	$40.00 / $10.00	6.0% / 3.0%
2,501 to 4,000 SF Space:	$55.00	3.00%/year	60	Triple Net	$40.00 / $10.00	6.0% / 3.0%
4,001 to 6,500 SF Space:	$80.00	3.00%/year	60	Triple Net	$40.00 / $10.00	6.0% / 3.0%
6,501 to 10,000 SF Space:	$55.00	3.00%/year	60	Triple Net	$40.00 / $10.00	6.0% / 3.0%
Snack Bars Space:	$135.00	3.00%/year	60	Triple Net	$60.00 / $15.00	6.0% / 3.0%
Food Court Space:	$145.00	3.00%/year	60	Triple Net	$60.00 / $15.00	6.0% / 3.0%
Restaurant Space:	$55.00	3.00%/year	60	Triple Net	$30.00 / $10.00	6.0% / 3.0%
Kiosk Space:	$360.00	3.00%/year	60	Gross	$10.00 / $2.00	6.0% / 3.0%
Large Tenants Over 10,000 SF Space:	$55.00	10% Midterm	120	Triple Net	$20.00 / $5.00	6.0% / 3.0%
Anchor Space:	$9.50	10% Midterm	120	Gross	$5.00 / $1.00	4.0% / 2.0%
Restaurant Outparcel Space:	$35.00	10% Midterm	120	Triple Net	$20.00 / $5.00	6.0% / 3.0%
Jewelry Space:	$150.00	3.00%/year	60	Triple Net	$40.00 / $10.00	6.0% / 3.0%

Appraisal. The appraisal concluded to a Market Value “As-is” With Escrow Reserve for the Baybrook Mall Property of $392,659,260 as of June 4, 2024. Such Appraised Value assumes that $2,659,260 will be reserved for tenant improvements. Since the date of the appraisal, some of the outstanding tenant improvements have been paid. At origination, the outstanding tenant improvements of approximately $1,984,194 were guaranteed by the guarantor under the Guaranty of Limited Payment in lieu of a reserve.

Environmental Matters. According to the Phase I environmental site assessment dated May 20, 2024, there was no evidence of any recognized environmental conditions at the Baybrook Mall Property.

A-3-19

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Baybrook Mall Property:

Cash Flow Analysis
	2020	2021	2022	2023	TTM 5/31/2024	UW	UW PSF
Gross Potential Rent(1)	$24,446,369	$25,720,119	$27,524,849	$28,432,717	$28,194,698	$28,171,016	$52.07
Reimbursements	$12,235,727	$10,638,392	$10,895,133	$11,417,589	$11,172,921	$11,141,965	$20.60
Other Income	$1,516,160	$1,860,280	$2,119,328	$2,297,302	$2,301,138	$2,168,140	$4.01
Effective Gross Income	$38,198,255	$38,218,791	$40,539,309	$42,147,608	$41,668,756	$41,481,121	$76.68

Real Estate Taxes	$5,440,425	$5,035,298	$4,702,799	$4,420,599	$4,217,902	$4,899,635	$9.06
Insurance	$247,003	$323,413	$366,254	$541,679	$614,253	$687,119	$1.27
Other Operating Expenses	$7,679,031	$6,915,653	$6,878,371	$7,265,360	$6,988,209	$5,684,423	$10.51
Total Operating Expenses	$13,366,460	$12,274,364	$11,947,424	$12,227,638	$11,820,364	$11,271,177	$20.83

Net Operating Income	$24,831,795	$25,944,427	$28,591,885	$29,919,970	$29,848,392	$30,209,945	$55.84
Replacement Reserves	$0	$0	$0	$0	$0	$232,624	$0.43
TI/LC	$0	$0	$0	$0	$0	$324,592	$0.60
Net Cash Flow	$24,831,795	$25,944,427	$28,591,885	$29,919,970	$29,848,392	$29,652,729	$54.81

Occupancy (%)	98.0%	97.9%	97.5%	99.3%	96.1%	95.4%
NOI DSCR(2)	1.44x	1.50x	1.66x	1.74x	1.73x	1.75x
NCF DSCR(2)	1.44x	1.50x	1.66x	1.74x	1.73x	1.72x
NOI Debt Yield(2)	11.3%	11.8%	13.0%	13.6%	13.6%	13.7%
NCF Debt Yield(2)	11.3%	11.8%	13.0%	13.6%	13.6%	13.5%

(1)	UW Gross Potential Rent is based on the underwritten rent roll as of June 30, 2024 and includes (i) rent increases totaling $463,228 through June 1, 2025, (ii) signed not occupied rent totaling $946,662, (iii) percentage rent totaling $808,724, (iv) overage rent totaling $1,237,029, (v) specialty leasing rent totaling $408,693 and (vi) kiosk revenue totaling $1,571,257.
(2)	The debt service coverage ratios and debt yields are based on the Baybrook Mall Whole Loan.

Escrows and Reserves.

Real Estate Taxes – During the continuance of a Cash Management Period (as defined below), the Baybrook Mall Whole Loan documents require ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next twelve months for the Baybrook Mall Property. Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrower.

Insurance – During the continuance of a Cash Management Period, the Baybrook Mall Whole Loan documents provide for ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies. Notwithstanding the foregoing, upon delivery to the lender of satisfactory evidence that the insurance policies required by the loan documents are maintained pursuant to blanket insurance policies and the insurance premiums have been paid not less than one year in advance (or in the case of policies delivered at origination, for the period of coverage under such policies, if less than one year), the requirement to make deposits into the insurance reserve will be waived. Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrower.

Replacement Reserve – During the continuance of a Cash Management Period, the Baybrook Mall Whole Loan documents provide for ongoing monthly deposits of 1/12th of $0.25 per owned leasable square foot at the Baybrook Mall Property (initially approximately $11,271) into a reserve for capital expenditures, provided that the borrower’s obligation to make such deposits will be suspended during any period in which the amounts on deposit in such reserve equal or exceed the product of (x) 24 and (y) the required monthly deposit amount (initially, such product will equal $270,493). Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrower.

TI/LC Reserve – On the origination date, the borrower provided a Guaranty of Limited Payment (as described below) from the non-recourse carveout guarantor in lieu of depositing approximately $1,984,194 (the “Upfront Rollover Amount”) into a reserve for existing tenant improvements, landlord work, tenant improvement allowances and leasing commissions. In addition, during a Cash Management Period, the Baybrook Mall Whole Loan documents provide for ongoing monthly deposits of 1/12th of $1.00 per owned leasable square foot at the Baybrook Mall Property (initially approximately $45,082) into a reserve for future tenant improvements, landlord work, tenant improvement allowances and leasing commissions, provided that the borrower’s obligation to make such deposits will be suspended during any period in which the amounts on deposit in such reserve equal or exceed the product of (x) 24 and (y) the required monthly deposit amount (initially, such product will equal $1,081,972). Upon the termination of a Cash Management Period, all funds in such account will be returned to the borrower.

Guaranty of Limited Payment. At origination, the non-recourse carveout guarantor executed a Guaranty of Limited Payment, pursuant to which it guaranteed payment of the Baybrook Mall Whole Loan in an amount equal to the Upfront Rollover Amount. The amount guaranteed under such guaranty will be reduced on a dollar-for-dollar basis by an amount equal to the aggregate amount of expenditures actually made by the borrower or its affiliates for the outstanding amounts related to the Upfront Rollover Amount or for certain other costs permitted pursuant to the Baybrook Mall Whole Loan documents.

A-3-20

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

Anchor Tenant Reserve – During the continuance of an Anchor Tenant Trigger (as defined below), the borrower is required to deposit an amount equal to all excess cash flow (as described below under “Lockbox and Cash Management”) for tenant improvements and leasing commissions, budgeted construction costs, required landlord work and other related costs associated with re-tenanting the applicable space or any other space at the Baybrook Mall Property. The borrower’s obligation to make deposits into the anchor tenant reserve with respect to any individual Anchor Tenant Trigger will terminate once the aggregate amount deposited into the anchor tenant reserve with respect to such individual Anchor Tenant Trigger equals or exceeds the Individual Anchor Threshold Amount (as defined below).

“Anchor” means any of Macy’s, Dillard’s, JCPenney or Living Spaces, or any replacement tenant(s) of the foregoing which are subject to replacement leases for which (i) not less than (x) 75% of the space previously occupied by the respective Anchor is re-let if the aggregate annual gross rent under such replacement lease(s) is not less than 75% of annual gross rent under the original Anchor lease and (y) 50% of the space previously occupied by the respective Anchor is re-let if the aggregate annual gross rent under such replacement lease(s) is not less than 100% of annual gross rent under the original Anchor lease.

An “Anchor Tenant Trigger” means that any Anchor (A) has “gone dark” (i.e., ceased to be in occupancy or ceased to utilize its space for business purposes), other than a temporary closure that is less than 60 days or is in connection with (x) a restoration, repair or renovation, (y) compliance with applicable law, regulations and/or governmental mandates or (z) civil unrest, (B) is the subject of a bankruptcy proceeding, (C) has vacated its premises, (D) has terminated, cancelled or surrendered its lease, or (E) has failed to renew and/or extend its lease within the applicable renewal period.

An Anchor Tenant Trigger will end if (i) for any Anchor Tenant Trigger described in clause (A) of the definition of Anchor Tenant Trigger, the Anchor has operated its business for no less than 30 consecutive days during normal business hours, (ii) for any Anchor Tenant Trigger described in clause (B) of the definition of Anchor Tenant Trigger, the bankruptcy is dismissed or the Anchor has emerged from such bankruptcy, or if the Anchor premises are leased by the borrower to the Anchor, such lease is accepted and affirmed by the Anchor in the bankruptcy or assumed by a replacement Anchor, (iii) for any Anchor Tenant Trigger described in clause (C) of the definition of Anchor Tenant Trigger, the Anchor has reoccupied its premises, (iv) for any Anchor Tenant Trigger described in clause (D) of the definition of Anchor Tenant Trigger, the Anchor has rescinded any notice to terminate, cancel or surrender its lease, (v) for any Anchor Tenant Trigger described in clause (E) of the definition of Anchor Tenant Trigger, the Anchor has renewed its lease pursuant to the terms thereof, or (vi) for all Anchor Tenant Triggers, (x) if the Anchor space is owned by the borrower, the Anchor space is leased by one or more replacement Anchors, and (y) if the Anchor space is not owned by the borrower, the borrower delivers an officer’s certificate reasonably satisfactory to the lender stating that the Anchor Tenant Trigger does not result in the violation of co-tenancy requirements in leases representing more than 15% of the aggregate rent payable under in-line leases at the Baybrook Mall Property (or if such violation did occur, such violation has now been cured).

An ”Individual Anchor Threshold Amount” means, with respect to any Anchor, an amount equal to the product of (x) $50.00 and (y) the aggregate amount of gross leasable square footage of the applicable Anchor space as of the origination date.

Lockbox and Cash Management.

The Baybrook Mall Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all tenants at the Baybrook Mall Property (other than tenants under Seasonal Leases (as defined below)) to pay rents (other than Non-Core Income (as defined below) directly into a lockbox account controlled by the lender, and to deposit any rents otherwise received by the borrower (other than Non-Core Income) into the lockbox account within two business days after receipt. Prior to a Cash Management Period, all funds in the lockbox account will be disbursed to the borrower’s operating account. Within two business days of written notification of the commencement of a Cash Management Period, the borrower is required to establish a lender controlled cash management account. During the continuance of a Cash Management Period or an Anchor Tenant Trigger, all funds deposited into the lockbox account are required to be swept each business day into the cash management account, to be applied and disbursed to pay (i) the tax and insurance escrow deposits, if any, described above, (ii) debt service under the Baybrook Mall Whole Loan, (iii) provided that no default exists as to which the lender has initiated an enforcement action, to pay budgeted operating expenses (or actual operating expenses to the extent not more than 115% of budgeted expenses), and budgeted capital expenses (or actual capital expenses to the extent not more than 110% of budgeted expenses), and extraordinary expenses for which the borrower has delivered a reasonably detailed explanation, (iv) subject to clause (v) below, the replacement and rollover reserve deposits, if any, described above, (v) (x) if both an Anchor Tenant Trigger and a Cash Management Period are continuing, to deposit all excess cash flow after the disbursements under clauses (i) through (iv) above, or (y) if only an Anchor Tenant Trigger is continuing, to deposit all excess cash flow after the disbursements under clauses (i) through (iii) above, in each case, up to the Individual Anchor Threshold Amount, into the anchor tenant reserve, and (vi) (x) if no Cash Sweep Period (as defined below) is continuing, to the borrower’s operating account, and (y) if a Cash Sweep Period is continuing, to an excess cash flow reserve to be held as additional collateral during the continuance of such Cash Sweep Period; provided that funds on deposit in such account will be made available to the borrower for the payment of certain property-level expenses and other uses, including REIT distributions up to $250,000.

“Non-Core Income” means (i) certain de minimis amounts of rents from miscellaneous revenue items such as holiday photos and change retrieved from fountains (but will not include rent from Seasonal Leases) and (ii) certain rents generated pursuant to multi-property sponsorship and advertising programs which are directly attributable to the Baybrook Mall Property.

“Seasonal Leases” means leases or license agreements having a maximum term of one year or less.

A “Cash Management Period” means a period commencing upon the debt yield being less than 11.0% (the “CM Target Debt Yield”) as of the end of any two consecutive calendar quarters.

A “Cash Sweep Period” means a period commencing upon (i) an event of default under the Baybrook Mall Whole Loan or (ii) the debt yield being less than 10.0% (the “CS Target Debt Yield,” and, together with the CM Target Debt Yield, each a “Target Debt Yield”) as of the end of any two consecutive calendar quarters.

A Cash Sweep Period resulting from an event of default will end if such event of default is thereafter cured or waived.

A-3-21

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

A Cash Management Period or Cash Sweep Period resulting from a decline below the applicable Target Debt Yield will end if the borrower has maintained a debt yield equal to or in excess of the applicable Target Debt Yield for two consecutive calendar quarters or has either (i) prepaid the Baybrook Mall Whole Loan together with any then applicable prepayment fee, (ii) delivered cash to the lender, or (iii) delivered a letter of credit to the lender, in each case in an amount which if subtracted from the outstanding principal balance of the Baybrook Mall Whole Loan would cause the debt yield to equal or exceed the applicable Target Debt Yield.

For purposes of determining whether a Cash Sweep Period due to a decline in debt yield has been cured, the debt yield will be calculated net of funds in the excess cash flow reserve, provided that following any such calculation such funds may not be released unless a Cash Sweep Period no longer exists without giving credit to such amounts.

Upon the end of a Cash Sweep Period, all remaining funds in the Cash Management Account will be disbursed to the borrower.

Release of Property. The borrower may obtain the release of (A) one or more parcels (including “air rights” parcels but excluding the Anchor parcels (each, an “Anchor Parcel”)) or outlots, or (B) one or more Acquired Parcels or Expansion Parcels (each as defined below), including, if applicable, any Anchor Parcel that is an Expansion Parcel (each, a “Release Parcel”), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the Release Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or non-income producing and improved only by landscaping, utility facilities that are not required for the use of the remaining Baybrook Mall Property (the “Remaining Property”) or are either readily re-locatable or will continue to service the Remaining Property, or non-income producing surface parking areas, (iii) the borrower delivers evidence that the parcel subject to release is not necessary for the operation or use of the Remaining Property and may be readily separated from the Remaining Property without a material diminution in value, (iv) the parcel subject to release has been legally subdivided from the Remaining Property and after giving effect to such transfer, the release parcel and the Remaining Property conform to legal requirements and constitute separate tax lots (or all action has been taken to effectuate the same), (v) the parcel subject to the release is not necessary for the Remaining Property to comply with zoning or legal requirements, (vi) receipt of a rating agency confirmation from the applicable rating agencies (provided that such confirmation will not be required for release of an Expansion Parcel or if the rating agency has waived review or failed to either approve or deny in writing within 30 days of a request for such confirmation), and (vii) the release will not result in a loan-to-value ratio that does not comply with REMIC guidelines provided that the borrower may prepay the Baybrook Mall Whole Loan to meet such condition (without payment of a yield maintenance premium), unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the Release Parcel.

Substitution. The borrower is also permitted to obtain the release of collateral parcels (each, an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels in which the borrower acquires a fee or leasehold interest at or adjacent to the shopping center of which the Exchange Parcel is a part (each, an “Acquired Parcel”) as collateral for the Baybrook Mall Whole Loan upon 20 days’ prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) there is no event of default, (ii) the Exchange Parcel (unless it is an Expansion Parcel) is vacant, non-income producing and unimproved or improved only by landscaping, surface parking or utility facilities that are not required for the use of the Remaining Property or are readily re-locatable or will continue to serve the Remaining Property (and the borrower is able to make certain zoning representations as to the Acquired Parcel to the same extent as made with respect to the Exchange Parcel), (iii) the Acquired Parcel is reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which appraised the Baybrook Mall Property or an appraiser of comparable experience selected by the borrower, (iv) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) unless the Acquired Parcel is already covered by the environmental report delivered at origination, an addendum or supplement to such environmental report or new environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Acquired Parcel, and title insurance, (c) if the Acquired Parcel is improved, subject to certain exceptions, a property condition report indicating that the Acquired Parcel is in good condition, and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, and the cost of such repairs or remediation is reasonably likely to exceed $11,750,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the related Whole Loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (e) the loan-to-value ratio of the remaining property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines), provided that the borrower may prepay the Baybrook Mall Whole Loan in order to meet such condition (without payment of a yield maintenance premium), unless the lender receives an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the release of the substitution, and (f) the lender has received a rating agency confirmation from the applicable rating agencies (unless the rating agencies waive review).

Addition of Parcels. In addition, the borrower has the right, at its own expense, to acquire one or more parcels of land, together with any improvements thereon located, that constitutes an integral part of, or adjoins or is proximately located near, the shopping center of which the Baybrook Mall Property is a part, which land was not owned by the borrower on the origination date and is not an Acquired Parcel (such acquired land, an “Expansion Parcel”), to become additional collateral for the Baybrook Mall Whole Loan, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the borrower acquires a fee simple or leasehold interest in the applicable Expansion Parcel, and (iii) the borrower delivers, among other things, (a) unless the Expansion Parcel is already covered by the environmental report delivered at origination, an addendum or supplement to such environmental report or new environmental report indicating no hazardous substances except for nominal amounts (except as permitted under clause (d) below), (b) security documents creating a mortgage lien on the Expansion Parcel, and title insurance, (c) if the Expansion Parcel is improved, subject to certain exceptions, a property condition report indicating that the Expansion Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Expansion Parcel, and the cost of such repairs or remediation is reasonably likely to exceed $11,750,000, cash or an indemnity from the guarantor, certain of its affiliates, or an entity otherwise meeting ratings or financial tests set forth in the loan documents, in an amount equal to 125% of any estimated repairs or remediation costs, as applicable.

A-3-22

Retail – Super Regional Mall	Loan #2	Cut-off Date Balance:	$88,000,000
500 Baybrook Mall	Baybrook Mall	Cut-off Date LTV:	56.0%
Friendswood, TX 77546		UW NCF DSCR:	1.72x
		UW NOI Debt Yield:	13.7%

Terrorism Insurance. The Baybrook Mall Whole Loan require all risk terrorism coverage in an amount equal to 100% of full replacement cost, and business interruption insurance coverage for 18 months. For so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Acts of 2007 and 2019 (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as such act, “TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender must accept terrorism insurance for “covered acts” as defined in TRIPRA. In addition, the loan documents permit terrorism insurance to be obtained through a captive insurance program with Liberty IC Casualty LLC (“Liberty”), subject to satisfaction of the conditions set forth in the loan documents, including that, subject to a $1,000,000 deductible, covered losses which are not reinsured by the federal government under TRIPRA and paid to Liberty are reinsured with a cut through endorsement acceptable to the lender and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement. In addition, if TRIPRA is no longer in effect, the borrower will not be required to pay an annual premium for terrorism coverage in excess of two times the annual allocable amount of the total insurance premium that is then payable with respect to the property and business income insurance policies required under the loan documents (but without giving effect to the cost of the terrorism and earthquake components of such insurance policies) as of the date the applicable new terrorism insurance is being obtained.

A-3-23

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

A-3-24

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

A-3-25

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

Georgetown Reservoir
MacArthur Blvd NW
Foxhall Rd NW
Canal Rd NW
MedStar Georgetown Univ. Hospital
Cooper Field
McDonough Arena
Foundry Branch Valley Park
Georgetown University
35th St NW
Wisconsin Ave NW
Q St NW
29th St NW
WASHINGTON D.C.
Rock Creek Park
M St NW
Georgetown Park
Pennsylvania Ave NW
Georgetown
George Washington Mem. Pkwy
Potomac River
29
FRANCIS SCOTT KEY BRIDGE
Georgetown Overlook
Georgetown Waterfront Park
The Washington Harbour
DC METRO
Virginia Ave NW
Spout Run Pkwy
Dulles Intl. Airport 22 miles
66
North Highland
Langston Blvd
Gateway Park
Roosevelt Island
Watergate Complex
Deloitte
Plaza East Office Bldg.
Potomac Tower
1001 North 19th Street
Arlington, VA 22209
JFK Center for the Performing Arts
Key Blvd
1812 N. Moore
ROSSLYN
Langston Blvd
Rosslyn City Center
29
Colonial Village Shopping Center
Microsoft
US Dept. of State
ARLINGTON
Politico
Clarendon Blvd
Rosslyn
Key Blvd
Wilson Blvd
River Place
DC METRO
50
THEODORE ROOSEVELT BRIDGE
Little Island
COURT HOUSE
15th St
US Marine Corps War Memorial
Arlington Courthouse Plaza 1 & 2
DC METRO
110
Potomac River
Arlington Blvd
ARLINGTON COUNTY
Courtland Towers Store
Marshall Dr
The Crossing Clarendon
Rocky Run Park
ARLINGTON MEMORIAL BRIDGE
10th St
Fort Myer
ARLINGTON CEMETERY
27
9th St
Jackson Ave
Visitors Center
G. W. Mem. Pkwy
Arlington House
JFK Gravesite
Civil War Unknowns Mem.
DC
VA
ARLINGTON NATIONAL CEMETERY
Space Shuttle Columbia Memorial
Memorial Amphitheater
DC METRO
Tomb of the Unknown Soldier
USS Liberty Memorial
Coast Guard Memorial
Service Complex
The Pentagon
Natl. 9/11 Pentagon Memorial
PENTAGON
Rockville
Wheaton
Calverton
Laurel
Potomac
Beltsville
Greenbelt
Silver Spring
College Park
Bethesda
Chevy Chase
Takoma Park
Langley
McLean
WASHINGTON D.C.
Landover
Tysons Corner
Falls Church
Rosslyn
Merrifield
ARLINGTON
Annandale
ALEXANDRIA
Springfield
VIRGINIA
MARYLAND
Franconia
Burke

A-3-26

Mortgage Loan No. 3 – Potomac Tower

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		JPMCB		Single Asset/Portfolio:	Single Asset
				Location:	Arlington, VA 22209
Original Balance:		$84,000,000		General Property Type:	Office
Cut-off Date Balance:		$84,000,000		Detailed Property Type:	CBD
% of Initial Pool Balance:		9.2%		Title Vesting:	Fee
Loan Purpose:		Acquisition		Year Built/Renovated:	1989/2015
Borrower Sponsor:		Venture Global LNG, Inc.		Size:	241,710 SF
Guarantor:		Venture Global LNG, Inc.		Cut-off Date Balance PSF:	$348
Mortgage Rate:		7.6000%		Maturity Date Balance PSF:	$348
Note Date:		8/8/2024		Property Manager:	Jones Lang Lasalle Americas, Inc.
Maturity Date:		9/5/2029
Term to Maturity(1):		61 months
Amortization Term:		0 months		Underwriting and Financial Information
IO Period(1):		61 months		UW NOI:	$9,989,931(2)
Seasoning:		0 months		UW NCF	$9,579,024(2)
Prepayment Provisions(1):		L(25),YM1(32),O(4)		UW NOI Debt Yield:	11.9%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NCF Debt Yield:	11.4%
Additional Debt Type:		NAP		UW NOI Debt Yield at Maturity:	11.9%
Additional Debt Balance:		NAP		UW NCF DSCR:	1.48x
Future Debt Permitted (Type):		No (NAP)		Most Recent NOI:	$10,464,288 (12/31/2023)
Reserves				2nd Most Recent NOI:	$8,574,070 (12/31/2022)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$6,559,318 (12/31/2021)
RE Taxes:	$804,850	$134,142	NAP	Most Recent Occupancy:	100.0% (8/8/2024)
Insurance:	$0	Springing	NAP	2nd Most Recent Occupancy:	100.0% (12/31/2023)
Replacement Reserve:	$0	$6,005	NAP	3rd Most Recent Occupancy:	97.7% (12/31/2022)
Rollover Reserve:	$0	$30,214	NAP	Appraised Value (as of):	$140,000,000 (6/27/2024)
Free Rent Reserve:	$130,659	$0	NAP	Appraised Value PSF:	$579
				Cut-off Date LTV Ratio:	60.0%
				Maturity Date LTV Ratio:	60.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$84,000,000	57.1%	Purchase Price:	$143,000,000	97.3%
Borrower Sponsor Equity:	$62,988,770	42.9%	Closing Costs:	$3,053,261	2.1%
			Upfront Reserves:	$935,509	0.6%
Total Sources:	$146,988,770	100.0%	Total Uses:	$146,988,770	100.0%

(1)	Under the terms of the Potomac Tower Mortgage Loan (as defined below) documents, the first payment date is the payment date in October 2024, and the Term to Maturity and IO Period, as applicable, is 60 months. However, the lender will contribute an initial interest deposit amount to the issuing entity on the closing date of the BANK5 2024-5YR9 securitization to cover an amount that represents one month’s interest that would have accrued with respect to the Potomac Tower Mortgage Loan at the related interest rate with respect to a September 2024 payment date, and, therefore, the Potomac Tower Mortgage Loan is being treated as having a first payment date on the due date in September 2024, and a Term to Maturity and IO Period, as applicable, of 61 months.
(2)	Venture Global is currently subleasing 33,295 SF of space from three tenants: ESRI, Advantia and Tributary. Venture Global will automatically convert to prime leases on its current sublease space upon the expiration of the ESRI, Advantia and Tributary leases. At the time that each of the respective subleases expire, the rent for the corresponding currently subleased space will be the same as the then escalated Venture Global rent for the existing prime lease suites at that date. The term of the prime lease for all of Venture Global’s premises will be extended through September 2034.

The Mortgage Loan. The third largest mortgage loan (the “Potomac Tower Mortgage Loan”) is evidenced by the controlling Note A-1 in the original principal amount of $70,000,000 and the non-controlling Note A-2 with an original principal amount of $14,000,000. The Potomac Tower Mortgage Loan was originated by JPMorgan Chase Bank, National Association on August 8, 2024. The Potomac Tower Mortgage Loan is secured by a first priority fee mortgage encumbering a 241,710 SF Class A, office property located in Arlington, Virginia (the “Potomac Tower Property”).

The Borrower and the Borrower Sponsor. The borrower is HQ 1001 19 North, LLC, a Delaware limited liability company and single purpose entity with two independent directors. The borrower sponsor and non-recourse carveout guarantor is Venture Global LNG, Inc. (“Venture Global”), which is the largest tenant at the Potomac Tower Property.

A-3-27

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

Venture Global is a long-term, low-cost provider of North American liquified natural gas (“LNG”). The company operates as a producer of LNG pipelines, developing and constructing LNG export projects. In order to provide low-cost, long-term LNG from the United States, Venture Global is in the process of developing four LNG export facilities across North America. Additionally, Venture Global also commands partnerships with Shell, BP, Edison, EDF, Galp, Repsol, PGNiG and Sinopec, which enabled the company to secure approximately $13.2 billion in financing for another U.S. LNG export project in 2022, representing the largest project financing in the world closed to date in 2022. With plans for further expansion, Venture Global has goals of becoming the world’s largest LNG exporter by production capacity. Venture Global is currently headquartered at the Potomac Tower Property, with other satellite offices located in Houston, London, Tokyo and Singapore. Since 2022, Venture Global has generated over $14 billion in revenue in connection with its production of LNG.

The Property. The Potomac Tower Property comprises a 20-story, Class A, office building totaling 241,710 SF. Situated on a 0.57 acre site, the Potomac Tower Property was constructed in 1989 and most recently renovated in 2015. Designed by I.M. PEI, the Potomac Tower Property features window exposure on all sides and views across the Potomac River towards Washington, D.C. There is parking on the first five levels of the building, with 440 parking spaces and a parking space per 1,000 SF ratio of 1.82x. The building contains office space on floors six through 20. Amenities at the Potomac Tower Property include a rooftop terrace, tenant lounge and a fitness center. Furthermore, the Potomac Property was 100.0% occupied by ten tenants as of August 8, 2024, with a weighted average remaining lease term of 8.2 years. Additionally, the Property has an average occupancy of approximately 97.1% and 92.9% over the preceding three and five years, respectively. The Potomac Tower Property is located on the Potomac River in Arlington, Virginia and benefits from direct access into downtown D.C., which can be accessed via the Key Bridge or Rosslyn Metrorail Station.

The Potomac Tower Property serves as Venture Global’s U.S. corporate headquarters, with its Houston office primarily serving as a field office used by engineering teams. As such, the entirety of Venture Global’s C-suite, ownership and corporate development teams reside at the Potomac Tower Property. Moreover, the Potomac Tower Property is considered mission critical due to its close proximity to Washington D.C., granting Venture Global’s leadership with convenient access to necessary legislative and lobbying stakeholders in the energy industry. Venture Global committed approximately $63.0 million of equity in connection with the acquisition of the Potomac Tower Property, in order to allow for continued expansion. Over the last five years, prior ownership upgraded the asset with approximately $7.0 million in capital expenditures, including over $2.0 million towards a full elevator modernization and over $2.2 million on a rooftop terrace and fitness center renovation. Since its initial occupancy in 2017, Venture Global has invested approximately $25.0 million of capital towards the buildout of its space. Moreover, Venture Global has expanded its footprint via sublease on a number of occasions and currently occupies over five floors (approximately 39.2% of SF). Any amendments or future expansions to the Venture Global lease are required to be in the same form as the current Venture Global lease, or in a form reasonably approved by the Lender.

Major Tenants.

Venture Global (94,744 SF; 39.2% of NRA; 39.9% of underwritten base rent). Headquartered at the Potomac Tower Property, Venture Global was founded in 2013 by Bob Pender and Michael Sabel. Pender previously served as a partner at Hogan Lovells and was co-leader of the firm’s global energy and natural resources team. Sabel was previously executive vice-president of First Sierra Financial, a publicly-traded commercial finance company. Venture Global is a long-term, low-cost provider of North American LNG sourced from natural gas basins. Venture Global’s first facility, Calcasieu Pass, commenced producing LNG in January 2022. In addition, the company is in the process of constructing or developing additional production capacity in Louisiana and is developing carbon capture projects at each of its LNG facilities. Venture Global enters into forward contracts with its customers and provides physical delivery of the contracted quantities indexed to the Henry Hub price for natural gas. Since initially taking occupancy at the Potomac Tower Property in 2017, Venture Global has expanded at the Potomac Tower Property seven times and now occupies over five floors; moreover, Venture Global is currently subleasing 33,295 SF from three tenants: ESRI, Advantia and Tributary. Venture Global will automatically convert to prime leases on its current sublease space upon the expiration of the ESRI, Advantia and Tributary leases. At the time that each of the respective subleases expire, the rent for the corresponding currently subleased space will be the same as the then escalated Venture Global rent for the existing prime lease suites at that date. The term of the prime lease for all of Venture Global’s premises will be extended through September 2034, over five years beyond loan maturity. Additionally, Venture Global has invested over approximately $25.0 million of capital to continuously build out its suite space for its over 200 employees located at the Potomac Tower Property. Venture Global’s lease expires in September 2034, with one, five year renewal option and no termination options.

Without the prior written approval of the lender, (a) the borrower is permitted to amend the lease covering the space occupied by the largest tenant at the Potomac Tower Property, Venture Global (the “VG Lease”) or enter into a Qualifying Replacement Lease (as defined below), so long as certain conditions set forth in the Potomac Tower Mortgage Loan documents are satisfied, including, without limitation: (i) such amendment or Qualifying Replacement Lease is reasonably approved by the lender, and (ii) the borrower must deliver to the lender a certificate reasonably acceptable to the lender, certifying that the a tenant affiliated with the borrower (the “Affiliated Tenant”) has shareholder equity of at least $1,000,000,000; and (b) an Affiliated Tenant is permitted to enter into a sublease in which such Affiliated Tenant is the sublessee and the sublessor is a third party tenant so long as certain conditions set forth in the Potomac Tower Mortgage Loan documents are satisfied, including, without limitation: (i) the underlying prime lease has been reasonably approved by the lender, (ii) such sublease is on the same economic and other commercial terms as the underlying prime lease with sublessee responsible for its pro rata share of obligations based on the portion of space subleased, (iii) the sublandlord remains liable under its lease as the prime tenant, (iv) the borrower enters into an amendment to the VG Lease, reasonably acceptable to the lender, which provides that, in the event the prime lease terminates or expires, that the premises demised by the sublease will become part of the demised premises under the VG Lease and, if required by the lender, the borrower must deliver a true lease opinion reasonably acceptable to the lender, with respect to such amendment, and (v) the borrower must deliver to the lender a certificate reasonably acceptable to the lender, certifying that the Affiliated Tenant has shareholder equity of at least $1,000,000,000.

“Qualifying Replacement Lease” means a replacement lease reasonably acceptable to the lender, which satisfies certain conditions, including, without limitation: (a) the tenant is the recourse carveout guarantor of the borrower (the “Guarantor”) or an affiliate of Guarantor, (b) if the tenant is not the Guarantor, Guarantor has agreed to guaranty the obligations of the tenant under such lease, (c) all contingencies under such lease (other than actual occupancy) have been satisfied and no outstanding leasing commissions payable or any other landlord obligations remain, (d) there are no termination rights in favor of the tenant under such lease, (e) the replacement lease expires no earlier than the VG Lease, and has a rent per square foot at least equal to or greater than the rent per square foot in the VG Lease, and (f) if required by the lender, the borrower has delivered to the lender a true lease opinion reasonably acceptable to the lender and acceptable the rating agencies, with respect to such Qualifying Replacement Lease.

A-3-28

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

Strategic Investment Management (36,641 SF; 15.2% of NRA; 15.8% of underwritten base rent). Founded in 1987 by former senior investment team members at the World Bank, Strategic Investment Management (“Strategic”) was created to provide investment solutions to other institutional investors who chose not to manage investments internally. Strategic’s founders saw the need for a new firm to help institutions manage growing assets pools in a growing and complicated environment. Strategic currently staffs 34 professionals and acts as an Outsourced Chief Investment Officer (“OCIO”) for 35 discretionary clients, in excess of $28 billion in discretionary assets under management. The firm’s client mix includes pensions, nonprofits, sovereign wealth funds and family assets, with an average client size of approximately $812.8 million. Strategic has leased space at the Potomac Tower Property since August 1992. Strategic’s current lease commenced in September 2020 and expires in March 2034, with one termination option available and one, five year renewal option.

Insight Global (22,811 SF; 9.4% of NRA; 9.7% of underwritten base rent). Insight Global, LLC (“Insight”) was founded as an entrepreneurial start-up in 2001 and has grown exponentially since. Insight acts as more than just a staffing agency, serving as a full-service partner who also offers staff augmentation, professional services and executive search services, among others. Today, Insight has a global reach, specializing in sourcing IT, accounting, finance, healthcare and engineering roles to Fortune 1000 clients across over 70 office locations globally. Aside from staffing, Insight provides culture consulting, DEI training, specialized healthcare staffing and resources and an array of client programs through its professional services division, Evergreen. Insight is ranked as the 5th largest staffing firm in the United States by Staffing Industry Analysts. In 2023, Insight Global generated over $3.7 billion in staffing revenue from the US alone. Insight has occupied its space at the Potomac Tower Property since January 2018 and its lease expires in December 2027, with a termination option available and one, five-year renewal option.

The following table presents certain information relating to the tenancy at the Potomac Tower Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(2)	Tenant SF	Approx % of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration	Renewal Options	Term. Option (Y/N)
Major Tenants
Venture Global	B+/B1/BB-	94,744(4)	39.2%	$6,087,545	39.9%	$66.00(5)	9/30/2034	1 x 5 yr	N
Strategic Investment Management	NR/NR/NR	36,641	15.2%	$2,410,978	15.8%	$65.80	3/31/2034	1 x 5 yr	Y(6)
Insight Global	NR/NR/NR	22,811	9.4%	$1,475,644	9.7%	$64.69	12/31/2027	1 x 5 yr	Y(7)
Consumer Brands Association (GMA)	NR/NR/NR	18,913	7.8%	$1,026,822	6.7%	$54.29	7/31/2034	1 x 5 yr	N
KIMC Inc.	NR/NR/NR	18,898	7.8%	$1,256,717	8.2%	$66.50	4/30/2029	1 x 5 yr	N
Axis Communications, Inc.	NR/NR/NR	16,661	6.9%	$1,049,643	6.9%	$63.00	2/9/2034	1 x 5 yr	Y(8)
Subtotal/Wtd. Avg.		208,668	86.3%	$13,307,348	87.1%	$63.77

Other Tenants		33,042	13.7%	$1,968,426	12.9%	59.57
Occupied Collateral Total		241,710	100.0%	$15,275,774	100.0%	$63.20

Vacant Space		0	0.0%
Total/Wtd. Avg.		241,710	100.0%

(1)	Information based on the underwritten rent roll as of August 8, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	The Annual UW Rent and Annual UW Rent PSF shown above include contractual rent steps through September 2025.
(4)	Venture Global Tenant SF is inclusive of 33,295 SF of sublease space that Venture Global currently leases from three tenants: ESRI, Advantia and Tributary. Venture Global will automatically convert to prime leases on its current sublease space upon the expiration of the ESRI, Advantia and Tributary leases. At the time that each of the respective subleases expire, the rent for the corresponding currently subleased space will be the same as the then escalated Venture Global rent for the existing prime lease suites at that date. The term of the prime lease for all of Venture Global’s premises will be extended through September 2034.
(5)	Venture Global Annual UW Rent PSF represents the rent associated with the original Venture Global lease and not any currently subleased space.
(6)	Strategic Investment Management has the option to terminate its lease effective as of March 31, 2029, upon written notice by no later than December 31, 2027 and the payment of a termination fee in an amount equal to the following unamortized costs (a) the free rent allowance under Strategic’s lease, (b) the difference in rent under Strategic’s current lease and its prior lease, which was terminated in 2020 in connection with the execution of its current lease that commenced in September 2020 that would have been paid between September 1, 2020 and February 28, 2023, (c) any tenant allowances paid to Strategic, and (d) leasing commissions paid by landlord, such costs to be amortized over the period of time between September 1, 2020 and March 31, 2034 (without regard for any exercise of such termination option) at an annual interest rate of 6%.
(7)	Insight has the option to terminate its lease at the end of the 84th month of the lease (i.e., January 2025) if Insight notifies landlord of Insight’s increased space requirements in the building and landlord cannot reasonably accommodate the size and timing of Insight’s increased space requirements within three months of notice, or Insight provides the landlord with reasonably detailed documentation that Insight has been acquired by another entity. Insight must pay the landlord a termination fee in connection the exercise of such termination option in an amount equal to the unamortized brokerage commissions, unamortized leasehold improvement costs, and unamortized incentive allowance that the landlord has paid to the tenant, such costs to be amortized over the lease term at an annual interest rate of 6%.
(8)	Axis Communications, Inc. will have the right, exercisable by written notice to the landlord no later than August 9, 2029, to terminate the lease, effective as of August 9, 2030, subject to a fee of $1,197,062.

A-3-29

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%
The following table presents certain information relating to the lease rollover schedule at the Potomac Tower Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling
MTM/2024	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2025	1	3,250	1.3%	1.3%	$224,055	1.5%	1.5%	$68.94
2026	0	0	0.0%	1.3%	$0	0.0%	1.5%	$0.00
2027	2	31,694	13.1%	14.5%	$1,988,903	13.0%	14.5%	$62.75
2028	1	9,222	3.8%	18.3%	$568,107	3.7%	18.2%	$61.60
2029	1	18,898	7.8%	26.1%	$1,256,717	8.2%	26.4%	$66.50
2030	1	11,687	4.8%	30.9%	$663,004	4.3%	30.8%	$56.73
2031	0	0	0.0%	30.9%	$0	0.0%	30.8%	$0.00
2032	0	0	0.0%	30.9%	$0	0.0%	30.8%	$0.00
2033	0	0	0.0%	30.9%	$0	0.0%	30.8%	$0.00
2034	8	166,959	69.1%	100.0%	$10,574,988	69.2%	100.0%	$63.34
2035 & Thereafter	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Vacant	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	14	241,710	100.0%		$15,275,774	100.0%		$63.20

(1)	Information is based on the underwritten rent roll as of August 8, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

The Market. The Potomac Tower Property is located in Arlington, Virginia, within the Washington-Arlington-Alexandria, DC-VA-MD-WV Metropolitan Statistical Area (“MSA”) and the Rosslyn/Ballston Corridor submarket. According to the appraisal, the MSA contains a total of 3,606,845 employees and a 2.6% unemployment rate. The largest three represented industries are prof/scientific/tech services, public administration and health care/social assistance, which represents a combined 43% of the workforce. The appraisal also concludes that the MSA is forecasted to experience an increase in population and household income. Tenants in Rosslyn include a mix of federal government, association and private-sector tenants. Federal agencies include the US Postal Service, the US State Department, Homeland Security and the Department of Defense. Other companies occupying large spaces in the neighborhood include the Boeing Company, Corporate Executive Board and Raytheon. According to the appraisal, Rosslyn boasts over eight million SF of office space, over 6,600 households, 2,100 hotel rooms, several urban parks and many diverse restaurants. Additionally, the appraisal concludes that growth in the area is expected to occur primarily around metro stations with the Potomac Tower Property located about two blocks southwest of the Rosslyn Metro Station. Other thoroughfares in close proximity to the Potomac Tower Property include I-66, U.S. Route 29 and U.S. Route 50.

According to the appraisal, the Washington D.C. office market consists of approximately 526,073,950 SF of office space and as of the first quarter of 2024, had an occupancy ratio of 83.3%. Furthermore, according to the appraisal, the area has achieved an asking rent of $39.16 per SF, reflecting a small increase over the previous quarter. According to the appraisal, the Potomac Tower Property is located within the Rosslyn office submarket, which consists of approximately 9,984,569 SF of office space and represents approximately 1.9% of the overall market inventory. The submarket recorded no completions for the first quarter of 2024, an occupancy of 76.6% and average asking rent of $42.00 per SF. According to one third-party research report, overall submarket vacancy is largely skewed by lower tier office inventory. There is approximately 2.1 million SF of 1960s-90s vintage product in the Rosslyn submarket, of which many are located further west, therefore lacking views of the Potomac River, and many are without renovation or amenities. Further, many Class B and Class C office buildings may be deemed functionally obsolete with 14 of 17 in the Rosslyn submarket already slated for conversion or development. According to the same third-party research report, tier 1, Class A office buildings in the Rosslyn submarket, totaling approximately 3.9 million SF, see an average vacancy of 9.1%, as compared to 35.8% and 26.1% for tier 2 and tier 3 buildings, respectively.

According to the appraisal, the 2023 population and average household income within a one-, three- and five-mile radius of the Potomac Tower Property was 42,376, 347,895, 822,462 and $174,325, $185,802, and $184,241, respectively. Between 2010 and 2023, the population within a one-, three-, and five-mile radius increased by 18.8%, 17.9%, and 17.9%, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusions for the Potomac Tower Property:

Market Rent Summary
	Floors 6-8	Floors 9-14	Floors 15-20
Market Rent (PSF)	$57.50	$59.00	$63.00
Reimbursement Type	FS (BY)	FS (BY)	FS (BY)
Average Lease Term (Months)	130	130	130
Escalations	2.5% annually	2.5% annually	2.5% annually
Tenant Improvements (New/Renewal)	$100 / $50	$100 / $50	$100 / $50
Leasing Commissions (New/Renewal)	6.0% / 4.0%	6.0% / 4.0%	6.0% / 4.0%

A-3-30

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

The following table presents information relating to comparable sales pertaining to the Potomac Tower Property:

Sales Comparable(1)
Property Name/Location	Year Built/Renovated	Size (SF)	Occupancy	Sale Date	Sale Price	Sale Price (PSF)
Potomac Tower Arlington, VA	1989/2015	241,710(2)	100.0%(2)	Aug-24	$143,000,000	$591.62
Central Place / CEB Tower Arlington, VA	2017/NAP	552,781	97.8%	Feb-24	$339,200,000	$613.62
1776 Wilson Boulevard Arlington, VA	2012/NAP	137,826	87.0%	Oct-22	$59,450,000	$431.34
Commonwealth Tower Arlington, VA	1995/2021	344,533	91.0%	Feb-22	$245,000,000	$711.11
1400 Crystal Arlington, VA	1970/2013	300,822	91.9%	Dec-21	$188,500,000	$626.62

(1)	Information obtained from appraisal.
(2)	Information is based on the underwritten rent roll as of August 8, 2024.

The following table presents certain information relating to the comparable office leases for the Potomac Tower Property:

Comparable Office Properties(1)
Property Name/Location	Year Built/Renovated	Total NRA (SF)	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Term (years)
Potomac Tower Arlington, VA	1989/2015	241,710(2)(3)	Venture Global(2)	94,744(2)	Dec-17(2)	$66.00(2)(4)	16.8(2)(5)
1000 Wilson Boulevard Arlington, VA	1981/NAP	546,368	Raytheon Technologies Corp.	19,089	Oct-23	$55.00	9.9
Central Place / CEB Tower Arlington, VA	2017/NAP	552,781	Shield AI	6,593	Dec-20	$52.00	2.8
1100 Wilson Boulevard Arlington, VA	1985/2002	527,721	Shift 5, Inc.	19,840	Jul-23	$52.00	7.8
1500 Wilson Boulevard Arlington, VA	1971/2014	261,360	DT Global	20,818	Apr-23	$57.00	11.5
Commonwealth Tower Arlington, VA	1995/NAP	344,533	Microsoft	180,000	Nov-20	$52.00	11.5
Arlington Tower Arlington, VA	1980/NAP	388,598	Fletcher, Herald & Hildreth	11,505	Mar-22	$57.00	11.0

(1)	Information obtained from the appraisal.
(2)	Information is based on the underwritten rent roll as of August 8, 2024.
(3)	Includes 33,295 SF of sublease space that Venture Global currently leases from three tenants: ESRI, Advantia and Tributary. Venture Global will convert to prime leases on its current sublease space upon the expiration of the ESRI, Advantia and Tributary leases. At that time, the corresponding sublease rent will be the same as the then escalated Venture Global rent for the existing prime suites at that date. The leases for all premises will be extended through September 2034.
(4)	Rent PSF represents the rent associated with the original Venture Global lease and not any currently subleased space.
(5)	Lease Term (years) represents the lease term associated with the original Venture Global lease.

Appraisal. The appraisal concluded to an “as-is” value for the Potomac Tower Property of $140,000,000 as of June 27, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated May 17, 2024, there was no evidence of any recognized environmental conditions at the Potomac Tower Property.

A-3-31

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Potomac Tower Property:

Cash Flow Analysis
	2021	2022	2023	UW		UW PSF
Rents in Place	$10,344,144	$12,190,864	$13,995,983	$14,989,521(1)		$62.01
Rent Steps(2)	$0	$0	$0	$286,253		$1.18
Gross Potential Rent	$10,344,144	$12,190,864	$13,995,983	$15,275,774		$63.20
CAM	$176,496	$364,385	$408,558	$439,631		$1.82
Gross Potential Income	$10,520,640	$12,555,249	$14,404,541	$15,715,405		$65.02
Parking	$486,863	$764,957	$956,444	$993,894		$4.11
Other Income	$74,256	$31,476	$56,517	$37,579		$0.16
(Vacancy & Credit Loss)	$0	$0	$0	($1,733,302)		($7.17)
Effective Gross Income	$11,081,759	$13,351,683	$15,417,502	$15,013,576		$62.11

Real Estate Taxes	$1,539,961	$1,580,229	$1,706,270	$1,609,700		$6.66
Insurance	$84,880	$82,180	$101,940	$254,892		$1.05
Management Fee	$337,015	$406,467	$417,518	$450,407		$1.86
Other Operating Expenses	$2,560,586	$2,708,737	$2,727,486	$2,708,646		$11.21
Total Expenses	$4,522,442	$4,777,613	$4,953,214	$5,023,645		$20.78

Net Operating Income	$6,559,318	$8,574,070	$10,464,288	$9,989,931		$41.33
Replacement Reserves	$0	$0	$0	$48,342		$0.20
TI/LC	$0	$0	$0	$362,565		$1.50
Net Cash Flow	$6,559,318	$8,574,070	$10,464,288	$9,579,024		$39.63

Occupancy %	93.5%	97.7%	100.0%	89.7%	(3)
NOI DSCR	1.01x	1.32x	1.62x	1.54x
NCF DSCR	1.01x	1.32x	1.62x	1.48x
NOI Debt Yield	7.8%	10.2%	12.5%	11.9%
NCF Debt Yield	7.8%	10.2%	12.5%	11.4%

(1)	Venture Global is currently subleasing 33,295 SF of space from three tenants: ESRI, Advantia and Tributary. Venture Global will automatically convert to prime leases on its current sublease space upon the expiration of the ESRI, Advantia and Tributary leases. At the time that each of the respective subleases expire, the rent for the corresponding currently subleased space will be the same as the then escalated Venture Global rent for the existing prime lease suites at that date. The term of the prime lease for all Venture Global’s premises will be extended through September 2034.
(2)	UW Rent Steps shown above includes contractual rent steps through September 2025.
(3)	The underwritten economic vacancy is 10.35%. The Potomac Tower Property was 100.0% leased as of August 8, 2024.

Escrows and Reserves.

Real Estate Taxes – On the loan origination date, the borrower was required to make an upfront deposit of $804,850 into a reserve for real estate taxes. In addition, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the real estate taxes that the mortgage lender estimates will be payable during the next twelve months (initially estimated to be $134,142).

Insurance – The borrower is required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12th of the insurance premiums that the mortgage lender estimates will be payable for the renewal of the insurance coverage; provided, however, that such monthly reserves for insurance premiums will not be required so long as (i) no event of default has occurred and is continuing and (ii) the insurance coverage for the Potomac Tower Property is included in a blanket policy approved by the lender in its reasonable discretion.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to $6,005.

Rollover Reserve – The borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $30,214, as well as any lease termination fees or other payments received by the borrower in connection with the termination of any lease at the Potomac Tower Property in excess of $250,000.

Free Rent Reserve – On the loan origination date, the borrower was required to make an upfront deposit of $130,659 into a reserve for free rent, associated with three months of concessions for the FD Stonewater tenant.

A-3-32

Office – CBD	Loan #3	Cut-off Date Balance:	$84,000,000
1001 North 19th Street	Potomac Tower	Cut-off Date LTV:	60.0%
Arlington, VA 22209		UW NCF DSCR:	1.48x
		UW NOI Debt Yield:	11.9%

Lockbox and Cash Management. The Potomac Tower Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received into such lockbox account within two business day after receipt. If no Cash Sweep Event (as defined below) is continuing, all funds in the lockbox account will be swept each business day to the borrower’s operating account. During the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account and applied in accordance with the Potomac Tower Mortgage Loan documents. During the continuance of a Cash Sweep Period, any excess cash is required to be deposited into an excess cash flow reserve account to be held as additional security for the Potomac Tower Mortgage Loan in accordance with the Potomac Tower Mortgage Loan documents. During the continuance of an event of default or a bankruptcy trigger event, all funds in the cash management account may be applied by the lender in such order and priority as the lender determines. Upon payment in full of the debt, all sums remaining on deposit in the excess cash flow reserve account will be disbursed to the borrower.

A “Cash Sweep Event” means the period commencing upon the occurrence of (i) an event of default, (ii) a bankruptcy action of the borrower, (iii) the debt service coverage ratio falling below 1.30x for one calendar quarter based on the trailing three month period immediately preceding the date of such determination, or (iv) the commencement of a Lease Sweep Period (as defined below). A Cash Sweep Event will be cured with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and the lender may reject or accept in its sole and absolute discretion), with respect to clause (iii) above, upon the achievement of a debt service coverage ratio of 1.30x or greater for one calendar quarter based upon the trailing three month period (annualized) immediately preceding the date of determination, with respect to clause (iv) above, upon the end of such Lease Sweep Period, provided, however, no event of default has occurred and is continuing. In no event is the borrower entitled to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

A “Lease Sweep Period” means the period (a) commencing on the first day following the occurrence of any of the following (i) the date that is 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of (i) the Venture Global lease or (ii) any replacement lease, either individually, or when taken together with any other lease with the same tenant or its affiliates, covers more than 20% of the net rentable area of the Potomac Tower Property ((i) or (ii), each a “Lease Sweep Lease”), (ii) the date any tenant under a Lease Sweep Lease subleases more than 30% in the aggregate of the space demised under the applicable Lease Sweep Lease (the “Lease Sweep Space”) at the Potomac Tower Property, (iii) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or property manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate such Lease Sweep Lease (or any material portion thereof prior to its then current expiration date), (iv) the date that any tenant under a Lease Sweep Lease publicly announces its intent to surrender, cancel or terminate such Lease Sweep Lease (or any material portion thereof prior to its then current expiration date), (v) the date that any tenant under a Lease Sweep Lease discontinues its business (i.e., “goes dark”), vacates or abandons more than 30% in the aggregate of the Lease Sweep Space at the Potomac Tower Property (other than in connection with an ongoing force majeure for a period not to exceed 90 days), (vi) the occurrence of a Lease Sweep Lease tenant insolvency proceeding, (vii) the date that any tenant, or any guarantor of a tenant, under a Lease Sweep Lease makes a disclosure in any Form 10-Q or Form 10-K, or otherwise makes a public announcement or disclosure, that such tenant (or its guarantor or parent entity) doubts it will continue operating as a going concern, and (b) ending upon the first to occur of the following: (i) in the case of clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi) or (a)(vii) above, the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more qualified leases and the borrower has satisfied the occupancy conditions with respect to each such qualified lease in accordance with the Potomac Tower Mortgage Loan documents, or (ii) in the case of clause (a)(vi) above, either (a) the applicable Lease Sweep Lease tenant insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender (and the applicable Lease Sweep Lease tenant has delivered an estoppel acceptable to the lender confirming the same) or (b) the applicable Lease Sweep Lease has been assumed and assigned to a third party in a manner reasonably satisfactory to the lender (and such third party has delivered an estoppel acceptable to the lender confirming the same).

Terrorism Insurance. The borrower is required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 18 months plus a 6-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-33

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

A-3-34

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

San Francisco International Airport
San Francisco 15 miles
San Francisco Bay
Millbrae
Burlingame
Bayshore Fwy
San Mateo Bridge
San Mateo
Hillsborough
SAN MATEO COUNTY
Foster City
Redwood Shores
Bair Island
Belmont
San Carlos Airport
Redwood City
San Carlos
San Jose 25 miles
Lower Crystal Springs Reservoir
San Francisco State Fish and Game Refuge
Upper Crystal Springs Reservoir
Junipero Serra Fwy
El Camino Real

Somerville
CAMBRIDGE
Harvard University
Harvard Square
Harvard Business School
Central Square
Inman Square
Massachusetts Institute of Technology
Allston
Charles River
Back Bay
Brookline
BOSTON
Boston University
Mass Pike
Northeastern University
Fenway Park

Torrey Pines State Reserve
National University
Los Peñasquitos Canyon Preserve
Sorrento Valley
Torrey Pines
SAN DIEGO
Pacific Ocean
University of California San Diego
Scripps Institute of Oceanography
Birch Aquarium
University City
La Jolla
Hidden Valley
Soledad Natural Park
Rose Canyon Open Space
San Clemente Park
SAN DIEGO COUNTY
USMC Air Station Miramar
Jacob Dekema Fwy
San Diego Fwy
Soledad Fwy
Eastgate Mall
La Jolla Village Dr
Miramar Rd

BioMed 2024 Portfolio 2

1	200 Sidney	Cambridge, MA
2	Lincoln Centre	Foster City, CA
3	40 Erie Street	Cambridge, MA
4	4570 Executive Drive	San Diego, CA
5	9360-9390 Towne Centre Drive	San Diego, CA
6	21 Erie Street	Cambridge, MA
7	47 Erie Street Parking Structure	Cambridge, MA
8	Eastgate Mall	San Diego, CA

A-3-35

Mortgage Loan No. 4 – BioMed 2024 Portfolio 2

Mortgage Loan Information				Property Information
Mortgage Loan Sellers:	JPMCB/WFB			Single Asset/Portfolio:	Portfolio
				Location(6):	Various
Original Balance(1):	$80,000,000			General Property Type(6):	Various
Cut-off Date Balance(1):	$80,000,000			Detailed Property Type(6):	Various
% of Initial Pool Balance:	8.8%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated(6):	Various / Various
Borrower Sponsor:	BioMed Realty, L.P.			Size(7):	995,458 SF
Guarantor:	BRE Edison L.P.			Cut-off Date Balance Per SF(1)(8):	$552
Mortgage Rate(2):	5.487598090042950%			Maturity Date Balance Per SF(1)(8):	$552
Note Date:	8/9/2024			Property Managers:	BioMed Realty LLC and Pro Park, LLC
Maturity Date:	8/9/2029
Term to Maturity:	60 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI(9):	$72,082,166
IO Period:	60 months			UW NCF:	$71,517,523
Seasoning:	0 months			UW NOI Debt Yield(1):	13.1%
Prepayment Provisions(3):	YM0.5%(24),DorYM0.5%(29),O(7)			UW NCF Debt Yield(1):	13.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	13.1%
Additional Debt Type(1):	Pari Passu / Subordinate			UW NCF DSCR(1):	2.34x
Additional Debt Balance(1):	$469,894,737 / $166,842,106			Most Recent NOI(9):	$60,248,205 (3/31/2024 TTM)
Future Debt Permitted (Type):	Yes (Mezzanine)			2nd Most Recent NOI:	$59,155,334 (12/31/2023)
				3rd Most Recent NOI:	$58,687,190 (12/31/2022)
				Most Recent Occupancy:	93.8% (Various)
Reserves(4)				2nd Most Recent Occupancy:	98.8% (12/31/2023)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	100.0% (12/31/2022)
RE Taxes:	$0	Springing	NAP	Appraised Value (as of)(10):	$1,098,200,000 (Various)
Insurance:	$0	Springing	NAP	Appraised Value PSF(11):	$1,075
Rollover Reserve:	$0	Springing	(5)	Cut-off Date LTV Ratio(1):	50.1%
Unfunded Obligations Reserve:	$3,569,740	$0	NAP	Maturity Date LTV Ratio(1):	50.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$549,894,737	64.0%	Loan Payoff:	$845,920,651	98.5%
Subordinate Debt:	$166,842,106	19.4%	Closing Costs:	$9,648,775	1.1%
Borrower Sponsor Equity:	$142,402,323	16.6%	Upfront Reserves:	$3,569,740	0.4%
Total Sources:	$859,139,166	100.0%	Total Uses:	$859,139,166	100.0%

(1)	The BioMed 2024 Portfolio 2 Mortgage Loan (as defined below) is part of the BioMed 2024 Portfolio 2 Whole Loan (as defined below), which is comprised of eight pari passu senior promissory notes and four junior promissory notes, with an aggregate original principal balance and Cut-off Date Balance of $716,736,843. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the principal balance of the BioMed 2024 Portfolio 2 Senior Notes (as defined below). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the BioMed 2024 Portfolio 2 Whole Loan are $720, $720, 10.1%, 10.0%, 10.1%, 1.67x, 65.3% and 65.3%, respectively.
(2)	Mortgage Rate represents the Weighted Average Interest Rate of component A and component B of the BioMed 2024 Portfolio 2 Whole Loan. Component A has an interest rate of 5.4313179% per annum and Component B has an interest rate of 5.9172279% per annum. The Mortgage Rate does not include the weighted average interest rate of component C and component D applicable to the BioMed 2024 Portflio Junior Notes. See the definition of “Weighted Average Interest Rate” set forth under “Description of the Mortgage Pool—Definitions” in the prospectus. The Interest Rate of the BioMed 2024 Portfolio 2 Whole Loan may change if any of the individual Mortgaged Property securing the BioMed 2024 Portfolio 2 Whole Loan is released and any portion of any of the Mortgage Loan Components is paid down in accordance with the related Whole Loan documents. See “Release of Properties” below for additional information related to permitted partial release.
(3)	Defeasance of the BioMed 2024 Portfolio 2 Whole Loan is permitted at any time after the date that is the earliest to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 9, 2027. The assumed defeasance lockout period of 24 payments is based on the anticipated closing date of the BANK5 2024-5YR9 securitization trust in August 2024. The actual defeasance lockout period may be longer.
(4)	See “Escrows and Reserves” section below.
(5)	The Rollover Reserve is capped at an amount equal to the aggregate square footage (excluding the rentable square footage attributable to the 47 Erie Street Parking Structure property) multiplied by $1.
(6)	See “Portfolio Summary” section below.
(7)	The BioMed 2024 Portfolio 2 Properties are inclusive of 447 parking stalls located at the 47 Erie Street Parking Structure property.
(8)	Cut-off Date Balance Per SF and Maturity Date Balance Per SF exclude the 447 parking stalls located at the 47 Erie Street Parking Structure property.
(9)	Increase in UW NOI compared to Most Recent NOI is primarily attributable to (i) rent increases through May 31, 2025 and (ii) straight line rent credit for investment grade tenants.
(10)	The appraisals were completed on various dates between April 22, 2024 and April 30, 2024.
(11)	Appraised Value PSF excludes the value of the 47 Erie Street Parking Structure property as there is not attributable square feet.

A-3-36

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

The Mortgage Loan. The fourth largest mortgage loan is part of a whole loan with an aggregate outstanding balance of $716,736,843 (the “BioMed 2024 Portfolio 2 Whole Loan”) and is comprised of (i) eight pari passu senior notes with an aggregate outstanding balance of $549,894,737 (collectively the “BioMed 2024 Portfolio 2 Senior Notes”) and (ii) four junior notes with an outstanding balance of $166,842,106 (the “BioMed 2024 Portfolio 2 Junior Notes”). Among the BioMed 2024 Portfolio 2 Senior Notes are the non-controlling Notes A-6 and A-8, with an aggregate initial principal balance of $80,000,000, which will be contributed to the BANK5 2024-5YR9 securitization trust. The BioMed 2024 Portfolio 2 Junior Notes are generally subordinate in right of payment to the BioMed 2024 Portfolio 2 Senior Notes. The BioMed 2024 Portfolio 2 Whole Loan was co-originated by JPMorgan Chase Bank, National Association, Citi Real Estate Funding Inc. (“CREFI”), Goldman Sachs Bank USA (“GS BANK”) and Wells Fargo Bank, National Association (“WFB”) on August 9, 2024. The BioMed 2024 Portfolio 2 Whole Loan is secured by a first priority fee mortgage encumbering a portfolio of seven life science lab/office properties and one parking garage, totaling 995,458 square feet and 447 parking stalls located across California and Massachusetts (collectively, the “BioMed 2024 Portfolio 2 Properties”, and individually, a “BioMed 2024 Portfolio 2 Property”).

The promissory notes comprising the BioMed 2024 Portfolio 2 Whole Loan are summarized in the below table. The BioMed 2024 Portfolio 2 Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BX 2024-BIO2 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

BioMed 2024 Portfolio 2 Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$139,957,896	$139,957,896	BX 2024-BIO2	Yes
A-2	$69,978,947	$69,978,947	BX 2024-BIO2	No
A-3	$69,978,947	$69,978,947	BX 2024-BIO2	No
A-4	$69,978,947	$69,978,947	BX 2024-BIO2	No
A-5	$80,000,000	$80,000,000	CREFI(1)	No
A-6	$40,000,000	$40,000,000	BANK5 2024-5YR9	No
A-7	$40,000,000	$40,000,000	GS Bank(1)	No
A-8	$40,000,000	$40,000,000	BANK5 2024-5YR9	No
Total Senior Notes	$549,894,737	$549,894,737
B-1(2)	$66,736,843	$66,736,843	BX 2024-BIO2	No
B-2(2)	$33,368,421	$33,368,421	BX 2024-BIO2	No
B-3(2)	$33,368,421	$33,368,421	BX 2024-BIO2	No
B-4(2)	$33,368,421	$33,368,421	BX 2024-BIO2	No
Total Junior Notes	$166,842,106	$166,842,106
Whole Loan	$716,736,843	$716,736,843

(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.
(2)	The BioMed 2024 Portfolio 2 Junior Notes will be subordinate in right of payment to the BioMed 2024 Portfolio 2 Senior Notes.

The Borrowers and the Borrower Sponsor. The borrowers are BMR-21 Erie Street LLC, BMR-Lincoln Centre LP, BMR-Sidney Research Campus LLC and BRE-BMR Campus at Towne Centre LP, each a special purpose entity indirectly owned and controlled by BioMed Realty, L.P. (the “Borrower Sponsor”). The non-recourse carveout guarantor for the BioMed 2024 Portfolio 2 Whole Loan is BRE Edison L.P. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with origination of the BioMed 2024 Portfolio 2 Whole Loan.

The Borrower Sponsor, a Blackstone portfolio company, is a leading provider of real estate solutions to the life science and technology industries. The Borrower Sponsor owns and operates high quality life science real estate comprising 16.1 million square feet concentrated in leading innovation markets throughout the United States and United Kingdom, including Boston/Cambridge, San Francisco, San Diego, Seattle, Boulder and Cambridge, U.K. In addition, the Borrower Sponsor maintains a premier development platform with 2.7 million square feet of Class A properties in active construction, to meet the growing demand of the life science industry.

The Properties. The BioMed 2024 Portfolio 2 Properties are comprised of eight properties totaling approximately 995,458 square feet and 447 parking stalls, including seven lab/office properties and one parking garage property. Geographically, the BioMed 2024 Portfolio 2 Properties span two states and three key life science submarkets: Mid Cambridge, Boston (four properties, 58.8% of UW NOI), Peninsula, San Francisco (one property, 21.5% of UW NOI), and University Towne Center, San Diego (3 properties, 19.7% of UW NOI).

As of the underwritten rent roll dated April 12, 2024, the BioMed 2024 Portfolio 2 Properties are 93.8% leased to 14 individual tenants, with a weighted average remaining lease term of 5.9 years. Tenancy across the BioMed 2024 Portfolio 2 Properties is generally comprised of biotech and life science companies including a mix of publicly traded, investment grade rated and privately held companies. Approximately 48.2% of the BioMed 2024 Portfolio 2 Properties NRA is leased to investment-grade tenants, with the largest tenant, Illumina, Inc. (rated Baa3/BBB/BBB by Moody’s/S&P/Fitch), representing 20.8% of underwritten rent. Several of the BioMed 2024 Portfolio 2 Properties serve as mission critical research and development facilities for the underlying tenancy as certain properties serve as domestic headquarters for companies such as Intellia Therapeutics, Inc. and Poseida Therapeutics, Inc.

Additionally, the BioMed 2024 Portfolio 2 Properties benefit from their rollover profile as evidenced by only 26.7% of NRA and 36.4% of underwritten rent expiring during the term of the BioMed 2024 Portfolio 2 Whole Loan. No greater than 9.9% of Portfolio NRA or 15.3% of underwritten rent is subject to roll during any single year during the term of the BioMed 2024 Portfolio 2 Whole Loan. Additionally, 36.2% of the BioMed 2024 Portfolio 2 Properties’ NRA is comprised of leases expiring in 2033. More importantly, among those tenants rolling during the term of the BioMed 2024 Portfolio 2 Whole Loan, UW rent is on average approximately 12.0% below the appraiser concluded market rents, offering potential mark-to-market opportunity.

A-3-37

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

The BioMed 2024 Portfolio 2 Properties are further categorized into three groups: (i) two properties included in the LIFE 2021-BMR securitization transaction (the “BMR Same-Store Properties”), (ii) three properties included in the DBGS 2018-BIOD securitization transaction (the “BIOD Same-Store Properties”), and (iii) three properties currently encumbered with balance sheet financing. Since the closing of the LIFE 2021-BMR securitization transaction, the BMR Same-Store Properties have achieved UW NOI growth of approximately 42.7%. Similarly, the BIOD Same-Store Properties have achieved UW NOI growth of approximately 27.7% since the DBGS 2018-BIOD securitization transaction.

The following table presents a portfolio summary with respect to the BioMed 2024 Portfolio 2 Mortgage Loan.

Portfolio Summary
Property Name	City, State	Property Sub-Type	Year Built / Year Renovated	NRA(1)	% of Portfolio NRA(1)	Leased %(1)	Wtd. Avg. Remaining Lease Term (Yrs)(1)	UW NOI ($MM)(1)	% of Portfolio UW NOI(1)
200 Sidney	Cambridge, MA	Lab/Office	2000 / 2016	188,616	18.9%	100.0%	4.9	$24.3	33.7%
Lincoln Centre	Foster City, CA	Lab/Office	2017 / NAP	360,000	36.2%	100.0%	8.8	$15.5	21.5%
40 Erie Street	Cambridge, MA	Lab/Office	1996 / 2015	106,638	10.7%	100.0%	2.5	$10.6	14.7%
4570 Executive Drive	San Diego, CA	Lab/Office	2000 / 2019	125,550	12.6%	91.6%	1.7	$8.4	11.6%
21 Erie Street	Cambridge, MA	Lab/Office	1925 / 2018	51,914	5.2%	100.0%	6.3	$5.3	7.4%
9360-9390 Towne Centre Drive	San Diego, CA	Lab/Office	1990 / 2020	147,577	14.8%	65.6%(2)	5.6	$4.9	6.8%
47 Erie Street Parking Structure	Cambridge, MA	Parking Garage	1997 / NAP	NAP	NAP	NAP	NAP	$2.2	3.0%
Eastgate Mall	San Diego, CA	Lab/Office	1989 / 2020	15,163	1.5%	100.0%	5.4	$0.9	1.2%
Total/Wtd. Avg.				995,458	100.0%	93.8%	5.9	$72.1	100.0%

(1)	Information is based on the underwritten rent roll as of April 12, 2024.
(2)	Biosplice Therapeutics, Inc. currently leases 76,172 SF at 9360-9390 Towne Centre Drive and subleases 25,391 SF to BioMed Realty, L.P. The remaining 50,781 square feet of non-subleased space was not being utilized by Biosplice Therapeutics, Inc. at the time or origination and, therefore, the lender underwriting considers this 50,781 square feet to be vacant.

Major Tenants.

Illumina, Inc. (“Illumina”) (Baa3/BBB/BBB by Moody’s/S&P/Fitch; 360,000 square feet; 36.2% of NRA; 20.8% of underwritten rent) (NASDAQ: ILMN) is considered a global leader in sequencing and array-based solutions for genetic and genomic analysis with products servicing customers across several markets. Illumina’s customers include leading genomic research centers, academic institutions, government laboratories and hospitals, as well as pharmaceutical, biotechnology, commercial molecular diagnostic laboratories and consumer genomics companies. Illumina’s leases expire in January 2033 and November 2033.

Illumina subleases a total of 133,800 square feet to three distinct sub-tenants at the Lincoln Center property. The weighted average sub-lease rent represents a premium to the in-place contractual rent under the Illumina lease. The lender underwriting is reflective of the in-place contractual rent under the Illumina prime lease. Though not accounted for in the lender underwriting, this premium in sublease rents underscores the strong demand and robust market conditions in the area, as well as a significant mark-to-market opportunity.

AbbVie Inc. (“AbbVie”) (A3/A-/NR by Moody’s/S&P/Fitch; 119,980 square feet; 12.1% of NRA) (NYSE: AABV) is a global, research-based pharmaceutical company with products across immunology, oncology, aesthetics, neuroscience and eye care. AbbVie serves patients in over 175 countries and provides treatments for over 75 conditions. AbbVie employed approximately 50,000 employees in over 70 countries as of January 31, 2024. AbbVie leases 57,850 square feet with a lease expiration of July 2028 and 62,130 square feet with a lease expiration of October 2029. A portion of the space leased through October 2029 was a recent extension by AbbVie.

Seres Therapeutics, Inc. (“Seres Therapeutics”) (68,636 square feet; 6.9% of NRA; 13.1% of underwritten rent) (NASDAQ: MCRB) operates as a microbiome therapeutics platform company that focuses on developing biological drugs designed to treat disease by modulating the microbiome to restore health and repair the function of a disrupted microbiome to a non-disease state. Seres Therapeutics’ first drug VOWST was approved by the U.S. Food and Drug Administration to prevent Clostridioides difficile infection. Seres Therapeutics current lease expires in January 2030.

A-3-38

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

The following table presents certain information relating to the tenancy at the BioMed 2024 Portfolio 2 Properties:

Tenant Summary(1)(2)(3)
Tenant Name	Property	Credit Rating (Moody’s/ S&P/Fitch)(4)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Annual UW Rent	Annual UW Rent PSF	Lease Exp.(5)
Major Tenants
Illumina	Lincoln Centre	Baa3/BBB/BBB	360,000	36.2%	$13,694,400	20.8%	$38.04	1/15/2033
AbbVie	200 Sidney	A3/A-/NR	119,980	12.1%	NAV	NAV	NAV	7/31/2028
Seres Therapeutics	200 Sidney	NR/NR/NR	68,636	6.9%	$8,624,800	13.1%	$125.66	1/13/2030
Intellia Therapeutics, Inc.	40 Erie Street	NR/NR/NR	65,319	6.6%	$5,626,579	8.5%	$86.14	9/30/2026
MIL 21E, LLC	21 Erie Street	NR/NR/NR	51,914	5.2%	$5,081,861	7.7%	$97.89	11/30/2030
Poseida Therapeutics, Inc.	Various(6)	NR/NR/NR	86,568	8.7%	$4,858,415	7.4%	$56.12	12/31/2029
Human Longevity, Inc.	4570 Executive Drive	NR/NR/NR	48,049	4.8%	$3,882,840	5.9%	$80.81	9/12/2025
BioMed Realty, L.P.	4570 Executive Drive	NR/NR/NR	49,912	5.0%	$2,696,246	4.1%	$54.02	6/22/2025
Subtotal/Wtd. Avg.			850,378	85.4%

Other Tenants(7)			83,716(8)	8.4%(8)	NAV	NAV	NAV
Subtotal/Wtd. Avg.			934,094	93.8%	$65,911,829	100.0%	$70.56

Vacant Space			61,364	6.2%
Total/Wtd. Avg.			995,458	100.0%

(1)	Information is based on the underwritten rent roll as of April 12, 2024, inclusive of rent steps through May 31, 2025.
(2)	Certain tenants reflected in the chart above, although paying rent, are not in occupancy with respect to all or a portion of their leased space and in those cases such space is currently “dark”, and/or have the option to terminate all or a portion of their leased space prior to the lease expiration date. See “RISK FACTORS—Certain Tenants Have the Right to Terminate Their Leases or Go “Dark” at Any Time” and “Description of the Mortgage Pool-Mortgage Pool Characteristics-Tenant Issues-Lease Expirations and Terminations” in the prospectus for more information regarding the foregoing and related tenant issues.
(3)	Certain tenants reflected in the chart above may sublease square feet with respect to all or a portion of their leased space. See “RISK FACTORS—Certain Tenants Have the Right to Terminate Their Leases or Go “Dark” at Any Time” and “Description of the Mortgage Pool-Mortgage Pool Characteristics-Tenant Issues-Other” in the prospectus for more information regarding the foregoing and related tenant issues. Human Longevity, Inc. subleases 25,394 square feet at the 4570 Executive Drive property to Neogenomics at a rental rate of $64.56 per square foot NNN.
(4)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(5)	For tenants with multiple leases throughout the BioMed 2024 Portfolio 2 Properties, the Lease Exp. shown represents the earliest expiration.
(6)	Poseida Therapeutics, Inc. occupies approximately 71,405 square feet at 9360-9390 Towne Centre Drive and approximately 15,163 square feet at Eastgate Mall.
(7)	Other Tenant SF is inclusive of 25,391 square feet subleased to BioMed Realty, L.P. by Biosplice Therapeutics, Inc. Biosplice Therapeutics, Inc. currently leases 76,172 SF at 9360-9390 Towne Centre Drive but at the time of origination, was not utilizing the non-subleased space (50,781 square feet). For underwriting purposes, the lender has treated the non-subleased space as vacant.
(8)	Includes Biosplice Therapeutics, Inc., which subleases 25,391 square feet at 9360-9390 Towne Centre Drive to BioMed Realty, L.P. at a rental rate of approximately $56.37 per square foot NNN.

The following table presents certain information relating to the lease rollover schedule at the BioMed 2024 Portfolio 2 Properties:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2024	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2025	3	98,435	9.9%	9.9%	$7,190,219	10.9%	10.9%	$73.05
2026	3	82,325	8.3%	18.2%	$6,774,994	10.3%	21.2%	$82.30
2027	0	0	0.0%	18.2%	$0	0.0%	21.2%	$0.00
2028	2	84,656	8.5%	26.7%	$10,055,763	15.3%	36.4%	$118.78
2029	3	149,304	15.0%	41.7%	$11,972,980	18.2%	54.6%	$80.19
2030	4	159,374	16.0%	57.7%	$16,223,473	24.6%	79.2%	$101.79
2031	0	0	0.0%	57.7%	$0	0.0%	79.2%	$0.00
2032	0	0	0.0%	57.7%	$0	0.0%	79.2%	$0.00
2033	2	360,000	36.2%	93.8%	$13,694,400	20.8%	100.0%	$38.04
2034 & Thereafter	0	0	0.0%	93.8%	$0	0.0%	100.0%	$0.00
Vacant	0	61,364	6.2%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	17	995,458	100.0%		$65,911,829	100.0%		$66.21

(1)	Information is based on the underwritten rent roll as of April 12, 2024, inclusive of contractual rent steps through May 31, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the lease rollover schedule.

A-3-39

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

The Markets.

Boston – Cambridge Market. Four properties, comprising a total of 347,168 square feet and 447 parking stalls, are located in the Boston – Cambridge life science market, contributing approximately $42.4 million (approximately 58.8%) of UW NOI. The Boston – Cambridge life science market includes the largest property in the BioMed 2024 Portfolio 2 Whole Loan, 200 Sidney (33.7% of UW NOI), which is 100.0% leased to AbbVie Inc. (rated A3/A-/NR by Moody’s/S&P/Fitch, 63.6% of the property’s NRA) and Seres Therapeutics, Inc. (36.4% of the property’s NRA).

The Boston - Cambridge market has been considered one of the most innovative life science cities in the world according to a third-party market report. Cambridge has provided leading healthcare and biotechnology firms with supportive infrastructure, access to top academic institutions, state-of-the-art laboratories and funding from leading venture capital firms. The life science corridor within the greater Boston area is home to over 500 companies, including some of the largest biopharmaceutical companies in the world. In 2023, biopharma companies with headquarters in Massachusetts received approximately $7.7 billion in venture capital funding, which is an increase from the pre-COVID-19 pandemic amount of $5.5 billion. The 2023 venture capital funding for biopharma companies with headquarters in Massachusetts represented approximately 31% of all national venture capital investments, an increase from the 2022 total of approximately 25%. Across Massachusetts, nearly 2,000 drugs are in the development pipeline, and over 800 drugs are in stages of clinical trials, which represents 14.9% of the national pipeline (second only to California). Access to talent differentiates the Boston market. With over 80 colleges and universities nearby, the Boston market represents the largest concentration of college students in the nation. Boston is also home to 22 world-renowned hospitals and some of the top medical schools in the country, including Harvard Medical School, Tufts University School of Medicine and Boston University Chobanian & Avedisian School of Medicine. In the first quarter of 2024, triple-net market rents within the East and Mid Cambridge submarket were reported at $110.20 per square foot. Due to the lack of available and developable land, the vacancy rates within the East and Mid Cambridge submarket remain low as the submarket appears insulated from new supply.

San Francisco Market. Located within the San Francisco life science market, the Lincoln Centre property comprises a total of 360,000 square feet and contributes approximately $15.5 million (approximately 21.5%) of UW NOI.

Centrally located in the San Francisco Peninsula submarket, the Lincoln Centre property provides access to leading biotech clusters and research institutions in the Bay Area. According to a third-party market report, San Francisco is the second largest life science market in the United States and encompasses approximately 36 million square feet of lab space. The Bay Area is considered the “birthplace of biotechnology.” In 1976, Genetech, the world’s first biotech company, was founded in San Francisco. The Bay Area has since been home to one of the largest biotech clusters in the world as it comprises over 250 companies and features a workforce developed from top academic institutions nearby. The largest companies in the life science industry, including Roche (Genentech), Gilead, Illumina, Merck, Amgen, Abbott and the life science arm of Google (Verily), have established a presence in the Bay Area. The San Francisco life science market features one of the densest concentrations of qualified life science professionals and has benefitted from the research, innovation, and talent pool from nearby universities with life science incubators, such as Stanford, UC San Francisco, and UC Berkeley. As of the fourth quarter of 2023, the monthly average asking rents in the Bay Area life science market remain near all-time highs. As of the second quarter of 2023, life science companies in the San Francisco Bay Area life science market employed over 116,000. Biotech venture capital funding in the Bay Area market increased in the fourth quarter of 2023, recording $2.06 billion in capital raised, which is an increase from the $1.91 billion in the third quarter of 2023 and $2.01 billion in the fourth quarter of 2022.

San Diego Market. Three properties within the BioMed 2024 Portfolio 2 Mortgage Loan are located in the San Diego life science market, comprising a total of 288,290 square feet and contributing approximately $14.2 million (approximately 19.7%) of UW NOI.

According to a third-party market report, the San Diego life science market, often referred to as “Biotech Beach,” is recognized as one of the leading life science markets globally. As the third largest biotech cluster in the United States, the San Diego market has been a focus of major life science REITs and real estate investment due to its research institutions and investment activity from venture capital. The San Diego life science cluster is anchored by UC San Diego and the Scripps Research Institute, among other research institutes. The life science industry remains a cornerstone of San Diego’s economic landscape as the industry employs over 77,000 individuals across over 2,000 companies. The San Diego market’s demand for life science facilities, along with the lack of available space and rising constructions costs, has led to several office and flex conversion plans in order to repurpose properties into life science space. In March 2024, Pfizer signed a 15-year, approximately 230,000 SF lease for its oncology division at a complex along the San Diego coast. Pfizer’s lease marks the largest life science lease in 2024 and the lease is more than twice the size of 2023’s largest lease in the San Diego life science market. Since 2019, San Diego has received at least $1 billion in NIH funding per year. In 2022, San Diego received a record $1.2 billion.

A-3-40

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

The following table presents certain market rent conclusions for the BioMed 2024 Portfolio 2 Properties:

Market Rent Conclusions(1)
Property	Appraiser Concluded Market Rent	UW Rent PSF(2)	Delta
200 Sidney	$115.00	$121.13	5.3%
Lincoln Centre	$75.00	$38.04	-49.3%
40 Erie Street	$110.00	$96.32	-12.4%
4570 Executive Drive	$79.20	$67.21	-15.1%
21 Erie Street	$105.00	$97.89	-6.8%
9360-9390 Towne Centre Drive	$78.00	$56.05	-28.1%
Eastgate Mall	$78.00	$57.00	-26.9%
Wtd. Avg.(3)	$97.41	$85.69	-12.0%

(1)	Information obtained from the appraisal.
(2)	Based on the underwritten rent roll as of April 12, 2024, inclusive of contractual rent increases through May 31, 2025.
(3)	Wtd. Avg. is calculated based on UW rent of the respective property.

Appraisals. The appraisals concluded an aggregate “as-is” value of $1,098,200,000 as of various dates in April 2024, which reflects the aggregate as-is appraised value of the individual BioMed 2024 Portfolio 2 Properties, exclusive of any portfolio premium.

Environmental Matters. According to the Phase I environmental site assessments, as of various dates in April 2024, there was no evidence of any recognized environmental l conditions at the BioMed 2024 Portfolio 2 Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the BioMed 2024 Portfolio 2 Properties:

Cash Flow Analysis(1)
	2021(2)	2022(2)	2023(2)	TTM 3/31/2024(2)	Lender UW(3)	UW PSF
Base Rent	$53,692,596	$56,896,650	$57,041,567	$58,184,829	$62,811,907	$63.10
Rent Steps	$0	$0	$0	$0	$3,099,922	$3.11
Credit Tenant Rent Steps	$0	$0	$0	$0	$2,861,326	$2.87
Vacant Income	$0	$0	$0	$0	$6,259,328	$6.29
Gross Potential Rent	$53,692,596	$56,896,650	$57,041,567	$58,184,829	$75,032,482	$75.37
Recoveries	$21,774,462	$21,833,220	$23,186,569	$23,003,034	$24,652,742	$24.77
Gross Income	$75,467,058	$78,729,870	$80,228,136	$81,187,863	$99,685,224	$100.14
Vacancy	$0	$0	$0	$0	($6,259,328)	($6.29)
Parking	$3,479,391	$3,767,727	$4,244,294	$4,282,083	$4,282,083	$4.30
Effective Gross Income	$78,946,449	$82,497,597	$84,472,430	$85,469,946	$97,707,980	$98.15

Real Estate Taxes(4)	$11,269,448	$10,764,291	$10,923,225	$10,775,914	$11,684,665	$11.74
Insurance	$993,631	$913,919	$992,586	$1,087,161	$591,533	$0.59
Other Operating Expenses(5)	$11,400,571	$12,132,197	$13,401,285	$13,358,667	$13,349,615	$13.41
Total Operating Expenses	$23,663,650	$23,810,406	$25,317,096	$25,221,741	$25,625,813	$25.74

Net Operating Income	$55,282,799	$58,687,190	$59,155,334	$60,248,205	$72,082,166	$72.41
Replacement Reserves	$0	$0	$0	$0	$66,915	$0.07
TI/LC	$0	$0	$0	$0	$497,729	$0.50
Net Cash Flow	$55,282,799	$58,687,190	$59,155,334	$60,248,205	$71,517,523	$71.84

Occupancy (%)	100.0%	100.0%	98.8%	98.9%(1)	93.7%
NOI DSCR(6)	1.81x	1.92x	1.93x	1.97x	2.36x
NCF DSCR(6)	1.81x	1.92x	1.93x	1.97x	2.34x
NOI Debt Yield(6)	10.1%	10.7%	10.8%	11.0%	13.1%
NCF Debt Yield(6)	10.1%	10.7%	10.8%	11.0%	13.0%

(1)	Based on the underwritten rent roll as of April 12, 2024, inclusive of (i) contractual rent increases through May 31, 2025, and (ii) straight line rent for investment grade tenants.
(2)	Historical and underwritten cash flows have been adjusted to remove free rent and concessions.
(3)	Lender UW Base Rent accounts for newly executed lease signings and excludes any free rent.
(4)	Lender UW is based on the borrower sponsor’s budget.
(5)	Lender UW is inclusive of a 1.5% management fee.
(6)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the BioMed 2024 Portfolio 2 Senior Notes.

A-3-41

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

Escrows and Reserves.

Real Estate Taxes – During the continuance of a Cash Sweep Period (as defined below), the borrowers are required to deposit on each payment date 1/12th of an amount that the lender reasonably estimates will be payable for taxes during the next ensuing 12 months.

Insurance – During the continuance of a Cash Sweep Period, the borrowers are required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, unless no event of default is continuing and the BioMed 2024 Portfolio 2 Properties are insured under a blanket policy meeting the requirements set forth in the related loan agreement (in which case, no insurance escrows will be required).

Unfunded Obligations Reserve – On the loan origination date, the borrowers were required to make an upfront deposit of $3,569,740 into a reserve for unfunded obligations for the amounts of outstanding free rent, unfunded tenant improvement allowances and leasing commissions.

Rollover Reserve - During the continuance of a Cash Sweep Period, if the amount in the rollover reserve account is less than an amount equal to $1 multiplied by the aggregate square footage (excluding the rentable square footage attributable to the parking garage property) (the “Rollover Reserve Cap”), the borrowers will be required to deposit on each payment date an amount equal to 1/12th of the Rollover Reserve Cap (or such lesser amount which would cause the amounts on deposit in the rollover reserve account to equal the Rollover Reserve Cap).

Lockbox and Cash Management. The BioMed 2024 Portfolio 2 Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to deposit, or cause to be deposited, all revenues derived from the BioMed 2024 Portfolio 2 Properties into restricted accounts (each, a “Lockbox Account”) in the name of certain of the borrowers for the benefit of the lender to the extent set forth in the BioMed 2024 Portfolio 2 Whole Loan documents. During a Cash Sweep Period, funds on deposit in the Lockbox Accounts are required to be transferred to a single segregated account held in trust and for the benefit of the lender (the “Cash Management Account”). If a Cash Sweep Period does not exist, the borrowers have access to the Lockbox Account and may direct funds be transferred to an account designated by the borrowers which is not pledged as security for the BioMed 2024 Portfolio 2 Whole Loan or the mezzanine loan.

“Cash Sweep Period” means a period commencing upon the earliest to occur of: (i) an event of default; (ii) certain bankruptcy or insolvency events with respect to the borrowers; (iii) the debt yield falling below 7.00% for two consecutive calendar quarters immediately preceding the applicable debt yield determination date set forth in the BioMed 2024 Portfolio 2 Whole Loan documents (a “Debt Yield Trigger Event”) or (iv) an event of default under the mezzanine loan documents; and expiring upon (w) with respect to clause (i) above, such event of default is no longer continuing; (x) with respect to clause (ii) above, and only in the event of an involuntary bankruptcy action that was not consented to by a borrower or its general partner or managing member, as applicable, such bankruptcy action is discharged, stayed or dismissed within 90 days of the filing of such bankruptcy action; (y) with respect to clause (iii) above, (1) the debt yield is equal to or greater than 7.00% on the first day of each of two consecutive calendar quarters, (2) immediately upon the borrowers’ and/or the mezzanine borrower’s prepayment of the BioMed 2024 Portfolio 2 Whole Loan and/or the mezzanine loan, as applicable, in an amount (the “Trigger Prepayment Amount”) such that the debt yield is equal to 7.00% without any obligation to wait two consecutive quarters or (3) borrowers deliver to lender cash or a letter of credit in an amount equal to the amount by which net operating income would need to increase in order to achieve a debt yield equal to 7.00% (as applicable, “Debt Yield Cure Collateral”), which such Debt Yield Cure Collateral will be held by lender in escrow as additional collateral for the BioMed 2024 Portfolio 2 Whole Loan and the mezzanine borrower delivers to the mezzanine lender cash or a letter of credit in an amount equal to lender’s allocation (as defined in the mezzanine loan agreement) of the Debt Yield Cure Collateral amount (the “Mezzanine Debt Yield Cure Collateral”), which Debt Yield Cure Collateral will be held by mezzanine lender in escrow as additional collateral for the mezzanine loan, and is required to be returned to the borrowers by the lender and be returned to the mezzanine borrower by mezzanine lender upon the earlier of (A) the occurrence of a Debt Yield Trigger Event cure pursuant to clause (1) or (2) above or (4) below (provided that no other Cash Sweep Period is then in effect), and (B) the repayment of the BioMed 2024 Portfolio 2 Whole Loan or the mezzanine loan debt, as applicable, in full or (4) the guarantor delivers to the lender a guaranty in an amount equal to the lender’s allocation of the Trigger Prepayment Amount, and (z) with respect to clause (iv) above, such mezzanine loan default is no longer continuing. For the avoidance of doubt, the Debt Yield Cure Collateral cannot be applied by the lender and the debt yield guaranty may not be drawn on by the lender to satisfy any portion of the BioMed 2024 Portfolio 2 Whole Loan other than during the continuance of a Priority Payment Cessation Event (as defined below). In the event the Debt Yield Trigger Event cure is achieved by delivery of the Debt Yield Cure Collateral to the lender and delivery of the Mezzanine Debt Yield Cure Collateral to the mezzanine lender, the applicable Debt Yield Trigger Event will cease upon delivery of such Debt Yield Cure Collateral to the lender and such Mezzanine Debt Yield Cure Collateral to the mezzanine lender without any obligation to wait two consecutive calendar quarters.

“Priority Payment Cessation Event” means (a) the acceleration of the BioMed 2024 Portfolio 2 Whole Loan during the continuance of an event of default, (b) the initiation of (x) judicial or nonjudicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the BioMed 2024 Portfolio 2 Whole Loan documents relating to all or a material portion of the applicable BioMed 2024 Portfolio 2 Property, and/or (c) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the BioMed 2024 Portfolio 2 Whole Loan documents.

A-3-42

Various – Various	Loan #4	Cut-off Date Balance:	$80,000,000
Various	BioMed 2024 Portfolio 2	Cut-off Date LTV:	50.1%
Various		UW NCF DSCR:	2.34x
		UW NOI Debt Yield:	13.1%

Release of Properties. The borrowers may at any time obtain the release of an individual BioMed 2024 Portfolio 2 Property from the lien of the BioMed 2024 Portfolio 2 Whole Loan and the release of the applicable borrower’s obligations under the BioMed 2024 Portfolio 2 Whole Loan documents with respect to the released BioMed 2024 Portfolio 2 Property, subject to the satisfaction of certain conditions, including, but not limited to, (i) payment of the applicable Release Amount (as defined below) together with any Yield Maintenance Premium (defined below) then required, (ii) after giving effect to such release, the debt yield of the BioMed 2024 Portfolio 2 Whole Loan as of the determination date immediately preceding such release is greater than or equal to 9.66% and (iii) compliance with certain REMIC provisions. Notwithstanding the foregoing, if the foregoing debt yield requirement is not satisfied and the release of such BioMed 2024 Portfolio 2 Property is in connection with an arms-length transaction to a third party, the borrowers may release such BioMed 2024 Portfolio 2 Property upon payment to the lender of an amount equal to the lesser of (i) 100% of the net sales proceeds derived from the sale of such BioMed 2024 Portfolio 2 Property and (ii) the greater of (x) the applicable Release Amount for such BioMed 2024 Portfolio 2 Property together with any Yield Maintenance Premium then required and (y) an amount necessary to, after giving effect to such release, satisfy the foregoing debt yield requirement, together with any Yield Maintenance Premium then required. In connection with any release where the amount to be prepaid is less than the Mortgage ALA (defined below) for such BioMed 2024 Portfolio 2 Property, the Mortgage ALA for each BioMed 2024 Portfolio 2 Property that will remain subject to the lien of the BioMed 2024 Portfolio 2 Whole Loan documents will each be increased on a pro rata basis by the amount of such shortfall, provided that to the extent such increase will require amending any mortgage which contains a cap on the amount secured by such mortgage that is less than the reallocated Mortgage ALA, the borrowers will pay the cost of any mortgage recording tax.

“Release Amount” means, for a BioMed 2024 Portfolio 2 Property, the lesser of (a) the outstanding principal amount of the BioMed 2024 Portfolio 2 Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such BioMed 2024 Portfolio 2 Property (as adjusted pursuant to the BioMed 2024 Portfolio 2 Whole Loan documents if applicable), multiplied by (i) 105%, until such time as the outstanding BioMed 2024 Portfolio 2 Whole Loan amount has been reduced to $501,715,790, and (ii) thereafter, 110%.

“Yield Maintenance Premium” means an amount equal to the greater of (a) one-half of one percent (0.50%) of the outstanding principal amount of such Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest in respect of the principal amount being prepaid under the Whole Loan assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the BioMed 2024 Portfolio 2 Whole Loan is paid on February 9, 2029 (the “Permitted Par Prepayment Date”) (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the prepayment rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding payment date in the event such payment is not made on a payment date), over (ii) the principal amount being prepaid provided, with respect to any prepayment of any portion of the BioMed 2024 Portfolio 2 Whole Loan that is made after the payment date in January 2029 but prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium will be zero.

Terrorism Insurance. The borrowers are required to obtain and maintain property insurance for 100% of full replacement cost and business interruption insurance for 24 months plus a 12-month extended period of indemnity. Such insurance is required to cover perils of terrorism and acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-43

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

A-3-44

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

A-3-45

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

640 5th Avenue
640 5th Avenue
New York, NY 10022
CENTRAL PARK
The Dairy
Central Park Zoo
Wollman Rink
The Pond
Upper East Side
MANHATTAN
Midtown
East Side
Diamond District
Bryant Park
METRO NORTH
E. 64th St.
E. 63rd St.
E. 62nd St.
E. 61st St.
E. 60th St.
W. 59th St.
E. 59th St.
W. 58th St.
E. 58th St.
W. 57th St.
E. 57th St.
W. 56th St.
E. 56th St.
W. 55th St.
E. 55th St.
W. 54th St.
E. 54th St.
W. 53rd St.
E. 53rd St.
W. 52nd St.
E. 52nd St.
W. 51st St.
E. 51st St.
W. 50th St.
E. 50th St.
W. 49th St.
E. 49th St.
W. 48th St.
E. 48th St.
W. 47th St.
E. 47th St.
W. 46th St.
E. 46th St.
W. 45th St.
E. 45th St.
W. 44th St.
E. 44th St.
W. 43rd St.
E. 43rd St.
W. 42nd St.
E. 42nd St.
E. 41st St.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Vanderbilt Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
5TH AVE/ 59TH ST
57TH ST
5TH AVE/ 53RD ST
53RD ST
51ST ST/ LEXINGTON
ROCKEFELLER CTR.
TIMES SQ.
5TH AVE
GRAND CENTRAL
GRAND CENTRAL/ 42ND ST
BRYANT PARK
42ND ST/ TIMES SQ.
TIMES SQUARE
JW Marriott Essex House
The Ritz-Carlton New York
Plaza Hotel
Apple Fifth Avenue
111 West 57th Street
9 West 57th
Theodore Roosevelt Home
Four Seasons Hotel
Le Méridien New York
Carnegie Hall
The Crown Building
432 Park Avenue
New York City Center
HQ Business Center
Verizon Corporate Office
Conrad New York Midtown
The Peninsula New York
St. Regis Hotel
909 Third Avenue
New York Hilton Midtown
53W53
Museum of Modern Art
Lever House
399 Park
Lipstick Building
Baccarat Hotel
666 Fifth Avenue
Park Avenue Plaza
Wells Fargo
875 Third
Consulate General of Hungary
AXA Equitable Building
75 Rockefeller Plaza
The Michelangelo
Time-Life Building
Radio City Music Hall
45 Rockefeller Plaza
St. Patrick's Cathedral
Lotte NY Palace
ITT Building
The Fifty Sonesta New York
Pod 51 Hotel
1251 Ave. of the Americas
ROCKEFELLER CENTER
Ice Rink
Saks Fifth Avenue
Santander Bank Financial Center
Waldorf Astoria
GE Building
1 Rockefeller Plaza
Tower 49
Inter Continental NY Barclay
Cort Theatre
News Corp. Building
JPMorgan Chase Tower
Consulate General of Jamaica
The Lexington Hotel
British Consulate General NY
Consulate General of Estonia
Kimpton Muse Hotel
Gemological Institute of America
383 Madison
245 Park Avenue
485 Lexington
Lyceum Theatre
AKA Times Square
Hotel St. James
The Roosevelt Hotel
Belasco Theatre
Cassa Hotel NY 45th Street
Sofitel New York
The Yale Club of NYC
MetLife Building
450 Lexington Avenue
Grand Central Terminal
The Chatwal
Winstar Building
Permanent Mission of Sri Lanka
Hampton Inn Manhattan Grand Central
4 Times Square
505 Fifth Ave.
One Vanderbilt
Chrysler Building
Consulate General of Ecuador
The Knickerbocker Hotel
New York Public Library
Consulate General of Australia
The Westin NY Grand Central
Daily News
Upper West Side
Upper East Side
Astoria
Central Park
West New York
North Bergen
QUEENS
Long Island City
Weehawken
West Side
East Side
Midtown
Union City
Hoboken
MANHATTAN
Greenpoint
Williamsburg
Chelsea
Greenwich Village
NEW JERSEY
Hudson River
East River
SoHo
Little Italy
Lower East Side
Tribeca
Chinatown
BROOKLYN
JERSEY CITY
Financial District
Downtown Brooklyn
Brooklyn Heights
Park Slope
Liberty State Park

A-3-46

Mortgage Loan No. 5 – 640 5th Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	New York, NY 10022
Original Balance(1):	$58,500,000			General Property Type:	Mixed Use
Cut-off Date Balance(1):	$58,414,688			Detailed Property Type:	Retail/Office
% of Initial Pool Balance:	6.4%			Title Vesting(4):	Fee/Leasehold
Loan Purpose:	Refinance			Year Built/Renovated:	1949/2003
Borrower Sponsor:	Vornado Realty Trust			Size:	314,533 SF
Guarantor:	Manhattan High Street Holdings LP			Cut-off Date Balance Per SF(1):	$952
Mortgage Rate:	6.1293333%			Maturity Date Balance Per SF(1):	$872
Note Date:	6/10/2024			Property Manager:	Vornado Office Management LLC
Maturity Date:	7/1/2029				(borrower-related)
Term to Maturity:	60 months			Underwriting and Financial Information
Amortization Term(2):	NAP			UW NOI:	$56,185,614
IO Period:	0 months			UW NCF:	$48,532,770
Seasoning:	1 month			UW NOI Debt Yield(1):	18.8%
Prepayment Provisions:	L(25),D(28),O(7)			UW NCF Debt Yield(1):	16.2%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	20.5%
Additional Debt Type(1):	Pari Passu / Mezzanine			UW NCF DSCR(1):	2.05x
Additional Debt Balance(1):	$241,500,000 / $100,000,000			Most Recent NOI:	$53,799,655 (12/31/2023)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$47,771,835 (12/31/2022)
				3rd Most Recent NOI:	$48,824,168 (12/31/2021)
Reserves(3)				Most Recent Occupancy:	92.9% (6/1/2024)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	92.6% (12/31/2023)
RE Taxes:	$0	Springing	NAP	3rd Most Recent Occupancy:	93.4% (12/31/2022)
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$720,000,000 (2/28/2024)
Replacement Reserve:	$0	Springing	$195,217	Appraised Value per SF:	$2,289
TI/LC Reserve:	$1,567,900	$500,000	$15,000,000	Cut-off Date LTV Ratio(1):	41.6%
Free Rent Reserve:	$1,648,112	$0	NAP	Maturity Date LTV Ratio(1):	38.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$300,000,000	59.3%	Loan Payoff:	$501,608,063	99.1%
Borrower Sponsor Equity:	$106,245,190	21.0%	Upfront Reserves:	$3,216,012	0.6%
Mezzanine Loan Amount:	$100,000,000	19.8%	Closing Costs:	$1,421,115	0.3%
Total Sources:	$506,245,190	100.0%	Total Uses:	$506,245,190	100.0%

(1)	The 640 5th Avenue Mortgage Loan (as defined below) is part of the 640 5th Avenue Whole Loan (as defined below), with an aggregate original principal amount of $300,000,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the 640 5th Avenue Whole Loan. The 640 5th Avenue Whole Loan and the 650 5th Avenue Mezzanine Loan (as defined below) are referred to herein as the “640 5th Avenue Total Debt.” With respect to the 640 5th Avenue Total Debt, the Cut-off Date Balance Per SF is $1,270, the Maturity Date Balance Per SF is $1,162, the UW NOI Debt Yield is 14.1%, the UW NOI Debt Yield at Maturity is 15.4%, the UW NCF DSCR is 1.31x, the Cut-off Date LTV Ratio is 55.5% and the Maturity Date LTV Ratio is 50.8%.
(2)	The 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan have fixed amortization for their entire 60-month loan terms. With respect to the 640 5th Avenue Whole Loan, the borrower is required to make payments on each monthly payment date, as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment. With respect to the 640 5th Avenue Mezzanine Loan, the mezzanine borrower is required to make payments on each monthly payment date as follows: (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment.
(3)	See “Escrows and Reserves” below for further discussion of reserve information.
(4)	A prior owner of the 640 5th Avenue Property (as defined below) ground leased the 640 5th Avenue Property to the owner of the property located at 650 5th Avenue (the “Air Rights Tenant”), who subleased the 640 5th Avenue Property (other than development rights relating to one of the two buildings comprising the 640 5th Avenue Property, which were retained by the Air Rights Tenant) back to such prior owner of the 640 5th Avenue Property, solely for purposes of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant, as further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the prospectus.

The Mortgage Loan. The fifth largest mortgage loan (the “640 5th Avenue Mortgage Loan”) is part of a whole loan (the “640 5th Avenue Whole Loan”) evidenced by eleven pari passu promissory notes with an aggregate original principal amount of $300,000,000. The 640 5th Avenue Whole Loan is secured by the borrower’s fee and leasehold interest in a 314,533 SF mixed-use property comprised of two abutting and interconnected buildings facing Fifth Avenue and West 52nd Street (other than development rights relating to the West 52nd Street building), respectively, located in New York, New York (the “640 5th Avenue Property”). The 640 5th Avenue Whole Loan was originated by Goldman Sachs Bank USA (“GSBI”), Bank of Montreal (“BMO”) and Morgan Stanley Bank, N.A. (“MSBNA”) on June 10, 2024. The 640 5th Avenue Mortgage Loan is evidenced by the non-controlling Note A-2-2, non-controlling Note A-3, and non-controlling Note A-4, with an aggregate original principal amount of $58,500,000. The 640 5th Avenue Whole Loan has fixed amortization, as described below, for the entire term and accrues interest on an actual/360 basis. The borrower is required to make payments on each monthly payment date for the 640 5th Avenue Whole Loan as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment. The 640 5th Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR8 securitization trust. See “Description of the Mortgage Pool-The Whole Loans-The Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement” in the prospectus.

A-3-47

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

A prior owner of the 640 5th Avenue Property ground leased the 640 5th Avenue Property to the Air Rights Tenant, who subleased the 640 5th Avenue Property (other than development rights relating to the West 52nd Street building, which were retained by the Air Rights Tenant) back to such prior owner of the 640 5th Avenue Property, solely for the purpose of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant, as further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the prospectus.

The table below summarizes the promissory notes that comprise the 640 5th Avenue Whole Loan.

640 5th Avenue Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$40,000,000	$39,941,667	BANK5 2024-5YR8	Yes
A-2-1	$29,000,000	$28,957,708	BANK5 2024-5YR8	No
A-2-2	$8,500,000	$8,487,604	BANK5 2024-5YR9	No
A-3	$30,000,000	$29,956,250	BANK5 2024-5YR9	No
A-4	$20,000,000	$19,970,833	BANK5 2024-5YR9	No
A-5	$69,600,000	$69,498,500	Benchmark 2024-V8	No
A-6	$40,000,000	$39,941,667	WFCM 2024-5C1	No
A-7	$10,400,000	$10,384,833	WFCM 2024-5C1	No
A-8	$25,000,000	$24,963,542	BBCMS 2024-5C27	No
A-9	$17,500,000	$17,474,479	Benchmark 2024-V8	No
A-10	$10,000,000	$9,985,417	Benchmark 2024-V8	No
Whole Loan	$300,000,000	$299,562,500

The Borrower and the Borrower Sponsor. The borrower is 640 Fifth Avenue Owner LLC, a Delaware limited liability company structured as a single purpose, bankruptcy-remote entity, with one independent director. The borrower sponsor is Vornado Realty Trust (“Vornado”). Vornado is a real estate investment firm that owns and manages over 26 million SF of LEED certified buildings and received the Energy Star Partner of the Year Award, Sustained Excellence 2022. Vornado commemorated 50 years on the New York Stock Exchange in 2012 and is a member of the S&P MidCap 400. Vornado’s portfolio is concentrated on office and retail properties in New York. Vornado has 57 Manhattan operating properties consisting of approximately 18.9 million SF of office space in 30 of the properties, approximately 2.4 million SF of street retail space in 50 of the properties and 338 residential units in four Manhattan properties, as of June 2024. The non-recourse carveout guarantor is Manhattan High Street Holdings LP, a subsidiary of Vornado. The non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the 640 5th Avenue Whole Loan, plus the lender’s enforcement costs under the guaranty, including reasonable attorneys’ fees. Additionally, recourse for losses relating to a transfer of the related mortgaged property or interests in the borrower is limited as described under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the prospectus.

The Property. The 640 5th Avenue Property consists of both (i) a 22-story, Class A office building with multi-level retail space commonly known as 640 Fifth Avenue (the “Fifth Avenue Building”), and (ii) a two-story commercial building on the south side commonly known as 6 West 52nd Street (the “6 West 52nd Street Building”). The Fifth Avenue Building and the 6 West 52nd Street Building are interconnected and share certain paths of ingress and egress. The 640 5th Avenue Property (inclusive of the 6 West 52nd Street Building) totals 314,533 SF, which consists of 245,740 SF of office space (78.1% of NRA and 30.9% of underwritten base rent), 58,359 SF of retail space (18.6% of NRA and 67.8% of underwritten base rent) and 10,434 SF of storage space (3.3% of NRA and 1.2% of underwritten base rent). As of June 1, 2024, 91.7% of the office space (“Office NRA”) is leased to 15 tenants and 97.2% of the retail space (“Retail NRA”) and 97.4% of the storage space is leased to two tenants, Victoria’s Secret and Dyson. The Fifth Avenue Building includes retail spaces located on the first three levels of the building and office spaces on the remaining 19 levels of the building.

The following table presents certain information relating to the 640 5th Avenue Property.

Property Summary(1)
Space Type	Total SF	% Total SF	Occupancy	UW Base Rent	% of UW Base Rent	UW Base Rent PSF(2)
Office:	245,740	78.1%	91.7%	$20,885,412	30.9%	$92.66
Retail:	58,359	18.6%	97.2%	$45,771,452	67.8%	$807.09
Storage:	10,434	3.3%	97.4%	$831,121	1.2%	$81.77
Total/Wtd. Avg.	314,533	100.0%	92.9%	$67,487,985	100.0%	$230.91

(1)	Information is based on the underwritten rent roll dated June 1, 2024.
(2)	UW Base Rent PSF excludes vacant space.

A-3-48

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

The 640 5th Avenue Property has been the recipient of an Industrial and Commercial Tax Abatement (the “ICAP Tax Abatement”) that commenced on July 1, 2019 and is scheduled to end on July 1, 2029, and is set to be phased out beginning in July 2024. The ICAP Tax Abatement originally provided a 100% tax abatement of the 640 5th Avenue Property’s assessment value, which abatement amount will be reduced to 80.0% of such assessment value in July 2024, 60.0% in July 2025, 40.0% in July 2026 and 20.0% in July 2027 until termination. The total benefit from the ICAP Tax Abatement is estimated in the table below:

ICAP Tax Abatement
Tax Year	ICAP Year	ICAP Phase-out	ICAP Benefit	Reduction in Benefit
2019/2020	1	100%	$3,074,549	$588,138
2020/2021	2	100%	$3,074,549	$588,138
2021/2022	3	100%	$3,074,549	$588,138
2022/2023	4	100%	$3,074,549	$588,138
2023/2024	5	100%	$3,074,549	$588,138
2024/2025	6	80%	$2,459,639	$470,511
2025/2026	7	60%	$1,844,729	$352,883
2026/2027	8	40%	$1,229,820	$235,255
2027/2028	9	20%	$614,910	$117,628
2028/2029	10	20%	$614,910	$117,628
Total/Wtd. Avg.			$22,136,752	$4,234,597

Major Tenants.

Victoria’s Secret (63,779 SF, 20.3% of NRA, 54.5% of underwritten base rent): Victoria’s Secret (NYSE: VSCO) is a clothing retailer specializing in selling intimate garments and undergarments. The company is the largest intimates retailer in the world and produces a range of products such as bras, panties, lingerie, swimwear and sleepwear, which are sold to customers across the United States and globally. Victoria’s Secret spun off L Brands in 2021 and reported a net income of $109 million on $6.182 billion of net sales in 2023. The 640 5th Avenue Property is the flagship location for Victoria’s Secret. Victoria’s Secret’s lease at the 640 5th Avenue Property commenced in February 2016, expires January 31, 2032 and has one, 10-year renewal option and no termination options.

Dyson (3,097 SF 1.0% of NRA, 14.6% of underwritten base rent): Dyson is a multi-national Singapore based appliances company. Dyson produces a range of products such as vacuum cleaners, hair care, air purifiers, headphones and lighting. Dyson was founded in 1991 and employs approximately 14,000 people. Dyson’s lease at the 640 5th Avenue Property commenced in March 2017, expires on August 27, 2027 and has no renewal or termination options.

The Klein Group, LLC (30,103 SF, 9.6% of NRA, 5.1% of underwritten base rent): The Klein Group, LLC is a provider of brokerage services. The Klein Group, LLC offers investment banking, trading, private placement of securities and investment advisory services. The Klein Group, LLC’s lease at the 640 5th Avenue Property commenced in June 2015 and was amended in June 2018 and August 2022 to expand its leased space at the 640 5th Avenue Property. The lease is scheduled to expire on April 14, 2034, and the tenant has no renewal option. The Klein Group, LLC has a two-time right to terminate its lease, effective either (i) December 31, 2027 or (ii) December 31, 2029, subject to, among other things, providing notice to the borrower no later than a year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default having occurred and continuing under the lease and the payment of a termination fee.

A-3-49

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

The following table presents certain information relating to the tenancy at the 640 5th Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration	Renewal Options	Term. Option
Major Tenants
Victoria's Secret	NR/Ba3/BB-	63,779	20.3%	$36,763,592	54.5%	$576.42	1/31/2032	1 x 10 yr	N
Dyson	NR/NR/NR	3,097	1.0%	$9,838,981	14.6%	$3,176.94	8/27/2027	None	N
The Klein Group, LLC(3)	NR/NR/NR	30,103	9.6%	$3,461,845	5.1%	$115.00	4/14/2034	None	Y
Fidelity Real Estate Company(4)	NR/NR/NR	40,615	12.9%	$3,249,200	4.8%	$80.00	11/30/2026	None	N
Houlihan Lokey Advisors(5)	NR/NR/NR	12,875	4.1%	$1,442,000	2.1%	$112.00	6/30/2026	1 x 5 yr	N
Abbot Capital Management	NR/NR/NR	20,019	6.4%	$1,361,292	2.0%	$68.00	12/31/2032	1 x 5 yr	N
Subtotal/Wtd. Avg.		170,488	54.2%	$56,116,910	83.2%	$329.15

Other Tenants		121,786	38.7%	$11,371,075	16.8%	$93.37
Occupied Subtotal/Wtd. Avg.		292,274	92.9%	$67,487,985	100.0%	$230.91

Vacant Space		22,259	7.1%
Total/Wtd. Avg.		314,533	100.0%

(1)	Information is based on the underwritten rent roll dated June 1, 2024.
(2)	Certain ratings are those of the parent company, whether or not the parent company guarantees the lease.
(3)	The Klein Group, LLC is entitled to $1,648,112 in free rent through February 2025. At origination, the borrower deposited $1,648,112 into the free rent reserve, which will be disbursed in accordance with the schedule set forth in the related loan documents. In addition, the tenant has a two-time right to terminate its lease, effective either (i) December 31, 2027 or (ii) December 31, 2029, subject to, among other things, providing notice to the borrower no later than a year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default having occurred and continuing under the lease and the payment of a termination fee.
(4)	Fidelity Real Estate Company has subleased 19,841 SF to Advisor Group in Suite 401, which commenced on October 1, 2020, is scheduled to expire on October 31, 2026 and provides for approximately $907,726 in annual rent to Fidelity Real Estate Company.
(5)	Houlihan Lokey Advisors has subleased all of its 12,875 SF to Triple P Services LLC in Suite 1000, which commenced on June 7, 2023, is scheduled to expire on June 29, 2026 and provides for $965,625 in annual rent to Houlihan Lokey Advisors.

The following table presents certain information with respect to the lease rollover at the 640 5th Avenue Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM	2	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2024	2	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2025	1	10,183	3.2%	3.2%	$855,372	1.3%	1.3%	$84.00
2026	8	95,337	30.3%	33.5%	$9,439,242	14.0%	15.3%	$99.01
2027	1	3,097	1.0%	34.5%	$9,838,981	14.6%	29.8%	$3,176.94
2028	1	0	0.0%	34.5%	$0	0.0%	29.8%	$0.00
2029	3	39,986	12.7%	47.2%	$3,672,575	5.4%	35.3%	$91.85
2030	1	10,421	3.3%	50.6%	$937,890	1.4%	36.7%	$90.00
2031	0	0	0.0%	50.6%	$0	0.0%	36.7%	$0.00
2032	3	99,650	31.7%	82.2%	$39,282,080	58.2%	94.9%	$394.20
2033	0	0	0.0%	82.2%	$0	0.0%	94.9%	$0.00
2034	1	30,103	9.6%	91.8%	$3,461,845	5.1%	100.0%	$115.00
2035 & Thereafter	1	3,497	1.1%	92.9%	$0	0.0%	100.0%	$0.00
Vacant	0	22,259	7.1%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.(3)	24	314,533	100.0%		$67,487,985	100.0%		$230.91

(1)	Information is based on the underwritten rent roll dated June 1, 2024.
(2)	Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.
(3)	Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

A-3-50

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

The Market. The 640 5th Avenue Property is located in New York, New York, more specifically in the Manhattan retail market. The Manhattan retail market has regressed since the pandemic, but not as strongly as the office market. The retail market is driven by Manhattan’s pedestrians and tourists. According to the appraisal, New York City expected to welcome 63.2 million visitors in 2023, and total city visitors were expected to surpass 2019 levels by 2024. The 640 5th Avenue Property is situated on upper Fifth Avenue, one of the most well-known retail areas in the United States. Notable features in the proximate area of the 640 5th Avenue Property include Rockefeller Center, 4.7 million SF of Class A office space, the New York Public Library, a Ritz-Carlton hotel and conference center, Central Park and luxury residential buildings. As of the fourth quarter of 2023, total leasing velocity in the market increased 6.6% year-over-year with an average annual leasing velocity of 2.9 million SF. The 640 5th Avenue Property is also located in the Manhattan office market, which has been practically brought to a halt since March 2020. According to the appraisal, as of the fourth quarter of 2023, the Manhattan office vacancy rate reached 12.8% with an availability rate of 18.5%. According to the appraisal, the 2023 total population within a 0.25-, 0.5- and one-mile radii of the 640 5th Avenue Property was 1,772, 25,066 and 200,745, respectively, and the 2023 median household income within the same radii was $129,959, $135,306 and $124,189, respectively.

According to a third-party report, the 640 5th Avenue Property is located in the Fifth Avenue retail submarket, ranging from Saks Fifth Avenue (East 50th Street) to the GM Building (East 60th Street). According to the appraisal, this area is identified as one of the top five most expensive retail corridors in the world. As of the fourth quarter of 2023, the Fifth Avenue retail submarket had an availability rate of 17.1%, which is consistent with the previous quarter. The average asking rent was $1,201 per SF, a decrease over the asking rent of $1,345 per SF from the previous quarter. According to a third-party report, the 640 5th Avenue Property is located in the Plaza District office submarket. As of the fourth quarter of 2023, the Plaza District office submarket had an inventory of 26.2 million SF with a 13.6% vacancy rate. The average asking rent was $111.15 per SF, an increase over the asking rent of $95.83 per SF from the previous year.

The following table presents recent retail leasing data at comparable retail properties with respect to the 640 5th Avenue Property:

Comparable Leases Summary
Property/Location	Year Built / Renovated	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Term (months)
640 5th Avenue (subject)(1) New York, NY	1949 / 2003	314,533	Victoria’s Secret	63,779	Feb. 2016	$576.42	192
691 Madison Avenue New York, NY	NAV	NAV	Dolce & Gabbana	23,339	Q4 2023	$514.16	180
693 Fifth Avenue New York, NY	NAV	NAV	Burberry	14,761	Q1 2023	$372.60	20
690 Madison Avenue New York, NY	NAV	NAV	Van Cleef and Arpels	7,848	Q1 2023	$573.39	120
140 West 57th Street New York, NY	NAV	NAV	Morton Williams	15,482	Q3 2022	$108.15	180
645 Fifth Avenue New York, NY	NAV	NAV	Tag Heuer	2,320	Q3 2022	$1,185.34	132
680 Fifth Avenue New York, NY	NAV	NAV	Swarovski	14,000	Q1 2022	$500.00	132
144 West 46th Street New York, NY	NAV	NAV	Gossip Bar	4,500	Q3 2021	$93.33	144
660 Fifth Avenue New York, NY	NAV	NAV	Citibank (Side Street)	8,071	Q1 2021	$164.75	123
721-725 Fifth Avenue New York, NY	NAV	NAV	Gucci	48,167	Q1 2021	$519.03	84
730 Fifth Avenue New York, NY	NAV	NAV	Chopard Mikimoto	2,808 4,505	Q3 2020 Q2 2019	$1,673.79 $958.94	120 120
685 Fifth Avenue New York, NY	NAV	NAV	Tag Heuer	896	Q1 2020	$3,000	36

Source: Appraisal, unless otherwise indicated.

(1)	Information based on the underwritten rent roll dated June 1, 2024, other than Year Built / Renovated.

A-3-51

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

The following table presents recent office leasing data at comparable office properties with respect to the 640 5th Avenue Property:

Comparable Leases Summary
Property/Location	Year Built / Renovated	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Term (months)
640 5th Avenue (subject)(1) New York, NY	1949 / 2003	314,533	Fidelity Real Estate Company	40,615	Dec. 2016	$80.00	120
745 Fifth Avenue New York, NY	1930 / 1989	535,451	Fundamental Advisors Hakluyt and Company Hildred Capital	11,227 12,400 12,307	Feb. 2024 Dec. 2023 Jul. 2023	$105.45 $95.91 $69.31	130 135 132
360 Madison Avenue New York, NY	1981 / 2002	373,000	Vestwell	14,883	Nov. 2023	$64.38	135
40 West 57th Street New York, NY	1972 / NAP	712,000	Access Industries	25,000	Nov. 2023	$88.31	134
1 Rockefeller Plaza New York, NY	1936 / NAP	655,350	Ingalls & Snyder	19,468	Oct. 2023	$66.36	132
767 Fifth Avenue New York, NY	1968 / 2019	1,965,003	Balyasny Asset Management L.P. CVC Capital Partners Grosvenor Capital	15,445 48,000 38,100	Sep. 2023 Sep. 2023 Jun. 2023	$101.82 $87.84 $94.67	130 200 180
510 Madison Avenue New York, NY	2009 / 2012	355,089	Granger Management Holdings LLC	5,891	Sep. 2023	$100.29	82
545 Madison Avenue New York, NY	1955 / 2021	153,583	Helix Partners Management	7,000	May 2023	$79.20	60
595 Madison Avenue New York, NY	1929 / 2011	331,000	Matouk	13,227	Apr. 2023	$55.48	120
590 Madison Avenue New York, NY	1982 / 2006	1,049,759	Schonfeld Securities, LLC	25,030	Mar. 2023	$79.52	96
535 Madison Avenue New York, NY	1982 / NAP	548,530	The Lanier Law Firm	14,875	Jan. 2023	$69.39	130

Source: Appraisal, unless otherwise indicated.

(1)	Information based on the underwritten rent roll dated June 1, 2024, other than Year Built / Renovated.

Appraisal. According to the appraisal dated May 7, 2024, the 640 5th Avenue Property had an “As-Is” appraised value of $720,000,000 as of February 28, 2024.

Environmental Matters. According to the Phase I environmental assessment dated April 17, 2024, there was no evidence of any recognized environmental conditions at the 640 5th Avenue Property.

A-3-52

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 640 5th Avenue Property:

Cash Flow Analysis
	2020	2021	2022	2023	UW	UW PSF
Gross Potential Rent(1)	$61,607,022	$59,918,692	$61,922,806	$64,089,076	$67,487,985	$214.57
Free Rent:	$0	($334,847)	($2,247,718)	($730,003)	$0	$0.00
Percentage Rent:	$0	$0	$0	$0	$0	$0.00
Reimbursements	$5,394,737	$5,869,822	$6,714,695	$7,448,692	$8,824,722	$28.06
Other Income(2)	$1,200,647	$1,197,940	$1,181,296	$1,229,121	$1,166,319	$3.71
(Vacancy / Credit Loss)	($1,465)	$0	$0	$0	$0	$0.00
Effective Gross Income	$68,200,940	$66,651,606	$67,571,078	$72,036,886	$77,479,026	$246.33

Real Estate Taxes(3)	$10,622,785	$11,921,499	$12,726,288	$11,196,742	$14,405,944	$45.80
Insurance	$218,555	$396,326	$279,742	$284,533	$314,845	$1.00
Other Operating Expenses	$5,835,119	$5,509,613	$6,793,215	$6,755,956	$6,572,623	$20.90
Total Operating Expenses	$16,676,459	$17,827,438	$19,799,244	$18,237,231	$21,293,412	$67.70

Net Operating Income(4)(5)	$51,524,481	$48,824,168	$47,771,835	$53,799,655	$56,185,614	$178.63
Replacement Reserves	$0	$0	$0	$0	$78,633	$0.25
TI/LC	$0	$0	$0	$0	$7,574,210	$24.08
Net Cash Flow	$51,524,481	$48,824,168	$47,771,835	$53,799,655	$48,532,770	$154.30

Occupancy (%)(6)	95.7%	85.8%	93.4%	92.6%	92.9%
NOI DSCR(7)	2.17x	2.06x	2.01x	2.27x	2.37x
NCF DSCR(7)	2.17x	2.06x	2.01x	2.27x	2.05x
NOI Debt Yield(7)	17.2%	16.3%	15.9%	18.0%	18.8%
NCF Debt Yield(7)	17.2%	16.3%	15.9%	18.0%	16.2%

(1)	UW Gross Potential Rent is based on the underwritten rent roll dated June 1, 2024, and includes rent steps underwritten through June 2025 totaling $1,490,537.
(2)	Other Income is based on the borrower’s 2024 budget and is largely comprised of the Air Rights Lease income paid in the form of a fixed annual lease payment to the borrower from the adjacent building. Income from the Air Rights Lease as of the end of 2023 was approximately $1.2 million.
(3)	Tax benefits from the ICAP Tax Abatement were underwritten based on the borrower provided ICAP tax abatement schedule.
(4)	The 640 5th Avenue Property receives an annual fixed rent payment from the Air Rights Tenant (the fee owner of the real property known as 650 5th Avenue), pursuant to the related ground leases (collectively, the “Air Rights Lease”) that expire on July 30, 2070. The annual rent from the Air Rights Lease as of July 1, 2024, is $1,166,319 per annum, payable monthly in instalments of $97,193.25. Annual rent must reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the 650 5th Avenue building and the 6 West 52nd Street Building as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant were in continuing negotiations regarding the amount of the Appraised Rental, provided, however, that such amount may not be no lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher than the rental rate for the prior period), the Air Rights Tenant will be required to pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through July 31, 2047, after which time the rental rate will again be the greater of the rental for the prior period or 1.6065% of the fair value of the combined land under the 650 Fifth Avenue building and the 6 West 52nd Street Building. As of August 12, 2024, the new air rights rent is still being negotiated.
(5)	Base rent for two of the retail suites is above market. Based on the appraiser’s market rents for these two suites, the Underwritten Net Operating Income would be approximately $46,959,997. The 640 5th Avenue Whole Loan underwritten NOI Debt Yield would decrease from 18.8% to 15.7% and the underwritten NOI Debt Service Coverage Ratio would decrease from 2.37x to 1.98x.
(6)	UW Occupancy (%) represents the in-place occupancy based on the underwritten rent roll dated June 1, 2024. Historical occupancies represent physical occupancies.
(7)	DSCR and Debt Yield are based on the 640 5th Avenue Whole Loan.

Escrows and Reserves.

At origination of the 640 5th Avenue Whole Loan, the borrower deposited $1,567,900 for tenant improvements and leasing commissions and approximately $1,648,112 for free rent reserves. The borrower may provide a letter of credit for all or a portion of such deposits.

Tax Escrows – On a monthly basis during a Trigger Period (as defined below), the borrower is required to escrow 1/12th of the estimated annual real estate tax payments. The borrower may provide a letter of credit for all or a portion of such deposits.

Insurance Escrows – On a monthly basis during a Trigger Period, the borrower is required to escrow 1/12th of the annual estimated insurance payments. The borrower may provide a letter of credit for all or a portion of such deposits. Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 640 5th Avenue Whole Loan documents.

Replacement Reserve – On a monthly basis during a Trigger Period, the borrower is required to escrow approximately $8,134 for the payment or reimbursement of approved capital expenses. Such monthly deposits will not be required during such time that the balance of the capital expense reserve exceeds approximately $195,217.

Rollover Reserve – On a monthly basis, the borrower is required to escrow $500,000 for approved leasing expenses. Such monthly deposits will not be required during such time that the balance of the capital expense reserve exceeds approximately $15,000,000. The borrower may provide a letter of credit for all or a portion of such deposits.

A-3-53

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

Free Rent Reserve – Provided that no event of default exists, on each monthly payment date, the free rent funds deposited for each applicable lease will be disbursed in the amounts equal to the applicable monthly rent credits or free rent amounts set forth in the 640 5th Avenue Whole Loan documents.

Lease Sweep Reserve – During a Lease Sweep Period (as defined below), funds will be deposited into a lease sweep account as set forth below under “Lockbox and Cash Management” to be used for expenses of re-tenanting the space leased to the Dyson’s Tenant.

Lockbox and Cash Management. The 640 5th Avenue Whole Loan is structured with a hard lockbox and in-place cash management. The borrower is required to deliver tenant direction letters to all tenants at the 640 5th Avenue Property, directing them to remit their rent directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager, as applicable, from the 640 5th Avenue Property to be deposited into such lockbox within 10 business days after receipt. All funds in the lockbox account are required to be swept each business day into the lender-controlled cash management account and applied and disbursed (i) if a Trigger Period is continuing, to make the required deposits (if any) into the tax escrow and insurance escrow as described under “Escrows and Reserves” above, (ii) to pay monthly interest and principal amortization payments on the 640 5th Avenue Whole Loan, (iii) to pay operating and capital expenditures in accordance with the annual budget (which is required to be reasonably approved by the lender during a Trigger Period, but is deemed approved for the fiscal year in which the Trigger Period first occurs), (iv) to make the required deposit, if any, into the rollover reserve, as described under “Escrows and Reserves” above, (v) during a Trigger Period, to make the required deposit, if any, into the replacement reserve, as described under “Escrows and Reserves” above, (vi) if a Lease Sweep Period is continuing, regardless of whether a Trigger Period is continuing, to deposit all remaining cash into the lease sweep reserve, and (vii) to the mezzanine lender, to pay monthly interest and principal amortization payments on the 640 5th Avenue Mezzanine Loan, subject to the terms of the intercreditor agreement. All excess cash flow remaining following the foregoing disbursements will be deposited, (A) provided no Trigger Period is continuing (i) for so long as the 640 5th Avenue Mezzanine Loan remains outstanding, into an account for the 640 5th Avenue Mezzanine Loan, or (ii) following the repayment in full of the 640 5th Avenue Mezzanine Loan, into the borrower’s account, or (B) during the continuance of a Trigger Period, into a cash collateral account held by the lender.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default under the 640 5th Avenue Whole Loan, (ii) a Low Debt Yield Trigger Period (as defined below) or (iii) a Victoria’s Secret Event Period (as defined below), and ending if, with respect to a Trigger Period continuing pursuant to (A) clause (i), the event of default commencing the Trigger Period has been cured or waived and such cure has been accepted by the lender or the lender has waived such event of default in writing, and no other event of default is then continuing, (B) clause (ii), the Low Debt Yield Trigger Period has ended and (C) clause (iii), the Victoria’s Secret Event Period has ended.

A “Low Debt Yield Trigger Period” means a period commencing if, as of the last day of any calendar quarter, the NOI Debt Yield (as defined below) is less than 10.0%, and ending if the NOI Debt Yield is equal to or in excess of 10.0% on any subsequent calculation date; provided, however, that a Low Debt Yield Trigger Period will be deemed not to exist if, not later than 15 business days after the borrower’s receipt of notice from the lender that a Low Debt Yield Trigger Period has commenced, the borrower (a) prepays a portion of the 640 5th Avenue Whole Loan, along with any yield maintenance premium, and the 640 5th Avenue Mezzanine Loan in accordance with the terms of the 640 5th Avenue Mezzanine Loan documents, which amount will be applied, in each case, on a pro rata basis to the 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan, or (b) delivers to the lender as additional collateral for the 640 5th Avenue Whole Loan, either (i) cash, which must be deposited into, or retained in, the cash collateral account, or (ii) a letter of credit in lieu of cash, in each case, in an amount equal to the Low Debt Yield Avoidance Amount (as defined below) (the “Low Debt Yield Avoidance Collateral”). If the borrower delivers to the lender such Low Debt Yield Avoidance Collateral, then for so long as the lender holds such Low Debt Yield Avoidance Collateral, the NOI Debt Yield will be calculated based on the assumption that the outstanding principal balance of the 640 5th Avenue Whole Loan has been reduced by the value of the Low Debt Yield Avoidance Collateral, such value being the amount of cash or notional amount of any letter of credit.

The “NOI Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, of which (a) the numerator is the underwritten net operating income as of such date; and (b) the denominator is the sum of the outstanding principal balances, as of such date, of (A) the 640 5th Avenue Whole Loan and (B) the 640 5th Avenue Mezzanine Loan.

A “Low Debt Yield Avoidance Amount” means, at any point in time, the amount that when applied on a pro rata basis to the reduction of the then-current outstanding principal balance of the 640 5th Avenue Whole Loan and the then-current outstanding principal balance of the 640 5th Avenue Mezzanine Loan would cause the NOI Debt Yield to equal at least 10.0%, taking into account the aggregate amount of Low Debt Yield Avoidance Collateral previously provided by the borrower and then held by the lender.

A ”Victoria’s Secret Event Period” will (i) commence upon the occurrence, as applicable, of (x) a bankruptcy or other insolvency proceeding, whether voluntary or involuntary, with respect to the Victoria’s Secret tenant or any guarantor of the Victoria’s Secret lease, or (y) the Victoria’s Secret tenant discontinues normal business operations at the Victoria’s Secret leased space, other than a temporary cessation of business operations for permitted alterations, renovations, necessary repairs or restoration following casualty, provided that in any such case the Victoria’s Secret tenant continues to pay all contractual rent, and (ii) will end upon the first to occur of (a) in the event the Victoria’s Secret Event Period commenced due to a bankruptcy or other insolvency proceeding, the affirmation of the Victoria’s Secret lease in such applicable proceeding, provided that the Victoria’s Secret tenant is actually paying all rents and other amounts due under the Victoria’s Secret lease, (b) in the event the Victoria’s Secret Event Period commenced due to a vacancy at the Victoria’s Secret leased space, the Victoria’s Secret tenant re-commences normal business operations at the Victoria’s Secret leased space in accordance with the terms and conditions of the Victoria’s Secret lease and (c) the date on which the entirety of the Victoria’s Secret space is leased to one or more replacement tenants that are reasonably acceptable to the lender.

A “Lease Sweep Period” means a period that (i) will commence if the lease for Dyson Direct, Inc. (the “Dyson Tenant,”) (or any material portion thereof) is not extended or renewed at least 12 months prior to the expiration date thereof for at least an additional five year period as evidenced by a written acknowledgement executed by Dyson Tenant in a form reasonably acceptable to the lender and (ii) will end upon the first to occur of the following: (a) the date on which the Dyson Tenant extends or renews its existing lease for at least an additional five years as evidenced by a written acknowledgement executed by the Dyson Tenant in a form reasonably acceptable to the lender; (b) the date on which the entirety of the space leased by the Dyson Tenant is leased pursuant to one or more replacement tenants that are reasonably acceptable to the lender; and (c) the date on which the funds in the lease sweep reserve (1) collected with respect to the Dyson Tenant’s lease (including any lease termination payments) or (2) deposited by the borrower with the lender, equals or exceeds $3,000,000 (measured on a cumulative basis for the term of the 640 5th Avenue Whole Loan); provided that in lieu of a deposit by the borrower pursuant to clause (2) above, the borrower may provide to the lender a letter of credit for all or a portion of the amount described above; but a letter of credit may not be used as a substitute for any cash collected pursuant to clause (1) above.

A-3-54

Mixed Use – Retail/Office	Loan #5	Cut-off Date Balance:	$58,414,688
640 5th Avenue	640 5th Avenue	Cut-off Date LTV:	41.6%
New York, NY 10022		UW NCF DSCR:	2.05x
		UW NOI Debt Yield:	18.8%

Mezzanine Loan. Concurrently with the origination of the 640 5th Avenue Whole Loan, a $100,000,000 mezzanine loan (the “640 5th Avenue Mezzanine Loan” and together with the 640 5th Avenue Whole Loan, the “640 5th Avenue Total Debt”) was funded by MSBNA and GSBI, which is secured by the mezzanine borrower’s direct equity interests in the borrower. The mezzanine borrower is required under the 640 5th Avenue Mezzanine Loan to make monthly payments to the mezzanine lenders equal to (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment. The 640 5th Avenue Mezzanine Loan accrues interest at a rate of 11.50000% per annum and is coterminous with the 640 5th Avenue Whole Loan.

640 5th Avenue Total Debt Summary
Loan	Original Balance	Cut-off Date Balance	Interest Rate	Cumulative UW NCF DSCR (as of Cut-off Date)	Cumulative UW NOI Debt Yield (as of Cut-off Date)	Cumulative Cut-off Date LTV Ratio
Whole Loan	$300,000,000	$299,562,500	6.1293333%	2.05x	18.8%	41.6%
Mezzanine Loan	$100,000,000	$99,854,167	11.500000%	1.31x	14.1%	55.5%
Total/Weighted Average:	$400,000,000	$399,416,667	7.4720000%

Ground Lease. A prior owner of the 640 5th Avenue Property ground leased the 640 5th Avenue Property to the Air Rights Tenant, who subleased the 640 5th Avenue Property (other than development rights relating to one of the two buildings comprising the 640 5th Avenue Property, which were retained by the Air Rights Tenant) back to such prior owner of the 640 5th Avenue Property, solely for purposes of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant. The borrower receives an annual fixed rent payment from the Air Rights Tenant pursuant to the Air Rights Lease that expires on July 30, 2070. The annual rent from the Air Rights Lease is calculated as described in “Operating History and Underwritten Net Cash Flow” above. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the prospectus.

Terrorism Insurance. The borrower is required to obtain and maintain property insurance in an amount equal to 100% of full replacement cost and business interruption insurance for 24 months plus a 12-month extended period of indemnity, in each case which covers perils of terrorism and acts of terrorism, except for nuclear, biological, chemical or radiological terrorism events, which may be excluded to the extent such coverage is not available. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. So long as TRIPRA is in effect, the borrower may obtain terrorism coverage from an unrated captive insurance company, so long as certain conditions are satisfied, including but not limited to that, except with respect to the permitted deductible of $150,000, any portion of such coverage not covered by the federal government under TRIPRA will be reinsured with a cut through endorsement by an insurance company with a financial strength and claims paying ability rating of at least “A-” with S&P and “A2” with Moody’s, or if Moody’s does not rate such insurance company, a rating of “A:VIII” or better in the current A.M. Best’s Insurance Reports. If TRIPRA is not in effect, the borrower will not be obligated to pay terrorism insurance premiums in excess of the greater of (i) two times the premium then payable in respect of the property and business interruption coverages (without giving effect to the cost of terrorism coverage) and (ii) the product of the rate of $0.10 per $100 times the lesser of (A) the outstanding principal balance of the 640 5th Avenue Whole Loan and (B) the sum of 100% of the full replacement cost and the required amount of rental loss and/or business income interruption insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-55

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

A-3-56

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

A-3-57

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

West Palm Beach
20 miles
Lake Ida Rd
Delray Beach Tennis Center
Atlantic Ave
Cornell Art Museum
DOWNTOWN DELRAY BEACH
Marketplace of Delray
Delray Square Shopping Ctr.
Atlantic Ave
DELRAY BEACH
Hamlet Country Club
Lowson Blvd
Delray Beach
Linton Square
Linton Blvd
Delray Medical Center
Congress Ave
Lindell Blvd
Bright Line
Federal Hwy
S. Ocean Blvd
Delaire Country Club
Boca Delray Golf
PALM BEACH COUNTY
TRI RAIL
NW 2nd Ave
Dixie Hwy
Highland Beach
St Andrews Country Club
Clint Moore Rd
Clint Moore Rd
Lyons Rd
Woodfield Country Club
Jog Rd
Broken Sound Club
Military Trail
Boca Teeca Golf Course
Intracoastal Waterway
Yamato Rd
Yamato Rd
BOCA RATON
The Greens
Boca Greens Country Club
Hamptons at Boca Raton
Florida's Turnpike
Boca Raton
NW 40th St
Research Park at Florida Atlantic Univ.
Lynn University
Boca Raton Airport
FAU Stadium
Palm Beach State University
Florida Atlantic University
Fifth Avenue Shoppes
Ocean Blvd
Meridian Blvd
Boca Raton Mun. Golf Course
Boca West Country Club
Shadowood Square
Mission Bay Plaza
Westwinds of Boca
Glades Rd
One Town Center
One Town Center Road
Boca Raton, FL 33486
Town Center at Boca Raton
Shops at Boca Center
Boca Village Square
Boca Raton Regional Hospital
Glades Rd
DOWNTOWN BOCA RATON
Boca Woods Country Club
Boca Lago Golf & Country Club
Garden Shops at Boca DelMar
Boca Del Mar
Palmetto Park Rd
Mizner Park
Atlantic Ocean
Boca Rio Golf Club
SW 6th St
W. Camino Real
Royal Palm Place
Sandalfoot Cove
Boca Raton Resort and Club
Boca Pointe CC
Camino del Mar CC
SW 12th Ave
Sandalfoot Cove Golf Course
Sandalfoot Square
SW 18th St
SW 18th St
Royal Palm Country Club
Adios Golf Club
Deerfield Country Club
Hillsboro Blvd
DEERFIELD BEACH
Parkland
Deerfield Mall
Powerline Rd
BROWARD COUNTY
Deerfield Beach
Sawgrass Expwy
SW 10th St
Sawgrass Promenade
Coconut Creek
Wiles Rd
Green Rd
NE 3rd Ave
Dixie Hwy
Bright Line
Federal Hwy
Hillsboro Beach
Promenade at Coconut Creek
Tradewinds Park North
Festival Marketplace
North Broward Hospital
Sample Rd
POMPANO BEACH
Margate
Tradewinds Park South
Pompano Beach
Fort Lauderdale
13 miles
Lake Okeechobee
West Palm Beach
Boynton Beach
Delray Beach
Boca Raton
Coral Springs
Pompano Beach
FT. LAUDERDALE
Weston
Pembroke Pines
Hollywood
Hialeah
North Miami Beach
MIAMI
Miami Beach
Coral Gables
THE EVERGLADES
Homestead
Florida City
Gulf of Mexico
Atlantic Ocean

A-3-58

Mortgage Loan No. 6 – One Town Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Boca Raton, FL 33486
Original Balance:	$51,000,000			General Property Type:	Office
Cut-off Date Balance:	$51,000,000			Detailed Property Type:	Suburban
% of Initial Pool Balance:	5.6%			Title Vesting:	Fee
Loan Purpose:	Acquisition			Year Built/Renovated:	1990/NAP
Borrower Sponsor:	Nader Ohebshalom			Size:	190,395 SF
Guarantor:	Nader Ohebshalom			Cut-off Date Balance PSF:	$268
Mortgage Rate:	7.33800%			Maturity Balance PSF:	$268
Note Date:	7/9/2024			Property Manager:	Gatsby Florida, LLC
Maturity Date:	7/11/2029
Term to Maturity:	60 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$6,314,776
IO Period:	60 months			UW NCF	$6,136,302
Seasoning:	1 month			UW NOI Debt Yield:	12.4%
Prepayment Provisions:	L(25), D(28),O(7)			UW NCF Debt Yield:	12.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	12.4%
Additional Debt Type:	NAP			UW NCF DSCR:	1.62x
Additional Debt Balance:	NAP			Most Recent NOI:	$6,635,309 (4/30/2024 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$6,390,479 (12/31/2023)
Reserves				3rd Most Recent NOI:	$5,638,171 (12/31/2022)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	100.0% (5/16/2024)
RE Taxes:	$580,236	$145,059	NAP	2nd Most Recent Occupancy:	99.7% (12/31/2023)
Insurance:	$73,934	$73,934	NAP	3rd Most Recent Occupancy:	97.0% (12/31/2022)
Replacement Reserve:	$0	$2,424	NAP	Appraised Value (as of):	$82,600,000 (5/30/2024)
Deferred Maintenance:	$0	$0	NAP	Appraised Value PSF:	$434
TI/LC Reserve:	$500,000	$15,866	NAP	Cut-off Date LTV Ratio:	61.7%
Existing TI/LC Reserve:	$47,865	$0	NAP	Maturity Date LTV Ratio:	61.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$51,000,000	60.4%	Purchase Price:	$82,000,000	97.2%
Sponsor Equity:	$29,396,973	34.8%	Upfront Reserves:	$1,202,035	1.4%
Seller Credit(1):	$4,000,000	4.7%	Closing Costs:	$1,194,938	1.4%
Total Sources:	$84,396,973	100.0%	Total Uses:	$84,396,973	100.0%

(1)	Seller credit of $4,000,000 was provided for future leasing and capital expenditures. Taking into consideration the seller credit the borrower sponsor’s loan-to-cost ratio is 65.4%.

The Mortgage Loan. The sixth largest mortgage loan (the “One Town Center Mortgage Loan”) is evidenced by a single promissory note in the original principal amount of $51,000,000 and secured by a first priority fee interest in a 190,395 square foot class A Office property located in Boca Raton, Florida (the “One Town Center Property”).

The Borrower and the Borrower Sponsor. The borrower is Miles Capital, LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Town Center Mortgage Loan.

The borrower sponsor is Nader Ohebshalom, the president of Gatsby Enterprises, a real estate investment, management and development company, headquartered in New York City. Gatsby Enterprises is a privately owned real estate investment and management company, with an extensive portfolio of office, hotel and residential properties in New York City as well as South Florida.

The Property. The One Town Center Property comprises a 10-story Class A, office building totaling 190,395 SF of net rentable area located in Boca Raton, Florida. Situated on a 9.93 acre site, the One Town Center Property was constructed in 1990. Amenities at the property include a restaurant, parking garage, on-site management, fitness center, and café. The One Town Center Property has 613 parking spaces on site, resulting in a parking ratio of approximately 3.22 spaces per 1,000 SF. As of May 16, 2024, the One Town Center Property is 100.0% leased to 21 tenants and has averaged 98.9% occupancy since 2022.

A-3-59

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

Major Tenants.

Bank of America Merrill Lynch (“Bank of America”) (A1/AA-/A- by M/F/S; 61,430 SF, 32.3% of NRA; 32.3% of underwritten base rent). Bank of America is one of the world’s leading financial institutions, serving individuals, small- and middle-market businesses, large corporations, and governments with a full range of banking, investment management and other financial and risk management products and services. Bank of America has been at the property since 2015 and has a lease expiring in February 2027 with two, five-year renewal options remaining and no termination options.

Raymond James (A3/A-/A- by M/F/S; 24,364 SF, 12.8% of NRA; 15.5% of underwritten base rent). Raymond James is a leading diversified financial services company providing private client group, capital markets, asset management, banking, and other services to individuals, corporations, and municipalities. Raymond James has been at the property since 2019 and has a lease expiring in March 2030 with one, five-year options remaining and no termination options.

Kayne Anderson (25,733 square feet, 13.5% of NRA; 14.0% of underwritten base rent). Founded in 1984 and headquartered in Florida, Kayne Anderson is a leading alternative investment management firm focused on real estate, credit, infrastructure, energy, and growth capital. Kayne Anderson has $36 billion in assets under management as of June 30, 2024. Kayne Anderson has been at the property since 2013 and has a lease expiring in August 2030 with two, five-year options remaining and no termination options.

The following table presents certain information relating to the tenancy at the One Town Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody's/Fitch/S&P) (2)	Tenant SF	Approx % of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent(3)	Annual UW Rent PSF(3)	Lease Expiration	Renewal Options	Term. Option (Y/N)
Bank of America Merrill Lynch	A1/AA-/A-	61,430	32.3%	$2,398,322	32.3%	$39.04	02/28/2027	2 x 5 yr	N
Raymond James	A3/A-/A-	24,364	12.8%	$1,153,402	15.5%	$47.34	03/31/2030	1 x 5 yr	N
Kayne Anderson	NR/NR/NR	25,733	13.5%	$1,042,701	14.0%	$40.52	08/31/2030	2 x 5 yr	N
Kaufman, Rossin & Co.	NR/NR/NR	16,308	8.6%	$527,873	7.1%	$32.37	06/30/2030	2 x 5 yr	N
Truist	Baa1/A-/A-	9,624	5.1%	$440,049	5.9%	$45.72	12/31/2028	2 x 5 yr	N
AF Encore Management	NR/NR/NR	10,585	5.6%	$324,559	4.4%	$30.66	07/31/2026	1 x 5 yr	N
Subtotal/Wtd. Avg.		148,044	77.8%	$5,886,907	79.2%	$39.76

Other Tenants		42,351	22.2%	$1,544,201	20.8%	$36.46
Occupied Collateral Total		190,395	100.0%	$7,431,108	100.0%	$39.03

Vacant Space		0	0.0%
Total/Wtd. Avg.		190,395	100.0%

(1)	Based on the underwritten rent roll dated May 16, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	The Annual UW Rent, % of Total Annual UW Rent and Annual UW Rent PSF shown above include contractual rent steps through June 2025 and straight-line rent averaging for certain investment grade tenants through the earlier of lease or loan maturity.

A-3-60

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

The following table presents certain information relating to the lease rollover schedule at the One Town Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling
MTM	4	5,541	2.9%	2.9%	$0	0.0%	0.0%	$0.00
2024	0	0	0.0%	2.9%	$0	0.0%	0.0%	$0.00
2025	2	10,655	5.6%	8.5%	$492,588	6.6%	6.6%	$46.23
2026	4	18,014	9.5%	18.0%	$605,751	8.2%	14.8%	$33.63
2027	4	67,194	35.3%	53.3%	$2,650,266	35.7%	50.4%	$39.44
2028	2	12,911	6.8%	60.0%	$577,248	7.8%	58.2%	$44.71
2029	0	0	0.0%	60.0%	$0	0.0%	58.2%	$0.00
2030	3	66,405	34.9%	94.9%	$2,723,977	36.7%	94.9%	$41.02
2031	0	0	0.0%	94.9%	$0	0.0%	94.9%	$0.00
2032	2	9,675	5.1%	100.0%	$381,277	5.1%	100.0%	$39.41
2033	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
2034	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
2035 & Thereafter	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Vacant	0	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	21	190,395	100.0%		$7,431,108	100.0%		$39.03

(1)	Based on the underwritten rent roll dated May 16, 2024, inclusive of contractual rent steps through June 2025 and straight-line rent averaging for certain investment grade tenants through the earlier of lease or loan maturity.
(2)	Certain tenants may have termination options that are not accounted for in the lease rollover schedule.

The Market. The One Town Center Property is located in southeastern Palm Beach County, Florida, in the city of Boca Raton. The property is located 24.8 miles to the north of Fort Lauderdale-Hollywood International Airport and 0.3 miles to the GreenStreet rated A+ Boca Town Center. Major employers include Tenet Healthcare Corp, NextEra Energy/Florida Power & Light Co, Florida Atlantic University, Hospital Corp. of America and Boca Raton Regional Hospital. The local neighborhood contains a mix of office, retail and residential properties with approximately 44,479 households within a 3-mile radius. Primary access to the property market area is provided by Interstate 95, the primary north-south freeway traveling through the region that connects the property neighborhood to the West Palm Beach and Fort Lauderdale CBD.

According to the appraisal, the 2023 population and average household income within a one-, three- and five-mile radius of the One Town Center Property was 11,015, 104,583, 272,692 and $114,597, $133,924, and $119,472, respectively. Between 2010 and 2023, the population within a one-, three-, and five-mile radius increased by 12.8%, 17.5%, and 15.2%, respectively.

According to the appraisal, the property is located in the Boca Raton West submarket of the Palm Beach-FL office market. As of the first quarter of 2024, the submarket reported a total inventory of approximately 5.31 million SF with a 7.2% vacancy rate and average asking rent of $45.10 PSF.

The following table presents certain information relating to the appraisal’s market rent conclusions for the One Town Center Property:

Market Rent Summary
	Office 1-5 Multi	Office 1-5 Full	Office 6-9 Multi	Office 6-9 Full	Office 10 Penthouse	Restaurant Space	Amenity Space
Market Rent (PSF)	$44.50	$43.00	$45.50	$44.00	$46.00	$40.00	$0.00
Lease Term (Years)	5	7	5	7	11	7	0
Lease Type	Net	Net	Net	Net	Net	Net	None
Escalations	3.0% annually	3.0% annually	3.0% annually	3.0% annually	3.0% annually	3.0% annually	None
Tenant Improvements (New/Renewal)	$50 / $10	$60 / $10	$50 / $10	$60 / $10	$75 / $10	$75 / $10	$0 / $0
Leasing Commissions (New/Renewal)	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	None
Free Rent (Months) (New)	3	4	3	4	6	3	0

Source: Appraisal.

A-3-61

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

The following table presents information relating to comparable sales pertaining to the One Town Center Property:

		Sales Comparable(1)
Property Name/Location	Year Built/ Renovated	Size (SF)	Occupancy	Sale Date	Sale Price	Sale Price (PSF)
One Town Center Boca Raton, FL	1990 / NAP	190,395(2)	100.0%(2)
Phillips Point Office Complex West Palm Beach, FL	1985 / 1988	437,188	90.0%	Jan-2021	$282,000,000	$645
Bank of America Tower Boca Raton, FL	1969 / 2013	109,497	79.0%	Jul-2021	$44,600,000	$407
Palmetto Park City Center Boca Raton, FL	1997 / NAP	66,606	60.0%	Mar-2022	$25,200,000	$378
Boca Centre Office Park Boca Raton, FL	1986 / 2000	368,046	64.0%	Mar-2022	$171,500,000	$466
CUBE Wynwd Miami, FL	2018 / NAP	92,552	98.0%	Dec-2022	$62,000,000	$670
Cornerstone One Plantation, FL	1991 / 2022	170,172	80.0%	Mar-2023	$37,935,000	$223
355 Alhambra Coral Gables, FL	2001 / 2017	222,757	84.0%	Sep-2023	$88,750,000	$398
Aventura Corporate Center Aventura, FL	1986 / 2019	254,975	90.0%	Jun-2024	$140,000,000	$549

(1)	Information obtained from appraisal.
(2)	Information obtained from the underwritten rent roll dated May 16, 2024.

The following table presents certain information relating to the appraiser’s market rent conclusions for the One Town Center Property:

Comparable Office Properties(1)
Property Name/Location	Total NRA (SF)	Year Built/Renovated	Base Rental Rate	Stories	% Occupied
One Town Center Boca Raton, FL	190,395(2)	1990 / NAP	$39.03(2)	10	100.0%(2)
Boca Village Corporate Boca Raton, FL	104,569	2008 / NAP	$38.00	7	100.0%
1800 Boca Center Boca Raton, FL	145,171	2008 / 2022	$43.00	4	90.0%
Boca Centre Towers I & II Boca Raton, FL	232,817	1986 / 2000	$45.00	6	81.0%
Boca Centre Towers I & II Boca Raton, FL	232,817	1986 / 2000	$43.50	6	81.0%
Two Town Center Boca Raton, FL	145,344	1986 / 1999	$45.00	11	90.0%

(1)	Information obtained from the appraisal.
(2)	Information obtained from the underwritten rent roll dated May 16, 2024 with Base Rental Rate inclusive of contractual rent steps through June 2025 and straight-line rent averaging for certain investment grade tenants through the earlier of lease or loan maturity.

A-3-62

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the One Town Center Property:

Cash Flow Analysis
	2021	2022	2023	TTM 04/30/2024	UW		UW PSF
Base Rent(2)	$5,714,035	$6,213,822	$6,700,010	$6,797,480	$6,687,997		$35.13
Grossed Up Vacant Space	$0	$0	$0	$0	$743,111		$3.90
(Free Rent Adjustment)	($128,384)	($259,137)	($129,724)	($111,012)	$0		$0.00
Gross Potential Rent	$5,585,651	$5,954,685	$6,570,286	$6,686,468	$7,431,108		$39.03
Other Income	$16,460	$34,130	$30,679	$32,977	$32,977		$0.17
Parking/Garage/Other	$47,213	$61,063	$56,573	$53,723	$53,723		$0.28
Total Recoveries	$2,361,383	$3,376,934	$3,635,993	$3,838,354	$4,113,154		$21.60
Net Rental Income	$8,010,707	$9,426,812	$10,293,531	$10,611,522	$11,630,962		$61.09
(Vacancy & Credit Loss)	$0	$0	$0	$0	($743,111)(1)		($3.90)
Effective Gross Income	$8,010,707	$9,426,812	$10,293,531	$10,611,522	$10,887,851		$57.19

Real Estate Taxes	$691,207	$1,494,161	$1,517,719	$1,479,176	$1,479,176		$7.77
Insurance	$195,478	$235,676	$249,887	$257,696	$844,955		$4.44
Management Fee	$232,413	$281,759	$307,320	$317,033	$326,636		$1.72
Other Operating Expenses	$1,610,710	$1,777,044	$1,828,126	$1,922,308	$1,922,308		$10.10
Total Expenses	$2,729,808	$3,788,641	$3,903,052	$3,976,213	$4,573,075		$24.02

Net Operating Income	$5,280,899	$5,638,171	$6,390,479	$6,635,309	$6,314,776		$33.17
Replacement Reserves	$0	$0	$0	$0	$38,079		$0.20
TI/LC	$0	$0	$0	$0	$190,395		$1.00
Non-Recurring Items	$0	$0	$0	$0	($50,000)		($0.26)
Net Cash Flow	$5,280,899	$5,638,171	$6,390,479	$6,635,309	$6,136,302		$32.23

Occupancy %	94.7%	97.0%	99.7%	100.0%	90.0%	(1)
NOI DSCR	1.39x	1.49x	1.68x	1.75x	1.66x
NCF DSCR	1.39x	1.49x	1.68x	1.75x	1.62x
NOI Debt Yield	10.4%	11.1%	12.5%	13.0%	12.4%
NCF Debt Yield	10.4%	11.1%	12.5%	13.0%	12.0%

(1)	The underwritten economic vacancy is 10.0%. The One Town Center Property was 100.0% leased as of May 16, 2024.
(2)	The Base Rent shown above includes contractual rent steps through June 2025 and straight-line rent averaging for certain investment grade tenants through the earlier of lease or loan maturity.

Escrows and Reserves.

Real Estate Taxes –The loan documents require an upfront deposit of $580,236 and ongoing monthly real estate tax reserves in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next 12 months, initially $145,059.

Insurance – The loan documents require an upfront deposit of $73,934 and ongoing monthly insurance reserves in an amount equal to 1/12th of the insurances premiums that the lender estimates will be payable during the next 12 months, initially $73,934. Notwithstanding the above, the borrower’s obligation to make insurance reserve payments will be waived so long as (i) no event of default is continuing, (ii) the insurance policies maintained by borrower are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, and (iii) borrower provides lender evidence of renewal of policies and paid receipts no later than 10 business days prior to policy expiration.

Replacement Reserve – The loan documents require monthly deposits of $2,424 for replacement reserves.

Leasing Reserve – The loan documents require an upfront reserve of $500,000 for leasing costs and ongoing monthly reserves in an amount equal to approximately $15,866.

Existing TI/LC Reserve – The loan documents require an upfront deposit of $47,865 for existing tenant improvements and leasing commissions related to existing leases at the property.

Lockbox and Cash Management. The One Town Center Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower is required to direct the tenants to pay rent directly into the lockbox account. On each business day during the continuance of a Cash Trap Event Period, the lockbox bank is required to transfer amounts on deposit in the lockbox account into a lender-controlled cash management account, which amounts are to be applied in accordance with the loan documents. If no Cash Trap Event Period (as defined below) exists, all excess cash flow will be disbursed to the borrower. During the continuance of a Cash Trap Event Period, excess cash flow is required to be held by the lender as additional collateral.

A-3-63

Office - Suburban	Loan #6	Cut-off Date Balance:	$51,000,000
One Town Center	One Town Center	Cut-off Date LTV:	61.7%
Boca Raton, FL 33486		UW NCF DSCR:	1.62x
		UW NOI Debt Yield:	12.4%

A “Cash Trap Event Period” will commence upon any of the following:

(i)	the occurrence and continuance of an event of default under the One Town Center Mortgage Loan;
(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) on the One Town Center Mortgage Loan falling below 1.15x (tested quarterly); or
(iii)	the commencement and continuance of a Major Tenant Event Period (as defined below).

A Cash Trap Event Period will end upon the occurrence of the following:

•	with regard to clause (i), the cure of such event of default;
•	with regard to clause (ii), the date that the debt service coverage ratio has been equal to or greater than 1.15x for two (2) consecutive calendar quarters;
•	with regard to clause (iii), the termination of all Major Tenant Event Periods.

A “Major Tenant” means, individually or collectively, Bank of America Merrill Lynch, its successors and assigns, and any replacement tenant that enters into a lease for the major tenant space.

A “Major Tenant Event Period” means the occurrence of any of the following:

(i)	a Major Tenant fails to renew or extend the term of its lease, pursuant to the terms of such Major Tenant’s lease;
(ii)	a Major Tenant “goes dark,” vacates or otherwise fails to continuously occupy the entirety of its space;
(iii)	a Major Tenant files, as a debtor, bankruptcy or similar insolvency proceeding; or
(iv)	a Major Tenant terminates or cancels its lease or gives notice to do so.

A “Major Tenant Event Period” will end upon the occurrence of the following:

•	with regard to clause (i) above, the lender has received evidence that all of the space has been leased to one or more replacement tenants and that each tenant is in occupancy, open for business, paying full, unabated rent (or is reserved with the lender), and all tenant improvements and leasing commissions have been paid (or are reserved with the lender);
•	with regard to clause (ii), the applicable Major Tenant has resumed its normal business operations in its entire Major Tenant Space and is open during customary hours for a period of two (2) consecutive calendar quarters;
•	with regard to clause (iii), the bankruptcy or insolvency proceeding has been dismissed or the bankruptcy has been terminated in a manner satisfactory to the lender;
•	with regard to clause (iv), the Major Tenant Re-Tenanting Event (as defined below) has occurred.

A “Major Tenant Re-Tenanting Event” means that the lender has received satisfactory evidence that all of the applicable major tenant space has been leased to one or more satisfactory replacement tenants, each pursuant to a satisfactory replacement lease, that each such tenant is in occupancy of its premises, open for business and is then paying full, unabated rent pursuant to the terms of its lease.

Terrorism Insurance. The One Town Center Mortgage Loan documents require an “all risk” insurance policy on a replacement cost basis, together with (i) business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity, (ii) windstorm and/or named storm coverage with a deductible up to 5% of the total insurable value, and (iii) terrorism coverage as defined by TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-64

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

A-3-65

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

A-3-66

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

Bronx Terminal Market
610 Exterior Street
Bronx, NY 10451
BRONX
MANHATTAN
Harlem
East Harlem
Washington Heights
Hamilton Heights
Morningside Heights
Harlem River
Harlem River Drive
Major Deegan Expwy.
METRO NORTH
Highbridge Park
Yankee Stadium
Rev. T. Wendell Foster Park
Franz Sigel Park
Jackie Robinson Park
St. Nicholas Park
Col. Young Playground
Bronx Supreme Court
Concourse Plaza
Elston Gene Howard Field
Hostos Community College
Lincoln Medical Center
Morris-Jumel Mansion
Sugar Hill Children's Museum of Art & Storytelling
The Grove School of Engineering
Shepard Hall
Morris Raphael Cohen Library
The City College of New York
Manhattanville Community Center
The Urban Assembly School for the Performing Arts
New York Public Library
Apollo Theater
Hotel Theresa
Adam C. Powell Jr. Harlem State Office Building
NYC Health + Hospitals/Harlem
National Black Theatre
MADISON AVENUE BRIDGE
THIRD AVENUE BRIDGE
WILLIS AVENUE BRIDGE
TRIBORO BRIDGE
161ST ST/ YANKEE STADIUM
YANKEE STADIUM/ 153RD ST
149TH ST/ GRAND CONCOURSE
138TH ST/ GRAND CONCOURSE
138TH ST/ 3RD AVE
125TH ST/ LEXINGTON
HARLEM/ 125TH ST
125TH ST/ LENOX
135TH ST/ LENOX
145TH ST/ LENOX
148TH ST/ LENOX
155TH ST
155TH ST/ ST. NICHOLAS
145TH ST
135TH ST
125TH ST
168TH ST/ WASHINGTON HEIGHTS
163RD ST/ AMSTERDAM
157TH ST/ BROADWAY
145TH ST/ BROADWAY
137TH ST/ BROADWAY- CITY COLLEGE
125TH ST/ BROADWAY
Broadway
Amsterdam Ave.
St. Nicholas Ave.
St. Nicholas Pl.
Frederick Douglass Blvd.
Adam Clayton Powell Jr. Blvd.
Malcolm X Blvd.
5th Ave.
Madison Ave.
Park Ave.
Jerome Ave.
River Ave.
Gerard Ave.
Walton Ave.
Grand Concourse
Morris Ave.
Park Ave.
Melrose Ave.
Courtlandt Ave.
3rd Ave.
Alexander Ave.
Willis Ave.
2nd Ave.
1st Ave.
Bruckner Blvd.
Macombs Pl.
W. 155th St.
W. 145th St.
W. 135th St.
W. 125th St.
E. 167th St.
E. 161st St.
E. 156th St.
E. 153rd St.
E. 149th St.
E. 138th St.
E. 135th St.
E. 125th St.
PATERSON
NEW JERSEY
NEWARK
JERSEY CITY
MANHATTAN
BRONX
QUEENS
BROOKLYN
STATEN ISLAND
LONG ISLAND
YONKERS
Atlantic Ocean

A-3-67

Mortgage Loan No. 7 – Bronx Terminal Market

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Bronx, NY 10451
Original Balance(1):	$50,210,526			General Property Type:	Retail
Cut-off Date Balance(1):	$50,210,526			Detailed Property Type:	Anchored
% of Initial Pool Balance:	5.5%			Title Vesting:	Leasehold
Loan Purpose:	Refinance			Year Built/Renovated:	2009 / NAP
Borrower Sponsor:	The Related Companies, L.P.			Size:	918,779 SF
Guarantor:	The Related Companies, L.P.			Cut-off Date Balance Per SF(1):	$261
Mortgage Rate:	5.18100%			Maturity Date Balance Per SF(1):	$261
Note Date:	8/6/2024			Property Manager:	BTM Development Partners, LLC
Maturity Date:	8/6/2029
Term to Maturity:	60 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$28,594,688
IO Period:	60 months			UW NCF:	$27,492,153
Seasoning:	0 months			UW NOI Debt Yield(1):	11.9%
Prepayment Provisions(2):	L(23),YM1(1),DorYM1(32),O(4)			UW NCF Debt Yield(1):	11.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	11.9%
Additional Debt Type(1):	Pari Passu / B Note			UW NCF DSCR(1):	2.18x
Additional Debt Balance(1):	$189,789,474 / $140,000,000			Most Recent NOI:	$30,377,981 (3/31/2024 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$30,756,078 (12/31/2023)
Reserves(3)				3rd Most Recent NOI:	$31,251,930 (12/31/2022)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	90.2% (4/19/2024)
RE Tax:	$0	Springing	NAP	2nd Most Recent Occupancy:	98.4% (12/31/2023)
Insurance:	$0	Springing	NAP	3rd Most Recent Occupancy:	98.4% (12/31/2022)
Replacement Reserve:	$0	Springing	$547,400	Appraised Value (as of):	$555,000,000 (4/30/2024)
TI/LC:	$874,981	Springing	$1,696,118	Appraised Value Per SF:	$604
Ground Rent Reserve:	$0	Springing	NAP	Cut-off Date LTV Ratio(1):	43.2%
DMV Space Reserve:	$9,000,000	$0	NAP	Maturity Date LTV Ratio(1):	43.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1):	$240,000,000	61.0%	Loan Payoff:	$376,708,834	95.8%
Subordinate Companion Loan(1):	$140,000,000	35.6%	Upfront Reserves:	$9,874,981	2.5%
Borrower Sponsor Equity:	$13,238,721	3.4%	Closing Costs:	$6,654,906	1.7%
Total Sources:	$393,238,721	100.0%	Total Uses:	$393,238,721	100.0%

(1)	The Bronx Terminal Market Mortgage Loan (as defined below) is part of The Bronx Terminal Market Whole Loan (as defined below) which is comprised of 21 senior pari passu promissory notes and one subordinate B-note, with an aggregate original principal balance and Cut-off Date Balance of $380,000,000. The Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the Bronx Terminal Market Senior Loan (as defined below). The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR, UW NOI Debt Yield, UW NCF Debt Yield and UW NOI Debt Yield at Maturity figures presented above are based on the Bronx Terminal Market Senior Loan. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR, UW NOI Debt Yield, UW NCF Debt Yield and UW NOI Debt Yield at Maturity figures based upon the Bronx Terminal Market Whole Loan are $414, $414, 68.5%, 68.5%, 1.07x, 7.5%, 7.2% and 7.5%, respectively.
(2)	The lockout period will be at least 23 payment dates beginning with and including the first payment date on September 6, 2024. Defeasance of the Bronx Terminal Market Whole Loan in full is permitted at any time after the earlier to occur of (i) September 6, 2027 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, on any business day on and after August 6, 2026 voluntary prepayment of the Bronx Terminal Market Whole Loan is permitted in whole (but not in part), together with, if such voluntary prepayment occurs prior to the Open Prepayment Date, a prepayment fee equal to the greater of (x) 1.00% of the principal amount of the Bronx Terminal Market Whole Loan being prepaid and (y) a yield maintenance premium. The assumed lockout period of 23 payments is based on the expected BANK5 2024-5YR9 securitization closing date in August 2024. The actual lockout period may be longer.
(3)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.

The Mortgage Loan. The seventh largest mortgage loan (the “Bronx Terminal Market Mortgage Loan”) is part of a whole loan (the “Bronx Terminal Market Whole Loan”) evidenced by 21 senior pari passu promissory notes totaling $240,000,000 (the “Bronx Terminal Market Senior Loan”) and one subordinate B-note totaling $140,000,000 (the “Bronx Terminal Market Subordinate Companion Loan”), with an aggregate principal balance of $380,000,000. The Bronx Terminal Market Whole Loan was co-originated by German American Capital Corporation (“GACC”), Wells Fargo Bank, National Association (“WFB”), Bank of America, National Association (“BANA”) and Starwood Mortgage Capital LLC (“SMC”) on August 6, 2024. The Bronx Terminal Mortgage Loan is evidenced by the non-controlling notes A-12, A-13, A-14, A-15 and A-16, with an aggregate original principal balance of $50,210,526. The Bronx Terminal Market Whole Loan is secured by a leasehold interest in a 918,779 SF, multi-level, anchored retail center, connected via a six-level, 2,602 stall parking garage located in Bronx, New York (the “Bronx Terminal Market Property”).

A-3-68

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

The table below identifies the promissory notes that comprise the Bronx Terminal Market Whole Loan. The relationship between the holders of the Bronx Terminal Market Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the prospectus. The Bronx Terminal Market Whole Loan is an AB whole loan, and the controlling note as of the date hereof is the Note B. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift to Note A-1. The Bronx Terminal Market Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR9 securitization until Note A-1 is securitized, whereupon the Bronx Terminal Market Whole Loan will be serviced pursuant to the pooling and servicing agreement for the transaction in which the Note A-1 is securitized. See “The Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans” in the prospectus.

The promissory notes comprising the Bronx Terminal Market Whole Loan are summarized in the below table:

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1(1)	$40,000,000	$40,000,000	GACC	No(2)
A-2(1)	$20,000,000	$20,000,000	GACC	No
A-3(1)	$15,000,000	$15,000,000	GACC	No
A-4(1)	$11,578,947	$11,578,947	GACC	No
A-5(1)	$5,000,000	$5,000,000	GACC	No
A-6(1)	$10,000,000	$10,000,000	SMC	No
A-7(1)	$10,000,000	$10,000,000	SMC	No
A-8(1)	$10,000,000	$10,000,000	SMC	No
A-9(1)	$10,000,000	$10,000,000	SMC	No
A-10(1)	$4,000,000	$4,000,000	SMC	No
A-11(1)	$4,000,000	$4,000,000	SMC	No
A-12	$30,000,000	$30,000,000	BANK5 2024-5YR9	No
A-13	$10,000,000	$10,000,000	BANK5 2024-5YR9	No
A-14	$4,500,000	$4,500,000	BANK5 2024-5YR9	No
A-15	$3,210,526	$3,210,526	BANK5 2024-5YR9	No
A-16	$2,500,000	$2,500,000	BANK5 2024-5YR9	No
A-17(1)	$30,000,000	$30,000,000	BANA	No
A-18(1)	$10,000,000	$10,000,000	BANA	No
A-19(1)	$4,500,000	$4,500,000	BANA	No
A-20(1)	$3,210,526	$3,210,526	BANA	No
A-21(1)	$2,500,000	$2,500,000	BANA	No
Senior Loan	$240,000,000	$240,000,000
Note B	$140,000,000	$140,000,000	CPPIB Credit Investments III Inc.	Yes(2)
Whole Loan	$380,000,000	$380,000,000

(1)	Expected to be contributed to one or more securitization trust(s) or may otherwise be transferred at any time.
(2)	The Bronx Terminal Market Whole Loan is an AB whole loan, and the controlling note as of the date hereof is the Note B. Upon the occurrence of certain trigger events specified in the co-lender agreement, however, control will generally shift to the Note A-1. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loan—The Bronx Terminal Market Whole Loan” in the Preliminary Prospectus for more information regarding the manner in which control shifts under the Bronx Terminal Market Whole Loan.

A-3-69

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

The Borrower and the Borrower Sponsor. The borrower for the Bronx Terminal Market Whole Loan is BTM Development Partners, LLC, a New York limited liability company and single purpose entity with a Delaware limited liability company sole member that is a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bronx Terminal Market Whole Loan.

The borrower sponsor is The Related Companies, L.P. (“Related”). Founded in 1972, Related is a privately-owned, fully integrated global real estate and lifestyle company with experience in virtually every aspect of development, acquisition, management, finance, marketing, and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, West Palm Beach, Miami, Washington, D.C., Abu Dhabi and London, and boasts a team of approximately 4,000 professionals. Related has over $60 billion in assets owned or under development.

The Property. The Bronx Terminal Market Property is a four building, 918,779 SF, multi-level, anchored retail center, connected via a six-level, 2,602 space parking garage located in Bronx, New York. Completed in 2009, the Bronx Terminal Market Property features a well-known anchor tenant profile along with street level retail, restaurant and mixed-use space. The top 5 tenants at the Bronx Terminal Market Property account for 595,744 SF (64.8% NRA) and include Target, BJ’s Wholesale Club, Home Depot, Food Bazaar and Burlington Coat Factory. The Bronx Terminal Market Property is located on the Bronx riverfront and a short distance from Yankee Stadium within a residential neighborhood with access to public transportation nodes including the Major Deegan Expressway and the Yankees East 153rd Street Metro North Station, which is one stop away on three train lines from Grand Central Station.

The Bronx Terminal Market Property is anchored by Target (Moody’s: A2, Fitch: A, S&P: A), BJ’s Wholesale Club (S&P: BB+), and Home Depot (Moody’s: A2, Fitch: A, S&P: A ), all three of which have been in occupancy at the Bronx Terminal Market Property since delivery. The Bronx Terminal Market Property’s tenant mix also includes other well-established national retailers (such as Burlington Coat Factory, Best Buy, and Skechers), the largest supermarket location in the Bronx (Food Bazaar), and numerous cultural, educational, and lifestyle offerings (Universal Hip Hop Museum, City University of NY, Chuck E. Cheese, GameStop, and GNC, among others). Overall, the Bronx Terminal Market Property is currently 90.2% leased to 21 tenants with a 7.6-year weighted average remaining lease term.

Major Tenants.

Target (188,446 square feet; 20.5% of net rentable area; 4.6% of underwritten base rent) – Target (Moody’s: A2 / Fitch: A / S&P: A) operates as a general merchandise retailer, selling products to its guests through its stores and digital channels. Founded in 1962, Target is headquartered in Minneapolis, Minnesota and has 1,963 stores in all 50 states and the District of Columbia. Prior to its original opening at the Bronx Terminal Market Property, Target elected to prepay approximately $46.4 million of base rent (residual in-place base rent is 80.9% below appraiser’s market rent). At the Bronx Terminal Market Property, Target has consecutive, five-year renewal options until the ground lease maturity.

BJ’s Wholesale Club (130,099 square feet; 14.2% of net rentable area; 19.9% of underwritten base rent) – BJ's Wholesale Club Holdings, Inc. (S&P: BB+) is a warehouse club operator concentrated primarily in the eastern half of the United States. Founded in 1984, the company has more than 6.5 million members paying annual fees to gain access to savings on groceries and general merchandise and services. At the Bronx Terminal Market Property, BJ’s Wholesale Club has four, five-year renewal options until ground lease maturity.

Home Depot (124,955 SF; 13.6% of NRA; 24.1% of underwritten base rent) – The Home Depot, Inc. (Moody’s: A2 / Fitch: A / S&P: A) is a home improvement retailer offering an assortment of building materials, home improvement products, lawn and garden products, décor products, and facilities maintenance, repair, and operations products. The company also provides a number of services, including home improvement installation services and tool and equipment rental. At the Bronx Terminal Market Property, Home Depot has four, five-year renewal options.

A-3-70

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

The following table presents certain information relating to the major tenants at the Bronx Terminal Market Property:

Top Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/Fitch/S&P)(2)	Tenant SF	% of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Sales PSF(3)	Occ Cost(3)	Lease Expiration	Renewal Options	Term. Option (Y/N)
Anchors
Target	A2/A/A	188,446	20.5%	1,262,964	4.6%	$6.70(4)	NAV	NAV	10/14/2033	(5)	N
BJ's Wholesale Club	NR/NR/BB+	130,099	14.2%	5,481,721	19.9%	$42.14	NAV	NAV	8/2/2029	4 x 5 yr	N
Home Depot	A2/A/A	124,955	13.6%	6,652,604	24.1%	$53.24	NAV	NAV	2/28/2034	4 x 5 yr	N
Major Tenants
Food Bazaar	NR/NR/NR	77,915	8.5%	2,488,352	9.0%	$31.94	NAV	NAV	9/30/2039	4 x 5 yr	N
Burlington Coat Factory	NR/NR/BB+	74,329	8.1%	2,338,390	8.5%	$31.46	$345	14.8%	1/31/2028	3 x 5 yr	N
Best Buy	A3/NR/BBB+	52,086	5.7%	1,927,182	7.0%	$37.00	NAV	NAV	3/31/2030	1 x 5 yr	N
Raymour & Flanigan	NR/NR/NR	46,253	5.0%	1,200,000	4.3%	$25.94	NAV	NAV	10/31/2027	None	N
LIDL	NR/NR/NR	23,204	2.5%	1,000,000	3.6%	$43.10	NAV	NAV	10/31/2039	3 x 5 yr	N
Chuck E. Cheese	NR/NR/NR	19,834	2.2%	791,972	2.9%	$39.93	$185	30.8%	12/31/2028	3 x 5 yr	N
Dollar Discount	NR/NR/NR	15,490	1.7%	300,000	1.1%	$19.37	NAV	NAV	6/30/2028	None	N
Largest Tenants		752,611	82.0%	$23,443,186	85.0%	$31.15

Non-Major Tenants		76,541	8.3%	$4,168,315	15.1%	$54.46

Occupied Collateral Total		829,152	90.2%	$27,611,501	100.0%	$33.30
Vacant Space		89,627	9.8%	$0	0.0%	$0.00
Total/Wtd. Avg.		918,779	100.0%	$27,611,501	100.0%	$33.30

(1)	Based on the underwritten rent roll dated April 19, 2024.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Sales PSF are presented as of the 12 months ended December 2023, as provided by the borrower sponsors. Occupancy costs are calculated by the annual gross rent divided by the respective tenant annual sales.
(4)	Target’s one-time rent prepayment of approximately $46.4 million significantly reduced its contractual rent obligations.
(5)	Target has consecutive, five-year renewal options until the ground lease maturity.

The following table presents certain information relating to tenant sales history with respect to the Bronx Terminal Market Property.

Tenant Sales
		2021		2022		2023
	Square Feet	Sales	Sales PSF	Sales	Sales PSF	Sales	Sales PSF
Burlington Coat Factory	74,329	$33,696,922	$453.35	$23,464,920	$315.69	$25,668,704	$345.34
Chuck E. Cheese	19,834	$2,049,413	$103.33	$3,132,931	$157.96	$3,670,435	$185.06
Skechers U.S.A.	8,741	$3,242,409	$370.94	$2,635,698	$301.53	$2,872,708	$328.65
Applebee's	6,661	$5,688,990	$854.07	$5,504,388	$826.36	$6,399,111	$960.68
GNC	1,980	$503,972	$254.53	$463,644	$234.16	$436,550	$220.48

A-3-71

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

The following table presents certain information relating to the lease rollover schedule at the Bronx Terminal Market Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling(3)
MTM/ 2024	1	1,980	0.2%	0.2%	$70,000	0.3%	0.30%	$35.35
2025	2	5,218	0.6%	0.8%	$302,740	1.1%	1.3%	$58.02
2026	1	8,741	1.0%	1.7%	$349,640	1.3%	2.6%	$40.00
2027	3	84,880	9.2%	11.0%	$3,406,986	12.3%	15.0%	$40.14
2028	4	112,381	12.2%	23.2%	$3,594,042	13.0%	28.0%	$31.98
2029	2	136,760	14.9%	38.1%	$6,045,908	21.9%	49.9%	$44.21
2030	1	52,086	5.7%	43.8%	$1,927,182	7.0%	56.8%	$37.00
2031	0	0	0.0%	43.8%	$0	0.0%	56.8%	$0.00
2032	0	0	0.0%	43.8%	$0	0.0%	56.8%	$0.00
2033	1	188,446	20.5%	64.3%	$1,262,964	4.6%	61.4%	$6.70
2034	3	129,048	14.0%	78.3%	$6,823,967	24.7%	86.1%	$52.88
2035 & Beyond	3	109,612	11.9%	90.2%	$3,828,072	13.9%	100.0%	$34.92
Vacant	NAP	89,627	9.8%	100.0%	NAP	NAP	NAP	NAP
Total/Wtd. Avg.	21	918,779	100.0%		$27,611,501	100.0%		$33.30

(1)	Based on the underwritten rent roll dated April 19, 2024.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Bronx Terminal Market Property is located within the Concourse neighborhood of the Bronx, which has been improved by several development projects in recent years. According to a third party report, the Bronx is currently the third most densely populated county across New York with the fastest observed population growth since 2010. Additionally, the Penn Station Access Project is expected to be completed in 2027, which will bring four new rail stations to the Bronx, improve existing tracks and bridges, and cut travel times from the Bronx to Manhattan by as much as 50 minutes.

The Bronx Terminal Market Property is located adjacent to the Bronx Point development, which will include 540 affordable multifamily units (projected delivery in 2024), educational community facilities, cultural space, and several food and beverage outlets. Additional development underway adjacent to the Bronx Terminal Market Property includes the 300,000 SF Success Academy Charter School, which will serve 2,400 children grades K-12 and strengthen foot traffic at the Property upon delivery in 2025.

According to the appraisal, the Bronx Terminal Market Property is located in the Bronx submarket, which contains 5.3 million SF of retail space across 27 shopping center as of the first quarter of 2024. The submarket reported average asking rents of $51.95 with a vacancy rate of 5.8%.

According to the appraisal, the 2022 population within a 0.5-, 1-, and 1.5 mile radius of the Bronx Terminal Market Property was 23,422, 194,242, and 464,962, respectively, and the average household income within the same radii was $59,248, $64,363 and $60,775, respectively.

A-3-72

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

The following table presents certain information relating to the appraisal’s market rent conclusion for the Bronx Terminal Market Property:

Market Rent Summary(1)
	Anchor	Junior Anchor	Inline (Large, 8K SF)	Inline (Small to Mid)
Market Rent (PSF)	$35-$40	$35-$45	$40-$55	$40-$70
Lease Term (Years)	15	15	10	10
Lease Type (Reimbursements)	Net	Net	Net	Net
Rent Increase Projection	10% every 6 years	10% every 6 years	3% per year	3% per year

(1)	Source: Appraisal, unless stated otherwise.

The following table presents certain information relating to comparable retail centers for the Bronx Terminal Market Property:

Competitive Property Summary(1)
Property Name	Year Built/Renovated	Total NRA	Total Occupancy	Distance to Subject	Anchor / Major Tenants
Bronx Terminal Market 610 Exterior Street Bronx, NY	2009/NAP	918,779(2)	90.2%(2)		Target BJ’s Wholesale Club Home Depot
Bay Plaza Shopping Center 2136-2210 Bartow Avenue Bronx, NY	1998/2004	1,313,640	100%	10.2 miles	AMC Theaters Stop & Shop Burlington P.C. Richard & Son Marshalls Bob’s Discount Furniture Ashley Home Store Staples
East River Plaza 520 East 117th Street Bronx, NY	2009/NAP	531,541	93%	1.0 mile	Target Costco Burlington
The Shops at Marble Hill 40 West 225th Street Bronx, NY	2004/NAP	238,549	100%	4.8 miles	Target Marshalls
Bruckner Commons 1998 Bruckner Boulevard Bronx, NY	1964/1989	369,301	89%	4.4 miles	Target Burlington Leonardo Furniture

(1)	Source: Appraisal, unless stated otherwise. The retail properties displayed in the chart reflect the primary competition for the Bronx Terminal Market Property.
(2)	Information based on the underwritten rent roll dated April 19, 2024.

Appraisal. According to the appraisal, Bronx Terminal Market Property had an “as-is” appraised value of $555,000,000 as of April 30, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated May 1, 2024, there was no evidence of any recognized environmental conditions at the Bronx Terminal Market Property.

Property Management. The Bronx Terminal Market Property is managed by BTM Development Partners, LLC.

A-3-73

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and underwritten cash flows of the Bronx Terminal Market Property:

Cash Flow Analysis
	2021	2022	2023	TTM 3/31/2024	UW	UW PSF
Rents in Place	$29,922,700	$30,411,117	$29,994,500	$29,571,181	$27,611,501	$30.05
Vacant Income	$0	$0	$0	$0	$5,098,835	$5.55
Rent Steps	$0	$0	$0	$0	$651,989(1)	$0.71
Rent averaging	$0	$0	$0	$0	$61,190(2)	$0.07
Reimbursements	$11,887,079	$11,990,961	$12,369,626	$11,746,374	$11,799,331	$12.84
Other Income(3)	$5,646,293	$5,765,693	$5,693,876	$6,103,944	$6,196,018	$6.74
Gross Potential Income	$47,456,072	$48,167,771	$48,058,002	$47,421,498	$51,418,865	$55.96
(Vacancy)	$0	$0	$0	$0	($5,098,835)	($5.55)
Effective Gross Income	$47,456,072	$48,167,771	$48,058,002	$47,421,498	$46,320,029	$50.41

Real Estate Taxes	$1,951,556	$1,970,892	$2,021,028	$2,036,650	$3,261,247	$3.55
Insurance	$607,856	$803,176	$1,075,421	$1,144,688	$1,071,032	$1.17
Ground Rent Expense	$935,452	$961,531	$1,078,546	$1,061,574	$1,371,008	$1.49
Other Operating Expenses	$13,421,802	$13,180,241	$13,126,929	$12,800,606	$12,022,055	$13.08
Total Operating Expenses	$16,916,667	$16,915,840	$17,301,924	$17,043,518	$17,725,341	$19.29
Net Operating Income	$30,539,405	$31,251,930	$30,756,078	$30,377,981	$28,594,688	$31.12
Capital Expenditures	$0	$0	$0	$0	$183,756	$0.20
TI/LC	$0	$0	$0	$0	$918,779	$1.00
Net Cash Flow	$30,539,405	$31,251,930	$30,756,078	$30,377,981	$27,492,153	$29.92

Occupancy (%)	98.6%	98.4%	98.4%	98.4%	90.2%(4)
NOI DSCR(5)	2.42x	2.48x	2.44x	2.41x	2.27x
NCF DSCR(5)	2.42x	2.48x	2.44x	2.41x	2.18x
NOI Debt Yield(5)	12.7%	13.0%	12.8%	12.7%	11.9%
NCF Debt Yield(5)	12.7%	13.0%	12.8%	12.7%	11.5%

(1)	Contractual rent steps are through July 23, 2025.
(2)	Represents straight line rent averaging for investment grade tenants.
(3)	Other Income includes revenue from percentage rent, parking income and other miscellaneous income.
(4)	The underwritten economic occupancy is 90.1%. The Bronx Terminal Market Property was 90.2% leased based on the April 19, 2024 underwritten rent roll. The DMV lease is not included in the underwritten economic or physical occupancy.
(5)	Debt Service Coverage Ratios and Debt Yields are based on the Bronx Terminal Market Senior Loan. The UW NOI and NCF DSCR and UW NOI and NCF Debt Yield figures based upon the Bronx Terminal Market Whole Loan are 1.11x. 1.07x, 7.5%, and 7.2%, respectively.

Escrows and Reserves.

Real Estate Taxes – During the continuance of a Cash Sweep Event Period (as defined below), the borrower is required make monthly deposits equal to 1/12th of the annual estimated tax payments during the next ensuing 12 months.

Insurance – During the continuance of a Cash Sweep Event Period (as defined below), the borrower is required to make monthly deposits equal to 1/12th of the annual estimated insurance payments, however, provided no event of default is continuing, the borrower will not be required to make monthly deposits so long as the Bronx Terminal Market Property is insured under a blanket policy and borrower provides evidence of renewal and proof of payment of insurance premiums.

Replacement Reserve – During the continuance of a Cash Sweep Event Period, the borrower is required to escrow $22,808 per month, capped at $547,400.

TI/LC Reserve – The loan documents required the borrower to deposit $874,981 at loan closing for outstanding leasing expenses related to LIDL, Modern Nails, Wingstop and Best Buy. During the continuance of a Cash Sweep Event Period, the borrower is required to escrow an amount equal to approximately $70,672 per month for rollover reserves, capped at $1,696,118.

Ground Rent Funds – During the continuance of a Cash Sweep Event Period, the borrower is required to make monthly deposits equal to the ground rent that will be payable under the ground lease for the month immediately following the month in which such monthly payment date occurs.

A-3-74

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

DMV Space Funds – The loan documents required the borrower to deposit $9,000,000 at loan closing. Lender will be required to disburse funds to the borrower:

•	Upon the DMV lease being fully executed by all parties within 180 days of loan closing; provided, if a Cash Sweep Period is occurring, the lender will be required to disburse the funds to pay for leasing expenses related to the DMV space,
•	If the DMV lease is not fully executed within 180 days of closing, the lender will be required to disburse funds to pay for leasing expenses related to one or more qualifying substitute leases. If and when all the premises to be leased under the DMV lease has been leased under one or more qualifying substitute leases and leasing expenses related to qualifying substitute leases have been paid in full, lender will be required to release any remaining DMV Space Funds to the borrower; provided, no Cash Sweep Event Period (as defined below) is continuing.
•	If the DMV lease is not fully executed by all parties within the earlier of 180 days of loan closing or the date it is determined that the DMV lease will not be executed (the “DMV Negotiation End Date”), upon 5 days notice, the borrower can use the DMV Space Funds to prepay the B Note without payment of yield maintenance provided that the prepayment is made within 30 days of the DMV Negotiation End Date.

Lockbox and Cash Management. The Bronx Terminal Market Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all tenants at the Bronx Terminal Market Property to pay rents directly into the account controlled by the lender (the “Lockbox Account”), and to deposit any rents otherwise received by the borrower or manager into such Lockbox Account within two business days after receipt. Prior to a Cash Sweep Event Period, all funds in the Lockbox Account will be swept daily to the borrower’s operating account. During the continuance of a Cash Sweep Event Period, all funds deposited into the Lockbox Account are required to be swept each business day into a deposit account controlled by the lender (the “Cash Management Account”) to be applied and disbursed in accordance with the Bronx Terminal Market Whole Loan documents.

A “Cash Sweep Event Period” will commence upon the occurrence of any of the following events:

(i)	an event of default,
(ii)	the borrower filing for bankruptcy; or
(iii)	the net cash flow debt service coverage ratio (“NCF DSCR”) on the Bronx Terminal Market Whole Loan being less than 1.10x.

A “Cash Sweep Event Period” will end upon:

•	with respect to clause (i) above, the cure of such event of default;
•	with respect to clause (ii) above, the bankruptcy proceeding being discharged; or
•	with respect to clause (iii) above, the NCF DSCR being greater than 1.10x for one calendar quarter.

Subordinate Debt. The Bronx Terminal Market Property also secures the Bronx Terminal Market Subordinate Companion Loan, which has a Cut-off Date principal balance of $140,000,000. The Bronx Terminal Market Subordinate Companion Loan is coterminous with the Bronx Terminal Market Senior Loan and accrues interest at 9.2000%. The Bronx Terminal Market Senior Loan is senior in right of payment to the Bronx Terminal Market Subordinate Companion Loan. The holders of the Bronx Terminal Market Mortgage Loan, the Bronx Terminal Market Non-Serviced Pari Passu Companion Loans and the Bronx Terminal Market Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Bronx Terminal Market Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced A/B Whole Loans—The Bronx Terminal Market Pari Passu-A/B Whole Loan”.

Subordinate Note Summary
	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR(1)	Whole Loan UW NOI DY	Whole Loan Cutoff Date LTV
Bronx Terminal Market Subordinate Companion Loan	$140,000,000	9.20000%	60	0	60	1.07x	7.5%	68.5%

(1)	The Whole Loan UW NCF DSCR calculated according to the Cash Sweep Event Period language in the loan documents is equal to or greater than 1.10x.

Release of Property. On any business day after February 6, 2025, provided that no Cash Sweep Event Period is continuing under the Bronx Terminal Market Whole Loan documents, the borrower may obtain release of a parcel of the Bronx Terminal Market Property depicted under the ground lease as the “Hotel Site” provided that, among other conditions, (i) the Hotel Site is a legally subdivided parcel separate from the remainder of the Bronx Terminal Market Property and is on a separate tax lot from the remainder of the Bronx Terminal Market Property; (ii) the Hotel Site is severed from the ground lease in accordance with the terms thereof and leased by the ground lessor to another tenant other than the borrower; and (iii) if a securitization of the Loan has occurred, the lender receives a REMIC opinion with respect to the release.

Ground Lease. The property is subject to a 49-year ground lease from the City of New York with five consecutive ten year renewal options. Commencing August 2, 2024 and every 5-years thereafter, the tenant began paying ground rent equal to the greater of (i) 105% of the immediately preceding adjusted base amount or (ii) 5.0% of gross revenues (defined as all rent received from subtenants minus (a) a management fee in the amount of 3% of rent from subtenants received by Tenant and (b) aggregate compensation and associated costs and expenses for 2 on-site personnel engaged in the operation of the Bronx Terminal Market Property). As part of Target's lease, the tenant paid an upfront buydown of $46,394,000. Gross revenues utilized to calculate percent ground rent include an amortized imputed annual gross revenue amount from the tenant's buydown, calculated at an annual rate of 6.9% of the total buydown. The ground lease expires on September 13, 2055 and has five, 10-year renewal options.

In addition, the property is subject to a PILOT abatement which runs through 2033. Pursuant to the estoppel delivered by the City of New York at loan origination, the amount of the PILOT payable by Tenant under the ground lease was $1,964,723 for the tax year ending June 30, 2023.

A-3-75

Retail – Anchored	Loan #7	Cut-off Date Balance:	$50,210,256
610 Exterior Street	Bronx Terminal Market	Cut-off Date LTV:	43.2%
Bronx, NY 10451		UW NCF DSCR:	2.18x
		UW NOI Debt Yield:	11.9%

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the property, as well as business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event plus a 6 month extended period of indemnity (provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2019 or a similar statute is not in effect, the borrower will not be obligated to pay terrorism insurance premiums in excess of two times the annual premium for the property and business interruption/rental loss insurance coverage). The loan documents allow Relsure Vermont Inc., a licensed captive insurance company (“RVI”) to provide terrorism coverage, so long as (i) the policy issued by RVI has (A) no aggregate limit, and (B) a deductible of no greater than $250,000, and (ii) certain conditions are satisfied, including that RVI obtains reinsurance with a cut through endorsement acceptable to Lender and the rating agencies from an insurance company meeting the rating requirements set forth in the loan documents for the portion of terrorism coverage not subject to the applicable federal backstop, the Terrorism Risk Insurance Program Reauthorization Act of 2019 or a similar statute is in effect and except with respect to the $250,000 deductible permitted, those covered losses which are not reinsured by the federal government under the Terrorism Risk Insurance Program Reauthorization Act of 2019 and paid to RVI will be reinsured with a cut through endorsement acceptable to Lender and the rating agencies by insurance companies that are qualified insurers or maintain such higher rating as may be required by a rating agency, not to exceed “AA-” with S&P and “A2” with Moody’s. The loan documents also allow the borrower to utilize a “Retention Amount” which is funded by RVI in addition to the required deductible for all losses, excluding wind and earthquake related losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remain prefunded at all times during the term of the Bronx Terminal Market Whole Loan and (3) the borrower has submitted evidence satisfactory to the lender and rating agencies of such prefunded arrangement at the request of the lender or a rating agency. The “Retention Amount” is $5,000,000 aggregate deductible, subject to a $2,500,000 per occurrence deductible. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-76

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

A-3-77

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

LAUREL GRILL
SECOND FLOOR
amazonstudios
The CULVER HOTEL
CULVER BOULEVARD
SALT & STRAW
SEPHORA
EREWHON
FORMULA FIG
Pop's Bagels
Philz Coffee
THE HILL
THE DRIFT
ARCLIGHT CINEMAS
Mendocino Farms
いとこ
ITOKO
AFURI
ramen + dumpling
THE COURTYARD
EREWHON
corepower YOGA
amazonstudios
Anchor / Major
In-line
Vacant
Not Part of Collateral

A-3-78

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

Culver Steps
9300 Culver Boulevard
Culver City, CA 90232
LOS ANGELES
Culver City
Ronald Reagan UCLA Med. Center
UCLA
Westwood
Westwood Village
Los Angeles Country Club
DOWNTOWN BEVERLY HILLS
WILSHIRE/RODEO
Wilshire Blvd
METRO D LINE
Beverly Hills
WILSHIRE/LA CIENEGA
Wilshire Blvd
Mid-Wilshire
Hancock Park
La Brea Tar Pits
WILSHIRE/FAIRFAX
LA County Museum of Art
Olympic Blvd
WESTWOOD/UCLA
Wilshire Blvd
Westfield Century City
CENTURY CITY
Olympic Blvd
Beverly Dr
Doheny Dr
Robertson Blvd
La Cienega Blvd
Fairfax Ave
San Vicente Blvd
Century City
Fox Plaza
Pico Blvd
Museum of Tolerance
20th Century Fox Studios
Fairfax
Pico Blvd
VA Los Angeles Healthcare
Sepulveda Blvd
Westwood Blvd
Santa Monica Blvd
Overland Ave
Motor Ave
Hillcrest Country Club
Beverwil Dr
Robertson Blvd
Venice Blvd
San Diego Fwy
SAWTELLE JAPANTOWN
Olympic Blvd
Westside Pavilion
Kaiser Permanente Medical Center-West Los Angeles
Washington Blvd
Mid-City
Sawtelle
Pico Blvd
WESTWOOD
Manning Ave
Cheviot Hills
Santa Monica Fwy
SEPULVEDA
West L.A.
METRO E LINE
BUNDY
Santa Monica Fwy
Natl. Blvd
Helms Bakery District
Adams Blvd
Downtown Los Angeles 6 miles
PALMS
CULVER CITY
METRO E LINE
Jefferson Blvd
LA CIENEGA/JEFFERSON
EXPO/LA BREA
FARMDALE
Palms
The Museum of Jurassic Technology
Santa Monica
National Blvd
Southern California Hosp. at Culver City
Rodeo Rd
MLK Jr Blvd
Santa Monica Business Park
Santa Monica Airport
Sepulveda Blvd
Mar Vista Recr. Center
Venice Blvd
Sony Pictures Studios
Culver City Park
La Brea Ave
Jim Gilliam Recr. Center
Centinela Ave
Mar Vista
Culver Blvd
Overland Ave
Jefferson Blvd
La Cienega Blvd
Kenneth Hahn State Recr. Area
The Wende Museum
Beethoven St
Washington Pl
San Diego Fwy
Sepulveda Blvd
West Los Angeles College
Stocker St
LOS ANGELES COUNTY
Venice Blvd
Ladera Heights
Windsor Hills
Washington Blvd
Centinela Ave
Marina Collection
Playa St
Slauson Ave
Slauson Ave
Marina del Rey
Villa Marina Marketplace Mall
Marina Fwy
Ladera Park
Admiralty Way
Culver Blvd
Westfield Culver City
Cedars-Sinai Marina del Rey Hospital
Waterside Marina del Rey
Microsoft Los Angeles
Jefferson Blvd
Free Market Playa Vista
Runway Playa Vista
HHLA Entertainment
LegalZoom
Playa Vista
Lincoln Blvd
Loyola Marymount University
Ballona Creek
Culver Blvd
Sepulveda Blvd
Matilla Village Center
Westchester
Del Rey Lagoon Park
Manchester Ave
Playa del Rey
Pershing Dr
Westchester Golf Course
Dockweiler State Beach
Westchester Pkwy
Los Angeles International Airport
405
2
10
90
1
42
Burbank
Glendale
Pasadena
Arcadia
Alhambra
El Monte
LOS ANGELES
Santa Monica
E. Los Angeles
Monterey Park
Montebello
Pico Rivera
Whittier
Florence
South Gate
Lynwood
Inglewood
Downey
Hawthorne
Gardena
Compton
Paramount
Norwalk
Bellflower
Pacific Ocean
Torrance
Lakewood
Cerritos
Carson
LONG BEACH
Garden Grove
Huntington Beach

A-3-79

Mortgage Loan No. 8 – Culver Steps

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		WFB		Single Asset/Portfolio:	Single Asset
				Location:	Culver City, CA 90232
Original Balance(1):		$33,750,000		General Property Type:	Mixed Use
Cut-off Date Balance(1):		$33,750,000		Detailed Property Type:	Office/Retail
% of Initial Pool Balance:		3.7%		Title Vesting:	Fee
Loan Purpose:		Refinance		Year Built/Renovated:	2019 / NAP
Borrower Sponsor:		Hackman Capital Partners, LLC		Size:	121,736 SF
Guarantor:		Hackman Capital Partners, LLC		Cut-off Date Balance PSF(1):	$616
Mortgage Rate:		6.63400%		Maturity Date Balance PSF(1):	$616
Note Date:		7/26/2024		Property Manager:	IDS Real Estate Group
Maturity Date:		8/6/2029		Underwriting and Financial Information
Term to Maturity:		60 months		UW NOI:	$8,584,900
Amortization Term:		0 months		UW NCF	$8,438,816
IO Period:		60 months		UW NOI Debt Yield(1):	11.4%
Seasoning:		0 months		UW NCF Debt Yield(1):	11.3%
Prepayment Provisions(2):		L(24),D(29),O(7)		UW NOI Debt Yield at Maturity(1):	11.4%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NCF DSCR(1):	1.67x
Additional Debt Type(1):		Pari Passu		Most Recent NOI:	$7,115,403 (4/30/2024 TTM)
Additional Debt Balance(1):		$41,250,000		2nd Most Recent NOI:	$6,138,109 (12/31/2023)
Future Debt Permitted (Type):		No (NAP)		3rd Most Recent NOI:	$4,349,198 (12/31/2022)
Reserves(3)				Most Recent Occupancy:	100.0% (7/1/2024)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	88.0% (12/31/2023)
RE Taxes:	$0	Springing	NAP	3rd Most Recent Occupancy:	87.0% (12/31/2022)
Insurance:	$0	Springing	NAP	Appraised Value (as of):	$130,000,000 (6/4/2024)
Replacement Reserve:	$0	Springing	$48,696	Appraised Value PSF:	$1,068
TI/LC Reserves:	$1,179,329	Springing	$243,480	Cut-off Date LTV Ratio(1):	57.7%
Other Reserve:	$0	$0	NAP	Maturity Date LTV Ratio(1):	57.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$75,000,000	100.0%	Loan Payoff	$68,575,407	91.4%
			Return of Equity	4,063,901	5.4%
			Closing Costs	1,181,363	1.6%
			Upfront Reserves	1,179,329	1.6%
Total Sources:	$75,000,000	100.0%	Total Uses:	$75,000,000	100.0%

(1)	The Culver Steps Mortgage Loan (as defined below) is part of the Culver Steps Whole Loan (as defined below) evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000. The Cut-off Date Balance PSF, Maturity Date Balance PSF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Culver Steps Whole Loan.
(2)	The lockout period for prepayment of the Culver Steps Whole Loan will be at least 24 months beginning with and including the first payment date on September 6, 2024. Defeasance of the Culver Steps Whole Loan, in whole but not in part, is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) July 26, 2027. The assumed lockout period of 24 payments is based on the anticipated closing date of the BANK5 2024-5YR9 securitization in August 2024. The actual lockout period may be longer.
(3)	See “Escrows and Reserves” below.

The Mortgage Loan. The eighth largest mortgage loan (the “Culver Steps Mortgage Loan”) is part of a whole loan (the “Culver Steps Whole Loan”) secured by the borrower’s fee interest in a 121,736 SF mixed-use office and retail property located in Culver City, California (the “Culver Steps Property”). The Culver Steps Whole Loan was originated by DBRI Investments Co. Limited (“DBRI”) and Wells Fargo Bank, National Association (“WFB”) and is comprised of two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000. The Culver Steps Mortgage Loan is evidenced by the non-controlling Note A-2 with an outstanding principal balance as of the Cut-off Date of $33,750,000.

A-3-80

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

The table below identifies the promissory notes that comprise the Culver Steps Whole Loan. The Culver Steps Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR9 securitization trust until the controlling Note A-1 is securitized, whereupon the Culver Steps Whole Loan will be serviced pursuant to the pooling and servicing agreement for the transaction in which the controlling Note A-1 is securitized. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the prospectus.

Culver Steps Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1(1)	$41,250,000	$41,250,000	DBRI	Yes
A-2	$33,750,000	$33,750,000	BANK5 2024-5YR9	No
Total	$75,000,000	$75,000,000

(1)	Expected to be securitized in a future transaction.

The Borrower and the Borrower Sponsor. The borrower is HC 9300 Culver, LLC, a Delaware limited liability company structured as a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Culver Steps Whole Loan.

The borrower sponsor and non-recourse carveout guarantor is Hackman Capital Partners, LLC (“HCP”). HCP is a private, asset-based investment firm based in Los Angeles, California. Since inception, HCP has invested in more than 330 properties, representing approximately 37 million square feet across the United States, Canada, and Europe. HCP’s real estate portfolio has included nearly 5.8 million square feet located in California, with more than 4.4 million square feet located in Southern California. HCP currently has over $10 billion in overall assets under management. The firm is recognized as one of the most prominent owners and developers in Culver City, having owned or redeveloped some of Culver City’s preeminent projects such as The Culver Studios, several industrial conversions now home to Apple’s (Beat by Dre) Southern California headquarters and Westwood One Studios, Sony Pictures Animation Campus, and 5500 Jefferson, amongst others.

The Property. The Culver Steps Property is comprised of a Class A office building and retail campus totaling 121,736 SF located in Culver City, California. The borrower sponsor constructed the Culver Steps Property in 2019. The Culver Steps Property consists of 79,369 SF of creative office space (65.2% of NRA; 63.1% of underwritten base rent), which is 100.0% leased to Amazon Studios LLC (“Amazon”) (guaranteed by Amazon.com, Inc. (rated A1/AA-/AA- by Moody’s/Fitch/S&P)) and 42,367 SF of retail (34.8% of NRA; 36.9% of underwritten base rent). The Culver Steps Property features an architectural 50-foot-wide staircase that cascades down the four-story building which opens into a one-acre public plaza, which includes green lawns, shade trees and seating area. The public plaza connects the Culver Steps Property to The Culver Studios, the Amazon-operated Culver Theater, The Culver Hotel, and other surrounding shops and restaurants in Downtown Culver City. The Culver Steps Property features 290 parking spaces in a subterranean garage and has the right to use 317 parking spaces at an adjacent garage. As of July 1, 2024, the Culver Steps Property was 100.0% leased to 12 tenants.

Major Tenants.

Amazon (79,369 SF, 65.2% of NRA; 100.0% of Office NRA; 63.1% of underwritten base rent). Founded in 1994 and headquartered in Seattle, Washington, Amazon is an online retailer and web service provider offering a wide range of products and services. Product offerings include merchandise and content purchased for resale and those offered by third-party sellers through its international fulfillment network known as Fulfillment by Amazon. Service offerings include Amazon Prime, a media streaming subscription service, Amazon Web Services, an on-demand cloud computing platform, and Amazon Ads, a multimedia advertising service. Amazon designs, manufactures, and sells electronic devices, including Echo, Fire TV, Kindle, and Ring, and also develops and produces media content. Amazon services its customers via websites, mobile apps, Alexa, streaming, and physical stores with a focus on low prices and convenience.

The Culver Steps Property is used for Amazon’s corporate and executive creative office space and is located immediately adjacent to The Culver Studios which is 100.0% leased to Amazon. The Culver Studios is known as Amazon Studios for streaming content and media production purposes. Additionally, the Culver Steps Property houses executives and departments such as Amazon Prime (specifically Prime Video) and Audible teams. Amazon has two, five-year renewal options and no termination options. The lease is guaranteed by Amazon.com, Inc. (rated A1/AA-/AA by Moody’s/Fitch/S&P).

Erewhon Market (14,558 SF, 12.0% of NRA; 34.4% of Retail NRA; 12.0% of underwritten base rent). Erewhon Market (“Erewhon”) is a California high-end organic and natural food supermarket chain with 10 locations all within Los Angeles County. Erewhon focuses on niche, locally produced, quality organic products offering foods appealing to raw, vegan, keto, kosher and other alternative diets, helping to inspire healthier communities. Erewhon is family owned, a Certified Organic Retailer and a Certified B Corp. Erewhon Market has three, five-year renewal options and no termination options.

Laurel Grill (7,541 square feet; 6.2% of Total NRA; 17.8% of Retail NRA; 5.7% of underwritten base rent). Laurel Grill is a new restaurant owned and operated by Dean McKillen, who is known for the popular West Hollywood restaurants, Laurel Hardware and Ysabel. Laurel Grill is currently building out its space and commenced rent payments on July 1, 2024. Laurel Grill has two renewal options, the first renewal option for a 10-year term and the second renewal option for a 5-year term, and no termination options.

A-3-81

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

The following table presents certain information relating to the tenancy at the Culver Steps Property:

Tenant Summary(1)
Tenant Name	Tenant Type	Credit Rating (Fitch/Moody's/S&P)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Term. Option (Y/N)	Renewal Options
Amazon	Office	AA-/A1/AA	79,369	65.2%	$5,469,088	63.1%	$68.91	7/31/2031	N	2 x 5 Yr
Erewhon Market	Retail	NR/NR/NR	14,558	12.0%	$1,037,376	12.0%	$71.26	5/31/2038	N	3 x 5 Yr
Laurel Grill	Retail	NR/NR/NR	7,541	6.2%	$497,448	5.7%	$65.97	6/30/2034	N	Various(2)
Mendocino Farms	Retail	NR/NR/NR	3,001	2.5%	$264,714	3.1%	$88.21	12/31/2030	N	2 x 5 Yr
Sephora	Retail	NR/NR/NR	4,166	3.4%	$251,997	2.9%	$60.49	1/31/2031	Y(3)	2 x 5 Yr
Afuri Ramen	Retail	NR/NR/NR	3,015	2.5%	$235,170	2.7%	$78.00	3/1/2034	N	1 x 5 Yr
CorePower Yoga	Retail	NR/NR/NR	2,701	2.2%	$222,141	2.6%	$82.24	12/31/2029	N	1 x 5 Yr
Philz Coffee	Retail	NR/NR/NR	1,896	1.6%	$171,602	2.0%	$90.51	12/31/2030	N	1 x 5 Yr
Itoko Group (Yunomi Handroll)	Retail	NR/NR/NR	2,067	1.7%	$164,451	1.9%	$79.56	4/1/2034	N	1 x 5 Yr
Salt & Straw	Retail	NR/NR/NR	1,247	1.0%	$151,255	1.7%	$121.30	11/30/2031	N	1 x 5 Yr
Subtotal/Wtd. Avg.			119,561	98.2%	$8,465,241	97.6%	$70.80

Other Tenants			2,175	1.8%	$207,903	2.4%	$95.59
Occupied Collateral Total			121,736	100.0%	$8,673,145	100.0%	$71.25

Vacant Space			0	0.0%
Total/Wtd. Avg.			121,736	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2024.
(2)	Laurel Grill has two renewal options, the first renewal option for a 10-year term and the second renewal option for a 5-year term.
(3)	If Sephora’s gross sales do not reach an average of $725 PSF during the third and fourth full lease years, ending in 2023 and 2024, respectively, then the tenant will have the right to terminate 6 months following the end of the fourth lease year with 180 days’ notice. Sephora’s 2023 and TTM May 2024 sales were $1,401 and $1,490, respectively.

The following table presents certain information relating to the lease rollover schedule at the Culver Steps Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling
MTM / 2024	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2025	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2026	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2027	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2028	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2029	1	2,701	2.2%	2.2%	$222,141	2.6%	2.6%	$82.24
2030	2	4,897	4.0%	6.2%	$436,316	5.0%	7.6%	$89.10
2031	4	85,597	70.3%	76.6%	$5,944,969	68.5%	76.1%	$69.45
2032	0	0	0.0%	76.6%	$0	0.0%	76.1%	$0.00
2033	1	1360	1.1%	77.7%	$135,274	1.6%	77.7%	$99.47
2034	3	12,623	10.4%	88.0%	$897,069	10.3%	88.0%	$71.07
2035 & Beyond	1	14,558	12.0%	100.0%	$1,037,376	12.0%	100.0%	$71.26
Vacant	NAP	0	0.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	12	121,736	100.0%		$8,673,145	100.0%		$71.25

(1)	Based on the underwritten rent roll dated July 1, 2024.
(2)	Certain tenants may have termination or contraction options that are not considered in the above Lease Rollover Schedule.

The Market. The Culver Steps Property is centrally located between West Los Angeles and Downtown Los Angeles, California. The Culver Steps Property has access to transportation linkages such as IH-405, SR-90, SR-187, Jefferson Boulevard, Washington Boulevard, and Culver Boulevard. Public transportation is available within proximity to the Culver Steps Property including Culver CityBus, Big Blue Bus, LADOT transit, and the LA Metro. In addition, the Expo/Crenshaw Metro stop provides access to the LA Metro E Line (connects the Culver Steps Property to Santa Monica, Downtown Los Angeles, Hollywood, the South Bay, Long Beach, Pasadena, and the San Fernando Valley) and the LA Metro K Line (provides residents of West Adams direct access to the Los Angeles International Airport (“LAX”)). The Culver Steps Property is an approximate 8-minute walk from the Culver City LA Metro E Line and an approximate 16-minute walk from Palms LA Metro E Line. Lastly, LAX is approximately 7 miles from the Culver Steps Property.

A-3-82

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

According to the appraisal, the Culver Steps Property is located in the Culver City/Fox Hills office submarket. As of 2023, the office submarket had an inventory of 4.7 million square feet with a 25.8% vacancy rate and asking rent of $44.38 per square foot.

According to the appraisal, the Culver Steps Property is located in the Westside retail submarket. As of 2023, the retail submarket had an inventory of 8.7 million square feet with a 8.2% vacancy rate and asking rent of $65.65 per square foot.

According to the appraisal, the 2023 population and average household income within a one-, three- and five-mile radius of the Culver Steps Property was 38,979, 307,578, and 875,542 and $136,400, $140,955, and $144,650, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusions for the Culver Steps Property:

Market Rent Summary(1)
	Amazon Office	Grocery	Restaurant	Shop $78	Shop $85	Shop $90	Storage
Market Rent (PSF)	$63	$69	$66	$78	$85	$90	$42
Lease Term (Years)	10	10	5	5	5	5	5
Lease Type	NNN	NNN	NNN	NNN	NNN	NNN	None
Escalations	3.0% annually	10.0% every 5 years	3.0% annually	3.0% annually	3.0% annually	3.0% annually	3.0% annually
Tenant Improvements (New/Renewal)	$55 / $35	$35 / $10	$100 / $25	$25 / 10	$25 / 10	$25 / 10	$0 / $0
Leasing Commissions (New/Renewal)	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	None
Free Rent (Months) (New/Renewal)	None	None	None	None	None	None	None

(1)	Information obtained from the appraisal.

The following table presents certain information relating to the appraiser’s office market rent conclusions for the Culver Steps Property:

Comparable Office Rental Summary(1)
Property Name/Location	Total NRA (SF)	Year Built	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Commencement	Lease Term (Years)
Culver Steps Culver City, CA	121,736(2)	2019 / NAP	79,369(2)	Amazon(2)	$68.91(2)	Jul-19(2)	12.0(2)
9735 Washington Boulevard Culver City, CA	91,025	2021 / NAP	70,628	Apple	$64.20	May-22	10.6
8970 - 9000 Washington Boulevard Culver City, CA	15,034	1928 / 2023	10,000	Sandbox USA	$61.80	May-23	10
8830-8840 National Boulevard Culver City, CA	241,205	2021 / NAP	241,205	HBO	$59.40	Jan-21	15
8740 Washington Boulevard Culver City, CA	79,590	1953 / 2022	79,590	Apple	$72.00	Jul-22	10.4
3516 Schaefer Street Culver City, CA	24,997	2022 / NAP	24,997	Vayner Media	$67.20	Jan-24	6.5
3030 La Cienega Boulevard Culver City, CA	18,031	1956 / 2022	18,031	Altruist	$60.00	Feb-22	7
5833 Perry Drive & 5860 West Adams Boulevard Culver City, CA	21,704	1953 / 2024	21,704	Altruist	$66.60	Apr-24	9.8

(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated July 1, 2024.

A-3-83

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

The following table presents certain information relating to the appraiser’s retail market rent conclusions for the Culver Steps Property:

Comparable Retail Rental Summary(1)
Property Name/Location	Total NRA (SF)	Year Built	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Commencement	Lease Term (Years)
Culver Steps Culver City, CA	121,736(2)	2019 / NAP	Various	Various	$75.63(2)	Various	Various
9426-9432 Washington Boulevard Culver City, CA	10,000	1921 / NAP	1,635	Wrapstar	$96.00	Jan-23	5.0
9901 Washington Boulevard Culver City, CA	12,500	2016 / NAP	2,650	Breakfast Republic	$63.00	Aug-21	10.0
8543-8545 Washington Boulevard Culver City, CA	2,750	1948 / NAP	626	Monroe Place	$67.20	Mar-21	5.0
191 S. Beverly Drive Culver City, CA	14,089	1950 / NAP	1,358	Beverly Hills Bikini Shop	$78.15	Jan-24	5.0
233 S. Beverly Drive Culver City, CA	N/A	1950 / 1996	2,504	Layla Bagels	$71.00	Dec-23	10.0
8400 Wilshire Boulevard Culver City, CA	2,596	1935 / NAP	2,596	Panera Inc.	$81.24	Jan-23	10.1
3032 Wilshire Boulevard Culver City, CA	11,097	2020 / NAP	2,235	Carbon Health	$104.13	Jan-22	10.0

(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated July 1, 2024.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Culver Steps Property:

Cash Flow Analysis
	2021	2022	2023	TTM 4/30/2024	UW		UW PSF
Base Rent	$5,523,283	$6,022,152	$6,841,872	$7,829,028	$8,673,145		$71.25
Credit Rent Steps	$0	$0	$0	$0	$346,875(1)		$2.85
Rent Steps	$0	$0	$0	$0	$42,727(2)		$0.35
Grossed Up Vacant Space	$0	$0	$0	$0	$0		$0
Gross Potential Rent	$5,523,283	$6,022,152	$6,841,872	$7,829,028	$9,062,746		$74.45
Other Income	$343,840	$309,517	$168,070	$134,640	$148,324		$1.22
Total Recoveries	$1,973,253	$2,247,035	$3,001,580	$3,171,563	$4,261,660		$35.01
Net Rental Income	$7,840,377	$8,578,704	$10,011,522	$11,135,231	$13,472,730		$110.67
(Vacancy & Credit Loss)	$0	$0	$0	$0	($411,801)		($3.38)
Effective Gross Income	$7,840,377	$8,578,704	$10,011,522	$11,135,231	$13,060,930		$107.29

Management Fee	$263,167	$267,489	$302,837	$327,850	$391,828		$3.22
Real Estate Taxes	$883,521	$1,146,295	$403,298	$491,363	$943,916		$7.75
Insurance	$126,158	$115,042	$134,894	$151,408	85,630		0.70
Other Operating Expenses	$1,826,173	$2,700,679	$3,032,383	$3,049,207	3,054,656		25.09
Total Expenses	$3,099,018	$4,229,505	$3,873,413	$4,019,828	$4,476,030		$36.77

Net Operating Income	$4,741,359	$4,349,198(3)	$6,138,109(3)	$7,115,403(3)	$8,584,900(3)		$70.52
Replacement Reserves	$0	$0	$0	$0	24,347		0.20
TI/LC	$0	$0	$0	$0	121,736		1.00
Net Cash Flow	$4,741,359	$4,349,198	$6,138,109	$7,115,403	$8,438,816		$69.32

Occupancy %	86.0%	87.0%	88.0%	93.9%	96.9%	(4)
NOI DSCR(5)	0.94x	0.86x	1.22x	1.41x	1.70x
NCF DSCR(5)	0.94x	0.86x	1.22x	1.41x	1.67x
NOI Debt Yield(5)	6.3%	5.8%	8.2%	9.5%	11.4%
NCF Debt Yield(5)	6.3%	5.8%	8.2%	9.5%	11.3%

(1)	Represents straight line rent averaging for Amazon through the end of the loan term.
(2)	Represents contractual rent steps taken through July 2025.
(3)	The increase in NOI between 2022 and 2023 and 2023 and TTM 4/30/2024 was primarily due to six leases totaling 19.5% of NRA commencing between 2021 and 2023. The increase in NOI between TTM 4/30/2024 and UW is primarily due to one lease totaling 6.2% of NRA commencing in July 2024, UW contractual rent steps through July 2025, and straight line rent averaging for Amazon through the end of the loan term.
(4)	The underwritten economic occupancy is 96.9%. The Culver Steps Property was 100.0% leased based on the July 1, 2024, underwritten rent roll.
(5)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Culver Steps Whole Loan.

A-3-84

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

Environmental. According to the Phase I environmental assessment dated June 3, 2024, there was no evidence of any recognized environmental conditions at the Culver Steps Property.

Appraisal. According to the appraisal dated July 23, 2024, the Culver Steps Property had an “As-Is” appraised value of $130,000,000 as of June 4, 2024.

Property Management. The Culver Steps Property is managed by IDS Real Estate Group, a borrower sponsor affiliate.

Escrows and Reserves.

Real Estate Taxes – On a monthly basis during a Trigger Period (as defined below), the borrower is required to escrow 1/12th of the estimated annual real estate tax payments.

Insurance – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Culver Steps Whole Loan documents and the borrower provides evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums.

Replacement Reserve – On a monthly basis during a Trigger Period, the borrower is required to escrow approximately $2,029 for the payment or reimbursement of approved capital expenses, capped at $48,696.

Rollover Reserve – At loan origination, the borrower deposited $1,179,329 for outstanding tenant improvements and leasing commissions related to Laurel Grill and Afuri Ramen. On a monthly basis during a Trigger Period, the borrower is required to escrow $10,145 for approved leasing expenses, capped at $243,480.

Lockbox and Cash Management. The Culver Steps Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all tenants at the Culver Steps Property to pay rents directly into the account controlled by the lender (the “Lockbox Account”), and to deposit any rents otherwise received by the borrower or manager into such Lockbox Account within two business days after receipt. Prior to a Trigger Period, all funds in the Lockbox Account will be swept daily to the borrower’s operating account. Upon the occurrence and during the continuance of a Trigger Period, all funds in the Lockbox Account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Culver Steps Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Culver Steps Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Culver Steps Whole Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Trigger Period” will commence upon the occurrence of:

(i)	an event of default,
(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.10x at the end of any calendar quarter (a “Low DSCR Trigger Period”); or
(iii)	a Lease Sweep Period (as defined below).

A ”Lease Sweep Period” means a period commencing upon the first monthly payment date following the occurrence of any of the following (a) the earlier of (i) the date that is 12 months prior to the expiration of a Lease Sweep Lease (as defined below) and (ii) the date required under the Lease Sweep Lease by which the Lease Sweep Lease tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) receipt by borrower or manager from any Lease Sweep Lease tenant exercising its right to terminate its lease; (c) the early termination, early cancellation or early surrender of a Lease Sweep Lease (or 15% or more of the Lease Sweep Lease space) or upon the borrower’s receipt of written notice by a Lease Sweep Lease tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease (15% or more of the Lease Sweep Lease space); (d) if a tenant under the Lease Sweep Lease discontinues its business (i.e., “goes dark”) in 25% or more of the Lease Sweep Lease space unless (i) if such tenant is an investment grade tenant and continues to pay all rent and additional rent due under such Lease Sweep Lease when due, or (ii) the Lease Sweep Lease tenant is discontinuing operations solely to comply with emergency law mandating closure; (e) any default in the payment of base rent, any material monetary obligation, or material non-monetary default under the lease; or (f) the Lease Sweep Lease tenant files bankruptcy.

A “Lease Sweep Lease” means (i) the Amazon lease or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the space that was demised pursuant to the Amazon lease.

A-3-85

Mixed Use – Office/Retail	Loan #8	Cut-off Date Balance:	$33,750,000
9300 Culver Boulevard	Culver Steps	Cut-off Date LTV:	57.7%
Culver City, CA 90232		UW NCF DSCR:	1.67x
		UW NOI Debt Yield:	11.4%

A Trigger Period will end upon the occurrence of any of the following:

•	with regard to clause (i), the event of default has been cured or waived and such cure has been accepted by the lender;
•	with regard to clause (ii), the Low DSCR Trigger Period has ended, including the posting of cash collateral or a letter of credit in an amount to achieve a 1.10x NCF DSCR, or otherwise waived by lender; or
•	with regard to clause (iii), the termination of a Lease Sweep Period upon any of the following: (A) in the case of clauses (a)-(e) above, (1) the entirety of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases (which must be on market terms and extend at least two years beyond the loan term and are on terms at least as favorable to landlord as those in the Lease Sweep Lease being replaced) and in the lender’s reasonable judgement there are sufficient funds in the lease sweep reserve to cover all anticipated leasing expenses approved by the lender, and free or abated rent periods for such qualified leases (collectively, “Leasing Costs”), and any shortfalls in loan agreement payments or operating expenses resulting from anticipated down time prior to the commencement of payments under such qualified leases; or (2) a portion of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases (which must have terms that are for extend at least two years beyond the loan term and are on terms at least as favorable to landlord as those in the Lease Sweep Lease being replaced and in the lender’s reasonable judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs, and any shortfalls in loan agreement payments or operating expenses resulting from anticipated down time prior to the commencement of payments under such qualified leases and the funds accumulated in the lease sweep account and rollover account is equal or greater than the sum of the amount required to cover all Leasing Costs and an amount equal to $40 per square foot for the portion of the Lease Sweep Lease space not leased; (B) in the case of clause (a) above, the Lease Sweep Lease tenant irrevocably exercises its renewal or extension option with respect to all of its space, and in the lender’s judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs in connection with such renewal or extension; (C) in the case of clause (b) above, the termination option is not validly exercised by the tenant by the latest exercise date or is waived in writing by tenant; (D) in the case of clause (d) above, the date that the tenant re-commences the operating of its space; (E) in the case of clause (e) above, the subject default has been cured and no other default occurs for a period of three consecutive months following the cure; (F) with respect to clause (f) above, the applicable Lease Sweep tenant party insolvency proceeding has terminated and the applicable Lease Sweep Lease, and each guaranty of the Lease Sweep Lease (if any), has been affirmed, assumed or assigned in a manner reasonably satisfactory to the Lender; (G) in the case of clauses (c) and (d) above, to the extent that less 50% of the lease sweep space demised to such tenant under all Lease Sweep Leases (in the aggregate) at the property triggered such Lease Sweep Period, the date on which the Lease Sweep funds in the lease sweep account collected with respect to the triggering lease sweep space and the rollover account, in the aggregate, equal to $40 PSF for the applicable tenant space; and (H) with respect to clauses (a)-(g) above, the date on which the lease sweep funds in the lease sweep account collected with respect to the Lease Sweep Lease in question (including any Lease Sweep Lease termination payments with respect to such Lease Sweep Lease deposited into the lease sweep account) and any funds in the rollover account, in the aggregate, are equal to the $40 PSF for the applicable space.

Terrorism Insurance. The Culver Steps Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Culver Steps Property, as well as business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity, as well as terrorism coverage as defined by TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-86

Hospitality – Full Service	Loan #9	Cut-off Date Balance:	$33,400,000
1100 Texas Avenue	Magnolia Houston	Cut-off Date LTV:	46.1%
Houston, TX 77002		UW NCF DSCR:	1.46x
		UW NOI Debt Yield:	13.1%

A-3-87

Hospitality – Full Service	Loan #9	Cut-off Date Balance:	$33,400,000
1100 Texas Avenue	Magnolia Houston	Cut-off Date LTV:	46.1%
Houston, TX 77002		UW NCF DSCR:	1.46x
		UW NOI Debt Yield:	13.1%

George Bush Intercontinental Airport 22 miles
Winter St
Bingham St
Edwards St
Dart St
Houston Ave
AMTRAK
White Oak Bayou Greenway
Buffalo Bayou
10
45
90
Washington Ave
Houston Municipal Court
Lubbock St
State St
Memorial Dr
POST Houston
Franklin St
Gulf Frwy
Downtown Aquarium
Preston St
Wortham Theater Center
Smith St
Louisiana St
Milam St
Travis St
Main St
San Jacinto St
McKee St
IBM
Bagby St
Bayou Place
HOUSTON
Commerce St
Elysian St
The Hobby Center for the Performing Arts
THEATER DISTRICT
Fannin St
Franklin St
Sam Houston Park
TC Energy Ctr.
METRORail
JPMorgan Chase Tower
Harris Co. 1910 C.H.
Prairie St
Harris Co Juvenile Justice Ctr.
Harris Co. Civil Courthouse
Ruiz St
Houston Public Library
Houston Metro. Research Ctr.
One Shell Plaza
Texas Ave
Caroline St
Jackson St
Chenevert St
Heritage Plaza
Wells Fargo Plaza
Capitol St
Austin St
La Branch St
Crawford St
Congress St
Rusk St
Downtown Houston
1100 Louisiana
Allen Center
Walker St
59
Metropolitan Garage
Allen Center Garage
Hyatt Regency Houston
1111 Louisiana
Magnolia Houston
1100 Texas Avenue
Houston, TX 77002
Minute Maid Park
69
The Westin Downtown Houston
McKinney St
Lamar St
Chevron Global Upstream & Gas
1600 Smith St
Dallas St
Shops at Houston Center
The Whitehall Houston
Polk St
GreenStreet
Clay St
KBR Tower
Bell St
South Texas College of Law Houston
Discovery Green
Convention Center Blvd
Eastex Frwy
Leeland St
Pease St
George R. Brown Conv. Center
Shell Energy Stadium
Jefferson St
Toyota Center
St. Joseph Pkwy
St. Emanuel St
Hutchins St
Webster St
Midtown
Hadley St
Gray St
We Love Houston Sign
Emancipation Ave
St. Joseph Medical Ctr.
Women's Center
Houston Graffiti Building
East Downtown
Live Oak St
Navasota
Montgomery
Conroe
Cleveland
The Woodlands
Spring
Atascocita
Cypress
HOUSTON
Katy
Brookshire
Baytown
Deer Park
Pasadena
La Porte
Sugar Land
Pearland
Missouri City
Friendswood
Rosenberg
League City
Texas City

A-3-88

Mortgage Loan No. 9 – Magnolia Houston

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Houston, TX 77002
Original Balance:	$33,400,000			General Property Type:	Hospitality
Cut-off Date Balance:	$33,400,000			Detailed Property Type:	Full Service
% of Initial Pool Balance:	3.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1926 / 2003, 2017-2019
Borrower Sponsor:	H. Stevens Holtze III			Size:	314 Rooms
Guarantor:	H. Stevens Holtze III			Cut-off Date Balance Per Room:	$106,369
Mortgage Rate:	7.4700%			Maturity Date Balance Per Room:	$106,369
Note Date:	6/5/2024			Property Manager:	CTH Houston Manager LLC
Maturity Date:	7/1/2029			Underwriting and Financial Information
Term to Maturity:	60 months			UW NOI:	$4,388,519
Amortization Term:	0 months			UW NCF:	$3,701,073
IO Period:	60 months			UW NOI Debt Yield:	13.1%
Seasoning:	1 month			UW NCF Debt Yield:	11.1%
Prepayment Provisions:	L(25),D(28),O(7)			UW NOI Debt Yield at Maturity:	13.1%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.46x (IO)
Additional Debt Type:	NAP			Most Recent NOI:	$4,484,344 (5/31/2024 TTM)
Additional Debt Balance:	NAP			2nd Most Recent NOI:	$4,282,248 (12/31/2023)
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent NOI(3):	$2,369,169 (12/31/2022)
				Most Recent Occupancy:	61.1% (5/31/2024)
Reserves(1)				2nd Most Recent Occupancy:	57.2% (12/31/2023)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	49.3% (12/31/2022)
RE Tax:	$330,421	$47,203	NAP	Appraised Value (as of):	$72,500,000 (4/10/2024)
Insurance:	$0	Springing	NAP	Appraised Value Per Room:	$230,892
FF&E Reserve:	$0	$56,490	NAP	Cut-off Date LTV Ratio:	46.1%
Future PIP Reserve:	$0	Springing	NAP	Maturity Date LTV Ratio:	46.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$33,400,000	94.6%	Loan Payoff:	$32,360,925	91.7%
Borrower Equity:	$1,888,973	5.4%	Closing Costs:	$2,597,627	7.4%
			Reserves	$330,421	0.9%
Total Sources:	$35,288,973	100.00%	Total Uses:	$35,288,973	100.0%

(1)	See “Escrows and Reserves” below.

The Mortgage Loan. The ninth largest mortgage loan (the “Magnolia Houston Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $33,400,000 and secured by a first-priority fee mortgage encumbering a 314-room full service hospitality property located in Houston, Texas (the “Magnolia Houston Property”).

The Borrower and the Borrower Sponsor. The borrower for the Magnolia Houston Mortgage Loan is Holtze Houston, LLLP, a single-purpose, Colorado limited liability limited partnership with one independent director in its organizational structure. The borrower is 99.9% owned by Stevens Holtze Real Estate Holding Co., LLLP and 0.1% owned by its general partner, Holtze Houston Associates, LLLP (the “General Partner”). The General Partner is 74.9% owned by Stevens Holtze Corporation (dba Stout Street Hospitality), 25% owned by a private investor and 0.1% owned (indirectly) by Stevens Holtze Real Estate Holding Co., LLLP. The sponsor and non-recourse carveout guarantor is H. Stevens Holtze III (the “Sponsor”). Stevens Holtze Corporation is 51.7% owned by the Sponsor and Stevens Holtze Real Estate Holding Co., LLLP is owned 20.1% by the Sponsor as to the general partnership interest and 79.9% by other Holtze family members and trusts as to the limited partnership interest. The Sponsor founded Stout Street Hospitality, a family hotel management company, in 1993. Throughout its history, Stout Street Hospitality has developed six Magnolia branded hotels, converted one branded hotel to an independent and three others from independent hotels to soft brands. The company has also managed properties for two major brands, as well as two independent hotels ranging in size from 55–327 rooms.

A-3-89

Hospitality – Full Service	Loan #9	Cut-off Date Balance:	$33,400,000
1100 Texas Avenue	Magnolia Houston	Cut-off Date LTV:	46.1%
Houston, TX 77002		UW NCF DSCR:	1.46x
		UW NOI Debt Yield:	13.1%

The Property. The Magnolia Houston Property is a 22-story, 314-room, full service hospitality property built on a 0.36-acre site in Houston, Texas. The Magnolia Houston Property originally opened in 1926 as an office building for the Houston Post-Dispatch and KRPC radio station. The Magnolia Houston Property served as the headquarters of Shell Oil throughout much of the mid-1900s and was most recently converted to hotel use in 2003. Shortly after opening in 2003, the Magnolia Houston Property was added to the National Register of Historical Places. The Magnolia Houston Property subsequently underwent a property-wide renovation between 2017 and 2019 and became affiliated with the Tribute Collection by Marriott in February 2017. As part of the conversion to the Tribute Collection, the borrower sponsor completed an approximately $9.6 million ($30,666 per key) capital program, with significant enhancements to the rooms/suites, meeting spaces, ballroom, and public spaces. The Magnolia Houston Property amenities include a breakfast and dinner restaurant (Dispatch), a leased coffee shop (Cafe Paris), 10,179 SF of meeting space, an outdoor swimming pool, billiards rooms, a fitness center, and a business kiosk. Room amenities include executive-style work areas with dual line phones, in-room safes, and marble bathrooms with oversized garden tubs. The guestroom mix at the Magnolia Houston Property is comprised of 159 king rooms, eight king accessible rooms, 80 double queen rooms, two queen accessible rooms and 65 suites. The Magnolia Houston Property has access to 125 parking spaces in an adjacent non-collateral parking garage through a Declaration of Parking and Easement Agreement. The borrower may elect to use such spaces on either a daily or monthly basis and is required to pay the owner of such parking garage an amount equal to the daily or monthly rate, as applicable, charged by the parking garage owner to the general public.

The Magnolia Houston Property is currently subject to a franchise agreement expiring February 28, 2037 with S Collection, Inc., which is wholly owned by Marriott International, Inc. The borrower has an ongoing right to terminate such franchise agreement as described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties” in the prospectus.

According to the appraisal, the property segmentation at the Magnolia Houston Property is estimated at 40% commercial, 25% meeting and group and 36% leisure.

The Market. The Magnolia Houston Property is located in Downtown Houston, with nearby attractions including Discovery Green – a 12-acre urban park, the Toyota center – home to the Houston Rockets, Minute Maid Park – home to the Houston Astros, the Shell Energy Stadium – home to the Houston Dynamo FC, as well as the Houston Theater District – an entertainment zone that hosts four theater venues supporting the Houston Ballet, the Houston Grand Opera, the Houston Symphony Orchestra, and The Alley Theatre. Houston’s George R. Brown Convention center ranks among the 10 largest convention centers in America, featuring seven exhibit halls, 100 meeting rooms, and a 3,600-seat amphitheater. Conventions and conferences are a major attraction to downtown Houston.

According to the appraisal, the estimated 2023 population within a two-, five-, and ten-mile radius of the Magnolia Houston Property was 101,936, 462,867, and 1,413,018, respectively. According to the appraisal, the 2023 average household income within the same radii was $104,867, $108,538, and $90,836, respectively.

The following table presents the primary competitive properties to the Magnolia Houston Property:

Competitive Property Summary(1)
Property	Year Built	Rooms	Commercial	Group	Leisure	2023 Occupancy	2023 ADR	2023 RevPAR
Magnolia Houston Property (subject)	1926	314	40%	25%	36%	57%	$190.19	$108.82
The Lancaster Hotel	1926	93	55%	10%	35%	70%-75%	$280-$285	$200-$205
The Whitehall	2001	259	40%	25%	35%	50%-55%	$180-$185	$90-$95
The Sam Houston, Curio Collection by Hilton	1924	100	50%	15%	35%	55%-60%	$225-$230	$130-$135
Autograph Collection Hotel ICON	2004	135	40%	20%	40%	50%-55%	$185-$190	$90-$95
Westin Houston Downtown	2004	200	45%	20%	35%	55%-60%	$240-$245	$135-$140
Embassy Suites Houston Downtown	2011	262	40%	15%	45%	60%-65%	$215-$220	$130-$135
Le Meridien Houston Downtown	2017	255	40%	25%	35%	55%-60%	$200-$205	$115-$120

Source: Appraisal.

(1)	The variances between the underwriting, the appraisal and industry report data with respect to occupancy, ADR and RevPAR at the Magnolia Houston Property are attributable to variances in reporting methodologies and/or timing differences.

The following table presents certain information relating to the Occupancy, ADR and RevPAR of the Magnolia Houston Property and its competitive set:

Historical Occupancy, ADR, RevPAR(1)(2)
	Competitive Set			Magnolia Houston Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
12/31/2022	53.8%	$197.81	$106.43	49.2%	$174.46	$85.75	91.4%	88.2%	80.6%
12/31/2023	57.6%	$213.65	$123.02	57.2%	$190.19	$108.82	99.4%	89.0%	88.5%
3/31/2024	58.2%	$218.38	$127.19	58.4%	$193.68	$113.10	100.3%	88.7%	88.9%

Source: Industry Report.

(1)	The competitive set includes The Lancaster Hotel, The Whitehall, The Sam Houston, Curio Collection by Hilton, Autograph Collection Hotel ICON, Westin Houston Downtown, Embassy Suites Houston Downtown and Le Meridien Houston Downtown.
(2)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Magnolia Houston Property are attributable to variances in reporting methodologies and/or timing differences.

Appraisal. The appraisal concluded to an “as is” value for the Magnolia Houston Property of $72,500,000 as of April 10, 2024.

A-3-90

Hospitality – Full Service	Loan #9	Cut-off Date Balance:	$33,400,000
1100 Texas Avenue	Magnolia Houston	Cut-off Date LTV:	46.1%
Houston, TX 77002		UW NCF DSCR:	1.46x
		UW NOI Debt Yield:	13.1%

Environmental Matters. According to the Phase I environmental site assessment dated April 11, 2024, there was no evidence of any recognized environmental conditions at the Magnolia Houston Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Magnolia Houston Property:

Cash Flow Analysis
	2021	2022	2023	5/31/2024 TTM	UW	UW per Room
Occupancy(1)	34.2%	49.3%	57.2%	61.1%	61.3%
ADR(1)	$148.70	$174.46	$177.03	$189.20	$188.30
RevPAR(1)	$50.87	$85.96	$104.50	$115.58	$115.35

Room Revenue	$5,795,198	$9,828,054	$12,472,202	$13,219,736	$13,219,736	$42,101.07
Food & Beverage Revenue	$848,017	$2,038,669	$2,678,437	$2,793,794	$2,793,794	$8,897.43
Other Departmental Income	$508,457	$713,260	$882,641	$904,649	$904,649	$2,881.05
Miscellaneous Income	$64,379	$139,827	$309,147	$267,973	$267,973	$853.42
Total Revenue	$7,216,051	$12,719,810	$16,342,427	$17,186,152	$17,186,152	$54,732.97

Room Expense	$1,103,171	$1,882,879	$2,246,793	$2,293,081	$2,293,081	$7,302.81
Food & Beverage Expense	$656,930	$1,582,295	$1,908,964	$2,042,301	$2,042,301	$6,504.14
Real Estate Taxes	$537,092	$546,608	$540,397	$540,397	$541,805	$1,725.49
Insurance	$135,948	$174,387	$303,106	$402,904	$543,133	$1,729.72
Other Expenses	$4,223,771	$6,164,472	$7,060,919	$7,423,125	$7,377,314	$23,494.63
Total Expenses	$6,656,912	$10,350,641	$12,060,179	$12,701,808	$12,797,633	$40,756.79

Net Operating Income	$559,139	$2,369,169	$4,282,248	$4,484,344	$4,388,519	$13,976.17
FF&E	$0	$0	$0	$0	$687,446	$2,189.32
Net Cash Flow	$559,139	$2,369,169	$4,282,248	$4,484,344	$3,701,073	$11,786.86

NOI DSCR	0.22x	0.94x	1.69x	1.77x	1.73x
NCF DSCR	0.22x	0.94x	1.69x	1.77x	1.46x
NOI Debt Yield	1.7%	7.1%	12.8%	13.4%	13.1%
NCF Debt Yield	1.7%	7.1%	12.8%	13.4%	11.1%

(1)	The variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at the Magnolia Houston Property are attributable to variances in reporting methodologies and/or timing differences.

Escrows and Reserves.

Tax – The Magnolia Houston Mortgage Loan documents provide for an upfront reserve of approximately $330,421 for real estate taxes, and ongoing monthly reserves equal to 1/12th of the real estate taxes the lender estimates will be payable during the next twelve months (initially estimated to be $47,203).

Insurance – The Magnolia Houston Mortgage Loan documents do not require monthly reserves for insurance premiums as long as (i) no event of default is continuing under the Magnolia Houston Mortgage Loan, (ii) the liability and casualty insurance coverage for the Magnolia Houston Property is included in a blanket or umbrella policy approved by the lender in its reasonable discretion, and (iii) the borrower provides the lender with certificates of insurance for such policies and paid receipts for insurance premiums no later than 10 days prior to the expiration dates of the policies. If such conditions are not satisfied, the Magnolia Houston Mortgage Loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the insurance coverage.

FF&E – The Magnolia Houston Mortgage Loan documents provide for ongoing monthly reserves for furniture, fixtures and equipment (“FF&E”) in an amount equal to the greater of (A) 1/12th of 4% of the operating income for the Magnolia Houston Property for the preceding calendar year and (B) the amount of the deposit (if any) required by the franchisor under the franchise agreement for FF&E (initially estimated to be $56,490).

Future PIP – On the date that any new property improvement plan (“PIP”) is imposed by the franchisor, the borrower is required to deposit an amount equal to 125% of the sum required to pay for such new PIP into a PIP reserve.

A-3-91

Hospitality – Full Service	Loan #9	Cut-off Date Balance:	$33,400,000
1100 Texas Avenue	Magnolia Houston	Cut-off Date LTV:	46.1%
Houston, TX 77002		UW NCF DSCR:	1.46x
		UW NOI Debt Yield:	13.1%

Lockbox and Cash Management. The Magnolia Houston Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Sweep Event Period (as defined below), the borrower is required to establish a lockbox for the benefit of the lender and to direct credit card companies and credit card banks to deposit all credit card receipts with respect to the Magnolia Houston Property into the lockbox account during such Cash Sweep Event Period. If, notwithstanding the foregoing direction, the borrower or property manager receives any rents or revenues from the Magnolia Houston Property during a Cash Sweep Event Period, it is required to deposit such amounts into the lockbox account within one business day of receipt. In addition, upon the occurrence of a Cash Sweep Event Period the lender is required to establish, and the borrower is required to cooperate to establish, a cash management account, into which all funds on deposit in the lockbox account will be required to be transferred during such Cash Sweep Event Period, and applied, provided no event of default is continuing under the Magnolia Houston Mortgage Loan, (i) to fund the required tax and insurance reserves deposits, if any, as described above under “Escrows and Reserves,” (ii) to fund the payment of debt service on the Magnolia Houston Mortgage Loan, (iii) to fund the required monthly deposit into the FF&E reserve, as described above under “Escrows and Reserves,” (iv) to pay sales and occupancy taxes and tips, monthly operating expenses referenced in the lender-approved annual budget, and extraordinary expenses approved by the lender, (v) to pay operating expenses set forth in the lender-approved annual budget and lender-approved extraordinary expenses, and (vi) to disburse the remainder into an excess cash flow account to be held as additional collateral for the Magnolia Houston Mortgage Loan during the continuance of such Cash Sweep Event Period.

A “Cash Sweep Event Period” means a period:

(A)	commencing upon the earliest of:
(i)	The occurrence of an event of default under the Magnolia Houston Mortgage Loan;
(ii)	The debt service coverage ratio being less than 1.25x at the end of any calendar quarter (such event, a “DSCR Event”);
(iii)	The occurrence of a Franchise Default Event (as defined below); and/or
(iv)	The occurrence of a Franchise Termination Event (as defined below).

and (B) expiring upon:

(i)	regarding any Cash Sweep Event Period commenced in connection with clause (A)(i) above, the cure of such event of default to the lender’s satisfaction or the lender’s waiver of such event of default;
(ii)	regarding any DSCR Event, the date that the debt service coverage ratio is equal to or greater than 1.25x for one calendar quarter;
(iii)	regarding any Franchise Default Event, such default has been remedied by the borrower to the reasonable satisfaction of the lender and the franchisor; and
(iv)	regarding any Franchise Termination Event, the borrower has entered into a franchise, trademark and license agreement with a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Magnolia Houston Property and approved by the lender, which agreement is either in substantially the same form and substance as the franchise agreement in place at origination or is reasonably acceptable to the lender.

“Franchise Default Event” means written notice to the borrower or lender that (i) the borrower is in default under the franchise agreement, or (ii) the borrower is no longer in good standing with the franchisor due to the failure of the Magnolia Houston Property to be operated and maintained in accordance with the standards set forth in the franchise agreement, and in each such case such default or failure has not been cured to the satisfaction of the lender and the franchisor within 30 days of the earlier of (x) the date of notice or (y) the earliest date set forth in such notice to borrower or lender.

“Franchise Termination Event” means the date which is the earlier of (x) the date either the franchisor or the borrower gives written notice to terminate the franchise agreement or (y) the date the franchise agreement is terminated or otherwise ceases to exist.

Terrorism Insurance. The Magnolia Houston Mortgage Loan documents require that the borrower maintain comprehensive “all risk” or “special form” insurance in an amount equal to 100% of full replacement cost and 12 months of business income/loss of rents insurance with a 6 month extended period of indemnity, which includes coverage for perils of terrorism and acts of terrorism. If “acts of terrorism” or other similar acts or events or “fire following” such acts or events are excluded from such policies, the borrower is required to obtain an endorsement to such policy or policies, or a separate policy, in each case to the extent available, insuring against all such excluded acts or events and “fire following” in the amounts set forth above. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA) is in effect, and continues to cover both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-92

Multifamily – High Rise	Loan #10	Cut-off Date Balance:	$31,500,000
120 Beach 26th Street	120 Beach 26th Street	Cut-off Date LTV:	67.9%
Far Rockaway, NY 11691		U/W NCF DSCR:	1.42x
		U/W NOI Debt Yield:	8.9%

A-3-93

Multifamily – High Rise	Loan #10	Cut-off Date Balance:	$31,500,000
120 Beach 26th Street	120 Beach 26th Street	Cut-off Date LTV:	67.9%
Far Rockaway, NY 11691		U/W NCF DSCR:	1.42x
		U/W NOI Debt Yield:	8.9%

Rockaway Blvd.
678
Baisley Pond Park
Guy R. Brewer Blvd.
LOCUST MANOR
LIRR
Laurelton
Laurelton Pkwy
LONG ISLAND
Resorts World New York City
QUEENS
Belt Pkwy
27
LAURELTON
Sunrise Hwy.
LIRR
Valley Stream
Belt Pkwy
878
ROSEDALE
27
HOWARD BEACH
AIRTRAIN
US Federal Aviation Administration
Green Acres Mall
JFK LEFFERTS BLVD. LONG TERM PARKING
JFK FED. CIR. - RENTAL CARS
Airport Industrial Office Park
VALLEY STREAM
Howard Beach-JFK Airport
Brookville
JFK Expwy
South Valley Stream
Howard Beach
878
JFK Logistics Center
Rosedale
Brookville Park
Rockaway Blvd
NASSAU COUNTY
GIBSON
678
Mill Rd.
A
John F. Kennedy International Airport
Amazon Distribution Center
Woodmere
Five Towns Shopping Center
HEWLETT
Hewlett
Jamaica Bay
Woodmere Blvd.
Peninsula Blvd.
WOODMERE
Crossbay Blvd.
Head of Bay
W. Broadway
Nassau Expwy.
Rockaway Tpke.
Cedarhurst
Hewlett Neck
CEDARHURST
Jamaica Bay Wildlife Refuge
Inwood Country Club
Woodmere Country Club
Inwood
878
LIRR
Broadway
JoCo Marsh
LAWRENCE
A
INWOOD
Lawrence
Broad Channel
Far Rockaway
FAR ROCKAWAY
Rock Hall Rd.
Cross Bay Veterans Mem. Br.
Edgemere Park
Far Rockaway
Lawrence Yacht and Country Club
Shop Fair of Cornaga
Beach Channel Dr.
Beach 25th St
St. John's Episcopal Hospital
Seagirt Blvd.
Beach Channel Dr.
Wavecrest Shopping Ctr.
A
Beach 36th St
878
Beach 44th St
Beach 60th St
Beach 70th St
Beach 90th St
Rockaway Blvd Blvd.
Rockaway Beach
Silver Point County Park
Atlantic Beach
Beach St.
Beach 105th St
Beach 98th St
Rockaway Commons
120 Beach 26th Street
120 Beach 26th Street
Far Rockaway, NY 11691
Atlantic Ocean
CONN.
STAMFORD
NY
NEW JERSEY
YONKERS
White Plains
Long Island Sound
Mount Vernon
New Rochelle
BRONX
LONG ISLAND
MANHATTAN
QUEENS
NEW YORK CITY
Hempstead
Levittown
BROOKLYN
Atlantic Ocean

A-3-94

Mortgage Loan No. 10 – 120 Beach 26th Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Far Rockaway, NY 11691
Original Balance:	$31,500,000			General Property Type:	Multifamily
Cut-off Date Balance:	$31,500,000			Detailed Property Type:	High Rise
% of Initial Pool Balance:	3.5%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2006/2016
Borrower Sponsor:	Doron Pergament			Size:	126 Units
Guarantor:	Doron Pergament			Cut-off Date Balance per Unit:	$250,000
Mortgage Rate:	6.1000%			Maturity Date Balance per Unit:	$250,000
Note Date:	7/31/2024			Property Manager:	Capitale PM LLC
Maturity Date:	8/1/2029				(borrower-related)
Term to Maturity:	60 months			Underwriting and Financial Information
Amortization Term:	0 months			UW NOI:	$2,794,000
IO Period:	60 months			UW NCF:	$2,762,500
Seasoning:	0 months			UW NOI Debt Yield:	8.9%
Prepayment Provisions:	L(24),D(32),O(4)			UW NCF Debt Yield:	8.8%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	8.9%
Additional Debt Type:	NAP			UW NCF DSCR:	1.42x
Additional Debt Balance:	NAP			Most Recent NOI:	$2,965,647 (6/30/2024 TTM)
Future Debt Permitted (Type):	No (NAP)			2nd Most Recent NOI:	$2,829,509 (12/31/2023)
Reserves(1)				3rd Most Recent NOI:	$2,607,332 (12/31/2022)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	99.2% (7/1/2024)
RE Taxes:	$14,947	$7,474	NAP	2nd Most Recent Occupancy:	98.8% (12/31/2023)
Insurance:	$101,766	$20,353	NAP	3rd Most Recent Occupancy:	98.7% (12/31/2022)
Deferred Maintenance:	$34,723	$0	NAP	Appraised Value (as of):	$46,400,000 (5/1/2024)
Replacement Reserve:	$0	$2,625	$63,000	Appraised Value per Unit:	$368,254
Local Law 11 Reserve:	$91,702	$0	NAP	Cut-off Date LTV Ratio:	67.9%
Local Law 126 Reserve:	$6,000	$0	NAP	Maturity Date LTV Ratio:	67.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan Amount:	$31,500,000	100.0%	Loan Payoff:	$29,481,605	93.6%
			Closing Costs:	$1,209,500	3.8%
			Return of Equity:	$559,757	1.8%
			Reserves:	$249,138	0.8%
Total Sources:	$31,500,000	100.0%	Total Uses:	$31,500,000	100.00%

(1)	See “Escrows and Reserves” below for further discussion of reserve information.

The Mortgage Loan. The tenth largest mortgage loan (the “120 Beach 26th Street Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $31,500,000. The 120 Beach 26th Street Mortgage Loan is secured by a first priority fee mortgage encumbering a multifamily property located in Far Rockaway, New York (the “120 Beach 26th Street Property”).

The Borrower and the Borrower Sponsors. The borrower for the 120 Beach 26th Street Mortgage Loan is 120 Beach 26th Street LLC, a single-purpose New York limited liability company, with one independent director in its organizational structure. The borrower sponsor and non-recourse carveout guarantor for the 120 Beach 26th Street Mortgage Loan is Doron Pergament. Doron Pergament is the founding principal of Capitale Property Management, a privately held real estate development and property management company that specializes in design, development, construction, maintenance, and management of residential properties. Doron Pergament currently has ownership interests in three multifamily properties totaling 314 units (including the 120 Beach 26th Street Property), one office building, and three parcels of undeveloped land.

The Property. The 120 Beach 26th Street Property is a 15-story, 126-unit high rise multifamily apartment located on a 1.8-acre site in Far Rockaway, New York. The 120 Beach 26th Street Property was built in 2006, and was purchased by the borrower sponsor in April 2016 in a foreclosure auction after the prior owner filed for Chapter 11 bankruptcy. At the time of acquisition the property was vacant and in need of renovation. The borrower sponsor subsequently gut-renovated the interior of the 120 Beach 26th Street Property at a cost of $4.5 million. From 2018-2020, the borrower sponsor added a recreation area along the beach front side of the 120 Beach 26th Street Property and upgraded the plumbing and the heating, ventilation and air conditioning systems for a cost of $44,427, $119,530, and $301,377, respectively.

A-3-95

Multifamily – High Rise	Loan #10	Cut-off Date Balance:	$31,500,000
120 Beach 26th Street	120 Beach 26th Street	Cut-off Date LTV:	67.9%
Far Rockaway, NY 11691		U/W NCF DSCR:	1.42x
		U/W NOI Debt Yield:	8.9%

The 120 Beach 26th Street Property is known as “Ocean Blue Luxury Apartments”. The residential units consist of 58 one-bedroom one-bathroom units averaging 697 SF and leased at rents of between $1,754 and $2,398 per month, with an average of $2,020 per month, 46 two-bedroom one-bathroom units averaging 831 SF and leased at rents of between $2,046 and $2,653 per month with an average of $2,340 per month, and 22 two-bedroom two-bathroom units averaging 1,050 SF and leased at rents of between $2,300 and $2,847 per month with an average of $2,574 per month. All of the units at the 120 Beach 26th Street Property are rent stabilized in connection with a 421a tax abatement which expires in the 2034/2035 tax year. 9 units are leased to tenants with Section 8 vouchers. The 120 Beach 26th Street Property includes one 200 SF commercial unit located on the second floor leased to ALT Medical LLC, a physical therapy office, that has a separate entrance. ALT Medical LLC’s lease provides for annual rent of $36,000 in 2024 (with 3.0% annual increases) and has a lease expiration date of April 30, 2029. Amenities at the 120 Beach 26th Street Property include a game room, bike storage, two elevators, a fitness center, balconies with ocean views, and beach access. The 120 Beach 26th Street Property includes a two-story parking garage with 89 spaces located on the grade level and second level of the building, and a surface lot with 94 parking spaces. Additionally, there is a third-party which has a commercial parking lease for 80 parking spaces to be utilized for vehicle storage, through August 31, 2028. The 120 Beach 26th Street Property was 99.2% leased as of July 1, 2024. The 120 Beach 26th Street Property was originally developed as a condominium and is subject to a condominium regime, however, the borrower owns all of the condominium units and operates the 120 Beach 26th Street Property as a rental property.

The following table presents detailed information with respect to the units at the 120 Beach 26th Street Property:

Apartment Unit Mix(1)
Unit Mix / Type	Total Units	Leased Units	% Leased	Average SF per Unit	Monthly Average Rent per Unit	Monthly Wtd. Average Rent PSF
1 BR	58	58	100.0%	697	$2,020	$2.90
2 BR / 1 BA	46	45	97.8%	831	$2,340	$2.81
2 BR / 2 BA	22	22	100.0%	1,050	$2,574	$2.45
Total/ Wtd. Average	126	125	99.2%	808	$2,233	$2.76

(1)	Information is based on the borrower rent roll dated July 1, 2024.

The Market. The 120 Beach 26th Street Property is located in Far Rockaway, New York. Far Rockaway is part of the Queens borough of New York City, and is located on the eastern part of the Rockaway Peninsula. The Rockaway Peninsula, situated between the Jamaica Bay and the Atlantic Ocean, is the southernmost part of all Queens and features 7 miles of beaches. The 120 Beach 26th Street Property is adjacent to the Rockaway Beach Boardwalk, which overlooks the Atlantic Ocean. Public transportation to Far Rockaway and the Rockaway Peninsula are provided by both the MTA and the Long Island Rail Road (“LIRR”). The A train is accessible at the Beach 25th Street station and the Beach 26th Street station, both of which are located approximately one mile away from the 120 Beach 26th Street Property. The A train provides subway service to Manhattan and Brooklyn. The LIRR is accessible 1.5 miles north of the 120 Beach 26th Street Property at the Far Rockaway Station, which provides service to Penn Station and Grand Central. The major thoroughfares providing vehicular access to the neighborhood include Rockaway Parkway, Nassau Expressway and Seagirt Boulevard.

According to the appraisal, as of the first quarter of 2024, the vacancy rate in the New York metropolitan multifamily market was 3.5%, with average asking rents of $3,925 per unit and inventory of approximately 486,875 units. According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Queens County apartment submarket was 2.1%, with average asking rents of $3,697 per unit, with approximately 78,462 units. According to the appraisal, the estimated 2023 population within a one-, three-, and five-mile radius of the 120 Beach 26th Street Property was 44,958, 118,755, and 223,634, respectively. According to the appraisal, the 2023 average household income within the same radii was $86,187, $103,988, and $128,496, respectively.

The following table presents certain information relating to comparable multifamily rental properties to the 120 Beach 26th Street Property:

Comparable Rental Properties
Property	Year Built	# Total Units	Unit Mix	Unit Size (SF)	Average Monthly Rent per Unit(2)
120 Beach 26th Street Property(1) Far Rockaway, NY	2006	126	1 BR 2 BR	697 901	$2,020 $2,415
20-10/41 Seagirt Boulevard Far Rockaway, NY	1950	1,653	1 BR 2 BR	756 876	$2,599 $2,784
190 Beach 69th Street Arverne, NY	2017	126	1 BR 2 BR	637 940	$2,900 $3,800
79-14 Rockaway Beach Boulevard Rockaway, NY	2006	127	1 BR 2 BR	700 900	$3,000 $3,700
101-19 Rockaway Beach Boulevard Rockaway Beach, NY	2023	41	1 BR 2 BR	NAV NAV	$3,075 $3,750

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated July 1, 2024, other than Year Built.
(2)	The Comparable Rental Properties are market rent properties.

A-3-96

Multifamily – High Rise	Loan #10	Cut-off Date Balance:	$31,500,000
120 Beach 26th Street	120 Beach 26th Street	Cut-off Date LTV:	67.9%
Far Rockaway, NY 11691		U/W NCF DSCR:	1.42x
		U/W NOI Debt Yield:	8.9%

The following table presents certain information relating to the appraisal’s market rent conclusion for the 120 Beach 26th Street Property:

Market Rent Summary
Unit Mix/Type	Units(1)	Average Size (SF) (1)	Avg. Monthly Rent per Unit(1)	Avg. Monthly Rent PSF(1)	Avg. Monthly Market Rent per Unit(2)	Avg. Monthly Market Rent PSF(2)
1 BR	58	697	$2,020	$2.90	$2,750	$3.94
2 BR	68	901	$2,415	$2.68	$3,000	$3.33
Total/ Wtd. Average	126	808	$2,233	$2.76	$2,885	$3.61

(1)	Based on the borrower rent roll dated July 1, 2024.
(2)	Based on the appraisal.

Appraisal. The appraisal concluded to an “as-is” value for the 120 Beach 26th Street Property of $46,400,000 as of May 1, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated May 13, 2024, there was no evidence of any recognized environmental conditions at the 120 Beach 26th Street Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow for the 120 Beach 26th Street Property:

Cash Flow Analysis(1)
	2021	2022	2023	6/30/2024 TTM	UW	UW per Unit
Gross Potential Rent	$2,890,080	$3,125,404	$3,213,541	$3,281,344	$3,376,962	$26,801
Other Income(2)	$213,391	$261,187	$373,597	$430,196	$515,396	$4,090
Discounts Concessions	$0	$0	$0	$0	$0	$0
Vacancy & Credit Loss	$0	$0	$0	$0	($194,618)	($1,545)
Effective Gross Income	$3,103,471	$3,386,591	$3,587,138	$3,711,540	$3,697,740	$29,347

Real Estate Taxes(3)	$28,335	$85,428	$85,833	$86,012	$84,862	$674
Insurance	$90,654	$160,249	$191,968	$193,143	$241,208	$1,914
Other Expenses	$420,416	$533,582	$479,828	$466,738	$577,670	$4,585
Total Expenses	$539,405	$779,259	$757,629	$745,893	$903,740	$7,173

Net Operating Income	$2,564,066	$2,607,332	$2,829,509	$2,965,647	$2,794,000	$22,175
Capital Expenditures	$0	$0	$0	$0	$31,500	$250
Net Cash Flow	$2,564,066	$2,607,332	$2,829,509	$2,965,647	$2,762,500	$21,925

Occupancy %	98.9%	98.7%	98.8%	99.2%	95.0%
NOI DSCR	1.32x	1.34x	1.45x	1.52x	1.43x
NCF DSCR	1.32x	1.34x	1.45x	1.52x	1.42x
NOI Debt Yield	8.1%	8.3%	9.0%	9.4%	8.9%
NCF Debt Yield	8.1%	8.3%	9.0%	9.4%	8.8%

(1)	UW Gross Potential Rent has been underwritten based on the contractual rent in place based on the borrower rent roll dated July 1, 2024
(2)	Other Income is comprised of the single commercial tenant, ALT Medical LLC ($36,000 annually, with 3.0% annual increases), parking income from the third party parking agreement and from residential parking, and miscellaneous income.
(3)	The 120 Beach 26th Street Property benefits from a 25-year 421-a tax exemption that will end after the 2034/2035 tax year. The exemption phases out at the rate of 20% per year starting in the 2031/2032 tax year. Real estate taxes were underwritten based on (i) current abated taxes of $5,126 for the tax parcels comprising the multifamily building at the 120 Beach 26th Street Property and (ii) current taxes of $79,737 for the surface parking lot at the 120 Beach 26th Street Property, which does not have a tax abatement. The appraisal for the 120 Beach 26th Street Property estimates that unabated taxes for the 120 Beach 26th Street Property for the upcoming year would be $785,956 (including both the multifamily building and surface parking lot), and estimates the net present value of the tax abatement to be approximately $5,510,000.

A-3-97

Multifamily – High Rise	Loan #10	Cut-off Date Balance:	$31,500,000
120 Beach 26th Street	120 Beach 26th Street	Cut-off Date LTV:	67.9%
Far Rockaway, NY 11691		U/W NCF DSCR:	1.42x
		U/W NOI Debt Yield:	8.9%

Escrows and Reserves.

Real Estate Taxes – The 120 Beach 26th Street Mortgage Loan documents require the borrower to deposit $14,947 into an upfront reserve for real estate taxes on the origination date. In addition, the 120 Beach 26th Street Mortgage Loan documents require ongoing monthly deposits into a reserve for real estate taxes in an amount equal to $7,474 (provided that the lender may require the borrower to increase the amount of such deposits if it reasonably determines that the amount in such reserve fund will not be sufficient to pay the real estate taxes for the 120 Beach 26th Street Property).

Insurance – The 120 Beach 26th Street Mortgage Loan documents require the borrower to deposit $101,766 into an upfront reserve for insurance premiums on the origination date and to make ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies (initially, $20,353). Notwithstanding the foregoing, the borrower is not required to make deposits into such reserve so long as (i) the liability and casualty insurance policies covering the 120 Beach 26th Street Property are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, (ii) no event of default is continuing under the 120 Beach 26th Street Mortgage Loan documents and (iii) the borrower provides the lender with evidence of renewal of such insurance policies and paid receipts for the insurance premiums no later than 10 days prior to their expiration.

Replacement Reserve – The 120 Beach 26th Street Mortgage Loan documents provide for ongoing monthly deposits of $2,625 into a reserve for capital expenditures, provided that such deposits will not be required at any time the amount in such reserve is equal to or greater than $63,000.

Local Law 11 Reserves – The 120 Beach 26th Street Mortgage Loan documents require the borrower to deposit $91,702 into an upfront reserve for repairs, replacements or maintenance to the 120 Beach 26th Street Property required under Local Law 11.

Local Law 126 Reserves – The 120 Beach 26th Street Mortgage Loan documents require the borrower to deposit $6,000 into an upfront reserve to pay the estimated cost of any fines or penalties arising from the borrower’s failure to comply with Local Law 126 and have an initial observation of the parking garage filed with the City of New York. In addition, the borrower is required to hire a New York State licensed and registered professional engineer to inspect the parking garage on the 120 Beach 26th Street Property periodically as required by Local Law 126 and file a report with the NYC Department of Buildings documenting the inspection, including any corrective action and pay any associated fines or penalties as a result of the borrower’s failure to do so by August 1, 2024. If the foregoing report indicates repairs, replacement or other maintenance to the 120 Beach 26th Street Property, the borrower is required to promptly, and in compliance with Local Law 126, cause such repairs, replacement or other maintenance to be completed and paid for. In the event that the lender reasonably determines that the cost of completing such repairs, replacement or other maintenance will exceed $50,000, upon 10 days demand from the lender, the borrower must deposit such cost with the lender.

Condominium Reserves – The 120 Beach 26th Street Mortgage Loan documents provide that if the borrower operates a condominium, during any period that the condominium board is authorized to, and does, collect condominium assessments, the borrower will be required to make deposits into a condominium reserve so that the lender is always holding an amount equal to 1/12th of the estimated condominium charges.

Lockbox and Cash Management. The 120 Beach 26th Street Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Sweep Event Period, the borrower is required to establish and maintain a lockbox account for the benefit of the lender, and to deposit any funds received by the borrower or property manager into the lockbox account within one business day of receipt. In addition, upon the first occurrence of a Cash Sweep Event Period, the lender is required to establish, and the borrower is required to cooperate with the lender to establish, a lender-controlled cash management account. At the lender’s option, during the continuance of a Cash Sweep Event Period, all funds in the lockbox account are required to be swept to the cash management account and, provided no event of default is continuing under the 120 Beach 26th Street Mortgage Loan documents, applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax reserve and insurance reserve, if any, as described above under “Escrows and Reserves,” (ii) to pay debt service on the 120 Beach 26th Street Mortgage Loan, (iii) to make the monthly deposits into the replacement reserve, if any, as described above under “Escrows and Reserves,” (iv) to pay operating expenses set forth in the lender-approved annual budget and lender-approved extraordinary expenses, and (vi) to deposit all remaining amounts (“Excess Cash Flow”) into an excess cash flow reserve, to be held as additional security for the 120 Beach 26th Street Mortgage Loan during such Cash Sweep Event Period, or if a Cash Sweep Event Period no longer exists, to be disbursed to the borrower.

“Cash Sweep Event Period” means a period:

(i)	commencing upon an event of default under the 120 Beach 26th Street Mortgage Loan documents, and ending upon the cure (if applicable) of such event of default; or
(ii)	commencing upon the debt service coverage ratio of the 120 Beach 26th Street Mortgage Loan being less than 1.15x at the end of any calendar quarter and ending upon the date such debt service coverage ratio is equal to or greater than 1.15x for two consecutive calendar quarters.

Terrorism Insurance. The borrower is required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the 120 Beach 26th Street Property together with 12 months of business income insurance with a six-month extended period of indemnity. For so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA) (i) is in effect and (ii) continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the prospectus.

A-3-98

Mortgage Loan No. 11 – Showcase I

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	JPMCB			Single Asset/Portfolio:	Single Asset
				Location:	Las Vegas, NV 89109
Original Balance(1):	$31,000,000			General Property Type:	Retail
Cut-off Date Balance(1):	$31,000,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	3.4%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1997/2003
Borrower Sponsors:	Jeffrey Gindi and Eli Gindi			Size:	180,848 SF
Guarantors:	Jeffrey Gindi and Eli Gindi			Cut-off Date Balance Per SF(1):	$937
Mortgage Rate:	6.36000%			Maturity Date Balance Per SF(1):	$937
Note Date:	6/7/2024			Property Manager:	Showcase Mall Vegas
Maturity Date:	7/1/2029				Management LLC
Term to Maturity:	60 months				(borrower-related)
Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI(3):	$14,408,703
Seasoning:	1 month			UW NCF:	$14,200,728
Prepayment Provisions:	L(24),YM1(29),O(7)			UW NOI Debt Yield(1):	8.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF Debt Yield(1):	8.4%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	8.5%
Additional Debt Balance(1):	$138,500,000			UW NCF DSCR(1):	1.30x
Future Debt Permitted (Type):	No (NAP)			Most Recent NOI(3):	$12,894,000 (4/30/2024 TTM)
				2nd Most Recent NOI:	$12,390,114 (12/31/2023)
Reserves				3rd Most Recent NOI:	$10,800,125 (12/31/2022)
Type	Initial	Monthly	Cap	Most Recent Occupancy(4):	90.0% (2/29/2024)
RE Taxes:	$363,322	$121,107	NAP	2nd Most Recent Occupancy:	100.0% (12/31/2023)
Insurance:	$0	Springing	NAP	3rd Most Recent Occupancy:	90.0% (12/31/2022)
Replacement Reserve:	$2,261	$2,261	NAP	Appraised Value (as of):	$250,000,000 (3/27/2024)
TI/LC Reserve:	$15,071	$15,071	$542,544	Appraised Value PSF:	$1,382
Outstanding TI/LC:	$250,000	$0	NAP	Cut-off Date LTV Ratio(1):	67.8%
Other Reserves(2):	$14,152,888	$0	NAP	Maturity Date LTV Ratio(1):	67.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$169,500,000	97.4%	Loan Payoff:	$101,221,918	58.1%
Borrower Sponsor Equity:	$4,571,072	2.6%	Preferred Equity Payoff:	$50,523,000	29.0%
			Upfront Reserves:	$14,783,541	8.5%
			Closing Costs:	$7,542,613	4.3%
Total Sources:	$174,071,072	100.0%	Total Uses:	$174,071,072	100.0%

(1)	The Showcase I Mortgage Loan (as defined below) is part of the Showcase I Whole Loan (as defined below), which is comprised of six pari passu promissory notes. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio presented above are based on the principal balance of the Showcase I Whole Loan.
(2)	Other Reserves is comprised of $12,000,000 allocable to the unfunded M&M TI obligations reserve and $2,152,888 allocable to the unfunded M&M free rent obligations reserve.
(3)	The increase from Most Recent NOI to UW NOI is primarily attributable to (i) execution of the M&M World (“M&M”) renewal lease with an effective date and rent step up in September 2025, reflected in the lender underwriting, and (ii) increased parking income in accordance with the borrower’s budget. At loan origination, $2,152,888 was reserved in connection with the M&M gap/free rent obligations, representing the difference between the current in-place rent under M&M’s lease and the renewal rent which is scheduled to take effect on the earlier to occur of (i) the delivery of the renovated M&M space to M&M and (ii) September 1, 2025 (the earlier to occur of clause (i) or (ii) above is hereinafter referred to as the “M&M Renewal Rent Commencement Date”).
(4)	Though in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire on December 31, 2024. Netflix currently leases its space at a rental rate of $83.15 PSF. The Showcase I Property (as defined below) was 100.0% physically occupied as of February 29, 2024.

The Mortgage Loan. The eleventh largest mortgage loan (the “Showcase I Mortgage Loan”) is part of a whole loan (the “Showcase I Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $169,500,000. The Showcase I Loan was co-originated by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. on June 7, 2024. The Showcase I Whole Loan is secured by a first priority fee mortgage encumbering a 180,848 SF anchored retail property located in Las Vegas, Nevada (the “Showcase I Property”).

The Showcase I Mortgage Loan is evidenced by the non-controlling Note A-1-2 with an original principal amount of $1,000,000, the non-controlling Note A-2 with an original principal amount of $20,000,000 and the non-controlling Note A-3 in the original principal amount of $10,000,000. The remaining promissory notes comprising the Showcase I Whole Loan are summarized in the below table. The Showcase I Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the prospectus.

A-3-99

Retail - Anchored	Loan # 11	Cut-off Date Balance:	$31,000,000
3785 South Las Vegas Boulevard	Showcase I	Cut-off Date LTV:	67.8%
Las Vegas, NV 89109		UW NCF DSCR:	1.30x
		UW NOI Debt Yield:	8.5%
Showcase I Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$69,000,000	$69,000,000	BANK5 2024-5YR8	Yes
A-1-2	$1,000,000	$1,000,000	BANK5 2024-5YR9	No
A-2	$20,000,000	$20,000,000	BANK5 2024-5YR9	No
A-3	$10,000,000	$10,000,000	BANK5 2024-5YR9	No
A-4	$40,000,000	$40,000,000	Benchmark 2024-V8	No
A-5	$29,500,000	$29,500,000	Benchmark 2024-V8	No
Whole Loan	$169,500,000	$169,500,000

The Borrower and the Borrower Sponsors. The borrower is N & G Showcase LLC, a Delaware limited liability company and single purpose entity with two independent directors. The borrower sponsors and non-recourse carveout guarantors for the Showcase I Whole Loan are Jeffrey Gindi and Eli Gindi. Legal counsel to the borrower delivered a non-consolidation opinion in connection with origination of the Showcase I Whole Loan.

Founded in the late 1990s by brothers Jeffrey and Eli Gindi, Gindi Capital is a family-owned real estate and consumer products investment firm headquartered in New York, New York. Since its founding, Gindi Capital has been involved in several commercial real estate projects in markets such as New York, Miami and Las Vegas. Notable real estate holdings for Gindi Capital include Showcase I through V located in Las Vegas (adjacent to the Showcase I Property), 100-10 125th Street located in New York, Versace Mansion located in Florida and Dizengoff Center located in Israel.

The Property. The Showcase I Property is a four-story, 180,848 SF, anchored-retail property located along the east side of Las Vegas Boulevard within Las Vegas, Nevada. The Showcase I Property is situated on the southeast corner of the intersection of Las Vegas Boulevard and MGM Road, which provides access to MGM Resort and Casino. Additionally, just south of the Showcase I Property is Tropicana Avenue, which is home to three major resorts and casinos including the MGM Grand, New York New York Hotel & Casino and Excalibur Hotel & Casino. According to the appraisal, pedestrian traffic fronting the Showcase I Property exceeds 50,000 per day. The Showcase I Property is in close proximity to tourist attractions including the T-Mobile Arena, The Park, Park MGM and Park Theater.

The Showcase I Property was constructed in 1997 and most recently renovated in 2003. According to the appraisal, the Showcase I Property has undergone several renovations since opening, including exterior and interior improvements. The building features frontage along Las Vegas Boulevard and is structurally designed to have a large amount of billboard and advertisement exposure. Additionally, major tenants at the Showcase I Property such as M&M and Coca Cola have built out significant exterior design elements. The Showcase I Property is comprised of two parcels located directly adjacent to each other and connected via a sky bridge. The first parcel contains a retail building with four above ground floors and a sub-grade basement level. The second parcel contains a 12-story parking garage featuring 1,406 parking spaces, connected to the Showcase I Property via a pedestrian bridge on the fourth level, as well as 41,108 SF of specialty theatre concept space split across the first two floors. Furthermore, the Showcase I Property features four sets of escalators and two elevators. Lower-level major tenants, including M&M and Coca Cola, have their own escalators providing convenient lower-level access.

As of February 29, 2024, the Showcase I Property is 90.0% leased to a roster of nationally branded tenants (although currently in occupancy and paying rent, Netflix’s lease expires in December 2024 and has been marked vacant for purposes of lender underwriting). M&M is located across portions of all four above ground level floors and features a wide range of amenities including gift stores and a custom candy dispenser capable of producing M&M’s candies with personalized messages and images. Other amenities include a free 10-minute, 3-D movie on the third floor and Red’s Pit Stop, an ice cream and dessert bar where the store also hosts children’s birthday parties. In addition, M&M recently executed a 15-year lease renewal commencing in September 2025. M&M’s renewal rent of $4,000,000 is an approximately 75.6% increase as compared to the current in-place rent of $2,277,692. Such renewal rent is scheduled to take effect on the M&M Renewal Rent Commencement Date. In connection with the M&M renewal lease, the borrower agreed to a partial rent abatement of $166,666.67 per month (representing approximately 50% of the renewal rent) for the first 12 months after the M&M Renewal Rent Commencement Date and a rent abatement of $6,240.25 per day (representing approximately 99% of the current in-place rent) for 180 days commencing on the date that M&M vacates its entire premises and removes trade fixtures and movable personal property in connection with renovating its premises in accordance with the M&M lease (such date, if any, the “Vacate Date”). In addition, M&M is entitled to additional rent credits if delivery of its renovated premises is delayed. Coca Cola occupies portions of the first three above ground levels and features exclusive Coca Cola branded merchandise as well as a Coca Cola fountain on the second floor with 16 different international beverages. Outback Steakhouse leases space on the fourth floor. Marshalls and Netflix have exclusive ground floor entries providing access to the lower sub-grade leased space. Westgate Resorts occupies multiple suites at the Showcase I Property, as well as a kiosk and also maintains large exterior signage. The second floor of the Showcase I Property features a food court with multiple vendor suites, master leased to a third-party operator which runs the food court comprising 14,737 SF in aggregate. The food court also features its own entry and access from Las Vegas Boulevard frontage. The ground level and second level of the Showcase I Property parking garage is leased to FlyOver Las Vegas LLC (“FlyOver”), an operator of an immersive amusement attraction. The experience uses flight motion seats designed to swoop, dip and turn, giving a feeling of true flight. In order to enhance the ride and fully immerse the customer in the experience, certain 4D features such as a 20-meter spherical screen, wind, mists and fragrant scents are utilized.

A-3-100

Retail - Anchored	Loan # 11	Cut-off Date Balance:	$31,000,000
3785 South Las Vegas Boulevard	Showcase I	Cut-off Date LTV:	67.8%
Las Vegas, NV 89109		UW NCF DSCR:	1.30x
		UW NOI Debt Yield:	8.5%

The following table presents certain information relating to tenant sales history with respect to the Showcase I Property:

Tenant Sales
		2021		2022		2023		T-12 4/30/2024
Tenant Name	Square Feet	Sales	Sales PSF	Sales	Sales PSF	Sales	Sales PSF	Sales	Sales PSF
FlyOver	41,108	NAV	NAV	$6,651,390	$161.80	$8,244,418	$200.56	$8,000,200	$194.61
M&M World	31,025	$32,071,045	$1,033.72	$33,881,880	$1,092.08	$30,984,942	$998.71	$30,360,018	$978.57
Marshalls(1)	30,624	$12,679,436	$414.04	$14,393,699	$470.01	$16,336,842	$533.47	NAV	NAV
Coca Cola	18,597	$11,317,077	$608.54	$13,261,687	$713.11	$15,093,882	$811.63	$15,291,122	$822.24
Total Square Feet / Sales	121,354	$56,067,558	$698.70	$68,188,656	$561.90	$70,660,084	$582.26	$53,651,340	$591.33

(1)	Sales periods represent data from February of the current year to January of the following year.

Major Tenants.

M&M World (A1/A+/NR by M/S&P/F; 31,025 SF; 17.2% of NRA; 29.3% of underwritten base rent). First introduced in Newark, New Jersey in 1941, M&Ms are now offered in over 100 different countries around the world. M&M World is a retail store that specializes in M&M’s candy and related merchandise. The store features a gift shop on the first floor, candy dispensers on the second floor, collector’s items on the third floor and an authentic M&M-sponsored NASCAR race car which was driven by Ken Schrader on the fourth floor. Other core attractions include a custom candy dispenser capable of imprinting custom messages and images onto the candies as well as a digitally-remastered interactive 3-D film which runs for about 10 minutes and plays throughout the day. Although many subsequent M&M retail stores have since opened, the one at the Showcase I Property was the first, originally opened in 1997. M&M recently executed a renewal lease commencing in September 2025 for a 15-year term at a base rent of $4,000,000, 75.6% in excess of the current in-place rent. Such renewal rent is scheduled to take effect on the M&M Renewal Rent Commencement Date. The M&M lease is guaranteed by Mars Inc., the tenant’s investment grade credit-rated parent company. M&M’s renewal lease ends in August 2040 with two, five-year renewal options remaining. In connection with the M&M renewal lease, the borrower agreed to a partial rent abatement of $166,666.67 per month (representing approximately 50% of the renewal rent) for the first 12 months after the M&M Renewal Rent Commencement Date and a rent abatement of $6,240.25 per day (representing approximately 99% of the current in-place rent) for 180 days commencing on M&M’s Vacate Date (if any). At origination of the Showcase I Whole Loan, $2,152,888 was reserved in a gap and free rent reserve, representing the difference between the current in-place rent under the M&M lease and the renewal rent which is scheduled to take effect on the M&M Renewal Rent Commencement Date. The 12-month rent abatement, and the six month rent abatement described above related to renovations was not separately reserved for. In addition, the borrower has a $12,000,000 landlord contribution obligation, which was reserved at origination, in the event M&M elects to renovate its space at any point prior to July 8, 2027. In the event the construction plans for the M&M renovation are not approved by the borrower or M&M by such date, M&M is instead entitled to a $2,000,000 free rent credit in lieu of the $12,000,000 available for renovations.

Skechers (NR/NR/NR by M/S&P/F; 7,230 SF; 4.0% of NRA; 16.1% of underwritten base rent). Founded in 1992 by Robert Greenberg, Skechers is an American multinational footwear and apparel company headquartered in Manhattan Beach, California. Skechers operates 5,203 company and third-party owned retail stores across more than 180 countries. Skechers is currently the third-largest athletic footwear brand in the world and has major manufacturing facilities throughout North America, Europe, Central America, South America and Asia. 2023 saw Skechers’ record annual sales of $8.00 billion, a year-over-year increase of 7.5%, also recording a record gross margin of 53.1% in the fourth quarter of 2023. In 2023, Skechers introduced partnerships and a capsule collection with Martha Stewart and Snoop Dogg, who appeared in a joint Super Bowl campaign. Additionally, Skechers continued to grow its sports presence, signing Harry Kane, Julius Randle and Terance Mann. Skechers’ lease term ends in March 2027, with two, five-year renewal options remaining.

Coca Cola (A1/A+/NR; 18,597 SF; 10.3% of NRA; 12.2% of underwritten base rent). Founded in 1886, Coca Cola has grown into an international total beverage brand sold in more than 200 countries, with 2.2 billion servings of Coca Cola branded drinks served daily. Coca Cola’s beverage portfolio is expansive, covering more than 200 brands and thousands of beverages across the globe, from soft drinks and waters, to coffee and teas. Additionally, the company has amassed over 225 bottling partners across 900 bottling plants globally. Coca Cola’s lease term ends in December 2029, with one, five-year renewal option remaining.

A-3-101

Retail - Anchored	Loan # 11	Cut-off Date Balance:	$31,000,000
3785 South Las Vegas Boulevard	Showcase I	Cut-off Date LTV:	67.8%
Las Vegas, NV 89109		UW NCF DSCR:	1.30x
		UW NOI Debt Yield:	8.5%

The following table presents certain information relating to the tenancy at the Showcase I Property:

Tenant Summary(1)
							April 2024 TTM Sales
Tenant Name	Credit Rating (Moody’s/ S&P/Fitch)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Sales $	Sales PSF	Occ Cost %(3)	Lease Exp.	Renewal Options	Term. Option (Y/N)
Major Tenants
M&M World(4)	A1/A+/NR	31,025	17.2%	$4,000,000	29.3%	$128.93	$30,360,018	$979	14.8%	8/31/2040	2 x 5 years	N
Skechers(5)	NR/NR/NR	7,230	4.0%	$2,199,985	16.1%	$304.29	NAV	NAV	NAV	3/30/2027	2 x 5 years	N
Coca Cola	A1/A+/NR	18,597	10.3%	$1,673,730	12.2%	$90.00	$15,291,122	$822	12.9%	12/31/2029	1 x 5 years	N
Marshalls	A2/A/NR	30,624	16.9%	$1,667,215	12.2%	$54.44	$16,336,842(6)	$533(6)	13.6%(6)	1/31/2029	2 x 5 years	N
FlyOver	NR/NR/NR	41,108	22.7%	$1,124,880	8.2%	$27.36	$8,000,200	$195	21.3%	8/31/2034	3 x 5 years	N
Major Tenants Subtotal/Wtd. Avg.		128,584	71.1%	$10,665,810	78.0%	$82.95

Other Tenants(7)		34,225	18.9%	$3,007,743	22.0%	$87.88
Occupied Subtotal/Wtd. Avg.		162,809	90.0%	$13,673,553	100.0%	$83.99

Vacant Space(8)		18,039	10.0%
Total/Wtd. Avg.		180,848	100.0%

(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Based on underwritten base rent and borrower’s projected 2024 recoveries.
(4)	M&M is entitled to free rent as described under “Major Tenants—M&M World” above.
(5)	Skechers pays a premium rent due to the size of its space, being on the grade level and featuring frontage along Las Vegas Boulevard.
(6)	Sales $, Sales PSF and Occ Cost % for Marshalls represent total sales from February 2023 through January 2024.
(7)	Other Tenants is inclusive of 1,585 SF which is associated with an owner-occupied management office with no attributable underwritten base rent.
(8)	Though in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire in December 2024. Netflix currently leases its space at a rental rate of $83.15 PSF.

The following table presents certain information relating to the lease rollover schedule at the Showcase I Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	UW Rent PSF Rolling
MTM/2024(3)	2	1,595	0.9%	0.9%	$20,112	0.1%	0.1%	$12.61
2025	0	0	0.0%	0.9%	$0	0.0%	0.1%	$0.00
2026	0	0	0.0%	0.9%	$0	0.0%	0.1%	$0.00
2027	1	7,230	4.0%	4.9%	$2,199,985	16.1%	16.2%	$304.29
2028	2	11,467	6.3%	11.2%	$1,958,331	14.3%	30.6%	$170.78
2029	2	49,221	27.2%	38.4%	$3,340,945	24.4%	55.0%	$67.88
2030	0	0	0.0%	38.4%	$0	0.0%	55.0%	$0.00
2031	0	0	0.0%	38.4%	$0	0.0%	55.0%	$0.00
2032	0	0	0.0%	38.4%	$0	0.0%	55.0%	$0.00
2033	0	0	0.0%	38.4%	$0	0.0%	55.0%	$0.00
2034	1	41,108	22.7%	61.2%	$1,124,880	8.2%	63.2%	$27.36
2035 & Thereafter	3	52,188	28.9%	90.0%	$5,029,300	36.8%	100.0%	$96.37
Vacant(4)	0	18,039	10.0%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	11	180,848	100.0%		$13,673,553	100.0%		$83.99

(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the lease rollover schedule.
(3)	MTM/2024 is inclusive of 1,585 SF which is associated with an owner-occupied management office with no attributable UW base rent.
(4)	Though in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire in December 2024. Netflix currently leases its space at a rental rate of $83.15 PSF.

The Market. The Showcase I Property is situated on the east side of Las Vegas Boulevard, just north of the intersection with Tropicana Avenue. According to the appraisal, the intersections of Tropicana Avenue and Las Vegas Boulevard and Harmon Avenue and Las Vegas Boulevard are two of the busiest in Las Vegas, both in terms of vehicle and pedestrian traffic. The area, commonly known as the central/southern portion of the Las Vegas Strip Resort Corridor, consists of a mix of well-established, recently developed and redeveloped resort casino-hotels. Additionally, the area also includes business hotels, apartment complexes, commercial retail buildings, regional retail centers and industrial buildings. Within close proximity to the Showcase I Property are a variety of prominent attractions, including MGM Grand, New York New York Hotel & Casino, Excalibur Hotel & Casino, Park MGM/NoMad, CityCenter (including Aria, Vdara, Waldorf Astoria and The Shops at Crystals), The Cosmopolitan, The Luxor, T-Mobile Arena as well as other phases of The Showcase retail development.

A-3-102

Retail - Anchored	Loan # 11	Cut-off Date Balance:	$31,000,000
3785 South Las Vegas Boulevard	Showcase I	Cut-off Date LTV:	67.8%
Las Vegas, NV 89109		UW NCF DSCR:	1.30x
		UW NOI Debt Yield:	8.5%

The Showcase I Property is located in Las Vegas, Nevada within the Las Vegas-Paradise-Henderson Core Based Statistical Area (the “Las Vegas CBSA”). The Las Vegas metro is the largest of Nevada’s 17 counties by population size and the city is considered the 28th most populated city in the United States with a population of over 2.3 million. Las Vegas is known for its grand casinos and lavish hotels, among other attractions. According to the appraisal, Las Vegas is considered one of the top three destinations in the United States for business conventions and is a global leader in the hospitality industry, claiming more AAA Five Diamond hotels than any other city in the world. Additionally, Las Vegas frequently ranks as one of the world’s most visited tourist destinations, with an economy that heavily relies on tourist traffic. The appraisal concludes that employment in the city has increased over the last 12 months preceding the appraisal date and convention activity has increased by 31% year over year as of June 2023. In terms of gross metropolitan product, the Las Vegas CBSA has outperformed the national expansion by an average of 50 basis points over the decade. A year-end 2023 study by a local visitor’s and convention authority suggests that visitors stay an average of 3.3 nights and budget approximately $788 for gaming, a continued increasing trend since 2018. The same study also indicates that visitors report spending an average of $249 per visit for shopping, $109 per visit for shows and $565 per visit for food and drinks. The 2023 visitor expenditure for food and drink is the highest on record, with expenditure on shopping being the second highest on record, falling behind 2021’s record of approximately $285 per visit.

According to the appraisal, total 2023 visitors were equal to approximately 40.8 million, up approximately 5.2% from visitation levels reported for 2022 and exceeding 40.0 million visitors for the first time since the COVID-19 pandemic. Each month of 2023 reported visits in excess of 3.0 million. Additionally, annual convention attendance neared 6.0 million in 2023, approximately 20.0% over 2022 levels. Year to date visits as of February 2024 totaled 6,757,800, up 6.3% as compared to the first two months of 2023.

According to a third-party market research report, the 2023 population within a one-, three- and five-mile radius of the Showcase I Property was 17,188, 161,038 and 386,068, respectively. The 2023 average household income within the same radii was $148,485, $71,536 and $75,009, respectively.

According to the appraisal, the Las Vegas retail market contains approximately 30,447,000 SF of space. The Southeast submarket that the Showcase I Property is located in contains 5,083,000 SF, or 16.7% of the region’s inventory, featuring asking rents of $20.18 PSF. Moreover, the Southeast submarket has a vacancy rate of 14.8%. However, according to a third-party market research report, retail and shopping center properties located along the Las Vegas Boulevard Corridor generally exhibit an average vacancy of between 4.0% and 7.0%. According to the appraisal, 547,000 SF of space was completed between 2019 and 2023 in the Las Vegas market, an average of 109,400 SF per year. In the Southeast submarket, a total of 10,000 SF of space was completed between 2019 and 2023, equating to 1.8% of new construction for the region. Between 2019 and 2023, new construction in the Southeast submarket outpaced absorption with an annual average of 2,000 SF completed and -8,400 SF absorbed within the five-year period.

The following table presents recent large retail leases at comparable retail properties with respect to the Showcase I Property:

Comparable Leases Summary
Property	Tenant Name	Tenant Size (SF)	Base Rent PSF
Showcase I(1)	Marshalls	30,624	$54.44
Confidential	Confidential	20,000	$115.00
Confidential	Confidential	15,185	$80.00
Confidential	Confidential	50,000	$50.00
Confidential	Confidential	30,000	$110.00
Confidential	Confidential	27,900	$155.06
Confidential	Confidential	27,800	$76.44
Confidential	Confidential	10,845	$124.48
Confidential	Confidential	13,025	$122.84
Total/Wtd. Avg.(2)		194,755	$96.10

Source:	Appraisal
(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	The Total/Wtd. Avg. excludes the Showcase I Property.

A-3-103

Retail - Anchored	Loan # 11	Cut-off Date Balance:	$31,000,000
3785 South Las Vegas Boulevard	Showcase I	Cut-off Date LTV:	67.8%
Las Vegas, NV 89109		UW NCF DSCR:	1.30x
		UW NOI Debt Yield:	8.5%

The following table presents recent specialty retail leases at comparable retail properties with respect to the Showcase I Property:

Comparable Leases Summary
Property	Tenant Name	Tenant Size (SF)	Base Rent PSF
Showcase I(1)	M&M World	31,025	$128.93
Confidential	Confidential	692	$541.91
Confidential	Confidential	6,176	$194.30
Confidential	Confidential	5,669	$264.60
Confidential	Confidential	9,118	$174.38
Confidential	Confidential	9,500	$170.00
Confidential	Confidential	10,350	$227.05
Confidential	Confidential	10,960	$228.10
Confidential	Confidential	1,800	$242.31
Confidential	Confidential	1,182	$368.99
Confidential	Confidential	383	$313.32
Confidential	Confidential	952	$99.95
Confidential	Confidential	648	$324.28
Confidential	Confidential	454	$317.18
Confidential	Confidential	764	$282.72
Confidential	Confidential	863	$417.15
Confidential	Confidential	3,923	$229.42
Confidential	Confidential	698	$250.00
Confidential	Confidential	446	$440.85
Total/Wtd. Avg.(2)		64,578	$223.28

Source:	Appraisal
(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	The Total/Wtd. Avg. excludes the Showcase I Property.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Showcase I Property:

Market Rent Summary
	Anchor	Major	Theater	Food Court
Market Rent PSF (NNN)	$115.00	$75.00	$27.00	$50.00
Lease Term (Years)	10	10	10	10
Rent Increase Projection	10.0% year six	3.0% per annum	10.0% year six	3.0% per annum

Appraisal. The appraisal concluded to an “as-is” value for the Showcase I Property of $250,000,000 as of March 27, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated April 4, 2024, there was no evidence of any recognized environmental conditions at the Showcase I Property.

A-3-104

Retail - Anchored	Loan # 11	Cut-off Date Balance:	$31,000,000
3785 South Las Vegas Boulevard	Showcase I	Cut-off Date LTV:	67.8%
Las Vegas, NV 89109		UW NCF DSCR:	1.30x
		UW NOI Debt Yield:	8.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Showcase I Property:

Cash Flow Analysis
	2022	2023	T-12 4/30/2024	UW(1)	UW PSF
Rents in Place	$10,160,383	$12,029,049	$12,413,607	$13,673,553	$75.61
Vacant Income	0	0	0	1,499,943	$8.29
Reimbursements	2,357,104	2,375,437	2,587,716	2,941,175	$16.26
Gross Potential Income	$12,517,487	$14,404,487	$15,001,323	$18,114,671	$100.17
Other Income(2)	1,169,255	1,111,404	1,086,689	1,295,481	$7.16
Vacancy	0	0	0	(1,499,943)	($8.29)
Effective Gross Income	$13,686,743	$15,515,891	$16,088,013	$17,910,209	$99.03

Real Estate Taxes	467,369	495,962	512,323	522,232	$2.89
Insurance	73,418	86,793	91,514	157,496	$0.87
Other Operating Expenses	2,345,831	2,543,023	2,590,176	2,821,779	$15.60
Total Operating Expenses	$2,886,618	$3,125,777	$3,194,013	$3,501,507	$19.36

Net Operating Income	$10,800,125	$12,390,114	$12,894,000(3)	$14,408,703(3)	$79.67
Replacement Reserves	0	0	0	27,127	$0.15
TI/LC	0	0	0	180,848	$1.00
Net Cash Flow	$10,800,125	$12,390,114	$12,894,000	$14,200,728	$78.52

Occupancy (%)	90.0%	100.0%	100.0%	91.7%(4)
NOI DSCR(5)	0.99x	1.13x	1.18x	1.32x
NCF DSCR(5)	0.99x	1.13x	1.18x	1.30x
NOI Debt Yield(5)	6.4%	7.3%	7.6%	8.5%
NCF Debt Yield(5)	6.4%	7.3%	7.6%	8.4%

(1)	Based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	Other Income includes storage, stairway rental and temporary tenant and parking incomes.
(3)	The increase from T-12 4/30/2024 NOI to UW NOI is primarily attributable to (i) execution of the M&M renewal lease with an effective date and rent step up in September 2025, reflected in the lender underwriting, and (ii) increased parking income in accordance with the borrower’s budget. At loan origination, $2,152,888 was reserved in connection with the M&M gap/free rent obligations.
(4)	Although in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire December 2024. Netflix currently leases its space at a rental rate of $83.15 PSF. Occupancy (%) represents the underwritten economic occupancy based on vacant income attributable to Netflix’s space of $83.15 PSF. The Showcase I Property was 100.0% physically occupied as of February 29, 2024.
(5)	Based on the Showcase I Whole Loan.

A-3-105

Mortgage Loan No. 12 – Northville Village Shopping Center Phase I

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Northville, MI 48168
Original Balance:	$29,500,000			General Property Type:	Retail
Cut-off Date Balance:	$29,500,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	3.2%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1997/NAP
Borrower Sponsor:	Grand/Sakwa Management, L.L.C.			Size:	179,410 SF
Guarantors:	Daniel L. Stern, Christopher G. Brochert			Cut-off Date Balance Per SF:	$164
	and Gary Sakwa			Maturity Date Balance Per SF:	$164
Mortgage Rate:	6.5000%			Property Manager:	Grand/Sakwa Management L.L.C
Note Date:	8/2/2024				(borrower-related)
Maturity Date:	9/1/2029			Underwriting and Financial Information
Term to Maturity(2):	61 months			UW NOI:	$3,007,704
Amortization Term:	0 months			UW NCF:	$2,775,726
IO Period(2):	61 months			UW NOI Debt Yield:	10.2%
Seasoning:	0 months			UW NCF Debt Yield:	9.4%
Prepayment Provisions(2):	L(24),D(30),O(7)			UW NOI Debt Yield at Maturity:	10.2%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.43x
Additional Debt Type:	NAP			Most Recent NOI:	$2,278,621 (12/31/2023)
Additional Debt Balance:	NAP			2nd Most Recent NOI:	$2,762,737 (12/31/2022)
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent NOI:	$3,125,694 (12/31/2021)
Reserves				Most Recent Occupancy:	97.7% (7/22/2024)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.5% (12/31/2023)
RE Taxes:	$53,582	$26,791	NAP	3rd Most Recent Occupancy:	100.0% (12/31/2022)
Insurance(1):	$0	Springing	NAP	Appraised Value (as of):	$42,800,000 (5/29/2024)
Deferred Maintenance:	$81,313	$0	NAP	Appraised Value Per SF:	$239
Replacement Reserve:	$0	$3,069	NAP	Cut-off Date LTV Ratio:	68.9%
TI/LC Reserve:	$500,000	$17,193	$750,000	Maturity Date LTV Ratio:	68.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$29,500,000	100.0%	Loan Payoff:	$25,227,314	85.5%
			Return of Equity:	$3,220,382	10.9%
			Reserves:	$634,895	2.2%
			Closing Costs:	$417,409	1.4%
Total Sources:	$29,500,000	100.0%	Total Uses:	$29,500,000	100.0%

(1)	Monthly payments to the insurance reserve of 1/12th of the insurance premiums are waived so long as (i) there is no event of default, (ii) the borrower maintains a blanket policy acceptable to the lender, (iii) the borrower provides to the lender evidence of renewal of such policies, and (iv) the borrower provides the lender paid receipts for the payment of the insurance premiums by no later than 10 days prior to the expiration dates of the policies.
(2)	Under the terms of the Northville Village Shopping Center Phase I Mortgage Loan (as defined below) documents, the first payment date is the payment date in October 2024, and the Term to Maturity and IO Period as applicable, are 60 months. However, the lender will contribute an initial interest deposit amount to the issuing entity on the closing date of the BANK5 2024-5YR9 securitization to cover an amount that represents one month’s interest that would have accrued with respect to the Northville Village Shopping Center Phase I Mortgage Loan at the related interest rate with respect to a September 2024 payment date, and, therefore, the Northville Village Shopping Center Phase I Mortgage Loan is being treated as having a first payment date on the due date in September 2024, and Term to Maturity and IO Period, as applicable, of 61 months.

The Mortgage Loan. The twelfth largest mortgage loan (the “Northville Village Shopping Center Phase I Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $29,500,000 and secured by a first priority fee mortgage encumbering condominium units comprising a 179,410 SF anchored retail property in Northville, Michigan (the “Northville Village Shopping Center Phase I Property”).

The Borrower and the Borrower Sponsor. The borrower for the Northville Village Shopping Center Phase I Mortgage Loan is Northville Retail Center Joint Venture L.L.C., a single-purpose, Michigan limited liability company. The borrower is 61.5% owned by the Gary Sakwa of Ward (Partnership), which is controlled by Gary Sakwa. The non-recourse carve-out guarantors for the Northville Village Shopping Center Phase I Mortgage Loan are Christopher G. Brochert, Daniel L. Stern and Gary Sakwa. Gary Sakwa is the co-founder and managing partner of the borrower sponsor, Grand/Sakwa Properties, L.L.C. Grand Sakwa Properties, L.L.C. has developed several million SF of retail and residential properties and is a large private real estate developer in the Midwest. Grand/Sakwa Properties, L.L.C.’s affiliate, Grand Sakwa Management, provides asset and property management services for over four million SF of the company’s current holdings as well as select projects owned by third parties.

Gary Sakwa has over 35 years of experience in the residential and commercial real estate industry. Gary Sakwa has developed over 10,000 residential lots and through joint ventures has constructed over 3,000 homes. Additionally, Gary Sakwa has developed and/or acquired more than 5 million SF of commercial property. Daniel L. Stern and Christopher G. Brochert jointly own Lormax Stern Development Company, which is a fully integrated commercial real estate firm specializing in the acquisition, development, and operational oversight of commercial properties throughout the United States. Lormax

A-3-106

Retail – Anchored	Loan #12	Cut-off Date Balance:	$29,500,000
17447 Haggerty Road	Northville Village Shopping Center Phase I	Cut-off Date LTV:	68.9%
Northville, MI 48168		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	10.2%

Stern’s principals have supervised the acquisition and development of more than 50 commercial properties across the country, with an aggregate gross leasable area exceeding 30 million SF.

The Property. The Northville Village Shopping Center Phase I Property is comprised of a fee interest in condominium units comprising a 179,410 SF anchored retail property on an approximately 23.2-acre site in Northville, Michigan, that includes 1,064 surface parking spaces (5.9 parking spaces per 1,000 SF). The Northville Village Shopping Center Phase I Property was built in 1997, originally developed by the borrower sponsor, and as of July 22, 2024, is currently 97.7% leased to 11 tenants. The Northville Village Shopping Center Phase I Property is anchored by Kroger, Barnes & Noble Superstore (“Barnes & Noble”), TJ Maxx, and Michaels. These four anchor tenants occupy 71.7% of NRA and account for 61.3% of underwritten rent. Other notable tenants include ULTA Beauty, Five Below and Einstein Bros Bagels. The Northville Village Shopping Center Phase I Property is also shadow-anchored by REI, Office Depot and PetSmart, which are not included in the collateral. Additionally, the borrower sponsor also owns Northville Village Shopping Center Phase II, which is a 43,000 SF expansion phase situated immediately north of the Northville Village Shopping Center Phase I Property, with complementary tenants including KSI Kitchen and Bath, P.F. Chang’s China Bistro and Massage Envy.

The Northville Village Shopping Center Phase I Property is comprised of 7 units in an 11 unit condominium. The remaining units consist of additional stores in the related shopping center. The borrower has a 63.95% interest in the condominium. Each of the 11 unit owners has the right to appoint one member of the board of directors of the condominium.

Major Tenants.

Kroger (58,120 SF, 32.4% of NRA, 22.5% of underwritten rent). The Kroger Co. (“Kroger”) is an American chain of combination food and drug stores, multi-department stores, marketplace stores, and price impact warehouses across the United States. Kroger was founded in 1883, and is headquartered in Cincinnati, Ohio. Kroger’s product portfolio includes natural food and organic sections, pharmacies, and general merchandise, pet centers and perishables such as fresh seafood and organic produce, apparel, home fashion and furnishings, electronics, automotive products, toys, outdoor living products, electronics, and home goods. It sells private label products under various banners including Baker’s, Harris Teeter, Kroger, Dillons, Fry’s, Fred Meyer, Gerbes, Home Chef, QFC, and The Little Clinic. Kroger is one of the largest retailers in the United States, and operates over 2,750 grocery retail stores, 170 fine jewelry stores, 35 food production or manufacturing facilities, 1,585 supermarket fuel centers, and 2,256 pharmacies. Kroger has served as the grocery-anchor for the Northville Village Shopping Center Phase I Property since 1995, has a lease expiration date of June 30, 2027, and has four, 5-year automatic renewal options remaining.

Barnes & Noble Superstore (28,200 SF, 15.7% of NRA, 18.1% of underwritten rent). Barnes & Noble is a large retail bookseller and retailer of content, digital media, and educational products. Founded in 1971, and headquartered in New York, New York, Barnes & Noble Bookseller operates approximately 600 bookstores across the United States, as well as an e-commerce site. Barnes & Noble Bookseller also operates through its Nook Digital business, which offers an expansive collection of digital reading content and an audiobook subscription service to complement its product, the Nook tablet. In the early 1990’s the company came up with the concept of their “superstore,” which helped revolutionize bookselling by combining a vast and deep selection of book titles with an experienced bookselling staff as well as a warm, comfortable and spacious atmosphere. The stores offered a comprehensive inventory of books, music, educational toys and games and gifts. Barnes & Noble Superstore has anchored the Northville Village Shopping Center Phase I Property since 1997, has a lease expiration date of May 31, 2027, and has two, 5-year renewal options remaining.

TJ Maxx (23,254 SF, 13.0% of NRA, 10.7% of underwritten rent). TJ Maxx is an American department store chain, and is one of the main subsidiaries of The TJX Companies, Inc., an off-price apparel and home fashions retailer in the United States and worldwide. At the end of fiscal year 2024, The TJX Companies, Inc. reported over 4,900 stores across nine countries and three continents, and six branded e-commerce sites, with approximately 329,000 associates. Along with TJ Maxx, The TJX Companies, Inc. operates as Marshalls, HomeGoods, Sierra, and HomeSense. TJ Maxx has anchored the Northville Village Shopping Center Phase I Property since November 2023, has a lease expiration of November 30, 2033, and has four, 5-year renewal options remaining.

A-3-107

Retail – Anchored	Loan #12	Cut-off Date Balance:	$29,500,000
17447 Haggerty Road	Northville Village Shopping Center Phase I	Cut-off Date LTV:	68.9%
Northville, MI 48168		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	10.2%

The following table presents a summary regarding the major stores at the Northville Village Shopping Center Phase I Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Major Tenants
Kroger	NR/Baa1/BBB	58,120	32.4%	$725,000	22.5%	$12.47	6/30/2027	4 x 5 year(3)	N
Barnes & Noble Superstore	NR/NR/NR	28,200	15.7%	$581,484	18.1%	$20.62	5/31/2027	2 x 5 year	N
TJ Maxx	NR/A2/A	23,254	13.0%	$342,996	10.7%	$14.75	11/30/2033	4 x 5 year	N
Michaels	NR/NR/NR	19,080	10.6%	$324,360	10.1%	$17.00	2/28/2034	3 x 5 year	N
Ulta Beauty	NR/NR/NR	11,750	6.5%	$258,500	8.0%	$22.00	7/31/2027	2 x 5 year	N
Subtotal/Wtd. Avg.		140,404	78.3%	$2,232,340	69.4%	$15.90

Other Tenants		34,968	19.5%	$985,092	30.6%	$28.17
Occupied Subtotal/Wtd. Avg.		175,372	97.7%	$3,217,432	100.0%	$18.35

Vacant Space		4,038	2.3%
Total/Wtd. Avg.		179,410	100.0%

(1)	Information is based on the underwritten rent roll dated July 22, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Kroger’s renewal options are automatic unless the tenant provides notice of non-renewal to the borrower 9 months prior to the renewal date.

A-3-108

Retail – Anchored	Loan #12	Cut-off Date Balance:	$29,500,000
17447 Haggerty Road	Northville Village Shopping Center Phase I	Cut-off Date LTV:	68.9%
Northville, MI 48168		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	10.2%

The following table presents certain information relating to the lease rollover at the Northville Village Shopping Center Phase I Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	Total UW Rent PSF Rolling
MTM/2024	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2025	0	0	0.0%	0.0%	$0	0.0%	0.00%	$0.00
2026	2	7,713	4.3%	4.3%	$236,419	7.3%	7.35%	$30.65
2027	3	98,070	54.7%	59.0%	$1,564,984	48.6%	55.99%	$15.96
2028	2	13,579	7.6%	66.5%	$360,853	11.2%	67.20%	$26.57
2029	1	8,400	4.7%	71.2%	$184,800	5.7%	72.95%	$22.00
2030	0	0	0.0%	71.2%	$0	0.0%	72.95%	$0.00
2031	0	0	0.0%	71.2%	$0	0.0%	72.95%	$0.00
2032	0	0	0.0%	71.2%	$0	0.0%	72.95%	$0.00
2033	1	23254	13.0%	84.2%	$342,996	10.7%	83.61%	$14.75
2034	1	19,080	10.6%	94.8%	$324,360	10.1%	93.69%	$17.00
2035 & Thereafter	1	5,276	2.9%	97.7%	$203,020	6.3%	100.00%	$38.48
Vacant	0	4,038	2.3%	100.0%	$0	0.0%	100.00%	$0.00
Total/Wtd. Avg.(3)	11	179,410	100.0%		$3,217,432	100.0%		$18.35

(1)	Information is based on the underwritten rent roll dated July 22, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
(3)	Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Northville Village Shopping Center Phase I Property is located in Northville, Michigan, within the Southern Interstate 275 Corridor retail submarket of the Detroit retail market. The Northville Village Shopping Center Phase I Property is located on Haggarty Road, within a major retail corridor in close proximity to other retailers such as Flemings Steakhouse and Trader Joe’s and within one mile of the Laurel Park Place mall. The Northville Village Shopping Center Phase I Property is situated within one mile of Interstate 96 and Interstate 275, and approximately 2.0 miles from State Route 14. The Northville Village Shopping Center Phase I Property is located approximately 3.0 miles from downtown Northville, 13.0 miles from the Detroit Metropolitan Wayne County Airport, and 20.0 miles from the Detroit central business district. According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Southern Interstate 275 Corridor retail submarket was approximately 4.7% with average asking rents of $14.79 PSF and inventory of approximately 28.2 million SF. According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Detroit retail market was approximately 5.0% with average asking rents of $14.72 PSF and inventory of approximately 314.6 million SF. According to the appraisal, the 2023 population within a one-, three- and five-mile radius of the Northville Village Shopping Center Phase I Property was 5,801, 69,526, and 198,406, respectively. The 2023 average household income within the same one-, three- and five-mile radius was $138,842, $138,205, and $133,628, respectively.

A-3-109

Retail – Anchored	Loan #12	Cut-off Date Balance:	$29,500,000
17447 Haggerty Road	Northville Village Shopping Center Phase I	Cut-off Date LTV:	68.9%
Northville, MI 48168		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	10.2%

The following table presents recent anchor space leasing data at comparable retail properties with respect to the Northville Village Shopping Center Phase I Property:

Comparable Leases Summary
Property/Location	Year Built	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Northville Village Shopping Center Phase I Property (subject)(1) 17447 Haggerty Road Northville, MI	1997	179,410	Barnes & Noble Superstore TJ Maxx	28,200 23,254	June. 2022 Nov. 2023	$20.62 $14.75	NNN NNN
Utica Park Place Shopping Center 45160 Utica Park Boulevard Utica, MI	1992	494,855	Best Buy	45,426	Feb. 2024	$8.50	NNN
Freestanding Retail 30180 Grand River Avenue Farmington Hills, MI	1989	21,430	Kid’s Empire	32,000	May 2023	$12.00	NNN
Taylor Commons 21592 Ecorse Road Taylor, MI	1991	74,300	Advance Auto Parts	20,250	Mar. 2023	$12.00	NNN
Mid-Five Center 29583 5 Mile Road Livonia, MI	1979	59,310	Floorama	12,000	Mar. 2024	$15.00	NNN
West Oaks I & II Shopping Center 43588 West Oaks Drive Novi, MI	1986	153,858	Watsons	32,000	Mar. 2024	$18.00	NNN
Main Street Novi Shopping Center 42875 Grand River Avenue Novi, MI	1995	78,750	UMI Buffet of Novi	12,299	May 2023	$18.60	NNN

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated July 22, 2024, other than Year Built.

The following table presents recent grocery space leasing data at comparable retail properties with respect to the Northville Village Shopping Center Phase I Property:

Comparable Leases Summary
Property/Location	Year Built	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Northville Village Shopping Center Phase I Property (subject)(1) 17447 Haggerty Road Northville, MI	1997	179,410	Kroger	58,120	Jul. 2022	$12.47	NNN
ShopRite 2301 West Oregon Avenue Philadelphia, PA	1960	54,388	ShopRite	54,388	Jan. 2023	$14.72	NNN
Nottingham Square – Kroger Anchored Center 43611 Schoenherr Road Sterling Heights, MI	2002	112,281	Kroger	73,100	Dec. 2022	$13.82	Absolute Net
Sam’s Club 333 Saw Mill River Road Elmsford, NY	1996	114,113	Sam’s Club	114,113	Feb. 2024	$17.97	NNN
Giant Eagle 700 Moraine Pointe Plaza Butler, PA	2002	65,000	Giant Eagle	65,000	Jan. 2024	$13.00	NNN
Pick ‘n Save 1735 West Silver Spring Drive Glendale, WI	1931	61,910	Pick N Save	61,910	Jan. 2025	$15.37	NNN
Meadows Shopping Center 6606 Security Boulevard Baltimore, MD	1986	108,050	Global Food	36,360	Mar. 2023	$8.00	NNN

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated July 22, 2024, other than Year Built.

A-3-110

Retail – Anchored	Loan #12	Cut-off Date Balance:	$29,500,000
17447 Haggerty Road	Northville Village Shopping Center Phase I	Cut-off Date LTV:	68.9%
Northville, MI 48168		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	10.2%

The following table presents recent small retail space leasing data at comparable retail properties with respect to the Northville Village Shopping Center Phase I Property:

Comparable Leases Summary
Property/Location	Year Built	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Northville Village Shopping Center Phase I Property (subject)(1) 17447 Haggerty Road Northville, MI	1997	179,410	The Hudson Café Einstein Bros Bagels	5,276 2,200	Jul. 2022 Jan. 2022	$38.48 $40.43	NNN NNN
The Gateway II 3784 South Rochester Road Rochester Hills, MI	2023	28,940	Tim Horton’s	1,614	Oct. 2023	$35.00	NNN
Westgate Shopping Center 2449-2471 West Stadium Boulevard Ann Arbor, MI	1960	171,167	Zingerman’s Roadhouse Restaurant	5,335	Mar. 2024	$27.75	NNN
Freestanding Retail Outlet 22250 Eureka Road Taylor, MI	2024	4,995	Chick-Fil-A	4,995	Sep. 2024	$35.03	NNN
Shoppes of Plymouth 150-190 Ann Arbor Road Plymouth, MI	2019	12,190	Vibe Salon Suites	9,974	Oct. 2023	$35.00	NNN
City Life Plaza 144 East Tienken Road Rochester Hills, MI	2006	56,542	Massage Luxe Spa	2,890	Nov. 2023	$30.00	NNN
Multi-Tenant Retail 9328 Highland Road White Lake Township, MI	2023	5,840	Moe’s Southwest Grill	2,840	Feb. 2023	$30.00	NNN

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated July 22, 2024, other than Year Built.

The following table presents information relating to the appraisal’s market rent conclusion for the Northville Village Shopping Center Phase I Property:

Market Rent Summary
	Market Rent	Escalations	Term (years)	Reimbursements	Tenant Allowances (New/Renewal)	Leasing Commissions (New/Renewal)
Anchor Space:	$15.50	2.0%/year	5	Net	$10.00 / $5.00	5.0% / 2.0%
Small Retail Space:	$31.00	2.0%/year	5	Net	$20.00 / $10.00	5.0% / 2.0%
Grocery Space:	$12.50	2.0%/year	10	Net	$5.00 / $3.00	5.0% / 2.0%

Source: Appraisal.

Appraisal. The appraisal concluded to an “as-is” value for the Northville Village Shopping Center Phase I Property of $42,800,000 as of May 29, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated June 7, 2024, there was no evidence of any recognized environmental conditions at the Northville Village Shopping Center Phase I Property.

A-3-111

Retail – Anchored	Loan #12	Cut-off Date Balance:	$29,500,000
17447 Haggerty Road	Northville Village Shopping Center Phase I	Cut-off Date LTV:	68.9%
Northville, MI 48168		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	10.2%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Northville Village Shopping Center Phase I Property:

Cash Flow Analysis
	2020	2021	2022	2023(1)	UW(1)(2)	UW PSF
Gross Potential Rent(3)	$2,986,239	$3,239,797	$3,001,524	$2,579,734	$3,342,610	$18.63
Reimbursements	$859,821	$802,208	$782,319	$847,957	$1,332,435	$7.43
Other Income	$10,698	$17,039	$40,801	$5,329	$20,000	$0.11
(Vacancy / Credit Loss)	$0	$0	$0	$0	($233,752)	($1.30)
Effective Gross Income	$3,856,758	$4,059,044	$3,824,645	$3,433,021	$4,461,293	$24.87

Real Estate Taxes	$212,221	$214,226	$217,728	$263,861	$555,501	$3.10
Insurance	$36,171	$39,774	$45,776	$51,676	$62,707	$0.35
Other Operating Expenses	$635,428	$679,350	$798,403	$838,863	$835,381	$4.66
Total Operating Expenses	$883,820	$933,350	$1,061,907	$1,154,400	$1,453,589	$8.10

Net Operating Income	$2,972,938	$3,125,694	$2,762,737	$2,278,621	$3,007,704	$16.76
Replacement Reserves	$0	$0	$0	$0	$36,821	$0.21
TI/LC	$0	$0	$0	$0	$195,157	$1.09
Net Cash Flow	$2,972,938	$3,125,694	$2,762,737	$2,278,621	$2,775,726	$15.47

Occupancy (%)(4)	100.0%	100.0%	100.0%	98.5%	95.0%
NOI DSCR	1.53x	1.61x	1.42x	1.17x	1.55x
NCF DSCR	1.53x	1.61x	1.42x	1.17x	1.43x
NOI Debt Yield	10.1%	10.6%	9.4%	7.7%	10.2%
NCF Debt Yield	10.1%	10.6%	9.4%	7.7%	9.4%

(1)	The increase in Gross Potential Rent and Net Operating Income is due to Bed Bath and Beyond vacating its space upon lease expiration in February 2023, and TJ Maxx and Michaels taking occupancy of the former Bed Bath and Beyond Space in November 2023, and March 2024, respectively, as well as Five Below renewing its lease at a higher rent on August 1, 2024.
(2)	Base rent for three of the retail suites is above market. If those suites are marked to market, UW Net Operating Income declines from $3,007,704 to $2,775,726, underwritten NOI Debt Yield would decrease from 10.2% to 9.4% and the underwritten NOI DSCR would decrease from 1.55x to 1.43x.
(3)	UW Gross Potential Rent is based on the underwritten rent roll dated July 22, 2024 and includes rent steps underwritten through July 2025 totaling approximately $20,660.
(4)	UW Occupancy (%) represents economic occupancy. Historical occupancies represent physical occupancies, and are sourced from the borrower. The Northville Shopping Center Phase I Property was 97.7% leased based on the underwritten rent roll dated July 22, 2024.

A-3-112

Mortgage Loan No. 13 – Dundalk Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Baltimore, MD 21222
Original Balance:	$27,300,000			General Property Type:	Retail
Cut-off Date Balance:	$27,300,000			Detailed Property Type:	Anchored
% of Initial Pool Balance:	3.0%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1968/2018-2020
Borrower Sponsors:	Christos Economides and			Size:	178,075 SF
	Oekos Corporation			Cut-off Date Balance Per SF:	$153
Guarantors:	Christos Economides and			Maturity Date Balance Per SF:	$153
	Oekos Corporation			Property Manager:	Oekos Management Corporation
Mortgage Rate:	7.20000%				(borrower-related)
Note Date:	7/9/2024
Maturity Date:	8/1/2029
Term to Maturity:	60 months
Amortization Term:	0 months
IO Period:	60 months
Seasoning:	0 months			Underwriting and Financial Information
Prepayment Provisions:	L(24),D(32),O(4)			UW NOI:	$3,045,916
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF:	$2,842,168
Additional Debt Type:	NAP			UW NOI Debt Yield:	11.2%
Additional Debt Balance:	NAP			UW NCF Debt Yield:	10.4%
Future Debt Permitted (Type):	No (NAP)			UW NOI Debt Yield at Maturity:	11.2%
Reserves				UW NCF DSCR:	1.43x
Type	Initial	Monthly	Cap	Most Recent NOI:	$2,641,352 (3/31/2024 TTM)
RE Taxes:	$0	$25,608	NAP	2nd Most Recent NOI:	$2,622,017 (12/31/2023)
Insurance(1):	$0	Springing	NAP	3rd Most Recent NOI:	$2,311,790 (12/31/2022)
Replacement Reserve:	$6,204	$2,226	$106,845	Most Recent Occupancy:	97.6% (4/15/2024)
TI/LC Reserve:	$0	$14,840	$712,300	2nd Most Recent Occupancy:	88.5% (12/31/2023)
Pet Supply Reserve(2):	$1,386,285	$0	NAP	3rd Most Recent Occupancy:	88.7% (12/31/2022)
Unfunded Obligations Reserve:	$15,300	$0	NAP	Appraised Value (as of):	$42,500,000 (4/25/2024)
				Appraised Value Per SF:	$239
				Cut-off Date LTV Ratio:	64.2%
				Maturity Date LTV Ratio:	64.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$27,300,000	100.0%	Loan Payoff:	$22,665,062	83.0%
			Return of Equity:	$2,318,422	8.5%
			Reserves:	$1,407,789	5.2%
			Closing Costs:	$908,728	3.3%
Total Sources:	$27,300,000	100.0%	Total Uses:	$27,300,000	100.0%

(1)	Monthly insurance reserve deposits of 1/12th of the insurance premiums are waived so long as (i) there is no event of default, (ii) the borrower maintains a blanket policy acceptable to the lender, (iii) the borrower provides to the lender evidence of renewal of such policy, and (iv) the borrower provides the lender paid receipts for the payment of the insurance premiums by no later than 10 days prior to the expiration dates of the policy.
(2)	Pet Supplies Plus (4.8% of net rentable area and 7.1% of underwritten rent) has signed a lease but is not yet in occupancy or paying rent. At origination the lender reserved approximately $1,386,285, comprised of $900,000 for landlord work to be completed by the borrower prior to the delivery of the leased premises to Pet Supplies Plus, $161,424 for leasing commissions, $222,066 for approximately one year of gap rent, $47,278.32 for approximately 15 months of gap reimbursements, and $55,516.50 for three months of free rent commencing after delivery and acceptance of the leased premises by Pet Supplies Plus. The tenant’s rent commencement date is the earlier of 90 days after delivery of the leased space or when the tenant opens for business (estimated to be in the summer of 2025). There can be no assurance that Pet Supplies Plus will take occupancy and commence paying rent as expected, or at all.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Dundalk Plaza Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $27,300,000 and secured by a first priority fee mortgage encumbering a 178,075 SF anchored retail property in Baltimore, Maryland (the “Dundalk Plaza Property”).

The Borrower and the Borrower Sponsor. The borrower for the Dundalk Plaza Mortgage Loan is Oekos Dundalk, LLC, a single-purpose Maryland limited liability company with one independent director in its organizational structure. The borrower is wholly owned by Oekos Corporation. Oekos Corporation is owned by K.C.C. USA Development Limited (17.33%), two offshore entities (74.51%) and Christos Economides (8.16%). The offshore entities are Amyclae Limited (68.20%; Lichtenstein) and Leslie Limited (6.31%; Saint Vincent and the Grenadines). K.C.C. USA Development Limited is wholly owned by K.C.C. Development Limited (Lichtenstein). The indirect majority owners of Oekos Corporation are Christos Economides and his sister. Christos Economides is a lawful permanent resident of the United States.

A-3-113

Retail – Anchored	Loan #13	Cut-off Date Balance:	$27,300,000
1401-1417 Merritt Boulevard	Dundalk Plaza	Cut-off Date LTV:	64.2%
Baltimore, MD 21222		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	11.2%

The borrower sponsors and non-recourse carveout guarantors are Christos Economides and Oekos Corporation. Christos Economides is the president and chief executive officer of Oekos Corporation, a privately-owned real estate consortium founded in 1986. Oekos Corporation invests in commercial properties across the Mid-Atlantic region and currently holds a real estate portfolio totaling approximately 850,000 SF of office and retail space across Maryland, Virginia, and Delaware.

The Property. The Dundalk Plaza Property is comprised of a fee interest in four single-story buildings encompassing a 178,075 SF anchored retail property on an approximately 16.1-acre site in Baltimore, Maryland that includes 922 surface parking spaces (5.2 parking spaces per 1,000 SF). The Dundalk Plaza Property was built in 1968 and has been owned and operated by the borrower sponsors for nearly 20 years, after originally acquiring the property in 2004 for $12.9 million. Since that time, the borrower sponsors have made investments into the Dundalk Plaza Property totaling approximately $11.7 million, including a major $5.0 million façade overhaul in 2018, as well as ongoing capital expenditures and tenant lease up costs. As of April 15, 2024, the Dundalk Plaza Property is 97.6% leased to 27 tenants and anchored by Ollie’s Bargain Outlet, ALDI, and Planet Fitness, with no other tenant occupying more than 9.4% of NRA or comprising more than 7.6% of underwritten rent. The remaining tenants include a mix of national and regional retailers including Octapharma Plasma, Advance Auto Parts, Pet Supplies Plus, Mattress Firm, Five Guys, Popeyes, Capital One, Papa John’s and Jersey Mikes.

Major Tenants.

Ollie’s Bargain Outlet (34,140 SF, 19.2% of NRA, 9.3% of underwritten rent). Ollie’s Bargain Outlet (NYSE: OLLI) is an American chain of discount closeout retailers that was founded in 1982. Its selection of merchandise comprises a variety of discounted household goods, apparel, pet supplies, kitchen pantry staples, and seasonal products, most of which are unsold or overstocked merchandise that is purchased in bulk from other retailers and sold at discount prices. Ollie’s Bargain Outlet currently operates 525 stores across 31 states. Ollie’s Bargain Outlet has anchored the Dundalk Plaza Property since 1993, has a lease expiration date of September 30, 2027, and has two, 5-year renewal options remaining.

ALDI (19,704 SF, 11.1% of NRA, 8.3% of underwritten rent). ALDI is one of the world’s biggest discount grocery chains, running more than 10,000 stores worldwide. The German grocer offers discounted prices on about 1,400 popular food items and carries mostly private-label items (90.0% of inventory), displaying them on pallets rather than shelves. ALDI has approximately 2,300 stores in the United States. ALDI has approximately 4,300 stores in Germany, which account for about two-thirds of its sales. ALDI has served as the grocery-anchor for the Dundalk Plaza Property since 2018, has a lease expiration date of July 31, 2028, and has four automatic 5-year renewal options remaining.

Planet Fitness (18,219 SF, 10.2% of NRA, 7.7% of underwritten rent). Planet Fitness (NYSE: PLNT) is an American franchisor and operator of fitness centers, based in Hampton, New Hampshire. Planet Fitness has around 2,400 clubs, making it one of the largest fitness club franchises by number of members and locations. Planet Fitness has locations in the United States, Canada, the Dominican Republic, Panama, Mexico and Australia. Planet Fitness has anchored the Dundalk Plaza Property since 2008, has a lease expiration date of October 15, 2032, and has two, 5-year renewal options remaining.

The following table presents a summary regarding the major stores at the Dundalk Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Major Tenants
Ollie’s Bargain Outlet	NR/NR/NR	34,140	19.2%	$291,214	9.3%	$8.53	9/30/2027	2 x 5 year	N
ALDI	NR/NR/NR	19,704	11.1%	$260,088	8.3%	$13.20	7/31/2028	4 x 5 year	N
Planet Fitness	NR/NR/NR	18,219	10.2%	$240,491	7.7%	$13.20	10/15/2032	2 x 5 year	N
Harbor Freight Tools	NR/NR/NR	16,814	9.4%	$166,458	5.3%	$9.90	12/31/2029	3 x 5 year	N
Octapharma Plasma	NR/NR/NR	15,107	8.5%	$236,878	7.6%	$15.68	9/30/2026	2 x 5 year	N
Subtotal/Wtd. Avg.		103,984	58.4%	$1,195,129	38.3%	$11.49

Other Tenants		69,774	39.2%	$1,922,723	61.7%	$27.56
Occupied Subtotal/Wtd. Avg.		173,758	97.6%	$3,117,852	100.0%	$17.94

Vacant Space		4,317	2.4%
Total/Wtd. Avg.		178,075	100.0%

(1)	Information is based on the underwritten rent roll dated April 15, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

A-3-114

Retail – Anchored	Loan #13	Cut-off Date Balance:	$27,300,000
1401-1417 Merritt Boulevard	Dundalk Plaza	Cut-off Date LTV:	64.2%
Baltimore, MD 21222		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	11.2%

The following table presents certain information relating to the lease rollover at the Dundalk Plaza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	Total UW Rent PSF Rolling
MTM/2024	0	0	0.0%	0.0%	$0	0.0%	0.0%	$0.00
2025	1	1,346	0.8%	0.8%	$38,486	1.2%	1.2%	$28.59
2026	3	25,660	14.4%	15.2%	$396,484	12.7%	14.0%	$15.45
2027	4	41,085	23.1%	38.2%	$504,890	16.2%	30.1%	$12.29
2028	7	39,111	22.0%	60.2%	$806,641	25.9%	56.0%	$20.62
2029	2	19,818	11.1%	71.3%	$282,112	9.0%	65.1%	$14.24
2030	0	0	0.0%	71.3%	$0	0.0%	65.1%	$0.00
2031	1	1435	0.8%	72.1%	$37,324	1.2%	66.3%	$26.01
2032	4	22,907	12.9%	85.0%	$423,004	13.6%	79.8%	$18.47
2033	1	1823	1.0%	86.0%	$39,432	1.3%	81.1%	$21.63
2034	2	4,682	2.6%	88.7%	$232,277	7.4%	88.5%	$49.61
2035 & Thereafter	2	15,891	8.9%	97.6%	$357,203	11.5%	100.0%	$22.48
Vacant	0	4,317	2.4%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.(3)	27	178,075	100.0%		$3,117,852	100.0%		17.94

(1)	Information is based on the underwritten rent roll dated April 15, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.

(3) Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Dundalk Plaza Property is located in Baltimore, Maryland, within the Central/Eastern Baltimore County retail submarket of the Baltimore retail market. The Dundalk Plaza Property is situated approximately seven miles east of the Baltimore central business district, with primary frontage along Baltimore Boulevard, a primary commercial thoroughfare in the area which sees daily traffic counts of approximately 41,000 vehicles per day. The Dundalk Plaza Property is located in close proximity to several major industrial employment centers including the Maryland Port Authority, Dundalk Marine Terminal, Tradepoint Atlantic and the Fort Holabird Industrial Park. Regional access to the area is provided by Interstate-695, which passes within one mile north of the Dundalk Plaza Property, and Interstate-95, which passes three miles to the west. According to the appraisal, as of the fourth quarter of 2023, the vacancy rate in the Central/Eastern Baltimore County retail submarket was approximately 10.8% with average asking rents of $21.23 PSF and inventory of approximately 7.5 million SF. According to the appraisal, as of the fourth quarter of 2023, the vacancy rate in the Baltimore retail market was approximately 8.5%, with average asking rents of $25.22 PSF and inventory of approximately 38.1 million SF. According to the appraisal, the 2022 population within a one-, three- and five-mile radius of the Dundalk Plaza Property was 18,909, 85,121, and 252,989, respectively. The 2022 average household income within the same one-, three- and five-mile radius was $75,253, $72,575, and $82,887, respectively.

A-3-115

Retail – Anchored	Loan #13	Cut-off Date Balance:	$27,300,000
1401-1417 Merritt Boulevard	Dundalk Plaza	Cut-off Date LTV:	64.2%
Baltimore, MD 21222		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	11.2%

The following table presents recent anchor space leasing data at comparable retail properties with respect to the Dundalk Plaza Property:

Comparable Leases Summary
Property/Location	Year Built / Renovated	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Dundalk Plaza Property (subject)(1) 1401-1417 Merritt Boulevard Baltimore, MD	1968 / 2018-2020	178,075	Ollie’s Bargain Outlet ALDI	34,140 19,704	Oct. 2017 Jul. 2018	$8.53 $13.20	NNN NNN
Country Ridge Shopping Center 1500 Country Ridge Lane Essex, MD	1963 / NAP	61,503	Listing	51,503	April 2024	$10.00	Net
St. Thomas Shopping Center 9900 Reisterstown Road Owings Mills, MD	1980 / 2023	116,149	Michaels	20,043	May 2023	$15.75	Net
Church Lane Shopping Center 9946 York Road Cockeysville, MD	1969 / NAP	95,995	ALDI	20,649	October 2022	$14.29	Net
1908 York Road 1908 York Road Timonium, MD	1966 / 2022	56,000	Harbor Freight Tools USA	26,295	May 2022	$15.82	Net
The Shops at Riva 2510 Riva Road Annapolis, MD	2023 / NAP	NAV	Aldi Foods (GL)	22,597	June 2021	$15.71	Net
Yard 56 5601 Eastern Avenue Baltimore, MD	2019 / NAP	214,000	LA Fitness	34,040	January 2021	$23.50	Net
Pasadena Crossroads 8036 Ritchie Highway Pasadena, MD	1975 / 2011	395,518	TJ Maxx	24,577	May 2020	$10.29	Net

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated April 15, 2024.

The following table presents recent in line space leasing data at comparable retail properties with respect to the Dundalk Plaza Property:

Comparable Leases Summary
Property/Location	Year Built	SF	Tenant Name	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
Dundalk Plaza Property (subject)(1) 1401-1417 Merritt Boulevard Baltimore, MD	1968	178,075	Pet Supplies Plus Five Guys	8,541 3,004	Jul. 2025 Feb. 2019	$26.00 $38.50	NNN NNN
Anchor Square 6500 Eastern Avenue Baltimore, MD	2006	67,412	Smile Dentistry Vianny’s Jewelry	3,660 1,615	Mar. 2021 May 2024	$27.00 $28.00	Net Net
North Plaza Shopping Center 8860 Waltham Woods Road Parkville, MD	1976	321,799	Friemen Chiropractic	2,000	Dec. 2021	$36.50	Net
Yard 56 5601 Eastern Avenue Baltimore, MD	2019	214,000	Wiseguys Pizza Peri Peri Vita Nova Wellness Center	1,319 1,700 2,017	Jul. 2024 Apr. 2024 Jan. 2023	$36.00 $30.00 $32.00	Net Net Net
Collective at Canton 3900 Boston Street Baltimore, MD	2020	NAV	Cava	2,975	Jan. 2023	$40.34	Net
Kings Court Shopping Center 9506 Philadelphia Road 9544 Rosedale, MD	1978	62,497	Listing	2,030	Apr. 2024	$20.00	Net

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated April 15, 2024.

A-3-116

Retail – Anchored	Loan #13	Cut-off Date Balance:	$27,300,000
1401-1417 Merritt Boulevard	Dundalk Plaza	Cut-off Date LTV:	64.2%
Baltimore, MD 21222		UW NCF DSCR:	1.43x
		UW NOI Debt Yield:	11.2%

The following table presents information relating to the appraisal’s market rent conclusion for the Dundalk Plaza Property:

Market Rent Summary
	Market Rent	Escalations	Term (years)	Reimbursements	Tenant Allowances (New/Renewal)	Leasing Commissions (New/Renewal)
Inline - $20.00 PSF:	$20.00	3.0%/year	7	Net	$25.00 / $5.00	6.0% / 3.0%
Inline - $25.00 PSF:	$25.00	3.0%/year	7	Net	$25.00 / $5.00	6.0% / 3.0%
Inline - $30.00 PSF:	$30.00	3.0%/year	7	Net	$25.00 / $5.00	6.0% / 3.0%
Inline - $35.00 PSF:	$35.00	3.0%/year	7	Net	$25.00 / $5.00	6.0% / 3.0%
Inline - $45.00 PSF:	$45.00	3.0%/year	7	Net	$25.00 / $5.00	6.0% / 3.0%
Anchor Space:	$13.50	2.0%/year	10	Net	$25.00 / $5.00	6.0% / 3.0%
Outparcel Space:	$60.00	2.0%/year	10	Net	$25.00 / $5.00	6.0% / 3.0%

Source: Appraisal.

Appraisal. The appraisal concluded to an “as-is” value for the Dundalk Plaza Property of $42,500,000 as of April 25, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated April 30, 2024, there was no evidence of any recognized environmental conditions at the Dundalk Plaza Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Dundalk Plaza Property:

Cash Flow Analysis
	2021	2022	2023	3/31/2024 TTM(1)	UW(1)	UW PSF
Gross Potential Rent(2)	$2,279,898	$2,402,107	$2,684,159	$2,693,901	$3,268,947	$18.36
Reimbursements	$699,202	$751,687	$751,731	$762,819	$767,366	$4.31
Other Income	($272)	$70	$0	$0	$0	$0.00
(Vacancy / Credit Loss)	$0	$0	$0	$0	($201,816)	($1.13)
Effective Gross Income	$2,978,829	$3,153,864	$3,435,890	$3,456,720	$3,834,497	$21.53

Real Estate Taxes	$275,676	$282,972	$296,772	$297,887	$301,272	$1.69
Insurance	$53,893	$60,566	$72,954	$75,749	$78,556	$0.44
Other Operating Expenses	$491,533	$498,536	$444,147	$441,732	$408,753	$2.30
Total Operating Expenses	$821,101	$842,074	$813,873	$815,368	$788,581	$4.43

Net Operating Income	$2,157,728	$2,311,790	$2,622,017	$2,641,352	$3,045,916	$17.10
Replacement Reserves	$0	$0	$0	$0	$26,711	$0.15
TI/LC	$0	$0	$0	$0	$177,037	$0.99
Net Cash Flow	$2,157,728	$2,311,790	$2,622,017	$2,641,352	$2,842,168	$15.96

Occupancy (%)(3)	81.0%	88.7%	88.5%	97.6%	95.0%
NOI DSCR	1.08x	1.16x	1.32x	1.33x	1.53x
NCF DSCR	1.08x	1.16x	1.32x	1.33x	1.43x
NOI Debt Yield	7.9%	8.5%	9.6%	9.7%	11.2%
NCF Debt Yield	7.9%	8.5%	9.6%	9.7%	10.4%

(1)	Increase in Gross Potential Rent and Net Operating Income from 3/31/2024 TTM to UW is primarily due to Pet Supplies Plus executing a new lease in previously vacant space. The tenant’s rent commencement date is the earlier of 90 days after delivery of the leased space or when the tenant opens for business (estimated to be in the summer of 2025), and the tenant’s lease provides for $222,066 in annual rent. Additionally, two new leases were executed by Naz Halal and Jackson Hewitt effective February 1, 2024 and January 1, 2024, respectively for a total of $80,106 in rent annually.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated April 15, 2024 and includes rent steps underwritten through June 2025 totaling $89,932.
(3)	UW Occupancy (%) represents economic occupancy. Historical occupancies represent physical occupancies, and are sourced from the appraisal. 3/31/2024 TTM Occupancy (%) is based on the underwritten rent roll dated April 15, 2024.

A-3-117

Mortgage Loan No. 14 – Cummins Station

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	WFB			Single Asset/Portfolio:	Single Asset
				Location:	Nashville, TN 37203
Original Balance(1):	$25,000,000			General Property Type:	Office
Cut-off Date Balance(1):	$25,000,000			Detailed Property Type:	CBD
% of Initial Pool Balance:	2.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1910/2017
Borrower Sponsor:	Zachary P. Liff			Size:	410,740 SF
Guarantor:	Zachary P. Liff			Cut-off Date Balance PSF(1):	$329
Mortgage Rate:	7.15500%			Maturity Date Balance PSF(1):	$329
Note Date:	6/6/2024			Property Manager:	DZL Management Company, LLC
Maturity Date:	6/11/2029
Term to Maturity:	60 months
Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$13,832,966
Seasoning:	2 months			UW NCF	$13,730,281
Prepayment Provisions(2):	L(26), D(27),O(7)			UW NOI Debt Yield(1):	10.2%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF Debt Yield(1):	10.2%
Additional Debt Type(1):	Pari Passu			UW NOI Debt Yield at Maturity(1):	10.2%
Additional Debt Balance(1):	$110,000,000			UW NCF DSCR(1):	1.40x
Future Debt Permitted (Type)(3):	Yes (Mezzanine)			Most Recent NOI:	$12,694,127 (3/31/2024 TTM)
Reserves				2nd Most Recent NOI:	$12,292,464 (12/31/2023)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$12,001,080 (12/31/2022)
RE Taxes:	$355,264	88,816	NAP	Most Recent Occupancy(6):	71.1% (5/15/2024)
Insurance:	$0	Springing(4)	NAP	2nd Most Recent Occupancy(6):	80.1% (12/31/2023)
Replacement Reserve:	$0	$8,557	$205,370	3rd Most Recent Occupancy:	82.4% (12/31/2022)
Deferred Maintenance:	$160,050	$0	NAP	Appraised Value (as of):	$229,700,000 (4/16/2024)
TI/LC Reserves(5):	$10,000,000	$83,333	NAP	Appraised Value PSF:	$559
Existing TI/LC Reserve:	$2,115,256	$0	NAP	Cut-off Date LTV Ratio(1):	58.8%
Rent Concession Reserve:	$1,023,389	$0	NAP	Maturity Date LTV Ratio(1):	58.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$135,000,000	99.5%	Loan Payoff:	$117,462,455	86.6%
Borrower Sponsor Equity:	$649,890	0.5%	Upfront Reserves:	$13,653,959	10.1%
			Closing Costs:	$4,533,475	3.3%
Total Sources:	$135,649,890	100.0%	Total Uses:	$135,649,890	100.0%

(1)	The Cummins Station Mortgage Loan (as defined below) is part of the Cummins Station Whole Loan (as defined below) with an original aggregate principal balance of $135,000,000. The Cut-off Date Balance PSF, Maturity Date Balance PSF, UW NOI Debt Yield, UW NCF Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Cummins Station Whole Loan.
(2)	At any time after the earlier of (i) July 11, 2027 and (ii) two years from the closing date of the securitization that includes the last pari passu note of the Cummins Station Whole Loan to be securitized, the borrower has the right to defease the Cummins Station Whole Loan in whole, but not in part. Additionally, the borrower may prepay the Cummins Station Whole Loan with 30 days’ notice on or after December 11, 2028.
(3)	The borrower is permitted to obtain mezzanine financing during the Cummins Station Whole Loan term from a mezzanine lender acceptable to the lender, provided certain conditions are met including: (a) the aggregate LTV (based on the Cummins Station Whole Loan and the mezzanine financing) do not exceed 65%, (b) the actual combined DSCR must be not less than 1.35x, (c) the actual combined debt yield must be not less than 9.5%, (d) the Cummins Station Whole Loan and the mezzanine financing must be coterminous, (e) the mezzanine lender must execute an intercreditor agreement acceptable to the lender, (f) hard cash management must be in place and (g) the terms and documentation of the mezzanine financing must be acceptable to the lender and any applicable rating agency.
(4)	The loan documents require ongoing monthly insurance reserves in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof. Notwithstanding the above, the borrower’s obligation to make insurance reserve payments will be waived so long as (i) no event of default is continuing, (ii) the insurance policies maintained by the borrower are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, and (iii) the borrower provides the lender with evidence of renewal of policies and paid receipts no later than 10 business days prior to policy expiration.
(5)	TI/LC reserves may be used for general TI/LCs and existing TI/LCs totaling $2,115,000 with respect to the Vidorra Restaurant space (9,400 SF of NRA).
(6)	The decrease in occupancy between 2nd Most Recent Occupancy and Most Recent Occupancy is due to one tenant (8.8% of NRA) that is dark and current on rent being underwritten as vacant.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Cummins Station Mortgage Loan”) is part of a whole loan (the “Cummins Station Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $135,000,000 and secured by a first priority fee mortgage encumbering an office property located in Nashville, Tennessee (the “Cummins Station Property”). The non-controlling Note A-2-1, in the original principal amount of $25,000,000, represents the Cummins Station Mortgage Loan and will be contributed to the BANK5 2024-5YR9 securitization trust. The Cummins Station Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR8 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the prospectus.

A-3-118

Office – CBD	Loan #14	Cut-off Date Balance:	$25,000,000
209 10th Avenue South	Cummins Station	Cut-off Date LTV:	58.8%
Nashville, TN 37203		UW NCF DSCR:	1.40x
		UW NOI Debt Yield:	10.2%
Cummins Station Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$60,000,000	$60,000,000	BANK5 2024-5YR8	Yes
A-2-1	$25,000,000	$25,000,000	BANK5-2024-5YR9	No
A-2-2(1)	$25,000,000	$25,000,000	WFB	No
A-3	$25,000,000	$25,000,000	WFCM 2024-5C1	No
Whole Loan	$135,000,000	$135,000,000

(1)	Expected to be contributed to one or more future securitization trusts.

The Borrower and the Borrower Sponsor. The borrower is Cummins Station, LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Cummins Station Whole Loan.

The borrower sponsor is Zachary P. Liff. Zachary Liff is the owner of DZL, a real estate investment, management and development company, headquartered in Nashville, Tennessee. DZL is a market leader in real estate development and property management, featuring a high-profile mixed-use portfolio of office, retail, hospitality and co-working properties.

The Property. The Cummins Station Property comprises a 5-story Class A, creative office building totaling 410,740 SF of NRA, inclusive of 48,523 SF of ground floor retail, located in Nashville, Tennessee. Situated on an approximately 2.4 acre site, the Cummins Station Property was constructed in 1910. Since 2017, the borrower sponsor has invested approximately $43 million in capital improvements, equipment, and TI/LCs. Amenities at the Cummins Station Property include a private outdoor courtyard, a conference room, onsite management, and a fitness center. The Cummins Station Property has 750 parking spaces on site, resulting in a parking ratio of approximately 1.8 spaces per 1,000 SF. As of May 15, 2024, the Cummins Station Property was 71.1% leased to 26 tenants. Eventbrite (36,241 SF; 8.8% of NRA) is currently dark and was underwritten as vacant but is current on rent payments as of June 2024. Occupancy including the dark Eventbrite space is 80.0% as of May 15, 2024.

Major Tenants.

Gibson Brands, Inc. (57,357 SF, 14.0% of NRA; 20.8% of underwritten base rent). Founded in 1894 and headquartered in Nashville, Tennessee, Gibson Brands, Inc. (“Gibson”) is a manufacturer of musical instruments with a primary focus on guitars. The Gibson portfolio includes Gibson, the company’s guitar brand, as well as music brands, including Epiphone, Kramer, Steinberger, MESA/Boogie, and the Gibson Pro Audio division, KRK Systems. Gibson has been at the Cummins Station Property, which serves as its headquarters, since 2019 and the current lease expires on December 31, 2032 with no renewal options.

Axial Healthcare, Inc (45,911 SF, 11.2% of NRA; 17.4% of underwritten base rent). Axial Healthcare, Inc (“Axial Healthcare”) is a risk management solution that identifies and addresses opioid-related risk in patient populations. Axial Healthcare is the risk mitigation solution of Wayspring, a company that provides end-to-end support for members with substance abuse. Axial Healthcare‘s lease expires on June 30, 2028 with no renewal or termination options.

Serendipity Labs (32,124 SF, 7.8% of NRA; 8.2% of underwritten base rent). Founded in 2011 and headquartered in Rye, New York, Serendipity Labs is a designer of flexible workplaces that combine high-quality design, technology infrastructure and security. Since its founding, Serendipity Labs has grown to operate in 29 locations across urban and suburban areas in the United States, as well as some international locations. The tenant is on a lease expiring on July 28, 2033, with no renewal or termination options.

A-3-119

Office – CBD	Loan #14	Cut-off Date Balance:	$25,000,000
209 10th Avenue South	Cummins Station	Cut-off Date LTV:	58.8%
Nashville, TN 37203		UW NCF DSCR:	1.40x
		UW NOI Debt Yield:	10.2%

The following table presents certain information relating to the tenancy at the Cummins Station Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/ S&P)(2)	Tenant SF	Approx. % of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration	Renewal Options	Term. Option (Y/N)
Major Tenants
Gibson	NR/B3/B	57,357	14.0%	$2,542,621	20.8%	$44.33	12/31/2032	None	Y(4)
Axial Healthcare(5)	NR/NR/NR	45,911	11.2%	$2,123,553	17.4%	$46.25	6/30/2028	None	N
Serendipity Labs	NR/NR/NR	32,124	7.8%	$995,844	8.2%	$31.00	7/28/2033	None	N
Gish, Sherwood & Friends, Inc.	NR/NR/NR	28,363	6.9%	$795,537	6.5%	$28.05	5/31/2026	2 x 5 yr	N
The Interpublic Group of Companies, Inc.	BBB+/Baa2/BBB	17,074	4.2%	$706,436	5.8%	$41.37	10/31/2028	None	N
Smart USA Co	NR/NR/NR	13,203	3.2%	$522,989	4.3%	$39.61	8/31/2027	1 x 5 yr	N
Subtotal/Wtd. Avg.		194,032	47.2%	$7,686,980	63.0%	$39.62

Other Tenants(6)(7)		98,123	23.9%	$4,514,220	37.0%	$46.01
Occupied Collateral Total		292,155	71.1%	$12,201,200	100.0%	$41.76

Vacant Space		118,585	28.9%
Total/Wtd. Avg.		410,740	100.0%

(1)	Information obtained from the underwritten rent roll as of May 15, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	The Annual UW Rent and Annual UW Rent PSF shown above include contractual rent steps through June 2025 totaling $346,699.
(4)	Gibson has a one-time right to terminate 1,965 SF of its space effective December 31, 2030, by giving notice no earlier than April 1, 2030, and no later than July 31, 2030 and by paying a termination fee equal to the sum of (i) the unamortized leasing commission based on 2.0% of the applicable base rent and (ii) the unamortized allowance, calculated on an 8.0% per annum interest rate from the date of first full payment of base rent through the termination date.
(5)	Axial Healthcare is currently subleasing 21,697 SF of space to three subtenants on subleases that expire between November 2024 and June 2028.
(6)	Other Tenants include three borrower affiliated tenants totaling 14,181 SF (3.5% of NRA; 5.5% of underwritten base rent).
(7)	Other Tenants include three tenants (5.4% of NRA; 10.4% of underwritten base rent) with lease commencement dates between October 2024 and July 2025. Gap rent and outstanding free rent were reserved at loan origination.

The following table presents certain information relating to the lease rollover schedule at the Cummins Station Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling	UW Rent PSF Rolling(3)
MTM/2024	3	2,606	0.6%	0.6%	$0	0.0%	0.0%	$0.00
2025	2	11,969	2.9%	3.5%	$554,544	4.5%	4.5%	$46.33
2026	4	34,163	8.3%	11.9%	$1,031,529	8.5%	13.0%	$30.19
2027	2	22,843	5.6%	17.4%	$956,693	7.8%	20.8%	$41.88
2028	4	74,035	18.0%	35.5%	$3,285,860	26.9%	47.8%	$44.38
2029(3)	3	19,600	4.8%	40.2%	$779,855	6.4%	54.2%	$39.79
2030	0	0	0.0%	40.2%	$0	0.0%	54.2%	$0.00
2031	1	6,857	1.7%	41.9%	$304,018	2.5%	56.7%	$44.34
2032	1	57,357	14.0%	55.9%	$2,542,621	20.8%	77.5%	$44.33
2033	2	35,699	8.7%	64.5%	$1,185,480	9.7%	87.2%	$33.21
2034	2	4,225	1.0%	65.6%	$269,745	2.2%	89.4%	$63.84
2035 & Thereafter	3	22,801	5.6%	71.1%	$1,290,855	10.6%	100.0%	$56.61
Vacant	0	118,585	28.9%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.	27	410,740	100.0%		$12,201,200(4)	100.0%		$41.76(4)

(1)	Information obtained from the underwritten rent roll dated May 15, 2024.
(2)	Certain tenants may have termination options that are not accounted for in the lease rollover schedule.
(3)	The Cummins Station Whole Loan has a maturity date of June 11, 2029.
(4)	Total UW Rent Rolling and UW Rent PSF Rolling does not include vacant space.

The Market. The Cummins Station Property is located in downtown Nashville, Tennessee. The Cummins Station Property is located within a quarter mile of major thoroughfares including U.S. Route 41, U.S. Route 31, and U.S. Route 70, and within one mile of Interstate 40. Additionally, the Cummins Station Property is within a half mile of Music City Center, Nashville’s new $600 million convention center, and Bridgestone Arena. Nashville is known for being a music recording and production hub with notable record labels, including Universal Music Group, Sony Music Entertainment, and Warner Music Group. Healthcare is also a primary industry in Nashville with approximately 300 companies in the city, including the Hospital Corporation of America, the world’s largest private operator of hospitals. Additionally, Nashville is home to a number of Fortune 500 companies, including Bridgestone, Dell, Dollar General,

A-3-120

Office – CBD	Loan #14	Cut-off Date Balance:	$25,000,000
209 10th Avenue South	Cummins Station	Cut-off Date LTV:	58.8%
Nashville, TN 37203		UW NCF DSCR:	1.40x
		UW NOI Debt Yield:	10.2%

Tractor Supply Company, and Nissan North America. Finally, Amazon and Oracle recently announced plans to invest in office space in Nashville and are expected to bring approximately 5,000 and 8,500 jobs to the city, respectively.

According to the appraisal, the 2023 population and average household income within a one-, three- and five-mile radius of the Cummins Station Property was 17,500, 123,212, 240,140 and $108,972, $104,783, and $108,554, respectively. Between 2010 and 2020, the population within a one-, three-, and five-mile radius increased by 82.2%, 23.4%, and 15.4%, respectively.

According to a third party market research report, the Cummins Station Property is located in the Downtown submarket of the Nashville office market. As of May 2024, the submarket reported a total inventory of approximately 20.2 million SF with a 14.3% vacancy rate and average asking rent of $36.75 PSF.

The following table presents certain information relating to the appraisal’s market rent conclusions for the Cummins Station Property:

Market Rent Summary(1)
	Office	No Windows	Retail	End Cap	Building Amenity or Support
Market Rent (PSF)	$40.00	$24.00	$60.00	$65.00	$0.00
Lease Term (Years)	7	5	10	10	5
Lease Type	NNN	NNN	NNN	NNN	None
Escalations	3.0% annually	3.0% annually	3.0% annually	3.0% annually	None
Tenant Improvements (New/Renewal)	$50 / $10	$10 / $5	$75 / $20	$100 / $25	$0 / $0
Leasing Commissions (New/Renewal)	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	6.0% / 3.0%	None
Free Rent (Months) (New/Renewal)	4 / 0	4 / 0	6 / 0	6 / 0	0 / 0

(1)	Information obtained from appraisal.

The following table presents information relating to comparable sales pertaining to the Cummins Station Property:

		Sales Comparable(1)
Property Name/Location	Year Built	Size (SF)	Occupancy	Sale Date	Sale Price	Sale Price (PSF)
Cummins Station Nashville, TN	1910	410,740(2)	71.1%(2)
Sylvan Supply Nashville, TN	1923	193,650	53.6%	Jan-2022	$87,500,000	$452
1 Music Circle South Nashville, TN	2019	107,880	95.0%	Oct-2022	$55,200,000	$512
Stocking 51 Complex Nashville, TN	1920	124,315	100.0%	Apr-2022	$58,000,000	$467
The Sheds on Charlotte Nashville, TN	1950	85,032	100.0%	Feb-2022	$47,500,000	$559
Interlock Atlanta, GA	2021	336,463	89.0%	May-2023	$215,000,000	$639
Hartland Plaza Austin, TX	1987	171,785	90.0%	Feb-2023	$83,000,000	$483

(1)	Information obtained from appraisal.
(2)	Information obtained from the underwritten rent roll dated May 15, 2024.

A-3-121

Office – CBD	Loan #14	Cut-off Date Balance:	$25,000,000
209 10th Avenue South	Cummins Station	Cut-off Date LTV:	58.8%
Nashville, TN 37203		UW NCF DSCR:	1.40x
		UW NOI Debt Yield:	10.2%

The following table presents certain information relating to the comparable office properties to the Cummins Station Property:

Comparable Office Properties(1)
Property Name/Location	Total NRA (SF)	Year Built	Stories	% Occupied
Cummins Station Nashville, TN	410,740(2)	1910	5	71.1%(2)
The Roundabout Nashville, TN	218,319	2004	9	58.9%
L&C Tower Annex Nashville, TN	264,046	1957	9	87.5%
Truist Plaza Nashville, TN	340,000	2007	13	80.8%
Gulch Crossing Nashville, TN	205,000	2015	8	100.0%
CMT Building Nashville, TN	175,440	1986	13	100.0%
1801 West End Avenue Nashville, TN	243,000	1986	18	79.2%

(1)	Information obtained from the appraisal.
(2)	Information obtained from the underwritten rent roll dated May 15, 2024.

Appraisal. The appraisal concluded to an “as-is” value for the Cummins Station Property of $229,700,000 as of April 16, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated April 16, 2024, there was no evidence of any recognized environmental conditions at the Cummins Station Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Cummins Station Property:

Cash Flow Analysis
	2021	2022	2023	3/31/2024 TTM	UW		UW PSF
Base Rent	$11,529,469	$10,218,153	$10,475,526	$10,706,829	$12,201,200(1)		$29.71
Grossed Up Vacant Space	$0	$0	$0	$0	$4,409,752		$10.74
Gross Potential Rent	$11,529,469	$10,218,153	$10,475,526	$10,706,829	$16,610,952		$40.44
Other Income	$260,183	$29,722	$99,027	$137,142	$137,142		$0.33
Parking/Garage/Other	$2,695,799	$3,243,410	$3,233,962	$3,246,160	$3,246,160		$7.90
Total Recoveries	$2,603,762	$3,207,429	$2,795,193	$2,789,675	$2,869,821		$6.99
Net Rental Income	$17,089,214	$16,698,714	$16,603,708	$16,879,806	$22,864,074		$55.67
(Vacancy & Credit Loss)	$0	$0	$0	$0	($4,409,752)(2)		($10.74)
Effective Gross Income	$17,089,214	$16,698,714	$16,603,708	$16,879,806	$18,454,322		$44.93

Real Estate Taxes	$1,567,731	$1,307,943	$1,015,040	$1,015,040	$1,015,040		$2.47
Insurance	$62,462	$78,716	$94,001	$129,885	$212,630		$0.52
Management Fee	$300,889	$417,587	$415,281	$200,698	$553,630		$1.35
Other Operating Expenses	$1,705,562	$1,909,364	$1,799,105	$1,852,115	$1,852,115		$4.51
Other Fixed Expense	$1,124,533	$984,024	$987,817	$987,941	$987,941		$2.41
Total Expenses	$4,761,178	$4,697,634	$4,311,244	$4,185,679	$4,621,356		$11.25

Net Operating Income	$12,328,036	$12,001,080	$12,292,464	$12,694,127	$13,832,966		$33.68
Replacement Reserves	$0	$0	$0	$0	$102,685		$0.25
TI/LC	$0	$0	$0	$0	$1,000,000		$2.43
Non-Recurring Items	$0	$0	$0	$0	($1,000,000)(3)		($2.43)
Net Cash Flow	$12,328,036	$12,001,080	$12,292,464	$12,694,127	$13,730,281		$33.43

Occupancy %	86.2%	82.4%	80.1%	71.1%(2)	73.5%	(2)
NOI DSCR(4)	1.26x	1.23x	1.26x	1.30x	1.41x
NCF DSCR(4)	1.26x	1.23x	1.26x	1.30x	1.40x
NOI Debt Yield(4)	9.1%	8.9%	9.1%	9.4%	10.2%
NCF Debt Yield(4)	9.1%	8.9%	9.1%	9.4%	10.2%

(1)	UW Base Rent shown above includes contractual rent steps through June 2025 totaling $346,699.
(2)	The underwritten economic vacancy is 26.5%. The Cummins Station Property was 71.1% leased based on the underwritten rent roll dated May 15, 2024.
(3)	Represents a 10% credit for the upfront TI/LC reserve funds.
(4)	NOI DSCR, NCF DSCR and Debt Yield are based on the Cummins Station Whole Loan.

A-3-122

Mortgage Loan No. 15 – 42-35 Main Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Flushing, NY 11355
Original Balance:	$25,000,000			General Property Type:	Retail
Cut-off Date Balance:	$25,000,000			Detailed Property Type:	Unanchored
% of Initial Pool Balance:	2.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	2013/NAP
Borrower Sponsors:	Eric Chong and Alex Lau			Size:	45,323 SF
Guarantors:	Eric Chong and Alex Lau			Cut-off Date Balance Per SF:	$552
Mortgage Rate:	7.12000%			Maturity Date Balance Per SF:	$552
Note Date:	7/31/2024			Property Manager:	Self-Managed
Maturity Date:	8/1/2029			Underwriting and Financial Information
Term to Maturity:	60 months			UW NOI:	$2,783,324
Amortization Term:	0 months			UW NCF:	$2,657,853
IO Period:	60 months			UW NOI Debt Yield:	11.1%
Seasoning:	0 months			UW NCF Debt Yield:	10.6%
Prepayment Provisions:	L(24),D(31),O(5)			UW NOI Debt Yield at Maturity:	11.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.47x
Additional Debt Type:	NAP			Most Recent NOI:	$2,970,095 (12/31/2023)
Additional Debt Balance:	NAP			2nd Most Recent NOI:	$2,034,998 (12/31/2022)
Future Debt Permitted (Type):	No (NAP)			3rd Most Recent NOI:	$1,584,670 (12/31/2021)
				Most Recent Occupancy:	95.5% (5/9/2024)
Reserves				2nd Most Recent Occupancy:	99.0% (12/31/2023)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	99.0% (12/31/2022)
RE Taxes:	$71,628	$35,814	NAP	Appraised Value (as of):	$41,000,000 (4/26/2024)
Insurance:	$11,528	$5,764	NAP	Appraised Value Per SF:	$905
Replacement Reserve:	$0	$567	NAP	Cut-off Date LTV Ratio:	61.0%
TI/LC Reserve:	$0	$5,665	$203,954	Maturity Date LTV Ratio:	61.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$25,000,000	100.0%	Loan Payoff:	$23,864,508	95.5%
			Return of Equity:	$583,209	2.3%
			Closing Costs:	$469,127	1.9%
			Reserves:	$83,156	0.3%
Total Sources:	$25,000,000	100.0%	Total Uses:	$25,000,000	100.0%

The Mortgage Loan. The fifteenth largest mortgage loan (the “42-35 Main Street Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $25,000,000 and secured by a first priority fee mortgage encumbering a 45,323 SF unanchored retail property in Flushing, New York (the “42-35 Main Street Property”).

The Borrower and the Borrower Sponsor. The borrower for the 42-35 Main Street Mortgage Loan is Winner Properties Management LLC, a single-purpose Delaware limited liability company with one independent director in its organizational structure. The borrower sponsors and non-recourse carveout guarantors are Alex Lau and Eric Chong, both of whom serve as managers of the borrower. Alex Lau is a principal of Montperia Group, a real estate development company based in Queens that focuses on luxury condominiums, hotels, and rentals. Montperia Group has developed in excess of 1.2 million SF. Alex Lau has ownership interests in nine retail properties located across Queens, Flushing, Brooklyn and Bayside. Alex Lau also owns the Windgate Hotel in Long Island City and two undeveloped parcels of land located in Brooklyn and Sunnyside. Eric Chong is a principal of Hong and Chong Real Estate (“HCRE”), a real estate company whose completed projects include a 92,000 SF mixed-use residential condominium located in Flushing Meadows, an 80,000 SF mixed-use retail and commercial property in SoHo, and a 46,000 SF residential condominium on the Lower East Side. Eric Chong’s personal real estate holdings include ownership interest in the Windgate Hotel and the 42-35 Main Street Property.

The Property. The 42-35 Main Street Property is comprised of a fee interest in two multi-tenant retail condominium units, encompassing a 45,323 SF unanchored retail property on an approximately 0.7-acre site in Flushing, Queens County, New York. The 42-35 Main Street Property is located within a larger mixed-use condominium building known as “The Arcadia” that was built in 2013. The Arcadia is comprised of the 42-35 Main Street Property, 24 office condominium units, a parking structure with 298 parking spaces, and 79 luxury residential units on the upper floors. The 42-35 Main Street Property is currently 95.5% leased to 16 tenants, and is comprised of (i) ground floor retail space with frontage along Main Street, (ii) ground floor retail space with frontage along Franklin Avenue, (iii) interior retail space that operates as an open mall-style concept, (iv) kiosks and (v) basement space. The basement space, which is accessible via an interior staircase and elevators, is used for retail, office, banking and kitchen purposes. The largest tenant at the 42-35 Main Street Property is Bank of China, which leases 37.4% of NRA and generates 42.1% of underwritten rent.

A-3-123

Retail – Unanchored	Loan #15	Cut-off Date Balance:	$25,000,000
42-35 Main Street	42-35 Main Street	Cut-off Date LTV:	61.0%
Flushing, NY 11355		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	11.1%

Bank of China has been a tenant at the 42-35 Main Street Property since 2014, and originally leased approximately 15,000 SF comprised of 6,744 SF of ground floor retail space with frontage along both Main Street and Franklin Avenue and approximately 8,224 SF of basement space (the “Original Space”). The ground floor space serves general public services and includes an ATM vestibule, a lobby with tellers, account desks, and private VIP rooms. The public area of its lower-level space contains a vault and its reception and viewing rooms. Other facilities in the Bank of China space include office areas, support services, a break room, storage, and a training area. In December 2023, Bank of China expanded its footprint at the 42-35 Main Street Property by leasing an additional 1,451 SF (the “Expansion Space”).

The borrower has an 18.797% undivided interest in the Arcadia condominium. The condominium is governed by two condominium boards, one for the residential units and one for the overall condominium. The overall condominium board has seven members, of which four are appointed by the residential units and three are appointed by the non-residential units. The borrower is entitled to approximately 26.7% of the non-residential unit vote.

Major Tenant.

Bank of China (16,963 SF, 37.4% of NRA, 42.1% of underwritten rent). Bank of China is the bank with the longest continuous operation among Chinese banks. Formally established in February 1912, Bank of China served consecutively as the country’s central bank, international exchange bank and specialized international trade bank. After 1949, Bank of China became responsible for managing China’s foreign exchange operations and offering international trade settlement, overseas fund transfer and other non-trade foreign exchange services. Restructured into a wholly state-owned commercial bank in 1994, Bank of China provides various financial services and has developed into a large commercial bank. Bank of China was listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange in 2006, becoming the first Chinese bank to launch an A-Share and H-Share initial public offering and achieve a dual listing in both markets. As China’s most globalized and integrated bank, Bank of China has institutions across the Chinese mainland as well as over 60 countries and regions. Bank of China has been a tenant at the 42-35 Main Street Property since 2014, has lease expiration dates of May 24, 2029 with respect to the Original Space, and September 30, 2033 with respect to the Expansion Space, and the Original Space has one, 5-year renewal option remaining. Bank of China has an on-going right to terminate its lease for the Original Space at any time upon 12 months prior written notice to the borrower, with no termination fee. In the event that Bank of China (i) chooses not to exercise its option to extend the lease for the Original Space beyond the expiration of its initial lease term (May 24, 2029) or (ii) exercises its early termination option applicable to the Original Space, then Bank of China will have the right to terminate the lease for the Expansion Space at the same time as the Original Space, upon payment of a termination fee. Bank of China has a three month free rent period for the Expansion Space during October, November, and December 2024.

The following table presents a summary regarding the major tenants at the 42-35 Main Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Base Rent	% of Total Annual UW Base Rent	Annual UW Base Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Major Tenants
Bank of China	A/A1/A	16,963(3)	37.4%	$1,347,602(3)	42.1%	$79.44	5/24/2029(3)	1 x 5 year	Y(4)
Lao Yu Yuan Dumpling House Inc.	NR/NR/NR	4,427	9.8%	$203,247	6.3%	$45.91	7/31/2032	None	N
Maxin Bakery 4235 Inc.	NR/NR/NR	3,730	8.2%	$340,524	10.6%	$91.29	1/31/2028(5)	1 x 5 year	N
KST Café Inc.	NR/NR/NR	3,495	7.7%	$229,152	7.2%	$65.57	12/31/2026	1 x 5 year	N
Gogo Fast Food Inc.	NR/NR/NR	2,337	5.2%	$118,570	3.7%	$50.74	4/30/2029	None	N
Subtotal/Wtd. Avg.		30,952	68.3%	$2,239,095	69.9%	$72.34

Other Tenants		12,335	27.2%	$964,867	30.1%	$78.22
Occupied Subtotal/Wtd. Avg.		43,287	95.5%	$3,203,962	100.0%	$74.02

Vacant Space		2,036	4.5%
Total/Wtd. Avg.		45,323	100.0%

(1)	Information is based on the underwritten rent roll dated May 9, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Bank of China occupies 15,512 SF with a lease expiration date of May 24, 2029 (the Original Space), and 1,451 SF with a lease expiration date of September 30, 2033 (the Expansion Space). Bank of China has a three month free rent period for the Expansion Space in October, November and December 2024.
(4)	Bank of China has an on-going right to terminate its lease for the Original Space at any time upon 12 months prior written notice to the borrower, with no termination fee. In the event that Bank of China (i) chooses not to exercise its option to extend the lease for the Original Space beyond the expiration of its initial lease term (May 24, 2029) or (ii) exercises its early termination option applicable to the Original Space, then Bank of China will have the right to terminate the lease for the Expansion Space at the same time as the Original Space, upon payment of a termination fee.
(5)	Maxin Bakery 4235 Inc. occupies 2,462 SF with a lease expiration date of January 31, 2028, and 1,268 SF with a lease expiration date of September 30, 2027.

A-3-124

Retail – Unanchored	Loan #15	Cut-off Date Balance:	$25,000,000
42-35 Main Street	42-35 Main Street	Cut-off Date LTV:	61.0%
Flushing, NY 11355		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	11.1%

The following table presents certain information relating to the lease rollover at the 42-35 Main Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total UW Rent Rolling	Approx. Cumulative % of Total UW Rent Rolling	Total UW Rent PSF Rolling
MTM/2024	1	304	0.7%	0.7%	$48,624	1.5%	1.5%	$159.95
2025	1	64	0.1%	0.8%	$11,448	0.4%	1.9%	$178.88
2026	2	5,008	11.0%	11.9%	$356,460	11.1%	13.0%	$71.18
2027	3	2,864	6.3%	18.2%	$109,699	3.4%	16.4%	$38.30
2028	5	8,710	19.2%	37.4%	$856,100	26.7%	43.1%	$98.29
2029	4	20,459	45.1%	82.5%	$1,499,728	46.8%	90.0%	$73.30
2030	0	0	0.0%	82.5%	$0	0.0%	90.0%	$0.00
2031	0	0	0.0%	82.5%	$0	0.0%	90.0%	$0.00
2032	1	4,427	9.8%	92.3%	$203,247	6.3%	96.3%	$45.91
2033	1	1,451	3.2%	95.5%	$118,656	3.7%	100.0%	$81.78
2034	0	0	0.0%	95.5%	$0	0.0%	100.0%	$0.00
2035 & Thereafter	0	0	0.0%	95.5%	$0	0.0%	100.0%	$0.00
Vacant	0	2,036	4.5%	100.0%	$0	0.0%	100.0%	$0.00
Total/Wtd. Avg.(3)	18	45,323	100.0%		$3,203,962	100.0%		$74.02

(1)	Information is based on the underwritten rent roll dated May 9, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
(3)	Total/Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The 42-35 Main Street Property is located in Flushing, New York, in the Queens borough of New York City, within the Central and Northeast Queens retail submarket within the Queens retail market. The 42-35 Main Street Property is situated along Main Street at Franklin Avenue, in the Flushing neighborhood of Queens County. Main Street is one of the primary retail corridors in northeast Queens. The immediate neighborhood surrounding the 42-35 Main Street Property is primarily commercial with dense residential development comprised of residential co-operatives and condominiums. The intersection of Main Street and Roosevelt Avenue is considered the heart of downtown Flushing, located 5 blocks north of the 42-35 Main Street Property. The 42-35 Main Street Property is located approximately 4.5 miles southeast of LaGuardia Airport, 7.7 miles north of JFK Airport, 1.7 miles southeast of Citi Field, and one-mile east of Flushing Meadows-Corona Park. The immediate area is serviced by the MTA 7 subway train, with the Flushing-Main Street subway station located approximately 0.4 miles from the 42-35 Main Street Property. The Flushing-Main Street station is also serviced by the Port Washington line of Metro North, approximately 0.3 miles from the 42-35 Main Street Property.

According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Central and Northeast Queens retail submarket was approximately 3.6% with average asking rents of $54.58 PSF and inventory of approximately 41.5 million SF. According to the appraisal, as of the first quarter of 2024, the vacancy rate in the Queens retail market was approximately 3.7%, with average asking rents of $50.17 PSF and inventory of approximately 79.1 million SF. According to the appraisal, the 2023 population within a one-, three- and five-mile radius of the 42-35 Main Street Property was 125,161, 794,621, and 1,718,986, respectively. The 2023 average household income within the same one-, three- and five-mile radius was $73,495, $97,382, and $101,929, respectively.

A-3-125

Retail – Unanchored	Loan #15	Cut-off Date Balance:	$25,000,000
42-35 Main Street	42-35 Main Street	Cut-off Date LTV:	61.0%
Flushing, NY 11355		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	11.1%

The following table presents recent leasing data at comparable retail properties with respect to the 42-35 Main Street Property:

Comparable Leases Summary
Property/Location	Tenant Name	Lease Term (months)	Tenant Size (SF)	Lease Date	Rent PSF	Lease Type
42-35 Main Street Property (subject)(1) 42-35 Main Street Flushing, Queens NY	Maxin Bakery 4235 Inc. KST Café Inc.	102 60	3,730 3,495	Feb 2018 Dec. 2021	$91.29 $65.57	NNN NNN
1362-82 39th Avenue Flushing, Queens NY	Jourdenwell Aesthetics Inc	120	2,670	Q4 2023	$110.15	MG
168-20 – 168-24 Hillside Avenue Jamaica, Queens NY	Panna Hair Salon	120	900	Q3 2023	$80.64	MG
42-02 Greenpoint Avenue Sunnyside Queens NY	Verizon Talk	60	725	Q3 2023	$71.00	Net
22-11 31st Street Astoria, Queens NY	Bank of America	180	4,328	Q4 2022	$140.65	MG
41-61 Kissena Boulevard Flushing, Queens NY	M Star Institute Inc	120	5,920	Q2 2022	$86.98	MG
13649-13653 Roosevelt Avenue Flushing, Queens NY	KFC	120	1,400	Q2 2022	$143.76	MG
13614 Roosevelt Avenue Flushing, Queens NY	MetroPlus Health Plan	120	1,600	Q4 2021	$126.90	Net
2254 31st Street Astoria, Queens NY	Diamond Braces	160	1,600	Q4 2021	$114.06	MG
4292 Main Street Flushing, Queens NY	Subzi Eazaar Inc.	120	4,050	Q3 2021	$65.18	Net

Source: Appraisal.

(1)	Information is based on the underwritten rent roll dated May 9, 2024.

The following table presents information relating to the appraisal’s market rent conclusion for the 42-35 Main Street Property:

Market Rent Summary
	Market Rent	Escalations	Term (years)	Reimbursements	Tenant Allowances (New/Renewal)	Leasing Commissions (New/Renewal)
Retail (Main Street) Space:	$85.00	3.0%/year	10	Net	$20.00 / $10.00	4.0% / 2.0%
Retail (Franklin Avenue) Space:	$75.00	3.0%/year	5	Net	$20.00 / $10.00	4.88% / 2.44%
Retail (Corner) Space:	$110.00	3.0%/year	10	Net	$20.00 / $10.00	4.0% / 2.0%
Retail (Interior) Space:	$50.00	3.0%/year	5	Net	$0.00 / $0.00	4.88% / 2.44%
Retail (Kiosks) Space:	$100.00	3.0%/year	5	Net	$0.00 / $0.00	4.88% / 2.44%
Retail (Basement)Space:	$45.00	3.0%/year	5	Net	$0.00 / $0.00	4.88% / 2.44%

Source: Appraisal.

Appraisal. The appraisal concluded to an “as-is” value for the 42-35 Main Street Property of $41,000,000 as of April 26, 2024.

Environmental Matters. According to the Phase I environmental site assessment dated May 8, 2024, there was no evidence of any recognized environmental conditions at the 42-35 Main Street Property.

A-3-126

Retail – Unanchored	Loan #15	Cut-off Date Balance:	$25,000,000
42-35 Main Street	42-35 Main Street	Cut-off Date LTV:	61.0%
Flushing, NY 11355		UW NCF DSCR:	1.47x
		UW NOI Debt Yield:	11.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 42-35 Main Street Property:

Cash Flow Analysis
	2021(1)	2022(1)	2023(1)	UW	UW PSF
Gross Potential Rent(2)	$2,057,905	$2,658,631	$3,084,822	$3,297,867	$72.76
Reimbursements	$557,385	$627,706	$853,938	$853,935	$18.84
Other Income	$0	$0	$0	$0	$0.00
(Vacancy / Credit Loss)	$0	$0	$0	($207,590)	($4.58)
Effective Gross Income	$2,615,291	$3,286,337	$3,938,760	$3,944,212	$87.02

Real Estate Taxes(3)	$447,392	$658,048	$391,300	$426,915	$9.42
Insurance	$34,787	$37,596	$44,616	$67,147	$1.48
Other Operating Expenses(3)	$548,441	$555,694	$532,749	$666,826	$14.71
Total Operating Expenses	$1,030,621	$1,251,338	$968,666	$1,160,888	$25.61

Net Operating Income	$1,584,670	$2,034,998	$2,970,095	$2,783,324	$61.41
Replacement Reserves	$0	$0	$0	$6,581	$0.15
TI/LC	$97,414	$97,748	$0	$118,890	$2.62
Net Cash Flow	$1,487,256	$1,937,250	$2,970,095	$2,657,853	$58.64

Occupancy (%)(4)	91.2%	99.0%	99.0%	95.0%
NOI DSCR	0.88x	1.13x	1.65x	1.54x
NCF DSCR	0.82x	1.07x	1.65x	1.47x
NOI Debt Yield	6.3%	8.1%	11.9%	11.1%
NCF Debt Yield	5.9%	7.7%	11.9%	10.6%

(1)	The increases in Gross Potential Rent and Net Operating Income from 2021 to 2022, and from 2022 to 2023 were primarily due to abated rent and reimbursements for multiple tenants during the COVID-19 pandemic. The rent abatements went into effect in 2020 and ended in 2022.
(2)	UW Gross Potential Rent is based on the underwritten rent roll dated May 9, 2024 and includes rent steps underwritten through August 1, 2025 totaling $118,340.
(3)	Real Estate Taxes and Other Operating Expenses associated with the non-collateral parking garage that is part of the Arcadia condominium were included in 2021 and 2022 financials. In addition, historical Real Estate Taxes give effect to an Industrial and Commercial Incentive Program tax exemption that recently expired, and has not been underwritten.
(4)	UW Occupancy (%) represents economic occupancy. Historical occupancies represent physical occupancies, and were provided by the borrower. Based on the underwritten rent roll dated May 9, 2024, the 42-35 Main Street Property is currently 95.5% occupied.

A-3-127

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Contacts
Role	Party and Contact Information
Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp.
	Attention: Kunal K. Singh		US_CMBS_Notice@jpmorgan.com
383 Madison Avenue, 8th Floor | New York, NY 10179 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Wells Fargo Bank, National Association
	Attention: Commercial Servicing		commercial.servicing@wellsfargo.com
MAC D1086-23A, 550 South Tryon Street | Charlotte, NC 28202 | United States
Primary Servicer	Midland Loan Services, a Division of PNC Bank, N.A.
	Attention: Executive Vice President – Division Head	(913) 253-9000	NoticeAdmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	Midland Loan Services, a Division of PNC Bank, N.A.
	Attention: Executive Vice President – Division Head	(913) 253-9000	NoticeAdmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Attention: Surveillance Manager		notices@pentalphasurveilllance.com
501 John James Audubon Parkway, Suite 401 | Amherst, NY 14228 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-J	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Exchangeable Certificate Detail
Class	CUSIP	Pass-Through Rate	Maximum Initial Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Exchangeable Certificate Details
A-2 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3 (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Exch)		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X1		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X2		N/A	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Exchangeable Certificates Total			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Exchangeable Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Losses	Total Distribution	Ending Balance
Regular Certificates
A-2-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
A-2-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-X2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Group

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Group

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Group

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Group

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Current Mortgage Loan and Property Stratification

Group

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals
Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals
1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Sep-24	0	0	0	0	0	0
Aug-24	0	0	0	0	0	0
Jul-24	0	0	0	0	0	0
Jun-24	0	0	0	0	0	0
May-24	0	0	0	0	0	0
Apr-24	0	0	0	0	0	0
Mar-24	0	0	0	0	0	0
Feb-24	0	0	0	0	0	0
Jan-24	0	0	0	0	0	0
Dec-23	0	0	0	0	0	0
Nov-23	0	0	0	0	0	0
Oct-23	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1	Property Type Codes
	HC - Health Care	MU - Mixed Use	WH - Warehouse
	MF - Multi-Family	SS - Self Storage	LO - Lodging
	RT - Retail	SF - Single Family Rental	98 - Other
	IN - Industrial	OF - Office	MH - Mobile Home Park
	SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2	Resolution Strategy Code
	1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
	2 - Foreclosure	7 - REO	11- Full Payoff
	3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
	4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
	5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 27 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 28 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 29 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 30 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 31 of 32

Distribution Date:	09/17/24	BANK5 2024-5YR9
Determination Date:	09/11/24
Record Date:	08/30/24	Commercial Mortgage Pass-Through Certificates Series 2024-5YR9

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 32 of 32

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of August 1, 2024 (the “Pooling and Servicing Agreement”).

Transaction: BANK5 2024-5YR9,

Commercial Mortgage Pass-Through Certificates, Series 2024-5YR9

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Directing Certificateholder: Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.
2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans, and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans to the operating advisor.
II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report
1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
C-2

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.
4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

C-3

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans (or portions thereof) sold by the applicable mortgage loan seller. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.  Intentionally Omitted.

2.    Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.    Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain

D-1-1

provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.    Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.    Intentionally Omitted.

6.    Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.    Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those

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which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.    Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.    Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage).

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Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding

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threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or the related Non-Serviced Master Servicer).

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the least of (a) the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Ratings Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer or insurers meeting the Insurance Ratings Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Ratings Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only) the A.M. Best Company minimum rating referred to in the definition of Insurance Ratings Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss

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payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the

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Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

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27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by

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(1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer or insurers meeting the Insurance Ratings Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the

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Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled

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payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)  The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance and attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

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(e)  Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)   The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)  A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)   The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)   Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage

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Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of the Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements, was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the

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Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The servicing file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) (A) is a Member of the Appraisal Institute or (B) has a comparable professional designation and possesses the level of experience required to evaluate commercial real estate collateral, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and

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assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

JPMorgan Chase Bank, National Association	Morgan Stanley Mortgage Capital Holdings LLC	Wells Fargo Bank, National Association
The Piazza	640 5th Ave	None

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

JPMorgan Chase Bank, National Association	Morgan Stanley Mortgage Capital Holdings LLC	Wells Fargo Bank, National Association
BioMed 2024 Portfolio 2	None	Cummins Station
BioMed 2024 Portfolio 2

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

JPMorgan Chase Bank, National Association	Morgan Stanley Mortgage Capital Holdings LLC	Wells Fargo Bank, National Association
None	None	None

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS (OTHER THAN
CROSS-COLLATERALIZED MORTGAGE LOANS)

JPMorgan Chase Bank, National Association	Morgan Stanley Mortgage Capital Holdings LLC	Wells Fargo Bank, National Association
None	None	None

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Showcase I (Loan No. 11)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(7) Lien; Valid Assignment	The Piazza (Loan No. 1)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(7) Lien; Valid Assignment	BioMed 2024 Portfolio 2 (Loan No. 4)

The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

The lender may (i) sell or otherwise transfer the Whole Loan as an entire loan or sell or otherwise transfer or syndicate, or sell participations in, all or any portion of the Whole Loan and the Whole Loan documents, except that any such sale, transfer, syndication or participation (but not a Securitization, as defined below) shall only be to an eligible assignee as more fully described in the Whole Loan documents or (ii) consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents.

(8) Permitted Liens; Title Insurance	BioMed 2024 Portfolio 2 (Loan No. 4)

The sole tenant at the Lincoln Centre individual Mortgaged Property, Illumina, Inc., has a right of first refusal (”ROFR”) to purchase the entire Lincoln Centre individual Mortgaged Property or any individual building at the related individual Mortgaged Property (“ROFR Property”) in the event the landlord receives an offer to purchase such individual Mortgaged Property or any individual building thereof on terms which the landlord would agree to sell such ROFR Property; provided, that the landlord is required to provide Illumina, Inc. with a summary of the pertinent economic and non-economic terms of such offer, including the purchase price and any earnest money deposits required (“Offer Summary”). Illumina, Inc. will then have 10 business days from receipt of such Offer Summary to notify the landlord of its election to exercise such ROFR option. Such tenant has entered into a subordination agreement with the lender pursuant to which such tenant has agreed that such right of first refusal will not apply to any purchaser through foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the mortgage.

With respect to the 47 Erie Street Parking Structure individual Mortgaged Property, the Phase I environmental site assessment obtained in connection with loan origination identified a controlled recognized environmental condition (“CREC”) associated with contaminated soils arising from the removal of three underground storage tanks in the 1997-1999 time period. Impacted soil was removed from the site for off-site disposal. The remaining soil in-place consists mostly of urban fill containing low concentrations of total petroleum hydrocarbons, polycyclic aromatic hydrocarbons and metals. Groundwater testing resulted in a “No Significant Risk” determination for current and foreseeable uses by the Massachusetts Department of Environmental Protection. The related property is subject to activity and use limitations (“AUL’s”) to minimize exposure to impacted soil during construction activities or specific futures uses. The AUL conditions include preparation of a Soil Management Plan (SMP) prior to excavation, implementation construction health and safety plan for longer-term construction projects, installation of a vapor barrier for construction projects involving enclosed, occupied spaces on the ground floor, and obligation to perform repairs/replacement of the foundation as necessary to maintain integrity of the protective cap.

D-2-1

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Regulatory closure was achieved with the filing of a Class A-3 Response Action Outcome Statement (a Permanent Solution) in 2001. This AUL was amended in 2016, which included a revised sketch plan delineating the locations of pavement, building foundations, and parking garage that comprise the protective cover for the AUL area. Lender obtained a $10,000,000 pollution legal liability-type environmental insurance policy covering the subject property, among other collateral and non-collateral properties, with $5,000,000 sublimit per claim from Allied World Assurance Company (U.S.) Inc. with a 9-year term ending 05.09.2027 (the loan matures 08.09.2029) and having a $50,000 deductible per claim. Allied World Assurance Company (U.S.) Inc. has an S & P rating of “A+”.

(9) Junior Liens	The Piazza (Loan No. 1)	There is a mezzanine loan in the original principal balance of $18,500,000, which was initially funded by, and is currently held by, a third-party lender. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
(10) Assignment of Leases and Rents	Showcase I (Loan No. 11)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(10) Assignment of Leases and Rents	The Piazza (Loan No. 1)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(10) Assignment of Leases and Rents	BioMed 2024 Portfolio 2 (Loan No. 4)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(15) Actions Concerning Mortgage Loan	120 West 79th Street (Loan No. 26)	The non-recourse carveout guarantor, David Dushey, is a defendant in a pending case filed in May 2024 in the New York County Supreme Court in connection with a commercial mortgage loan unrelated to the Mortgage Loan or the Mortgaged Property. The lender has declared a default under the foregoing loan and filed a lawsuit against the borrower for the unpaid principal and interest under such loan, as well as against David Dushey, as a guarantor under the loan. According to the complaint, David Dushey is named as a party defendant to adjudicate any deficiency under the subject note and mortgage for which Mr. Dushey may be liable as a guarantor of the subject loan.
(15) Actions Concerning Mortgage Loan	Stadium Walk (Loan No. 27)	The non-recourse carveout guarantor, William Bennett, is a defendant in a pending case filed in April 2023 in the New York County Supreme Court in connection with a commercial mortgage loan unrelated to the Mortgage Loan or the Mortgaged Property. The lender has declared a default under the foregoing loan and filed a lawsuit against the borrower for the unpaid principal and interest under such loan, as well as against William Bennett, as a guarantor under such loan, for the failure to pay $3,477,925.85, which the lender alleges represents the aggregate amount owed under two guaranties made by William Bennet in connection with such loan. In addition, William Bennett is a defendant in a pending case filed in January 2024 in the Boulder County Court, Colorado, in connection with another commercial mortgage loan that is guaranteed by William Bennett and is unrelated to the Mortgage Loan or the Mortgaged Property. According to the complaint, the plaintiff is seeking to recover the outstanding balance of the subject loan, $8,465,819.40, plus interest, attorneys’ fees and costs. Lastly, William Bennett is a defendant in a pending case filed in December 2023 in the Circuit Court of Cook County, Illinois, in connection with another commercial mortgage loan that is partially guaranteed by William Bennett and is unrelated to the Mortgage Loan or the Mortgaged Property. According to the complaint, the plaintiff is seeking to recover $4,000,000, which represents the total amount of William Bennett’s obligations under
D-2-2

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
the related limited guaranty plus expenses incurred in connection with the plaintiff’s enforcement of such guaranty. The Mortgage Loan documents provide for a loss carveout in connection with the foregoing litigation.
(18) Insurance	Potomac Tower (Loan No. 3)	The Mortgagor is permitted to maintain a portion of the coverage required hereunder with insurance companies which do not meet the foregoing requirements (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Mortgagor replaces the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth hereinabove and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Mortgagor replaces any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.
(18) Insurance	Showcase I (Loan No. 11)	The Mortgage Loan documents permit the related Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles, and/or other related provisions other than those specified in the Mortgage Loan agreement and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan agreement (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Mortgagor is required to have (1) received Mortgagee’s prior written consent thereto and (2) confirmed that Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(18) Insurance	Katonah Self Storage (Loan No. 19)	The Mortgage Loan documents permit the related Mortgagor to maintain (or cause to be maintained) insurance policies which (i) have coverages, deductibles, and/or other related provisions other than those specified in the Mortgage Loan agreement and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan agreement (any such policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Mortgagor is required to have (1) received Mortgagee’s prior written consent thereto and (2) confirmed that Mortgagee has received a rating agency confirmation with respect to any such Non-Conforming Policy.
(18) Insurance	120 West 79th Street (Loan No. 26)	The Mortgage Loan documents permit the related Mortgagor to maintain insurance policies which are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (“Otherwise Rated Insurers”); provided, that, (1) if the Mortgage Loan is part of a securitization where S&P or Fitch rates any of the issued securities or classes of certificates in connection with a securitization, Mortgagor is required to replace the Otherwise Rated Insurers with insurance companies meeting the rating requirements under the Mortgage Loan documents upon the later to occur of (i) renewal of the existing policies or (ii) within 90 days of the date of delivery of notice to Mortgagor, and/or (2) if the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded below the rating of such Person as of the origination date, Mortgagor is required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the Mortgage Loan documents.
(18) Insurance	Stadium Walk (Loan No. 27)	The Mortgage Loan documents permit the related Mortgagor to maintain insurance policies which are provided by insurance companies not meeting the credit ratings requirements set forth in the Mortgage Loan documents (“Otherwise Rated Insurers”); provided, that, (1) Mortgagor is required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the Mortgage Loan documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, Mortgagor is required to replace any Otherwise Rated Insurer with an insurance
D-2-3

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
company meeting the rating requirements set forth in the Mortgage Loan documents.
(19) Access; Utilities; Separate Tax Lots	BioMed 2024 Portfolio 2 (Loan No. 4)	The 200 Sidney Street and 40 Erie Street individual Mortgaged Properties constitute a combined tax lot (however, both individual Mortgaged Properties are collateral for the Whole Loan).
(27) Licenses and Permits	Potomac Tower (Loan No. 3)	The Mortgagor is required under the Mortgage Loan documents to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and, except to the extent that the failure to keep in full force and effect any such right, license, permit or franchise would not be reasonably likely to result in a material adverse affect, its rights, licenses, permits and franchises and comply in all material respects with all legal requirements applicable to it and the Mortgaged Property, including, without limitation, building and zoning codes and certificates of occupancy, subject to Mortgagor’s right to contest such legal requirements in accordance with the Mortgage Loan documents.
(28) Recourse Obligations	Potomac Tower (Loan No. 3)

(a)(i) – Does not cover dissolution or liquidation.

The indemnification obligations of the related Mortgagor and the related guarantors (collectively, the “Indemnitor”) under the environmental indemnity will terminate on the date that is two years after the date of repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the related Indemnitor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Showcase I (Loan No. 11)

The loss recourse carveout with respect to misappropriation, misapplication or conversion of rents after an event of default, security deposits, insurance proceeds, or condemnation awards is limited to misappropriation, intentional misapplication or conversion thereof.

Other than with respect to a transfer not permitted under the Mortgage Loan documents caused by (a) a transfer of all or substantially all of the Mortgaged Property constituting real property in violation of the terms of the Mortgage Loan documents (and excluding in all cases a permitted transfer) or (b) any transfer of any direct and/or indirect interest in Mortgagor that results in (i) Eli Gindi, Jeffrey Gindi, the non-recourse carveout guarantors, and/or any of their immediate family members, or related familial trusts, to own, in the aggregate, less than 9.7% of the direct or indirect ownership interest in Mortgagor or (ii) (x) Eli Gindi and/or Jeffrey Gindi no longer controlling the Mortgagor and the day-to-day operation of the Mortgaged Property or (y) upon the death or legal incapacity of both Eli Gindi and Jeffrey Gindi and the assumption of the related guaranty and environmental indemnity by a satisfactory replacement guarantor, Jack Braha failing to control the Mortgagor and the day-to-day operations of the Mortgaged Property, the Mortgagor making any transfer that is not a transfer permitted under the Mortgage Loan documents constitutes only a loss recourse carveout instead of a full recourse carveout.

The indemnification obligations of the related Mortgagor and the related guarantor (collectively, the “Indemnitor”) under the environmental indemnity will terminate on the date that is two years after (x) the date of repayment of the Mortgage Loan in full, (y) the termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the related Mortgage or other similar action, or (z) the date a replacement guarantor assumes the obligations of the guarantor under the Mortgage Loan documents, upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the related Indemnitor’s delivery

D-2-4

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.
(28) Recourse Obligations	Katonah Self Storage (Loan No. 19)	The indemnification obligations of the related Mortgagor and the related guarantors (collectively, the “Indemnitor”) under the environmental indemnity will terminate on the date that is two years after the date of repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the related Indemnitor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.
(28) Recourse Obligations	120 West 79th Street (Loan No. 26)	The indemnification obligations of the related Mortgagor and the related guarantor (collectively, the “Indemnitor”) under the environmental indemnity will terminate on the date that is two years after the date of repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the related Indemnitor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.
(28) Recourse Obligations	BioMed 2024 Portfolio 2 (Loan No. 4)

Clause (a)(ii) is limited to affirmative collusion. Clause (a)(iii) is not a full recourse item (but loss recourse). The non-recourse carveout guarantor’s liability with respect to the items in clause (a) are limited to 15% of the outstanding loan amount, plus costs of enforcement.

There is no recourse for misappropriation of security deposits (clause (b)(i)).

Clause (b)(i) is limited such that it will not be deemed misappropriation to the extent such amounts are applied to pay costs and expenses incurred in connection with the ownership, operation or management of the Mortgaged Properties in accordance with the terms of the Whole Loan documents or applied to pay other obligations required to be paid pursuant to the Whole Loan documents, or otherwise delivered to the lender.

With respect to clause (b)(ii), only fraud or material and willful misrepresentation trigger loss recourse.

With respect to clause (b)(iii), the environmental covenants do not trigger recourse to the non-recourse carveout guarantor, except, subject to a cap equal to the aggregated PLL Policy Limit, to the extent that the Mortgagors obtain PLL Policies that do not run for terms of at least two years past the then-current maturity date of the Whole Loan (the “Required PLL Period”) and Mortgagors fail to renew, replace or extend such PLL Policy through the Required PLL Period as required under the Whole Loan documents, any liability pursuant to the related environmental indemnity that first arises after the expiration of such PLL Policy and that would have otherwise been covered by the PLL Policy had it been renewed, replaced or extended through the Required PLL Period, except to the extent such loss is caused by or results from the gross negligence or willful misconduct of the Lender. As used herein, “PLL Policy Limit” means minimum coverage limits of either (1) $5,000,000 per incident and $10,000,000 in the aggregate, or (2) $20,000,000 per incident and $25,000,000 in the aggregate.

The indemnification obligations of the related Mortgagor and the related guarantor (collectively, the “Indemnitor”) under the environmental indemnity will terminate on the date that is two years after the date of repayment of the Mortgage Loan in full upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the related Indemnitor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

D-2-5

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(29) Mortgage Releases	BioMed 2024 Portfolio 2 (Loan No. 4)

The related Mortgagors may at any time obtain the release of an individual Mortgaged Property from the lien of the Whole Loan and the release of the applicable Mortgagor’s obligations under the Whole Loan documents with respect to the released Mortgaged Property, subject to the satisfaction of certain conditions, including, among other conditions, (i) payment of the applicable Release Amount together with any yield maintenance premium then required, where “Release Amount” means the lesser of (a) the outstanding principal amount of the Whole Loan (plus interest and any other amounts that may be due) and (b) the product of the allocated mortgage loan amount (“Mortgage ALA”) for such Mortgaged Property (as adjusted pursuant to the Whole Loan documents, if applicable), multiplied by (i) 105%, until such time as the outstanding Whole Loan amount has been reduced to $501,715,790, and (ii) thereafter, 110%.

Permitted partial releases may occur by partial defeasance or partial release (i.e., with the payment of yield maintenance premium, if any).

(30) Financial Reporting and Rent Rolls	BioMed 2024 Portfolio 2 (Loan No. 4)	With respect to annual financials, the Mortgagor must provide a complete copy of the Mortgagor’s (or, at the Mortgagor’s election, any direct or indirect owner of the Mortgagor; provided that as of the date of such annual financial statements the aggregate square footage accounts for 80% or more of the aggregate rentable square footage at all properties owned directly or indirectly by such entity) annual financial statements audited by a Big Four accounting firm or other independent certified public accountant reasonably approved by Lender and prepared in accordance with Approved Accounting Principles.
(32) Due on Sale or Encumbrance	BioMed 2024 Portfolio 2 (Loan No. 4)

The Whole Loan documents permit the Mortgagor to obtain a mezzanine loan, provided no event of default has occurred and is continuing, and subject to certain other conditions, including: (i) the amount of the mezzanine loan does not result in a combined LTV that is greater than 65.3%; (ii) the combined debt yield is not less than 9.66%; and (iii) the mezzanine lender enters into an intercreditor agreement with lender acceptable to the Mortgagee.

The Whole Loan documents provide that none of the Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in the Mortgagor up to the first direct or indirect holder that has substantial assets other than its indirect interest in the Mortgaged Properties (each, a “Restricted Pledge Party”), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Loan or any mezzanine loan.

Upon satisfaction of certain conditions set forth in the Whole Loan documents, certain transfers are permitted without the lender consent, including, without limitation, after giving effect to such sale or pledge, (A) one or more of the, among other entities, initial sponsor and any Blackstone Fund Entity (each, an “Approved Sponsor Entity”) must individually or collectively, directly or indirectly, own the applicable Required Ownership Interest, where “Required Ownership Interest” means (i) for so long as one or more Approved Sponsor Entities individually or collectively controls the Mortgagor and the related mezzanine borrower, not less than 5% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower, or (ii) in the event that an Approved Sponsor Entity does not individually or collectively control the Mortgagor and the related mezzanine borrower, not less than 15% of the ultimate direct or indirect interests in the Mortgagor and any mezzanine borrower.

(32) Due on Sale or Encumbrance	Potomac Tower (Loan No. 3)

The Mortgage Loan documents permit a Public Sale provided certain conditions are satisfied, including receipt of a Rating Agency Confirmation. “Public Sale” means (a) the sale or pledge in one or a series of transactions, of all or a portion of the direct or indirect legal or beneficial interests in the Mortgagor to a Public Vehicle, or (b) the sale or pledge in

D-2-6

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

one or a series of transactions, through which any direct or indirect owner of a legal or beneficial interest in the Mortgagor becomes, or is merged with or into, a Public Vehicle. “Public Vehicle” means an entity with a market capitalization equal to or in excess of $500,000,000 whose securities are approved for listing and trading on the New York Stock Exchange, NASDAQ, London Stock Exchange, Frankfurt Stock Exchange or Euronext, and includes a majority owned subsidiary of any such entity or any operating partnership through which such entity conducts all or substantially all of its business.

Additionally, transfers are freely permitted as long as (i) the related non-recourse carveout guarantor owns at least 51% of the direct or indirect interests in the Mortgagor, and (ii) no such transfer results in Venture Global Inc. failing to Control the Mortgagor and the non-recourse carveout guarantor.

(40) No Material Default; Payment Record	All JPMCB Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(47) Cross-Collateralization	Showcase I (Loan No. 11)	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.
(47) Cross-Collateralization	The Piazza (Loan No. 1)	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.
(47) Cross-Collateralization	BioMed 2024 Portfolio 2 (Loan No. 4)	The Mortgage Loan is cross-collateralized and cross- defaulted with the related Companion Loans.

D-2-7

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment (8) Permitted Liens; Title Insurance	Baybrook Mall (Loan No. 2)	Provided no event of default has occurred and is continuing, under the related Whole Loan, the Mortgage Loan documents prohibit the lender, without the prior written consent of the Mortgagor, from selling any note, participation or interest in the Whole Loan to Simon Property Group, Taubman Centers, Inc., The Macerich Company, Kimco Realty, Starwood Retail, PREIT, Washington Prime Group, Pyramid Real Estate Group, CBL & Associates Properties, Inc., Centennial, Inc., Westfield Holdings Limited or Unibail-Rodamco (or any successors or assigns of or any person or entity controlled by, controlling or under common control with the foregoing); provided, however, such restrictions will not apply to (a) any transfer or sale by the lender of commercial mortgage-backed securities certificates, bonds or similar certificated interests secured in whole or in part by the Whole Loan or (b) any subsequent resale or transfer of the Whole Loan (or any interest therein) occurring after an initial sale or transfer by the lender even if such transaction results in a portion of the Whole Loan being held by a person or entity described above.
(18) Insurance	All MSMCH Mortgage Loans

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies. The threshold for the lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

The Mortgage Loan documents may provide that the Mortgagor may obtain insurance that does not meet the requirements otherwise set forth in the Mortgage Loan documents, and may not meet the requirements of Representation 18, provided that approval of the lender or rating confirmation is obtained for such non-compliant insurance.

In addition, all exceptions to Representation 31 set forth herein for all MSMCH Mortgage Loans are also exceptions to this Representation 18.

(18) Insurance	Baybrook Mall (Loan No. 2)	The Mortgage Loan documents permit (i) a property insurance deductible up to $250,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property and (ii) a commercial general liability insurance deductible or self-insured retention up to $250,000.
(18) Insurance	640 5th Avenue (Loan No. 5)	The threshold at which the lender has the right to hold and disburse insurance proceeds is $20,000,000, which is equal to 6.7% of the original principal balance of the related Whole Loan, rather than 5.0% of the outstanding balance.
(18) Insurance	Magnolia Houston (Loan No. 9)	The Mortgage Loan documents permit a property insurance deductible of $1,000,000 for water damage. Such deductible may not be considered customary.
(18) Insurance	The Village Tulare (Loan No. 20)	The Mortgage Loan permits the Mortgagor to use insurance premium financing arrangements. The providers of insurance premium financing generally do not provide notice of cancellation of the insurance policies to a lender.
(26) Local Law Compliance (27) Licenses and Permits	120 Beach 26 Street (Loan No. 10)	The Mortgaged Property is legal non-conforming as to use, in that multifamily use is no longer permitted in the zoning district where the Mortgaged Property is located.
D-2-8

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

The zoning ordinance provides that if a building substantially occupied by a non-conforming use is damaged or destroyed by any means, to the extent of 50% or more of its total floor area, it may either (a) be repaired or incidentally altered, and the existing non-conforming use may be continued or (b) be reconstructed, but only for a conforming use, provided the reconstruction may not increase the degree of non-compliance. In applying the provisions of such ordinance to damaged or destroyed structures substantially utilized by a non-conforming use, any appropriate measure of the size of such structures may be substituted for floor area in determining the extent of damage or destruction.

(26) Local Law Compliance (27) Licenses and Permits	The Village Tulare (Loan No. 20)	The use of a portion of the Mortgaged Property for a medical clinic is legally non-conforming. The Mortgaged Property was constructed and approved prior to the adoption of the current zoning code and would require a conditional use permit if constructed today. The applicable rebuildability clause provides that if the Mortgaged Property is damaged by fire, flood or other calamity to 50% or less of the floor area or 50% or less of the replacement value, the non-conforming structure may be restored and the use resumed if restoration is started within 6 months and completed within 18 months. If the damage is greater than 50% of the floor area or 50% or more of the replacement value, the restoration must be in conformity with the use and development regulations.
(26) Local Law Compliance (27) Licenses and Permits	Fairgrove MHC (Loan No. 31)	The Mortgaged Property is legally non-conforming as to use as a mobile home park. The applicable rebuildability clause provides that on any structure containing a non-conforming use, work may be done in any period of twelve consecutive months on ordinaire repairs, or on repair or replacement of non-bearing walls, fixtures, wiring or plumbing, to an extent not exceeding 50% of the replacement value of the buildings (or, for reconstruction, 50% of the replacement cost, exclusive of foundations and land value) provided that the cubical content of the non-conforming building as it existed is not increased. Buildings or structures that are destroyed to an extent of more than 50% of replacement cost or bulk, exclusive of foundations and land value, may not be reconstructed except in conformity with the current zoning ordinance.
(28) Recourse Obligations	All MSMCH Mortgage Loans

The environmental indemnity agreements or other Mortgage Loan documents may contain provisions to the effect that, if an environmental insurance policy reasonably acceptable to the lender is obtained with respect to the Mortgaged Property, the lender and other indemnified parties (or, if applicable, the indemnitors) are required to first make a claim under such environmental insurance policy, or to allow the environmental indemnitors to make such a claim, and may not make a claim against the environmental indemnitors, except to the extent that such environmental insurance policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the lender or other indemnified parties have been unable to recover under such environmental insurance policy with respect to all or a portion of such costs or losses within a reasonable period of time despite good faith efforts to do so (or in certain cases, within a specified time period after the date the lender or other indemnified parties (or the indemnitors, if applicable) commenced efforts to collect such environmental losses).

The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

(28) Recourse Obligations	Baybrook Mall (Loan No. 2)	With respect to clause (a)(iii), transfers of the Mortgaged Property or a controlling equity interest in the Mortgagor in violation of the Mortgage Loan documents is a loss carveout, not a full recourse carveout.
D-2-9

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(28) Recourse Obligations	640 5th Avenue (Loan No. 5)

The non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the related Whole Loan, plus lender’s enforcement costs under the guaranty (including reasonable attorneys’ fees).

Additionally, with respect to clause (a)(iii), transfers of the Mortgaged Property or a controlling equity interest in the Mortgagor in violation of the Mortgage Loan documents is a loss carveout, not a full recourse carveout.

(29) Mortgage Releases	Baybrook Mall (Loan No. 2)	The Mortgagor is permitted to obtain the release of parcels at the Mortgaged Property upon the substitution therefor of other parcels of real property and satisfaction of certain conditions set forth in the Mortgage Loan documents.
(31) Acts of Terrorism Exclusion	All MSMCH Mortgage Loans

The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3” by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000. In addition, the Mortgage Loan documents may provide that if TRIPRA or a similar statute is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium then currently payable in respect of the property and business interruption/loss of rents insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, earthquake, and in some cases, flood and/or windstorm components of such insurance at the time terrorism coverage is excluded from any insurance policy).

All exceptions to Representation 18 set forth herein for all MSMCH Mortgage Loans are also exceptions to Representation 31.

(31) Acts of Terrorism Exclusion	Baybrook Mall (Loan No. 2)	The Mortgage Loan documents permit a terrorism insurance deductible of up to $1,000,000. Such deductible may not be considered customary. In addition, the Mortgage Loan documents permit terrorism insurance to be obtained through a captive insurance program with Liberty IC Casualty LLC, subject to satisfaction of the conditions set forth in the Mortgage Loan documents, including that covered losses which are not reinsured by the federal government under TRIPRA and paid to Liberty must be reinsured with a cut through endorsement acceptable to the lender and the rating agencies by insurance companies which satisfy the rating requirements set forth in the loan agreement.
(32) Due on Sale or Encumbrance	640 5th Avenue (Loan No. 5)

With respect to clause (a)(iv), the “specific criteria” is limited to a transferee that has a net worth of $400,000,000 or a transferee of which 20% or more of its ownership interests are owned by, or it is controlled by, an entity or individual that satisfies the foregoing net worth requirement. The lender must receive a rating agency confirmation with respect to a transfer of (i) the entire Mortgaged Property or (ii) any equity transfer that results in the Mortgagor not being controlled by (a) Vornado Realty, L.P., (b) Vornado Realty Trust, or (c) a Crown Sponsor owning in the aggregate 20% or more of the direct or indirect interests in the Mortgagor.

“Crown Sponsor” refers to (i) Crown Jewel Partners LLC, a Delaware limited liability company or (ii) any wholly owned and controlled subsidiary or any commonly owned and controlled affiliate of Crown Jewel Partners LLC, in any such case, provided that, and for so long as, the related ownership and control requirements described in the Mortgage Loan agreement are satisfied with respect to any person described in clause (i) or (ii) above, as applicable.

D-2-10

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(32) Due on Sale or Encumbrance	Northpointe Shopping Center (Loan No. 24)	The transfer provisions under the Mortgage Loan documents permit change in control of the Mortgagor so long as the guarantor controls the day to day operation of the Mortgaged Property.
(34) Defeasance	Baybrook Mall (Loan No. 2)	In connection with a defeasance, the related Mortgagor is not required to pay defeasance related costs and expenses of the Servicer or Trustee in excess of $10,000.
(36) Ground Leases	640 5th Avenue (Loan No. 5)

The related Mortgaged Property consists of two abutting and interconnected buildings facing Fifth Avenue (such building facing Fifth Avenue, the “Fifth Avenue Building”) and West 52nd Street (such building facing West 52nd Street, the “West 52nd Street Building”) in New York City. The Mortgagor’s predecessor-in-interest of the Mortgaged Property and the fee owner of a neighboring property known as 650 Fifth Avenue (such fee owner, the “Air Rights Tenant”, and such neighboring property, the “Non-Collateral Property”) entered into a series of ground leases described below in order to satisfy the “single ownership” requirement of the applicable zoning code in effect in 1970 in connection with the transfer of unused development rights at the West 52nd Street Building to the Air Rights Tenant.

First, the Air Rights Tenant ground leased the Non-Collateral Property to the Mortgagor’s predecessor-in-interest pursuant to a 99-year ground lease. The Air Rights Tenant, as landlord, is required to, among other things, pay real estate taxes, carry insurance, maintain and repair the Non-Collateral Property and comply with the laws for the Non-Collateral Property. The Mortgagor, as tenant of the Non-Collateral Property, is obligated to pay $1.00 per annum in rent and has no material obligations with respect to the Non-Collateral Property. This ground lease may be terminated in connection with a condemnation.

Second, the Mortgagor’s predecessor-in-interest owner ground leased the entirety of the Non-Collateral Property, the Fifth Avenue Building and the West 52nd Street Building to the Air Rights Tenant pursuant to a ground lease with a term of 99 years and 8 months, less 1 day. As of July 1, 2024, the Air Rights Tenant is required to pay $1,166,319 in rent per annum, payable monthly in installments of $97,193.25. Annual rent will reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building, as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant were in continuing negotiations regarding the amount of the Appraised Rental; provided, however, that such amount may not be lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher that the rental rate for the prior period), the Air Rights Tenant will pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through July 31, 2047, at which time, the rental rate will again be the greater of the rental for the prior period or 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building. This ground lease requires the Mortgagor, as landlord, to pay taxes, carry insurance, maintain and repair the Fifth Avenue Building and the West 52nd Street Building. This ground lease may be terminated in connection with a condemnation or if the Air Rights Tenant fails to pay its rent described above.

Third, the Air Rights Tenant subleased the Fifth Avenue Building and the West 52nd Street Building to the Mortgagor’s predecessor-in-interest while

D-2-11

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

retaining the then-unused development rights generated by the West 52nd Street Building above a horizontal plane starting at the top of the improvements then-located on the West 52nd Street Building. The exact amount of the development rights retained by the Air Rights Tenant is not stated in the related ground lease. This third ground lease is for a term of 99 years and 8 months, less 2 days, with rent payable by tenant in the amount of $1.00 per annum. The Mortgagor, as subtenant at the Fifth Avenue Building and the West 52nd Street Building, is required to, among other things, pay all taxes and carry insurance for the demised premises and may make alterations to the demised premises without consent; provided that the Mortgagor does not construct any improvement on the West 52nd Street Building that uses more floor area than the floor area used by the then-existing improvements. There is no affirmative maintenance or repair obligations, but the sublease does provide an indemnity in favor of the Air Rights Tenant, as sublandlord, if the Mortgagor fails to maintain the demised premises and comply with the laws for the demised premises. This sublease cannot be terminated except in connection with a condemnation.

D-2-12

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	One Town Center (Loan No. 6)	The mortgaged property consists of one unit in a two-unit land condominium regime (an alternative to land subdivision). Condominium regimes are authorized by and subject to state statutory requirements, and such requirements may include obligations to protect the rights of unit-holders having a minority ownership interest, among other things. The borrower’s ownership interest in the common elements is 65.669%, and it has the right to appoint two of the three members of the owners’ association board of directors. Each unit owner has the obligation to maintain its own improvements. The owners’ associations responsibilities are limited: it has the obligation to maintain certain covered sidewalks between the Units and the parking garage, and, generally, the obligation to maintain common elements. The loan documents provide that the borrower and guarantor have full recourse liability if, without the lender’s consent, the condominium regime is amended, or the mortgaged property is subject to partition.
(8) Permitted Liens; Title Insurance	Bronx Terminal Market (Loan No. 7)	(i) Environmental Use and Activity Limitations. The Phase I environmental site assessment prepared in connection with loan origination identified a controlled recognized environmental condition (CREC) associated with brownfields-related remediation. The mortgaged property entered the New York State Brownfield Cleanup Program due to prior on-site industrial uses. The site has received regulatory case closure, although residual contamination remains. In 2009, following remediation, a Certificate of Completion was issued, imposing engineering and institutional controls on the subject property pursuant to a Site Management Plan, including the maintenance of existing engineering controls with a cover system using concrete, asphalt, and clean soil, and sub-slab depressurization systems and vapor barriers. Annual certifications are associated with the engineering controls and must be kept up to date and filed. The loan documents include environmental compliance covenants and provide for recourse liability for the SPE borrower and guarantor for losses related to various environmental matters, including non-compliance with applicable environmental laws and related requirements. (ii) PILOT Agreement. The mortgaged property is subject to a PILOT Agreement with the City of New York that expires in the 2032/2033 tax year. The exemption amount is 100% in tax year 2023/2024, and reduces 10% per year through expiration (the loan matures in 2029). In tax year 2023/2024, unabated taxes were $13,436,971. In tax year 2033/2034, when the PILOT exemption burns off, unabated taxes are scheduled at $14,217,766. Property taxes were underwritten based on the borrower’s budgeted amount. When the PILOT expires, the ground lessee pays property taxes. If the property is tax-exempt due to City ownership at that time, it pays taxes in an amount that would be assessed if the property were not exempt.
(8) Permitted Liens; Title Insurance	BioMed 2024 Portfolio 2 (Loan No. 4)	The mortgaged property is security for 8 pari passu senior notes aggregating $549,894,737, and 4 subordinate notes in the amount of $166,842,106, totaling $716,736,843. (i) Tenant Right of First Refusal. Illumina (single tenant at the Lincoln Centre property) has a Right of First Refusal (ROFR) to purchase the entire Lincoln Centre property or any individual building at the related individual property in the event the landlord receives an offer to purchase such property on terms which the landlord would otherwise agree to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof. (ii) Environmental Use and Activity Limitations. In connection with the 47 Erie Street parking Structure portion of mortgaged property, the Phase I environmental site assessment obtained in connection with loan origination identified a controlled recognized environmental condition (CREC) associated with contaminated soils arising from the removal of three underground storage tanks in the 1997-1999 time period. Impacted soil was removed from the site for off-site disposal. The remaining soil in-place consists mostly of urban fill containing low concentrations of total petroleum hydrocarbons, polycyclic aromatic hydrocarbons and metals. Groundwater testing resulted in a “No Significant Risk” determination for current and foreseeable uses by the Massachusetts Department of
D-2-13

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Environmental Protection. The related property is subject activity and use limitations (AUL’s) to minimize exposure to impacted soil during construction activities or specific futures uses. The AUL conditions include preparation of a Soil Management Plan (SMP) prior to excavation, implementation construction health and safety plan for longer-term construction projects, installation of a vapor barrier for construction projects involving enclosed, occupied spaces on the ground floor, and obligation to perform repairs/replacement of the foundation as necessary to maintain integrity of the protective cap. Regulatory closure was achieved with the filing of a Class A-3 Response Action Outcome Statement (a Permanent Solution) in 2001. This AUL was amended in 2016, which included a revised sketch plan delineating the locations of pavement, building foundations, and parking garage that comprise the protective cover for the AUL area. Lender obtained a $10,000,000 pollution legal liability-type environmental insurance policy covering the subject property, among other collateral and non-collateral properties, with $5,000,000 sublimit per claim from Allied World Assurance Company (U.S.) Inc. with a 9-year term ending 05.09.2027 (the loan matures 08.09.2029) and having a $50,000 deductible per claim. Allied World Assurance Company (U.S.) Inc. has an S & P rating of “A+”.
(8) Permitted Liens; Title Insurance	Culver Steps (Loan No. 8)	In connection with the development of the property, the borrower entered into a Disposition and Development Agreement (DDA) with Culver City, CA. The DDA contains a right of reverter benefiting the City if (i) the borrower transfers the property in a manner not expressly permitted under the DDA or approved in advance in writing by the City or (ii) the borrower materially breaches the DDA and such breach is not cured within the time provided under the DDA. The reverter right terminates upon completion of construction and the City’s issuance and recordation of a release therefor. The borrower and the City have confirmed that the only remaining condition to recording such release is the execution of an “Operations and Maintenance Agreement” related to the public areas of the property (the “O&M Agreement), which was substantively final (and reviewed and approved by lender) as of the closing date and is intended to be executed by the parties shortly after closing. Tenants with NNN leases would be obligated to reimburse the borrower for O&M Plan expenses, which expenses are not expected to be material to loan underwriting. If the City’s right of reverter were to be exercised, upon title to the property’s reverting to the City, the City must use best efforts to resell the property to a qualified and responsible party or parties (as determined by the City). The proceeds from such sale will be used to pay for enforcement costs and then turned over to the borrower as the purchase price of the property (as determined pursuant to the terms of the DDA), which proceeds would then be turned over to lender to repay the debt. Pursuant to the loan agreement, Borrower is required to promptly execute the O&M Agreement and use commercially reasonable efforts to cause the City to record the release promptly thereafter. In the event of a loan default, the lender has the right to execute the O&M Agreement on the borrower’s behalf.
(8) Permitted Liens; Title Insurance	Clark/Jenkins Storage Portfolio (No. 16)	With respect to the Northgate property only, (i) Cell Tower ROFR. The cell tower tenant has a Right of First Refusal (ROFR) as to its cell tower site only if the borrower receives offer separately as to such cell tower site that it is otherwise willing to accept. The loan documents contain due-on-sale provisions requiring the lender’s consent to the sale of any portion of the mortgaged property. (ii) Billboard ROFR. The billboard tenant has a ROFR as to its signage site only if the borrower receives offer separately as to signage site that it is otherwise willing to accept. The loan documents contain due-on-sale provisions requiring the lender’s consent to the sale of any portion of the mortgaged property.
(8) Permitted Liens; Title Insurance	401 South La Brea (Loan No. 22)	The Phase I environmental site assessment required in connection with the loan origination identified a controlled recognized environmental condition (CREC) related to site contamination and subsequent remediation activity from former gas station and auto dealership uses at the mortgaged property. Prior to development of the mortgaged property with the current retail use, the former owner, Chrysler Group Realty Company LLC
D-2-14

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(Chrysler), entered into a Voluntary Clean-up Agreement with the State of California to remediate the site, and the CA Department of Toxic Substances ultimately issued a no further action letter, subject to certain use and activity limitations, and terminated the Voluntary Cleanup Agreement. Upon Chrysler’s sale of the subject to property to a predecessor-in-title to the borrower’s interest in 2012, the property was subjected to various environmental protection covenants, including that the property not be used for commercial uses, for residential uses, as a hospital or other medical uses or a live-in nursing home, playground or park, unless the purchaser or subsequent owner (i) installs a vapor barrier, (ii) undertakes the management, removal and remediation of any contaminated soil or water that is disturbed during redevelopment, and (iii) implements other protective measures in connection with the contamination (collectively, the Engineering Protections”). Chrysler was thereupon released from any environmental liabilities. The restrictions run with the land. The property was subsequently redeveloped in 2014 for commercial retail operations. Based on analytical results of previous subsurface investigations identifying soil vapor above residential scenarios, and the regulatory closure, the former onsite operations are considered a CREC.
(8) Permitted Liens; Title Insurance	Winterpock Crossing Shopping Center (Loan No. 23)	Goodyear (pad site tenant) has Right of First Refusal (ROFR) as to its pad site only if the borrower receives offer separately as to such pad site that it is otherwise willing to accept. The loan documents contain due-on-sale provisions requiring the lender’s consent to the sale of any portion of the mortgaged property The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.
(12) Condition of Property	Townwood and Windmill Apartments (Loan No. 21)	The mortgaged property is comprised of two parcels with 162 combined units. In October 2023, a kitchen fire substantially damaged two units at the Townwood parcel, which are currently sealed for safety reasons. The County has agreed to allow construction for full repair of the two units, with work expected to commence in 2024. The loan documents include an up-front Existing Restoration Reserve in the amount of $154,200 (125% of the estimated cost) for the related costs.
(18) Insurance	Bronx Terminal Market (Loan No. 7)	The mortgaged property is security for 21 pari passu senior notes aggregating $240,000,000, and a subordinate notes in the amount of $140,000,000, totaling $380,000,000. (i) Property Insurance Deductible. The loan documents permit a $250,000 property insurance deductible. (ii) Captive Insurer/ Retention Amount. the loan documents permit borrower to utilize a “Retention Amount” funded by Relsure Vermont Inc., a licensed captive insurance company owned by affiliates of The Related Companies, L.P., in addition to the required deductible, for all losses, excluding wind and earthquake related losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remain prefunded at all times during the Loan and (3) Borrower shall have submitted evidence satisfactory to Lender and rating agencies of such prefunded arrangement at the request of Lender or Rating Agency. The Retention Amount is a $5,000,000 aggregate deductible, subject to a $2,500,000 per occurrence deductible.
(18) Insurance	Culver Steps (Loan No. 8)	The loan documents permit a $250,000 property insurance deductible. The in-place property insurance deductible is $50,000.
(19) Access; Utilities; Separate Tax Parcels	Bronx Terminal Market (Loan No. 7)	The mortgage loan is secured by the borrower’s leasehold interest in a ground lease with the City of New York, as ground lessor. An undeveloped portion of the mortgaged property is included in a tax lot that is shared with non-collateral property, also currently owned by the City of New York. Due to the City’s ownership, the shared tax parcel is not currently subject to taxation.
(26) Local Law Compliance	Marx Development NY Residential Portfolio (Loan No. 17)	(i) Zoning Violation. The 72nd Avenue constituent property (having an allocated loan amount of $13,525,000, or 72.1% of the original principal balance) currently has second floor office/ business uses, all of which are
D-2-15

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
sponsor-affiliated, that are in violation of zoning requirements. The loan documents provide for partial recourse to the SPE co-borrowers and guarantor on a last-dollar basis up to $13,525,000, which recourse liability terminates upon non-affiliated multifamily tenants’ replacing all the affiliated office/ business tenants. (ii) Building and Fire Code Violations. Each of the 72nd Avenue and Saull Street properties are subject to fire code violations (variously, failure to obtain required permits or conduct required tests/ inspections) and building code violations (failure to allow/ file inspections, abate mold conditions, and/or repair defective plastered surfaces, among other things). The loan documents include covenants that the borrower remediate the violations within 90 days of loan origination (subject to lender-approved extensions) and provide for personal liability to the SPE co-borrowers and guarantor for losses related to such building and fire code violations.
(28) Recourse Obligations	All Wells Fargo Loans	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, including those related to knowledge or intent, or recast the effect of a breach from springing recourse to a losses carve-out based on the resulting effect of any breach, or, in circumstances where, apart from identified bad acts of the borrower or guarantor, actions other than borrower-affiliated parties are involved, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower's access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower's inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(28) Recourse Obligations	BioMed 2024 Portfolio 2 (Loan No. 4)	The mortgaged property is security for 8 pari passu senior notes aggregating $549,894737, and 4 subordinate notes in the amount of $166,842,106, totaling $716,736,843. (i) 15% Cap on Springing Recourse Events: The loan documents provide that the guarantor’s springing recourse liability for enumerated events is limited to 15% of the outstanding loan amount, plus costs of enforcement. (ii) Guarantor’s Environmental Liability Limited to PLL Policy Limits if Policy Term Limited. The loan documents provide that the guarantor’s loss-recourse liability for environmental matters is limited to the aggregate PLL-type environmental insurance policy minimum limits applicable to the related properties ($5 million per incident and $10 million in the aggregate, or $20 million per incident and $25 million in the aggregate) if the term of the related PLL Policy does not extend 2 years past the loan maturity. Currently there are two PLL-type environmental insurance policies that cover various collateral and non-collateral properties: (A) a policy with $20 million per incident/ $25 million aggregate limits expiring March 12, 2026, and (B) a policy with $5 million per incident/$10 million aggregate limits expiring May 9, 2027.
(28) Recourse Obligations	Culver Steps (Loan No. 8)	The loan documents provide that the SPE borrower and guarantor have personal liability for losses only (not full springing recourse liability) for (A) any transfer of the property or interest therein as a result of leases, easements, restrictive covenants, licenses or occupancy agreements in violation of loan document terms and conditions; and (B) any transfer of a non-controlling, direct or indirect ownership interest in the borrower pursuant to which the transferee or affiliates obtains or increases its non-controlling interest to less than 10% (or, following securitization of the last component notes, 20%) unless such transfer is a permitted transfer under the loan documents.
(29) Mortgage Release	Bronx Terminal Market (Loan No. 7)	The loan documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by
D-2-16

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(29) Mortgage Release	BioMed 2024 Portfolio 2 (Loan No. 4)	The mortgaged property is security for 8 pari passu senior notes aggregating $549,894737, and 4 subordinate notes in the amount of $166,842,106, totaling $716,736,843. The loan documents provide that the release price for each constituent property will be the lesser of (a) the Debt and (b) 105% of the allocated loan amount for such Property until the outstanding loan amount has been reduced to $501,715,790, and thereafter, 110% of the allocated loan amount for such property.
(31) Acts of Terrorism Exclusion	All Wells Fargo Loans	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
(33) Single-Purpose Entity	Cummins Station (Loan No. 14)	The SPE borrower previously owned surface parking lot properties surrounding the subject property that were out-conveyed prior to loan origination. All such prior owned properties were included in the Phase I environmental site assessment required in connection with loan origination, and no recognized environmental conditions were identified. The loan documents provide for personal liability to the borrower and guarantor for losses related to the prior owned properties.
(33) Single-Purpose Entity	Winterpock Crossing Shopping Center (Loan No. 23)	The SPE borrower previously owned an undeveloped parcel adjacent to the mortgaged property that was out-conveyed to an affiliate prior to loan origination. The prior owned property was included in the Phase I environmental site assessment required in connection with loan origination, and no recognized environmental conditions were identified. The loan documents provide for personal liability to the borrower and guarantor for losses related to the prior owned property.
(34) Defeasance	Bronx Terminal Market (Loan No. 7)	The mortgaged property is security for 21 pari passu senior notes aggregating $240,000,000, and a subordinate notes in the amount of $140,000,000, totaling $380,000,000. In connection with a defeasance, the borrower’s obligation to pay servicing and trustee fee is capped at 5 basis points of the outstanding loan amount, and shall only be paid upon successful closing of the defeasance.
(36) Ground Leases	Bronx Terminal Market (Loan No. 7)	The mortgage loan is secured by the borrower’s leasehold interest in a ground lease with the City of New York, as ground lessor. Variations: (B) The Ground Lease estoppel provides that the Ground Lease cannot be terminated, cancelled or subordinated, or materially modified, amended or altered without the prior written consent of Lender [emphasis added]. (E) The holder of the mortgage loan is required to be a person that is not a Prohibited Person (defined below). In connection with proposed assignment of the leasehold interest, the lessor’s consent is not required if the assignee is not a Prohibited Person, but 30 days’ advance notice is required to enable the ground lessor to make that determination. Generally, a “Prohibited Person” includes (i) persons, including related control parties, that are in default of any agreements with the City of New York or the New York City Economic Development Corporation (“EDC”); (ii) persons, including related control parties, that have been convicted of a felony or crime of moral turpitude, or are involved in organized crime; (iii) foreign governments, or parties controlled by foreign governments, in violation of the Export Administration Act of 1979 or related regulations; (iv) foreign governments, or parties controlled by foreign governments, whose activities are regulated or controlled by the U.S. Treasury Department or executive orders of the President of the United States of America issued pursuant to the Trading with the Enemy Act of 1917, as amended; (v) persons having a received a notice of default for non-payment from New York City in an amount over $10,000 unless contested
D-2-17

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
in court proceedings; and (vi) except in the case of a “Recognized Mortgagee” or its “Control Affiliate” or designee, any person that has owned at any time in the preceding three (3) years any property which has been the subject of an in rem tax foreclosure by the City of New York unless otherwise released pursuant to the City’s Administrative Code. (I) The Ground Lease requires that a subtenant under any sublease is a person that is not a “Prohibited Person.”

D-2-18

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Summary of Certificates AND VRR INTEREST	3
Important Notice Regarding the Offered Certificates	17
Important Notice About Information Presented in this Prospectus	18
Summary of Terms	29
Summary of Risk Factors	70
Risk Factors	72
Description of the Mortgage Pool	174
Transaction Parties	272
Credit Risk Retention	330
Description of the Certificates	333
Description of the Mortgage Loan Purchase Agreements	385
Pooling and Servicing Agreement	396
Certain Legal Aspects of Mortgage Loans	530
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	551
Pending Legal Proceedings Involving Transaction Parties	553
Use of Proceeds	553
Yield and Maturity Considerations	553
Material Federal Income Tax Considerations	569
Certain State and Local Tax Considerations	586
Method of Distribution (Conflicts of Interest)	587
Incorporation of Certain Information by Reference	590
Where You Can Find More Information	591
Financial Information	591
Certain ERISA Considerations	592
Legal Investment	597
Legal Matters	598
Ratings	598
Index of Defined Terms	602

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$770,667,000
(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

BANK5 2024-5YR9
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2024-5YR9

Class A-1		$9,500,000		Class A-S-X1	$0
Class A-2		$0	-	Class A-S-X2	$0
		$250,000,000
Class A-2-1		$0		Class B	$46,478,000
Class A-2-2		$0		Class B-1	$0
Class A-2-X1		$0		Class B-2	$0
Class A-2-X2		$0		Class B-X1	$0
Class A-3		$345,793,000		Class B-X2	$0
	-
		$595,793,000
Class A-3-1		$0		Class C	$32,426,000
Class A-3-2		$0		Class C-1	$0
Class A-3-X1		$0		Class C-2	$0
Class A-3-X2		$0		Class C-X1	$0
Class X-A		$605,293,000		Class C-X2	$0
Class X-B		$165,374,000
Class A-S		$86,470,000
Class A-S-1		$0
Class A-S-2		$0

PROSPECTUS

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Morgan Stanley
Co-Lead Manager and Joint Bookrunner

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

Drexel Hamilton

Co-Manager

August [__], 2024